As filed with the Securities and Exchange Commission on December 19, 1997
                                                      Registration No. 333-
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549
                                ---------------
                                   FORM S-4
            REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933
                                ---------------
                      FISHER SCIENTIFIC INTERNATIONAL INC.
            (Exact name of registrant as specified in its charter)


                Delaware                         5049                               02-0451017
   (State or other jurisdiction)     (Primary standard industrial     (I.R.S. employer identification number)
                                     classification code number)

                                  Liberty Lane
                               Hampton, NH 03842
                                 (603) 926-5911
              (Address, including zip code, and telephone number,
       including area code, of registrant's principal executive offices)

                             Todd M. DuChene, Esq.
                      Fisher Scientific International Inc.
                                 Liberty Lane
                               Hampton, NH 03842
                                 (603) 925-5911
           (Name, address, including zip code, and telephone number,
                   including area code, of agent for service)

                                  Copies to:

          Barry A. Bryer, Esq.                 Eric L. Cochran, Esq.
   Wachtell, Lipton, Rosen & Katz     Skadden, Arps, Slate, Meagher & Flom LLP
          51 West 52nd Street                    919 Third Avenue
          New York, NY 10019                    New York, NY 10022
             (212) 403-1000                       (212) 735-3000

     Approximate date of commencement of proposed sale to the public: As soon as practicable after the effective date of this Registration Statement and the other conditions to the merger of FSI Merger Corp. with and into Fisher Scientific International Inc. (the "Merger") set forth in the Merger Agreement (as described in the Prospectus included herein) are satisfied or waived.
                                ---------------
If any of the securities being registered on this Form are being offered in connection with the formation of a holding company and their is compliance with General Instruction G, check the following box. -

                                ---------------
                        CALCULATION OF REGISTRATION FEE


                                                                               Proposed maximum
   Title of each class of        Amount to be        Proposed maximum         aggregate offering        Amount of
 securities to be registered      registered      offering price per unit            fee             registration fee
-----------------------------   --------------   -------------------------   --------------------   ------------------
Common Stock, par                 1,056,995               $48.25                $51,000,008.75        $15,454.55(2)
value $0.01 per share
(including the associated
Rights to purchase Series
A Junior Participating
Preferred Stock)(1)

(1) Rights to purchase Series A Junior Participating Preferred Stock were used in connection with the Registrant's Preferred Share Purchase Rights Plan and
 (a) are not currently separable from the shares of Common Stock and (b) are not currently exercisable.
(2) Pursuant to Rule 457(b) under the Securities Act of 1933, as amended, and
 Section 14(g) of the Securities Exchange Act of 1934, as amended, and Rule 0-11 thereunder, the total registration fee of $15,454.55 is offset by the filing fee of $188,956 paid on September 17, 1997 by the Registrant in connection with a Schedule 14A filing of preliminary proxy materials. Accordingly, no fee is payable in connection with the filing of this Registration Statement.
The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to Section 8(a), may determine.

               FISHER SCIENTIFIC INTERNATIONAL INC. Liberty Lane
                              Hampton, N.H. 03842
                                (603) 926-5911

                                                               December __, 1997



Dear Fellow Stockholders:


     You are invited to attend a special meeting of stockholders of Fisher Scientific International Inc. ("Fisher") to consider a transaction pursuant to which an investor group led by Thomas H. Lee Company ("THL"), a financial investment firm, will make an investment in Fisher and vote on the merger (the "Merger") of FSI Merger Corp. ("FSI"), a Delaware corporation organized by THL, with and into Fisher. Details of the transaction are discussed in the enclosed Fisher Scientific International Inc. Proxy Statement/Prospectus (the "Proxy Statement/Prospectus").


     At the special meeting, Fisher stockholders will be asked to consider and vote upon a proposal to approve and adopt the Second Amended and Restated Agreement and Plan of Merger, dated as of November 14, 1997 (the "Merger Agreement"), by and between Fisher and FSI. Transactions of the Company which are contemplated by the Merger Agreement which will occur following the special meeting include (i) actions to cause the Merger to become effective, (ii) the treatment of shares of the Company and FSI in the Merger (see "THE TRANSACTION--Transaction Consideration; Election Procedures" and "--FSI Stock and Fisher Common Stock Ownership Following the Transaction"), (iii) the treatment of options to purchase shares of Fisher Common Stock held by employees in the Transaction (see "THE TRANSACTION--Effect on Employee Stock Options and Employee Benefit Matters" and "--Interests of Certain Persons in the Transaction"), (iv) recapitalization of certain of the Company's indebtedness (see "THE TRANSACTION--Transaction Financing"), (v) certain agreements relating to certain employee benefit arrangements (see "CERTAIN PROVISIONS OF THE MERGER AGREEMENT--Employee Benefit Arrangements"), and (vi) certain matters relating to director and officer indemnification and insurance (see "CERTAIN PROVISIONS OF THE MERGER AGREEMENT--Indemnification; Directors' and Officers' Insurance") (clauses (i) through (vi), along with the Merger, to be referred to herein as the "Transaction"). Stockholders are only being asked to vote upon the approval of the Merger Agreement as it relates to the Merger and are not being asked to consider and vote upon the other aspects of the Transaction, including the recapitalization of the Company's existing indebtedness. As a result of the Transaction, the capital stock of FSI, all of which will be owned by THL and the investor group immediately prior to the Merger, will be converted into between 6,196,891 and 6,507,772 shares of Fisher Common Stock, $0.01 par value per share ("Fisher Common Stock"). Consummation of the Transaction is conditioned upon the consummation of the Merger.


     Pursuant to the Transaction, each holder of shares of Fisher Common Stock will be entitled, with respect to each share of Fisher Common Stock, at the election of such holder and subject to the terms described in the attached
Proxy Statement/Prospectus, either (a) to receive in an exchange $48.25 in cash or (b) to retain one share of Fisher Common Stock provided, however, that
(i) shares of Fisher Common Stock held by Fisher or any wholly owned subsidiary thereof will be cancelled and returned, and (ii) shares of Fisher Common Stock with respect to which appraisal rights have been perfected will be treated in accordance with applicable law. The Merger Agreement provides that existing stockholders (including employees of the Company) must retain exactly 746,114 shares of Fisher Common Stock (the "Standard Pool") in the Transaction. The Merger Agreement also provides that, in addition to participating in the Standard Pool, certain eligible employees are entitled to retain up to an additional 310,881 shares of Fisher Common Stock (the "Eligible Employee Pool") in the Merger and exchange outstanding options for up to 909,392 shares of Fisher Common Stock in the Merger. Although existing stockholders and eligible employees will be entitled to make an election pursuant to the terms of the Merger Agreement to either receive cash or retain shares, existing stockholders (including eligible employees) with respect to the Standard Pool, and eligible employees with respect to the Eligible Employee Pool, will be subject to having a portion of their shares not treated in accordance with their election. As described more fully under "THE TRANSACTION--Transaction Consideration;
Election Procedures" in the accompanying Proxy Statement/Prospectus, all elections to either receive cash or retain shares may be subject to a proration procedure based on the elections made by other existing stockholders or eligible employees. Such section also describes situations in which, as a result of the Eligible Employee Pool, either (i) the existing stockholders of the Company, other than the Eligible Employees, may be required to retain either more shares of Fisher Common Stock than they would have been required to retain in the absence of the Eligible Employee Pool or (ii) the Eligible Employees be entitled to retain more shares of Fisher Common Stock than they would have retained in the absence of the Eligible Employee Pool. For additional information concerning the impact of the treatment of Eligible Employees upon the Company's stockholders generally, see "RISK FACTORS--Stock Election and Proration into Cash" and "THE TRANSACTION--Recommendation of the Board; Reasons for the Merger." A copy of the Merger Agreement (including the principal exhibits thereto) is attached as Annex I to the enclosed Proxy Statement/Prospectus. As a result of the Merger, the Company shall be controlled by an investor group led by THL.


     The Board of Directors has unanimously determined the consideration to be received by stockholders taken as a whole pursuant to the Merger Agreement to be fair to and in the best interests of Fisher and its stockholders. The Board of Directors has approved the Merger Agreement in its entirety and unanimously recommends its approval and adoption by stockholders as it relates to the Merger. In making its determination, the Board of Directors considered the effects of the treatment of Eligible Employees under the Merger Agreement as discussed above. See "THE TRANSACTION--Recommendation of the Board; Reasons for The Merger."

     Each of Lazard Freres & Co. LLC and Salomon Brothers Inc, Fisher's investment bankers in connection with the Transaction, has rendered an opinion to the effect that the consideration to be received by stockholders taken as a whole pursuant to the Merger Agreement is fair to such stockholders from a financial point of view.

     For information concerning certain risks relating to the Transaction, including risks under applicable fraudulent conveyance statutes, see "RISK FACTORS" in the accompanying Proxy Statement/Prospectus.

     Pursuant to Delaware law, the Merger Agreement, as it relates to the Merger, must be approved by the affirmative vote of a majority of shares of Fisher's common stock outstanding and entitled to vote. Holders of Fisher Common Stock will be entitled to appraisal rights under Delaware law in connection with the Merger as described in the accompanying Proxy Statement/Prospectus.

     The special meeting will be held at the Mellon Bank Building, 8 Loockerman Street, Dover, Delaware, on January 16, 1998, beginning at 9:00 a.m., Eastern Standard Time.

IT IS VERY IMPORTANT THAT YOUR SHARES BE REPRESENTED AT THE SPECIAL MEETING, WHETHER OR NOT YOU PLAN TO ATTEND PERSONALLY. THEREFORE, YOU SHOULD COMPLETE AND SIGN THE ENCLOSED PROXY CARD AND RETURN IT AS SOON AS POSSIBLE IN THE ENCLOSED POSTAGE-PAID ENVELOPE. THIS WILL ENSURE THAT YOUR SHARES ARE REPRESENTED AT THE SPECIAL MEETING.



                   Very truly yours,



                   Paul M. Montrone
                   President and Chief Executive Officer

           NOTICE OF SPECIAL MEETING TO BE HELD ON JANUARY 16, 1998


To the Stockholders of Fisher Scientific International Inc.:

     NOTICE IS HEREBY GIVEN that a Special Meeting of Stockholders (including any adjournments or postponements thereof, the "Special Meeting") of Fisher Scientific International Inc. ("Fisher"), a Delaware corporation. The meeting is being held to consider a transaction, pursuant to which an investor group led by Thomas H. Lee Company ("THL"), a financial investment firm, will make an investment in Fisher and vote on the merger (the "Merger") of FSI Merger Corp. ("FSI"), a Delaware corporation organized by THL, with and into Fisher. The Special Meeting will be held at the Mellon Bank Building, 8 Loockerman Street, Dover, Delaware on January 16, 1998, beginning at 9:00 a.m., Eastern Standard Time, for the following purposes, which are more fully described in the accompanying Proxy Statement/Prospectus (the "Proxy Statement/Prospectus"):

   1. To consider and vote upon a proposal to approve and adopt the Second Amended and Restated Agreement and Plan of Merger, dated as of November 14, 1997 (the "Merger Agreement"), by and between Fisher and FSI. Transactions of the Company which are contemplated by the Merger
      Agreement which will occur following the Stockholder Meeting include (i) actions to cause the Merger to become effective, (ii) the treatment of shares of the Company and FSI in the Merger (see "THE TRANSACTION--Transaction Consideration; Election Procedures" and "--FSI Stock and Fisher Common Stock Ownership Following the Transaction"),
      (iii) the treatment of options to purchase shares of Fisher Common Stock held by employees in the Transaction (see "THE TRANSACTION--Effect on Employee Stock Options and Employee Benefit Matters" and "--Interests of Certain Persons in the Transaction"), (iv) recapitalization of certain of the Company's indebtedness (see "THE TRANSACTION--Transaction
      Financing"), (v) certain agreements relating to certain employee benefit arrangements (see "CERTAIN PROVISIONS OF THE MERGER AGREEMENT--Employee Benefit Arrangements"), and (vi) certain matters relating to director and officer indemnification and insurance (see CERTAIN PROVISIONS OF THE MERGER AGREEMENT--Indemnification; Directors' and Officers' Insurance") (clauses (i) through (vi), along with the Merger, to be referred to herein as the "Transaction"). As a result of the Transaction, the capital stock of FSI, all of which will be owned by THL and the investor group immediately prior to the Merger, will be converted into between 6,196,891 and 6,507,772 shares of Fisher Common Stock, $0.01 par value per share ("Fisher Common Stock"). Consummation of the Transaction is conditioned upon the consummation of the Merger. Shareholders are only being asked to vote upon the approval of the Merger Agreement as it relates to the Merger and are not being asked to consider and vote upon the other aspects of the Transaction, including the recapitalization of the Company's existing indebtedness. However, as the other aspects of the Transaction are relevant to a shareholder's voting and investment decision, shareholders are encouraged to read this entire document carefully, including the portions relating to other aspects of the Transaction. Pursuant to the Transaction, each holder of shares of Fisher Common Stock will be entitled, with respect to each share of Fisher
      Common Stock, at the election of such holder and subject to the terms described in the attached Proxy Statement/Prospectus, either (a) to receive in an exchange $48.25 in cash or (b) to retain one share of Fisher Common Stock provided, however, that (i) shares of Fisher Common Stock held by Fisher or any wholly owned subsidiary thereof will be cancelled and retired, and (ii) shares of Fisher Common Stock with respect to which appraisal rights have been perfected will be treated in accordance with applicable law. The Merger Agreement provides that existing stockholders (including employees of the Company) must retain exactly 746,114 shares of Fisher Common Stock (the "Standard Pool") in the Transaction. The Merger Agreement also provides that, in addition to participating in the Standard Pool, certain eligible employees are entitled to retain up to an additional 310,881 shares of Fisher Common Stock (the "Eligible Employee Pool") in the Transaction and exchange outstanding options for up to 909,392 shares of Fisher Common Stock in the Transaction. Although existing stockholders and eligible employees will be entitled to make an election pursuant to the terms of the Merger Agreement to either receive cash or retain shares, existing stockholders (including eligible employees) with respect to the Standard Pool, and eligible employees with respect to the Eligible Employee Pool, will be subject to having a portion of their shares not treated in accordance with their election. As described more fully under "THE TRANSACTION--Transaction Consideration; Election Procedures" in the accompanying Proxy Statement/Prospectus, all elections to either receive cash or retain shares may be subject to a proration procedure based on the elections made by other existing stockholders or eligible employees. Such section also describes situations in which, as a result of the Eligible Employee Pool, either (i) the existing stockholders of the Company, other than the Eligible Employees, may be required to retain either more shares of Fisher Common Stock than they would have been required to retain in the absence of the Eligible Employee Pool or (ii) the Eligible Employees would be entitled to retain more shares of Fisher Common Stock than they would have retained in the absence of the Eligible Employee Pool. For additional information concerning the impact of the treatment of Eligible Employees upon the Company's stockholders generally, see "RISK FACTORS--Stock Election and Proration into Cash" and "THE TRANSACTION--Recommendation of the Board; Reasons for the Merger." A copy of the Merger Agreement (including the principal exhibits thereto) is attached as Annex I to the Proxy Statement/Prospectus. As a result of the Merger, the Company shall be controlled by an investor group led by THL.

   2. To transact such other and further business as may properly come before the Special Meeting or any adjournments or postponements thereof.

     The affirmative vote of a majority of the shares of Fisher Common Stock outstanding and entitled to vote is required to approve and adopt the Merger Agreement as it relates to the Merger.

     Under certain circumstances, if the Merger Agreement is terminated and the Merger is not consummated, Fisher must pay fees and expenses aggregating up to $37 million to FSI.

     The record date for the determination of stockholders entitled to notice of, and to vote at, the Special Meeting, and any adjournments or postponements thereof, is November 21, 1997 (the "Record Date"). Only holders of record of shares of Fisher Common Stock at the close of business on the Record Date are entitled to notice of, and to vote at, the Special Meeting. A list of Fisher stockholders entitled to vote at the Special Meeting will be available for examination by any holder of Fisher Common Stock, for proper purposes, during normal business hours, at Fisher's corporate offices, Liberty Lane, Hampton, New Hampshire 03842, commencing two business days after the date of this Notice of Special Meeting and continuing through the date of the Special Meeting.

     Holders of Fisher Common Stock have a right to dissent from the Merger, and, if the Merger is consummated, to receive "fair value" for their shares in cash by complying with the provisions of Delaware law, including Section 262 of the Delaware General Corporation Law. The full text of Section 262 of the Delaware General Corporation Law relating to the rights of stockholders to dissent from the Merger is attached as Annex III to the accompanying Proxy Statement/Prospectus.

YOUR VOTE IS VERY IMPORTANT REGARDLESS OF HOW MANY SHARES OF FISHER COMMON STOCK YOU OWN. WHETHER OR NOT YOU PLAN TO ATTEND THE SPECIAL MEETING, YOU ARE REQUESTED TO SIGN, DATE AND RETURN THE ENCLOSED PROXY WITHOUT DELAY IN THE ENCLOSED POSTAGE-PAID ENVELOPE. YOU MAY REVOKE YOUR PROXY AT ANY TIME PRIOR TO ITS EXERCISE. IF YOU ARE PRESENT AT THE SPECIAL MEETING OR ANY ADJOURNMENTS OR POSTPONEMENTS THEREOF, YOU MAY REVOKE YOUR PROXY AND VOTE PERSONALLY ON THE MATTERS PROPERLY BROUGHT BEFORE THE SPECIAL MEETING.

                   BY ORDER OF THE BOARD OF DIRECTORS

                   TODD M. DUCHENE
                   Vice President--General Counsel and Secretary

December __, 1997
                               ----------------
     PLEASE SIGN AND DATE THE ENCLOSED PROXY AND RETURN IT PROMPTLY IN THE ENCLOSED POSTAGE-PAID ENVELOPE
                               ----------------
     STOCKHOLDERS ELECTING TO RETAIN FISHER COMMON STOCK SHOULD RETURN THE ENCLOSED FORM OF ELECTION TOGETHER WITH DULY ENDORSED FISHER STOCK CERTIFICATES AS INSTRUCTED IN THE PROXY STATEMENT/PROSPECTUS. STOCKHOLDERS SHOULD NOT SEND THEIR STOCK CERTIFICATES WITH THEIR PROXY CARDS.

     STOCKHOLDERS NOT ELECTING TO RETAIN SHARES OF FISHER COMMON STOCK SHOULD KEEP THEIR STOCK CERTIFICATES UNTIL LETTERS OF TRANSMITTAL ARE RECEIVED AFTER THE EFFECTIVE TIME OF THE MERGER.

                 SUBJECT TO COMPLETION, DATED DECEMBER 19, 1997

                     FISHER SCIENTIFIC INTERNATIONAL INC.

                          PROXY STATEMENT/PROSPECTUS

     This Proxy Statement/Prospectus (the "Proxy Statement/Prospectus") is being furnished to stockholders of Fisher Scientific International Inc., a Delaware corporation ("Fisher" or the "Company"), in connection with solicitations of proxies by the Board of Directors of the Company for use at the Special Meeting of Stockholders of the Company, including any adjournments or postponements thereof, scheduled to be held on January 16, 1998 at 9:00 a.m., Eastern Standard Time, at the Mellon Bank Building, 8 Loockerman Street, Dover, Delaware (the "Special Meeting"). The Special Meeting is being held to consider a transaction, pursuant to which an investor group led by Thomas H. Lee Company ("THL"), a financial investment firm, will make an investment in Fisher, and vote on the merger (the "Merger") of FSI Merger Corp. ("FSI"), a Delaware corporation organized by THL, with and into Fisher. This Proxy Statement/Prospectus relates to the proposed Merger of FSI with and into the Company whereupon the separate corporate existence of FSI shall cease and the Company shall continue as the surviving corporation (the "Surviving Corporation") pursuant to the Second Amended and Restated Agreement and Plan of Merger, dated as of November 14, 1997 (the "Merger Agreement"), by and between FSI and the Company, and the transactions contemplated thereby. Transactions of the Company which are contemplated by the Merger Agreement which will occur following the Special Meeting include (i) actions to cause the Merger to become effective, (ii) the treatment of shares of the Company and FSI in the Merger (see "THE TRANSACTION--Transaction Consideration; Election Procedures" and "--FSI Stock and Fisher Common Stock Ownership Following the Transaction"),
(iii) the treatment of options to purchase shares of Fisher Common Stock held by employees in the Transaction (see "THE TRANSACTION--Effect on Employee Stock Options and Employee Benefit Matters" and "--Interests of Certain Persons in the Transaction"), (iv) recapitalization of certain of the Company's indebtedness (see "THE TRANSACTION--Transaction Financing"), (v) certain agreements relating to certain employee benefit arrangements (see "CERTAIN PROVISIONS OF THE MERGER AGREEMENT--Employee Benefit Arrangements"), and (vi) certain matters relating to director and officer indemnification and insurance (see "CERTAIN PROVISIONS OF THE MERGER AGREEMENT--Indemnification; Directors' and Officers' Insurance") (clauses (i) through (vi), along with the Merger, to be referred to herein as the "Transaction"). As a result of the Transaction, the capital stock of FSI, all of which will be owned by THL and the investor group immediately prior to the Merger, will be converted into between 6,196,891 and 6,507,772 shares of Fisher Common Stock, $0.01 par value per share ("Fisher Common Stock"). Consummation of the Transaction is conditioned upon the consummation of the Merger. Shareholders are only being asked to vote upon the approval of the Merger Agreement as it relates to the Merger and are not being asked to consider and vote upon the other aspects of the Transaction, including the recapitalization of the Company's existing indebtedness. However, as the other aspects of the Transaction are relevant to a shareholder's voting and investment decision, shareholders are encouraged to read this entire document carefully, including the portions relating to other aspects of the Transaction. The Merger Agreement amends and restates the First Amended and Restated Agreement and Plan of Merger dated as of September 11, 1997 (the "First Amended Agreement") and the Agreement and Plan of Merger, dated as of August 7, 1997 (the "Original Agreement"), in each case by and between FSI and the Company. As a result of the Merger, the Company shall be controlled by an investor group led by THL.

     Pursuant to the Merger Agreement, each holder of shares of Fisher Common Stock, issued and outstanding immediately prior to the effective time of the Merger (the "Effective Time") (other than (i) shares of Fisher Common Stock held by Fisher or any wholly owned subsidiary thereof and (ii) shares of Fisher Common Stock, the holders of which shall have duly perfected their appraisal rights) will be entitled, at the election of such holder and subject to the terms described herein, either (a) to receive in an exchange $48.25 in cash (the "Cash Price") or (b) to retain one fully paid and nonassessable share of Fisher Common Stock. The Merger Agreement provides that existing stockholders (including employees of the Company) must retain exactly 746,114 shares of Fisher Common Stock (the "Standard Pool") in the Merger. If existing stockholders do not elect to retain an amount of shares at least equal to the Standard Pool, stockholders electing to receive the Cash Price will be required to retain shares of Fisher Common Stock in accordance with the proration procedures described in this Proxy Statement/Prospectus. See "THE TRANSACTION--Transaction Consideration; Election Procedures." The Merger Agreement also provides that, in addition to participating in the Standard Pool, the Company's Named Executive Officers who are currently employed by the Company and approximately 100 other salaried employees who hold options to purchase Fisher Common Stock (the "Eligible Employees") are entitled to retain up to an additional 310,881 shares of Fisher Common Stock (the "Eligible Employee Pool") in the Transaction and exchange outstanding options for up to


Information contained herein is subject to completion or amendment. A registration statement relating to these securities has been filed with the Securities and Exchange Commission. These securities may not be sold nor may offers to buy be accepted prior to the time the registration statement becomes effective. This prospectus shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of these securities in any state in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state.

909,392 shares of Fisher Common Stock in the Transaction (the "Option Conversion"). For the identity of the Named Executive Officers and certain other information, see "THE TRANSACTION--Effect on Employee Stock Options and Employee Benefit Matters." Although existing stockholders and Eligible
Employees will be entitled to make an election pursuant to the terms of the Merger Agreement to either receive cash or retain shares, existing stockholders (including Eligible Employees) with respect to the Standard Pool, and Eligible Employees with respect to the Eligible Employee Pool, will be subject to having a portion of their shares not treated in accordance with their election. As described more fully under "THE TRANSACTION--Transaction Consideration; Election Procedures," all elections to either receive cash or retain shares may be subject to a proration procedure based on the elections made by other existing stockholders or Eligible Employees (for instance, if existing stockholders (including Eligible Employees) elect to retain more than 746,114 shares of Fisher Common Stock, then some shares of Fisher Common Stock which were submitted for retention shall, instead, be converted into cash pursuant to the exchange with the Company covered by the Merger Agreement). Such section also describes situations in which, as a result of the Eligible Employee Pool, either (i) the existing stockholders of the Company, other than the Eligible Employees, may be required to retain either more shares of Fisher Common Stock than they would have been required to retain in the absence of the Eligible Employee Pool or (ii) the Eligible Employees would be entitled to retain more shares of Fisher Common Stock than they would have retained in the absence of the Eligible Employee Pool. For additional information concerning the impact of the treatment of Eligible Employees upon the Company's stockholders generally, see "RISK FACTORS--Stock Election and Proration into Cash" and "THE TRANSACTION--Recommendation of the Board; Rasons for the Merger."

     The capital provided pursuant to the Transaction and a portion of the borrowings under certain debt financings described herein will be used to pay the Cash Price to existing stockholders which, assuming all eligible options are exchanged for Fisher Common Stock in the Option Conversion and shares are not issued pursuant to the Eligible Employee Pool, will equal $959.3 million.

     This Proxy Statement/Prospectus also constitutes a prospectus of the Company with respect to the shares of Fisher Common Stock to be retained by stockholders in the Merger.

     The Merger Agreement requires the approval at the Special Meeting of the holders of not less than a majority of the shares of Fisher Common Stock entitled to vote thereon. Holders of Fisher Common Stock will be entitled to appraisal rights under Delaware law in connection with the Merger as described herein. See "DISSENTING STOCKHOLDERS' RIGHTS."

     On November 14, 1997, the Board of Directors of Fisher (the "Board"), unanimously approved the Merger and the Merger Agreement and determined, among other things, that the Merger Agreement and the Transaction, taken together, are advisable and in the best interests of Fisher and its stockholders and resolved to recommend that holders of Fisher Common Stock approve the Merger Agreement as it relates to the Merger. In making its determination, the Board of Directors considered the effects of the treatment of Eligible Employees under the Merger Agreement as discussed above. See "THE TRANSACTION--Recommendation of the Board; Reasons for the Merger."

     Fisher Common Stock is listed for trading on the New York Stock Exchange, Inc. (the "NYSE") under the symbol "FSH." On August 6, 1997, the last trading day before public announcement of the execution of the Original Agreement, the last sale price of Fisher Common Stock as reported on the NYSE was $50 7/8 per share. On November 13, 1997, the last trading day before public announcement of the execution of the Merger Agreement, the last sale price of Fisher Common Stock as reported on the NYSE was $46 15/16 per share. The Company expects that at the Effective Time, Fisher Common Stock will continue to be listed on the NYSE and that Fisher will continue to file reports with the Securities and Exchange Commission (the "Commission"), although there can be no assurances that Fisher will continue to meet listing criteria or to file such reports indefinitely following the Effective Time. However, the Company believes that neither the Merger nor the Transaction has a reasonable likelihood or purpose of causing Fisher Common Stock to cease being listed on the NYSE following the Effective Time.

     This Proxy Statement/Prospectus, the accompanying form of proxy (the "Proxy") and the other enclosed documents are first being mailed to stockholders of the Company on or about December 23, 1997.
                               ----------------
SEE "RISK FACTORS" BEGINNING ON PAGE 22 FOR A DISCUSSION OF CERTAIN FACTORS THAT SHOULD BE CONSIDERED BY HOLDERS OF FISHER COMMON STOCK IN CONNECTION WITH THEIR CONSIDERATION OF THE MERGER AGREEMENT.

THESE RISKS INCLUDE RISKS TO SHAREHOLDERS UNDER APPLICABLE FRAUDULENT CONVEYANCE STATUTES. SEE "RISK RACTORS--Fraudulent Conveyance Risks."
                               ----------------
     NEITHER THIS TRANSACTION NOR THESE SECURITIES HAVE BEEN APPROVED OR DISAPPROVED BY THE COMMISSION OR ANY STATE SECURITIES COMMISSION. NEITHER THE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS PASSED UPON THE FAIRNESS OR MERITS OF THIS TRANSACTION OR UPON THE ACCURACY OR ADEQUACY OF THIS PROXY STATEMENT/PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS UNLAWFUL.
                               ----------------
       The date of this Proxy Statement/Prospectus is December __, 1997.

                               TABLE OF CONTENTS


                                                                                             Page
                                                                                             -----
AVAILABLE INFORMATION   ..................................................................      1
FORWARD-LOOKING STATEMENTS ...............................................................      1
SUMMARY  .................................................................................      2
 The Special Meeting .....................................................................      2
 The Transaction  ........................................................................      5
 Selected Historical Financial Data of Fisher Scientific International Inc.   ............     17
 Selected Unaudited Pro Forma Financial Data of Fisher Scientific International Inc.   ...     19
PRICE OF FISHER COMMON STOCK AND DIVIDENDS   .............................................     20
INTRODUCTION   ...........................................................................     21
RISK FACTORS   ...........................................................................     22
 Disadvantages of the Transaction   ......................................................     22
 Sufficiency of Committed Financing ......................................................     25
 Stock Election and Proration Into Cash   ................................................     25
 Proration Relating to Fisher Common Stock   .............................................     25
 Forecasts; Limits of Reliability   ......................................................     25
 Difficulty In Executing Post-Transaction Business Strategy ..............................     26
 Dependence on Information Systems; Systems Conversion; Year 2000 Issue ..................     26
 Shares Eligible for Future Sale .........................................................     27
 Reduced Public Float; Possible Volatility of Fisher Common Stock Price ..................     27
 Competition   ...........................................................................     27
 Reliance on Third Party Package Delivery Services .......................................     27
 Fisher Sales Growth .....................................................................     28
 Environmental Regulation  ...............................................................     28
 Dependence on Key Personnel  ............................................................     28
 International Operations  ...............................................................     29
 Exchange Rate Fluctuations   ............................................................     29
 Dependence on Corporate Research and Development Spending  ..............................     29
 Healthcare Reform; Cost Containment   ...................................................     29
THE COMPANY ..............................................................................     30
 Company Strengths   .....................................................................     30
 Business Strategy   .....................................................................     32
THE SPECIAL MEETING  .....................................................................     34
 Matters to be Considered  ...............................................................     34
 Required Votes   ........................................................................     35
 Voting and Revocation of Proxies   ......................................................     35
 Record Date; Stock Entitled to Vote; Quorum .............................................     35
 Dissenters' Rights  .....................................................................     36
 Solicitations of Proxies  ...............................................................     36
 Availability of Independent Accountants  ................................................     36
THE TRANSACTION   ........................................................................     37
 Background of the Merger  ...............................................................     37
 Purpose of the Transaction; Structure ...................................................     43
 Advantages of the Transaction   .........................................................     44
 Recommendation of the Board; Reasons for the Merger  ....................................     44
 Certain Conflicts of Interest  ..........................................................     46
 Opinions of the Company's Investment Bankers   ..........................................     47
 Certain Estimates of Future Operations and Other Information  ...........................     55
 Transaction Consideration; Election Procedures ..........................................     56
 Stock Election   ........................................................................     57
 Possible Effects of Proration   .........................................................     58
 Stock Election Procedure  ...............................................................     59
 Effective Time   ........................................................................     60
 Conversion of Shares into Cash/Retention of Shares; Procedures for Exchange of                60
  Certificates
 Fractional Shares   .....................................................................     61

                                                                            Page
                                                                            -----
 Conduct of Business Pending the Merger .................................     61
 Conditions to the Consummation of the Merger ...........................     61
 Certain Federal Income Tax Considerations ..............................     62
 Accounting Treatment ...................................................     65
 Effect on Employee Stock Options and Employee Benefit Matters  .........     65
 Interests of Certain Persons in the Transaction ........................     65
 Investors' Agreement ...................................................     68
 Effect of the Merger on Rights of Holders of Fisher Common Stock  ......     69
 Delisting; Loss of Liquidity; Reporting Obligations   ..................     69
 Resale of Fisher Common Stock Following the Effective Time  ............     69
 Capital Commitments of Equity Investors   ..............................     70
 Transaction Financing   ................................................     70
 FSI Stock and Fisher Common Stock Ownership Following the Transaction        74
UNAUDITED PRO FORMA FINANCIAL STATEMENTS   ..............................     77
DESCRIPTION OF FISHER CAPITAL STOCK  ....................................     86
 General  ...............................................................     86
 Fisher Common Stock  ...................................................     86
 Preferred Stock   ......................................................     86
CERTAIN PROVISIONS OF THE MERGER AGREEMENT ..............................     90
 The Merger  ............................................................     90
 Certificate of Incorporation and By-Laws  ..............................     90
 Board of Directors and Officers of the Company Following the Merger  ...     90
 Representations and Warranties   .......................................     90
 Conduct of Business Pending the Merger .................................     91
 Access to Information   ................................................     92
 Efforts  ...............................................................     92
 Employee Benefit Arrangements ..........................................     92
 Indemnification; Directors' and Officers' Insurance   ..................     92
 No Solicitation   ......................................................     93
 Conditions to the Consummation of the Merger ...........................     93
 Termination; Amendments; Waiver  .......................................     94
 Fees and Expenses ......................................................     95
BUSINESS  ...............................................................     96
 Company Overview  ......................................................     96
 Company Strengths ......................................................     96
 Business Strategy ......................................................     98
 Industry Overview ......................................................     99
 Products and Services   ................................................    100
 Distribution   .........................................................    101
 Manufacturing  .........................................................    101
 Recent Acquisitions and Restructuring Plan   ...........................    101
 Competition ............................................................    102
 Trademarks and Patents  ................................................    102
 Employees   ............................................................    102
 Properties  ............................................................    102
 Environmental Matters   ................................................    103
 Legal Proceedings ......................................................    104
MANAGEMENT   ............................................................    106
 Principals of the Company  .............................................    106
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT  .........    108
COMPENSATION OF DIRECTORS AND EXECUTIVE OFFICERS OF THE COMPANY .........    110
 Compensation of Directors  .............................................    110
 Compensation of Executive Officers  ....................................    111
 Retirement Program   ...................................................    113

                                                                                             Page
                                                                                             -----
1998 EQUITY AND INCENTIVE PLAN   .........................................................    114
 General .................................................................................    114
 Administration   ........................................................................    114
 Awards under the Plan  ..................................................................    115
 Other Features of the Plan   ............................................................    115
 Certain Federal Income Tax Consequences  ................................................    116
 Contemplated Awards .....................................................................    118
MANAGEMENT'S DISCUSSION AND ANALYSIS OF RESULTS OF OPERATIONS AND
 FINANCIAL CONDITION .....................................................................    119
 Overview   ..............................................................................    119
 Results of Operations  ..................................................................    119
 Liquidity and Capital Resources .........................................................    125
 Financial Condition .....................................................................    128
REGULATORY APPROVALS .....................................................................    129
FSI MERGER CORP. AND THOMAS H. LEE COMPANY   .............................................    129
DISSENTING STOCKHOLDERS' RIGHTS  .........................................................    130
EXPERTS  .................................................................................    131
 Financial Statements   ..................................................................    131
 Legal Opinions   ........................................................................    131
OTHER INFORMATION AND STOCKHOLDER PROPOSALS  .............................................    132
 Stockholder Proposals  ..................................................................    132
INDEX OF DEFINED TERMS  ..................................................................    133
FINANCIAL STATEMENTS OF FISHER SCIENTIFIC INTERNATIONAL INC.   ...........................    F-1
Schedule I   Certain Information Regarding FSI Merger Corp.
Annex I      Second Amended and Restated Agreement and Plan of Merger, dated as of November 14, 1997
Annex II     Opinions of the Company's Investment Bankers, dated November 14, 1997
Annex III    Excerpts from the General Corporation Law of the State of Delaware Relating to
             the Rights of Dissenting Stockholders
Annex IV     Commitment letters relating to financing for the Transaction

                             AVAILABLE INFORMATION

     No person is authorized to give any information or to make any presentations, other than as contained in this Proxy Statement/Prospectus, in connection with the Transaction, and, if given or made, such information or representations may not be relied upon as having been authorized by Fisher, FSI, or THL. This Proxy Statement/Prospectus does not constitute an offer to sell or a solicitation of an offer to buy the securities to which it relates in any jurisdiction in which, or to any person to whom, it is unlawful to make such an offer or solicitation. Neither the delivery of this Proxy Statement/Prospectus nor any offer or sale made hereunder shall, under any circumstances, create any implication that there has been no change in the information set forth herein or in the affairs of the Company since the date hereof.

     The Company is subject to the information requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act") and in accordance therewith files reports, proxy statements and other information with the Commission. Reports, proxy statements and other information filed by the Company with the Commission can be inspected and copied at the public reference facilities maintained by the Commission at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549 or at its regional offices located at 500 West Madison Street, Suite 1400, Chicago, Illinois 60661, and 7 World Trade Center, Suite 1300, New York, New York 10048. Copies of such material can be obtained from the Public References Section of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549 at prescribed rates. The Commission maintains an Internet "website" that contains reports, proxy and information statements and other information regarding registrants that file electronically with the Commission at http://www.sec.gov. Fisher Common Stock is listed on the NYSE, and reports, proxy statements and other information concerning the Company may be inspected and copied at the offices of the New York Stock Exchange, Inc., 20 Broad Street, New York, New York 10005.

     This Proxy Statement/Prospectus also constitutes a Prospectus of the Company filed as part of a Registration Statement on Form S-4 under the Securities Act of 1933, as amended (the "Securities Act"). This Proxy Statement/Prospectus omits certain information contained in the Registration Statement and the exhibits thereto. Reference is made to the Registration Statement and related exhibits for further information with respect to the Company and the retention of Fisher Common Stock. For the complete text of any document, the material provisions of which are described herein, reference is made in each instance to the copy of the document filed as an exhibit to the Registration Statement or otherwise filed with the Commission.


                          FORWARD-LOOKING STATEMENTS

     Certain statements contained herein constitute "forward-looking statements" as that term is defined under the Private Securities Litigation Reform Act of 1995. Such forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause the actual results, performance or achievements of the Company, or industry results, to be materially different from those contemplated or projected, forecast estimated or budgeted in or expressed or implied by such forward-looking statements. Such factors include, among others, the risk factors set forth under "RISK FACTORS" as well as the following: general economic and business conditions; industry trends; overseas expansion; the loss of major customers or suppliers; the timing of orders received from customers; cost and availability of raw materials; changes in business strategy or development plans; availability and quality of management; and availability, terms and deployment of capital. SPECIAL ATTENTION SHOULD BE PAID TO SUCH FORWARD-LOOKING STATEMENTS INCLUDING, BUT NOT LIMITED TO, STATEMENTS RELATING TO (I) THE COMPANY'S ABILITY TO EXECUTE ITS POST-MERGER BUSINESS STRATEGY, (II) THE COMPANY'S ABILITY TO OBTAIN SUFFICIENT RESOURCES TO FINANCE ITS WORKING CAPITAL AND CAPITAL EXPENDITURE NEEDS AND PROVIDE FOR ITS KNOWN OBLIGATIONS, (III) INDUSTRY SALES GROWTH AND THE ABILITY OF THE COMPANY TO MAKE ACQUISITIONS, AND (IV) THE IMPACT OF ENVIRONMENTAL REGULATION ON THE COMPANY'S OPERATIONS.

                                    SUMMARY


     The following is a summary of certain information contained elsewhere in this Proxy Statement/Prospectus. Reference is made to the more detailed information contained or incorporated by reference in this Proxy Statement/ Prospectus and the Annexes hereto. Stockholders of the Company are urged to read this Proxy Statement/Prospectus and the Annexes hereto in their entirety. An Index of Defined Terms appears on page 133 of this Proxy Statement/ Prospectus.


     FOR A DISCUSSION OF CERTAIN IMPORTANT FACTORS THAT SHOULD BE CONSIDERED BY HOLDERS OF FISHER COMMON STOCK IN CONNECTION WITH THEIR CONSIDERATION OF THE MERGER AGREEMENT, INCLUDING CERTAIN RISKS RELATED TO CONTINUING TO HOLD FISHER COMMON STOCK, SEE "RISK FACTORS" BEGINNING ON PAGE 22.


                              The Special Meeting



Time and Place; Record Date  ......   A Special Meeting of the Stockholders of Fisher will be held on January 16, 1998, at the Mellon Bank Building,
                                      8 Loockerman Street, Dover, Delaware. Stockholders of record at the close of business on November 21, 1997 (the "Record
                                      Date") will be entitled to notice of, and to vote at, the Special
                                      Meeting. The date of the mailing of this Proxy Statement/
                                      Prospectus to stockholders of the Company will be on or about
                                      December 23, 1997. At the close of business on the Record
                                      Date, there were outstanding and entitled to vote 20,356,764 shares of Fisher Common Stock.

Matters to be Considered  .........   The purpose of the Special Meeting is to vote upon a
                                      proposal to approve and adopt the Merger Agreement pursuant to which (a) FSI will merge with and into Fisher, (b) the
                                      stockholders of Fisher will receive the consideration described below in the Summary under "THE TRANSACTION--Effects
                                      of the Merger" and (c) the stock of FSI, all of which will be owned immediately prior to the Effective Time by the Equity
                                      Investors, will become 6,507,772 shares of Fisher Common
                                      Stock less the amount, if any, by which (i) the aggregate
                                      number of shares actually retained by existing stockholders
                                      (including Eligible Employees) exceeds (ii) 746,114, which amount may not exceed 310,881. Transactions of the Company which are contemplated by the Merger Agreement which will
                                      occur following the Special Meeting include (i) actions to cause the Merger to become effective, (ii) the treatment of shares of the Company and FSI in the Merger (see "THE
                                      TRANSACTION--Transaction Consideration; Election
                                      Procedures" and "--FSI Stock and Fisher Common Stock
                                      Ownership Following the Transaction"), (iii) the treatment of options to purchase shares of Fisher Common Stock held by
                                      Eligible Employees in the Transaction (see "THE
                                      TRANSACTION--Effect on Employee Stock Options and
                                      Employee Benefit Matters" and "--Interests of Certain Persons
                                      in the Transaction"), (iv) recapitalization of certain of the
                                      Company's indebtedness (see "THE TRANSACTION--
                                      Transaction Financing"), (v) certain agreements relating to certain employee benefit arrangements (see "CERTAIN

                                      PROVISIONS OF THE MERGER AGREEMENT--Employee
                                      Benefit Arrangements"), and (vi) certain matters relating to director and officer indemnification and insurance (see
                                      "CERTAIN PROVISIONS OF THE MERGER AGREEMENT--
                                      Indemnification; Directors' and Officers' Insurance") (clauses (i)
                                      through (vi), along with the Merger, to be referred to herein as the
                                      "Transaction"). Shareholders are only being asked to vote upon the approval of the Merger Agreement as it relates to the Merger and are not being asked to consider and vote upon the other aspects of the Transaction, including the recapitalization of the Company's existing indebtedness. The capital provided pursuant to the
                                      Transaction and a portion of the borrowings under the debt financings described herein will be used to pay the Cash Price to existing stockholders which, not taking into account options pursuant to the Option Conversion and assuming shares are not retained pursuant to the Eligible Employee Pool, will equal $959.3 million for 96.3% of the outstanding Fisher Common Stock.

                                      Pursuant to the Merger Agreement, an investor group led by
                                      THL (through Thomas H. Lee Equity Fund III, L.P. (the "THL
                                      Fund") and the affiliates of THL) which includes Chase Equity
                                      Associates, L.P. ("Chase Equity"), Merrill Lynch & Co.
                                      ("Merrill Lynch") and DLJ Merchant Banking Partners II, L.P.
                                      ("DLJMB") and affiliated funds and entities (collectively, the
                                      "DLJMB Funds" and, together with the THL Fund, Chase
                                      Equity and Merrill Lynch, the "Equity Investors"), will
                                      capitalize FSI with between $299 million and $314 million in cash prior to the consummation of the Merger and FSI shall issue between 6,196,891 and 6,507,772 shares of FSI Common
                                      Stock to the Equity Investors. At the Effective Time, each such share shall be converted into one share of Fisher Common
                                      Stock. In addition, the Equity Investors will receive warrants
                                      (the "Equity Warrants") to purchase 516,663 shares of Fisher
                                      Common Stock at or following the Effective Time. The Equity
                                      Investors will not purchase the Equity Warrants for cash but will receive the Equity Warrants in consideration for the
                                      commitment to purchase the cumulative preferred stock of
                                      Fisher (the "Cumulative Preferred Stock"). The effective per share price of Fisher Common Stock to be paid by the Equity
                                      Investors for the stock received in the capital contribution and upon exercise of the Equity Warrants is $48.25 per share. FSI, a corporation organized by THL for the purpose of consummating the Transaction, currently has no material assets or operations.

                                      After the Effective Time, there will be 8,163,278 shares of
                                      Fisher Common Stock issued and outstanding, and, if the
                                      warrants to be issued to lenders in connection with the
                                      financing of the Transaction (the "Note Warrants") and the
                                      Equity Warrants are exercised in full after the Merger, there will be 9,169,411 shares of Fisher Common Stock issued and outstanding. As a result of the Transaction, the Company will be controlled by the Equity Investors.

Required Votes  ........................   Approval of the Merger Agreement as it relates to the Merger requires the affirmative vote of stockholders holding a majority of shares of Fisher Common Stock entitled to vote thereon. All of the directors and officers of the Company holding Fisher
                                           Common Stock are expected to vote their shares of Fisher
                                           Common Stock in favor of the resolution to approve and adopt the Merger Agreement as it relates to the Merger. As of
                                           December 12, 1997, members of the Board, executive officers of the Company and their respective affiliates owned
                                           approximately 2.0% of the shares of Fisher Common Stock
                                           entitled to vote on the Merger Agreement.

Voting and Revocation of Proxies  ......   Shares of Fisher Common Stock represented by a properly
                                           executed Proxy received in time for the Special Meeting will be voted in the manner specified in the Proxy.

                                           Proxies that do not contain any instruction to vote for or against or to abstain from voting on a particular matter
                                           will be voted in favor of such matter. See "THE SPECIAL
                                           MEETING -- Required Votes." It is not expected that any
                                           matter other than the proposal to approve and adopt the
                                           Merger Agreement will be brought before the stockholders at the Special Meeting. If, however, other matters are properly presented, the persons appointed as proxies will vote in
                                           accordance with their best judgment with respect to such
                                           matters, unless authority to do so is withheld in the Proxy.

                                           Stockholders may revoke their Proxies at any time prior to the exercise of such Proxies by (i) attending the Special Meeting and voting in person (although attendance at the Special Meeting will not in and of itself constitute revocation of a Proxy), (ii) giving notice of revocation of their Proxy at the Special Meeting, or (iii)
                                           delivering (a) a written notice of revocation of their Proxy, or (b) a duly executed Proxy relating to the matters to be considered at the
                                           Special Meeting, bearing a date later than the Proxy previously executed, to the Secretary of Fisher, Liberty Lane, Hampton, New
                                           Hampshire 03842. Unless revoked in one of the manners set forth above, Proxies in the form enclosed will be voted at the Special
                                           Meeting in accordance with your instructions.

Solicitation of Proxies  ...............   The cost of soliciting Proxies will be borne by the Company. The
                                           Company may solicit Proxies and the Company's directors, officers and employees may also solicit Proxies by telephone, telegram or in person. These persons will receive no additional compensation for their services. Arrangements will be made to furnish copies of
                                           Proxy materials to fiduciaries, custodians and brokerage houses for forwarding to beneficial owners of shares of Fisher Common
                                           Stock. Such persons will be reimbursed for their reasonable out-of-
                                           pocket expenses. Georgeson & Company Inc. will assist in the solicitation of Proxies by the Company for a fee of $8,000, plus reasonable out-of-pocket expenses. Holders of Fisher Common
                                           Stock should not send stock certificates with their proxy cards. See
                                           "THE TRANSACTION-- Stock Election" for instructions for
                                           stockholders electing to retain shares.

                                      The Transaction

Effects of the Merger  ......   FSI was formed by THL for the purpose of making an investment in the Company by way of the Transaction. At the Effective Time,
                                FSI will be merged with and into Fisher and Fisher will continue as the Surviving Corporation in the Merger. Additionally, the
                                Company will refinance a portion of its existing indebtedness in connection with the Transaction. In the Transaction, the shares of common stock of FSI, all of which shall be held by the Equity
                                Investors, will be converted into shares of Fisher Common Stock totalling 6,507,772 less the amount, if any, by which (i) the aggregate number of shares actually retained by existing
                                stockholders (including Eligible Employees) exceeds (ii) 746,114, which amount may not exceed 310,881. The capital provided
                                pursuant to the Transaction and a portion of the borrowings under the certain debt financings described herein will be used to pay the
                                Cash Price to existing stockholders which, not taking into account
                                Options and assuming shares are not issued pursuant to the
                                Eligible Employee Pool, will equal $959.3 million for 96.3% of the outstanding shares of Fisher Common Stock.

                                The use of the Merger to implement the Transaction allows the stockholders of the Company effectively to vote as a group on the Transaction and, if approved, and the other conditions to the
                                Merger are satisfied, provides each stockholder (other than
                                Eligible Employees) with an equal opportunity to elect to
                                receive the Cash Price or to retain their shares of Fisher
                                Common Stock. As a result of this structure, not taking into account Options and upon approval by the holders of at least a majority of the shares of Fisher Common Stock entitled to vote, between 94.8% and 96.3% of the Fisher Common Stock will be converted in an exchange into the Cash Price and the Equity
                                Investors will gain control of the Company. In contrast, if the
                                Equity Investors had determined to attempt to achieve this result by way of a first step cash tender offer followed by a second step stock merger, the stockholders of Fisher would have had to tender at least 94.8% (or 96.3% if shares were not retained pursuant to the Eligible Employee Pool) of their shares in order to achieve this result.

                                The Transaction will be accounted for as a recapitalization as there will be a significant continuation of stockholder
                                ownership. Accordingly, it will not result in a new basis of accounting.

                                Subject to certain provisions as described herein with respect to shares of Fisher Common Stock owned by the Company or any
                                wholly owned subsidiary of the Company, and with respect to
                                Dissenting Shares (as defined under "Dissenting Stockholders'
                                Rights" below), as a result of the Transaction each holder of shares of Fisher Common Stock will be entitled to elect, with respect to each share of Fisher Common Stock and subject to the limitations hereinafter set forth, (i) to receive in an exchange $48.25 (the
                                "Cash Price") or (ii) to retain one fully paid and nonassessable share of Fisher Common Stock (a "Stock Election Share") for each share of Fisher Common Stock held (a "Stock Election"). Each stockholder of Fisher shall be deemed to have elected to receive the Cash Price with respect to all of the stockholder's shares of
                                      Fisher Common Stock unless such holder makes a Stock Election. The
                                      Merger Agreement provides that existing stockholders (including employees of the Company) must retain exactly 746,114 shares of
                                      Fisher Common Stock in the Standard Pool in the Transaction. If
                                      existing stockholders do not elect to retain an amount of shares at least equal to the Standard Pool, stockholders electing to receive the Cash Price will be required to retain shares of Fisher Common
                                      Stock in accordance with the proration procedures described in this
                                      Proxy Statement/Prospectus. See "THE TRANSACTION--Transaction
                                      Consideration; Election Procedures." The Merger Agreement also provides that, in addition to participating in the Standard Pool,
                                      Eligible Employees are entitled to retain up to an additional
                                      310,881 shares of Fisher Common Stock in the Eligible Employee Pool in the Transaction and exchange outstanding options for up to
                                      909,392 shares of Fisher Common Stock in the Transaction pursuant to the Option Conversion. Although existing stockholders and
                                      Eligible Employees will be entitled to make an election pursuant to the terms of the Merger Agreement to either receive cash or retain shares, existing stockholders (including Eligible Employees) with respect to the Standard Pool, and Eligible Employees with respect to the Eligible Employee Pool, will be subject to having a portion of their shares not treated in accordance with their election. As described more fully under "THE TRANSACTION-- Transaction
                                      Consideration; Election Procedures," all elections to either receive cash or retain shares may be subject to a proration procedure based on the elections made by other existing
                                      stockholders and Eligible Employees. In addition, as a result of the Eligible Employee Pool, the existing stockholders of the
                                      Company, other than the Eligible Employees, may be required to retain more shares of Fisher Common Stock than they would have been required to retain in the absence of the Eligible Employee Pool if
                                      Stock Elections for the Standard Pool are made for less than the
                                      Standard Share Retained Number and the Eligible Employees make
                                      Stock Elections with respect to the Eligible Employee Pool. In such a circumstance, because the shares retained pursuant to the
                                      Eligible Employee Pool would not be counted as part of the Standard
                                      Pool, existing stockholders would be required to retain a greater number of shares in the Standard Pool as a result of the proration procedures than they would have been required to retain if the
                                      Eligible Employee Pool did not exist. Also as a result of the
                                      Eligible Employee Pool, the Eligible Employees would be entitled to retain more shares of Fisher Common Stock than they would have been entitled to retain in the absence of the Eligible Employee Pool if
                                      Stock Elections for the Standard Pool are made for more than the
                                      Standard Share Retained Number and Eligible Employees make Stock
                                      Elections with respect to the Eligible Employee Pool. In such a circumstance, because the shares retained pursuant to the Eligible
                                      Employee Pool would not be subject to the proration procedure applied to the Standard Pool, Eligible Employees would be entitled to retain a greater number of shares than they would have been entitled to retain in the absence of the Eligible Employee Pool.

                                      Assuming that the full 909,392 shares of Fisher Common Stock is issued pursuant to the Option Conversion, and further assuming the exercise of all other Options prior to the Effective Time, a minimum of approximately 91.1%, and a maximum of approximately
                                      92.5% of the shares of Fisher Common Stock will be converted into cash, resulting in a maximum of 8.9%, and a minimum of 7.5% of such shares being retained by existing stockholders and Eligible
                                      Employees. See "THE TRANSACTION--Transaction Consideration;
                                      Election Procedures." For a description of the procedures for making a Stock Election, or for electing to receive the Cash Price, see "THE TRANSACTION--Transaction Consideration; Election
                                      Procedures."

Recommendation of the Board  ......   On November 14, 1997, the Board unanimously determined
                                      the consideration to be received by the Company's stockholders pursuant to the Merger Agreement to be fair to and in the
                                      best interests of the Company's stockholders. The Board
                                      recommends that stockholders approve and adopt the Merger
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                                       Agreement as it relates to the Merger. In making its determination, the Board of Directors considered the effects of the treatment of Eligible Employees under the Merger Agreement as discussed above. See "THE TRANSACTION--Recommendation of the Board;
                                       Reasons for the Merger." Each of Lazard Freres &
                                       Co. LLC ("Lazard Freres") and Salomon Brothers
                                       Inc ("Salomon Brothers"), Fisher's investment bankers in
                                       connection with the Transaction, has rendered an opinion to the effect that the consideration to be received in the
                                       Transaction by Fisher's stockholders, taken as a whole is fair to such stockholders from a financial point of view. In making its determination, the Board considered certain relationships
                                       among directors and officers of Fisher, on the one hand, and individuals affiliated with FSI. See "THE TRANSACTION--
                                       Background of the Merger" and "--Recommendation of the
                                       Board of Directors; Reasons for the Merger." The Company and
                                       the Board will not take the position in ongoing or future
                                       litigation that a vote in favor of the Merger Agreement will estop shareholders casting such affirmative votes from asserting claims against the Company or the Board arising out of the
                                       Transaction insofar as such claims are based upon alleged
                                       misrepresentations or failures to disclose material facts in connection with the Transaction. However, depending upon the circumstances of any such litigation and upon the then-existing state of applicable law, the Company and the Board may take the position that claims arising out of the Merger Agreement that do not relate to alleged misrepresentation and/or failures to disclose are extinguished by virtue of shareholder approval of the Merger Agreement, including any such claims as may
                                       have been asserted by persons who voted in favor of the Merger
                                       Agreement. See also "DISSENTING STOCKHOLDERS
                                       RIGHTS."
Opinions of the Company's Investment
 Bankers ...........................   The Company has retained Lazard Freres and Salomon Brothers to act as investment bankers to the Company in connection with the Transaction and related matters. At a meeting of the Board on November 14, 1997, each of Lazard Freres and Salomon
                                       Brothers delivered its opinion that, as of November 14, 1997, the consideration to be received by the holders of Fisher
                                       Common Stock, taken as a whole pursuant to the Transaction was fair to such stockholders from a financial point of view.
                                       (For purposes of the opinions, the consideration received in the
                                       Transaction by the holders of Fisher Common Stock is the cash received and the shares of Fisher Common Stock retained by such holders, and no opinion is expressed as to the
                                       consideration received by the Equity Investors in the Merger.)
                                       The opinions of Lazard Freres and Salomon Brothers do not
                                       constitute a recommendation as to how a stockholder should vote with respect to the Merger Agreement or whether such
                                       stockholder should elect to retain shares of Fisher Common
                                       Stock in the Merger. On a fully diluted basis, assuming no shares of Fisher Common Stock are issued pursuant to the
                                       Option Conversion, under the terms of the Merger Agreement, no holder of shares of Fisher Common Stock will be required to receive cash for less than approximately 97% of its shares and to retain more than approximately 3% of its shares in the
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                                         Merger. A holder may only retain shares of Fisher Common
                                         Stock in excess of the approximately 3% of the shares which would be retained assuming no stockholders elected to retain shares if such holder voluntarily elected to retain such additional shares in the Transaction. Therefore, the opinions of Lazard
                                         Freres and Salomon Brothers do not address the fairness to an individual stockholder who retains in excess of 3% of its shares because the retention of such shares may occur only at such stockholder's option. See "THE TRANSACTION--Opinions of
                                         the Company's Investment Bankers."

                                         Copies of the full texts of the written opinions of Salomon
                                         Brothers and Lazard Freres dated as of September 11, 1997, which set forth the assumptions made, matters considered and limitations on the review undertaken in connection with the opinions, are attached hereto as Annex II and are incorporated herein by reference. Holders of Fisher Common Stock are urged to read the full text of each opinion in its entirety.

                                         The Company has agreed to pay certain fees to each of Lazard
                                         Freres and Salomon Brothers in connection with their acting as the Company's investment bankers with respect to the Merger and related matters. A substantial portion of these fees is contingent upon consummation of the Merger. The Company
                                         also has agreed to reimburse Salomon Brothers and Lazard
                                         Freres for their reasonable out-of-pocket expenses (including the reasonable fees and expenses of their legal counsel) and to indemnify them against certain liabilities, including certain liabilities arising under the federal securities laws.

Fractional Shares   ..................   Fractional retained shares of Fisher Common Stock will not be issued in the Transaction. Holders of shares of Fisher Common
                                         Stock otherwise entitled to a fraction of a retained share of
                                         Fisher Common Stock following the Effective Time will be paid cash in lieu of such fractional share determined and paid as described in "THE TRANSACTION--Fractional Shares."

Conditions to the Consummation  ......   The obligations of Fisher and FSI to consummate the Merger are subject to various conditions, including, without limitation, the approval of the Merger Agreement by the holders of the requisite number of shares of Fisher Common Stock, the
                                         effectiveness of the Company's registration statement on Form
                                         S-4 relating to the shares of Fisher Common Stock to be
                                         retained in the Merger, and the absence of any injunction or other legal restraint or prohibition preventing the consummation of the Merger.

                                         FSI's obligations to effect the Merger are further subject to the continuing accuracy of the Company's representations made in the Merger Agreement, performance of material obligations of the Company under the Merger Agreement, the absence of
                                         pending or threatened material litigation intended to prevent the
                                         Transaction, and the receipt of financing proceeds, on terms set
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                                          forth in commitment letters attached to the Merger Agreement, or such other financing sources as the Company and FSI shall reasonably agree in amounts sufficient to consummate the
                                          Transaction including payment of the Cash Price, refinancing of the outstanding indebtedness of the Company, payment of
                                          transaction fees and expenses and provision of working capital needs following the Effective Time. The consummation of the
                                          Transaction is contingent upon the consummation of the Merger.

                                          FSI has informed the Company that it expects that the financing described under "THE TRANSACTION--Transaction
                                          Financing" will be sufficient to consummate the Transaction if such financing is completed in accordance with terms and
                                          conditions described in the financing commitments which are attached to the Merger Agreement, which are included herewith as Annex IV. See "RISK FACTORS--Sufficiency of Committed
                                          Financing." The Company's obligations to effect the Merger are further subject to the continuing accuracy of FSI's
                                          representations made in the Merger Agreement and the
                                          performance of all material obligations of FSI under the Merger
                                          Agreement. See "CERTAIN PROVISIONS OF THE MERGER
                                          AGREEMENT--Conditions to the Consummation" and
                                          "REGULATORY APPROVALS."

Regulatory Approvals ..................   On October 30, 1997, the Federal Trade Commission and the
                                          Antitrust Division granted early termination of the waiting period under the HSR Act with respect to the Transaction. See
                                          "REGULATORY APPROVALS."

Financing for Payment of the Cash Price   In connection with the Transaction, Fisher is expected to enter
 and Refinancing of Existing              into and, along with certain material foreign subsidiaries, will
 Indebtedness  ........................   be the obligor pursuant to debt financing arrangements (the
                                          "Transaction Debt Financings") aggregating approximately
                                          $1.02 billion, which will consist of $469.2 million of senior bank financing (the "Senior Financing"), $150.0 million
                                          pursuant to a securitization of accounts receivable (the
                                          "Receivables Securitization") and $400.0 million of senior subordinated financing (the "Senior Subordinated Financing").
                                          The Senior Financing is expected to consist of (i) a $294.2 million term loan facility (the "Term Facility") consisting of a
                                          (a) $125.0 million tranche A term loan ("Tranche A"), (b)
                                          $100.0 million tranche B term loan ("Tranche B") and (c) $69.2 million tranche C term loan ("Tranche C"); and (ii) a $175.0 million revolving credit facility (the "Revolving Facility" and, together with the Term Facility, the "Senior Facilities"). The
                                          Revolving Facility will include a limitation for the issuance of letters of credit. Borrowings made under the Revolving Facility will bear interest at a rate equal to, at the Company's option, a
                                          Eurodollar Rate plus 2.25%, or the Prime Rate plus 1.25%. The
                                          Eurodollar Rate and Prime Rate margins will be subject to
                                          step-downs, based on various tests of Fisher's financial
                                          performance. The Revolving Facility expires six (6) years from the Effective Time. At the Company's option, the Term Facility will bear interest at either the Eurodollar Rate (LIBOR) plus
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                                      2.25% to 2.75%, or the Prime Rate plus 1.25% to 1.75% on
                                      the various term loans, based on the Company's performance.
                                      Tranche A, B and C mature six (6), seven (7), and seven
                                      and three quarters (7.75) years, respectively, from the
                                      Effective Time.

                                      The Senior Subordinated Financing is expected to consist
                                      of either (i) $400 million of subordinated debt securities due ten years after the issuance with no scheduled principal payments prior to maturity (the "Subordinated Notes") or (ii) $400 million of unsecured bridge loan financing (the "Bridge Loan"). If the
                                      Senior Subordinated Financing consists of the Bridge Loan, it is anticipated that such financing would be replaced with debt securities substantially similar to the Subordinated Notes as soon as practicable after the Closing Date. The Subordinated
                                      Notes will have an interest rate and other financial terms based on market conditions at the time of issuance. The Subordinated
                                      Notes or such debt securities substantially similar to the
                                      Subordinated Notes will have a maturity of ten years from the date of issue. Interest shall be payable semi-annually. The
                                      Subordinated Notes shall be issued in a transaction not
                                      involving a public offering which anticipates resales pursuant to
                                      Rule 144A of the Securities Act ("Rule 144A") to qualified institutional buyers and non-U.S. persons and, accordingly, shall not be registered under the Securities Act. In certain
                                      circumstances based on market conditions, providers of the debt facilities may hold up to 489,470 Note Warrants, each of which will entitle the holders to purchase after the Effective Time one share of Fisher Common Stock.

                                      In connection with the Receivables Securitization, the Company is expected to enter into a five year agreement pursuant to which Fisher will sell its existing and future domestic trade receivables to a wholly-owned, special purpose bankruptcy
                                      remote corporation (the "SPC"). The SPC will sell its interest in the receivables to Park Avenue Receivables Corporation
                                      ("PARCO"), a multi-seller commercial paper conduit established by The Chase Manhattan Bank. PARCO will fund its purchase
                                      of receivables through the issuance of commercial paper rated at least A-1/P-1. The size of the securitization facility is expected to be approximately $150 million and is expected to carry an effective interest rate of LIBOR + 0.50%.

                                      Based on market conditions at the Closing, the Company
                                      may be able to borrow in excess of the $694.2 million for
                                      which it has commitments under the Term Facility and Senior
                                      Subordinated Financing. The Company currently does not
                                      expect to borrow in excess of the $694.2 million for which it has commitments. In the event that (i) less than the maximum number of shares are converted pursuant to the Option
                                      Conversion or (ii) the level of indebtedness at Closing which must be refinanced is higher than expected the Company may seek to borrow in excess of the $694.2 million for which it has commitments.
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                                      The potential sources of equity capital to fund the Transaction are the cash being received from FSI in the Merger and the issuance of Cumulative Preferred Stock as described as follows.
                                      THL and the Equity Investors have committed to purchase up to $389.0 million of equity ("New Equity Capital") pursuant to the Transaction which is composed of (i) up to $314.0 million of new capital contributed in the form of common equity by the
                                      Equity Investors through FSI, which will be converted in the
                                      Transaction into 6,507,772 shares of Fisher Common Stock less any shares retained by Eligible Employee shareholders arising out of the Eligible Employee Pool and (ii) up to $75.0 million of Cumulative Preferred Stock. In addition, the Equity Investors will receive the Equity Warrants less the amount of Equity
                                      Warrants, if any, issued in conjunction with the sale of securities to other investors with substantially similar terms as the
                                      Cumulative Preferred Stock and in place thereof, as discussed below. The Equity Investors will not purchase the Equity
                                      Warrants for cash, but will receive the Equity Warrants in consideration for the commitment to purchase the Cumulative
                                      Preferred Stock. The Cumulative Preferred Stock would have an aggregate liquidation preference of not more than $75.0 million and the Equity Warrants will have an exercise price of $48.25 per share. The effective price to be paid by the Equity Investors as a result of new capital contributed by the Equity Investors through FSI and the exercise of the Equity Warrants will be
                                      $48.25 per share of Fisher Common Stock. New Equity Capital does not include $79.8 million of non-cash Transaction
                                      Consideration valued at the Cash Price in the form of retained common stock pursuant to the Stock Election process ($36.0 million) and the conversion of certain outstanding options into common stock ($43.8 million) pursuant to the Option
                                      Conversion ("Option Conversion Shares"). The Cumulative
                                      Preferred Stock may be replaced by preferred stock sold in a transaction of the type which anticipates resales under Rule
                                      144A or the sale of registered securities, in either case, which securities would have substantially similar terms as the
                                      Cumulative Preferred Stock commitment. Although the
                                      Company does not intend at the current time to issue any
                                      preferred stock in connection with the Transaction, it reserves the right to issue preferred stock or similiar securities having a liquidation preference of not more than $75.0 million. The issuance of preferred stock is subject to (i) the level of indebtedness at Closing which must be refinanced and (ii) the actual amount of options converted by employees pursuant to the Option Conversion to Fisher Common Stock, which stock
                                      will be held in a trust ("Rabbi Trust") for the benefit of certain employees. To the extent any of the Cumulative Preferred Stock is replaced by other securities as described above, Equity
                                      Warrants would be included with the sale of such securities and the number of Equity Warrants issued to the Equity Investors would be reduced by an equal amount. See "DESCRIPTION OF FISHER
                                      CAPITAL STOCK--Preferred Stock." It is
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                             anticipated that the full proceeds of the Senior Subordinated
                             Financing, a portion of the proceeds from the Senior Financing and the proceeds from the New Equity Capital aggregating
                             approximately $959.3 million will be used to finance the $48.25 per share cash payment in respect of the shares of Fisher
                             Common Stock currently outstanding, which are not retained by existing stockholders and Eligible Employees, and to refinance a portion of Fisher's outstanding indebtedness. In addition, the
                             Senior Financing would be used to provide for the Company's working capital requirements at and subsequent to the Effective
                             Time. In connection with the execution of the Merger
                             Agreement, FSI, on behalf of the Company, received
                             commitment letters to provide such financing. See "THE
                             TRANSACTION--Transaction Financing."

                             If the Company is unable to consummate the issuance and sale of Subordinated Notes, the Company will rely on the Bridge
                             Loan which may be on terms less favorable to the Company
                             than the terms of the Subordinated Notes. The Bridge Loan
                             would initially bear a variable interest rate, which rate would increase over time subject to certain caps. If the Effective Time were to have occurred on December 1, 1997 the initial interest rate on the Bridge Loan would have been approximately 11.4%.
                             As a result, the annual interest expense would be $7.2 million higher than currently expected (see Notes to Unaudited Pro
                             Forma Statements of Operations). The pro forma net loss, as adjusted herein, would be $11.7 million for the twelve months ended December 31, 1996 and $10.7 million for the nine
                             months ended September 30, 1997.

Certain Federal Income Tax
 Considerations  .........   For U.S. federal income tax purposes, the receipt of the Cash Price in exchange for shares of Fisher Common Stock pursuant to the
                             Merger Agreement will be treated as a taxable transaction to stockholders who receive cash in exchange for all or a portion of their shares of Fisher Common Stock, and such shareholders will be treated as selling a portion of such shares to the Equity
                             Investors and having a portion of such shares redeemed by the
                             Company; both types of transactions--sale of shares and
                             redemption of shares--will be taxable to stockholders. Depending on each stockholder's particular circumstances, stockholders may recognize a capital gain or loss and/or ordinary dividend income with respect to the receipt of such cash. See "THE
                             TRANSACTION--Certain Federal Income Tax Considerations."
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Option Treatment  ......   At the Effective Time (x) each holder of Options outstanding immediately prior to the Effective Time, other than Eligible
                           Employees holding Options who elect to be treated under the
                           Option Conversion, will receive a cash payment from the
                           Company in respect of each such Option equal to the product of
                           (1) the total number of shares of Fisher Common Stock subject to such Options and (2) the excess of the Cash Price over the exercise price per share of Fisher Common Stock subject to such Option, (y) holders of Options subject to the Option
                           Conversion ("Option Conversion Holders"), will exchange up to approximately 2.73 million outstanding Options for the direct issuance of shares of Common Stock issued by Fisher to a
                           Rabbi Trust on their behalf with a value up to $43.8 million, based upon the aggregate value of the shares underlying these
                           Options at the Cash Price less the aggregate value of the
                           exercise price of each such Option and (z) the holder of each
                           Restricted Unit (as defined under "THE TRANSACTION--
                           Effect on Employee Stock Options and Employee Benefit
                           Matters") granted under the Restricted Unit Plan (as defined under "THE TRANSACTION--Effect on Employee Stock
                           Options and Employee Benefit Matters") will receive for each such unit a cash payment equal to the sum of the Cash Price and the total cash dividends paid on such stock plus interest thereon based on the average rate for ten-year U.S. Treasury
                           Notes. The trustee of the Rabbi Trust will exercise voting control over all securities held in the Rabbi Trust. With respect to clause (y) above the total number of shares of Fisher
                           Common Stock which may be issued to the Rabbi Trust in
                           connection with the Option Conversion will not exceed 909,392 shares. Shares of Fisher Common Stock held in the Rabbi Trust on behalf of Eligible Employees pursuant to the Option
                           Conversion will be held for a deferral period (elected by the optionee) and will be distributable upon the expiration of such period, and certain other events; Eligible Employees may also elect to receive such shares immediately, in which case such shares will not be subject to deferral or held in the Rabbi Trust, and will be voted by such Eligible Employees and not the
                           trustee of the Rabbi Trust. The payments of the amounts
                           referred to above will satisfy the Company's obligations with respect to the Options and the Restricted Unit Plan. Eligible
                           Employees who may participate in the Option Conversion are identified in "THE TRANSACTION--Effect on Employee
                           Stock Options and Employee Benefit Matters."

                           The foregoing description of the Subordinated Notes and the preferred stock and the other references herein to such securities does not constitute an offer to purchase or a solicitation of an offer to buy such securities.
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Interests of Certain Persons in the
 Transaction  .....................   In addition to their interests as holders of Fisher Common
                                      Stock, certain directors and officers of the Company have
                                      additional interests, described herein, that may be different from those of other holders of Fisher Common Stock and may
                                      present them with conflicts of interest in connection
                                      with the Transaction. The Board is aware of these conflicts and considered them in addition to the other matters described or referred to under "THE TRANSACTION--Certain
                                      Conflicts of Interest." These interests include (i) interests arising out of stock and option ownership by directors and officers,
                                      (ii) change of control employment agreements with twenty-four key employees, (iii) salary and benefits expected to be received by executive officers following the Effective Time, (iv) amounts to be received by management employees under certain benefit plans, and (v) certain indemnification and insurance rights provided to directors and officers pursuant to the Merger
                                      Agreement. In addition, certain senior executives of THL have relationships with senior executives of the Company. For
                                      example, Scott M. Sperling, Managing Director of THL and
                                      Chairman of the Board of FSI, serves on the Board of Directors of the General Chemical Group Inc., a company controlled by
                                      Paul M. Montrone, the Company's Chief Executive Officer and
                                      a member of the Board. The Board considered such interests but determined that such interests would not alter its evaluation of the transaction or its ability to act in the best interests of the
                                      Company's stockholders. The Board's conclusion in this regard was based upon its knowledge of the professionalism and
                                      experience of the individuals involved and its view that the economic benefits such individuals received for, by way of example, serving as directors, were not material.

                                      Affiliates of Merrill Lynch and The Chase Manhattan Bank
                                      ("Chase") have provided investment banking and financial advisory services to THL in connection with the Merger and affiliates of
                                      Merrill Lynch, Chase and Donaldson, Lufkin & Jenrette Securities
                                      Corporation ("DLJ") have provided underwriting commitments and senior subordinated bridge financing to consummate the Merger and are acting as initial purchasers with respect to a private offering of $400 million of senior subordinated notes in lieu of funding such bridge financing. In connection with the funding of the Bridge Financing, the lenders may receive, under certain circumstances, up to 489,470 Note Warrants with a nominal
                                      exercise price, for no consideration. In connection with such services and commitments, Fisher is expected to pay to affiliates of
                                      Merrill Lynch, Chase and DLJ an aggregate amount (including expense reimbursement) of $15.7 million, $15.7 million, and $5.9 million, respectively.

                                      In exchange for services rendered, THL and its affiliates will receive an annual management fee of $1.0 million in the
                                      aggregate and a one-time transaction fee of $20.0 million in the aggregate in connection with the Transaction.
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                                              Following the Effective Time, each executive officer of the
                                              Company will receive the same salary and benefits as in effect immediately prior to the Effective Time and will receive the stock option grants described below and under "1998 EQUITY
                                              AND INCENTIVE PLAN." The base salary expected to be paid
                                              to each of the Named Executive Officers following the Merger is as follows: Paul M. Montrone, $540,000; Paul M. Meister,
                                              $360,000; and Denis M. Maiorani, $275,000. Pursuant to certain employment agreements, the lump sum payment amounts
                                              payable to each of the named executive officers is as follows:
                                              Mr. Montrone, $5,236,796; Mr. Meister, $3,479,162; and Mr.
                                              Maiorani, $1,156,283. These individuals could also receive in the Merger, with respect to options held by them (with the exception of Messrs. Montrone and Meister who have agreed to elect to exchange their options under the Option Conversion):
                                              Mr. Montrone, $11,641,634; Paul M. Meister, $7,107,651; and
                                              Mr. Maiorani, $1,173,284. In addition, although no specific grant to any individual has been made, it is currently
                                              contemplated that Option grants will be made at the Effective
                                              Time to members of management in amounts based generally
                                              on the extent to which such person elects to participate in the
                                              Option Conversion and such person's expected contribution
                                              level to the Company. Messrs. Montrone and Meister, who
                                              have agreed to exchange all of their options under the Option
                                              Conversion, will be granted immediately following the Merger, options to purchase an aggregate of 516,663 shares of Fisher
                                              Common Stock having an exercise price of $48.25 and options to purchase 103,333 shares of Fisher Common Stock having an exercise price of $144.75. See "THE TRANSACTION--
                                              Interests of Certain Persons in the Transaction."

Termination of the Merger Agreement  ......   The Merger Agreement may be terminated at any time prior to the Effective Time: (i) by mutual consent of FSI and Fisher; (ii)
                                              by either FSI or Fisher (a) if a court or other governmental entity shall have issued a final and nonappealable order, decree or ruling or taken any other final and nonappealable action permanently enjoining or otherwise prohibiting the Merger; or
                                              (b) if the Merger shall not have been consummated on or before
                                              March 31, 1998 (other than due to the failure of the party seeking to terminate the Merger Agreement to perform its
                                              obligations under the Merger Agreement at or prior to the
                                              Effective Time); or (iii) by FSI or Fisher in certain other situations, including in connection with an alterative transaction.
                                              Under certain circumstances termination of the Merger
                                              Agreement prior to the Effective Time will result in the
                                              payment of a fee and expenses aggregating up to $37 million from the Company to FSI. See "CERTAIN PROVISIONS OF
                                              THE MERGER AGREEMENT--Termination; Amendments;
                                              Waiver" and "--Fees and Expenses." If the Merger Agreement
                                              is terminated, the Transaction shall not be consummated.
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FSI   .................................   FSI, a Delaware corporation, was organized by THL, a financial investment firm, in connection with the Transaction and has not carried on any activities to date other than those incident to its formation and the transactions contemplated by the Merger
                                          Agreement. The principal offices of FSI are located at c/o
                                          Thomas H. Lee Company, 75 State Street, Boston,
                                          Massachusetts 02109; telephone number (617) 227-1050.

FSI Stock and Fisher Common Stock         The shares of stock of FSI owned by THL and the Equity
 Ownership Following the Transaction      Investors issued and outstanding immediately prior to the Effective
                                          Time will become shares of Fisher Common Stock totalling
                                          6,507,772 less the amount, if any, by which (i) the aggregate number of shares actually retained by existing stockholders
                                          (including Eligible Employees) exceeds (ii) 746,114, which amount may not exceed 310,881. After the consummation of the
                                          Transaction, excluding the Note Warrants, Equity Warrants and management options, the Equity Investors will own a maximum of
                                          79.7% and a minimum of 75.9% of the Fisher Common Stock and the existing shareholders will own 9.1% and Eligible Employees will own a minimum of 11.1% and a maximum of 15.0% of the
                                          Fisher Common Stock. On a fully diluted basis, assuming the exercise of the maximum number of Note Warrants, Equity
                                          Warrants and management options, the Equity Investors will own a maximum of 69.4% and a minimum of 66.5% of the Fisher
                                          Common Stock and the current shareholders will own 6.9% and
                                          Eligible Employees will own a minimum of 8.4% and a maximum of 11.3% of the Fisher Common Stock. For certain additional information concerning share ownership after the Effective Time, see "THE TRANSACTION--FSI Stock and Fisher Common
                                          Stock Following the Transaction--Ownership."

Dissenting Stockholders' Rights  ......   Under Section 262 of the Delaware General Corporation Law
                                          (the "DGCL"), a stockholder of the Company may dissent from the Merger, demand appraisal of, and obtain payment for, the fair value of such holder's shares of Fisher Common Stock
                                          ("Dissenting Shares"). In order to dissent, (i) the dissenting stockholder must deliver to the Company, prior to the vote being taken on the Merger at the Special Meeting, written
                                          notice of such holder's intent to demand payment for such
                                          holder's shares of Fisher Common Stock if the Merger is
                                          effected and (ii) the dissenting stockholder must not vote in favor of the Merger Agreement. See "DISSENTING
                                          STOCKHOLDERS' RIGHTS" and Annex III.

Selected Financial Data ...............   Set forth on the following pages are certain selected historical and pro forma financial and other data relating to Fisher and the Transaction. The selected historical data should be read in conjunction with Fisher's historical financial statements, including the notes thereto, attached to this Proxy Statement/
                                          Prospectus. The selected pro forma financial data should be read in conjunction with the Pro Forma Consolidated Financial
                                          Statements, including the notes thereto, appearing elsewhere in this Proxy Statement/Prospectus.

  Selected Historical Financial Data of Fisher Scientific International Inc.


     The following table sets forth selected financial data for the Company for each of the fiscal years in the five year period ended December 31,1996 and for the nine month periods ended September 30, 1996 and 1997, respectively. The selected financial data for each of the fiscal years in the five year period ended December 31, 1996 have been derived from the Company's audited financial statements. Such information is contained in and should be read in conjunction with the financial statements and accompanying notes included or incorporated by reference in the Company's Annual Reports on Form 10-K for such years. The selected financial data for the nine months ended September 30, 1996 and 1997 have been derived from the Company's unaudited interim financial statements, which in the opinion of management include all adjustments, consisting only of normal recurring adjustments, which the Company considers necessary for a fair presentation of the financial position and results of operations of the Company for these periods. Operating results for the nine months ended September 30, 1997 are not necessarily indicative of the results that may be expected for the full year. The nine month data are contained in and should be read in conjunction with the Company's Quarterly Reports on Form 10-Q for such periods.



                                                                                 Years Ended December 31,
                                                          ----------------------------------------------------------------------
                                                            1992         1993          1994         1995(1)          1996
                                                          ------------ ------------ -------------- -------------- --------------
                                                                         (in millions, except per share amounts)
Income Statement Data:
Sales ................................................... $  813.8     $  978.4     $  1,126.7     $  1,435.8     $  2,144.4
Cost of sales  ..........................................    556.9        685.7          807.8        1,048.9        1,565.9
                                                          --------     --------     ----------     ----------     ----------
Gross profit   ..........................................    256.9        292.7          318.9          386.9          578.5
Selling, general and administrative expense  ............    210.7        232.0          255.0          334.4          483.9
Restructuring charge(2) .................................       --           --             --           34.3              --
                                                          ---------    ---------    -----------    ----------     -----------
Income from operations  .................................     46.2         60.7           63.9           18.2           94.6
Interest expense  .......................................      1.9          7.9            9.0           15.0           27.1
Other (income) expense, net   ...........................     (3.1)        (5.0)          (7.8)          (1.1)          (0.1)
                                                          ---------    ---------    -----------    -----------    -----------
Income before income taxes ..............................     47.4         57.8           62.7            4.3           67.6
Provision for income taxes ..............................     20.6         25.2           27.0            1.1           30.8
                                                          ---------    ---------    -----------    -----------    -----------
Net income  ............................................. $   26.8     $   32.6     $     35.7     $      3.2     $     36.8
                                                          =========    =========    ===========    ===========    ===========
Earnings per Common Share:
 Primary ................................................ $   1.66     $   2.00     $     2.18     $     0.19     $     1.96
 Fully diluted ..........................................     1.65         1.88           2.00           0.19           1.87
Other Financial Data:
Ratio of earnings to fixed charges(3)  ..................      9.9x         6.2x           6.0x           1.2x           3.0x
Net cash provided by operating activities ...............     48.2         56.5            0.2           54.9           49.0
Net cash used in investing activities  ..................    (99.6)       (83.5)         (29.8)        (332.8)         (42.0)
Net cash provided by (used in) financing activities   ...     37.3         79.2           (0.1)         304.7          (46.0)
Depreciation and amortization ...........................     12.8         20.0           19.4           28.9           44.6
Dividends per common share .............................. $   0.08     $   0.08     $     0.08     $     0.08     $     0.08
EBITDA(4)   .............................................     62.1         85.7           91.1           98.2          159.7
Balance Sheet Data (at period end):
Working capital   ....................................... $   72.4     $  162.4     $    162.8     $    284.0     $    259.8
Total assets   ..........................................    533.6        673.8          722.5        1,270.5        1,262.7
Total debt(5)(6)  .......................................     45.3        128.8          131.0          458.0          296.1
Stockholders' equity(6) .................................    151.2        181.2          218.6          226.0          386.2
Book value per common share   ...........................     9.46        11.30          13.63          13.90          19.18



                                                                Nine Months Ended
                                                                  September 30,
                                                          ------------------------------
                                                             1996           1997
                                                          -------------- ---------------
                                                                   (unaudited)
Income Statement Data:
Sales ................................................... $  1,589.2     $   1,624.1
Cost of sales  ..........................................    1,164.3         1,176.3
                                                          ----------     -----------
Gross profit   ..........................................      424.9           447.8
Selling, general and administrative expense  ............      358.4           382.6
Restructuring charge(2) .................................         --              --
                                                          -----------    ------------
Income from operations  .................................       66.5            65.2
Interest expense  .......................................       22.1            17.6
Other (income) expense, net   ...........................       (0.4)            0.1
                                                          -----------    -----------
Income before income taxes ..............................       44.8            47.5
Provision for income taxes ..............................       20.4            23.0
                                                          -----------    -----------
Net income  ............................................. $     24.4     $      24.5
                                                          ===========    ===========
Earnings per Common Share:
 Primary ................................................ $     1.35    $       1.17
 Fully diluted ..........................................       1.29            1.17
Other Financial Data:
Ratio of earnings to fixed charges(3)  ..................        2.7x            3.0x
Net cash provided by operating activities ...............       21.3            40.2
Net cash used in investing activities  ..................      (27.1)          (45.6)
Net cash provided by (used in) financing activities   ...      (44.3)           10.8
Depreciation and amortization ...........................       32.4            34.2
Dividends per common share .............................. $     0.06     $      0.06
EBITDA(4)   .............................................      115.3           120.5
Balance Sheet Data (at period end):
Working capital   ....................................... $    257.9     $     251.2
Total assets   ..........................................    1,223.8         1,280.0
Total debt(5)(6)  .......................................      284.4           300.3
Stockholders' equity(6) .................................      374.9           406.3
Book value per common share   ...........................      18.67           19.96

------------
(1) On October 17, 1995, Fisher acquired Curtin Matheson Scientific ("CMS") and Fisons Scientific Equipment ("FSE") from Fisons plc. The operations of CMS and FSE have been included in Fisher's consolidated financial statements from the date of acquisition.

(2) During the third quarter of 1995, Fisher recorded a $34.3 million ($20.3 million, net of tax) restructuring charge. The charge is primarily related to the elimination and in some cases relocation of certain administrative functions, a sales force reorganization, and the global consolidation of certain domestic, Canadian and international logistics and customer service facilities and systems.

(3) For purposes of computing this ratio, earnings consist of income before income taxes plus fixed charges. Fixed charges consist of interest expense, and one-third of the rent expense from operating leases, which management believes is a reasonable approximation of an interest factor.

(4) "EBITDA" is defined herein as it is defined in the Senior Subordinated Financing indenture as net income, plus provision for income taxes, plus interest expense, plus depreciation and amortization expense, plus certain restructuring and nonrecurring expenses, less nonrecurring gains on sales of assets plus estimated insurance cost reductions in 1996 and 1997 which will be realized in 1998. EBITDA is used here because the Company believes it is an indicator of the Company's ability to incur/service future indebtedness. However, EBITDA should not be considered as an alternative to net income as a measure of operating results or to cash flows as a measure of liquidity in accordance with generally accepted accounting principals. EBITDA is calculated as follows (in millions):

                                                                                                           Nine Months Ended
                                                                  Year Ended December 31,                    September 30,
                                                     -------------------------------------------------   ---------------------
                                                      1992      1993      1994      1995      1996        1996        1997
                                                     -------   -------   -------   -------   ---------   ---------   ---------
   Net Income ....................................     26.8      32.6      35.7       3.2       36.8        24.4        24.5
   Income Tax Provision   ........................     20.6      25.2      27.0       1.1       30.8        20.4        23.0
   Interest Expense ..............................      1.9       7.9       9.0      15.0       27.1        22.1        17.6
   Depreciation and Amortization   ...............     12.8      20.0      19.4      28.9       44.6        32.4        34.2
   Restructuring charge (See note 2 above)  ......       --        --        --      34.3         --          --          --
   Nonrecurring charges in selling, general and
     administrative expense (a) ..................       --        --        --      14.5       18.2        14.6        18.5
   Nonrecurring charges in cost of sales (a)             --        --        --       1.2        1.2         1.0          --
    Amounts in other (income) expense:
     Gain on sale of property (b)  ...............       --        --        --        --       (1.5)       (1.5)         --
     Fees related to evaluation of strategic
      alternatives (c) ...........................       --        --        --        --         --          --         3.6
     Gains on sale of non-core assets (d)   ......       --        --        --        --         --          --        (2.8)
   Insurance Cost Savings (e)   ..................       --        --        --        --        2.5         1.9         1.9
                                                      -----     -----     -----     -----     ------      ------      ------
   EBITDA  .......................................    $62.1     $85.7     $91.1     $98.2     $159.7      $115.3      $120.5
                                                      =====     =====     =====     =====     ======      ======      ======

  (a) Selling, general and administration expense and cost of sales in 1995, 1996 and 1997 include nonrecurring and redundant costs associated with the implementation of the restructuring plan discussed in (3) above, the integration of CMS into Fisher, and, in 1997, actions taken to improve operating efficiencies, software write-offs and other information system-related charges associated with the Company's implementation of new global computer systems and an increase in costs attributable to the UPS strike. In addition, management believes that the strike had a material impact on revenues which adversely impacted operating profits. For a discussion of uncertainties relating to the UPS strike, see "THE TRANSACTION--Background of the Merger" and "RISK FACTORS--Reliance on Third Party Package Delivery Services."
  (b) Certain gains on the sale of property, plant and equipment primarily related to the restructuring and integration plans were recorded in 1996.

  (c) Certain costs were incurred in 1997 related to the Board's review of strategic alternatives.
  (d) Certain gains were recognized in 1997 related to the sale of non-core assets.
  (e) Cost reductions resulting from the renegotiation of insurance policies in 1997 which will be realized in 1998.
(5) Consists of long-term debt and short-term debt.
(6) In June of 1996, the Company issued a notice of redemption for its $125 million step-up convertible subordinated notes due 2003. Approximately
    97%, or $121.6 million of the notes were converted into 3,463,154 shares of Fisher Common Stock and the remaining notes were redeemed by the Company. The conversion of the debt and associated accrued interest and subsequent redemption resulted in an increase in stockholders' equity and a reduction in long-term debt of approximately $125 million.

Selected Unaudited Pro Forma Financial Data of Fisher Scientific International
                                     Inc.

     The following table sets forth selected unaudited pro forma financial data of the Company, as adjusted to give effect to the Transaction and Transaction Financings, which have been derived from, and should be read in conjunction with, the Unaudited Pro Forma Financial Statements, including the notes thereto, appearing elsewhere in this Proxy Statement/Prospectus. See "UNAUDITED PRO FORMA FINANCIAL STATEMENTS." The selected pro forma financial data are presented for illustrative purposes only and are not necessarily indicative of the operating results or financial position that would have occurred if the Transaction and Transaction Financings had been consummated on the dates indicated, nor are they necessarily indicative of future operating results or financial position.


                                                                 PRO FORMA UNAUDITED
                                                      -----------------------------------------
                                                        (in millions, except per share data)
                                                         Year Ended          Nine Months Ended
                                                      December 31, 1996     September 30, 1997
                                                      -------------------   -------------------
SELECTED INCOME STATEMENT DATA:
Sales .............................................       $2,144.4              $1,624.1
Cost of sales  ....................................        1,565.9               1,176.3
                                                          --------              --------
Gross profit   ....................................          578.5                 447.8
Selling, general and administrative expense  ......          484.9                 383.4
                                                          --------              --------
Income from operations  ...........................           93.6                  64.4
Interest expense  .................................           98.5                  70.2
Other (income) expense, net   .....................           (0.1)                  0.1
                                                          --------              --------
Loss before income taxes   ........................           (4.8)                 (5.9)
Income tax provision ..............................            2.6                   1.6
                                                          --------              --------
Net loss ..........................................       $   (7.4)             $   (7.5)
                                                          ===========           ===========
Earnings (loss) per Common Share:
Primary  ..........................................       $  (0.90)             $  (0.91)
Fully diluted  ....................................       $  (0.90)             $  (0.91)


                                 September 30, 1997
                                 -------------------
SELECTED BALANCE SHEET DATA:
  Working capital ............       $ 139.1
Total assets ...............         1,168.0
Total debt   ...............           870.0
Stockholders' equity (deficit)        (296.3)
Book value per common share          $(36.30)

                  PRICE OF FISHER COMMON STOCK AND DIVIDENDS

     Fisher Common Stock is listed and traded on NYSE under the symbol "FSH." The following table sets forth, for the periods indicated, the high and low sales closing prices per share of Fisher Common Stock.

                                                                              Dividends Paid
                                                      High         Low          Per Share
                                                     ----------   ---------   ---------------
FISCAL 1995
First Quarter (ended March 31, 1995)  ............    $30 7/8      $24 5/8         $0.02
Second Quarter (ended June 30, 1995)  ............     33 1/8       29 1/4         $0.02
Third Quarter (ended September 30, 1995) .........     33 3/4       28 7/8         $0.02
Fourth Quarter (ended December 31, 1995) .........     34 3/4       28 5/8         $0.02

FISCAL 1996
First Quarter (ended March 31, 1996)  ............    $38 1/4      $33 7/8         $0.02
Second Quarter (ended June 30, 1996)  ............     41 1/4       36 1/2         $0.02
Third Quarter (ended September 30, 1996) .........     42 1/4       35 1/4         $0.02
Fourth Quarter (ended December 31, 1996) .........     47 1/8       39 5/8         $0.02

FISCAL 1997
First Quarter (ended March 31, 1997)  ............    $47          $42 1/2         $0.02
Second Quarter (ended June 30, 1997)  ............     47 1/2       35 1/2         $0.02
Third Quarter (ended September 30, 1997) .........     50 13/16     45 5/16        $0.02
Fourth Quarter (through December 18, 1997)  ......     48           43                --

     On August 6, 1997, the last trading day before public announcement of the execution of the Original Agreement, the last sale price of Fisher Common Stock as reported on the NYSE was $50 7/8 per share. The average of the closing prices for the 20 consecutive trading days ended August 6, 1997 was $46.98 per share.

     On December 18, 1997, the most recent practicable date prior to the printing of this Proxy Statement/Prospectus, the last sale price of Fisher Common Stock as reported on the NYSE was $47 5/16 per share. On November 13, 1997, the last trading day before public announcement of the execution of the Merger Agreement, the last sale price of Fisher Common Stock as reported on the NYSE was $46 15/16 per share.

     FISHER STOCKHOLDERS SHOULD OBTAIN CURRENT MARKET QUOTATIONS FOR FISHER COMMON STOCK.

                                 INTRODUCTION

     This Proxy Statement/Prospectus is being furnished to holders of Fisher Common Stock in connection with the solicitation of proxies by the Board for use at the Special Meeting of Stockholders of Fisher Scientific International Inc., to be held at the Mellon Bank Building, 8 Loockerman Street, Dover, Delaware on January 16, 1998, beginning at 9:00 a.m. Eastern Standard Time, and at any adjournments or postponements thereof. This Proxy Statement/Prospectus is accompanied by a form of Proxy for use at the Special Meeting. At the Special Meeting, Fisher stockholders will be asked to approve a Merger Agreement, pursuant to which FSI will merge with and into Fisher. The Equity Investors will become the owners of 6,507,772 shares of Fisher Common Stock, less the amount, if any, by which (i) the aggregate number of shares actually retained by existing stockholders (including Eligible Employees) exceeds (ii) 746,114, which amount will not exceed 310,881, representing a minimum of approximately 75.9% and a maximum of approximately 79.7% of the 8,163,278 shares of Fisher Common Stock expected to be issued and outstanding immediately after the Transaction.

     This Proxy Statement/Prospectus also constitutes a prospectus of the Company with respect to the shares of Common Stock to be retained by holders of Fisher Common Stock pursuant to the Transaction, which prospectus is part of a Registration Statement on Form S-4 filed by the Company with the Commission under the Securities Act.

     This Proxy Statement/Prospectus and the accompanying form of proxy are being mailed to stockholders of the Company on or about December 23, 1997.

                                 RISK FACTORS

     Holders of Fisher Common Stock should carefully consider the following factors in connection with their consideration of the Merger Agreement. See also "FORWARD-LOOKING STATEMENTS" elsewhere in this Proxy Statement/Prospectus.



Disadvantages of the Transaction

     The Transaction will result in significant changes in the affairs and financial condition of the Company, including the following:

     Control By Thomas H. Lee Company and the Other Equity Investors; Risk to Minority Stockholders. Upon completion of the Transaction, excluding the Note Warrants, Equity Warrants and management options, a minimum of 75.9% and a maximum of 79.7% of the outstanding shares of Fisher Common Stock will be held by the Equity Investors, with the THL Fund and affiliates owning a minimum of 48.6% and a maximum of 51.0% of the outstanding shares of Fisher Common Stock. Including the Note Warrants (fully retained by the lenders), Equity Warrants (fully retained by the Equity Investors) and the full issuance of management options, a minimum of 71.3% and 74.2% of the outstanding shares of Fisher Common Stock, including shares underlying warrants and options, will be held by the Equity Investors, with the THL Fund and affiliates owning a minimum of 39.7% and a maximum of 41.5% of the outstanding shares of Fisher Common Stock. For additional information concerning the equity investment to be made by the Equity Investors, see "THE TRANSACTION--Transaction Financing--Equity Capital." Accordingly, the Equity Investors will control the Company and the outcome of all matters submitted to a vote or for the consent of holders of Fisher Common Stock and will have the power to elect at least a majority of its directors, appoint new management and approve any action requiring the approval of the holders of Fisher Common Stock, including adopting amendments to the Company's Restated Certificate of Incorporation and approving mergers or sales of substantially all of the Company's assets. The directors elected by the Equity Investors will have the authority to make decisions affecting the capital structure of the Company, including the issuance of additional capital stock, the implementation of stock repurchase programs and the declaration of dividends. There can be no assurance that the policies of the Company in effect prior to the Effective Time will continue after the Effective Time. For a description of the Fisher Common Stock and the Cumulative Preferred Stock, see "DESCRIPTION OF FISHER CAPITAL STOCK." In addition, the existence of a controlling stockholder of the Company may have the effect of making it more difficult for a third party to acquire, or the effect of discouraging a third party from seeking to acquire, a majority of the outstanding Fisher Common Stock. A third party effectively would be required to negotiate any such transaction with the Equity Investors and the interests of the Equity Investors may be different from the interests of other stockholders of Fisher. Accordingly, minority stockholders may be deprived of an opportunity to sell their shares at a substantial premium over the market price of Fisher Common Stock.

     Discontinuation of Dividends. It is anticipated that following the Effective Time, the terms of any debt instruments to be entered into in connection with the Transaction Debt Financings will prohibit or otherwise restrict the future payment of dividends. No dividends on shares of Fisher Common Stock are presently contemplated to be made following the Merger. In addition, the Company is expected to have a stockholders' deficit following the Transaction. See "UNAUDITED PRO FORMA FINANCIAL STATEMENTS." Under applicable Delaware law, the Company is able to pay dividends on its stock only in limited circumstances at a time when it has a stockholders' deficit. As a result, until the Company has a stockholders' surplus, the Company would be unlikely to be in a position to pay dividends even if the terms of the debt instruments allowed for the payment of dividends.

     Substantial Leverage; Stockholders' Deficit, Liquidity. In connection with the Transaction Debt Financing, the Company is expected to issue debt securities (the "Debt Securities") and enter into syndicated senior secured term loan facilities and a revolving credit facility to finance a substantial portion of the cash consideration to be paid to the stockholders of Fisher Common Stock in the Transaction, to refinance certain of the outstanding indebtedness of the Company and to provide for working capital requirements. Upon completion of the Transaction Debt Financings, the Company will have consolidated indebtedness that will be substantial in relation to its stockholders' equity and substantially greater than the Company's pre-Transaction indebtedness. Upon consummation of the Transaction and the Transaction Debt Financings, it is expected that based upon the Unaudited Pro Forma Financial Statements of Fisher as of September 30, 1997, the Company will have consolidated indebtedness of approximately $870.0 million. The increased indebtedness and higher debt-to-equity ratio of the

Company in comparison to that of the Company on an historical basis may have the effect of reducing the flexibility of the Company to respond to changing business and economic conditions, as well as limiting capital expenditures. On a pro forma basis, after giving effect to the Transaction and the Transaction Debt Financings, assuming the transactions occurred on January 1, 1996, the Company's ratio of earnings to fixed charges would have been 1.0x for the year ended December 31, 1996 and 0.9x for the nine months ended September 30, 1997. It is expected that the Company will have stockholders' deficit of $296.3 million on a pro forma basis at September 30, 1997 after giving effect to the Transaction and the Transaction Debt Financings. The Company expects that the definitive terms of the debt instruments in the Transaction Debt Financings will include significant operating and financial restrictions, such as limits on the Company's ability to incur indebtedness, create liens, sell assets, engage in mergers or consolidations, make investments or acquisitions and pay dividends. See "--Difficulty in Executing Post-Merger Business Strategy."

     In addition, the substantial leverage will have a negative effect on the Company's net income. For the fiscal year ended December 31, 1996, the Company's net loss on a pro forma basis as adjusted to give effect to the Merger and the Transaction Debt Financings, would have been $7.4 million, compared to the historical net income of $36.8 million for such period and for the nine months ended September 30, 1997 the Company's pro forma loss would have been $7.5 million as compared to the historical net income of $24.5 million for such period. Pro forma interest expense would have been $98.5 million for the year ended December 31, 1996 as compared to $27.1 million for the same period on an historical basis for the Company and, for the nine months ended September 30, 1997, pro forma interest expense would have been $70.2 million as compared to $17.6 million.

     After the Transaction is consummated, the Company's principal sources of liquidity are expected to be cash flow from operations and borrowings under the revolving credit portion of the senior secured credit facility. It is anticipated that the Company's principal uses of liquidity will be to provide working capital, meet debt service requirements, finance capital expenditures and finance the Company's strategic plans. The Revolving Facility will also be available for the issuance of letters of credit. See "THE TRANSACTION--Transaction Financing."

     Based upon the current and anticipated level of operations, the Company believes that its cash flow from operations, together with amounts available under the credit facilities, will be adequate to meet its anticipated requirements for working capital, capital expenditures, interest payments and scheduled principal payments in the foreseeable future. There can be no assurance, however, that the Company's business will continue to generate cash flow at or above current levels. If the Company is unable to generate sufficient cash flow from operations in the future to service its debt, it may be required to refinance all or a portion of its existing debt or to obtain additional financing. There can be no assurance that any such refinancing would be possible or that any additional financing could be obtained. The inability to obtain additional financing could have a material adverse effect on the Company.

     Effect of Preferred Stock on Fisher Common Stock. At the Effective Time, subject to the Company having adequate surplus under Delaware law, preferred stock having a liquidation preference of up to $75.0 million may be issued either to the Equity Investors or other investors in the form of Cumulative Preferred Stock or securities having terms substantially similar thereto. The terms of such securities will provide that dividends may not be paid on any class of stock junior to the preferred stock unless dividends have been fully paid on such securities. No dividends on shares of Fisher Common Stock are presently contemplated to be made following the Effective Time. Dividends on shares of Cumulative Preferred Stock will be cumulative from the date of issue and, subject to the Company having adequate surplus under Delaware law, will be payable when and as may be declared from time to time by the Board. Such dividends will accrue on a daily basis (whether or not declared) from the original date of issue at an annual rate per share equal to 13% of the original purchase price per share, with such amount to be compounded semi-annually so that if the dividend is not paid for any year, the unpaid amount will be added to the original purchase price of the Cumulative Preferred Stock for the purpose of calculating the succeeding years' dividends. All accumulated but unpaid dividends will be payable upon redemption of the Cumulative Preferred Stock.

     Dilution In Equity Participation Of Existing Fisher Stockholders. Upon completion of the Transaction, the percentage held by the Equity Investors will be as follows, on a primary basis: (i) assuming that the maximum number of eligible shares of Fisher Common Stock of 310,881 are retained pursuant to the Eligible Employee Pool by Eligible Employees, the Eligible Employees do not elect to retain shares of Fisher Common Stock pursuant to the Standard Pool and the maximum number of shares are issued to Eligible Employees pursuant to the Option Conversion, the existing stockholders of the Company excluding Eligible Employees will own 746,114 shares of

Fisher Common Stock in the aggregate, or 9.1% of the outstanding shares, Eligible Employees will own up to 1,220,273 shares of Fisher Common Stock in the aggregate, or 15.0% of the outstanding shares and the Equity Investors will own 6,196,891 shares of Fisher Common Stock in the aggregate, or 75.9% of the outstanding shares; or (ii) assuming that existing stockholders excluding Eligible Employees do not elect to retain any shares, and Eligible Employees elect to retain a number of eligible shares of Fisher Common Stock equal to 310,881 from the Standard Pool, the existing stockholders of the Company excluding Eligible Employees will own as few as 435,233 shares of Fisher Common Stock in the aggregate, or 5.3% of the outstanding shares, Eligible Employees will own up to 1,220,273 shares of Fisher Common Stock in the aggregate, or 15.0% of the outstanding shares and the Equity Investors will own 6,507,772 shares in the aggregate, or 79.7% of the outstanding shares. Assuming the Eligible Employees do not exercise any Options prior to the Effective Time and Eligible Employees are able to retain all shares held by them in the Standard Pool, the Eligible Employees would retain 310,016 shares of Fisher Common Stock. In certain circumstances based on market conditions, providers of the Transaction Debt Financings may hold Note Warrants, which will entitle the holders to purchase after the Effective Time up to 489,470 shares of Fisher Common Stock, subject to certain anti-dilution adjustments. The Note Warrants are exercisable at a nominal price for up to 10 years. If the Note Warrants were exercised in full by the payment of the aggregate exercise price, the present holders of Fisher Common Stock (including Eligible Employees) would own, in the aggregate, a maximum of approximately 22.7% of the outstanding shares (as compared to 24.1% of the outstanding shares without giving effect to the exercise of the Note Warrants). In addition, such holders will experience a similar dilution in the proportionate voting power of such shares. At the Effective Time, Equity Warrants, which will entitle the holders to purchase up to 516,663 shares of Fisher Common Stock, subject to certain anti-dilution adjustments, will be issued to the Equity Investors. The Equity Investors will not purchase the Equity Warrants for cash, but will receive the Equity Warrants in consideration for the commitment to purchase the Cumulative Preferred Stock. The Equity Warrants are exercisable at the Cash Price for up to 10 years. If the Equity Warrants were exercised in full by payment of the aggregate exercise price, the present holders of Fisher Common Stock would own, in the aggregate, a maximum of approximately 22.7% of the outstanding shares (as compared to 24.1% of the outstanding shares without giving effect to the exercise of the Equity Warrants).

     Delisting; Loss of Liquidity; Reporting Obligations. The Company believes that neither the Merger nor the Transaction has a reasonable likelihood or purpose of causing Fisher Common Stock to cease being listed on the NYSE following the Effective Time. However, although it is currently intended that the shares of Fisher Common Stock will continue to be listed on the NYSE immediately following the Effective Time, there is no obligation for the Company to maintain the NYSE listing. In addition, there is a possibility that, following the Merger, the total number of beneficial holders of Fisher Common Stock will fall below the 400 beneficial holders required for Fisher Common Stock to maintain its NYSE listing, although the Company expects that it will satisfy the applicable listing criteria at the Effective Time. Accordingly, there can be no assurance that the Company will maintain its NYSE listing following the Effective Time. This expectation is based upon the fact that Fisher has approximately 3,200 stockholders and upon the assumption, which the Company believes to be reasonable, that more than 400 of these stockholders will retain shares. Any delisting of Fisher Common Stock, together with the substantial decrease in the number of shares of Common Stock to be held by holders thereof other than the Equity Investors and Eligible Employees, is expected to result in an substantial decrease in liquidity of Fisher Common Stock, even if the Company continues to be a reporting company under the Exchange Act and continues to file the periodic reports required to be filed thereunder.

     Upon any such delisting, shares of Fisher Common Stock would trade only in the over-the-counter market. Although prices in respect of trades may be published by the National Association of Securities Dealers, Inc. on its electronic bulletin board and "pink sheets", quotes for such shares would not be as readily available. As a result, it is anticipated that the shares of Fisher Common Stock will trade much less frequently relative to the trading volume of Fisher Common Stock prior to the Effective Time and stockholders may experience difficulty selling shares of Fisher Common Stock or obtaining prices that reflect the value thereof.

     The Company currently expects to continue to be a reporting company under the Exchange Act and to continue to file periodic reports (including annual and quarterly reports) following the Effective Time. The Company will also continue to provide proxy statements to its stockholders under the Exchange Act if as a result of the elections to retain stock made by holders of Fisher Common Stock with respect to the Effective Time, the Company has 300 or more holders of shares of Fisher Common Stock following the Merger. If, however, after one year following the Merger and the related offering of Debt Securities, there are fewer than 300 holders of Debt Securities and fewer than 300 holders of shares of Fisher Common Stock, the Company may cease to be a reporting company under the Exchange Act. Any determination by the Company to cease to be a reporting company under the Exchange Act would be made based on facts and circumstances at the time the number of holders of Debt Securities or shares of Fisher Common Stock fell below the relevant threshold. Accordingly, there can be no assurance that the Company will continue to be a reporting company under the Exchange Act. If the Company were to cease to be a reporting company under the Exchange Act, the information now available to holders of Fisher Common Stock in the periodic reports would not be available to them as a matter of right.

Fraudulent Conveyance Risks

     The incurrence by the Company of indebtedness, including indebtedness in connection with the Senior Financing and the Senior Subordinated Financing, and the subsequent transfer of a portion of the proceeds thereof to the Company's stockholders to pay the Cash Price, is subject to review under relevant federal and state fraudulent conveyance statutes in a bankruptcy, reorganization or rehabilitation case or similar proceeding or in a lawsuit by or on behalf of unpaid creditors of the Company. Under these fraudulent conveyance statues, if a court were to find that, at the time of the Transaction, (i) the Company incurred the indebtedness and paid the Cash Price with the intent of hindering, delaying or defrauding current or future creditors or (ii) (a) the Company received less than reasonably equivalent value or fair consideration in connection with the Transaction and (b) the Company (1) was insolvent or was rendered insolvent by reason of the Transaction, including the incurrence of the indebtedness related thereto, (2) was engaged in a business or transaction for which its assets constituted unreasonably small capital, (3) intended to incur, or believed that it would incur obligations beyond its ability to pay as such obligations matured (as the foregoing terms are defined in or interpreted under the fraudulent conveyance statutes) or (4) was a defendant in an action for money damages, or had a judgment for money damages docketed against it (if, in either case, after final judgment the judgment is unsatisfied), such court could determine that the payment of the Cash Price to stockholders of the Company violated applicable provisions of U.S. Bankruptcy code and/or applicable state fraudulent conveyance laws, which determination would permit the bankruptcy trustee or debtor in possession or unpaid creditors to avoid the payment of the Cash Price and recover the Cash Price from the Company's stockholders.

     In the course of its deliberations concerning the Merger Agreement, the Board was advised of the fraudulent conveyance risks and the relevant legal principles set forth above. As a result, in order to protect the Company and its stockholders, the Board insisted that the Merger Agreement contain a provision requiring that, as a condition to consummation of the Merger, the Company and the Board receive an opinion from an independent expert as to the solvency of the Company after giving effect to the Merger and the Transaction. Based upon its discussions with its advisors and financing sources, the Company fully anticipates receiving such a solvency opinion.


Sufficiency of Committed Financing

     Based on market conditions at the Closing, the Company may be able to borrow in excess of the $694.2 million for which it has commitments under the Term Facility and Senior Subordinated Financing. The Company currently does not expect to borrow in excess of the $694.2 million for which it has commitments. In the event that (i) less than the maximum number of shares are converted pursuant to the Option Conversion or (ii) the level of indebtedness at Closing which must be refinanced is higher than expected the Company may seek to borrow in excess of the $694.2 million for which it has commitments.

     FSI's obligations to effect the Merger are subject to, among other things, the receipt of financing proceeds, on terms set forth in commitment letters attached to the Merger Agreement, or such other financing sources as the Company and FSI shall reasonably agree in amounts sufficient to consummate the Transaction including payment of the Cash Price, refinancing of the outstanding indebtedness of the Company, payment of transaction fees and expenses and provision of working capital needs following the Effective Time.

     FSI has informed the Company that it expects that the financing described under "THE TRANSACTION--Transaction Financing," including the Term Facility and the Senior Subordinated Financing, will be sufficient to consummate the Transaction if such financing is completed in accordance with terms and conditions described in the financing commitments which are attached to the Merger Agreement, which are included herewith as Annex IV. However, there can be no assurance that if the committed financing is not sufficient, the Company will be able to obtain additional financing or that FSI will agree to consummate the Merger even if such financing is available.


Stock Election and Proration Into Cash

     As described herein, existing stockholders may make a Stock Election with respect to the Standard Pool while Eligible Employees may make a Stock Election with respect to both the Standard Pool and the Eligible Employee Pool. However, if the aggregate number of shares of Fisher Common Stock requested to be included in the Standard Pool exceeds 746,114, electing stockholders will receive cash for a portion of such holder's Fisher Common Stock as to which such holder had made a Stock Election as a result of the proration procedures described herein under "THE TRANSACTION--Transaction Consideration; Election Procedures." Similarly, if the aggregate number of shares of Fisher Common Stock requested to be included in the Eligible Employee Pool exceeds 310,881, electing Eligible Employees will receive cash for a portion of such holder's Fisher Common Stock as to which such holder had made a Stock Election as a result of proration procedures described under the "THE TRANSACTION-- Transaction Consideration; Election Procedures--Stock Election." See "THE TRANSACTION--Certain Federal Income Tax Considerations" for a discussion of the tax consequences of receiving cash.

     In addition, as a result of the Eligible Employee Pool, the existing stockholders of the Company, other than the Eligible Employees, may be required to retain more shares of Fisher Common Stock than they would have been required to retain in the absence of the Eligible Employee Pool if Stock Elections for the Standard Pool are made for less than the Standard Share Retained Number and the Eligible Employees make Stock Elections with respect to the Eligible Employee Pool. In such a circumstance, because the shares retained pursuant to the Eligible Employee Pool would not be counted as part of the Standard Pool, existing stockholders would be required to retain a greater number of shares in the Standard Pool as a result of the proration procedures than they would have been required to retain if the Eligible Employee Pool did not exist. Also as a result of the Eligible Employee Pool, the Eligible Employees would be entitled to retain more shares of Fisher Common Stock than they would have been entitled to retain in the absence of the Eligible Employee Pool if Stock Elections for the Standard Pool are made for more than the Standard Share Retained Number and Eligible Employees make Stock Elections with respect to the Eligible Employee Pool. In such a circumstance, because the shares retained pursuant to the Eligible Employee Pool would not be subject to the proration procedure applied to the Standard Pool, Eligible Employees would be entitled to retain a greater number of shares than they would have been entitled to retain in the absence of the Eligible Employee Pool.


Proration Relating to Fisher Common Stock

     Shares of Fisher Common Stock not retained under a Stock Election shall be exchanged for the right to receive the Cash Price. However, if the aggregate number of shares requested to be retained by holders of Fisher Common Stock is less than 746,114, then, as a result of the proration procedures described herein under "THE TRANSACTION--Transaction Consideration; Election Procedures--Stock Election Procedure" each stockholder electing cash will be required to retain shares of Fisher Common Stock.


Forecasts; Limits of Reliability

     The forecasts set forth under the "THE TRANSACTION--Estimates of Future Operations and Other Information" (which were provided to the Equity Investors, and FSI), while presented with numerical specificity, are based upon a number of estimates and assumptions which, though considered reasonable by the Company at the time presented, are inherently subject to significant business, economic and competitive uncertainties and contingencies, including those set forth herein under "RISK FACTORS," many of which are beyond the control of the Company, and upon assumptions with respect to future business strategies and decisions which are subject to change and may be out of the control of the current management of the Company. The forecasts were not prepared with a view to the transactions described herein and did not take into account the Transactions. The forecasts were also not prepared with a view toward compliance with published guidelines of the Commission, the American Institute of Certified Public Accountants, any regulatory or professional agency or body or generally accepted accounting principles. Moreover, the Company's independent public accountants, has not compiled or examined the forecasts and accordingly, does not express any opinion or any other form of assurance with respect thereto, assumes no responsibility for and disclaims any association with the forecasts. While the Company believes the forecasts are based upon reasonable assumptions and estimates, actual results will vary and such variations may be material. Forecasts are necessarily speculative in nature, and it is usually the case that one or more of the assumptions underlying the forecasts will not materialize. Furthermore, the Company does not intend to update or revise the forecasts to reflect events or circumstances after the date thereof or to reflect the occurrence of unanticipated events. Holders of Fisher Common Stock are cautioned not to place undue reliance on any of the forecasts included herein. Except for the forecasts provided by the Company, the Equity Investors (and FSI) did not receive any report, opinion or approval in formulating its decision to proceed with the Transaction. See "THE TRANSACTION--Estimates of Future Operations and Other Information."


Difficulty In Executing Post-Transaction Business Strategy

     The post-Transaction business strategy that has been developed by the Company is based on the Company's current and historical operations and the operations of other companies in the scientific services industries. See "THE COMPANY--General" and "--Business Strategy." The Company's strategy was not prepared with a view to the Transaction. The Company's current business strategy is based, in part, on the Company's ability to capitalize on benefits expected to result from various acquisitions and investments made by the Company over the last few fiscal years, including the acquisitions of CMS and FSE, investments to expand the Company's international operations and continued investment in Fisher Technology Group ("FTG"). Although partially completed, there can be no assurance that the Company will be able to successfully complete the integration of CMS into its operations, or that such integration, when complete, will generate expected efficiencies and cost savings. In addition, the Company's consolidated international operations and FTG each incurred net losses in fiscal 1996 and are currently operating at a loss. If the Company is unable to improve the sales and profitability of its international business and of FTG, the Company's financial condition and results of operations may be materially adversely affected. After the Effective Time, the Company's management may decide to alter or discontinue certain parts of the post-Transaction business strategy described herein and may adopt alternative or additional strategies. In addition, there can be no assurance that such a strategy, if implemented, will be successful or will improve operating results. Moreover, there can be no assurance that the successful implementation of such a strategy will result in improved operating results. Further, other conditions may exist, such as increased competition, or an economic downturn, which may offset any improved operating results that are attributable to such a strategy.


Dependence on Information Systems; Systems Conversion; Year 2000 Issue

     The Company's business is dependent in part on its information systems. These systems play an integral role in: tracking product offerings (including pricing and availability); processing and shipping customer orders; warehouse operations; purchasing; inventory management; financial reporting; and other operational functions. The Company is currently in the process of implementing a project whereby many of its present computer systems, including its order entry, purchasing and financial systems will be replaced. This conversion is expected to occur over the next two years. There can be no assurance that the Company will not experience unanticipated delays, complications and expenses in implementing, integrating and operating such systems. Failure to successfully complete the conversion of the Company's current computer system on a timely basis or failures with respect to the Company's systems generally could result in operational and financial disruptions and could also lead to cost over-runs.


     The Company faces "Year 2000" issues. Year 2000 issues exist when dates are recorded using two digits (rather than four) and are then used for arithmetic operations, comparisons or sorting. A two-digit date recording may recognize a date using "00" as 1900 rather 2000, which could cause the Company's computer systems to perform inaccurate computations. The Company's year 2000 issues relate not only to its own systems but also to those of its customers and suppliers. It is anticipated the Company's program to enhance its systems capabilities described above, and other Year 2000 activities of the Company with respect to systems not being replaced will resolve the Year 2000 issue with respect to the Company's internal systems. There is no guarantee, however, that the systems replacements and modifications will be completed on time. In addition, the failure of the Company's suppliers and customers to address the Year 2000 Issue could significantly impact the Company.


Shares Eligible for Future Sale

     All shares retained by the Equity Investors and the Eligible Employees will be "restricted stock" as that term is defined in Rule 144 under the Securities Act, and initially will not be freely saleable in the public market without registration under the Securities Act. Subject to applicable law, the THL Fund could sell any or all of the shares of Fisher Common Stock owned by it from time to time for any reason. Following the Effective Time, the THL Fund will be entitled to certain demand rights to require the Company file a registration statement under the Securities Act for the sale of its Fisher Common Stock and will also be entitled to include its Fisher Common Stock in certain registration statements filed for the benefit of the Company. The Equity Investors will also be entitled to certain rights to the registration of their Fisher Common Stock. Although the Company can make no prediction as to the effect, if any, that sales of shares of Fisher Common Stock by the THL Fund, or the Equity Investors would have on the market price prevailing for the Fisher Common Stock from time to time, sales of substantial amounts of Fisher Common Stock or the availability of such shares for sale could adversely affect prevailing market prices.


Reduced Public Float; Possible Volatility of Fisher Common Stock Price

     There will be substantially fewer shares of Fisher Common Stock held by the public holders of Fisher Common Stock than shares of Fisher Common Stock held by the public holders of Fisher Common Stock prior to the Effective Time. This reduced market capitalization could cause the market price of the shares of Fisher Common Stock to be subject to significant fluctuations. In addition, following the Effective Time, factors such as announcements by the Company of variations in its quarterly financial results, analysts' estimates of the Company's financial results, industry-wide results, changes in economic conditions, competitive developments, sales of substantial blocks of the securities of the Company by the holders thereof, and the issuance of stock in connection with future financings or corporate transactions among other things, could cause dilution to the public holders of Fisher Common Stock and cause the market price of the Company's shares to fluctuate significantly. See "RISK FACTORS--Shares Eligible for Future Sale," "SUMMARY--Price of Fisher Common Stock and Dividends."


Competition

     The Company operates in a market which is highly competitive. The Company's competitors include other distributors as well as a large number of suppliers and manufacturers that sell their own products directly to end users. Some of these competitors are larger and may have greater resources than the Company. There has been a recent trend toward consolidation in the industry which could result in the Company's competitors that provide distribution services becoming larger. In addition, potential competitors in the future could include suppliers and manufacturers that currently rely on one or more third party distributors to distribute their products. There can be no assurance that competitive factors in the Company's markets, both international and domestic, will not have a material adverse effect on the Company's financial condition and results of operations.


Reliance on Third Party Package Delivery Services

     Virtually all of the Company's products are shipped to customers by independent package delivery companies. The Company does not own or maintain a fleet of transportation vehicles dedicated to the delivery of its products. The principal independent delivery service used by the Company is United Parcel Service ("UPS"), which ships products accounting for over sixty percent of the Company's U.S. revenues. Other carriers used by the Company include national and regional trucking firms, overnight courier services and the United States Postal Service. A major work stoppage or other series of events that would make such carriers unavailable to the Company could have a significant adverse effect upon the Company's ability to conduct its business. In August 1997, UPS employees who are members of the International Brotherhood of Teamsters went on strike for more than two weeks, causing disruption to the Company's shipments that resulted in lost sales and increased logistics and distribution costs. The impact of that strike upon the Company's business and financial condition is being evaluated to determine the extent of the resulting losses, which are believed to be material, and whether they will be recovered. According to published reports, UPS has also been negotiating with the Independent Pilots Association which represents its pilots (the "IPA") regarding the terms of a new contract. On or about October 1, 1997, IPA announced that its members voted down UPS' contract proposal. The National Mediation Board, which is overseeing the UPS-IPA negotiations, has reportedly indicated that it is not going to reconvene the contract talks until early 1998. If those talks are unsuccessful, there is a federally mandated 30 day cooling off period before the IPA could strike. Failure to reach an agreement could result in job actions other than a strike such as work rule slowdowns. In addition, if the IPA were to go out on strike, it is possible that the Teamsters union would honor the pilots' picket line because the IPA honored the Teamsters' picket line during the Teamsters' August 1997 strike against UPS. Although it is not possible to predict the duration or quantify the effects of such a strike, were such a strike to occur, the resulting disruption to the Company's product shipments could have a material adverse impact upon the Company. In addition, while the Merger Agreement was modified in connection with the First Amended Agreement to provide that the impact of the August 1997 UPS strike, and the prospect of an IPA strike, would not result in certain conditions to FSI's obligation to consummate the Merger to not be satisfied, if an IPA strike were to occur, it is possible that certain conditions to FSI's obligation to consummate the Merger would not be satisfied. In particular, such a strike (especially if honored by the Teamsters) could cause representations made by the Company in the Merger Agreement as to the absence of adverse changes since March 31, 1997 to be untrue in material respects as of the date on which the Effective Time is to occur, thereby failing to satisfy a condition to FSI's obligation to consummate the Merger; if such a condition were not satisfied, FSI would not be obligated to consummate the Merger or the Transaction.


Fisher Sales Growth

     The Company's ability to implement its business strategy will depend on numerous factors, many of which are beyond the control of the Company. Much of the Company's recent sales growth was the result of acquisitions, including the acquisitions of CMS and FSE in October, 1995. Future growth will be largely dependent on growth in the overall market for instruments, supplies and equipment, and environmental testing, life sciences, worker safety and emerging testing techniques and the ability of the Company to make acquisitions. There can be no assurance that such growth will occur or that suitable acquisition candidates will be available or that any acquisition will be successful.


Environmental Regulation

     Some of the Company's operations involve and have involved the handling, manufacture or use of many substances that are classified as toxic or hazardous substances within the meaning of applicable environmental and other laws. Some risk of environmental and other damage or hazard is inherent in particular operations and products manufactured, sold or distributed by Fisher. There can be no assurance that damage, hazard or loss will not occur. To a large extent, such damage is uninsured. The Company continually monitors and reviews its procedures and policies for compliance with existing law and the cost of compliance with existing environmental laws is not expected to have a material adverse effect on the Company's earnings, liquidity or competitive position. However, future events, including changes in existing laws and regulations, may give rise to additional costs which are currently unintended and unforeseen and which could have a material adverse effect on the Company's financial condition.


Dependence on Key Personnel

     The Company depends heavily on the services of its senior management, including Paul M. Montrone, the Company's President and Chief Executive Officer, and Paul M. Meister, the Company's Senior Vice President and Chief Financial Officer. The loss of any of the Company's senior management, including Mr. Montrone or Mr. Meister could have an adverse impact on the Company. In addition, certain members of management have entered into employment agreements with the Company in connection with the Transaction. See "THE TRANSACTION-- Interests of Certain Persons in the Transaction."

International Operations

     The Company conducts international operations through a variety of wholly owned subsidiaries, majority-owned subsidiaries, joint ventures, equity interests and agents located in North and South America, Europe, the Far East, the Middle East and Africa. The Company is also exploring the possibility of expansion into other international markets as well. There is no guarantee that the Company will maintain significant operations internationally or that any such operations will be successful. Any international operations established by the Company will be subject to risks similar to those affecting its North American operations in addition to a number of other risks, including lack of complete operating control, lack of local business experience, foreign currency fluctuations, difficulty in enforcing intellectual property rights, language and other cultural barriers and political and economic instability.


Exchange Rate Fluctuations

     The majority of Fisher's revenues and expenses are incurred in U.S. dollars, although the Company owns properties and conducts operations in non-U.S. facilities including Canada, France, Mexico, Belgium, Germany, the Netherlands, Singapore, Malaysia, Switzerland and the United Kingdom. Accordingly, fluctuations in the exchange rate between the U.S. dollar and the respective currencies of the aforementioned countries could have an adverse effect on the Company.


Dependence on Corporate Research and Development Spending

     The Company's customers include corporations active in scientific or technological research, healthcare, industrial, safety and other markets, both in the U.S. and internationally. The research and development budgets and activities of these companies have a significant effect on the demand for products manufactured and/or distributed by the Company. Such policies are based on a variety of factors, including the need to develop new products, competition and availability of resources. Although scientific and technology-related research and development spending in the U.S. historically has not been subject to cyclical swings, no assurance can be made that this trend will continue. In addition, as the Company continues to expand its international operations, the research and development spending levels in other global markets will become increasingly important. A decrease in research and development spending by the Company's customers could have a material adverse effect on the Company's results of operations.


Healthcare Reform; Cost Containment

     The Company's sales to the U.S. clinical laboratory market are significant, approximating more than 20% of the Company's total sales. During the first three quarters of 1997, sales to this market declined compared to sales during the comparable period in 1996. This sales decline is largely attributable to the Company's continued integration of CMS as well as the impact of the UPS strike. The trend towards managed care, together with efforts to reform the healthcare delivery system in the U.S., has resulted in increased pressure on healthcare providers and other participants in the healthcare industry to reduce cost. To the extent that the Company's customers in the healthcare industry seek to address the need to contain costs by limiting the number of clinical tests being performed, the Company's results of operations could be materially adversely affected.

                                  THE COMPANY


     Founded in 1902, Fisher Scientific International Inc. is a world leader in serving science, providing more than 245,000 products and services to research, healthcare, industrial, educational and government customers in 145 countries. The Company serves as a one-stop source for the scientific and laboratory needs of its customers, supplying a broad product offering of leading brands of instruments, research chemicals, clinical consumables, diagnostics, laboratory workstations and other laboratory supplies. The Company's marketing efforts are spearheaded by The Fisher Catalog, which has been a standard reference for the scientific community worldwide and has been published for over 89 years. The Company provides integrated supply services for the procurement of maintenance, repair and operating ("MRO") products and other basic supplies and also develops and markets software for electronic commerce. For the twelve months ended September 30, 1997, the Company's total sales and EBITDA were $2,179.3 billion and $164.9 million, respectively.


     The Company has sourcing relationships with over 3,200 vendors throughout the world, including many of the premier manufacturers of laboratory products, and serves over 150,000 customers. Management estimates that proprietary products, which consist of self-manufactured products and products sold through exclusive distribution agreements, accounted for approximately 40% of total sales in fiscal 1996. Consumable products, such as laboratory supplies and speciality chemicals, represented approximately 75% of the Company's total sales in fiscal 1996 and provide a stable base of recurring revenues for the Company.


     Aggregate industry-wide domestic revenues in the Company's core research, healthcare and industrial markets were approximately $18 billion in fiscal 1996. Growth in these markets has been driven by research and development spending, and general laboratory activity and expansion. During the past decade, pressure to reduce procurement costs has led the Company's customers to demand fewer suppliers, standardized products and integrated sources of supply. As a result, manufacturers of laboratory supplies and equipment have been increasingly using national distributors to distribute their products, while regional and international suppliers of these products have been consolidating. The mergers in 1995 of Fisher and CMS and of VWR Scientific Products Corporation and the industrial distribution business of Baxter Healthcare Corporation are the two most recent examples of this consolidation trend.


Company Strengths

     Market Leadership. The Company is a leading global provider of high-quality scientific instruments, equipment, supplies, chemicals and services to the scientific research, healthcare, industrial, educational and governmental markets. Based on industry data, management believes that the Company is the leading distributor of laboratory products to the U.S. scientific research market and the number two distributor of clinical laboratory products to the U.S. healthcare market.

     Global Brand. For over 90 years the Company has been serving science and has established Fisher Scientific as a global brand name. As a result of its international presence and publication of The Fisher Catalog, the Fisher Scientific name and family of products and services are well-known and respected in each of the Company's markets. Management believes that The Fisher Catalog is considered one of the industry's most comprehensive sources for laboratory supplies and equipment. In addition, the Company publishes the CMS Catalog, the Fisher Chemicals Catalog, the Fisher Science Education Catalog and over a dozen international catalogs. More than one million copies of the Company's various catalogs are produced and distributed biannually, with supplements tailored to specific market segments such as biotechnology, research chemicals, educational materials and occupational health and safety. The Company's international catalogs support its worldwide presence.

     Diverse Customer Base. The Company's customer base includes some of the world's leading pharmaceutical and scientific research companies representing approximately 4,200 national reference and independent laboratories, 8,650 hospitals and 146,000 physicians offices. In addition to serving customers in the traditional scientific-related industries, the Company has developed relationships with emerging biotechnology and entrepreneurial businesses. No one customer accounted for more than 3% of total sales in fiscal 1996. The Company's top ten research customers have on average been doing business with the Company for over 15 years. The Company expects to benefit from this diverse and long-standing customer base as these customers continue to consolidate the number of suppliers they utilize.

     Extensive Sourcing and Manufacturing Capabilities. Management believes that the Company's global sourcing and manufacturing capabilities enhance its ability to offer its customers the broadest product offering and the best price/quality relationship. The Company has sourcing relationships with over 3,200 suppliers worldwide as well as its own manufacturing plants in the United States and Europe. Proprietary products, which consist of self-manufactured products and products sold through exclusive distribution arrangements, represented 40% of its total sales in fiscal 1996. Proprietary products provide the Company with increased sourcing flexibility, and its customers with a complete range of laboratory supplies. The Company generated approximately 16% of its total sales in fiscal 1996 through the sale of self-manufactured products such as chemicals, laboratory equipment and laboratory workstations. In response to the market's increased demand for integrated supply, the Company established Strategic Procurement Services, Inc. ("SPS") in 1994. SPS provides procurement outsourcing and integrated supply services, helping to lower client inventory, acquisition and process costs.

     Worldwide Logistics Network. The Company has developed highly automated and efficient logistics capabilities, one of the critical links between supplier and customer. The Company's U.S. logistics facilities, monitored and coordinated by a command center in Pittsburgh, Pennsylvania, supply products throughout the U.S. in an efficient and timely manner. Fisher's 32 U.S. distribution facilities are complemented by its international locations, including distribution centers in Canada, Germany, France, England, Belgium, Switzerland, the Netherlands, the Czech Republic, Japan, Singapore, Korea, Malaysia, Mexico and Australia. In addition, the Company uses affiliated dealers and distributors to supply products in more remote international locations. Through its worldwide distribution network, the Company distributes an average of 20,000 items every business day, with products accounting for more than 90% of total sales in fiscal 1996 shipped to customers within 24 hours of being ordered. Management believes that this combination of global logistics, distribution and sourcing capabilities distinguishes the Company from other distributors serving the scientific community.

     Technological Leadership. For more than a decade, the Company has made significant investments in the research, development and implementation of improved electronic order entry and purchasing systems designed to improve the procurement processes of the Company's customers. For many of the Company's customers, procurement costs represent a significant portion of the overall cost of an order. The Company believes that its ability to combine its technological leadership and its expertise in distribution has been a key element to the Company's success. In 1995, the Company created FTG to commercialize its software and related services developed by Fisher by capitalizing on the Company's leadership position in distribution and related technology. FTG is at the forefront of developing, implementing and commercializing software and related technology to aid organizations in implementing advanced supply chain-management techniques designed to improve the efficiency of the procurement processes of customers, and increase access to and awareness of the Company's product offerings and third party procurement capabilities and services.

     Growing, Recurring and Diversified Revenue Stream. Management believes that demand for the Company's products and services is driven primarily by applicable research and development expenditures. According to data published by the U.S. National Science Foundation (the "National Science Foundation"), applicable research and development expenditures have grown at a 4.4% compounded rate over the last ten years. In addition to the stable historical growth rates in its core markets, the Company also benefits from revenue diversity across its different end-user markets with approximately 49% of total sales in fiscal 1996 derived from sales to the U.S. research sector, approximately 26% to the U.S. healthcare sector and approximately 21% to its international customers. The Company's revenue stream is also diversified across its products, with no stock keeping unit (SKU) representing more than 1.5% of total sales in fiscal 1996. The sale of consumable laboratory supplies and specialty chemicals, which represented approximately 75% of the Company's total sales in fiscal 1996, provides a stable base of recurring revenues.

     Proven and Committed Senior Management Team. Paul M. Montrone, Fisher's President and Chief Executive Officer, and Paul M. Meister, Fisher's Senior Vice President and Chief Financial Officer, have a demonstrated track record of successfully developing significant international businesses, including Wheelabrator-Frye Inc., AlliedSignal Inc., Henley Manufacturing Corporation, Wheelabrator Technologies Inc., The General Chemical Group Inc. and Prestolite Wire Corporation. At Fisher, the management team has generated a 22% compounded annual return in the Company's stock price since 1991. Messrs. Montrone and Meister are expected to remain with the Company following the Effective Time. In addition, Messrs. Montrone and Meister are expected to have a significant financial commitment and ownership position in the Company after the Effective Time. In connection with the Transaction, Messrs. Montrone and Meister will have, and are expected to exercise, an option to retain an equity interest of approximately $35 million representing substantially all of their holdings in Fisher. Certain other members of management are expected to retain up to an additional $24 million of equity, which when combined with the holdings of Messrs. Montrone and Meister, totals approximately $59 million, or 14.9% of the Fisher Common Stock outstanding immediately following the Effective Time.


Business Strategy


Realize Benefits from Acquisitions and Investments.

     Healthcare Acquisition. In October 1995, Fisher dramatically increased its presence in the U.S. healthcare market by acquiring the U.S. clinical laboratory business of Fisons plc. ("Fisons") operating under the name CMS. The Company's strategy is to continue to integrate its existing research distribution network with the CMS network, and leverage this infrastructure and the Company's distribution expertise to further penetrate the healthcare segment. To date, Fisher has fully integrated the sales force and back office functions and expects to continue to integrate the remaining distribution and customer service facilities. Management expects the Company to benefit from the continued integration of these businesses into the existing distribution and manufacturing infrastructure.

     International Investment. Among its competitors, management believes that the Company is one of a few distributors with integrated global logistics capabilities. As a result, the Company is in a strong position to capture the growth of research and healthcare spending in international markets. By focusing on the needs of multinational, regional and local customers, and by making strategic investments internationally through acquisitions, joint ventures and agency agreements, the Company has increased its international business fourfold during the last five years to approximately $450 million. The Company supports its international growth through a network of distribution facilities in 14 countries and an expanding network of logistics facilities in Korea, Malaysia, Singapore, China and Mexico. Although the Company's largest international operations, Fisher Scientific U.K., Ltd. and Fisher Canada, Limited, are currently profitable, the Company's consolidated international operations are currently unprofitable as a result of the investment spending and start-up costs incurred to develop distribution and logistics capabilities in rapidly developing markets such as Asia and South America. Management believes, however, that the Company's consolidated international operations will contribute to the Company's overall profitability over the next few years as its global distribution network becomes fully developed and sales reach the level required to cover market development costs.


Generate Growth Opportunities.

     Develop Fisher Technology Group. The Company plans to further develop its electronic-commerce and advanced procurement systems, particularly those that strengthen its participation in the Internet and intranet marketplace. FTG was formed in 1995 to develop and market procurement systems and electronic commerce solutions to both purchasing organizations and manufacturers. The Company has developed a number of proprietary services including ProcureNet, a public Internet mall for business-to-business transactions where more than 300,000 items and approximately 3,000 catalog pages can be browsed, which received the Gartner Group award in 1997 for best Internet architecture, and CornerStone, an intranet-based system which allows buyers and suppliers to create public or private web sites to support their business-to-business transactions. FTG has entered into a cooperative marketing agreement with IBM Corporation, pursuant to which IBM will market and sell ProcureNet and CornerStone to its customers. FTG has also entered into a cooperative applications initiative to jointly design and develop user interfaces to allow CornerStone to be used with Oracle Corporation's suite of products. The Company has invested in the development of FTG as a stand-alone business unit, and as a result, the operation is currently unprofitable. Management believes that FTG is positioned to experience further sales growth over the next few years, which should enable FTG to develop the critical mass necessary to achieve profitability.

     Leverage Global Logistics. The Company continues to evaluate ways to leverage its global logistics infrastructure and its distribution expertise into related markets. For example, the Company developed SPS, which allows customers to outsource the procurement function and provides integrated supply services for the procurement of MRO products and other basic supplies. The Company plans to continue to focus on growth through acquisitions, especially in the more fragmented safety and MRO markets. Furthermore, the Company also expects to selectively expand its self-manufactured product line in profitable niche categories.

Continue to Pursue Additional Cost Saving Opportunities.

     Completion of 1995 Restructuring Plan. The plan of restructuring (the "1995 Restructuring Plan") initiated in the third quarter of 1995 was implemented to reduce the cost of Fisher's global logistics, customer service and administrative functions. The 1995 Restructuring Plan, which is expected to be completed over the next few years, is designed to (i) eliminate redundant administrative functions, (ii) reorganize the research sales force and (iii) consolidate and relocate certain logistics and customer service systems and functions throughout the world. Management believes that there are additional cost savings which have yet to be realized from this consolidation and reorganization. As of September 30, 1997, the Company had integrated the sales force and back office functions, and closed or consolidated 13 logistics centers, reducing the number of U.S. logistics centers to 32.

     Management is also considering a new plan to restructure certain businesses within the United States and internationally and expects to finalize the plan in the last quarter of 1997. The plan includes the closure of additional U.S. warehouse and customer service locations not included in the 1995 Restructing Plan and an evaluation of international businesses not meeting profit expectations, both of which would result in a reduction of the company-wide workforce. If the plan is adopted, charges to be recorded in the fourth quarter are estimated to range from $50 million to $60 million of which approximately two-thirds represents non-cash charges.

     Improve Efficiencies. Fisher management has identified potential additional cost savings resulting from logistics, marketing, sales and procurement initiatives. These include (i) process improvements which should increase warehouse efficiencies, improve order fill rates and reduce distribution and logistics expenses, (ii) improved procurement and sourcing alternatives and (iii) increased use of telesales and electronic ordering to service accounts.

     The Company's business strategy following the Merger is generally expected to be similar to its current strategy. For certain factors affecting the Company's ability to pursue its post-Transaction business strategy, see "RISK FACTORS--Difficulty in Executing Post-Transaction Business Strategy."

                              THE SPECIAL MEETING


Matters to be Considered

     The purpose of the Special Meeting is to consider a transaction pursuant to which an investor group led by THL will make an investment in Fisher and vote upon a proposal to approve and adopt the Merger Agreement entered into between FSI and Fisher as it relates to the Merger. At the Special Meeting, Fisher stockholders will be asked to consider and vote upon a proposal to approve and adopt the Merger Agreement by and between Fisher and FSI. Transactions of the Company which are contemplated by the Merger Agreement which will occur following the Stockholder Meeting include (i) actions to cause the Merger to become effective, including the filing of the Certificate of Merger with the Secretary of State of the State of Delaware, (ii) the treatment of shares of the Company and FSI in the Transaction (see "THE TRANSACTION--Transaction Consideration; Election Procedures" and "--FSI Stock and Fisher Common Stock Ownership Following the Transaction"), (iii) the treatment of Options in the Merger (see "THE TRANSACTION--Effect on Employee Stock Options and Employee Benefit Matters" and "--Interests of Certain Persons in the Transaction"), (iv) recapitalization of certain of the Company's indebtedness (see "THE TRANSACTION--Transaction Financing"), (v) certain agreements relating to certain employee benefit arrangements pursuant to which, following the Effective Time, the Company and the Surviving Corporation will honor certain employment, severance and bonus agreements and arrangements to which the Company is a party and, for two years following the Effective Time, generally will continue compensation programs and similar plans (see "CERTAIN PROVISIONS OF THE MERGER AGREEMENT--Employee Benefit Arrangements"), and (vi) certain standard matters relating to director and officer indemnification and insurance (see "CERTAIN PROVISIONS OF THE MERGER AGREEMENT--Indemnification; Directors' and Officers' Insurance"). Stockholders are only being asked to vote upon the approval of the Merger Agreement as it relates to the Merger and are not being asked to consider and vote upon the other aspects of the Transaction including the recapitalization of the Company's existing indebtedness or the 1998 Equity and Incentive Plan. However, the Equity Investors, who will control the Company following the Effective Time, have agreed to take actions necessary to cause such plan to be approved by stockholders following the Effective Time.


     If the Merger Agreement is approved by the stockholders of Fisher, the Equity Investors shall purchase shares of FSI and receive in exchange (i) an aggregate of up to 6,507,772 shares of FSI less the amount if any, by which (A) the aggregate number of shares actually retained by existing stockholders (including Eligible Employees) exceeds (B) 746,114 which amount may not exceed 310,881, and (ii) the Equity Warrants. The Equity Investors will not purchase the Equity Warrants for cash but will receive the Equity Warrants in consideration for the commitment to purchase the Cumulative Preferred Stock. FSI will then merge with and into Fisher, and each share of Fisher Common Stock issued and outstanding immediately prior to the Effective Time (other than (i) shares of Fisher Common Stock held by Fisher or any wholly owned subsidiary thereof and (ii) shares of Fisher Common Stock, the holders of which have duly perfected their appraisal rights) will be entitled, with respect to each share of Fisher Common Stock, at the election of the holder and subject to the terms described herein, either (a) to receive in an exchange $48.25 in cash or (b) to retain one fully paid and nonassessable share of Fisher Common Stock. The total cash consideration is $959.3 million, assuming all eligible Options are exchanged for Fisher Common Stock and shares are not issued pursuant to the Eligible Employee Pool. The shares of FSI common stock held by the Equity Investors shall, pursuant to the Merger, by converted into up to 6,507,772 shares of Fisher Common Stock. The Merger Agreement provides that existing stockholders (including employees of the Company) must retain exactly 746,114 shares of Fisher Common Stock in the Standard Pool in the Transaction. The Merger Agreement also provides that, in addition to participating in the Standard Pool, Eligible Employees are entitled to retain up to an additional 310,881 shares of Fisher Common Stock in the Eligible Employee Pool in the Transaction and exchange outstanding options for up to 909,392 shares of Fisher Common Stock in the Transaction pursuant to the Option Conversion. Although existing stockholders and Eligible Employees will be entitled to make an election pursuant to the terms of the Merger Agreement to either receive cash or retain shares, existing stockholders (including Eligible Employees) with respect to the Standard Pool, and Eligible Employees with respect to the Eligible Employee Pool, will be subject to having a portion of their shares not treated in accordance with their election. As described more fully under "THE TRANSACTION--Transaction Consideration; Election Procedures", all elections to either receive cash or retain shares may be subject to a proration procedure based on the elections made by other existing stockholders or Eligible Employees (for instance, if existing stockholders (including Eligible Employees) elect to retain more than 746,114 shares of Fisher Common Stock, then some shares of Fisher Common Stock which were submitted for retention shall, instead, be converted into cash pursuant to the exchange with the Company covered by the Merger Agreement). The shares of Fisher Common Stock to be owned by the Equity Investors immediately following the Effective Time, excluding the Note Warrants, Equity Warrants and management options, will represent a minimum of 75.9% and a maximum of 79.7% of the Fisher Common Stock expected to be issued and outstanding after the Transaction. Including the Note Warrants (fully retained by the lenders), Equity Warrants (fully retained by the Equity Investors) and the full issuance of management options, a minimum of 71.3% and 74.2% of the outstanding shares of Fisher Common Stock, including shares underlying warrants and options, will be held by the Equity Investors following the Transaction (see "THE TRANSACTION--Conversion of Stock").

     Immediately after the Effective Time, 8,163,278 shares of Fisher Common Stock are expected to be issued and outstanding. The Merger Agreement (including the principal exhibits thereto) is attached to this Proxy Statement/Prospectus as Annex I. See "THE TRANSACTION" and "CERTAIN PROVISIONS OF THE MERGER AGREEMENT." The Board of Directors of Fisher has, by unanimous vote of those members attending and voting, approved the Merger Agreement in its entirety and recommend that the Company's stockholders vote FOR approval of the Merger Agreement as it relates to the Merger.


Required Votes

     The affirmative vote of stockholders holding 10,178,383 shares of Fisher Common Stock, being a majority of the shares of Fisher Common Stock entitled to vote thereon, is required to adopt and approve the Merger Agreement as it relates to the Merger.

     As of December 12, 1997, directors and officers of the Company, their affiliates and associates and certain of their relatives and advisers, collectively owned of record 406,780 shares (approximately 2.0%) of the outstanding Fisher Common Stock. All of such persons are expected to vote their shares of Fisher Common Stock in favor of the resolution to approve and adopt the Merger Agreement as it relates to the Merger.


Voting and Revocation of Proxies

     Shares of Fisher Common Stock that are entitled to vote and are represented by a Proxy properly signed and received at or prior to the Special Meeting, unless subsequently properly revoked, will be voted in accordance with the instructions indicated thereon. If a Proxy is signed and returned without indicating any voting instructions, shares of Fisher Common Stock represented by such Proxy will be voted FOR the proposal to approve and adopt the Merger Agreement. The Board of Directors of Fisher is not currently aware of any business to be acted upon at the Special Meeting other than as described herein. If, however, other matters are properly brought before the Special Meeting or any adjournments or postponements thereof shall occur, the persons appointed as proxies will have discretion to vote or act thereon in accordance with their best judgment. The persons appointed as proxies may not exercise their discretionary voting authority to vote any Proxy in favor of any adjournments or postponements of the Special Meeting if such proxy contains an instruction to vote against the approval of the Merger Agreement.

     Any Proxy given pursuant to this solicitation may be revoked by the person giving it at any time before the shares represented by such Proxy are voted at the Special Meeting by (i) attending and voting in person at the Special Meeting, (ii) giving notice of revocation of the Proxy at the Special Meeting, or (iii) delivering to the Secretary of Fisher (a) a written notice of revocation or (b) a duly executed Proxy relating to the same shares and matters to be considered at the Special Meeting, bearing a date later than the Proxy previously executed. Attendance at the Special Meeting will not in and of itself constitute a revocation of a Proxy. All written notices of revocation and other communications with respect to revocation of proxies should be addressed as follows: Fisher Scientific International Inc., Liberty Lane, Hampton, New Hampshire 03842, Attention: Secretary, and must be received before the taking of the votes at the Special Meeting.


Record Date; Stock Entitled to Vote; Quorum

     Only holders of Fisher Common Stock at the close of business on November 21, 1997 will be entitled to receive notice of and to vote at the Special Meeting. At the close of business on the Record Date, the Company had outstanding and entitled to vote 20,356,764 shares of Fisher Common Stock.

     The presence, in person or by proxy, at the Special Meeting of the holders of at least 10,178,383 shares of Fisher Common Stock, i.e., a majority of the shares of Fisher Common Stock outstanding on the Record Date, is necessary to constitute a quorum for the transaction of business. The affirmative vote of the holders of 10,178,383 shares of Fisher Common Stock, i.e., a majority of the votes entitled to be cast by the holders of all outstanding shares of Fisher Common Stock, is necessary to approve the Merger Agreement. Abstentions and "broker non-votes" will be counted as present for the purposes of determining whether a quorum is present but will not be counted as votes cast in favor of the Merger Agreement. Because the vote on the Merger Agreement requires the approval of a majority of the votes entitled to be cast by the holders of all outstanding shares of Fisher Common Stock, abstentions and "broker non-votes" will have the same effect as a vote against this proposal.


Dissenters' Rights

     Holders of Fisher Common Stock who comply with the applicable requirements of the DGCL may dissent from the Merger and obtain payment for the fair value of their Fisher Common Stock. See "DISSENTING STOCKHOLDERS' RIGHTS."


Solicitations of Proxies

     The Company will bear the cost of the solicitation of Proxies and the cost of printing and mailing this Proxy Statement/Prospectus. In addition to solicitation by mail, the directors, officers and employees of the Company may solicit Proxies from stockholders of the Company by telephone, telegram or in person. Such directors, officers and employees will not be additionally compensated for any such solicitation but may be reimbursed for out-of-pocket expenses in connection therewith. Arrangements will also be made with brokerage houses and other custodians, nominees and fiduciaries for their forwarding of solicitation material to the beneficial owners of shares held of record by such persons and the Company will reimburse such custodians, nominees and fiduciaries for their reasonable out-of-pocket expenses in connection therewith.

     Georgeson & Company Inc. will assist in the solicitation of Proxies by the Company for a fee of $8,000, plus reasonable out-of-pocket expenses.

     HOLDERS OF FISHER COMMON STOCK SHOULD NOT SEND STOCK CERTIFICATES WITH THEIR PROXY CARDS. ONLY HOLDERS OF FISHER COMMON STOCK WHO WISH TO MAKE A STOCK ELECTION ARE REQUIRED TO SEND STOCK CERTIFICATES WITH THEIR FORM OF ELECTION. SEE "THE TRANSACTION--TRANSACTION CONSIDERATION; ELECTION PROCEDURES."


Availability of Independent Accountants

     Representatives of Deloitte & Touche LLP, independent accountants of the Company, will be present at the Special Meeting, will have the opportunity to make a statement should they desire to do so and are expected to be available to respond to appropriate questions.

                                THE TRANSACTION


Background of the Merger

     In November 1995, Trinity I Fund, L.P. ("Trinity"), an investment fund affiliated with members of the Bass family of Texas, filed (together with individual members of the Bass family and others (collectively, the "Trinity Group")) information with the Commission disclosing that the Trinity Group held more than 5% of the outstanding shares of Fisher Common Stock. Following November 1995, the Trinity Group disclosed in additional public filings that it had further increased its ownership position in the Company. During this period, the Trinity Group indicated that it held its shares of Fisher Common Stock for investment purposes but that it would seek to engage the Company's management in discussions regarding aspects of the Company's business.

     From November 1995 through May 1997, representatives of the Trinity Group periodically contacted the Company's investor relations department for general information and updates regarding the Company's business in a manner similar to the contacts between the Company and other large stockholders of the Company.

     In May 1997, the Trinity Group disclosed in public filings, among other things, that it held a 7.3% ownership position in the Company, that one of its members intended to seek governmental approval to acquire up to 25% of the shares of Fisher Common Stock and that its members intended to withhold their votes for election of the Board at the Company's May 13, 1997 Annual Meeting of Stockholders to "register their dissatisfaction" with the Company. The Trinity Group's filing indicated an intent to take steps to address what the Trinity Group characterized as disappointing performance by the Company.

     On May 2, 1997, a representative of Trinity contacted Fisher and requested that representatives of Trinity be permitted to meet with the Board of Directors of the Company (the "Board"). At that time, Trinity's representative declined to discuss Trinity's intentions with respect to Fisher or the substance of the matters to be discussed with the Board. Following this initial conversation, additional conversations relating to scheduling and travel arrangements occurred, but no substantive discussions were held and Trinity's representatives declined to identify the matters to be brought before the Board or to provide an agenda.

     On June 4, 1997, the members of the Board, together with members of management, Wachtell, Lipton, Rosen & Katz, the Company's special outside legal counsel, met with representatives of Trinity. At that meeting, Trinity delivered an unsolicited proposal (the "Trinity Proposal") that contemplated a recapitalization of the Company in which stockholders who surrendered their shares would receive $47 to $48 in cash per share or, in the alternative, a cash merger transaction in which the Company's stockholders would receive the same consideration. The following day, the Company issued a press release reporting that the Board and its legal counsel and investment bankers were evaluating the Trinity Proposal.

     On June 9, 1997, the Board met with management and the Company's outside legal counsel and investment bankers to discuss issues relating to the Trinity Proposal. At that meeting, the Board, in light of, among other things, the Trinity Proposal and the Trinity Group's accumulation of shares of Fisher Common Stock, adopted a Preferred Share Purchase Rights Plan (the "Rights Agreement") in order to ensure that the Board would have flexibility in pursuing its goal of maximizing shareholder value. Also at that meeting, the Board formally ratified the retention, as of June 4, 1997, of Lazard Freres and Salomon Brothers as its investment bankers to assist the Board in its evaluation of the Trinity Proposal and other strategic alternatives, and authorized Lazard Freres and Salomon Brothers to inquire, on a confidential basis, whether select firms might be interested in pursuing a transaction with the Company.

     On June 23, 1997, the Board met to continue its review of the Company's alternatives in light of the Trinity Proposal. At that meeting, the Company's investment bankers reported on their activities to date in gathering information on the level of interest of various third parties in pursuing a possible transaction with the Company. Lazard Freres and Salomon Brothers discussed various types of transaction structures, such as a sale of the entire Company, leveraged buyouts, recapitalization, and leveraged share repurchases, and financial valuation analyses which in their opinion would be relevant in evaluating proposals such as the Trinity Proposal. The analyses reviewed were similar to those reviewed in connection with the evaluation of the Transaction and are described in "THE TRANSACTION--Opinions of the Company's Investment Bankers," and included comparable public company trading analysis, selected acquisition transactions analysis, a leveraged buy-out/recapitalization analysis, a leveraged share repurchase analysis and a discounted cash flow valuation analysis. The assumptions and limitations relating to these analyses, including the information received, the reliance upon the accuracy and completeness of such information, and the assumption that financial forecasts reflected the best available estimates of management, were similar in all material respects to those described in "THE TRANSACTION--Opinions of the Company's Investment Bankers." Following this presentation, the Board discussed the appropriate long-term strategy for the Company, and concluded that its investment bankers should, and the Board instructed them to, conduct a more formal investigation of third-party interest in order to provide additional information for the Board's ongoing evaluation.

     Following the June 23 meeting, the Company's investment bankers contacted approximately 40 potential strategic buyers (manufacturing and service companies) and approximately 12 potential financial buyers of the Company to determine their interest in receiving non-public information concerning the Company so that they could more fully evaluate the Company. Eight of those parties contacted, including, on June 23, 1997, THL, executed customary confidentiality agreements with the Company in order to receive non-public information for evaluation purposes.

     Between June 23 and July 16, 1997, the Company's management and its investment bankers met with each of these parties and provided them non-public information concerning the Company. In the course of these meetings, members of the Company's management made clear to each potential buyer management's desire to seek a transaction that was in the best interests of the Company's stockholders. Certain potential transaction partners asked whether they could have the opportunity to negotiate arrangements with members of the Company's management in order to ensure management's participation in a transaction. In response, the Company's management stated that they would remain flexible and do whatever was in the best interests of the Company and its stockholders, but that no substantive discussions regarding arrangements for management's retention or participation could take place until such time, if any, as all of the material terms of a definitive transaction were agreed upon. Management's position in part was determined by the Board's direction that all qualified third parties be given a meaningful opportunity to participate so that the best possible transaction for the Company's stockholders could be achieved. Of the entities with whom the Company's management held discussions, three parties, including THL, delivered oral indications of interest to the Company's investment bankers as to the type of transaction such party would be willing to pursue and the range of values such party would be willing to consider. All three of the parties submitting oral indications of interest were well-known financial buyers of the type frequently referred to as "leveraged buyout firms." Each such firm proposed a merger transaction structured in a manner similar to the Transaction, including the ability of existing stockholders to retain a small equity stake in the Company, and contemplated the incurrence by the Company of a substantial amount of indebtedness. The potential values of the per-share cash consideration proposed ranged from $48 to $51.50. However, each such firm told the Company's investment bankers that the ranges of values indicated were very preliminary, were subject to completion of their respective due diligence investigations of the Company, and were subject to revision or complete withdrawal for any reason. As such, the investment bankers advised the Company's management that it could rely on such ranges only generally, and could not regard such ranges as representing prices that could or would be obtained in an actual transaction. Of the two other oral indications of interest received (i.e., in addition to the indication of interest received from THL), one such indication of interest contemplated an identical structure to the Transaction with a proposed per-share cash price of $51.50, aggregate pro forma indebtedness of approximately $1.1-1.3 billion and the ability of existing stockholders to retain approximately 3% of the outstanding Fisher Common Stock. The other such indication of interest contemplated an identical structure to the Transaction with a proposed per-share cash price of $48.00 and the ability of existing stockholders to retain approximately 5-7% of the outstanding Fisher Common Stock. No other material terms were provided in such oral indications (including that provided by THL). The terms of the oral indications were not negotiated. No negotiations were held with either of the parties other than THL either before or after receipt of the Thomas H. Lee Proposal (as defined below), and the Board believes that in light of the indications of interest received from the other two parties, the THL Proposal and the Transaction as contemplated by the Merger Agreement (including the Merger) represent the best available course of action for the Company.

     On July 16, 1997, the Board met to review the status of the discussions with third-parties and the indications of interest received. The Board, upon consultation with its legal counsel and investment bankers, concluded that the levels of interest indicated by the potential transaction partners warranted further investigation so that, in light of the Trinity Proposal, the Board could make a fully informed decision as to the appropriate long-term strategy for the Company, including whether or not the Company should pursue a transaction involving a change of control with a third party at that time. As a result, the Company's management and its advisors were instructed to solicit formal bids from the three parties that had expressed interest in pursuing such a transaction.

     On July 21, 1997, the Company's legal counsel and investment bankers delivered a draft merger agreement to each of the three interested parties, together with instructions that the Company expected such parties to submit a formal written proposal by 12:00 noon on August 5, 1997, together with a marked copy of the draft agreement indicating the changes such parties would require prior to executing the agreement. Management and the investment bankers, pursuant to the Board's instructions, communicated to each party that any bids were expected to include the terms of all relevant financing commitments, as the Board was interested only in transaction proposals with respect to transactions for which there would be a relatively high level of certainty of completion.

     Between July 21 and August 4, 1997, the Company and its legal counsel and investment bankers assisted each of the three parties in their respective due diligence investigation of the Company, and the Company's management made formal presentations to each of the three parties at the Company's headquarters concerning the operations and financial condition of the Company.

     On August 4, 1997, the Company's legal counsel and investment bankers telephoned Thomas M. Taylor of Trinity, and offered Trinity, subject to the execution of a customary confidentiality agreement in the same form offered to other interested parties, the opportunity to receive non-public information from the Company and to make its best possible proposal in connection with a possible transaction. The Company's legal counsel indicated that it was prepared to send a proposed form of confidentiality agreement immediately. Mr. Taylor indicated that Trinity would consider the Company's offer. Shortly thereafter, an associate of Mr. Taylor called the Company's legal counsel and requested that the Company send the draft confidentiality agreement for Trinity to review. The draft agreement, which was substantially identical to the draft agreement executed by THL and each of the seven other parties that had entered into confidentiality agreements with the Company, contained customary provisions regarding the preservation of confidentiality of non-public information provided by the Company, as well as a customary covenant that would restrict for two years the ability of the party receiving such information to acquire securities of the Company, to make transaction proposals regarding the Company and to otherwise seek to influence control over the management of the Company unless previously requested by the Company to do so. Later that evening, Trinity informed the Company's legal counsel that it was reviewing the agreement and would respond in the morning. On Tuesday morning, August 5, 1997, a representative of Trinity called the Company's legal counsel and indicated that Trinity was not interested in signing the confidentiality agreement or in receiving non-public information concerning the Company in order to participate in a sale process. No other condition was imposed upon Trinity for the receipt of Company information, and Trinity did not attempt to negotiate or otherwise request changes to the draft confidentiality agreement.

     Later on August 5, 1997, THL submitted a proposal (the "Thomas H. Lee Proposal") to the Company that contemplated a recapitalization of the Company in the form of a merger with FSI in which the Company's stockholders would, subject to proration, be able to elect to receive, with respect to each share of Fisher Common Stock, $50.50 in cash or one retained share of Fisher Common Stock. The Thomas H. Lee Proposal included detailed financing commitments covering all aspects of the equity and debt financing that would be required in connection with such proposal. Following receipt of the Thomas H. Lee Proposal, the Company's management and advisors began evaluating the Thomas H. Lee Proposal and contacted representatives of THL to request a meeting.

     At approximately 9:00 p.m. on the evening of August 5, 1997, representatives of THL, including advisors and potential financing sources, met with members of the Company's management and its legal counsel and investment bankers. At that meeting, the Company's management and advisors asked questions about the Thomas H. Lee Proposal and requested that THL consider making its best and final offer prior to the scheduled meeting of the Board the next morning. Management and the Company's advisors also requested that THL consider certain modifications to some of the contractual provisions that it had included with its formal proposal, including, as discussed below, the elimination of any representations or warranties relating to the possible effects of the strike by UPS workers which had begun the day before. The Company's advisors indicated that they expected that the Board would authorize them to negotiate with the party whose proposal was the best in terms of price and certainty of financing and completion.

     Early on August 6, 1997, a representative of THL contacted the Company's advisors to inform them that THL was sending revisions to its proposed form of merger agreement to the Company's counsel and that THL was prepared to increase the cash portion of its offer to $50.75.

     At a meeting on the morning of August 6, 1997, the Board received presentations from its legal counsel and investment bankers and evaluated its alternatives. The investment bankers reviewed financial and comparative analyses of the type described in "THE TRANSACTION--Opinions of the Company's Investment Bankers," including comparable public company trading analysis, selected acquisition transaction analysis, a leveraged buy-out/recapitalization analysis, a leveraged share repurchase analysis and a discounted cash flow valuation analysis, and compared these analyses to a cash price of $50.75 per share. The assumptions and limitations relating to these analyses, including the information received, the reliance upon the accuracy and completeness of such information, and the assumption that financial forecasts reflected the best available estimates of management, were similar in all material respects to those described in "THE TRANSACTION--Opinions of the Company's Investment Bankers." The Company's legal counsel reviewed with the Board the legal standards applicable to its review of the proposed transaction, including the duties of care and loyalty owed to the Company and its stockholders, and also reviewed for the Board the regulatory process that would apply to the transaction, including required filings with the Commission. The Company's management and advisors reviewed the terms of the draft merger agreement that had been provided to the three interested parties, and described the proposed transaction and the changes THL had requested to the draft merger agreement. At this meeting, each of Lazard Freres and Salomon Brothers advised the Board that it was prepared to render an opinion to the Board to the effect that, as of that date, and based upon the matters considered, the assumptions made and limitations on the review undertaken as reviewed with the Board and of a similar type as those matters, assumptions and limitations disclosed in "THE TRANSACTION--Opinions of the Company's Investment Bankers" in connection with the September 11, 1997 opinions of the investment bankers and in the texts of those opinions, which are attached hereto as Annex II, the consideration to be received by the holders of Fisher Common Stock pursuant to the Merger Agreement taken as a whole was fair to the Company's stockholders from a financial point of view. At the conclusion of the meeting, the Board authorized the Company's management and its advisors to negotiate with representatives of THL to reach an agreement on terms that were as favorable as possible to the Company's stockholders, and instructed management and the Company's advisors that the final transaction terms would be subject to review by the Board. The Board was requested to remain available to review any final changes to the terms of the transaction and, if it were their judgment to do so, approve and adopt the merger agreement and related matters.

     In the course of its deliberations, the Board was advised of and considered the fraudulent conveyance risks and the relevant legal principles set forth under "RISK FACTORS--Fraudulent Conveyance Risks." In order to protect the Company and its stockholders from such risks, the Board sought advice form its advisors and also insisted that the consummation of the Merger be conditioned upon the Board and the Company receiving a solvency opinion from an independent expert as to the solvency of Company after giving effect to the Transaction.

     Following the Board meeting on the morning of August 6, representatives of the Company held several conversations with representatives of THL concerning what the Company's management considered to be some of the more important unresolved contractual issues, principally issues concerning the UPS strike, termination fees, conditions to the Merger and execution of the Merger Agreement as well as changes to representations made by the Company in the contract, which changes were designed to limit the scope of such representations and hence provide the Company with greater certainty that such representations would not be breached prior to consummating the transaction. Early in the afternoon of August 6, representatives of THL contacted the Company's advisors and indicated that THL would be willing to increase the cash portion of its offer to $51.00 and further indicated that they felt that THL could offer concessions on some of the contractual points discussed earlier in the day.

     Later on August 6, 1997, representatives of the Company and THL and their respective legal counsel and investment bankers met continuously and negotiated the provisions of the Merger Agreement, including the proposed financing commitments THL had offered to provide. After the material financial terms and structure of the proposed transaction were established through negotiation, THL sought to meet with Mr. Paul M. Montrone, the Company's Chief Executive Officer, and Mr. Paul M. Meister, the Company's Chief Financial Officer, to determine whether management would be interested in remaining with the Company after the Merger; since THL, which is principally a financial investment firm, indicated its belief that it was important to retain management for the purposes of providing continuity and stability of the business operations of the Company, to continue existing relationships with customers and suppliers and to reassure its financing sources that the operations of the Company would continue to be managed by knowledgeable and skilled individuals. At the time of the meeting among THL, Merrill Lynch and Chase Securities and Messrs. Montrone and Meister to explore the possibility of retaining certain key personnel, there was no arrangement or understanding between THL and Messrs. Montrone and Meister concerning future employment or financial arrangements with the Company. At such meeting, however, representatives of THL expressed their view that key personnel should make a substantial personal economic commitment to the Company's future performance in the form of an equity investment, which could include the retention of Fisher stock and options by such personnel, who accordingly would not receive cash in respect of such securities in the Merger.

     At approximately 12:00 a.m. on August 7, 1997, after the Company's and THL's legal counsel had finalized the form of the proposed merger agreement, the Board reconvened by telephone, was updated on developments since that morning, received the oral opinions of Lazard Freres and Salomon Brothers (which opinions were subsequently confirmed in writing and were based on similar matters and assumptions as set forth in the texts of their September 11, 1997 opinions attached as Annex II hereto) to the effect that, as of that date, the consideration to be received by the holders of shares of Fisher Common Stock pursuant to the Merger Agreement taken as a whole was fair to such stockholders from a financial point of view, determined that the Merger is fair to and in the best interests of the Company and its stockholders and, by a unanimous vote of those present and voting, approved and adopted the Original Merger Agreement and the transactions contemplated thereby. Later that day, the parties entered into the Original Agreement.

     At the time of the August 1997 strike by UPS workers, the Company's management was concerned that a prolonged work stoppage at UPS could have a serious effect upon the Company's operations. As a result, at the time of negotiation of Original Agreement, management had sought to eliminate from the contract any representations or warranties related to the UPS strike but, in the course of negotiations, such representations had not been eliminated. Because such representations had not been eliminated and exceptions to the representations relating to the UPS issue had not been included in the contract, if the UPS strike were to have a Material Adverse Effect on the Company (as defined in the Original Agreement), FSI, under the terms of the Original Agreement, would not be obligated to consummate the Merger. By early September 1997, the Company's management had been able to analyze the impact of the August 1997 UPS strike upon the Company's operations, prospects and financial position in sufficient detail to recognize that the UPS strike would significantly reduce the Company's sales for the third quarter of the 1997 fiscal year, and had substantially increased operating costs, and was likely to have ongoing effects on the Company's business because it had distracted the Company's management and employees from regular responsibilities; among other things, the Company redeployed members of its U.S. sales force to make deliveries to customers. All of the foregoing factors resulted in further decreased revenues and increased costs. Management recognized that, because of the Company's dependence on UPS, the disruptive effects of the strike upon each of the Company's then-current deliveries and its relationships with customers, the Company's limited alternatives in the short term, and the fact that several of the Company's competitors had not been affected by the UPS strike to the same degree as the Company, the Company may have lost customers and sales permanently, which could likely have continuing repercussions upon the Company's financial condition beyond the third fiscal quarter, although it was not possible to quantify those effects definitively, particularly with respect to effects lasting beyond fiscal 1997. Management held this belief in spite of the fact that the Company had experienced record earnings for the period ended June 30, 1997.

     During the first week of September, members of management informed representatives of THL of the issues concerning effects of the UPS strike. Following discussions in the first week and beginning of the second week of September, representatives of THL requested that the Original Agreement between FSI and the Company be modified to reflect a per-share cash price of $48.00. At the time, THL representatives indicated that they believed that to adjust the price fully to take account of the Company's deteriorating results, the cash price in the transaction should in fact be several dollars lower than $48.00, but that it appeared that $48.00 was the minimum price decrease that THL felt was required in order to obtain the necessary financing for the transaction on acceptable terms. THL and its financial sources had indicated concerns about the ability of the Company, based upon its projected year-end results following the UPS strike, to satisfy acceptable interest coverage tests and other financial indicators that were expected to be necessary in order to obtain the required financing under the terms of the Original Agreement.

     The Company's management, upon consultation with its investment bankers, legal counsel and members of the Board, considered its alternatives in light of the adverse consequences that could result from a failure to obtain financing, including the possibility that the transaction would not be consummated and that Company's share price could fall sharply, perhaps to levels well below the $37.88 per share price prevailing just prior to announcement of the Trinity Proposal. These alternatives essentially consisted of (i) agreeing to modify the Original Agreement or (ii) refusing to agree to any modifications and proceeding with the transaction on the terms originally negotiated. Under the terms of the Original Agreement, if at the time all of the other conditions to consummation of the transaction had been satisfied or waived, it was determined that a Material Adverse Effect on the Company had occurred--an occurrence the Board believed possible in light of the UPS strike--FSI would not be obligated to consummate the Merger. During these internal discussions, management, its advisors and members of the Board also considered the possibility that increased uncertainty concerning completion of the transaction, or a failure to complete it, would have a further destabilizing effect upon the Company and the ability of its employees to focus on day-to-day operations and future growth, potentially resulting in further, serious erosion in the Company's business and profitability.

     After considering its alternatives, management, with the encouragement of the Board, the members of which had been involved in or kept informed of management's activities, determined that it would be in the best interests of the Company and its stockholders to negotiate with THL and ascertain whether a modified transaction could be achieved on terms acceptable to the Company. On Tuesday, September 9, 1997, the Company's investment bankers contacted representatives of THL to indicate that, without conceding the validity of THL's contention that the per-share cash price should be reduced to $48.00, the Company would be willing to meet with THL to discuss THL's request.

     On Wednesday, September 10, 1997, members of management and its advisors met with representatives of THL and its advisors to discuss possible modifications to the transaction. During these negotiations, management and its advisors sought to minimize the reduction in the cash price being paid in the Merger while simultaneously seeking to increase the certainty that the transaction would be consummated. In that connection, management and its advisors sought, among other things, (i) to eliminate or modify in a manner favorable to the Company's stockholders the representation in the Original Agreement regarding the absence of changes having a Material Adverse Effect on the Company; (ii) to eliminate or reduce the possibility that the effects of the August 1997 UPS strike or the prospect of the January 1998 UPS strike or the prospect of the January 1998 UPS pilots strike would give FSI a contractual opportunity to refuse to consummate the transaction; (iii) to modify the financing commitments to reduce the circumstances under which the entities providing such commitments could refuse to provide financing; and (iv) to extend the length of the financing commitments so as to provide greater certainty that sufficient time would be available to complete the required financing transactions. In addition, management sought to reduce or eliminate the termination fees that would be payable to FSI if the Merger Agreement were terminated under certain circumstances. Late on September 10, 1997, the parties came to a tentative agreement to reduce the cash price to be paid in the merger to $48.25, and also agreed to modify the Original Agreement so as to (i) reduce the possibility that the effects of the August 1997 UPS strike or the prospect of the January 1998 UPS pilots strike (but not the actual occurrence of such a strike) would give FSI a contractual opportunity to refuse to consummate the transaction; (ii) to modify the financing commitments to reduce the circumstances under which the entities providing such commitments could refuse to provide financing; (iii) to extend the financing commitments until January 31, 1998; and (iv) to reduce the termination fees that could be payable to FSI by $5,000,000. The financing commitments were revised to reflect the reduced level of borrowings needed to consummate the Merger as a result of the lower Cash Price. The other terms and conditions of the financing commitments were substantially unchanged.

     On September 11, 1997, the Board met to discuss the proposed modifications to the transaction. At such meeting, the Board received presentations from its legal counsel and investment bankers and evaluated its alternatives in light of the Company's revised prospects following the UPS strike. The investment bankers reviewed financial and comparative analyses which are summarized in "THE TRANSACTION--Opinions of the Company's Investment Bankers." The Company's counsel described to the Board the changes to the Original Agreement contemplated by the proposed modifications. Following such presentations and deliberation by the Board, the Board received the oral opinions of Lazard Freres and Salomon Brothers (which opinions were subsequently confirmed in writing) to the effect that, as of that date, the consideration to be received by the holders of shares of Fisher Common Stock pursuant to the Merger Agreement taken as a whole was fair to such stockholders from a financial point of view. (The consideration to be received by Fisher stockholders in the Transaction is the $48.25 per share in cash to be received in respect to approximately 97% of the shares and the approximately 3% of the shares of Fisher Common Stock to be retained, on a fully diluted basis) See "THE TRANSACTION--Opinions of the Company's Investment Bankers" and the texts of the investment bankers' opinions set forth in Annex II hereto for a discussion of the matters considered, the assumptions made and the limits of the review undertaken in connection with the opinions, which were reviewed with the Board. The Board then determined that the consideration to be received by the Company's stockholders pursuant to the Merger Agreement (taking into account the modifications to the transaction and taking into account that stockholders have the opportunity to retain on a pro rata basis approximately 3% of the shares of Fisher Common Stock on a fully diluted basis) is fair to and in the best interests of the Company and its stockholders and, by a unanimous vote of those present and voting, approved and adopted the First Amended Agreement and the transactions contemplated thereby. The Board's justification of the reduced cash price contemplated by the First Amendment and its determination as to the fairness of that price were based principally upon its judgment that accepting a lower cash price in exchange for the contractual changes described above was in the best interests of the Company's stockholders in light of the uncertainty as to the effects of the UPS strike on the Company and the resulting uncertainty that the transaction as originally contemplated would be consummated, and upon the opinion rendered by its investment bankers as to the fairness of the reduced consideration to be received by the Company's stockholders. The Board was of the view that the trading price of the Fisher Common Stock immediately prior to the First Amendment was higher than the reduced per-share cash price contemplated by the First Amendment, but did not believe that fact to be relevant as such trading price reflected the (publicly known) $51.00 price that had been disclosed previously. Later that day, the parties entered into the First Amended Agreement.

     During the weeks following the execution of the First Amended Agreement, representatives of THL contacted the Company and repeated their earlier request that Messrs. Montrone and Meister continue to serve as executive officers of the Company following the Effective Time and indicated that they now wanted to formalize arrangements. THL indicated that it felt Messrs. Montrone and Meister were, for a variety of reasons including their business expertise and experience with Fisher, well suited, from THL's perspective, to continue to run Fisher. THL and Messrs. Montrone and Meister discussed possible management employment arrangements from time to time over the next several weeks, during which period THL indicated that, if Messrs. Montrone and Meister were to remain with the Company, THL would expect them to retain a signficant equity stake in the Company. THL and Messrs. Montrone and Meister also discussed making provisions to permit other members of management who would remain with Fisher to retain an equity stake in the Company by granting them stock options, and/or making provisions for the conversion of their existing options to stock based on the Cash Price.

     During the second week of November, 1997, the Company and FSI tentatively agreed to provide Messrs. Montrone and Meister with employment contracts and to grant options to management (including Messrs. Montrone and Meister), all as of the Effective Time, as described under "THE TRANSACTION--Interests of Certain Persons in the Transaction." On November 14, 1997, the Board considered amendments to the First Amended Agreement, primarily to permit Eligible Employees to receive shares of Fisher Common Stock in respect of their Options, as opposed to cash as provided in the First Amended Agreement. At its November 14 meeting, the Board received the oral opinions of Lazard Freres and Salomon Brothers (which opinions were subsequently confirmed in writing) to the effect that, as of that date, the consideration to be received by the holders of shares of Fisher Common Stock pursuant to the Merger Agreement (taking into account the proposed amendments) was fair to such stockholders from a financial point of view, and the Board determined that the consideration to be received by the Company's stockholders pursuant to the amended contract was fair to and in the best interests of the Company and its stockholders and unanimously approved such amendments. Following the Board's meeting, on November 14, 1997, the Company and FSI entered into the Merger Agreement.


Purpose of the Transaction; Structure

     The purposes of the Transaction are to enable the Equity Investors to make an investment in the Company and to enable existing holders of Fisher Common Stock to realize a premium over historical trading prices on the shares of Fisher Common Stock owned by them without paying sales commissions; and at the same time, through the election process described in "THE TRANSACTION--Transaction Consideration; Election Procedures", to afford those stockholders who wish to do so the opportunity to retain a limited participation in the Company's future growth. The Equity Investors are making an investment in the Company because they believe that there is potential for future value attributable to an investment in the recapitalized Company. FSI was formed by THL for the purpose of making an investment in the Company by way of the Transaction. The Transaction allows the stockholders of the Company to vote as a group and, if approved, and the other conditions to the Merger are satisfied, provides each stockholder (other than Eligible Employees) with an equal opportunity to elect to receive the Cash Price or to retain their shares of Fisher Common Stock. The Transaction has been structured as a merger so that holders of Fisher Common Stock will have an opportunity to vote for or against the Merger Agreement prior to any transfer of control. As a result of this structure, not taking into account Options and upon approval by the holders of at least a majority of the shares of Fisher Common Stock entitled to vote, between 94.8% and 96.3% of the Fisher Common

Stock will be converted in an exchange into the Cash Price and the Equity Investors will gain control of the Company. In contrast, if the Investor Group had determined to attempt to achieve this result by way of a first step cash tender offer followed by a second step merger, the stockholders of Fisher would have had to tender at least 94.8% (or 96.3% if shares were not retained pursuant to the Eligible Employee Pool) of their shares in order to achieve this result.

     FOR INFORMATION CONCERNING THE BOARD'S REASONS FOR APPROVING THE MERGER AGREEMENT AND RECOMMENDING THE TRANSACTION, SEE "THE TRANSACTION-- RECOMMENDATION OF THE BOARD; REASONS FOR THE MERGER." IN MAKING ITS DETERMINATION, THE BOARD CONSIDERED CERTAIN RELATIONSHIPS AMONG DIRECTORS AND OFFICERS OF FISHER, ON THE ONE HAND, AND INDIVIDUALS AFFILIATED WITH FSI. SEE "THE TRANSACTION--CERTAIN POTENTIAL CONFLICTS OF INTEREST."


Advantages of the Transaction

     The principal advantage of the Transaction is that it makes available to holders of Fisher Common Stock an opportunity to realize a premium over the closing sale price of Fisher Common Stock of $37.88 per share on June 4, 1997, the date immediately prior to the public announcement of the Trinity Proposal, although, in that connection, stockholders should be aware that in the past year (since October 1, 1996), the trading price of Fisher Common Stock has ranged from $35 1/2 to $50 13/16. At the same time, the Transaction permits those holders of Fisher Common Stock who wish to do so to retain a limited portion of their shares in the Company and thus participate in the future prospects of the Company. See "PRICE OF FISHER COMMON STOCK AND DIVIDENDS."


Recommendation of the Board; Reasons for the Merger

     As stated above, the Board has unanimously determined the consideration to be received by the Company's stockholders pursuant to the Merger Agreement to be fair to and in the best interests of Fisher and its stockholders. Accordingly, the Board has unanimously approved and adopted the Merger Agreement in its entirety; and the Board recommends that holders of Fisher Common Stock vote "FOR" approval and adoption of the Merger Agreement as it relates to the Merger. The recommendation by the Board that holders of Fisher Common Stock approve and adopt the Merger Agreement is not, and should not be considered to be, a recommendation that stockholders elect to retain or, alternatively, that stockholders do not elect to retain shares of Fisher Common Stock held by them in the Transaction.

     The decision of the Board to approve, and recommend adoption and approval by holders of Fisher Common Stock of, the Merger Agreement was the result of a considered and deliberate process, conducted by the Board over a two-month period, to seek the greatest possible value for the Company's stockholders in light of the Trinity Proposal and the Trinity Group's accumulation of shares of Fisher Common Stock. In the course of reaching its decision to approve the Merger Agreement and the Transaction, the Board consulted with the Company's legal counsel and investment bankers and considered the following factors (which it believed to be all of the relevant material factors):

     (a) the historical market prices and trading history of the Fisher Common Stock;

     (b) the fact that the premium over historical trading prices represented by the $48.25 per share cash price, although lower than the premium associated with a $51.00 per share price, remained attractive relative to historical prices both on an intrinsic basis and in light of the Board's belief that, if the Transaction was not consummated as a result of events relating to the UPS strike, the trading range of the Fisher Common Stock could fall to a level below that in effect immediately prior to announcement of the Trinity Proposal;

     (c) the Company's business, financial condition, results of operations, business strategy and prospects, as well as the uncertainties associated with those prospects, particularly in light of the deterioration in the Company's financial condition following the UPS strike;

     (d) the fact that Trinity was accumulating shares of Fisher Common Stock while it was publicly disparaging the performance of the Company and its management, the potential distraction of management's attention from the Company's ongoing business that Trinity's actions might create, and the potential disruption to and cost of dealing with Trinity in a subsequent proxy or other control contest;

     (e) the uncertainties surrounding the availability of financing for the transaction or the likelihood of closing the transaction, in each case in light of the deterioration in the Company's financial condition following the UPS strike, and the fact that the Merger Agreement, as amended, increased the likelihood of obtaining financing and consummating the Transaction in the face of such developments;

     (f) the risks inherent in trying to achieve the Company's long-term strategic plan in light of an immediate return of value to the Company's stockholders reflected by the Transaction, and the Board's determination, based in part on analyses performed by the Company's investment bankers, that it would take at least two to three years of continued successful operations under the strategic plan to return the same value to stockholders as they would receive in the Transaction;

     (g) the results of the sale process conducted by the Board, including that while three financial buyers (including THL) had expressed an interest in pursuing a transaction with the Company, no strategic buyers had been interested in pursuing a transaction with the Company and that the Transaction represented the most attractive proposal to result from a considered and deliberate process to maximize shareholder value;

     (h) the fact that while the consideration to be received by stockholders of the Company will consist of at least 97% cash (not taking into account Options), the election process contemplated by the Merger Agreement will afford a minority of stockholders who wish to continue to participate in the ownership of the Company an opportunity to do so;

     (i) the fact that the recapitalization represents a termination of the equity interests of a substantial majority of the Company's stockholders and a relinquishment by them of the potential upside in the Company's future performance at a time when the Company is in the final stages of completing the integration of acquisitions expected to yield benefits from synergies;

     (j) the terms of the proposed Transaction, including the price to be paid to holders of Fisher Common Stock, the conditions to the Transaction, the terms, potential benefits and burdens of and the committed nature of the financing for the Transaction, the circumstances under which the Merger Agreement could be terminated and the termination fees payable in connection therewith, and the fact that the Merger Agreement is subject to the approval of the Company's stockholders; and

     (k) the financial and comparative analyses performed by Lazard Freres and Salomon Brothers and reviewed with the Board, and the oral opinions of Lazard Freres and Salomon Brothers delivered to the Board at its September 11 and November 14, 1997 meetings (subsequently confirmed in writing) to the effect that, as of such dates, the consideration to be received by the holders of Fisher Common Stock in the Transaction taken as a whole was fair to the Company's stockholders from a financial point of view. See "--Opinions of the Company's Investment Bankers."

     With respect to factor (c) set forth above, the Board believed that the uncertainties surrounding the UPS strike made the prospect of a Material Adverse Effect on the Company a realistic possibility, which in turn made it possible that the Merger would not be consummated as a result, an outcome which the Board believed would not be in the best interests of the Company's shareholders. With respect to factor (f) set forth above, the Board determined that because there could be no certainty that the Company's strategic plan could be executed (or if executed, that external market or economic forces would not diminish the benefits of such plan), it was more desirable for stockholders to realize the economic benefits afforded by the Merger than to risk being in an inferior position several years later. With respect to factor
(g), the Board believed that the absence of strategic buyers in the process would make future financial buyers (if the proposed transaction were not consummated) less likely to offer the best possible price for the Company, as they would not be as concerned about the likelihood of a strategic buyer that could achieve operational synergies or cost savings outbidding them, and also believed that because of the thorough process the Board and the Company's management had engaged in, THL's proposal represented the best proposal the Company was likely to obtain. With respect to factor (h), the Board believed that the opportunity to retain shares of Fisher Common Stock pursuant to the Merger Agreement offered stockholders desiring such an opportunity an additional benefit (though limited by proration) that would not have been available in a 100% cash transaction, while giving most stockholders immediate cash value. With respect to factor (i), the Board was conscious of the fact that by giving up substantially all of the equity in the Company in exchange for cash, stockholders were also giving up the opportunity to realize future appreciation associated with stock ownership at a time when such appreciation could reasonably be expected as a result of the Company's ongoing cost control and acquisition integration efforts. Notwithstanding that fact, however, the Board believed that, as noted above, equity ownership also carried with it certain risks, including the risk that the Company's strategic plan might not yield its intended benefits, and believed that the consideration to be received by stockholders pursuant to the Merger Agreement outweighed the advantages of 100% continued equity ownership even in light of such expected future appreciation. With respect to factor (j), the Board believed that the provisions of the Merger Agreement were beneficial to stockholders because, among other things, the financial commitments contemplated by the Merger Agreement enhanced the certainty of completing the transaction, while the termination provisions set forth in the Merger Agreement would preserve the Board's opportunity to terminate the agreement upon payment of a reasonable termination fee to FSI if another party was willing to offer a better price to stockholders in an alternative transaction. The Board believed such certainty and flexibility protected the ability of the Board to obtain the best possible value for stockholders.

     The Board's determination that the cash consideration to be received by the Company's stockholders pursuant to the Merger Agreement is fair to and in the best interests of the Company's stockholders relates to the Board's view of the consideration stockholders will receive as a result of the Transaction. As described above, this determination was based on many factors, but in making its determination as to fairness, the Board relied heavily upon the fairness opinions of the investment bankers, who are recognized experts in the area of evaluating acquisition transactions from a financial point of view to determine whether they are fair to stockholders. The individual members of the Board also relied upon their own knowledge of the Company's business, operations and financial condition, including the factors enumerated above, in making such determination.

     In reaching its determination that the consideration to be received by the Company's stockholders pursuant to the Merger Agreement is fair to, and in the best interests of, the Company and its stockholders, the Board took into account the fact that employees of the Company would in effect receive disparate treatment from the Company's other stockholders. The Board considered in that connection that, as a worst case scenario, if the Company's stockholders were to determine that (in general) they did not wish to retain shares of Fisher Common Stock, such stockholders could be forced to retain relatively more shares through proration to the extent that Eligible Employees chose to retain shares through the Eligible Employee Pool rather than the Standard Pool (which action would have the effect of forcing more non-employee shares into the Standard Pool to meet the Standard Retained Share Number). At the same time, the Board considered that to the extent stockholders deemed the ability to retain shares desirable, employee stockholders, by virtue of the Eligible Employee Pool, were given a benefit that was not available to non-employee stockholders, namely, the ability to retain shares that were not subject to competition with non-employee stockholders shares through the Standard Pool proration process. The Board noted, however, that that the Eligible Employee Pool provisions included in the Merger Agreement made possible additional employee equity participation which would benefit both the Equity Investors and those stockholders who retained shares by aligning the interests of employees with the Company's stockholders. The Board was able to reach its fairness determination notwithstanding the priority accorded employees because (i) the Board placed relatively little weight on the retained equity component of the consideration being offered, (ii) the Board believed that the aggregate effect on non-employee stockholders of the Eligible Employee Pool, regardless of whether stockholders ultimately determined that retaining equity was desirable or undesirable, was not material in relation to the aggregate cash consideration being offered and (iii) the Board believed that the availability of equity participation to non-employee stockholders, even at a reduced level, would still be an attractive alternative to shareholders.

Certain Conflicts of Interest

     In reaching its determination to approve the Merger Agreement, the Board also considered certain relationships between Scott M. Sperling, Managing Director of THL and Chairman of the Board of FSI, and certain officers and directors of Fisher. Mr. Sperling serves on the Board of Directors of the General Chemical Group Inc. ("General Chemical"), is a member of that board's compensation committee, and according to publicly filed reports beneficially owns 5,000 shares of General Chemical common stock. Mr. Paul M. Montrone, President, Chief Executive Officer and a director of Fisher, is Chairman of General Chemical's board and, according to publicly filed reports, is deemed to be the beneficial owner of a majority of General Chemical's outstanding common stock and is therefore General Chemical's controlling stockholder. Mr. Paul M. Meister, Fisher's Senior Vice President and Chief Financial Officer, is a director of General Chemical and according to publicly filed reports beneficially owns 1,500 shares of General Chemical stock. Non-employee directors of General Chemical, such as Mr. Sperling, receive annual compensation of $40,000 from General Chemical, plus reimbursement of expenses.

     During its deliberations concerning the proposed transaction, the Board was reminded of and considered the potential impact of the foregoing relationships upon the negotiations and upon aspects of the proposed transaction, including the potential impact upon employment and other arrangements concerning Mr. Montrone's and Mr. Meister's continued involvement with Fisher. In theory, conflicts of interest could exist if any of the foregoing parties were to use his relationships with one of the other parties to extract a special benefit to which he might not otherwise be entitled. The Board determined that such interests would not alter its evaluation of the transaction or its ability to act in the best interests of the Company's stockholders. The Board's conclusion in this regard was based upon its knowledge of the professionalism and experience of the individuals involved, as well as the Board's view that the economic benefit such individuals received (in terms of cash payments or equity-based compensation) from serving as directors of General Chemical and Fisher, particularly in light of such individuals' overall financial position and other business interests, was not material. As to the possibility that Messrs. Montrone and Meister might enter into compensation arrangements pursuant to which they might continue to be employed by Fisher following the Effective Time (which will be controlled by the Equity Investors, including THL), the Board noted at the time it was considering both the Original Agreement and the First Amended Agreement, there was no agreement or understanding in place as to the terms of any such employment. The Board also noted that the equity stakes Messrs. Montrone and Meister held in Fisher greatly exceeded their cash compensation, and believed (based on this fact as well as their personal experiences with Messrs. Montrone and Meister) that Messrs. Montrone and Meister's interests were aligned very closely with those of the Company's other stockholders. At certain instances in the preliminary stages of the evaluation process, prior to the time that bids were sought, to ensure a disinterested evaluation of the Company's alternatives, the Board deliberated without Messrs. Montrone and Meister being present, although Messrs. Montrone and Meister did participate, in their capacities as the Company's senior executive officers, in negotiations relating to the approval of the Merger Agreement. Messrs. Montrone and Meister also participated in the negotiations relating to their employment arrangements following the Effective Time, and in negotiations relating to the new stock option awards and treatment of their stock options and the stock options held by other members of the Company's management. The Board vote in favor of the Merger Agreement was unanimous, and no separate vote of disinterested directors was sought.

     Two other members of the Board, Mr. Philip E. Beekman and Mr. Gerald L. Lewis, also serve on the Board of Directors of General Chemical, and, according to published reports made available to the Board, Mr. Beekman beneficially owns 5,000 shares of General Chemical Stock and 5,000 restricted units payable in General Chemical Stock and Mr. Lewis beneficially owns 5,000 restricted units payable in General Chemical stock.

     The Company and the Board will not take the position in ongoing or future litigation that a vote in favor of the Merger Agreement will estop shareholders casting such affirmative votes from asserting claims against the Company or the Board arising out of the Transactions insofar as such claims are based upon alleged misrepresentations or failures to disclose material facts in connection with the Transactions. However, depending upon the circumstances of any such litigation and upon the then-existing state of applicable law, the Company and the Board may take the position that claims arising out of the Merger Agreement that do not relate to alleged misrepresentation and/or failures to disclose are extinguished by virtue of shareholder approval of the Merger Agreement, including any such claims as may have been asserted by persons who voted in favor of the Merger Agreement. See also "DISSENTING STOCKHOLDERS RIGHTS."

     See "THE TRANSACTION--Interests of Certain Persons in the Transaction."


Opinions of the Company's Investment Bankers

     The Company has retained Lazard Freres and Salomon Brothers to act as its investment bankers with respect to the Merger and related matters. At a meeting of the Board held on November 14, 1997 each of Salomon Brothers and Lazard Freres delivered its opinion to the Board that, as of that date, the consideration to be received by the holders of Fisher Common Stock pursuant to the Merger Agreement taken as a whole was fair to such stockholders from a financial point of view. (For purposes of the opinions, the consideration received pursuant to the Merger Agreement by the holders of Fisher Common Stock is the cash received and the shares of Fisher Common Stock retained by such holders and no opinion is expressed as to the consideration received by the Equity Investors in the Merger.) Under the terms of the Merger Agreement, no holder of shares of Fisher Common Stock will be required to receive cash for less than approximately 97% of its shares and to retain more than approximately 3% of its shares in the Transaction (on a fully diluted basis). A holder may only retain shares of Fisher Common Stock in excess of the approximately 3% of the shares which would be retained assuming no stockholders elected to retain shares if such holder voluntarily elected to retain such additional shares in the Transaction. Therefore, the opinions of Lazard Freres and Salomon Brothers do not address the fairness to an individual stockholder of its retaining in excess of 3% of its shares because the retention of such shares may occur only at such stockholder's option.

     The full texts of the written opinions of Lazard Freres and Salomon Brothers directed to the Board and dated as of November 14, 1997, which set forth the assumptions made, matters considered and limits of the review undertaken in connection with the opinions, are attached hereto as Annex II and are incorporated by reference. The opinions of Salomon Brothers and Lazard Freres were delivered to the Board for its use in connection with its consideration of the Merger Agreement and are not intended to be, and do not constitute, a recommendation to any stockholder of the Company as to how such stockholder should vote with respect to the Merger Agreement or as to whether such stockholder should elect to receive cash or to retain shares of Fisher Common Stock in the Transaction. The summary of the opinions of Lazard Freres and Salomon Brothers set forth herein is qualified in its entirety by reference to the full texts of the opinions. HOLDERS OF FISHER COMMON STOCK ARE URGED TO, AND SHOULD, READ THE OPINIONS OF SALOMON BROTHERS AND LAZARD FRERES IN THEIR ENTIRETY.

     In connection with their opinions, Lazard Freres and Salomon Brothers reviewed and analyzed, among other things, the financial terms and conditions of the Merger Agreement and certain related documents; certain financial forecasts and other non-public financial and operating data concerning the businesses and operations of the Company that were provided by management of the Company, including the limited available information regarding the adverse consequences to the Company of the recent strike by certain employees of UPS (the "Strike Impact"); certain publicly available business and financial information with respect to certain other companies believed to be comparable in certain respects to the Company and the trading markets for such companies' securities; the historical stock prices and trading volumes of the shares of Fisher Common Stock; and the financial terms of certain business combinations and acquisition transactions in lines of business believed to be generally comparable to those of the Company or otherwise considered relevant to the analysis. Salomon Brothers and Lazard Freres also met with the senior management of the Company to discuss the past and current operations, financial condition and prospects of the Company. In addition, Lazard Freres and Salomon Brothers considered such other information, financial studies analyses and investigations and financial, economic, market and trading criteria that they considered relevant.

     Lazard Freres and Salomon Brothers each relied upon the accuracy and completeness of the financial and other information reviewed by it or conveyed to it in discussions with the Company's management, and has not assumed any responsibility for any independent verification of such information or any independent valuation or appraisal of any of the assets or liabilities of the Company. Neither Salomon Brothers nor Lazard Freres was opining or providing any advice with respect to the impact of the Transaction on the solvency, viability or the financial condition of the Company or its ability to satisfy its obligations as they become due. With respect to financial forecasts, each of Lazard Freres and Salomon Brothers has assumed that they have been reasonably prepared on bases reflecting the best currently available estimates and judgments of the management of the Company as to the future financial performance of the Company. In that regard, Lazard Freres and Salomon Brothers noted that management of the Company has not revised its financial projections for years other than 1997 to reflect the possible Strike Impact, if any, in light of the current uncertainty as to the nature, magnitude and duration of any possible Strike Impact after 1997. Therefore, in connection with their review, Salomon Brothers and Lazard Freres considered the sensitivity of the Company's financial projections and the analyses to which they are relevant to various assumptions regarding the Strike Impact after 1997 and, with the Company's consent, did not independently analyze the likelihood, magnitude, timing or duration of any such Strike Impact (and they expressed no opinion with respect to the Strike Impact). (In considering the sensitivity of those of their analyses after 1997 employing forecasts for years to different assumptions regarding the Strike Impact after 1997, Salomon Brothers and Lazard Freres generally considered three scenarios, without assessing the likelihood of any scenario and without limiting the possibility of other more and less favorable scenarios regarding the Strike Impact after 1997: no Strike Impact after 1997, a continuing negative impact in years after 1997 on operating income equal to approximately one half of the Strike Impact in 1997, and a continuing negative impact in years after 1997 on operating income equal to the Strike Impact in 1997.) The management estimate of the Strike Impact in 1997 was a reduction in operating income of approximately $17.8 million from the amounts originally estimated. See "THE TRANSACTION--Certain Estimates of Future Operations and Other Information." In rendering their opinions, they assumed no responsibility for and expressed no view as to such forecasts, the Strike Impact, or the assumptions on which they are based. In addition, the opinions do not address the Company's underlying business decision to enter into the Merger Agreement. The opinions of Lazard Freres and Salomon Brothers are necessarily based on economic, monetary, market and other conditions as in effect on, and the information made available to them as of, the date of the opinions. The opinions do not address or imply any conclusion as to the likely trading range or value of Fisher Common Stock following the Effective Time, which may vary depending upon, among other factors, changes in interest rates, dividend rates, market conditions, general economic conditions and other factors that generally influence the price of securities as well as the terms of the financing for the Transaction, the operating and financial results and prospects of the Company and other factors relating to the Company and its lines of business.

     In rendering their opinions, each of Salomon Brothers and Lazard Freres assumed that the Transaction will be consummated on the terms described in the Merger Agreement, without any waiver or modification of any material terms or conditions by the Company and that obtaining any necessary regulatory or third party approvals for the Merger will not have an adverse effect on the Company.

     In connection with their opinions, Lazard Freres and Salomon Brothers performed certain financial and comparative analyses. In connection with the Board's consideration of proposals involving a change of control of the Company, including the Trinity Proposal and the proposal for the Transaction, financial and comparative analyses generally conducted as part of the financial review of acquisition transactions were considered relevant. These analyses were (i) public company trading analysis, (ii) selected transactions analysis,
(iii) discounted cash flow valuation analysis, (iv) leveraged buy-out/recapitalization analysis (which is intended to include the range of values a financial investor might be willing to pay to acquire all or, as in the case of the Transaction or other recapitalization transactions, a controlling and substantial portion of the Company's equity if it were interested in pursuing such a transaction), (v) leveraged share repurchase analysis (the purpose of which is to indicate the possible range of values which might be realized were the Company to seek to enhance short-term value without a transfer of control to new equity investors by distributing the proceeds of new debt financing to existing stockholders), (vi) historical stock price review, (vii) hypothetical implied trading values based upon earnings, and (viii) a review of the post-Transaction stock. Each of these analyses were considered relevant to a financial review of the terms of the Merger Agreement and the strategic alternatives available to the Company. At a number of meetings of the Board, these analyses were reviewed with the Board. The material analyses and their findings are summarized below.

     Comparable Public Company Trading Analysis. Lazard Freres and Salomon Brothers reviewed certain publicly available financial and stock market information relating to nine selected companies in lines of business believed to be somewhat similar to those of the Company. The companies selected were Henry Schein, Inc., Physician Sales & Service, Inc., Owens & Minor, Inc., Patterson Dental Company, Allegiance Corp., VWR Scientific Products Corp., W.
W. Grainger, Inc., Sigma-Aldrich Corporation, and Vallen Corporation (collectively, the "Selected Companies"). Lazard Freres and Salomon Brothers then focused on Allegiance and VWR, as their businesses were considered most comparable to those of the Company, although it was noted that there were no public companies with precisely the same mix of businesses or financial condition as the Company. This analysis indicated that (i) the price earnings multiples, based on latest twelve months earnings per share, ranged from 17.2x to 40.8x for the Selected Companies, with a median of 24.5x, and 23.6x and 37.2x for Allegiance and VWR, respectively, as compared to 19.2x and 22.8x for the Company, excluding and including non-recurring expenses, respectively, based upon an acquisition price of $48.25 per share for the entire equity interest (as noted below, the actual value of the non-cash consideration in the Transaction may vary; however, any holder of Fisher Common Stock desiring to receive cash for all of his shares of Fisher Common Stock in the Transaction will receive $48.25 in cash for at least approximately 97% (on a fully diluted basis) of his shares of Fisher Common Stock and variations in the value of any retained shares should not significantly impact the analysis), (ii) based on 1997 estimated earnings per share (based on estimates of First Call Corporation, a data service that monitors and publishes compilations of earnings estimates produced by selected research analysts regarding companies of interest to investors, for the Selected Companies and management estimates for 1997 after taking into account the Strike Impact for the Company), the 1997 estimated price earnings multiples ranged from 16.1x to 32.4x for the Selected Companies, with a median of 20.4x, and 19.8x and 20.4x for Allegiance and VWR, respectively, as compared to 21.2x and 25.5x for the Company, excluding and including non-recurring expenses, respectively, based on an acquisition price of $48.25 per share for the entire equity interest (and 18.4x and 21.3x for the Company, excluding and including non-recurring expenses, respectively, based on an acquisition price of $51.00 per share, the cash price per share provided in the Original Agreement, for the entire equity interest and before taking into account the Strike Impact on 1997 estimated earnings and 22.4x and 27.0x for the Company, excluding and including non-recurring expenses, respectively, including the effects of the Strike Impact on 1997 estimated earnings), (iii) the 1998 estimated price earnings multiples (based on estimates of First Call Corporation) ranged from 16.3x to 24.0x for the Selected Companies, with a median of 17.7x, and 17.7x and 16.3x for Allegiance and VWR, respectively, as compared to 15.6x for the Company based on an acquisition price of $48.25 per share for the entire equity interest, (iv) the ratio of firm value to latest twelve months revenues ranged from 0.2x to 3.1x, with a median of 0.9x, for the Selected Companies, and 0.7x and 0.8x for Allegiance and VWR, respectively as compared to 0.6x for the Company based on an acquisition price of $48.25 per share for the entire equity interest, (v) the ratio of firm value to latest twelve months earnings before interest, taxes, depreciation and amortization ("EBITDA") for the Selected Companies ranged from 8.7x to 23.2x, with a median of 11.1x, and 8.9x and 11.1x for Allegiance and VWR, respectively, as compared to 8.2x and 9.2x for the Company, excluding and including non-recurring expenses, respectively, based upon a $48.25 per share acquisition price for all shares of Fisher Common Stock, (vi) the ratio of firm value to latest twelve months earnings before interest and taxes ("EBIT") ranged from 11.4x to 28.3x, with a median of 15.3x, for the Selected Companies, and 15.3x and 15.5x for Allegiance and VWR, respectively, as compared to 11.4x and 13.3x for the Company, excluding and including non-recurring expenses, respectively, based on an acquisition price of $48.25 per share for the entire equity interest, and
(vi) the ratio of firm value to estimated 1997 EBITDA (based on estimates from various equity research reports from major brokerage houses for the Selected Companies and management estimates for 1997 after taking into account the Strike Impact for the Company) ranged from 8.1x to 16.0x, with a median of 10.3x, for the Selected Companies, and 8.1x and 9.1x for Allegiance and VWR, respectively, as compared to 8.4x and 9.2x for the Company, excluding and including non-recurring expenses, based on a $48.25 per share acquisition price for all shares of Fisher Common Stock (and 8.0x and 8.6x for the Company, excluding and including non-recurring expenses, respectively, based on an acquisition price of $51.00 per share for the entire equity interest and before taking into account the Strike Impact on estimated 1997 EBITDA and 8.8x and 9.7x for the Company, excluding and including non-recurring expenses, respectively, including the effects of the Strike Impact on 1997 estimated EBITDA). Using both the estimates of First Call Corporation and projections provided by the management of the Company, Salomon Brothers and Lazard Freres calculated an implied hypothetical public market trading range for shares of Fisher Common Stock, taking into account the possible negative valuation implications from the uncertainty relating to the Strike Impact suggesting the use of lower multiples to reflect the greater risk in achieving projected results, based upon an application to the Company's financial results and projections of price earnings multiples for the Selected Companies for latest twelve months and 1997, as adjusted to exclude high and low multiples and otherwise modified to be most applicable to the Company. This range was from approximately $32.00 to $40.00 per share of Fisher Common Stock. This implied hypothetical trading range is not necessarily indicative of actual trading values and this analysis is subject to the same qualifications and limitations noted below in the description of "Hypothetical Implied Trading Values Based Upon Earnings" with respect to any estimates of public trading value.

     Selected Transactions Analysis. Salomon Brothers and Lazard Freres reviewed and analyzed selected publicly available financial, operating and stock market information relating to seven acquisition transactions in the scientific and medical equipment supply and distribution industries since March 1992. The transactions reviewed were the Company's acquisition of the principal businesses of the laboratory supply division of Fisons plc (announced on August 29, 1995), VWR Scientific Products Corp.'s acquisition of certain assets of Baxter International Inc.'s Industrial and Life Sciences Division (announced on May 24, 1995), Bain Capital's acquisition of Dade International, the medical diagnostic business unit of Baxter International (announced on October 3, 1994), Tyco International Ltd.'s acquisition of Kendall International, Inc. (announced on July 14, 1994), Owens & Minor, Inc.'s acquisition of Stuart Medical, Inc. (announced on December 23, 1993), Bergen Brunswig's acquisition of Durr-Fillauer Medical (announced on July 7, 1992), and W.W. Grainger Inc.'s acquisition of Lab Safety Supply (announced on March 16, 1992) (collectively, the "Selected Transactions"). Lazard Freres and Salomon Brothers then focused on the Company's acquisition of certain businesses of Fisons and VWR's acquisition of assets from Baxter as the transactions most comparable to the acquisition of the Company. Lazard Freres and Salomon Brothers noted that the reasons for, and circumstances surrounding, each of the transactions analyzed were diverse and the characteristics of the companies involved were not directly comparable to the Company and the Transaction. This analysis indicated that (i) the ratio of the price paid for the equity of the acquired business to its latest twelve months net income ranged from approximately 17.3x to 27.0x, with a median of 21.8x, for the Selected Transactions (and 27.0x and 17.3x for the Fisons and VWR transactions, respectively) as compared to 19.2x for the Company excluding non-recurring expenses (22.8x including non-recurring expenses) based upon an acquisition price of $48.25 per share for the entire equity interest in the Company (as noted below, the actual value of the non-cash consideration in the Transaction may vary; however, any holder of Fisher Common Stock desiring to receive cash for all of his shares of Fisher Common Stock in the Transaction will receive $48.25 in cash for at least approximately 97% (on a fully diluted basis) of his shares of Fisher Common Stock and variations in the value of any retained shares of Fisher Common Stock should not significantly impact the analysis), (ii) the ratio of firm value (the price paid for the equity and the amount of assumed or refinanced debt) to the latest twelve months EBITDA ranged from approximately 6.4x to 12.7x, with a median of 9.0x, for the Selected Transactions (and 10.2x and 9.8x for the Fisons and VWR transactions, respectively) as compared to 8.2x for the Company excluding non-recurring expenses (9.2x including non-recurring expenses) based upon an acquisition price of $48.25 per share for all outstanding shares, (iii) the ratio of firm value to latest twelve months revenues ranged from approximately 0.2x to 1.8x, with a median of 0.6x, for the Selected Transactions (and 0.4x and 0.9x for the Fisons and VWR transactions, respectively) as compared to 0.6x for the Company based upon a price of $48.25 per share for all shares of Fisher Common Stock, (iv) the ratio of firm value to latest twelve months EBIT ranged from 6.9x to 15.6x, with a median of 11.0x, for the Selected Transactions (and 15.6x and 10.2x for the Fisons and VWR transactions, respectively) as compared to 11.4x for the Company excluding non-recurring expenses (13.3x including non-recurring expenses) based upon a $48.25 price per share for all shares of Fisher Common Stock, and (v) in the case of the two Selected Transactions involving the acquisition of publicly-traded companies, the acquisition price per share represented premiums of approximately 21.2% and 40.4% (with a median of 30.8%) over the stock price 30 days prior to the public announcement of the transaction as compared to a premium of 27.4% over the closing market price for shares of Fisher Common Stock on June 4, 1997, the last full trading day prior to the first public announcement of the Trinity Proposal, in the case of an acquisition of all shares of Fisher Common Stock for $48.25 per share. Based primarily upon the various multiples calculated for the Fisons and VWR transactions and consideration of the possible negative valuation implications from the uncertainty relating to the Strike Impact suggesting the use of lower multiples to reflect the greater risk in achieving projected results, Salomon Brothers and Lazard Freres derived hypothetical values for a private market or third party sale to a strategic purchaser for the shares of Fisher Common Stock ranging from approximately $44.00 per share to $52.00 per share, which range reflects multiples of firm value to latest twelve months EBITDA for the Company of between 8.6 and 9.8, times including non-recurring expenses. These values are not necessarily indicative of trading values or values actually realizable in connection with any attempt to sell the Company. It was noted that the terms of the Merger Agreement resulted from a process in which proposals to acquire the Company were actively solicited and, therefore, are believed to represent the highest values obtainable in a sale or recapitalization transaction at this time.

     Discounted Cash Flow Analysis. Lazard Freres and Salomon Brothers estimated the net present value of the future cash flows of the Company as of year-end 1997 using projections and extrapolations therefrom for the years 1998 through year 2002 and the year-end 2002 terminal value of the Company based upon a range of multiples of projected year 2002 EBITDA (including estimates based on projections and extrapolations therefrom based upon various assumptions relating to the Strike Impact after 1997 ranging from no post-1997 Strike Impact to a continuing impact equivalent to that estimated for 1997). In conducting this analysis, Lazard Freres and Salomon Brothers applied discount rates ranging from 10.5% to 12% and terminal value multiples ranging from 6.0x to 7.5x estimated 2002 EBITDA resulting in terminal firm values ranging from approximately $1.45 billion to approximately $1.95 billion. This analysis indicated a discounted cash flow valuation as of year-end 1997 ranging from approximately $41.55 per share to $57.70 per share of Fisher Common Stock. (Assuming no post-1997 Strike Impact, this analysis indicated a valuation as of year-end 1997 ranging from approximately $44.60 to $57.70 per share. Assuming a Strike Impact resulting in a reduction in operating income of $8.9 million for each year after 1997, this analysis indicated a valuation as of year-end 1997 ranging from approximately $42.90 to 55.50 per share. Assuming a Strike Impact resulting in a reduction in operating income of $17.8 million for each year after 1997, this analysis indicated a value as of year-end 1997 ranging from approximately $41.50 to $53.75 per share.) It was noted during the presentation to the Board that, if one applied higher discount rates to reflect risks that exist regarding the achievement of projected cash flow, lower present value ranges would result.

     Leveraged Buy-out/Recapitalization Analysis. Lazard Freres and Salomon Brothers prepared an analysis based on projections provided to them by the Company's management and on the then current economic and market conditions as to the consideration a leveraged buy-out purchaser might be able to pay to acquire the Company. A range of possible acquisition prices was derived by reviewing the estimated return on equity investment which would result from a leveraged buy-out based upon various assumptions, including the financial ratios required by the bank financing and high yield debt markets, interest rates, only the cost savings included in the Company's projections, and the uncertainty relating to the Strike Impact resulting in an assumed reduction in debt capacity of $65 million. Assuming terminal values at the end of the fifth year following a buy-out transaction ranging from 7.0x to 8.5x 2002 EBITDA and required internal rates of return on equity of 20% to 25%, this methodology indicated that a prospective leveraged buy-out purchaser might be able to pay a maximum price ranging from approximately $44.00 per share of Fisher Common Stock to approximately $50.00 per share. This methodology also was considered relevant to the ranges of maximum value which might be paid pursuant to a recapitalization transaction, such as the Transaction, in which the existing stockholders of a company retain a minority investment in the company in a transaction resulting in a financial purchaser acquiring a substantial majority of the equity interest in the company. Lazard Freres and Salomon Brothers cautioned the Board that the actual price which a party would be willing to pay in a leveraged buy-out or recapitalization transaction was dependent on various factors not included in this methodology and, therefore, that this analysis was not necessarily indicative of actual prices realizable or of rates of return on shares of Fisher Common Stock retained in the Transaction, which rates of return may be more or less favorable than those indicated in this analysis, are dependent on many contingencies and, therefore, are speculative.

     Leveraged Share Repurchase. Salomon Brothers and Lazard Freres considered possible pre-tax values which might result if the Company were to pursue a leveraged recapitalization without the investment of any additional equity by new investors or otherwise. Based upon management's revised estimate of 1997 financial results and employing assumptions regarding the credit markets similar to those used in the leveraged buy-out analysis above, a repurchase of Fisher Common Stock at a cash price of $48.00 per share financed by new debt was reviewed. This methodology indicated that between approximately 49% and 66% of the outstanding shares of Fisher Common Stock might be repurchased depending upon the level of leverage following such repurchase. If the remaining shares of Fisher Common Stock were valued as a multiple ranging from 6.0x to 7.0x of the Company's EBITDA after taking into account the uncertainty relating to the Strike Impact resulting in a reduction in debt capacity and a lower multiple for the remaining equity, after taking into account the additional debt resulting from the share repurchase, and assuming a single share of Fisher Common Stock received a pro rata portion of the cash, the implied range of values for a single share of Fisher Common Stock resulting from the leveraged share repurchase according to this methodology is from approximately $32.00 to approximately $40.00. The actual market value of equity securities following leveraged recapitalizations depends on numerous factors as noted in "Review of Post-Merger Common Stock" below and, therefore, this methodology is not necessarily indicative of the values actually realizable from a leveraged recapitalization.

     Historical Stock Price Review. Salomon Brothers and Lazard Freres reviewed information regarding historical price and trading volume for shares of Fisher Common Stock. As part of this review, the forward price-earnings multiple for the Fisher Common Stock was compared to that for the Standard & Poor's 400 Index based on daily closing prices from July 29, 1994 through August 6, 1997 the last day before public announcement of the Original Agreement, as reported by Factset Data Systems. This review showed that the multiple applied to the Fisher Common stock was lower than that of the S&P 400 Index, with the average for the Fisher Common Stock over this time frame being approximately 15.6x and that for the S&P 400 Index being approximately 19.3x. It also was noted that the 52-week trading range for shares of Fisher Common Stock was from a closing low of $35.50 per share on May 23, 1997 to a closing high of $50.81 per share on August 4, 1997 and that the closing market price on June 4, 1997, the last trading day before it was publicly announced that Trinity and related parties had proposed a recapitalization transaction with the Company, was $37.88. Those shares of Fisher Common Stock being converted into the right to receive $48.25 per share in cash pursuant to the Transaction would receive a premium of 35.9% to this 52-week closing low and of 27.4% to the June 4, 1997 closing price.

     Hypothetical Implied Trading Values Based Upon Earnings. Salomon Brothers and Lazard Freres calculated the present value, as of September 30, 1997, of the implied hypothetical future public market trading values of Fisher Common Stock obtained by multiplying projected stand alone earnings per share for the years 1998, 1999 and 2000 based on information provided by the Company (including estimates based on projections and extrapolations therefrom based upon various assumptions relating to the Strike Impact after 1997 ranging from no post-1997 Strike Impact to a continuing impact equivalent to that estimated for 1997) by various price to earnings ratios generally within the historical range. Using price to earnings multiples ranging from 14x to 18x applied to forward year earnings and equity discount rates of 15% and 20%, the present value of such implied hypothetical future trading values as of September 30, 1997 ranged from $34.80 to $58.20 per share (and using a price earnings multiple of 15.6x, ranged from approximately $39.15 to $50.45). (Using price to earnings ranging from 14x to 18x applied to forward year earnings and equity discount rates of 15% and 20%, the present value of such implied hypothetical future trading values as of September 30, 1997, (i) assuming no Strike Impact in years after 1997, ranged from approximately $39.95 to $58.20 per share, (ii) assuming a Strike Impact resulting in a reduction in operating income of $8.9 million for each year after 1997, ranged from approximately $37.15 to $54.25 per share, and (iii) assuming a Strike Impact resulting in a reduction in operating income of $17.8 million for each year after 1997, ranged from approximately $35.10 to $50.95 per share.) In connection with this presentation, Salomon Brothers and Lazard Freres advised the Board that this analysis was not necessarily indicative of future trading ranges of Fisher Common Stock and that any estimate of future market prices is speculative and subject to significant uncertainties and contingencies, all of which are difficult to predict and beyond the control of Salomon Brothers and Lazard Freres. Therefore, the actual trading prices of Fisher Common Stock may be outside the estimated range and will depend upon, and fluctuate with, changes in interest rates, market conditions, the condition, results of operations, and prospects, financial and otherwise, of the Company and other factors which generally influence the prices of securities.

     Review of Post-Transaction Common Stock. Salomon Brothers and Lazard Freres reviewed the implied public market trading values for shares of Fisher Common Stock outstanding following the Effective Time derived from an application of various multiples to the Company's pro forma earnings per share and EBITDA giving effect to the Transaction and based upon management's projections and extrapolations therefrom without any cost-savings not reflected in these projections (including estimates based on projections and extrapolations based on various assumptions relating to the Strike Impact ranging from no post-1997 Strike Impact to a continuing impact equivalent to that estimated for 1997). This calculation indicated that (i) applying price-earnings multiples ranging from 10x to 14x to pro forma earnings per share in 2000 and 2002 and discount rates of 20% and 25% to the resulting hypothetical stock price in such years resulted in a net present value implied public market per share trading value as of September 30, 1997 ranging from approximately $24.30 to approximately $51.70 and (ii) applying a range of EBITDA multiples to pro forma EBITDA in 2000 and 2002 and various discount rates to the resulting hypothetical stock price in such years resulted in a net present value implied public market per share trading value as of September 30, 1997 ranging from approximately $31.85 to $70.55. Using this implied value range and discount rates of 20% and 25%, Salomon Brothers and Lazard Freres calculated that a holder of shares of Fisher Common Stock receiving $48.25 in cash for 97% of his shares of Fisher Common Stock and retaining 3% of his shares of Fisher Common Stock would receive consideration pursuant to the Transaction (on a fully diluted basis) having an implied valuation ranging from approximately $47.50 to approximately $48.90 for each share of Fisher Common Stock. (In connection with this analysis, it was concluded that following the Effective Time, the stock market valuation of Fisher Common Stock would be significantly influenced by estimates of the Company's future earnings and cash flow. Consequently, this analysis employed forward-looking pro forma earnings and EBITDA forecasts, with the year 2002 being the last year for which such information was available and the year 2000 being chosen as an intermediate point between the anticipated closing of the Transaction and 2002. It is not intended that estimates for such years are the most likely to be considered relevant or to be used exclusively by the market, however, they were considered useful in calculating estimates of ranges of hypothetical values.) In arriving at these estimates of possible implied public market trading value for shares of Fisher Common Stock following the Effective Time, Salomon Brothers and Lazard Freres advised the Board that trading in the post-Transaction Fisher Common Stock for a period following the Effective Time could be characterized by a redistribution of such securities among the stockholders of the Company immediately preceding the Merger and other investors and, accordingly, such securities may be subject to downward price pressures during this period resulting in trading prices below the estimated ranges. In addition, in connection with this presentation, Salomon Brothers and Lazard Freres advised the Board that any estimate of trading ranges is speculative, and subject to uncertainties and contingencies, all of which are difficult to predict and beyond the control of Salomon Brothers and Lazard Freres. Therefore, the actual trading prices of the post-Transaction Fisher Common Stock may be outside the estimated range and will depend upon, and fluctuate with, changes in interest rates, market conditions, the terms of financing for the Transaction, the condition and prospects, financial and otherwise, of the Company and other factors which generally influence the prices of securities. In addition, the reduced public float of shares of Fisher Common Stock (and whether the shares will remain listed on the NYSE) may adversely affect the liquidity of these shares and result in greater volatility in trading prices following the Effective Time, in addition to the increased volatility resulting from the increased leverage of the Company, as compared to trading prices prior to the Effective Time.

     Miscellaneous. As part of their presentation, Lazard Freres and Salomon Brothers also (i) noted that an acquisition price of $48.25 per share represented premiums of 27.4% (5.0)%, and 35.9% to the closing price of the Fisher Common Stock on the NYSE on June 4, 1997, August 4, 1997 and May 27, 1997, respectively, and (ii) reviewed selected pro forma credit ratios for the Company after giving effect to the Transaction and based on the Company's forecasts and extrapolations thereof (assuming $467 million of senior financing bearing 8.5% interest and $400 million of subordinated debt bearing 11% interest), which indicated that, the ratio of total debt to EBITDA for the latest twelve months, 1997, 1998, 1999 and 2000 were 6.8x, 6.9x, 5.5x, 4.7x and
4.2x (assuming no Strike Impact after 1997) and (assuming a Strike Impact resulting in a reduction of operating income of $17.8 million in each year after 1997) for 1998, 1999 and 2000 were 6.1x, 5.2x and 4.7x, respectively, the ratio of EBITDA to interest expense (assuming no Strike Impact after 1997) for the latest twelve months, 1997, 1998, 1999 and 2000 were 1.5x, 1.5x, 1.9x, 2.2x and 2.4x, respectively, and (assuming a reduction of operating income of 17.8 million in each year after 1997) were 1.5x, 1.5x, 1.7x, 2.0x and 2.0x for such years, and the ratio of EBITDA as reduced by capital expenditures to interest expense (assuming no post-1997 Strike Impact) for the latest twelve months, 1997, 1998, 1999 and 2000 were .8x, .8x, 1.3x, 1.8x, 2.1x and (assuming a reduction in operating income of $17.8 million in each year after 1997) were
 .8x, .8x, 1.1x, 1.6x and 1.8x for such time periods. The review of credit ratios was not intended to predict the actual terms of financing for the Transaction and reference should be made to "THE TRANSACTION--Transaction Financing" for a description of the expected sources of financing and the terms and conditions thereof and was considered to be of significantly less relevance to the analysis of the fairness from a financial point of view of the consideration to be received by stockholders pursuant to the Transaction than the analyses described above.

     The summary set forth above does not purport to be a complete description of the analyses performed by Lazard Freres and Salomon Brothers, although it is a summary of the material financial and comparative analyses performed by these investment bankers in arriving at their opinions.

     The preparation of a fairness opinion is a complex process and is not necessarily susceptible to partial analysis or summary description. Selecting portions of the analyses or of the summary set forth above, without considering the analyses as a whole, could create an incomplete view of the processes underlying the opinions of Salomon Brothers and Lazard Freres. In arriving at their fairness determinations, Lazard Freres and Salomon Brothers considered the results of all such analyses and did not assign relative weights to any of the analyses.

     The analyses were prepared solely for the purpose of Salomon Brothers and Lazard Freres providing their opinions to the Board as to the fairness from a financial point of view of the consideration to be received in the Merger taken as a whole to holders of Fisher Common Stock and do not purport to be appraisals or necessarily reflect the prices at which businesses or securities actually may be sold, which are inherently subject to uncertainty and may be significantly more or less favorable than as set forth in these analyses. Similarly, any estimates incorporated in the analyses performed by Lazard Freres and Salomon Brothers are not necessarily indicative of actual past or future values or results, which may be significantly more or less favorable than any such estimates. No company utilized as a comparison is identical to the Company or the business segment for which a comparison is being made, and none of the comparable acquisition transactions or other business combinations utilized as a comparison is identical to the transactions contemplated by the Merger Agreement. Accordingly, an analysis of publicly traded comparable companies and comparable business combinations resulting from the transactions is not mathematical; rather it involves complex considerations and judgments concerning differences in financial and operating characteristics of the comparable companies and other factors that could affect the public trading value of the comparable companies or company to which they are being compared. The discount rates, terminal values, and multiples used in the analyses were considered appropriate after a consideration of current economic and financial market conditions, including price/earnings multiples and capital structures of selected public companies and rates of return on debt and equity investments in public and private companies and a qualitative judgment as to the most relevant information and its application to the Company. In connection with the analyses, Salomon Brothers and Lazard Freres made, and were provided estimates and forecasts by the Company management based upon, numerous assumptions with respect to industry performance, general business and economic conditions and other matters, many of which are beyond the control of the Company and its advisors. Similarly, analyses based upon forecasts of future results, including the Strike Impact, are not necessarily indicative of actual future results, which may be significantly more or less favorable than suggested by such analyses. Because such analyses are inherently subject to uncertainty, being based upon numerous factors or events beyond the control of the Company or its advisors, none of the Company, Lazard Freres, Salomon Brothers or any other person assumes responsibility if future results or actual values are materially different from these forecasts or assumptions. The opinions of Salomon Brothers and Lazard Freres necessarily were based on the economic, market and other conditions as in effect on, and the information made available to them as of, the date of their opinions. The foregoing summary is qualified by reference to the written opinions of Salomon Brothers and Lazard Freres set forth in Annex II to this Proxy Statement/Prospectus.

     As described above, the opinions and presentation of Lazard Freres and Salomon Brothers to the Board were only one of many factors taken into consideration by the Board in making its determination to approve the Merger Agreement. In addition, the terms of the Merger Agreement were determined through negotiations between the Company and FSI and its affiliates and were approved by the Board. Although Salomon Brothers and Lazard Freres provided advice to the Company during the course of these negotiations, the decision to enter into the Merger Agreement and to accept the consideration to be received in the Transaction was solely that of the Board.

     Each of Salomon Brothers and Lazard Freres is an internationally recognized investment banking firm and is continually engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, negotiated underwritings, secondary distributions of listed and unlisted securities, private placements, leveraged buyouts, recapitalizations, and valuations for estate, corporate and other purposes.

     The Company selected Lazard Freres and Salomon Brothers to act as its investment bankers because of their expertise and reputations in investment banking and mergers and acquisitions.

     In connection with the services of Salomon Brothers and Lazard Freres as investment bankers to the Company with respect to the Transaction and related matters, the Company has agreed to pay each of Salomon Brothers and Lazard Freres (i) a fee of $250,000 payable in connection with their retention as investment bankers to the Company in connection with the Trinity Proposal and the Company's adoption of a stockholder rights plan, (ii) a fee of $750,000 which became payable upon execution of the Merger Agreement (and, in the absence of any extraordinary corporate transaction involving the Company, would otherwise have become payable six months after the date of the engagement of these firms by the Company) and (iii) a fee contingent upon consummation of a transaction payable upon consummation of the Transaction or other extraordinary transaction equal to 0.34% of the transaction value (generally, the total amount received by stockholders pursuant to the transaction, including cash and the market value of any stock they retain, and the Company's consolidated indebtedness less cash and cash equivalents immediately prior to consummation of the transaction) less the $1,000,000 in fees previously paid, which in the case of the Transaction is expected to be approximately $3.5 million. Neither Salomon Brothers nor Lazard Freres are receiving any additional fees in respect of the Transaction Debt Financings and are not providing any services in connection with such arrangements. In addition, the Company has agreed to reimburse each of Salomon Brothers and Lazard Freres for their reasonable out-of-pocket expenses (including the fees and disbursements of their attorneys) and to indemnify each of them and certain related persons against certain liabilities, including certain liabilities under the federal securities laws, arising out of its engagement.

     Each of Lazard Freres and Salomon Brothers has from time to time in the past provided investment banking services to the Company for which it has received fees. In the ordinary course of business, Salomon Brothers, Lazard Freres and their respective affiliates may actively trade in the securities of the Company for their own account and for the accounts of their customers and, accordingly, may at any time hold a long or short position in such securities.


Certain Estimates of Future Operations and Other Information

     In connection with the evaluation by certain third parties, including THL, of a possible transaction involving the Company, the Company prepared certain nonpublic estimates reflecting management's views as to the possible future performance of the Company over the three fiscal years ending in fiscal 1999. These estimates were based on assumptions which management believes to be reasonable at the time. Management's belief as to the reasonableness of its estimates and of the assumptions underlying such estimates, is based upon the use of industry data, management's history of operations of the Company and the significant time and resources Management devoted to developing such estimates.


     The material assumptions were that (i) sales would increase at the Company's historical internal growth rate of 5% per annum (which rate corresponds to the historical rate of growth in applicable research and development spending), (ii) there would be no improvement in gross margins, and
(iii) selling, general and administrative expenses would increase proportionately year over year to sales growth to support the expected increase in sales. This information was provided to such parties on a confidential basis. A summary of these estimates (collectively, the "Original Company Estimates") is provided in the following table:


                                     1997      1998      1999
                                    -------   -------   ------
Net Sales Growth  ...............     4.7%      4.2%      5.0%
Operating Income Growth .........    12.5%     12.2%     11.1%
   Net Earnings Per Share  ......    $2.78     $3.10     $3.85

     In connection with discussions in early September 1997 leading up to the adoption of the Merger Agreement (see "--Background of the Merger"), the Company provided THL on a confidential basis certain revised management estimates (the "Revised Company Estimates" and, together with the Original Company Estimates, the "Company Estimates") indicating that (a) the Company's net sales in fiscal 1997 would increase by approximately 3.2% over the prior fiscal year and (b) the Company's operating income in fiscal 1997, after eliminating the effects of certain non-recurring expenses, would decrease 3.1% from the prior fiscal year. The projected results reflected in the Revised Company Estimates were based upon management's estimates of the effects of the UPS strike. Revised Company Estimates for 1998 and 1999 were not prepared.

     THE COMPANY ESTIMATES WERE NOT PREPARED WITH A VIEW TO PUBLIC DISCLOSURE OR COMPLIANCE WITH PUBLISHED GUIDELINES ESTABLISHED BY THE COMMISSION OR THE AMERICAN INSTITUTE OF CERTIFIED PUBLIC ACCOUNTANTS REGARDING PROJECTIONS. THE COMPANY ESTIMATES ARE INCLUDED IN THIS PROXY STATEMENT/PROSPECTUS SOLELY BECAUSE SUCH INFORMATION WAS PROVIDED TO THL. NONE OF THE COMPANY, THL OR ITS AFFILIATES, OR THE COMPANY'S INDEPENDENT AUDITORS ASSUME ANY RESPONSIBILITY FOR THE ACCURACY OF SUCH INFORMATION. IN ADDITION, BECAUSE THE COMPANY ESTIMATES ARE INHERENTLY SUBJECT TO SIGNIFICANT ECONOMIC AND COMPETITIVE UNCERTAINTIES AND CONTINGENCIES BEYOND THE COMPANY'S CONTROL, THERE CAN BE NO ASSURANCE THAT THE

COMPANY ESTIMATES WILL BE REALIZED; ACTUAL RESULTS MAY BE HIGHER OR LOWER THAN THOSE ESTIMATED. SEE "RISK FACTORS." NEITHER THE COMPANY'S AUDITORS NOR ANY OTHER INDEPENDENT ACCOUNTANTS HAVE COMPILED, EXAMINED OR PERFORMED ANY PROCEDURES WITH RESPECT TO THE COMPANY ESTIMATES, NOR HAVE THEY EXPRESSED ANY OPINION OR ANY OTHER FORM OF ASSURANCE ON SUCH INFORMATION OR ITS ACHIEVEABILITY, AND ASSUME NO RESPONSIBILITY FOR, AND DISCLAIM ANY ASSOCIATION WITH, THE FOREGOING PROSPECTIVE FINANCIAL INFORMATION.

     The Company Estimates do not give effect to the Transaction and should be read together with the sections regarding Risk Factors and Unaudited Pro Forma Financial Statements.


Transaction Consideration; Election Procedures

     General. Subject to certain provisions as described herein with respect to shares of Fisher Common Stock owned by the Company or any wholly owned subsidiary of the Company and Dissenting Shares, for each share of Fisher Common Stock, each holder will be entitled to receive in an exchange $48.25 in cash (the "Cash Price") pursuant to the Transaction or subject to the limitations described below, to retain one fully paid and nonassessable share of Fisher Common Stock (a "Stock Election Share") for each share of Fisher Common Stock held (a "Stock Election"). Holders of shares of Fisher Common Stock shall be entitled to elect to receive the Cash Price for any or all of their shares of Fisher Common Stock or to make a Stock Election. The Merger Agreement provides that existing stockholders (including employees of the Company) must retain exactly 746,114 shares of Fisher Common Stock in the Standard Pool in the Transaction. The Merger Agreement also provides that, in addition to participating in the Standard Pool, Eligible Employees are entitled to retain up to an additional 310,881 shares of Fisher Common Stock in the Eligible Employee Pool in the Transaction and exchange outstanding options for up to 909,392 shares of Fisher Common Stock in the Transaction in the Option Conversion. Although existing stockholders and Eligible Employees will be entitled to make an election pursuant to the terms of the Merger Agreement to either receive cash or retain shares, existing stockholders (including Eligible Employees) with respect to the Standard Pool, and, Eligible Employees with respect to the Eligible Employee Pool, will be subject to having a portion of their shares not treated in accordance with their election; specifically, if existing stockholders including Eligible Employees do not elect to retain at least the Standard Retained Share Number of shares, some shares of Fisher Common Stock for which a Stock Election was not made will become the right to retain shares of Fisher Common Stock in accordance with the proration procedures described in "--Stock Election." As described more fully below, all elections to either receive cash or retain shares may be subject to a proration procedure based on the elections made by other existing stockholders or Eligible Employees.

     The Transaction contemplates that, taking into account shares subject to conversion under the Option Conversion, a minimum of approximately 91.1%, and a maximum of approximately 92.5% of the fully diluted shares of Fisher Common Stock will be converted into cash, resulting in a maximum of 8.9%, and a minimum of 7.5% of such shares being retained by existing stockholders and Eligible Employees. Existing stockholders (including Eligible Employees) who elect to retain shares of Fisher Common Stock in the Standard Pool may receive a lesser, prorated number of shares of Fisher Common Stock than such holders elected to retain, and instead receive cash for a portion of those shares for which they made a Stock Election, if the aggregate number of shares of Fisher Common Stock elected to be retained exceeds the sum of Standard Retained Share Number as described more fully under "--Stock Election." In addition, Eligible Employees are entitled to elect to retain shares of Fisher Common Stock pursuant to either the Standard Pool or the Eligible Employee Pool. Eligible Employees who decide to elect to retain shares of Fisher Common Stock in the Eligible Employee Pool would be subject to a similar proration procedure to that applicable to the Standard Pool if the total number of such shares is in excess of 310,881 shares. However, Eligible Employees are expected to have less than 310,881 shares and, therefore, it is unlikely that shares for which an Eligible Employee elects to retain pursuant to the Eligible Employee Pool would be subject to proration.

     In addition, as a result of the Eligible Employee Pool, the existing stockholders of the Company, other than the Eligible Employees, may be required to retain more shares of Fisher Common Stock than they would have been required to retain in the absence of the Eligible Employee Pool if Stock Elections for the Standard Pool are made for less than the Standard Share Retained Number and the Eligible Employees make Stock Elections with respect to the Eligible Employee Pool. In such a circumstance, because the shares retained pursuant to the Eligible Employee Pool would not be counted as part of the Standard Pool, existing stockholders would be required to retain a greater number of shares in the Standard Pool as a result of the proration procedures than they would have been required to retain if the Eligible Employee Pool did not exist. Also as a result of the Eligible Employee Pool, the Eligible Employees would be entitled to retain more shares of Fisher Common Stock than they would have been entitled to retain in the absence of the Eligible Employee Pool if Stock Elections for the Standard Pool are made for more than the Standard Share Retained Number and Eligible Employees make Stock Elections with respect to the Eligible Employee Pool. In such a circumstance, because the shares retained pursuant to the Eligible Employee Pool would not be subject to the proration procedure applied to the Standard Pool, Eligible Employees would be entitled to retain a greater number of shares than they would have been entitled to retain in the absence of the Eligible Employee Pool.

     For information concerning certain risks related to continuing to hold Fisher Common Stock, see "RISK FACTORS" above.

     Fractional shares of Fisher Common Stock will not be issued in the Transaction. Holders of Fisher Common Stock otherwise entitled to a fractional share of Fisher Common Stock following the Effective Time will be paid cash in lieu of such fractional share in an amount determined and paid as described under "--Fractional Shares" below.

     Any shares of Fisher Common Stock owned by the Company or by any wholly owned subsidiary of the Company, will automatically be canceled at the Effective Time and will cease to exist.


                            Elections Made Pursuant
                              to the Standard Pool



                 STOCK ELECTIONS ARE MADE FOR                           STOCK ELECTIONS ARE MADE FOR
                   MORE THAN 746,114 SHARES                               LESS THAN 746,114 SHARES
SHARES FOR    - A portion of the stockholder's shares will be
WHICH A         retained on a prorated basis as follows:
STOCK
ELECTION IS   [Number of     [Number of                [746,114]       - All shares for which a Stock Election has been made
MADE          Shares to be = Shares for which a  X  [Total Shares for   will be retained.
              retained by    Stock Election is      which a Stock
              such holder]   made by such holder]   Election is made]

              - Balance of shares for which a Stock Election is made
                will be exchanged for cash

SHARES FOR                                                             - A portion of the stockholder's shares will be
WHICH A                                                                  retained on a prorated basis as follows:
STOCK         - All shares for which a Stock Election has not been       [Number of     [Number of          [746,114]-[Total Shares
ELECTION        made will receive cash (except Dissenting Shares)        Shares to be = outstanding    X    for which a Stock
IS NOT MADE                                                              retained       Shares for          Election is made]
                                                                         by such        which a Stock       [Total Number of
              - Dissenting Shares will be treated in accordance with     holder]        Election is not     outstanding Shares
                Delaware law                                                            made less the       for which a Stock
                                                                                        Dissenting Shares   Election is not
                                                                                        for such holder]    made less the total
                                                                                                            Dissenting Shares]

                                                                       - Balance of shares for which a Stock Election is
                                                                         not made will be exchanged for cash
                                                                       - Dissenting Shares will be treated in accordance
                                                                         with Delaware law

Stock Election

     For purposes of this section,

     "Standard Retained Share Number" means 746,114.

     "Stock Election" means an unconditional election on or prior to the Election Date to express a desire to retain shares of Fisher Common Stock.

     "Stock Proration Factor" is determined by dividing the Standard Retained Share Number by the total number of shares requested to be retained by record holders of Fisher Common Stock.

     "Dissenting Shares" means shares of Fisher Common Stock held by a stockholder who has not voted in favor of the Merger and who has demanded appraisal for such shares of Fisher Common Stock in accordance with the DGCL prior to the Effective Time.

     "Cash Proration Factor" is determined by dividing (x) the difference between the Standard Retained Number and the total number of shares for which a Stock Election was made by (y) the difference between the total number of shares for which a Stock Election was not made and the total Dissenting Shares.


     Record holders of Fisher Common Stock will be entitled to make a Stock Election on or prior to the Election Date to retain one fully paid and nonassessable share of Fisher Common Stock. If the number of shares requested to be retained by record holders of Fisher Common Stock in the Standard Pool exceeds the Standard Retained Share Number, then (i) the number of shares which shall actually be retained by any holder making a Stock Election will be determined by multiplying the total number of shares requested to be retained by such holder by the Stock Proration Factor, (ii) shares for which a Stock Election was not made (excluding Dissenting Shares) will receive cash, and
(iii) Dissenting Shares will remain outstanding pending treatment in accordance with Delaware law (see "Dissenting Stockholder's Rights"). All other shares, including shares which are requested to be retained in the Standard Pool by such holder but which are not retained due to proration, will be converted into the right to receive the Cash Price.

     If the number of shares requested to be retained by record holders of Fisher Common Stock in the Standard Pool is less than the Standard Retained Share Number, then (i) all such shares will be retained in accordance with the Merger Agreement, (ii) a number of shares for which a Stock Election was not made will be retained, which number of shares shall be determined for each holder by multiplying (x) the difference between the total number of outstanding shares held by such holder for which a Stock Election was not made and the total number of Dissenting Shares held by such holder by (y) the Cash Proration Factor and (iii) Dissenting Shares will remain outstanding pending treatment in accordance with Delaware law (see "Dissenting Stockholder's Rights"). All other shares will be converted into the right to receive the Cash Price. Examples of the effects of the result of a Stock Election in the Standard Pool are set forth below.

     Eligible Employees may elect to retain shares of Fisher Common Stock from the Standard Pool, from the Eligible Employee Pool or both. If Eligible Employees elect to retain any shares from the Standard Pool, such shares shall be subject to proration as described above. To the extent an Eligible Employee elects to retain shares in the Standard Pool and a portion of such shares are not so retained, such Eligible Employee may elect to have such shares retained pursuant to the Eligible Employee Pool. To the extent that more than 310,881 shares are the subject of a Eligible Employee Pool election, the number of shares retained by each Eligible Employee pursuant to the Eligible Employee Pool shall be subject to proration. As a result, the number of shares of Fisher Common Stock to be retained by each Eligible Employee will be equal to the sum of (i) the number of shares retained by such Eligible Employee pursuant to the Standard Pool and (ii) the number of shares retained by such Eligible Employee pursuant to the Eligible Employees Pool.

     If a stockholder makes a Stock Election and receives cash as a result of the proration procedures described above, such stockholder may receive dividend treatment (rather than capital gain treatment) for any cash received in the Transaction as a result of such proration procedures. See "THE
TRANSACTION--Certain Federal Income Tax Considerations."

     For information concerning certain risks related to continuing to hold Fisher Common Stock, see "RISK FACTORS."


Possible Effects of Proration

     The following examples illustrate the potential effects of proration in connection with the Standard Pool. The following examples are based upon there being outstanding 20,356,764 shares of Fisher Common Stock as of the Effective Time. No fractional shares will be issued; in lieu of fractional shares, stockholders will receive cash.


A. HOLDER A OWNS 100 SHARES AND DOES NOT ELECT TO RETAIN ANY SHARES.

   1. If other stockholders elect to retain a number of shares of Fisher
      Common Stock in the Standard Pool that equal or exceeds the Standard Retained Share Number or more shares in the aggregate, then Holder A will receive $4,825 in cash (100 shares at $48.25 per share).

   2. If other stockholders elect to retain fewer shares of Fisher Common
      Stock in the Standard Pool than the Standard Retained Share Number in the aggregate, then Holder A will not receive cash for all of its 100 shares of Fisher Common Stock and will be required to retain some shares. In such a case, every stockholder must retain a small number of shares of Fisher Common Stock in order to increase the number of retained shares of Fisher Common Stock to the Standard Retained Share Number. However, even in the case of maximum proration (i.e., no stockholders elect to retain shares of Fisher Common Stock), Holder A will still be assured of receiving at least $4,680.25 in cash (approximately 97% of his or her shares of Fisher Common Stock, or 97 shares of Fisher Common Stock after rounding at $48.25 per share) and will retain approximately 3% of his or her shares of Fisher Common Stock, or 3 shares of Fisher Common Stock after rounding down to the nearest whole number.


B. HOLDER B OWNS 100 SHARES AND ELECTS TO RETAIN ALL ITS SHARES.

   1. If the stockholders (including Holder B) elect to retain a number of shares of Fisher Common Stock in the Standard Pool equal to or less than the Standard Retained Share Number, then Holder B will be able to retain all 100 of its shares of Fisher Common Stock.

   2. If the stockholders (including Holder B) elect to retain more shares of Fisher Common Stock in the Standard Pool than the Standard Retained Share Number in the aggregate, then Holder B will not be able to retain all its shares of Fisher Common Stock and will receive some cash. For example, if stockholders other than Eligible Employees elected to retain 800,000 shares of Fisher Common Stock in the aggregate, then each holder, including Holder B, would be able to retain only approximately 93.3% of its shares of Fisher Common Stock in order to reduce the number of retained shares of Fisher Common Stock to the Standard Retained Share Number. Therefore, Holder B would be able to retain only 93 shares (or 93.3% of his 100 shares of Fisher Common Stock, rounded down to the nearest whole number) and would receive $337.75 in cash (7 shares of Fisher Common Stock at $48.25 per share). In the case of maximum proration (i.e., all stock holders including Eligible Employees (including Holder B) elect to retain their shares of Fisher Common Stock), Holder B would be able to retain only 3 shares of Fisher Common Stock and would receive $4,680.25 in cash.


C. HOLDER C OWNS 100 SHARES AND ELECTS TO RETAIN 50 SHARES AND CONVERT 50 SHARES TO CASH.

   1. In the unlikely event that stockholders (including Holder C) elect to retain in the Standard Pool exactly 746,114 shares of Fisher Common Stock in the aggregate, then Holder C will be able to retain its 50 shares of Fisher Common Stock and will receive $2,412.50 in cash (50 Shares at $48.25 per share).

   2. If the stockholders (including Holder C) elect to retain more shares of Fisher Common Stock in the Standard Pool than the Standard Retained Share Number in the aggregate, then Holder C will not be able to retain all of its 50 shares of Fisher Common Stock. For example, if stockholders elected to retain 800,000 shares in the aggregate, then each holder, including Holder C, would be able to retain only 93.3% of its shares of Fisher Common Stock which it elected to retain in order to reduce the number of retained shares to the Standard Retained Share Number. Therefore, Holder C would be able to retain only 46 shares (or 93.3% of the 50 shares of Fisher Common Stock which it elected to retain rounded down to the nearest whole number) and would receive $2,605.50 in cash (54 shares of Fisher Common Stock at $48.25 per share). If the stockholders elected to retain more than 800,000 shares of Fisher Common Stock in the aggregate, Holder C would receive fewer shares than in the example above, but would receive a commensurately greater amount of cash.

   3. If the stockholders (including Holder C) elect to retain fewer shares of Fisher Common Stock in the Standard Pool than the Standard Retained Share Number in the aggregate, then Holder C would be required to retain more than 50 shares of Fisher Common Stock. For example, if stockholders elected to retain 50,000 shares of Fisher Common Stock in the aggregate, then all stockholders that did not elect to retain shares must collectively retain an additional 696,114 shares of Fisher Common Stock in order to meet the Standard Retained Share Number. In this example, Holder C would be required to retain 1 additional share of Fisher Common Stock (for a total of 51 shares of Fisher Common Stock) and would receive $2,364.25 in cash (49 shares at $48.25 per share). The 1 additional share of Fisher Common Stock is calculated by multiplying the 50 shares of Fisher Common Stock Holder C wants to convert to cash by a fraction the numerator of which is the 696,114 additional shares of Fisher Common Stock and the denominator of which is the total number of outstanding shares less the 50,000 Election Standard Shares. If the stockholders elected to retain fewer than 50,000 shares of Fisher Common Stock in the aggregate, Holder C would receive more shares than in the example above, but would receive commensurately less cash.

     Fractional shares of Fisher Common Stock will not be issued in the Merger. Holders of Fisher Common Stock otherwise entitled to a fractional share of Fisher Common Stock following the Effective Time will be paid cash in lieu of such fractional share in an amount determined and paid as described under "-- Fractional Shares" below.


Stock Election Procedure

     The Form of Election ("Form of Election") is being mailed to holders of record of Fisher Common Stock together with this Proxy Statement/Prospectus. Eligible Employees separately will receive a form of election which, while similar to the Form of Election, will provide that Eligible Employees will be entitled to elect to have shares of Fisher Common Stock retained in the Standard Pool or the Eligible Employee Pool.

     FOR A FORM OF ELECTION TO BE EFFECTIVE, HOLDERS OF FISHER COMMON STOCK MUST PROPERLY COMPLETE A FORM OF ELECTION, AND SUCH FORM OF ELECTION, TOGETHER WITH ALL CERTIFICATES FOR SHARES OF FISHER COMMON STOCK HELD BY SUCH HOLDER, DULY ENDORSED IN BLANK OR OTHERWISE IN FORM ACCEPTABLE FOR TRANSFER ON THE BOOKS OF THE COMPANY (OR BY APPROPRIATE GUARANTEE OF DELIVERY AS SET FORTH IN SUCH FORM OF ELECTION), MUST BE RECEIVED BY THE EXCHANGE AGENT AT ONE OF THE ADDRESSES LISTED ON THE FORM OF ELECTION AND NOT WITHDRAWN, BY 5:00 P.M., EASTERN STANDARD TIME, ON THE SECOND BUSINESS DAY PRIOR TO THE DATE OF THE SPECIAL MEETING.

     ONLY HOLDERS OF FISHER COMMON STOCK WHO WISH TO MAKE A STOCK ELECTION ARE REQUIRED TO SEND STOCK CERTIFICATES WITH THEIR FORM OF ELECTION. HOLDERS OF FISHER COMMON STOCK WHO DO NOT MAKE A STOCK ELECTION WILL RECEIVE, BY MAIL, LETTERS OF TRANSMITTAL WITH WHICH SUCH STOCK CERTIFICATES SHOULD BE RETURNED AFTER THE EFFECTIVE TIME. HOLDERS SHOULD THEREFORE NOT SEND STOCK CERTIFICATES WITH THEIR PROXY CARDS.

     The determinations of the Exchange Agent as to whether or not Stock Elections have been properly made or revoked, and when such election or revocations were received, will be binding.

Effective Time

     The Merger and the Transaction will become effective upon the filing of the certificate of merger (the "Certificate of Merger") with the Secretary of State of the State of Delaware or such other date as is specified in such Certificate of Merger in accordance with the DGCL. Subject to certain limitations, the Merger Agreement may be terminated by either party if, among other reasons, the Merger has not been consummated on or before March 31, 1998. See "CERTAIN PROVISIONS OF THE MERGER AGREEMENT--Conditions to Consummation of the Merger" and "--Termination."


Conversion of Shares into Cash/Retention of Shares; Procedures for Exchange of Certificates

     At the Effective Time, holders of Fisher Common Stock (other than shares as to which appraisal rights are properly exercised) will either be entitled to
(i) the right to receive the Cash Price or (ii) retain shares of Fisher Common Stock following the Effective Time.

     As soon as practicable following the Effective Time, the Exchange Agent will send a letter of transmittal to each holder of Fisher Common Stock (other than holders of Fisher Common Stock making a Stock Election with respect to all of such holders' shares, who have properly submitted Forms of Election and share certificates to the Exchange Agent). The letter of transmittal will contain instructions with respect to the surrender of certificates representing shares of Fisher Common Stock in exchange for cash and, if proration is required, certificates representing shares of Fisher Common Stock to be retained in the Transaction, or the amount of cash in lieu of any fractional interest in a share of Fisher Common Stock for which the shares represented by the certificates so surrendered are exchangeable pursuant to the Merger Agreement.

     EXCEPT FOR FISHER COMMON STOCK CERTIFICATES SURRENDERED WITH A FORM OF ELECTION AS DESCRIBED ABOVE UNDER "--STOCK ELECTION PROCEDURE," STOCKHOLDERS OF THE COMPANY SHOULD NOT FORWARD STOCK CERTIFICATES TO THE EXCHANGE AGENT UNTIL THEY HAVE RECEIVED THE LETTER OF TRANSMITTAL. LETTERS OF TRANSMITTAL WILL BE MAILED AFTER THE EFFECTIVE TIME OF THE MERGER.

     As soon as practicable after the Effective Time, each holder of an outstanding certificate or certificates at such time which prior thereto represented shares of Fisher Common Stock shall, upon surrender to the Exchange Agent of such certificate or certificates and acceptance thereof by the Exchange Agent, be entitled to the amount of cash, into which the number of shares of Fisher Common Stock previously represented by such certificate or certificates surrendered shall have been converted pursuant to the Merger Agreement and a certificate or certificates representing the number of full shares of Fisher Common Stock, if any, to be retained by the holder thereof pursuant to the Merger Agreement. The Exchange Agent will accept such certificates upon compliance with such reasonable terms and conditions as the Exchange Agent may impose to effect an orderly exchange thereof in accordance with normal exchange practices. After the Effective Time, there will be no further transfer on the records of the Company or its transfer agent of certificates representing shares of Fisher Common Stock which have been converted, in whole or in part, pursuant to the Merger Agreement into the right to receive cash, and if such certificates are presented to the Company for transfer, they will be canceled against delivery of cash and, if appropriate, certificates for retained shares of Fisher Common Stock. Until surrendered as contemplated by the Merger Agreement, each certificate for shares of Fisher Common Stock will be deemed at any time after the Effective Time, to represent only the right to receive upon such surrender the consideration contemplated by the Merger Agreement. No interest will be paid or will accrue on any cash payable as consideration in the Transaction or in lieu of any fractional retained shares of Fisher Common Stock.

     No dividends or other distributions with respect to retained shares of Fisher Common Stock with a record date after the Effective Time will be paid to the holder of any unsurrendered certificate for shares of Fisher Common Stock with respect to the retained shares of Fisher Common Stock represented thereby and no cash payment in lieu of a fractional share shall be paid to any such holder pursuant to the Merger Agreement until the surrender of such certificate in accordance with the Merger Agreement, or if later, the time specified in clause (ii)(B) of the immediately following sentence. Unless otherwise limited by applicable laws relating to the legality of declaration and payment of dividends and distributions, following surrender of any such certificate, there shall be paid to the holder of the certificate representing whole retained shares of Fisher Common Stock issued in connection therewith, without interest,
(i) at the time of such surrender, the amount of any cash payable in lieu of a fractional retained shares of Fisher Common Stock to which such holder is entitled pursuant to the Merger Agreement and (ii)(A) if the record date for any applicable dividend or distribution is after the Effective Time but prior to the date of surrender, at the time of such surrender, the proportionate amount of dividends or other distributions, if any previously paid with respect to such whole retained shares of Fisher Common Stock, or (B) if the record date for any applicable dividend or distribution is after both the Effective Time and the date of surrender, at the date on which such dividend or distribution is to be paid to other security holders, the proportionate amount of dividends or other distributions with respect to such whole retained shares of Fisher Common Stock.


Fractional Shares

     No certificates or scrip representing fractional retained shares of Fisher Common Stock will be issued in connection with the Transaction, and such fractional share interests will not entitle the owner thereof to vote or to any rights of a stockholder of the Company after the Effective Time. Promptly following the Effective Time, the Exchange Agent shall aggregate and sell on the NYSE all such fractional shares and distribute the proceeds from such sale to the stockholders who would have otherwise been entitled to receive such fractional shares. As a result, assuming no shares are retained pursuant to the Eligible Employee Pool, exactly 746,114 shares of Fisher Common Stock will be held by existing stockholders (and including, possibly, employees of the Company) (other than management investors pursuant to the Option Conversion) and others who purchased shares in connection with the fractional share sale.


Conduct of Business Pending the Merger

     Pursuant to the Merger Agreement, Fisher has agreed to carry on its business and that of its subsidiaries prior to the Effective Time in the ordinary and usual course of business consistent with past practice. See "CERTAIN PROVISIONS OF THE MERGER AGREEMENT--Conduct of Business Pending the Merger."


Conditions to the Consummation of the Merger

     The obligation of the Company and FSI to consummate the Merger is subject to various conditions, including, without limitation, obtaining requisite stockholder approval, and the absence of any injunction or other legal restraint or prohibition preventing the consummation of the Merger. The obligation of FSI to consummate the Merger is subject to other conditions, including, without limitation, receipt by the Company of the proceeds of financing pursuant to the Commitment Letters (or from such other source as FSI and the Company shall agree) in amounts sufficient to consummate the transactions contemplated by the Merger Agreement. See "CERTAIN PROVISIONS OF THE MERGER AGREEMENT--Conditions to the Consummation of the Merger" and "REGULATORY APPROVALS." The completion of the Transaction is conditioned upon the consummation of the Merger.

Certain Federal Income Tax Considerations

     Wachtell, Lipton, Rosen & Katz, special counsel for the Company, are of the opinion that, except as noted otherwise, the following are the material United States ("U.S.") federal income tax consequences applicable to stockholders of the Company who receive cash in exchange for all or a portion of their shares of Fisher Common Stock pursuant to the Transaction. Counsel's opinion is based upon the Internal Revenue Code of 1986, as amended (the "Code"), applicable Treasury regulations promulgated thereunder, judicial decisions and current administrative pronouncements, all as in effect as of the date hereof and which are subject to change at any time, potentially with retroactive effect. Counsel's opinion deals only with stockholders which hold shares of Fisher Common Stock as capital assets (generally, property held for investment). Counsel's opinion does not address all aspects of federal income taxation that may be relevant to particular stockholders in light of their personal circumstances or to certain types of stockholders subject to special treatment under the federal income tax laws (including certain financial institutions, broker dealers, insurance companies, tax-exempt organizations, foreign persons and persons acquiring shares of Fisher Common Stock pursuant to the exercise of employee stock options or otherwise as compensation). No ruling from the Internal Revenue Service ("IRS") will be applied for with respect to the federal income tax consequences discussed herein and, accordingly, there can be no assurance that the IRS will agree with the conclusions stated herein. In addition, counsel's opinion does not address any state, local or foreign tax consequences of any aspect of the Transaction. ALTHOUGH COUNSEL'S OPINION SETS FORTH ALL MATERIAL U.S. FEDERAL INCOME TAX CONSIDERATIONS GENERALLY APPLICABLE TO STOCKHOLDERS OF THE COMPANY AS A CONSEQUENCE OF THEIR RECEIPT OF THE CASH PRICE AND/OR THE RETENTION OF FISHER COMMON STOCK PURSUANT TO THE TRANSACTION, COUNSEL'S OPINION DOES NOT ADDRESS EVERY U.S. FEDERAL INCOME TAX CONCERN THAT MAY BE APPLICABLE TO A PARTICULAR HOLDER OF FISHER COMMON STOCK IN LIGHT OF SUCH HOLDER'S PARTICULAR CIRCUMSTANCES. ALL HOLDERS ARE URGED TO CONSULT THEIR TAX ADVISORS AS TO THE PARTICULAR TAX CONSEQUENCES TO THEM OF THE TRANSACTION.


Characterization of the Merger for U.S. Federal Income Tax Purposes

     For U.S. federal income tax purposes, FSI will be disregarded as a transitory entity, and the merger of FSI with and into the Company will be treated as if it were a sale of a portion of a stockholder's Fisher Common Stock to the Equity Investors and a purchase of a portion of the stockholder's shares of Fisher Common Stock by the Company. There is no authority directly addressing the method of allocating proceeds received by a stockholder between the portion treated as received from the Equity Investors and the portion treated as received from the Company and, due to such lack of authority, counsel is not rendering an opinion on such allocation. The Company intends to take the position that the percentage of a stockholder's shares of Fisher Common Stock disposed of by the stockholder pursuant to the exchange of shares of Fisher Common Stock for cash as provided for in the Merger Agreement which will be treated as if sold to the Equity Investors will be a percentage of such shares of Fisher Common Stock equal to (i) the amount contributed to FSI by the Equity Investors in exchange for FSI common stock divided by (ii) the aggregate amount of cash paid to stockholders in exchange for their shares of Fisher Common Stock pursuant to the Merger Agreement. The remainder of the stockholder's shares of Fisher Common Stock disposed of in exchange for the Cash Price pursuant to the Merger Agreement will be treated as redeemed by the Company. The IRS could, however, adopt a different approach in determining the portion, if any, of a stockholder's shares of Fisher Common Stock which is treated as redeemed by the Company. If the IRS adopts a different allocation methodology, the percentage of shares of Fisher Common Stock treated as sold to the Equity Investors and the percentage of shares of Fisher Common Stock treated as redeemed by the Company may differ from the position that will be taken by the Company. See "Stockholders Receiving Cash" below for a discussion of the consequences of cash being deemed paid for the redemption of shares of Fisher Common Stock by the Company and of cash being deemed paid in connection with a sale of such shares to the Equity Investors.


Stockholders Receiving Cash

     As described more fully below, the U.S. federal income tax consequences of the exchange of shares of Fisher Common Stock for the Cash Price pursuant to the Merger Agreement with respect to a particular stockholder will depend upon, among other things, (i) whether the stockholder received any cash in exchange for shares of Fisher Common Stock for the Cash Price pursuant to the Merger Agreement, (ii) the extent to which a stockholder is deemed to have sold its shares of Fisher Common Stock to the Equity Investors or is deemed to have had its shares of Fisher Common Stock purchased by the Company and (iii) whether the deemed purchase of a stockholder's shares of Fisher Common Stock by the Company will qualify as a sale or exchange under Section 302 of the Code. First, to the extent that a stockholder is considered to have sold shares of Fisher Common Stock to the Equity Investors, such stockholder will recognize capital gain or loss equal to the difference between the amount realized on its deemed sale of shares of Fisher Common Stock to the Equity Investors (i.e., the cash proceeds properly allocated to such sale) and the stockholder's adjusted tax basis in such shares of Fisher Common Stock. The U.S. federal income tax rate that will apply to any such capital gain will depend on the stockholder's holding period for such shares of Fisher Common Stock. Pursuant to recently enacted legislation, in the case of an individual holder of shares of Fisher Common Stock, any such capital gain should be subject to a maximum U.S. federal income tax rate of (A) 20% if the holder's holding period in such stock was more than 18 months at the Effective Time and (B) 28% if the holder's holding period was more than one year but not more than 18 months at the Effective Time. In addition, a stockholder also will recognize capital gain or loss equal to the difference between the cash proceeds allocable to the deemed purchase of such stockholder's shares of Fisher Common Stock by the Company and the stockholder's adjusted tax basis in such shares of Fisher Common Stock, to the extent such deemed purchase by the Company is treated as a sale or exchange under Section 302 of the Code with respect to such stockholder. As described above, the U.S. federal income tax rate that will apply to any such capital gain will depend on the stockholder's holding period for such shares of Fisher Common Stock.

     Under Section 302 of the Code, a redemption of shares of Fisher Common Stock pursuant to the exchange of shares of Fisher Common Stock for the Cash Price pursuant to the Merger Agreement will be treated as sale or exchange if such redemption (a) is "substantially disproportionate" with respect to the stockholder, (b) results in a "complete termination" of the stockholder's interest in the Company or (c) is "not essentially equivalent to a dividend" with respect to the stockholder.

     In applying each of the Section 302 tests, stockholders must take into account not only the shares of Fisher Common Stock that they actually own but also shares of Fisher Common Stock they are deemed to own under the constructive ownership rules set forth in Section 318 of the Code. Pursuant to the constructive ownership rules, a stockholder is deemed to own any shares of Fisher Common Stock that are owned (actually and in some cases constructively) by certain related individuals or entities and any shares of Fisher Common Stock that the stockholder has the right to acquire by exercise of an option or by conversion or exchange of a security.

     The deemed redemption of a stockholder's shares of Fisher Common Stock by the Company will be "substantially disproportionate" with respect to such stockholder if, among other things, the percentage of shares of Fisher Common Stock actually and constructively owned by such stockholder immediately following the Effective Time is less than 80% of the percentage of shares of Fisher Common Stock actually and constructively owned by such stockholder immediately prior to the Effective Time. Due to the factual nature of this determination, no opinion is rendered as to whether the deemed redemption is "substantially disproportionate" with respect to any particular stockholder. Stockholders should consult their tax advisors to determine whether the redemption of their shares of Fisher Common Stock will be "substantially disproportionate" with respect to such stockholders in their particular circumstances.

     The deemed redemption of a stockholder's shares of Fisher Common Stock by the Company will result in a "complete termination" of a stockholder's interest in the Company if (a) all of the shares of Fisher Common Stock actually owned by the stockholder are redeemed pursuant to the exchange of shares of Fisher Common Stock for the Cash Price pursuant to the Merger Agreement and (b) all of the shares of Fisher Common Stock constructively owned by the stockholder are redeemed pursuant to the exchange of shares of Fisher Common Stock for the Cash Price pursuant to the Merger Agreement or, with respect to shares of Fisher Common Stock owned by certain related individuals, the stockholder effectively waives, in accordance with Section 302(c) of the Code, attribution of such shares of Fisher Common Stock which otherwise would be considered to be constructively owned by such stockholder. Due to the factual inquiry required to determine whether a stockholder may waive the application of the constructive ownership rules with respect to Fisher Common Stock owned by certain related individuals, no opinion is rendered as to whether any particular stockholder qualifies for such a waiver. Stockholders in this position should consult their tax advisors as to the availability of such a waiver. Based on the rules described above, a stockholder who does not own (or is not treated as owning) any shares of Fisher Common Stock following the Effective Time will satisfy the "complete termination" test and, accordingly, will recognize capital gain or loss with respect to the cash received in exchange for all of its shares of Fisher Common Stock.

     The deemed redemption of a stockholder's shares of Fisher Common Stock will be treated as "not essentially equivalent to a dividend" if the reduction in such stockholder's proportionate interest in the Company constitutes a "meaningful reduction" given such stockholder's particular facts and circumstances. Depending upon the specific facts and circumstances related to a particular stockholder, even a small reduction in a stockholder's proportionate equity interest may satisfy this test. For example, the IRS has indicated in published rulings that any reduction in the percentage interest of a stockholder whose relative stock interest in a publicly held corporation is minimal (e.g., an interest of less than 1%) and who exercises no control over corporate affairs should constitute such a "meaningful reduction." Due to the factual nature of this determination, no opinion is rendered as to whether the deemed redemption will be treated as "not essentially equivalent to a dividend" with respect to any particular stockholder. Stockholders should consult their tax advisors to determine whether any reduction in their interests in the Company constitutes a "meaningful reduction" in their particular circumstances.


     A stockholder may not be able to satisfy one of the above three tests because of contemporaneous acquisitions of shares of Fisher Common Stock by such stockholder or a related party whose shares of Fisher Common Stock would be attributed to such stockholder under Section 318 of the Code. Due to the factual inquiry required to ascertain whether such an acquisition will be taken into account to determine if any of the above tests are satisfied, no opinion is rendered as to the effect of such an acquisition to any particular stockholder. Stockholders should consult their tax advisors regarding the tax consequences of such acquisitions in their particular circumstances.

     If a stockholder cannot satisfy any of the three tests described above, the deemed purchase of such stockholder's shares of Fisher Common Stock by the Company will not be treated as a sale or exchange under Section 302 of the Code with respect to such stockholder. Accordingly, and to the extent the Company has sufficient current and/or accumulated earnings and profits, such stockholder will be treated as having received a dividend which will be includible in gross income (and treated as ordinary income) in an amount equal to the cash received in respect of the purchase by the Company of such stockholder's shares of Fisher Common Stock. To the extent the amount of cash received by the stockholder exceeds such stockholder's proportionate share of the Company's current and/or accumulated earnings and profits, such excess will be applied first against the stockholder's adjusted tax basis in the shares of Fisher Common Stock, with any remainder treated as capital gain.

     In the case of a corporate stockholder, if the cash paid is treated as a dividend, such dividend income may be eligible for the dividends-received deduction. The dividends-received deduction is subject to certain limitations, and may not be available if the corporate stockholder does not satisfy certain holding period requirements with respect to the shares of Fisher Common Stock or if the shares of Fisher Common Stock are treated as "debt financed portfolio stock" within the meaning of Section 246A of the Code. Additionally, if a dividends-received deduction is available, the dividend may be treated as an "extraordinary dividend" under Section 1059 of the Code. Due to the factual inquiry required to determine whether dividend income is eligible for the dividends-received deduction and whether a dividend constitutes an "extraordinary dividend," no opinion is rendered regarding such matters with respect to any particular corporate stockholder. Corporate stockholders should consult their tax advisors regarding the tax consequences of such dividend to them in their particular circumstances.


Stockholders Retaining Fisher Common Stock and Receiving No Cash

     There will be no U.S. federal income tax consequences for stockholders who retain all of their shares of Fisher Common Stock pursuant to the Merger Agreement, including retention as a result of proration, and do not receive the Cash Price in exchange for any such shares. Accordingly, a stockholder will not recognize any gain or loss on any shares of Fisher Common Stock retained by such stockholder.


Stockholders Retaining a Portion of Their Fisher Common Stock and Receiving
Cash

     To the extent that a stockholder elects to retain a portion of its shares of Fisher Common Stock and exchange a portion of its shares of Fisher Common Stock for cash, or to the extent a stockholder is subject to the proration rules and receives cash in exchange for a portion of its shares of Fisher Common Stock, the tax treatment of the stockholder's receipt of such cash will be the same as set forth above under "Stockholders Receiving Cash."

     As described more fully above under "Stockholders Receiving Cash," a stockholder's retention of shares of Fisher Common Stock may, cause the cash received by such stockholder pursuant to the exchange of shares of Fisher

Common Stock for the Cash Price pursuant to the Merger Agreement to be treated as a dividend for U.S. federal income tax purposes.


Information Reporting and Backup Withholding

     The Company must report annually to the IRS and to each stockholder the amount of dividends paid to such stockholder and the backup withholding tax, if any, withheld with respect to such dividends.

     A stockholder may be subject to backup withholding at a rate of 31% with respect to cash amounts representing the Cash Price received pursuant to the Merger Agreement. In general, backup withholding will apply only if a stockholder fails to comply with certain identification procedures or fails to properly report payments of interest and dividends. Backup withholding will not apply with respect to payments made to certain exempt recipients, such as corporations and tax-exempt organizations. Backup withholding is not an additional tax and may be claimed as a credit against the U.S. federal income tax liability of a stockholder, provided that the required information is furnished to the IRS.


Accounting Treatment

     The Transaction will be accounted for as a recapitalization as there will be a significant continuation of stockholder ownership. Accordingly, it will not result in a new basis of accounting. See "UNAUDITED PRO FORMA FINANCIAL STATEMENTS."


Effect on Employee Stock Options and Employee Benefit Matters

     At the Effective Time, each Option granted under any stock option or similar plan of Fisher outstanding immediately prior to the Effective Time, other than Options held by Messrs. Montrone, Meister and Maiorani (the "Named Executive Officers" currently employed by the Company) and approximately 100 other salaried employees who currently hold options to purchase Fisher Common Stock which options are subject to the Option Conversion, will receive, with respect to each Option, a cash payment equal to the product of (x) the total number of shares of Fisher Common Stock subject to such Option and (y) the excess of the Cash Price over the exercise price per share of Fisher Common Stock subject to such Option, subject to any required withholdings of taxes. For information concerning the Option Conversion, see "THE TRANSACTION--Interests of Certain Persons in the Transaction."

     At the Effective Time, each Restricted Unit, evidencing a right to receive one share of Fisher Common Stock and the cash dividends paid with respect to such share of stock, issued to nonemployee directors of Fisher under the Restricted Unit Plan for Non-Employee Directors of Fisher Scientific International Inc. (the "Restricted Unit Plan") will be converted into cash in an amount equal to the sum of the (i) Cash Price and (ii) the total cash dividends paid on such share of Fisher Common Stock plus interest thereon based on the average rate for ten-year U.S. Treasury Notes. See "THE TRANSACTION--Interests of Certain Persons in the Transaction." See "COMPENSATION OF DIRECTORS AND EXECUTIVE OFFICERS OF THE COMPANY--Restricted Unit Plan for Non-Employee Directors."

     The payment of the amounts referred to above, to each holder of an Option or a participant in the Restricted Unit Plan, will satisfy in full the Company's obligations to such employee or non-employee director.

     For a period of two years following the Effective Time, the Company will continue the Company's existing employee benefit plans and arrangements provided, that the Surviving Corporation shall not be required to maintain any individual plan or program so long as the plans and programs maintained by the Surviving Corporation are, in the aggregate, not materially less favorable than those provided by the Company immediately prior to the date of the Merger Agreement. See "CERTAIN PROVISIONS OF THE MERGER AGREEMENT--Employee Benefit Arrangements."


Interests of Certain Persons in the Transaction

     As of the date of this Proxy Statement/Prospectus, non-employee directors of the Company own 1,000 shares of Fisher Common Stock, options to purchase 50,000 shares of Common Stock and 25,000 Restricted Units, all of which will be cashed out in the Merger in the manner set forth under "THE TRANSACTION--Effect on Employee Stock Options and Employee Benefit Matters," and in the amounts set forth below. See "SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT." As of December 12, 1997, executive officers and employee directors of the Company own (i) 478,150 shares of Fisher Common Stock (approximately 2.0% of the outstanding shares of Fisher Common Stock), as to which they will have the right to make the elections with respect to such shares of Fisher Common Stock described under "THE TRANSACTION--Transaction Consideration; Election Procedures", and (ii) 2,331,979 options to purchase shares of Fisher Common Stock, which, if not exercised prior to the Effective Time or subject to the Option Conversion, will be treated in the Transaction in the manner described under "THE TRANSACTION--Effect on Employee Stock Options and Employee Benefit Matters" and in the amounts set forth below. See "SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT."

     The Company has entered into Change of Control Employment Agreements with 24 key executives, including Messrs. Montrone and Meister and Mr. Denis Maiorani, President, Fisher Scientific Worldwide, Inc. These agreements become effective upon the occurrence or anticipation of the Transaction. Following the Effective Time, each agreement provides for the continued employment of the executive, with the same position and duties and on the same terms and conditions as were in effect before the Effective Time, for a term of three or two years (depending upon the executive). In the event that the executive's employment is terminated in certain circumstances, the executive is entitled to receive a lump sum payment equal to the sum of (i) his accrued but unpaid cash compensation (including a pro rata bonus for the year of termination), (ii) three or two (depending on the executive) times his base salary and annual bonus amount, (iii) the actuarial present value of the additional pension benefits he would have become entitled to if he had continued to be employed for another three or two years (as applicable) and (iv) the amount, if any, necessary to compensate the executive for tax on excess parachute payments for which the executive may become liable. In addition, the executive will continue to be provided with medical benefits and, in certain cases, certain fringe benefits, for the same three- or two-year period, and will be provided with outplacement services. Such lump sum payment amounts which would be required to be paid by the Company under the Change of Control Employment Agreements to each of the named executive officers upon termination of employment are estimated by the Company to be as follows: Paul M. Montrone, $4,786,703; Paul
M. Meister, $3,255,379; and Denis M. Maiorani, $1,156,283.

     It is anticipated that, following the Effective Time, each executive officer of the Company (other than Mr. Montrone and Mr. Meister) will receive the same salary and benefits as in effect immediately prior to the Effective Time, and will receive in addition the stock option grants described under "1998 EQUITY AND INCENTIVE PLAN." The base salary expected to be paid to each of the named executive officers following the Merger is as follows: Paul M. Montrone, $540,000; Paul M. Meister, $360,000; and Denis M. Maiorani, $275,000. Information concerning compensation of the Company's senior executive officers and its directors is set forth under "COMPENSATION OF DIRECTORS AND EXECUTIVE OFFICERS." Compensation arrangements for directors following the Effective Time, if any, have not been determined and are not expected to be finalized prior to the Effective Time. However, it is not expected that the compensation arrangements for directors following the Effective Time would be materially different from that existing currently. The existing arrangements have provided directors with cash compensation, a retirement plan, a restricted unit plan and stock Options. Mr. Montrone and Mr. Meister have agreed to continue to serve as officers of the Company following the Effective Time and have agreed to elect to exchange all of their options under the Option Conversion and to elect to retain all shares of Fisher Common Stock currently owned by them in the Transaction. In exchange, each of Messrs. Montrone and Meister's Change of Control Employment Agreements will be amended, effective as of the Effective Time, to reflect the revised terms and conditions on which they will so serve. The term of their agreements will be changed from a fixed three-year term beginning on the Effective Date of the Merger to a five-year "evergreen" term, and the severance benefits, if paid, will be based on a multiple of five rather than three. In return, Messrs. Montrone and Meister have agreed to delete a provision from the agreements under which they would have been entitled to terminate their employment for "good reason" and receive severance benefits based solely on the fact that after the Effective Time, it will no longer be the case that at least 60 percent of the Company's voting securities are publicly held by at least 50 unaffiliated stockholders of record, none of whom owns more than five percent of the outstanding voting securities. Although no specific grant to any individual has been made, it is currently contemplated that Option grants will be made at the Effective Time to members of management in amounts based generally on the extent to which such person elects to participate in the Option Conversion and expected level of contribution to the Company. Messrs. Montrone and Meister, who have agreed to exchange all of their Options under the Option Conversion and to elect to retain all of the shares owned by them in the Merger, will be granted immediately following the Merger, options to purchase an aggregate of 516,663 shares of Fisher Common Stock having an exercise price of $48.25

(approximately 412,200 of which are based solely on their participation in the Option Conversion based on a grant of 0.6 options for each share of Fisher Common Stock received pursuant to the Option Conversion and retained in the Merger) in exchange for the conversion of Options having a value of approximately $20 million under the Option Conversion and Options to purchase an aggregate of 103,333 shares of Fisher Common Stock having an exercise price of $144.75. The actual number of options to be granted to each of Messrs. Montrone and Meister has not been determined but will not exceed the aggregate amount set forth above. The number of Options of any type that may be granted, including, but not limited to vesting options and performance options, to Messrs. Montrone, Meister and Maiorani will not differ materially from the proposed grants. Options held by non-employee directors will be cashed out in the Merger. See "1998 EQUITY INCENTIVE PLAN--Contemplated Awards." There are no other employment or compensation arrangements with the named executive officers other than as set forth above including amounts that would be paid in connection with the Transaction. If the Change of Control Employment Agreements of Messrs. Montrone and Meister are amended as set forth above to provide for a 5 year term, the payments required to be made by the Company to each of them upon termination of employment would be $5,236,796 and $3,479,162, respectively. Options currently held by nonemployee directors will be cashed out in the Merger.

     Pursuant to the provisions of the Merger Agreement, each of the executive officers and directors named under "COMPENSATION OF DIRECTORS AND EXECUTIVE OFFICERS OF THE COMPANY" shall be entitled to receive, with respect to each Option, the Cash Price less the exercise price applicable to each Option. Accordingly, these individuals could receive the following cash payments in respect of their Options (with the exception of Messrs. Montrone and Meister who have agreed to elect to exchange their options under the Option Conversion): Paul M. Montrone, $11,641,634; Paul M. Meister, $7,107,651; and Denis N. Maiorani, $1,173,284; and all directors and all employees (including the officers named above) as a group (a total of 120 individuals), $55,749,064. However, the Merger Agreement also provides that each employee who is an Eligible Employee can, pursuant to the Option Conversion and in lieu of receiving a cash payment in respect of their Options, receive shares of Fisher Common Stock having an aggregate value (based on a $48.25 per-share price) equal to the difference between (i) the number of shares underlying such Options times $48.25, less (ii) the aggregate exercise price of such Options. Messrs. Montrone and Meister have agreed to have their options exchanged under the Option Conversion and will receive 241,277 and 147,308 shares of Fisher Common Stock, respectively. Mr. Maiorani and the remaining Eligible Employees, who were chosen upon mutual agreement of FSI and the Company, consist of approximately 100 other salaried Fisher employees who will be eligible to exchange Options for 24,316 and 496,491 shares of Fisher Common Stock, respectively pursuant to the Option Conversion.

     To facilitate and encourage Eligible Employees to exchange their Options pursuant to the Option Conversion, the Company intends to establish a Rabbi Trust, pursuant to which the Eligible Employees will direct shares of Fisher Common Stock issued pursuant to the Option Conversion. Shares of Fisher Common Stock held in the Rabbi Trust on behalf of Eligible Employees pursuant to the Option Conversion will be held for a deferral period (elected by the optionee) and will be distributable upon the expiration of such period, and certain other events. While held in the trust such shares will be voted by the trustee, who will exercise voting and all other rights of a shareholder with respect to such stock. Although the Merger Agreement provides that the deferral period will end upon termination of an employee's employment, FSI and the Company have agreed to provide employees with a broader range of deferral rights, including the right to receive stock with no deferral period. If an employee elects to receive stock with no deferral period, such employee may vote such shares immediately. All of the shares of Fisher Common Stock held in the Rabbi Trust will be subject to certain rights and restrictions, set forth in a stockholders agreement, which will also provide that holders will have the right to participate, on a pro-rata basis, in certain sales of Fisher Common Stock which may be made by THL. In addition, holders of shares of Fisher Common Stock held in the Rabbi Trust may be required by the Equity Investors to participate in certain sales of Fisher Common Stock by the Equity Investors to a third party not affiliated with the Equity Investors. The trustee as trustee of the Rabbi Trust, will exercise voting control over all securities held in the Rabbi Trust.

     Messrs. Philip E. Beekman, Robert A. Day, Gerald J. Lewis, Edward A. Montgomery, Jr. and Lt. Gen. Thomas P. Stafford, respectively, will receive in the Transaction (i) in respect of shares of Common Stock and Options held by them, $72,000, $23,750, $23,750, $23,750, and $23,750, respectively; (2) in respect of Restricted Units held by them, $244,059, $60,947, $244,059, $244,059, and $244,059, respectively; and (3) estimated retirement benefits (to which they otherwise would have been entitled regardless of the Transaction), $222,827, $0, $233,890, $238,073 and $217,420, respectively. Mr. Dingman will receive $9,341,599 in the Transaction in respect of shares of Fisher

Common Stock and Options held by him. See "COMPENSATION OF DIRECTORS AND EXECUTIVE OFFICERS OF THE COMPANY."

     The Company sponsors the Fisher Scientific International Inc. Executive Retirement and Savings Program (the "SERP"), under which selected management employees are entitled to receive supplemental retirement, disability, death, medical and savings benefits. Upon the occurrence of the Transaction, the participants' benefits under the SERP become fully vested and cannot be adversely amended or terminated without the consent of the affected participant. The Company has created a grantor trust to provide a source for funds to pay benefits under the SERP. Upon the occurrence of the Transaction, the trust is required to be fully funded to provide for the SERP benefits and anticipated administrative expenses. It is not expected that any significant contribution would be required to be made to the trust as a result of the Transaction.

     Pursuant to the Merger Agreement, the Company has agreed to indemnify all present and former directors and officers of the Company and its subsidiaries from and after the Effective Time, and will, subject to certain limitations, maintain for six years its current directors' and officers' insurance and indemnification policy. See "CERTAIN PROVISIONS OF THE MERGER AGREEMENT--Indemnification; Directors' and Officers' Insurance."

     The Investors include affiliates of Merrill Lynch, The Chase Manhattan Bank ("Chase"), and Donaldson, Lufkin & Jenrette Securities Corporation ("DLJ"). Affiliates of Merrill Lynch and Chase have provided investment banking and financial advisory services to THL in connection with the Merger and affiliates of Merrill Lynch, Chase and DLJ have provided underwriting commitments in respect of $650 million of senior bank financing and $400 million in respect of senior subordinated bridge financing to consummate the Merger and are acting as initial purchasers with respect to a private offering of $400 million of senior subordinated notes in lieu of funding such bridge financing. In connection with the funding of the Bridge Loan the bridge lenders are entitled to earn the right to receive Note Warrants for no additional consideration if the Bridge Loan remains outstanding for six months or more following the Closing Date. Such Note Warrants may be used in connection with refinancing the Bridge Loan. The bridge lenders will be entitled to retain any of the Note Warrants that are not distributed in connection with the refinancing of the Bridge Loan. In connection with such services and commitments, Fisher is expected to pay to affiliates of Merrill Lynch, Chase and DLJ an aggregate amount (including expense reimbursement) of $15.7 million, $15.7 million, and $5.9 million, respectively. In addition in the event the Merger Agreement is terminated in circumstances in which a Termination Fee is payable by the Company, Merrill Lynch, Chase and DLJ would receive in the aggregate fees equal to $8,500,000.

     Scott M. Sperling, Managing Director of THL and Chairman of the Board of Directors of FSI, is a member of the Board of Directors of General Chemical and serves on the compensation committee of such board. Each of Mr. Montrone (who, according to publicly filed reports, is deemed to be General Chemical's controlling stockholder) and Mr. Meister serves on the General Chemical board, and two of Fisher's non-employee directors, Mr. Philip E. Beekman and Gerald L. Lewis, are also directors of General Chemical. For additional information concerning such relationships and the Board's consideration of such relationships, see "THE TRANSACTION--Certain Potential Conflicts of Interest."

     In addition, following the Effective Time, THL and its affiliates are expected to receive from the Company a one-time transaction fee of $20 million in the aggregate and an annual management fee of $1.0 million in the aggregate. In connection with the transaction fee, THL and its affiliates have provided equity commitments for the Transaction, arranged additional equity financing, arranged the Transaction Debt Financings, and structured and negotiated the Transaction. In return for the annual management fee, THL will provide consulting and management advisory services.


Investors' Agreement

     The THL Fund has proposed that an Investors' Agreement (the "Investors' Agreement"), at the Effective Time, be entered into among the Company, the THL Fund, each of the other Equity Investors and certain affiliates and the members of management who own shares of Fisher Common Stock, including shares held in the Rabbi Trust (the "Management Stockholders"). Although the terms of the Investors' Agreement have not yet been finalized and reduced to writing, it is expected that they will restrict transfers of the shares of Fisher Common Stock by the Management Stockholders and the Equity Investors other than the THL Fund, permit the Management Stockholders and the Equity Investors other than the THL Fund, to participate in certain sales of shares of Fisher Common Stock by the THL Fund, require the Management Stockholders and the Equity Investors other than the THL Fund, to sell shares of Fisher Common Stock in certain circumstances should the THL Fund choose to sell any such shares owned by the THL Fund, permit the Management Stockholders and the Equity Investors other than the THL Fund to purchase equity securities proposed to be issued by the Company on a preemptive basis in the event the THL Fund chooses to acquire any such equity securities, and provide for certain registration rights on customary terms. It is also expected that the Investors' Agreement will provide that the THL Fund has the right to appoint at least a majority of the members of the Board of Directors. Based upon discussions involving THL, the Equity Investors, and management stockholders, it is expected that the terms of the Investors' Agreement will be finalized in written form prior to the Special Meeting.


Effect of the Merger on Rights of Holders of Fisher Common Stock

     As required by the Merger Agreement, the Fisher Board will amend the Rights Agreement so that the Merger and the Transaction will not cause any of the Rights to become exercisable. See "DESCRIPTION OF FISHER CAPITAL STOCK--Preferred Stock."


Delisting; Loss of Liquidity; Reporting Obligations

     Although it is currently intended that the shares of Fisher Common Stock will continue to be listed on the NYSE immediately following the Effective Time, there is no obligation for the Company to maintain the NYSE listing, and, in addition there is a possibility that, following the Effective Time, the total number of beneficial holders of Fisher Common Stock will fall below the 400 beneficial holders required for Fisher Common Stock to maintain its NYSE listing. Accordingly, there can be no assurance that the Company will maintain its NYSE listing following the Merger. However, the Company believes that neither the Merger nor the Transaction has a reasonable likelihood or purpose of causing Fisher Common Stock to cease being listed on the NYSE following the Effective Time. Any delisting of Fisher Common Stock, together with the substantial decrease in the number of shares of Fisher Common Stock to be held by holders thereof other than affiliates of THL and the other Equity Investors, is expected to result in a substantial decrease in the liquidity of Fisher Common Stock, even if the Company continues to be a reporting company under the Exchange Act and continues to file the periodic reports (including annual and quarterly reports) required to be filed thereunder.

     Upon any such delisting, shares of Fisher Common Stock would trade only in the over-the-counter market. Although prices in respect of trades may be published by the National Association of Securities Dealers, Inc. on its electronic bulletin board and "pink sheets," quotes for such shares would not be as readily available. As a result, it is anticipated that the shares will trade much less frequently relative to the trading volume of Fisher Common Stock prior to the Effective Time, and stockholders may experience difficulty selling such shares or obtaining prices that reflect the value thereof.

     The Company currently expects to continue to be a reporting company under the Exchange Act and to continue to file periodic reports (including annual and quarterly reports) following the Effective Time. The Company will also continue to provide proxy statements to its stockholders under the Exchange Act if as a result of the Stock Elections made by holders of Fisher Common Stock with respect to the Transaction, the Company has 300 or more holders of shares of Fisher Common Stock following the Effective Time. If, however, after one year following the Effective Time and the related offering of Debt Securities, there are fewer than 300 holders of Debt Securities and fewer than 300 holders of shares of Fisher Common Stock, the Company may cease to be a reporting company under the Exchange Act. Any determination by the Company to cease to be a reporting company under the Exchange Act would be made based on facts and circumstances at the time the number of holders of Debt Securities or shares of Fisher Common Stock fell below the relevant threshold. Accordingly, there can be no assurance that the Company will continue to be a reporting company under the Exchange Act. If the Company were to cease to be a reporting company under the Exchange Act, the information now available to holders of Fisher Common Stock in the periodic reports would not be available to them as a matter of right.


Resale of Fisher Common Stock Following the Effective Time

     The Fisher Common Stock to be retained in connection with the Transaction will be freely transferable, except that shares retained by any stockholder who may be deemed to be an "affiliate" (as defined under the Securities Act and generally including, without limitation, directors, certain executive officers and beneficial owners of 10%
or more of a class of capital stock) of the Company for purposes of Rule 145 under the Securities Act will not be transferable except in compliance with the Securities Act. This Proxy Statement/Prospectus does not cover sales of Fisher Common Stock retained by any person who may be deemed to be an affiliate of the Company.

Capital Commitments of Equity Investors

     The Equity Investors have committed to contribute an aggregate of up to $389 million in cash capital to FSI in order to consummate the Transaction. The commitments of each of the Equity Investors are as follows (in millions):

                                    Common      Preferred
Equity Investors                  Commitment   Commitment
--------------------------------- ------------ -----------
        THL Fund and Affiliates     $ 201.0      $ 48.0
        DLJMB                          60.5        14.5
        Chase Equity                   40.4         9.6
        Merrill Lynch                  12.1         2.9
---------------------------------   -------      ------
           Total                    $ 314.0      $ 75.0
                                    =======      ======

The commitments of each of the Equity Investors are subject to certain conditions, including (i) execution of documentation customary in financings of this type; (ii) execution of the Merger Agreement; and (iii) the investments of all of the Equity Investors being on the same terms.

Transaction Financing

     The following table sets forth the expected sources and uses in connection with the financing of the Transaction assuming the Transaction is consummated on September 30, 1997. See "THE TRANSACTION--Capitalization" (in millions):

     Sources

       Cash   ...........................    $   15.6
       Revolving Facility ...............          --
       Receivables Securitization  ......       150.0
       Term Facility   ..................       294.2
       Senior Subordinated Notes   ......       400.0
       New Equity Capital(1) ............       314.0
                                             --------
           Total ........................    $1,173.8
                                             ========

     Uses

       Cash Transaction Consideration   .........    $  959.3
       Repayment of Existing Indebtedness  ......       124.5
       Estimated Fees and Expenses   ............        90.0
                                                     --------
           Total   ..............................    $1,173.8
                                                     ========

   (1) Does not include common stock to be retained by existing shareholders ($36 million measured at the Cash Price of $48.25 per share) and up to $43.8 million of common stock issued to management pursuant to the Option Conversion. In connection with financing the Transaction, the Company may issue preferred stock with a liquidation preference of up to $75.0 million; however, the Company currently does not expect to do so. Assumes Eligible Employees which elect to retain stock at the Effective Time are not subject to limitations on the number of shares they can receive at the Effective Time, and that only 746,114 shares are retained in the Standard Pool pursuant to the Stock Election process. As a result of the Transaction, shares of FSI common stock will be converted into shares of Fisher Common Stock.

     Fisher is expected to enter into and, along with certain material foreign subsidiaries, will be the obligor pursuant to debt financing arrangements aggregating approximately $1.02 billion, consisting of $469.2 million of senior bank financing (the "Senior Financing"), $150 million pursuant to a securitization of accounts receivable (the

"Receivables Securitization") and $400 million of senior subordinated financing (the "Senior Subordinated Financing"). It is anticipated that the full proceeds of the Senior Subordinated Financing, together with a portion of the proceeds of the Senior Financing and the proceeds of the New Equity Capital contribution (as defined below), will be used to finance the conversion into cash of the shares of Fisher Common Stock currently outstanding which are not retained by existing stockholders and Eligible Employees, to refinance certain outstanding indebtedness of the Company and to pay related fees and expenses of the Transaction. In addition, the Senior Financing would be used to provide for the Company's working capital requirements at and subsequent to the Effective Time. On September 11, 1997, FSI received commitment letters on behalf of the Company to provide the Senior Financing and the Senior Subordinated Financing. The commitments are subject to customary conditions, including the negotiation, execution and delivery of definitive documentation with respect to the financings contemplated by the commitments.

     If the Company is unable to consummate the issuance and sale of Subordinated Notes (as defined below), the Company will rely on the Bridge Loan (as defined below) which will be on terms less favorable to the Company than the terms of the Subordinated Notes. The Bridge Loan would initially bear interest at a rate in excess of the expected interest rate on the Subordinated Notes, which rate would increase over time subject to certain caps.

     The Senior Financing. The Senior Financing is expected to consist of (i) a $294.2 million term loan facility (the "Term Facility") consisting of a (a) $125.0 million tranche A term loan ("Tranche A"), (b) $100.0 million tranche B term loan ("Tranche B") and (c) $69.2 million tranche C term loan ("Tranche
C"); and (ii) a $175.0 million revolving credit facility (the "Revolving Facility" and, together with the Term Facility, the "Senior Facilities"). Chase will act as administrative agent for the syndicate of lenders providing the Senior Financing, Merrill Lynch Capital Corporation will act as syndication agent for such facilities and DLJ Capital Funding, Inc. will act as documentation agent. In its capacity as administrative agent, Chase will receive an annual fee equal to $100,000. The Revolving Facility will include a sub-limit for the issuance of letters of credit. In its capacity as issuing bank of such letters of credit, Chase will receive a fronting fee equal to 0.25% per annum of the undrawn face amount of such letter of credit sublimit from time to time. Borrowings made under the Revolving Facility will bear interest at a rate equal to, at the Company's option, a Eurodollar Rate ("LIBOR") plus 2.25%, or the Prime Rate plus 1.25%. The "Prime Rate" is a fluctuating interest rate equal to the higher of (i) the rate of interest announced publicly by a reference bank as its prime rate and (ii) a rate equal to one-half of 1% per annum above the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers. The Company will also pay to the lenders a commitment fee equal to .50% per annum of the undrawn portion of each lender's commitment from time to time.

     The Eurodollar Rate and Prime Rate margins and the commitment fees will be subject to reductions, based on various tests of Fisher's financial performance. Prime Rate interest will be payable monthly in arrears. Eurodollar Rate interest will be payable in arrears at the earlier of the end of (i) the applicable interest period and (ii) quarterly. Eurodollar Rate borrowings are available in 1-, 2-, 3- or 6-month interest periods.

     The Revolving Facility expires six (6) years from the consummation of the Transaction. The Term Facility will bear interest at the rates, and will amortize and mature at the times, specified in the following table:



Facility       Maturity Date    Principal Repayments                                Interest Rate
-----------   ---------------   ------------------------------------------------   --------------
Tranche A         6 years       semi-annually (starting 18 months                  LIBOR + 2.25%
                                after Closing); in amounts to be                   Prime + 1.25%
                                agreed upon

Tranche B         7 years       semi-annually in nominal installments              LIBOR + 2.50%
                                during first 6 years (starting 18 months after     Prime + 1.50%
                                Closing), semi-annually thereafter; in
                                amounts to be agreed upon

Tranche C       7.75 years      semi-annually in nominal installments              LIBOR + 2.75%
                                during first 7 years (starting 18 months after     Prime + 1.75%
                                Closing, semi-annually thereafter); in
                                amounts to be agreed upon

     "LIBOR" is the London Interbank Offer Rate.

     The obligations of Fisher and the subsidiary borrowers under the Senior Financing credit agreement will be secured by substantially all assets of the Company and each of its material domestic subsidiaries, and will be guaranteed by each material domestic subsidiary of the Company.

     The Senior Financing credit agreement will contain customary covenants of the Company and the subsidiary borrowers, including, without limitation, restrictions on (i) indebtedness, (ii) the sale of assets, (iii) mergers, acquisitions and other business combinations, (iv) voluntary prepayment of certain debt of the Company, (v) transactions with affiliates, (vi) capital expenditures and (vii) loans and investments, as well as prohibitions on the payment of cash dividends to, or the repurchase of redemption of stock from, shareholders, and various financial covenants. The financial covenants include requirements to maintain certain levels of interest coverage, debt to earnings before interest, taxes, depreciation and amortization ("EBITDA") and minimum EBITDA. Pursuant to the terms of the Senior Financing credit agreement, and subject to applicable grace periods in certain circumstances, the Company would be in default upon the non-payment of principal or interest when due under such agreement or, upon the non- fulfillment of the covenants described above, certain changes in control of the ownership of the Company or various other defaults to be described therein. If such a default occurs, the Senior Financing lenders would be entitled to take all actions permitted to be taken by a secured creditor under the Uniform Commercial Code and to accelerate the amounts due under the Senior Financing credit agreement and may require all such amounts to be immediately paid in full. Loans under the Term Facility will be required to be prepaid with 50% of excess cash flow (to be defined in the Senior Financing credit agreement and subject to certain limits to be specified therein) and certain equity issuances of the Company, and 100% of net-cash proceeds of certain asset sales, certain insurance and condemnation proceeds and certain debt issuances of the Company.

     In connection with the Transaction, Fisher is expected to enter into a five year Receivables Securitization facility pursuant to which Fisher would sell approximately $200 million worth of its accounts receivable to a newly formed wholly-owned bankruptcy remote special purpose subsidiary which in turn would transfer approximately $150 million of the receivables to Park Avenue Receivables Corp ("PARCO"), a special purpose corporation formed by Chase solely for the purpose of issuing commercial paper rated A-1/P-1 or higher. Chase will act as funding agent and with other commercial banks acceptable to PARCO will provide liquidity funding to PARCO for the purchase of the receivables from the Company's receivables subsidiary. The proceeds from the Receivables Securitization facility will be used to finance a portion of the conversion into cash of shares of Fisher Common Stock and related fees and expenses associated with the Transaction. The Receivables Securitization facility is expected to carry an effective interest rate of LIBOR plus 50 basis points. To the extent that the Receivables Securitization facility is not consummated, the borrowings under the Revolving Facility and the Term Facility would be increased. Excluding participation in the liquidity facility, none of the parties participating in the debt or equity financing, with the exception of Chase, will be participating in the Receivables Securitization facility.

     Based on market conditions at the Closing, the Company may seek to borrow in excess of the $694.2 million for which it has commitments under the Term Facility and Senior Subordinated Financing. The Company currently does not expect to borrow in excess of the $694.2 million for which it has commitments. In the event that (i) less than the maximum number of shares are converted pursuant to the Option Conversion or (ii) the level of indebtedness at Closing which must be refinanced is higher then expected, the Company may seek to borrow in excess of the $694.2 million for which it has commitments.

     The Senior Subordinated Financing. The Senior Subordinated Financing is expected to consist of (i) a $400 million offering of subordinated debt securities due ten years after the issuance with no scheduled principal payments prior to maturity (the "Subordinated Notes") or (ii) a $400 million unsecured bridge loan financing (the "Bridge Loan") that would be anticipated to be replaced with debt securities substantially similar to the Subordinated Notes as soon as practicable after the Closing Date.

     The Subordinated Notes will have an interest rate and other financial terms based on market conditions at the time of issuance. The Subordinated Notes will have a maturity of ten years from the date of issue. Interest shall be payable semi-annually. The Subordinated Notes will be senior subordinated obligations of the Company, ranking pari passu in light of payment with all other existing and future senior subordinated indebtedness of the Company. FSI has engaged Merrill Lynch Pierce Fenner & Smith Incorporated ("MLPFS") and Chase Securities Inc. ("Chase Securities") to act as joint lead underwriters, joint lead placement agents or joint lead initial purchasers for the Subordinated Notes, and DLJ to act as co-underwriter, co-placement agent or co-initial purchaser.

     It is expected that the Subordinated Notes will be redeemable at the option of the Company at any time on or after five (5) years from the issue date, in whole or in part at a premium to par value (to be determined at the time of issue), declining ratably to par value eight (8) years from the issue date. Notwithstanding the foregoing, at any time on or before three (3) years from the issue date, the Company may redeem up to 40% of the original aggregate issue amount of Subordinated Notes at a percentage of accreted value (to be determined at the time of issue) with the net proceeds of one or more public equity offerings, provided that at least 60% of the aggregate principal amount of the Subordinated Notes originally issued remain outstanding immediately after the occurrence of such redemption. Upon a change of control (to be defined in the Indenture pursuant to which the Subordinated Notes will be issued), the Company will be required to make an offer to purchase all outstanding Subordinated Notes at 101% of accreted value, together with accrued and unpaid interest. The Subordinated Notes shall be issued in a transaction not involving a public offering which anticipates resales pursuant to Rule 144A to qualified institutional buyers and non-U.S. persons and, accordingly, shall not be registered under the Securities Act.

     The Subordinated Notes indenture will contain customary covenants that will restrict, among other things, (i) the ability of the Company and its subsidiaries to incur additional indebtedness, (ii) pay dividends or make certain other restricted payments, (iii) incur liens, (iv) apply net proceeds from certain asset sales, (v) merge or consolidate with any other person, or sell, assign, transfer, lease, convey or otherwise dispose of substantially all of the assets of the Company, (vi) enter into certain transactions with affiliates, or (vii) incur other senior subordinated indebtedness. The Subordinated Notes indenture will contain Events of Default which are customary for transactions of this type.

     The Bridge Loan would be funded in a principal amount of up to $400 million. It is expected that MLPFS would act as syndication agent, Chase would act as administrative agent and DLJ Bridge Finance, Inc. would act as documentation agent for the Bridge Loan. The administrative agent will receive an annual fee equal to $50,000. Borrowings made under the Bridge Loan would bear interest at a rate as specified in the following table:



From the
Beginning
of Month         To the End of Month     Spread over LIBOR
--------------   ---------------------   ------------------
    1                   3                     5.5%
    4                   6                     6.0%
    7                   9                     7.0%
   10                  12                     8.0%

     Interest would be payable monthly. The Bridge Loan would be unsecured, although it would be guaranteed by the same entities guaranteeing the Senior Facilities. The Bridge Loan would be a senior subordinated obligation of the Company, ranking pari passu in light of payment with all other existing and future senior subordinated indebtedness of the Company. The Company will also pay a commitment fee to the bridge lenders equal to 0.25% per annum of their respective commitments until the Effective Time.

     The Bridge Loan would mature one (1) year after funding. Up to 489,470 Note Warrants, with a nominal exercise price, each of which will entitle holders to purchase after the Effective Time one share of the Common Stock of the Company, would be issued to the lenders, for no consideration, by the Company as follows:
(i) 60% of such warrants would be issued six (6) months after funding if any portion of the Bridge Loan is then outstanding, (ii) 20% of such warrants would be issued nine (9) months after funding if any portion of the Bridge Loan is then outstanding, and (iii) the balance would be issued one (1) year after funding if any portion of the Bridge Loan is then outstanding. Upon maturity, the Bridge Loan would be exchanged for, at the option of each lender, nine-year senior subordinated debt securities (the "Rollover Securities") or senior subordinated loans maturing in nine years (the "Rollover Loans"). The Rollover Securities and the Rollover Loans would bear interest at the lesser of (i) 13% if funded prior to December 31, 1997 and 14% thereafter and (ii) the then-applicable six-month Eurodollar Rate plus 9.0%, and would be evidenced by an indenture or loan agreement, as applicable, with terms no less favorable than with respect to the Subordinated Notes. The Company does not expect to register the Rollover Securities upon their initial issuance to the lenders under the Bridge Loan, in reliance upon the exemption provided by Section 4(2) of the Securities Act. With respect to subsequent resales of the Rollover Securities, the holders thereof would have certain registration rights or could resell such securities under Rule 144A or another available exemption from registration. The Company will be required to pay a fee equal to 3.0% of the aggregate principal amount of Rollover Securities or Rollover Loans issued, which fee would be credited against any underwriting fee payable to MLPFS, Chase and DLJ for underwriting securities issued to refinance the Rollover Securities and Rollover Loans. The Rollover Securities and the Rollover Loans will be mandatorily redeemable or repayable on the same terms as the Bridge Loan, and optionally redeemable or repayable, as applicable, at declining premiums, on terms customary for high-yield debt securities, including four year no-call provisions. Notwithstanding the immediately preceding sentence, so long as any Lender which made the Bridge Loan at Closing holds any Rollover Security or Rollover Loan at the maturity of the Bridge Loan, such Rollover Security or Rollover Loan may be redeemed at the option of the Company at par plus accrued and unpaid interest. The holders of the Rollover Securities will be entitled to exchange offer and other registration rights to permit resale without restriction under applicable securities laws no less favorable than those applicable to the Subordinated Notes. The purpose of the Note Warrants is to facilitate the sale of Rollover Securities or the financing of Rollover Loans, as applicable, in the situation where the maximum permitted interest rate for such Rollover Securities or Rollover Loans is not sufficient in the then-prevailing market for such instruments to be sold. Since the Bridge Lenders have taken the risk that the Bridge Loan cannot be refinanced at or below the negotiated maximum permitted interest rate for the rollover instruments, they are permitted to retain all Note Warrants, if any, which are not used to facilitate the sale of Rollover Securities or the financing of Rollover Loans, as applicable, in the proportion of their initial Bridge Loan commitment.

     Equity Capital. The potential sources of equity capital to fund the Transaction are the cash being received from FSI in the Merger and the issuance of Cumulative Preferred Stock as described as follows. THL and the other Equity Investors have committed to purchase up to $389.0 million in equity ("New Equity Capital") pursuant to the Merger which is composed of (i) up to $314.0 million of new capital contributed in the form of common equity by the Equity Investors through FSI, which will be converted in the Transaction into 6,507,772 shares of Fisher Common Stock less any shares retained by Eligible Employees pursuant to the Eligible Employee Pool at the Cash Price (up to 310,881 shares) and (ii) up to $75.0 million of new capital contributed in the form of Cumulative Preferred Stock which may be issued to the Equity Investors under certain circumstances. The Equity Investors will receive warrants to purchase 516,663 shares of Fisher Common Stock at or following the Effective Time (the "Equity Warrants") in consideration for the commitment to purchase the Cumulative Preferred Stock. In addition, the Equity Investors will receive the Equity Warrants less the amount of Equity Warrants, if any, issued in conjunction with the sale of securities to other investors with substantially similar terms as the Cumulative Preferred Stock and in place thereof, as discussed below. The Cumulative Preferred Stock would have an aggregate liquidation preference of up to $75.0 million and the Equity Warrants would have an exercise price of $48.25 per share. The effective price to be paid by the Equity Investors as a result of new capital contributed by the Equity Investors through FSI and the exercise of the Equity Warrants will be $48.25 per share of Fisher Common Stock. New Equity Capital does not include $79.8 million of non-cash Transaction Consideration in the form of (x) $36.0 million of common stock retained by existing shareholders (including Eligible Employees) pursuant to the Standard Pool valued at the Cash Price, and (y) up to $43.8 million of common stock issued pursuant to the Option Conversion. The Cumulative Preferred Stock may be replaced by preferred stock sold in a transaction of the type which anticipates resales under Rule 144A transaction or the sale of registered securities, in either case, which securities would have substantially similar terms as the Cumulative Preferred Stock. Although the Company does not intend at the current time to issue any preferred stock in connection with the Transaction, it reserves the right to issue preferred stock or similar securities having a liquidation preference of not more than $75 million. The issuance of preferred stock is subject to (i) the level of indebtedness at Closing which must be refinanced and (ii) the issuance of up to $43.8 million of common stock pursuant to the Option Conversion. For additional information concerning the Cumulative Preferred Stock and the Equity Warrants, see "DESCRIPTION OF FISHER CAPITAL STOCK--Preferred Stock." It is expected that the Equity Investors will enter into an agreement which will provide for certain customary governance and transfer rights following the Effective Time. For additional information, see "THE TRANSACTION--Investors' Agreement."

     The foregoing description of the Subordinated Notes and the preferred stock and the other references herein to such securities does not constitute an offer to purchase or a solicitation of an offer to buy such securities.


FSI Stock and Fisher Common Stock Ownership Following the Transaction

     In the Transaction, the shares of stock of FSI issued and outstanding immediately prior to the Effective Time and held by THL and other Equity Investors, will be exchanged for 6,507,772 shares of Fisher Common Stock less the amount, if any, by which (i) the aggregate number of shares actually retained by existing stockholders (including Eligible Employees) exceeds (ii) 746,114, which amount may not exceed 310,881. As a result, such shares of Fisher Common Stock will be held by THL and the other Equity Investors.

     Ownership. The following table reflects the expected ownership of the Company after consummation of the Transaction. Assuming all options and warrants are exercised and the maximum number of shares are issued pursuant to the Option Conversion, the Equity Investors and management would own an aggregate of 88.6% of the outstanding stock, excluding any shares which may be held as part of the Standard Pool. If the warrants and management options are not issued, and shares are not issued pursuant to the Option Conversion, the Equity Investors would own 89.7% of the outstanding shares.



                                                                   Amount and
                                                                    Nature of                  Share, Warrant
 Title of                                                          Beneficial      Percent         Option
  Class             Name and Address of Beneficial Owner            Ownership     of Class       Ownership
----------   ---------------------------------------------------   ------------   ----------   ---------------
   Common    Equity Investors(1)
    Stock      THL and Affiliates(2) ...........................     4,165,643       51.0%           38.5%
               DLJMB Funds(3)  .................................     1,254,712       15.4%           11.6%
               Chase Equity(4) .................................       836,475       10.2%            7.7%
               Merrill Lynch(5)   ..............................       250,942        3.1%            2.3%
                                                                     ---------      -----           -----
                Subtotal .......................................     6,507,772       79.7%           60.1%

             Standard Election Retained Shares   ...............       746,114        9.1%            6.9%
             Eligible Employees--Option Conversion(1)(6)  ......       909,392       11.1%            8.4%
                                                                     ---------      -----           -----
             Share Ownership   .................................     8,163,278      100.0%           75.4%

             Note Warrants(7)  .................................       489,470                        4.5%
             Equity Warrants(8)   ..............................       516,663                        4.8%
             Management Options(9)   ...........................     1,653,322                       15.3%
                                                                     ---------                      -----
             Share, Warrant and Option Ownership ...............    10,822,733                      100.0%

----------------
(1) Assumes that Eligible Employees who elect to retain all of their 310,881 shares of Fisher Common Stock in the Standard Pool are not subject to proration and that Eligible Employees do not retain stock in the Eligible Employee Pool.

(2) The address of THL and Affiliates is 75 State Street, Boston, MA 02109.

(3) The address of DLJMB Funds is 277 Park Avenue, New York, NY 10172

(4) The address of Chase Equity is 270 Park Avenue, New York, NY 10017

(5) The address of Merrill Lynch is World Financial Center, North Tower, 250 Vesey Street, New York, NY 10281

(6) Reflects maximum number of shares issuable pursuant to the Option
    Conversion.

(7) To be issued to holders of Bridge Loan securities.

(8) Expected to be issued to the Equity Investors pro rata.

(9) To be issued in part to Eligible Employees and other members of management.

     FSI Capitalization. The following table sets forth the anticipated capitalization of FSI, a subsidiary formed by THL to consummate the Transaction after giving effect to the planned investment of equity capital prior to the Effective Time (in millions).


                                             Pro Forma(1)
   Cash and cash equivalents  ............      $ 314.0
                                                =======
   Shareholders' equity:
    Common Stock  ........................          0.1
    Capital in excess of par value  ......        313.9
                                                -------
   Total Capitalization ..................      $ 314.0
                                                =======

(1) Assumes no shares are issued pursuant to Eligible Employee Pool.

Capitalization. The following table sets forth the capitalization of the Company as of September 30, 1997 on a historical basis and on a pro forma basis after giving effect to the Transaction. This table should be read in conjunction with "THE TRANSACTION--Transaction Financing," "UNAUDITED PRO FORMA FINANCIAL STATEMENTS," "MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS" and the Company's consolidated financial statements and the notes thereto included elsewhere in this Proxy Statement/Prospectus.


                                                      As of September 30, 1997
                                                      -------------------------
                                                      Historical     Pro Forma
                                                      ------------   ----------
                                                            (in millions)
   Cash and cash equivalents  .....................     $  30.1      $  14.5
                                                        =======      =======
   Debt(a):
    Revolving Facility(b)  ........................     $    --      $    --
    Term Facility .................................          --        294.2
    Existing Bank Credit Facility   ...............       111.7           --
    7 1/8% Notes due 2005  ........................       148.9        148.9
    Senior Subordinated Notes .....................          --        400.0
                                                        -------      -------
    Other   .......................................        39.7         26.9
                                                        -------      -------
       Total debt .................................       300.3        870.0

   Shareholders' equity (deficit):
    Preferred Stock(c)  ...........................          --           --
    Common Stock(d)  ..............................         0.2          0.1
    Capital in excess of par value(d)  ............       277.8        322.7
    Retained earnings   ...........................       151.7       (557.9)
    Other   .......................................       (23.4)       (61.2)
                                                        -------      -------
       Total shareholders' equity (deficit)  ......       406.3       (296.3)
                                                        -------      -------
       Total capitalization   .....................     $ 706.6      $ 573.7
                                                        =======      =======

(a) Excludes $150.0 million of funds received from the sale of accounts receivable through a receivables securitization which will be entered into concurrently with the Transaction and which will be reflected as a reduction in receivables.

(b) The Company expects that the $175.0 million Revolving Facility will be available for working capital and general corporate purposes.

(c) In connection with the financing of the Transaction, the Company may issue preferred stock with a liquidation preference of up to $75.0 million; however, the Company does not currently expect to do so.

(d) Pro Forma includes common stock to be retained by existing stockholders ($36.0 million measured at the cash price of $48.25 per share) and up to $43.8 million of common stock issued to management pursuant to the Option Conversion and the Equity Warrants.

                   UNAUDITED PRO FORMA FINANCIAL STATEMENTS

     The following Unaudited Pro Forma Financial Statements are derived from the Company's Financial Statements. The Unaudited Pro Forma Statements of Operations give effect to the Transaction and the Transaction Financings as if they occurred on January 1, 1996. The Unaudited Pro Forma Balance Sheet gives effect to the Transaction and the Transaction Financings as if they occurred on September 30, 1997.

     The pro forma adjustments are based upon available information and certain assumptions that the Company believes are reasonable under the circumstances. The Unaudited Pro Forma Financial Statements should be read in conjunction with the Financial Statements of the Company and the related notes incorporated herein by reference, and other financial information included elsewhere in this Proxy Statement/Prospectus. This unaudited pro forma financial information is provided for informational purposes only and does not purport to be indicative of the results which would have been obtained had the Transaction and the Transaction Financings been completed on the dates indicated or results which may be expected to occur in the future.

    FISHER SCIENTIFIC INTERNATIONAL INC. UNAUDITED PRO FORMA BALANCE SHEET
                                 (in millions)

                              September 30, 1997



                                                                                      Pro Forma
                                                                  Actual            Adjustments(a)         Pro Forma
                                                                 -------------   -----------------------   -------------
                                   ASSETS
Current assets:
 Cash and equivalents  .......................................    $     30.1          $  (15.6)(a)          $     14.5
 Receivables, net   ..........................................         322.7            (150.0)(b)               172.7
 Inventories  ................................................         244.4                                     244.4
 Other current assets  .......................................          56.1                                      56.1
                                                                  ----------                                ----------
  Total current assets .......................................         653.3            (165.6)                  487.7
Property, plant and equipment, net ...........................         222.5                                     222.5
Goodwill   ...................................................         293.7                                     293.7
Other assets  ................................................         110.5          $   53.6(c)                164.1
                                                                  ----------          -------------         ----------
  Total assets   .............................................    $  1,280.0          $ (112.0)             $  1,168.0
                                                                  ==========          =============         ==========
                    LIABILITIES AND STOCKHOLDERS'
                              EQUITY (DEFICIT)
Current liabilities:
 Short-term debt .............................................    $     26.6          $  (26.6)(d)          $       --
 Accounts payable   ..........................................         236.0                                     236.0
 Accrued and other current liabilities   .....................         139.5             (26.9)(e)               112.6
                                                                  ----------          -------------         ----------
  Total current liabilities  .................................         402.1             (53.5)                  348.6
Long term debt   .............................................         273.7             596.3(d)                870.0
Other liabilities   ..........................................         197.9              47.8(f)                245.7
                                                                  ----------          -------------         ----------
  Total liabilities ..........................................         873.7             590.6                 1,464.3
Stockholders' Equity (deficit)
 Cumulative redeemable preferred stock   .....................            --                --(g)                   --
 Common stock ................................................           0.2              (0.1)(g)                 0.1
 Capital in excess of par value ..............................         277.8              44.9(g)                322.7
 Retained earnings  ..........................................         151.7            (709.6)(g)              (557.9)
 Other  ......................................................         (23.4)            (37.8)(g)               (61.2)
                                                                  ----------          -------------         ----------
  Total stockholders' equity (deficit)   .....................         406.3            (702.6)                 (296.3)
                                                                  ----------          -------------         ----------
  Total liabilities and stockholders' equity (deficit)  ......    $  1,280.0          $ (112.0)             $  1,168.0
                                                                  ==========          =============         ==========

          See accompanying notes to unaudited pro forma balance sheet.

FISHER SCIENTIFIC INTERNATIONAL INC. NOTES TO UNAUDITED PRO FORMA BALANCE SHEET


     The pro forma financial data has been derived by the application of pro forma adjustments to the Company's historical financial statements for the period noted. The Transaction has been accounted for as a recapitalization which will have no impact on the historical basis of assets and liabilities. The pro forma financial data assumes that there are no dissenting shareholders to the Merger.

(a) The net effect of the Transaction and the Transaction Financing, as if it occurred on September 30, 1997, reflects the following (in millions):

     Sources


       Cash   ...................................    $   15.6
       Revolving Facility .......................          --
       Receivables Securitization  ..............       150.0
       Term Loans   .............................       294.2
       Senior Subordinated Notes   ..............       400.0
       Equity Capital
         Preferred Stock(1)  ....................          --
         FSI common stock(2) ....................       314.0
                                                     --------
           Total ................................    $1,173.8
                                                     ========

     Uses


       Cash Transaction Consideration   .........    $  959.3
       Repayment of Existing Indebtedness  ......       124.5
       Estimated Fees and Expenses   ............        90.0
                                                     --------
           Total   ..............................    $1,173.8
                                                     ========

   Notes:

   (1) In connection with financing the Transaction, the Company may issue preferred stock with a liquidation preference of up to $75.0 million; however, the Company currently does not expect to do so.

   (2) Assumes Eligible Employees elect to retain stock only in the Standard Pool in the Transaction and are not subject to limitations on the number of shares they can receive in the Transaction. As a result, only 746,114 shares would be retained pursuant to the Stock Election.

(b) Concurrent with the Transaction Financing, the Company intends to sell approximately $150.0 million of its accounts receivable through a receivables securitization.

(c) The adjustment reflects the following (in millions):


                Capitalized financing costs  ......    $   55.0
                Write-off of unamortized financing
                costs on debt refinanced   ........        (1.4)
                                                       --------
                                                       $   53.6
                                                       ========

    The $55.0 million reflects the capitalized portion of fees and expenses anticipated to be paid to effect the Transaction. Total estimated fees and expenses are $90.0 million, the remaining $35.0 million of which will be charged off. Such estimated fees and expenses are anticipated to consist of
    (i) fees and expenses related to the Transaction Financing, including bank commitment fees and underwriting discounts and commissions, (ii) professional, advisory and investment banking fees and expenses and (iii) miscellaneous fees and expenses such as printing and filing fees. The $1.4 million write-off relates to unamortized financing costs on the portion of long-term debt refinanced.

(d) The pro forma adjustments to short-term and long-term debt reflect the following (in millions):


                                                               Cash inflow/
                                                                (outflow)
                                                               -------------
     Term Facility   .......................................     $  294.2
     Senior Subordinated Notes   ...........................        400.0
                                                                 --------
     Repayment of existing long-term debt outstanding ......        (97.9)
                                                                 --------
       Pro forma adjustment to long-term debt   ............        596.3
                                                                 ========
     Repayment of existing short-term debt   ...............     $  (26.6)
                                                                 ========

     The Company expects that a $175.0 million Revolving Facility, including a letter of credit limit of $150 million, will be available for working capital and general corporate purposes. See "THE TRANSACTION-- Transaction Financing." The Revolving Facility amount excludes $35.0 million of letters of credit which would have been issued to replace existing letters of credit.

     This presentation is the Company's best current estimate of the types of financing which may be used in connection with the Transaction.

     Subject to market conditions, the Company may increase the aggregate amount of the Term Facility and Senior Subordinated Financing.

(e) The adjustment reflects the income tax benefit related to the employee stock options exercised of $22.3 million, the grant of Executive Performance Options of $4.0 million (see Note (f)), and the write-off of unamortized financing fees on long term debt refinanced of $0.6 million.

(f)  The adjustment reflects the following:


     Liability for new shares to be held in trust  ............    $  43.8
     Reversal of liability for old shares held in trust  ......       (6.0)
     Accrual for Executive Performance Options  ...............       10.0
                                                                   -------
                                                                   $  47.8
                                                                   =======

     The $43.8 million of common stock issued to management pursuant to the Option Conversion will be deposited in a Rabbi Trust. These shares are included in the Company's pro forma shares outstanding number and, accordingly, in the pro forma earnings per share calculations. The trust is reflected as a liability within other long-term liabilities and as a contra-equity item. Similarly, the Company currently has an existing trust which holds shares with a market value of $6.0 million at September 30, 1997. These shares will be released as part of the Transaction.

     The $10.0 million accrual for Executive Performance Options relates to options granted to certain executive officers which provide for a put right. See "1998 EQUITY AND INCENTIVE PLAN--Contemplated Awards."

(g)  The pro forma adjustment reflects the following (in millions):


                                                          Additional
                                             Common        Paid-in      Retained
                                              Stock        Capital      Earnings        Other        Total
                                             ----------   -----------   ------------   ----------   ------------
Repurchase of Common Stock and
conversions of options to cash   .........     $(0.2)       $(277.8)      $(681.3)       $   --       $(959.3)
Equity contribution by FSI ...............       0.1          313.9            --            --         314.0
   Conversion of management stock
     options   ...........................        --           43.8         (43.8)           --            --
   Grant of Executive
     Performance Options   ...............        --             --         (10.0)           --         (10.0)
   Write-off of unamortized financing
     fees   ..............................        --             --          (1.4)           --          (1.4)
   Fees and expenses related to the
     recapitalization   ..................        --          (35.0)           --            --         (35.0)
   Tax benefit on above charges  .........        --             --          26.9            --          26.9
   Deposit of shares held in trust  ......                                                (43.8)        (43.8)
   Release of shares held in trust  ......                                                  6.0           6.0
                                                                                         ------        -------
     Total  ..............................    $ (0.1)       $  44.9       $(709.6)       $(37.8)      $(702.6)
                                              ======        =======       =========      =======      =========

                     FISHER SCIENTIFIC INTERNATIONAL INC.


                  UNAUDITED PRO FORMA STATEMENT OF OPERATIONS
                    (in millions, except per share amounts)


                     Nine Months Ended September 30, 1997



                                                                      Pro Forma
                                                       Actual         Adjustments           Pro Forma
                                                      ------------   ----------------   -----------------
Sales .............................................    $ 1,624.1       $                     $1,624.1
Cost of sales  ....................................      1,176.3                              1,176.3
Selling, general and administrative expense  ......        382.6             0.8(a)             383.4
                                                       ---------       ---------             ------------
  Income from operations   ........................         65.2            (0.8)                64.4
Interest expense  .................................         17.6            52.6(b)              70.2
Other expense, net   ..............................          0.1                                  0.1
                                                       ---------                             ------------
Income (loss) before income taxes   ...............         47.5           (53.4)                (5.9)
  Income tax provision/(benefit) ..................         23.0           (21.4)(c)              1.6
                                                       ---------       ---------             ------------
 Net income (loss)   ..............................    $    24.5       $   (32.0)            $   (7.5)(e)
                                                       =========       =========             ============
Earnings (loss) per Common Share:
 Primary ..........................................    $    1.17                             $  (0.91)
                                                       =========                             ============
 Fully Diluted ....................................    $    1.17                             $  (0.91)
                                                       =========                             ============
Weighted average common shares and common share
 equivalents outstanding:
 Primary ..........................................         20.9           (12.7)(d)              8.2
                                                       =========       =========             ============
 Fully Diluted ....................................         20.9           (12.7)(d)              8.2
                                                       =========       =========             ============

  See the accompanying notes to unaudited pro forma statements of operations.

                      FISHER SCIENTIFIC INTERNATIONAL INC.


                  UNAUDITED PRO FORMA STATEMENT OF OPERATIONS
                    (in millions, except per share amounts)


                         Year Ended December 31, 1996



                                                                       Pro Forma
                                                        Actual         Adjustments           Pro Forma
                                                      -------------   ----------------   ---------------
Sales .............................................    $ 2,144.4        $                    $2,144.4
Cost of sales  ....................................      1,565.9                              1,565.9
Selling, general and administrative expense  ......        483.9              1.0(a)            484.9
                                                       ---------        ---------            ----------
 Income (loss) from operations   ..................         94.6             (1.0)               93.6
Interest expense  .................................         27.1             71.4(b)             98.5
Other income, net .................................         (0.1)                                (0.1)
                                                       ----------                            ----------
Income (loss) before income taxes   ...............         67.6            (72.4)               (4.8)
Income tax provision (benefit)   ..................         30.8            (28.2)(c)             2.6
                                                       ----------       ---------            ----------
 Net income (loss) for Common Stockholders   ......    $    36.8        $   (44.2)           $   (7.4)
                                                       ==========       =========            ==========
Earnings (loss) per Common Share:
 Primary ..........................................    $    1.96                             $  (0.90)
                                                       ==========                            ==========
 Fully Diluted ....................................    $    1.87                             $  (0.90)
                                                       ==========                            ==========
Weighted average common shares and common share
 equivalents outstanding:
 Primary ..........................................         18.8            (10.6)(d)             8.2
                                                       ==========       =========            ==========
 Fully Diluted ....................................         20.8            (12.6)(d)             8.2
                                                       ==========       =========            ==========

  See the accompanying notes to unaudited pro forma statements of operations.

                     FISHER SCIENTIFIC INTERNATIONAL INC.


             NOTES TO UNAUDITED PRO FORMA STATEMENTS OF OPERATIONS

     The pro forma financial data has been derived by the application of pro forma adjustments to the Company's historical financial statements for the periods noted. The Transaction has been accounted for as a recapitalization which will have no impact on the historical basis of assets and liabilities. The pro forma financial data assumes that there are no dissenting stockholders to the Merger.

(a) The pro forma adjustment to selling, general and administrative expense reflects the annual management fee the Company will pay to the THL.

(b) The pro forma adjustment to interest expense reflects the following (in millions):



                                                                              12 months     9 months
                                                                  Rate          1996          1997
                                                                 ----------   -----------   ---------
 Interest expense related to Receivable Securitization  ......     6.25 %       $  9.5       $  7.1
 Interest expense on Term Facility--Tranche A  ...............     8.00 %         10.1          7.6
 Interest expense on Term Facility--Tranche B  ...............     8.25 %          8.4          6.3
 Interest expense on Term Facility--Tranche C  ...............     8.50 %          6.0          4.5
 Interest expense on Subordinated Notes  .....................     9.625%         39.0         29.3
 Amortization of capitalized financing fees ..................                     7.1          5.3
 Interest expense on long-term debt refinanced ...............                    (8.7)        (7.5)
                                                                                ------       ------
   Total adjustment ..........................................                  $ 71.4       $ 52.6
                                                                                ======       ======

     Because interest rates in connection with the Merger Financings have not been determined as of the date of this Proxy Statement/Prospectus, this presentation is the Company's best current estimate of interest rates.

     A 0.125% increase or decrease in the assumed average interest rate on the Term Facility and Subordinated Notes would change the pro forma interest expense by $1.1 million and $0.8 million for the periods ended December 31, 1996 and September 30, 1997, respectively. For the periods ended December 31, 1996 and September 30, 1997 the pro forma net income would change by $0.6 million and $0.5 million, respectively, and the pro forma earnings per share would change by $0.08 and $0.06, respectively.

     If the Company is unable to consummate the issuance and sale of the Senior Subordinated Notes, the Company will rely on the Bridge Loan which will be on terms less favorable to the Company than the terms of the Subordinated Notes. The Bridge Loan would initially bear interest at a rate in excess of the expected interest rate on the Subordinated Notes, which rate would increase over time subject to certain caps. Assuming that the Company was unable to consummate the issuance and sale of the Subordinated Notes prior to the consummation of the Transaction and therefore borrowed pursuant to the terms of the Bridge Loan, the pro forma interest expense for the periods ended December 31, 1996 and September 30, 1997 would have increased by $7.2 million and $5.4 million, respectively.

(c) The adjustment reflects the tax effect of the pro forma adjustments at a 40% and 39% effective tax rate for the periods ended September 30, 1997 and December 31, 1996, respectively. The increase in the effective rate over the statutory rate is primarily due to state taxes.

(d) Reflects the reduction in weighted average common shares and common share equivalents outstanding as a result of the reduction in shares in connection with the Transaction.

     Pursuant to the Merger Agreement, upon the consummation of the Transaction, shares of Fisher Common Stock outstanding will be retained. The shares (between 19,609,900 and 19,299,019) which are not so converted shall automatically be canceled and the holders thereof shall be entitled to receive cash. Simultaneously, all of the shares of FSI shall be converted into at least 6,196,891 but no more than 6,507,772 shares of Fisher and existing stockholders and Eligible Employees shall hold at least 746,114 shares but not more than 1,056,995 shares of Fisher Common Stock which were retained in connection with the Transaction. In addition, Eligible Employees will be eligible to exchange outstanding options for up to 909,392 shares of Fisher Common Stock pursuant to the Option Conversion. Thus, immediately following the transaction, there will be an aggregate of 8,163,278 shares of Fisher Common Stock outstanding and the Equity Investors will have warrants to acquire 516,663 shares of Fisher Common Stock at $48.25 per share.

(e) Net income for the year ended December 31, 1996 does not include total charges of $40.2 million, net of a tax benefit of $26.9 million consisting of (i) a charge of $33.4 million, net of a tax benefit of $22.3 million for compensation expense to be recorded in connection with employee stock options, (ii) a charge of $6.0 million net of a tax benefit of $4.0 million for compensation expense to be recorded in connection with the grant of Executive Performance Options reflecting the put right associated with these options, and (iii) a charge of $0.8 million, net of a tax benefit of $0.6 million for the write-off to be recorded for unamortized financing costs related to long term debt refinanced. These charges will be reflected in the Company's net income in the first accounting period after the Transaction.

                      DESCRIPTION OF FISHER CAPITAL STOCK


General

     Fisher is authorized by its Restated Certificate of Incorporation, to issue an aggregate of 50,000,000 shares of Fisher Common Stock and 15,000,000 shares of preferred stock, par value $.01 per share (the "Preferred Stock"), of which 500,000 shares are designated Series A Junior Participating Preferred Stock, without par value (the "Series A Preferred Stock"). Currently, the Company has no shares of Preferred Stock issued or outstanding. The following is a summary of certain of the rights and privileges pertaining to Fisher Capital Stock. For a full description of Fisher Capital Stock, reference is made to the Company's Restated Certificate of Incorporation, a copy of which is on file with the Commission.


Fisher Common Stock

     The holders of Fisher Common Stock are entitled to one vote per share on all matters submitted for action by the stockholders. Stockholders holding a majority of the shares of Fisher Common Stock can, if they elect to do so, approve the Merger. There is no provision for cumulative voting with respect to the election of directors. Accordingly, the holders of more than 50% of the shares of Fisher Common Stock can, if they choose to do so, elect all of the directors. In such event, the holders of the remaining shares will not be able to elect any directors.

     Holders of shares of Fisher Common Stock are entitled to share equally, share for share, in such dividends as the Board may from time to time declare from sources legally available therefor.


Preferred Stock

     General. The Board is also empowered under the Company's Restated Certificate of Incorporation to divide any and all shares of the Preferred Stock into series and to fix and determine the relative rights and preferences of the shares of any series so established. The issuance of Preferred Stock by the Board could affect the rights of holders of shares of Fisher Common Stock. For example, issuance of the Preferred Stock could result in a class of securities outstanding that will have certain preferences with respect to dividends and in liquidation over the Fisher Common Stock, and may enjoy certain voting rights, contingent or otherwise, in addition to that of the Fisher Common Stock, and could result in the dilution of the voting rights, net income per share and net book value of the Fisher Common Stock.

     Rights Agreement; Series A Preferred Stock. On June 9, 1997, the Board authorized and declared a dividend of one preferred share purchase right (a "Right") for each share of Fisher Common Stock outstanding at the close of business on June 19, 1997, (the "Rights Record Date") to the stockholders of record on that date. Each Right entitles the registered holder to purchase from the Company one one-hundredth of a share of Series A Preferred Stock at a price of $190 per one one-hundredth of a share of Preferred Stock (the "Purchase Price"), subject to adjustment. On August 7, 1997, in connection with the execution of the Merger Agreement, the Board approved a First Amendment, dated as of August 7, 1997 (the "First Amendment"), to the Rights Agreement dated as of June 9, 1997 (as amended, the "Rights Agreement" (except where the contract otherwise requires)), between the Company and Chase Mellon Shareholder Services, L.L.C. as Rights Agent. The First Amendment provided, among other things, that FSI would not be deemed an "Acquiring Person" under the Rights Agreement. The following is a description of the Rights Agreement, as amended.

     Until the earlier to occur of (i) 10 days following a public announcement that a person or group of affiliated or associated persons (other than FSI and the Equity Investors) (an "Acquiring Person") have acquired beneficial ownership of 15% or more of the outstanding Fisher Common Stock or (ii) 10 business days (or such later date as may be determined by action of the Board of Directors prior to such time as any person or group of affiliated persons becomes an Acquiring Person) following the commencement of, or announcement of an intention to make, a tender offer or exchange offer the consummation of which would result in the beneficial ownership by a person or group of 15% or more of the outstanding Fisher Common Stock (the earlier of such dates being called the "Distribution Date"), the Rights will be evidenced, with respect to any of the Fisher Common Stock certificates outstanding as of the Rights Record Date, by such Fisher Common Stock certificate with a copy of a summary of Rights (the "Summary of Rights") attached thereto.

     The Rights Agreement provides that, until the Distribution Date (or earlier redemption or expiration of the Rights), the Rights will be transferred with and only with the Fisher Common Stock. Until the Distribution Date (or earlier redemption or expiration of the Rights), new Fisher Common Stock certificates issued after the Rights Record Date upon transfer or new issuance of Fisher Common Stock will contain a notation incorporating the Rights Agreement by reference. Until the Distribution Date (or earlier redemption or expiration of the Rights), the surrender for transfer of any certificates for Fisher Common Stock outstanding as of the Rights Record Date, even without such notation or a copy of the Summary of Rights being attached thereto, will also constitute the transfer of the Rights associated with the Fisher Common Stock represented by such certificate. As soon as practicable following the Distribution Date, separate certificates evidencing the Rights (the "Rights Certificates") will be mailed to holders of record of the Fisher Common Stock as of the close of business on the Distribution Date and such separate Right Certificates alone will evidence the Rights.

     The Rights are not exercisable until the Distribution Date. The Rights will expire on June 8, 2007 (the "Final Expiration Date"), unless the Final Expiration Date is extended or unless the Rights are earlier redeemed or exchanged by the Company, in each case, as described below.

     The Purchase Price payable, and the number of shares of Series A Preferred Stock or other securities or property issuable, upon exercise of the Rights are subject to adjustment from time to time to prevent dilution (i) in the event of a stock dividend on, or a subdivision combination or reclassification of, the Series A Preferred Stock, (ii) upon the grant to holders of shares of Series A Preferred Stock of certain rights or warrants to subscribe for or purchase shares of Series A Preferred Stock at a price, or securities convertible into Series A Preferred Stock with a conversion price, less than the then-current market price of the Series A Preferred Stock or (iii) upon the distribution to holders of the Series A Preferred Stock of evidences of indebtedness or assets (excluding regular periodic cash dividends paid out of earnings or retained earnings or dividends payable in Series A Preferred Stock) or of subscription rights or warrants (other than those referred to above).

     The number of outstanding Rights and the number of one one-hundredths of a share of Series A Preferred Stock issuable upon exercise of each Right are also subject to adjustment in the event of a stock split of the Fisher Common Stock or a stock dividend on the Fisher Common Stock payable in shares of Fisher Common Stock or subdivisions, consolidations or combinations of the Common Stock occurring, in any such case, prior to the Distribution Date.

     The shares of Series A Preferred Stock purchasable upon exercise of the Rights will not be redeemable. Each share of Series A Preferred Stock will be entitled to a minimum preferential quarterly dividend payment of $1 per share but will be entitled to an aggregate dividend of 100 times the dividend declared per share of Fisher Common Stock. In the event of liquidation, the holders of the Series A Preferred Stock will be entitled to a minimum preferential liquidation payment of 100 times the payment made per share of Fisher Common Stock. Each share of Series A Preferred Stock will have 100 votes, voting together with the Fisher Common Stock. Finally, in the event of any merger, consolidation or other transaction in which Fisher Common Stock is exchanged, each share of Series A Preferred Stock will be entitled to receive 100 times the amount received per share of Fisher Common Stock. These rights are protected by customary antidilution provisions.

     Because of the nature of the Series A Preferred Stock's dividend, liquidation and voting rights, the value of the one one-hundredth interest in a share of Series A Preferred Stock purchasable upon exercise of each Right should approximate the value of one share of Fisher Common Stock.

     In the event that the Company is acquired in a merger or other business combination transaction or 50% or more of its consolidated assets or earning power are sold after a person or group has become an Acquiring Person, proper provision will be made so that each holder of a Right will thereafter have the right to receive, upon the exercise thereof at the then current exercise price of the Right, that number of shares of Fisher Common Stock of the acquiring company which at the time of such transaction will have a market value of two times the exercise price of the Right. In the event that any person or group of affiliated or associated persons becomes an Acquiring Person, proper provision shall be made so that each holder of a Right, other than Rights beneficially owned by the Acquiring Person (which will thereafter be void), will thereafter have the right to receive upon exercise that number of shares of Fisher Common Stock having a market value of two times the exercise price of the Right.

     At any time after any person or group becomes an Acquiring Person and prior to the acquisition by such person or group of 50% or more of the outstanding shares of Fisher Common Stock, the Board may exchange the Rights (other than Rights owned by such person or group which will have become void), in whole or in part, at an exchange ratio of one share of Fisher Common Stock, or one one-hundredth of a share of Series A Preferred Stock (or of a share of a class or series of the Company's Preferred Stock having equivalent rights, preferences and privileges), per Right (subject to adjustment).

     With certain exceptions, no adjustment in the Purchase Price will be required until cumulative adjustments require an adjustment of at least 1% in such Purchase Price. No fractional shares of Series A Preferred Stock will be issued (other than fractions which are integral multiples of one one-hundredth of a share of Series A Preferred Stock, which may, at the election of the Company, be evidenced by depositary receipts) and in lieu thereof, an adjustment in cash will be made based on the market price of the Series A Preferred Stock on the last trading day prior to the date of exercise.

     At any time prior to the acquisition by a person or group of affiliated or associated persons of beneficial ownership of 15% or more of the outstanding Fisher Common Stock, the Board may redeem the Rights in whole, but not in part, at a price of $.01 per Right (the "Redemption Price"). The redemption of the Rights may be made effective at such time on such basis with such conditions as the Board in its sole discretion may establish. Immediately upon any redemption of the Rights, the right to exercise the Rights will terminate and the only right of the holders of Rights will be to receive the Redemption Price.

     The terms of the Rights may be amended by the Board without the consent of the holders of the Rights, including an amendment to lower certain thresholds described above to not less than the greater of (i) the sum of .001% and the largest percentage of the outstanding shares of Fisher Common Stock then known to Fisher to be beneficially owned by any person or group of affiliated or associated persons and (ii) 10%, except that from and after such time as any person or group of affiliated or associated persons becomes an Acquiring Person no such amendment may adversely affect the interests of the holders of the Rights.

     Until a Right is exercised, the holder thereof, as such will have no rights as a stockholder of the Company, including, without limitation, the right to vote or to receive dividends.

     Cumulative Preferred Stock. Following the consummation of the Merger, assuming Cumulative Preferred Stock is issued, 10,000,000 shares will be designated as Cumulative Preferred Stock, par value $.01 per share ("Cumulative Preferred Stock"). In connection with financing the Transaction, the Company may issue up to 7,500,000 shares of Cumulative Preferred Stock to the Equity Investors. The Cumulative Preferred Stock is part of the commitment by the Equity Investors. The Cumulative Preferred Stock is accumulating perpetual preferred stock.

     The Cumulative Preferred Stock will not be mandatorily redeemable. At any time on or after a date which is approximately five years after the Effective Time or upon the occurrence of a Redemption Event (as defined below), the Company may redeem the Cumulative Preferred Stock at its option, in whole or in part, at $10 per share, together with accumulated unpaid dividends thereon to the date fixed for redemption. For purposes hereof, a "Redemption Event" shall mean (i) an underwritten Public Offering (as defined below) of the common stock of the Company or (ii) a Change of Control. The terms of the credit facilities restrict the Company's ability to redeem shares of the Cumulative Preferred Stock. For purposes hereof, a "Public Offering" shall mean an underwritten offering of the common stock of the Company representing at least $35.0 million of gross proceeds.

     Dividends on shares of Cumulative Preferred Stock will be cumulative from the date of issue and will be payable when and as may be declared from time to time by the Board. Such dividends will accrue on a daily basis (whether or not declared) from the original date of issue at an annual rate per share equal to 13% of the original purchase price per share, with such amount to be compounded semi-annually so that if the dividend is not paid for any year the unpaid amount will be added to the original purchase price of the Cumulative Preferred Stock for the purpose of calculating succeeding years' dividends. All accumulated but unpaid dividends will be payable upon redemption of the Cumulative Preferred Stock. In the event the Company elects not to redeem shares of Cumulative Preferred Stock upon the occurrence of a Redemption Event, then immediately following such Redemption Event the 13% annual dividend rate will increase to 15% per annum and will increase 1% per annum on each of the next two anniversaries of the Redemption Event.

     The Cumulative Preferred Stock will, with respect to dividend and redemption rights and rights upon liquidation, dissolution and winding up, rank prior to all other series of preferred stock of the Company and all classes of common stock of the Company. No preferred stock or other class of equity securities of the Company


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

ranking senior to or pari passu with the Cumulative Preferred Stock, with respect to dividends or redemption payments upon dissolution, liquidation or winding up, may be created without the consent of the holders of the Cumulative Preferred Stock.

     In the event of any voluntary liquidation, dissolution or winding up of the Company, the holders of the shares of Cumulative Preferred Stock then outstanding shall be entitled to receive out of the assets of the Company available for distribution to its stockholders an amount in cash equal to $10 per share outstanding, plus an amount in cash equal to all accrued but unpaid dividends thereon to the date fixed for liquidation, dissolution or winding up, before any payment shall be made or any assets distributed to the holders of any other equity securities of the Company which rank junior to the Cumulative Preferred Stock with respect to liquidation preference rights.

     The holders of shares of Cumulative Preferred Stock shall not be entitled to any voting rights except as otherwise provided by law.

     At the Effective Time, Equity Warrants, which will entitle the holders to purchase up to 516,663 shares of Fisher Common Stock, will be issued to the Equity Investors. The Equity Investors will not purchase the Equity Warrants for cash, but will receive the Equity Warrants in consideration for the commitment to purchase the Cumulative Preferred Stock. In a transaction of the type specified under Rule 144A or the sale of registered securities with substantially similar terms as the Cumulative Preferred Stock equity commitments, the Equity Warrants may be issued to holders of those securities issued in lieu of the Cumulative Preferred Stock, which would reduce the number of Equity Warrants issued to the Equity Investors but not the number of Equity Warrants in the aggregate. The Equity Warrants are exercisable for $48.25 for up to 10 years.


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                  CERTAIN PROVISIONS OF THE MERGER AGREEMENT


     The following is a summary of certain material provisions of the Merger Agreement not summarized elsewhere in this Proxy Statement/Prospectus. A copy of the Merger Agreement is attached as Annex I to this Proxy Statement/ Prospectus and is incorporated herein by reference. The following summary is qualified in its entirety by reference to the Merger Agreement.


The Merger

     The Merger Agreement provides that, subject to the approval and adoption of the Merger Agreement by the vote of holders of a majority of the shares of Fisher Common Stock entitled to vote thereon and the satisfaction and waiver of the other conditions to the Merger, FSI shall be merged with and into the Company, whereupon the separate corporate existence of FSI shall cease and the Company shall continue as the Surviving Corporation of the Merger.

     Subject to the satisfaction or waiver of the conditions set forth in the Merger Agreement, the Company shall execute and deliver to the Secretary of State of the State of Delaware a duly executed Certificate of Merger.


Certificate of Incorporation and By-Laws

     The Restated Certificate of Incorporation and By-Laws of the Company will be the Certificate of Incorporation and By-Laws of the Surviving Corporation following the Merger until thereafter amended in accordance with the provisions thereof and applicable law.


Board of Directors and Officers of the Company Following the Merger

     The directors of FSI immediately prior to the Effective Time will be the initial directors of the Surviving Corporation, until their respective successors are duly elected and qualified. The officers of the Company immediately prior to the Effective Time will be the initial officers of the Surviving Corporation, until their respective successors are duly elected and qualified.


Representations and Warranties

     The Merger Agreement contains various representations and warranties of the Company relating to, among other things, the following matters (which representations and warranties are subject, in certain cases, to specified exceptions): (i) the due organization and good standing of the Company and its significant subsidiaries; (ii) the capitalization of the Company and the ownership of the capital stock of the Company's significant subsidiaries; (iii) the due authorization of the Company to execute and deliver the Merger Agreement and related matters; (iv) the absence of any conflicts with the organizational documents or contracts to which the Company and any of its subsidiaries is a party and the Company's compliance with applicable law; (v) the absence of any requirement to receive consent from any governmental entity in connection with the execution and delivery of the Merger Agreement by the Company, other than under provisions under the DGCL and the HSR Act; (vi) due filing of all reports and other documents, including financial statements, with the Commission and the accuracy of the information contained therein; (vii) the absence of any report or other document filed with the Commission that contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading; (viii) due preparation of the audited and unaudited financial statements in accordance with U.S. generally accepted accounting principles and the fairness of their presentation of the financial position and results of operations for the periods reported therein; (ix) the absence of any Change of Control provision in any contract or agreement contemplated by the Merger Agreement which would have a Material Adverse Effect on the Company; (x) the absence of pending or, to the knowledge of the Company, threatened litigation that would have a Material Adverse Effect on the Company; (xi) the accuracy of information supplied in the Registration Statement and this Proxy Statement/ Prospectus; (xii) the taking of all necessary action by the Fisher Board of Directors to render Section 203 of the DGCL inapplicable to the Merger; (xiii) the compliance with the terms of any employee benefit plan and the compliance of such plans with the Employee Retirement Income Security Act of 1974, as amended ("ERISA") and any other applicable law or regulation; (xiv) the filing of tax returns, the payment of taxes and certain other tax matters; (xv) compliance with all applicable environmental laws, regulations and requirements, and the absence of any notices of pending or, to the best knowledge of the Company, threatened proceedings regarding environmental violations or liability; (xvi) the


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

absence of certain changes having a Material Adverse Effect on the Company since March 31, 1997; (xvii) the authorization of the Company to take all necessary action to amend the Rights Agreement so that the transactions contemplated by the Merger will not cause any Rights to become exercisable; (xviii) the absence of broker's fees and expenses other than those of the investment bankers; (xix) the receipt by the Company of an opinion from its investment bankers as to fairness, from a financial point of view, of the consideration to be received by the stockholders of the Company; (xx) the absence of defaults under any material contract; (xxi) the determination of the Fisher Board of Directors of the advisability of the Merger as in the best interest of the stockholders of Fisher and the recommendation of the Fisher Board of Directors with respect to the Merger Agreement and related transactions; (xxii) the required vote of the Company's stockholders being the only vote of stockholders required to approve the Merger; (xxiii) the ownership of and rights to use its intellectual property; (xxiv) the absence of certain transactions or other obligations between the Company and directors, officers, partners, affiliates or associates; (xxv) the inapplicability of any state takeover or similar statute which would prohibit the transactions contemplated by the Merger Agreement; and (xxvi) compliance with all applicable laws regarding employment and employment practices and the absence of any notice of pending claims, actions or violations.

     The Merger Agreement also contains various representations and warranties of FSI relating to, among other things, the following matters (which representations and warranties are subject, in certain cases, to specified exceptions): (i) the due organization and good standing of FSI; (ii) the due authorization, execution and delivery of the Merger Agreement and related matters; (iii) the absence of any conflicts with the organizational documents or contracts to which FSI is a party and FSI's compliance with applicable law;
(iv) the absence of any requirement to receive consent from any governmental entity in connection with the execution and delivery of the Merger Agreement by FSI; (v) the accuracy of information supplied in the Registration Statement and this Proxy Statement/Prospectus; (vi) financing commitments to be obtained from third parties in connection with the Merger; (vii) inapplicability of the "interested stockholder" provision of Section 203 of the DGCL to FSI immediately prior to the execution of the Merger Agreement; and (viii) the absence of any actual belief by FSI that the representations and warranties made by the Company are untrue or incorrect in any material respect.


Conduct of Business Pending the Merger

     Prior to the Effective Time of the Merger, unless otherwise agreed to in writing by FSI, the Company and each of its subsidiaries will conduct their respective businesses, according to its ordinary and usual course of business consistent with past practice and to use its and their respective reasonable best efforts to preserve intact their current business organizations, keep available the services of their current officers and employees and preserve their relationships with customers, suppliers and others having business dealings with them and to preserve goodwill. Except as expressly provided by the terms and provisions of the Merger Agreement, the Company will not, and will cause its subsidiaries not to, without the prior consent of FSI: (i) except for certain limited exceptions and in the ordinary course of business consistent with past practice, increase the compensation or benefits of any director, officer or employee of the Company or any of its subsidiaries; (ii) incur any indebtedness in excess of $1,000,000 (except for borrowings under existing lines of credit drawn to fund working capital (defined as accounts receivable plus inventory minus accounts payable) up to $25 million); (iii) expend funds for capital expenditures in excess of $1,000,000; (iv) sell, lease or otherwise dispose of any of its properties or assets other than immaterial properties or assets except in the ordinary course of business consistent with past practice; (v)(a) declare, set aside or pay any dividends on, or make any other distributions in respect of, its capital stock except for, among other things, regular quarterly dividends in an amount not to exceed $0.02 per share,
(b) split, combine or reclassify any of its capital stock or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock, or (c) purchase, redeem or otherwise acquire shares of its capital stock; (vi) issue, deliver or sell any shares of its capital stock or any other voting securities or any securities convertible into any such shares, voting securities or convertible securities or any other securities (except for issuances upon exercise of Options or pursuant to the Stock Plans or the Rights Agreement); (vii) amend the restated certificate of incorporation, by-laws or equivalent organizational documents of the Company or any material subsidiary; (viii) acquire or agree to acquire any asset which is material to the Company and its subsidiaries, except for (a) purchases of inventory in the ordinary course of business or (b) pursuant to purchase orders entered into in the ordinary course of business which do not call for payments in excess of $10,000,000 per annum; or (ix) settle or compromise any shareholder derivative suit or any other litigation arising from the transactions contemplated by the Merger Agreement.


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

Access to Information

     The Company has agreed in the Merger Agreement that, until the Effective Time, it will, and will cause its subsidiaries to, give FSI and their respective officers, employees, counsel, advisors, representatives and representatives of financing sources identified by FSI (the "Representatives") reasonable access to the offices and other facilities and to the books and records of the Company and its subsidiaries. Such information will be held in confidence in accordance with the provisions of the letter of agreement, dated June 23, 1997, between THL and the Company (the "Confidentiality Agreement").


Efforts

     Each of the Company and FSI have agreed to make all necessary filings with Governmental Entities as promptly as practicable to facilitate prompt consummation of the Merger, and to use its reasonable best efforts and will cooperate with the other party to obtain all necessary waivers, consents and approvals from governmental entities and make all necessary registrations and filings, and take all reasonable steps as may be necessary to obtain an approval or waivers from, or to avoid an action or proceeding by, any governmental entity.

     Each of the Company and FSI shall (i) promptly make or cause to be made the filings required of such party under the HSR Act with respect to the Merger; (ii) use its best efforts to avoid the entry of, or to have vacated or terminated, any decree, order, or judgment that would restrain, prevent or delay the consummation of the Merger, including without limitation defending through litigation on the merits any claim asserted in any court by any party; and (iii) take any and all steps which, in such party's judgment, are commercially reasonable to avoid or eliminate each and every impediment under any antitrust, competition, or trade regulation law that may be asserted by any governmental entity with respect to the Merger.

     FSI has agreed to use commercially reasonable efforts to cause the financing to be obtained on the terms set forth in the commitment letters provided by THL, Chase Equity, Merrill Lynch, Merrill Lynch Capital Corporation, The Chase Manhattan Bank, Chase Securities Inc. and Merrill, Lynch, Pierce, Fenner & Smith Incorporated (the "Commitment Letters"), copies of which were provided to the Company prior to the execution of the Merger Agreement; provided, however, that FSI shall be entitled to (i) enter into commitments for equity and debt financing with other nationally recognized financial institutions, which commitments will have substantially the same terms as those set forth in the commitment letters and which commitments may be substituted for such Commitment Letters and (ii) modify the capital structure set forth in such Commitment Letters so long as the total committed common equity equals at least $350 million (including shares of Fisher Common Stock to be retained), the aggregate Cash Price paid to all stockholders of the Company is no less than otherwise would have been paid in accordance with the Merger Agreement and such modified financing is no less certain than that set forth in such Commitment Letter.


Employee Benefit Arrangements

     Following the Effective Time, the Company and the Surviving Corporation will honor the employment, severance and bonus agreements and arrangements to which the Company is a party. For a period of two years following the Effective Time, the Surviving Corporation will continue the compensation programs and plans and employee benefit and welfare plans, agreements and policies, fringe benefits and vacation policies which are currently provided by the Company; provided that notwithstanding anything in the Merger Agreement to the contrary, the Surviving Corporation shall not be required to maintain any individual plan or program so long as the benefit plan and agreements maintained by the Surviving Corporation are, in the aggregate, not materially less favorable than those provided by the Company immediately prior to the date of the Merger Agreement.


Indemnification; Directors' and Officers' Insurance

     From and after the Effective Time, FSI shall, and shall cause the Surviving Corporation to, indemnify, defend and hold harmless the present and former officers, directors, employees and agents of the Company and its subsidiaries (the "Indemnified Parties") against all claims or liabilities related to actions or omissions or alleged actions or omissions occurring at or prior to the Effective Time (i) to the full extent permitted by Delaware law or, if the protections afforded thereby to an Indemnified Person are greater, and (ii) to the same extent and on the same terms and conditions provided for in the Company's Restated Certificate of Incorporation and By-Laws and agreements in effect at the date of the Merger Agreement.


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

     In addition, the Merger Agreement provides that the Company will maintain in effect for not less than six years from the Effective Time the current policies of the directors' and officers' liability insurance maintained by the Company; provided that the Surviving Corporation may substitute therefor other policies of at least the same coverage amounts and which contain terms and conditions not less advantageous to the beneficiaries of the current policies and provided that such substitution shall not result in any gaps or lapses in coverage with respect to matters occurring prior to the Effective Time; and, provided further, that the Surviving Corporation shall not be required to pay an annual premium in excess of 250% of the last annual premium paid by the Company prior to the date of the Merger Agreement and if the Surviving Corporation is unable to obtain the insurance required by this clause, it shall obtain as much comparable insurance as possible for an annual premium equal to such maximum amount.


No Solicitation

     Prior to the termination of the Merger Agreement, the Company and its affiliates will not, and will instruct their respective officers, directors, employees, agents or other representatives (including without limitation, any investment banker, attorney or accountant retained by the Company or its subsidiaries) not to: (i) solicit, initiate or encourage (including by way of furnishing non-public information or assistance), or take any other action to facilitate, any inquiries or to make any proposal which constitutes a proposal for a transaction or may reasonably be expected to lead to a proposal for an Acquisition Transaction (as defined below); (ii) participate in any discussions or negotiations regarding a proposal for an Acquisition Transaction; (iii) agree to endorse any proposal for an Acquisition Transaction; or (iv) authorize the Company or any of its affiliates' Representatives to take such action. By the terms of the Merger Agreement, the foregoing provision will not prohibit the Company from (a) furnishing information to or engaging in discussions or negotiations with a person that makes an unsolicited written, bona fide proposal to acquire the Company and/or its subsidiaries if the Board determines in good faith, after consultation with independent legal counsel, that failure to furnish such information or engage in such discussions or negotiations in order to comply with its fiduciary duties under applicable law, provided, that prior to taking such action, the Board notifies FSI of its intentions and obtains an executed confidentiality agreement from the appropriate parties substantially similar to the Confidentiality Agreement, (b) failing to make or withdrawing or modifying its recommendation to the Company's stockholders that they approve the Merger if the Board, after consultation with and based upon the advice of independent legal counsel, determines in good faith that such action is necessary for the Board to comply with its fiduciary duties, and (c) disclosing to the Company's shareholders a position contemplated by Rules 14d-9 and 14e-2 promulgated under the Exchange Act with respect to any tender offer, or taking any other legally required action (including, without limitation, the making of public disclosure as may be necessary or advisable under applicable securities laws) and provided further, that the Company's or the Board's exercise of its rights under clause (a), (b) or (c) above shall not constitute a breach by the Company of the Merger Agreement.

     The Company will notify FSI of the receipt of and the terms and conditions of any proposal for an Acquisition Transaction, and any changes to or modifications of such proposal. Following the receipt of a proposal for an Acquisition Transaction, the Company, its affiliates and their Representatives will cease all activities and discussions with any parties (other than FSI) in respect of the foregoing and will use its reasonable efforts to cause any confidential information furnished on behalf of the Company to be returned or destroyed.

     "Acquisition Transaction" means an acquisition, purchase, merger, consolidation, share exchange, recapitalization, business combination or other similar transaction involving 20% or more of the assets or any securities of, any merger, consolidation or business combination with, or any public announcement of a proposal, plan, or intention to do any of the foregoing by, the Company or any of its subsidiaries.


Conditions to the Consummation of the Merger

     The respective obligations of FSI and the Company to consummate the Merger and the transactions contemplated thereby are subject to certain conditions, including the following: (i) the requisite approval of the stockholders of the Company (the "Stockholder Approval"); (ii) the Registration Statement shall have been declared effective by the Commission under the Securities Act and not being the subject of any stop order or proceedings seeking a stop order, and any material "blue sky" and other state securities laws applicable to the registration and qualification of shares of Fisher Common Stock to be retained in the Merger shall have been complied with; (iii) the receipt of a letter from an independent evaluation firm as to the solvency of the Company and its subsidiaries, after giving effect to the transactions contemplated by the Merger Agreement, including the financing; (iv) the absence of any order given by a federal or state court or governmental or regulatory agency, or preliminary or permanent injunction which would (a) prevent the consummation of the Merger, or (b) impose material limitations on the ability of FSI to acquire the business of the Company and its subsidiaries; (v) the absence of any federal or state rule or regulation promulgated after the execution of the Merger Agreement which could result in any of the adverse consequences referred to in (iv) above; and
(vi) the expiration or early termination of the waiting periods, if any, applicable to the transactions contemplated by the Merger Agreement under the HSR Act.

     The obligations of FSI to effect the Merger are subject to certain additional conditions, including the following: (i) the accuracy and correctness in all material respects of the representations and warranties of the Company (other than representations relating to capitalization and authority) that are qualified by materiality unless the failure of such representations and warranties, individually or in the aggregate, to be true and correct would result in a Material Adverse Effect, and the truth and correctness in all respects of the representations and warranties that are not so qualified and the receipt by FSI of a certificate from the appropriate officer of the Company to the foregoing effect; (ii) the performance by the Company in all material respects of all of the obligations required to be performed by it under the Merger Agreement; (iii) the receipt by FSI of evidence, in form and substance reasonably satisfactory to it, that all requisite licenses, permits and consents identified in the Company Disclosure Schedule (pursuant to the Merger Agreement) have been obtained; (iv) the absence of any pending suit, action or proceeding by any governmental entity (or by any other person any suit, action or proceeding which has a reasonable likelihood of success), (a) challenging the Merger Agreement and the transactions contemplated thereby or seeking to obtain from FSI or any of their affiliates any damages that are material to any such party, (b) prohibiting or limiting the Company's ownership or operation or control of a material portion of the business or assets of the Company or its subsidiaries, or (c) seeking to impose limitations on the ability of FSI to acquire or hold, or exercise full rights of ownership of, any shares of Fisher Common Stock (including the right to vote shares of Fisher Common Stock on all matters presented to the stockholders of the Company); and (v) the receipt by the Company of the proceeds of financing pursuant to the Commitment Letters (or from such other financing sources as FSI and the Company shall reasonably agree) in amounts sufficient to consummate the transactions contemplated by the Merger Agreement. FSI has informed the Company that it expects that the financing described under "THE TRANSACTION--Transaction Financing" will be sufficient to consummate the transactions contemplated by the Merger Agreement if such financing is completed in accordance with the terms and conditions set forth in the Commitment Letters.

     Furthermore, the obligation of the Company to effect the Merger is subject to certain additional conditions, including the following: (i) the truth and correctness in all respects of the representations and warranties of FSI (other than Section 3.02(a) of the Merger Agreement) that are qualified by materiality unless the failure of such representations and warranties, individually or in the aggregate, to be true and correct would result in a Material Adverse Effect, and the truth and correctness in all respects of the representations and warranties that are not so qualified and the receipt by the Company of a certificate from the appropriate officer of FSI to this effect; and (ii) the performance by FSI in all material respects of all obligations required to be performed by if under the Merger Agreement.


Termination; Amendments; Waiver

     The Merger Agreement and the transactions contemplated thereby may be terminated at any time prior to the Effective Time, notwithstanding approval of the stockholders of the Company, by: (i) the mutual written consent of FSI and the Company, by action by their respective Boards of Directors; (ii) FSI or the Company if the Merger shall not have been consummated on or before March 31, 1998; provided, however, that neither FSI nor the Company may terminate the Merger Agreement if such party shall have materially breached such Agreement;
(iii) FSI or the Company if any court or other governmental entity has issued an order, decree or ruling or taken any other action restraining, enjoining or otherwise prohibiting the Merger and such order, decree, ruling or other action shall have become final and nonappealable; provided, however, that the party seeking to terminate the Merger Agreement shall have used its reasonable best efforts to remove or lift such order, decree, ruling or other action; (iv) the Company if, prior to the Effective Time, any person has made a bona fide proposal relating to an Acquisition Transaction, or has commenced a tender or exchange offer for the shares of Fisher Common Stock, and the Board determines in good faith (a) after consultation with its investment bankers, that such transaction constitutes a Higher Offer (as defined) and (b) after consultation with counsel, that failure to approve such proposal and terminate the Merger Agreement could reasonably be expected to result in a breach of fiduciary duties of the Board; provided, however, that the termination of such Agreement by the Company in compliance with the fiduciary duty of the Board shall not be deemed to violate any other obligations of the Company under the Merger Agreement; (v) FSI if the Company redeems the Rights, amends the Rights Agreement or takes any action which would allow any person other than FSI to acquire 15% or more of the shares of Fisher Common Stock without causing a Distribution Date to occur, except that the Company may take any of the foregoing actions if the Board determines in good faith, after consultation with counsel, that failing to take such action could reasonably be expected to result in a breach of fiduciary duty; (vi) FSI, if the Board shall have (a) failed to recommend to the stockholders of the Company that they give the Stockholder Approval, (b) withdrawn or modified in a manner adverse to FSI its approval or recommendation of the Merger Agreement or the Merger, (c) approved or recommended an Acquisition Transaction, (d) resolved to effect any of the foregoing or (e) otherwise taken steps to impede the Stockholder Approval; or (vii) either FSI or the Company, if the Stockholder Approval shall not have been obtained by reason of the failure to obtain the required vote upon a vote held at a duly held meeting of stockholders or at any adjournment thereof.

     In the event of the termination of the Merger Agreement pursuant to the foregoing, such Agreement shall become void and have no effect, without any liability on the part of any party or its directors, officers or stockholders, other than the provisions with regard to the confidentiality of information furnished pursuant to the Merger, termination and fees and expenses, which shall survive any such termination.

     The Merger Agreement may be amended by the Company and FSI at any time before or after any approval of the Merger Agreement by the stockholders of the Company but, after any such approval, no amendment shall be made which decreases the consideration due to the stockholders of the Company pursuant to the Merger Agreement or which adversely affects the rights of the Company's stockholders thereunder without the approval of such stockholders. The Merger Agreement may not be amended except by an instrument in writing signed on behalf of all the parties.

     At any time prior to the Effective Time, FSI, on the one hand, and the Company, on the other hand, may (i) extend the time for the performance of any of the obligations or other acts of the other, (ii) waive any inaccuracies in the representations and warranties contained therein of the other or in any document, certificate or writing delivered pursuant thereto by the other or
(iii) waive compliance by the other with any of the agreements or conditions. Any agreement on the part of any party to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party.


Fees and Expenses

     In addition to any other amounts which may be payable or become payable pursuant to any other provision relating to fees and expenses contained in the Merger Agreement, in the event that the Merger Agreement is terminated for any reason other than a material breach by FSI, the Company shall promptly reimburse THL or FSI, as the case may be, for all out-of-pocket expenses and fees (including, without limitation, fees payable to all banks, investment banking firms and other financial institutions, and their respective agents and counsel, and all fees of counsel, accountants, financial printers, experts and consultants to THL and its affiliates), whether incurred prior to, on or after the date hereof, in connection with the Merger and the consummation of all transactions contemplated by the Merger Agreement, and the financing thereof up to $12 million. Except as otherwise specifically provided for in the Merger Agreement, whether or not the Merger is consummated, all costs and expenses incurred in connection with such Agreement and the transactions contemplated thereby shall be paid by the party incurring such expenses.

     In addition, in the event that (i) the Merger Agreement is terminated in accordance with subclause (iv) and (v) of the first paragraph under "--Termination; Amendment; Waiver"; or (ii) any Person (other than THL or any of its affiliates) shall have made, or proposed, communicated or disclosed in a manner which is or otherwise becomes public a proposal for an Acquisition Transaction prior to the Special Meeting, the Stockholder Approval has not been obtained and, thereafter, the Merger Agreement is terminated then the Company shall promptly pay FSI a termination fee of $25 million (the "Termination Fee"), provided that in no event shall more than one Termination Fee be payable by the Company. In the event that the Company must pay a Termination Fee, the fees and expenses described in the preceding paragraph will remain payable by FSI.

     The prevailing party in any legal action undertaken to enforce the Merger Agreement shall be entitled to recover from the other party the costs and expenses (including attorneys' and expert witness fees) incurred in connection with such action.


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

                                    BUSINESS

Company Overview

     Founded in 1902, Fisher Scientific International Inc. is a world leader in serving science, providing more than 245,000 products and services to research, healthcare, industrial, educational and government customers in 145 countries. The Company serves as a one-stop source for the scientific and laboratory needs of its customers, supplying a broad product offering of leading brands of instruments, research chemicals, clinical consumables, diagnostics, laboratory workstations and other laboratory supplies. The Company's marketing efforts are spearheaded by The Fisher Catalog, which has been a standard reference for the scientific community worldwide and has been published for over 89 years. The Company provides integrated supply services for the procurement of maintenance, repair and operating ("MRO") products and other basic supplies and also develops and markets software for electronic commerce. For the twelve months ended September 30, 1997, the Company's total sales and EBITDA (as defined below) were $2,179.3 million and $164.9 million, respectively.

     The Company has sourcing relationships with over 3,200 vendors throughout the world, including many of the premier manufacturers of laboratory products, and serves over 150,000 customers. Management estimates that proprietary products, which consist of self-manufactured products and products sold through exclusive distribution agreements, accounted for approximately 40% of total sales in fiscal 1996. Consumable products, such as laboratory supplies and speciality chemicals, represented approximately 75% of the Company's total sales in fiscal 1996 and provide a stable base of recurring revenues for the Company.

     Aggregate industry-wide domestic revenues in the Company's core research, healthcare and industrial markets were approximately $18 billion in fiscal 1996. Growth in these markets has been driven by research and development spending, and general laboratory activity and expansion. During the past decade, pressure to reduce procurement costs has led the Company's customers to demand fewer suppliers, standardized products and integrated sources of supply. As a result, manufacturers of laboratory supplies and equipment have been increasingly using national distributors to distribute their products, while regional and international suppliers of these products have been consolidating. The mergers in 1995 of Fisher and CMS and of VWR Scientific Products Corporation and the industrial distribution business of Baxter Healthcare Corporation are the two most recent examples of this consolidation trend.


Company Strengths

     Market Leadership. The Company is a leading global provider of high-quality scientific instruments, equipment, supplies, chemicals and services to the scientific research, healthcare, industrial, educational and governmental markets. Based on industry data, management believes that the Company is the leading distributor of laboratory products to the U.S. scientific research market and the number two distributor of clinical laboratory products to the U.S. healthcare market.

     Global Brand. For over 90 years the Company has been serving science and has established Fisher Scientific as a global brand name. As a result of its international presence and publication of The Fisher Catalog, the Fisher Scientific name and family of products and services are well-known and respected in each of the Company's markets. Management believes that The Fisher Catalog is considered one of the industry's most comprehensive sources for laboratory supplies and equipment. In addition, the Company publishes the CMS Catalog, the Fisher Chemicals Catalog, the Fisher Science Education Catalog and over a dozen international catalogs. More than one million copies of the Company's various catalogs are produced and distributed biannually, with supplements tailored to specific market segments such as biotechnology, research chemicals, educational materials and occupational health and safety. The Company's international catalogs support its worldwide presence.

     Diverse Customer Base. The Company's customer base includes some of the world's leading pharmaceutical and scientific research companies representing approximately 4,200 national reference and independent laboratories, 8,650 hospitals and 146,000 physicians offices. In addition to serving customers in the traditional scientific-related industries, the Company has developed relationships with emerging biotechnology and entrepreneurial businesses. No one customer accounted for more than 3% of total sales in fiscal 1996. The Company's top ten research customers have on average been doing business with the Company for over 15 years. The Company expects to benefit from this diverse and long-standing customer base as these customers continue to consolidate the number of suppliers they utilize.


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

     Extensive Sourcing and Manufacturing Capabilities. Management believes that the Company's global sourcing and manufacturing capabilities enhance its ability to offer its customers the broadest product offering and the best price/quality relationship. The Company has sourcing relationships with over 3,200 suppliers worldwide as well as its own manufacturing plants in the United States and Europe. Proprietary products, which consist of self-manufactured products and products sold through exclusive distribution arrangements, represented 40% of its total sales in fiscal 1996. Proprietary products provide the Company with increased sourcing flexibility, and its customers with a complete range of laboratory supplies. The Company generated approximately 16% of its total sales in fiscal 1996 through the sale of self-manufactured products such as chemicals, laboratory equipment and laboratory workstations. In response to the market's increased demand for integrated supply, the Company established Strategic Procurement Services, Inc. ("SPS") in 1994. SPS provides procurement outsourcing and integrated supply services, helping to lower client inventory, acquisition and process costs.

     Worldwide Logistics Network. The Company has developed highly automated and efficient logistics capabilities, one of the critical links between supplier and customer. The Company's U.S. logistics facilities, monitored and coordinated by a command center in Pittsburgh, Pennsylvania, supply products throughout the U.S. in an efficient and timely manner. Fisher's 32 U.S. distribution facilities are complemented by its international locations, including distribution centers in Canada, Germany, France, England, Belgium, Switzerland, the Netherlands, the Czech Republic, Japan, Singapore, Korea, Malaysia, Mexico and Australia. In addition, the Company uses affiliated dealers and distributors to supply products in more remote international locations. Through its worldwide distribution network, the Company distributes an average of 20,000 items every business day, with products accounting for more than 90% of total sales in fiscal 1996 shipped to customers within 24 hours of being ordered. Management believes that this combination of global logistics, distribution and sourcing capabilities distinguishes the Company from other distributors serving the scientific community.

     Technological Leadership. For more than a decade, the Company has made significant investments in the research, development and implementation of improved electronic order entry and purchasing systems designed to improve the procurement processes of the Company's customers. For many of the Company's customers, procurement costs represent a significant portion of the overall cost of an order. The Company believes that its ability to combine its technological leadership and its expertise in distribution has been a key element to the Company's success. In 1995, the Company created the Fisher Technology Group ("FTG") to commercialize software and related services developed by Fisher by capitalizing on the Company's leadership position in distribution and related technology. FTG is at the forefront of developing, implementing and commercializing software and related technology to aid organizations in implementing advanced supply chain-management techniques designed to improve the efficiency of the procurement processes of customers, and increase access to and awareness of the Company's product offerings and third party procurement capabilities and services.

     Growing, Recurring and Diversified Revenue Stream. Management believes that demand for the Company's products and services is driven primarily by applicable research and development expenditures. According to data published by the U.S. National Science Foundation (the "National Science Foundation"), applicable research and development expenditures have grown at a 4.4% compounded rate over the last ten years. In addition to the stable historical growth rates in its core markets, the Company also benefits from revenue diversity across its different end-user markets with approximately 49% of total sales in fiscal 1996 derived from sales to the U.S. research sector, approximately 26% to the U.S. healthcare sector and approximately 21% to its international customers. The Company's revenue stream is also diversified across its products, with no SKU representing more than 1.5% of total sales in fiscal 1996. The sale of consumable laboratory supplies and specialty chemicals, which represented approximately 75% of the Company's total sales in fiscal 1996, provides a stable base of recurring revenues.

     Proven and Committed Senior Management Team. Paul M. Montrone, Fisher's President and Chief Executive Officer, and Paul M. Meister, Fisher's Senior Vice President and Chief Financial Officer, have a demonstrated track record of successfully developing significant international businesses, including Wheelabrator-Frye Inc., AlliedSignal Inc., Henley Manufacturing Corporation, Wheelabrator Technologies Inc., The General Chemical Group Inc. and Prestolite Wire Corporation. At Fisher, the management team has generated a 22% compounded annual return in the Company's stock price since 1991. Messrs. Montrone and Meister are expected to remain with the Company following the Effective Time. In addition, Messrs. Montrone and Meister are expected to have a significant financial commitment and ownership position in the Company after the Effective Time. In connection with the Transaction, Messrs. Montrone and Meister will have, and are expected to exercise, an option to retain an equity interest of approximately $35 million representing substantially all of their holdings in Fisher. Certain other members of management are expected to retain up to an additional $24 million of equity, which when combined with the holdings of Messrs. Montrone and Meister, totals approximately $59 million, or 14.9% of the Fisher Common Stock outstanding immediately following the Effective Time.

Business Strategy

Realize Benefits from Acquisitions and Investments.

     Healthcare Acquisition. In October 1995, Fisher dramatically increased its presence in the U.S. healthcare market by acquiring the U.S. clinical laboratory business of Fisons plc. ("Fisons") operating under the name CMS. The Company's strategy is to continue to integrate its existing research distribution network with the CMS network, and leverage this infrastructure and the Company's distribution expertise to further penetrate the healthcare segment. To date, Fisher has fully integrated the sales force and back office functions and expects to continue to integrate the remaining distribution and customer service facilities. Management expects the Company to benefit from the continued integration of these businesses into the existing distribution and manufacturing infrastructure.

     International Investment. Among its competitors, management believes that the Company is one of a few distributors with integrated global logistics capabilities. As a result, the Company is in a strong position to capture the growth of research and healthcare spending in international markets. By focusing on the needs of multinational, regional and local customers, and by making strategic investments internationally through acquisitions, joint ventures and agency agreements, the Company has increased its international business fourfold during the last five years to approximately $450 million. The Company supports its international growth through a network of distribution facilities in 14 countries and an expanding network of logistics facilities in Korea, Malaysia, Singapore, China and Mexico. Although the Company's largest international operations, Fisher Scientific U.K., Ltd. and Fisher Canada, Limited, are currently profitable, the Company's consolidated international operations are currently unprofitable as a result of the investment spending and start-up costs incurred to develop distribution and logistics capabilities in rapidly developing markets such as Asia and South America. Management believes, however, that the Company's consolidated international operations will contribute to the Company's overall profitability over the next few years as its global distribution network becomes fully developed and sales reach the level required to cover market development costs.

Generate Growth Opportunities.

     Develop Fisher Technology Group. The Company plans to further develop its electronic-commerce and advanced procurement systems, particularly those that strengthen its participation in the Internet and intranet marketplace. FTG was formed in 1995 to develop and market procurement systems and electronic commerce solutions to both purchasing organizations and manufacturers. The Company has developed a number of proprietary services including ProcureNet, a public Internet mall for business-to-business transactions where more than 300,000 items and approximately 3,000 catalog pages can be browsed, which received the Gartner Group award in 1997 for best Internet architecture, and CornerStone, an intranet-based system which allows buyers and suppliers to create public or private web sites to support their business-to-business transactions. FTG has entered into a cooperative marketing agreement with IBM Corporation, pursuant to which IBM will market and sell ProcureNet and CornerStone to its customers. FTG has also entered into a cooperative applications initiative to jointly design and develop user interfaces to allow CornerStone to be used with Oracle Corporation's suite of products. The Company has invested in the development of FTG as a stand-alone business unit, and as a result, the operation is currently unprofitable. Management believes that FTG is positioned to experience further sales growth over the next few years, which should enable FTG to develop the critical mass necessary to achieve profitability.

     Leverage Global Logistics. The Company continues to evaluate ways to leverage its global logistics infrastructure and its distribution expertise into related markets. For example, the Company developed SPS, which allows customers to outsource the procurement function and provides integrated supply services for the procurement of MRO products and other basic supplies. The Company plans to continue to focus on growth through acquisitions, especially in the more fragmented safety and MRO markets. Furthermore, the Company also expects to selectively expand its self-manufactured product line in profitable niche categories.


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

Continue to Pursue Additional Cost Saving Opportunities.

     Completion of 1995 Restructuring Plan. The plan of restructuring (the "1995 Restructuring Plan") initiated in the third quarter of 1995 was implemented to reduce the cost of Fisher's global logistics, customer service and administrative functions. The 1995 Restructuring Plan, which is expected to be completed over the next few years, is designed to (i) eliminate redundant administrative functions, (ii) reorganize the research sales force and (iii) consolidate and relocate certain logistics and customer service systems and functions throughout the world. Management believes that there are additional cost savings which have yet to be realized from this consolidation and reorganization. As of September 30, 1997, the Company had integrated the sales force and back office functions, and closed or consolidated 13 logistics centers, reducing the number of U.S. logistics centers to 32.

     Improve Efficiencies. Fisher management has identified potential additional cost savings resulting from logistics, marketing, sales and procurement initiatives. These include (i) process improvements which should increase warehouse efficiencies, improve order fill rates and reduce distribution and logistics expenses, (ii) improved procurement and sourcing alternatives and (iii) increased use of telesales and electronic ordering to service accounts.

     The Company's business strategy following the Effective Time is generally expected to be similar to its current strategy. For certain factors affecting the Company's ability to pursue its post-Transaction business strategy, see "RISK FACTORS--Difficulty in Executing Post-Transaction Business Strategy."

Industry Overview

     The Company provides products and services to the scientific research, healthcare, industrial, educational and governmental markets. According to a recent study conducted by the Laboratory Products Association, sales to the scientific research supply market were over $5 billion as of 1996. The scientific research market is primarily impacted by the level of applicable scientific and technology related R&D spending in the U.S. The National Science Foundation estimates that non- defense related R&D expenditures increased from $44 billion in 1980 to over $130 billion in 1995, representing a compound annual growth rate of approximately 7.5%. In addition to this growth, non-defense related R&D expenditures have not been subject to cyclical swings, having not experienced a year-over-year decline since 1960 (when the National Science Foundation began publishing such data). The Company's second largest market is the U.S. clinical laboratory testing market. A recent study by MarketData Enterprises Inc. concluded that the U.S. clinical laboratory testing market totaled $30 billion, up from $26.7 billion in 1993. Based on these overall spending levels, management estimates that the clinical testing equipment and supply market, the market the Company competes in, totals approximately $6 billion. The Company's third largest market, safety supply, which is a subset of the $225 billion MRO market, is estimated to be approximately $7 billion. This market is currently highly fragmented, but there has been a recent trend towards consolidation of suppliers of safety products.

     The Company competes in the scientific research and healthcare markets with a number of competitors, including national, regional and local distributors and manufacturers of all sizes that sell direct to end users. Competition is largely based on service capability, breadth and depth of product offering and price. The Company believes that it competes favorably in these areas through The Fisher Catalog and electronic procurement systems which provide its customers access to more than 245,000 products. In addition, the Company's distribution and systems capability allowed it to deliver products accounting for more than 90% of its total sales in fiscal 1996 to its customers within 24 hours of ordering.

     The markets in which the Company competes are typically characterized by high transaction volume (units) with relatively small average order prices. As a result, customers in these markets incur relatively high average procurement costs per order. The Company believes that as end users consolidate their vendor base and/or outsource their procurement functions to reduce costs, manufacturer use of distribution and demand for the Company's distribution and third party procurement services, including demand for the Company's electronic ordering technology, will increase. By leveraging the Company's distribution and technological capabilities as well as its national sales force, manufacturers and end users can reduce the cost of procurement for an expanding list of products.

     Over the last few years, the trend toward fewer suppliers has resulted in consolidation of the fragmented scientific distribution market. Consolidation benefits larger distributors by presenting them with the opportunity to leverage large distribution infrastructures over higher sales volume and more customers. The mergers of Fisher


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

with CMS and VWR Scientific Products Corporation with Baxter Industrial are illustrative of this trend. These same trends exist in most international markets.


Products and Services

     The Company currently has over 245,000 products available for delivery from its electronic and other order-entry systems and is continuously seeking to expand and refine its product offerings to provide its customers with a complete array of laboratory and clinical testing supplies. In addition to supplying leading brands of instruments, supplies and equipment, The Company offers research chemicals, clinical consumable, instruments, diagnostics, and laboratory workstations of its own manufacture.

     Fisher Products. The Company's product portfolio is comprised of proprietary products as well as sourced products. Proprietary offerings include both the Company's private label products as well as other franchised products sold exclusively through the Company's worldwide distribution network. Proprietary products account for approximately 40% of total sales in fiscal 1996.

     Sales and Customer Service Professionals. In order to reduce the complexity of today's scientific research and clinical testing product offerings, the Company provides customer support through a worldwide sales and customer service network. The Company's direct sales force consists of over 1,000 account representatives and product/systems sales specialists worldwide. Most of the members of the Company's direct sales force have scientific or medical backgrounds, which enable them to provide technical assistance to the end users of the Company's products. In addition to performing traditional selling functions, these representatives provide the basis for a market-driven development program for new products and services by identifying customer needs and utilizing the Company's accumulated technical expertise to translate those needs into new services or products, which may be manufactured by either the Company or its suppliers. In addition, the Company's customer service organization includes over 1,000 representatives worldwide. These customer service representatives, supported by a scientific and technical staff, respond to end-user product or application questions and assist the Company's customers with efficient order entry and order expediting. In response to customers' efforts to improve purchasing efficiencies, the Company has developed the computerized order-entry systems described in "Electronic Commerce" below.

     Electronic Commerce. In an effort to meet its customers' desire to improve purchasing efficiencies, the Company expanded its role as an industry leader in the development and deployment of electronic commerce solutions through the formation of FTG. This business unit was established to commercialize software and related services developed by the Company. Organizations are utilizing these offerings to implement advanced supply-chain- management techniques that enable procurement to be automated for improved service at lower total cost. These Internet, intranet and client/server solutions are an extension of FTG's historical inventory management and procurement systems. The applications contain full graphics and text display, and provide search, retrieval, order-management and transaction-processing functions. CornerStone allows buyers and suppliers to create public or private web sites to support their business-to-business transactions. ProcureNet (www.procurenet.com), a public mall owned and operated by FTG, utilizes the CornerStone architecture to provide the general commercial community access to the electronic storefronts of its supplier tenants. More than 300,000 products are currently available on ProcureNet. SupplyLink provides the same capability in a client/server environment. Fisher recently announced a cooperative marketing agreement with IBM pursuant to which IBM will market and sell ProcureNet and CornerStone to its customers. FTG has also entered into a cooperative applications initiative to jointly design and develop user interfaces to allow CornerStone to be used with Oracle's suite of products. All of these applications support multiple commodities and suppliers, and facilitate just-in-time delivery, integrated supply, vendor-base consolidation and product standardization.

     The Fisher Catalog. The Fisher Catalog has been published for over 89 years and is a standard reference for the scientific community worldwide. Management believes that this catalog is considered to be one of the industry's most comprehensive sources for laboratory supplies and equipment. In addition, the Company publishes the CMS Catalog, the Fisher Chemicals Catalog, the Fisher Science Education Catalog, as well as several international catalogs in nine different languages. In 1995, the Company established an Internet site (Fisher1.com) which currently features The Fisher Catalog, the Fisher Chemical Catalog, the Fisher Safety Catalog, the Acros Organics Catalog, and the Curtin Matheson Healthcare Products Catalog, as well as other product, safety and general information, all in electronic form for quick and easy access. More than 100,000 items and over 25,000 images representing 6,000 catalog pages can be browsed. New products are continuously added, making the Company's


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suite of catalogs a dynamic library, one of the most complete and up-to-date sources of laboratory and safety products available. The Company's customers now have the ability to place their orders electronically through an intuitive, integrated and easy-to-use process. The Company also continues to publish over a dozen international catalogs to support its growing worldwide presence. More than one million copies of the Company's various catalogs are produced biannually, with supplements tailored to specific market segments such as biotechnology, research chemicals, educational materials and occupational health and safety.


Distribution

     The Company's distribution network comprises 32 locations in the U.S., including a national distribution center in Somerville, New Jersey, four regional centers (New Jersey, California, Illinois and Georgia) and twenty-seven local facilities throughout the United States. The Company also has two distribution centers in Canada and one each in Germany, France, England, Belgium, Singapore, Korea, Malaysia, Mexico and Australia. Through its worldwide distribution networks, the Company distributes an average of 20,000 items every business day, with products accounting for more than 90% of total sales in fiscal 1996 shipped to customers within 24 hours of being ordered.


Manufacturing

     The Company operates principal manufacturing facilities in Fairlawn, Sommerville and Swedesboro, New Jersey; Two Rivers, Wisconsin; Indiana, Pennsylvania; Huntersville, North Carolina; Loughborough, United Kingdom; and Geel, Belgium; with other manufacturing in Rochester, New York and Mountain Home, Arkansas. Products manufactured include research, bulk and organic chemical, laboratory equipment, laboratory fumehoods, wood, plastic and metal laboratory workstations and furniture, computer "LAN" cabinets, scientific glassware and plastic labware, and diagnostic and educational materials. More than one-half these products are sold directly to end users, other dealers and distributors with the balance accounted for through the Company's distribution network.

     The Company's manufacturing customers range from small start-up operations to large national corporations and government agencies. The Company's manufacturing operations are not dependent on any single customer and are operated on a "stand alone" basis to complement the Company's distribution organization by providing the Company's sales representatives with a full range of value added service and product offerings and to position the Company as a one-stop source for all of the customer's scientific research and laboratory needs.


Recent Acquisitions and Restructuring Plan

     During 1996, the Company made several small acquisitions, including the acquisition of a transaction- processing software company in the United States, UniKix Technologies (formerly a division of Bull HN Information Systems Inc.), and a majority interest in a laboratory products distributor in Mexico. The Company also completed the acquisition of the remaining minority interests in its laboratory product distributor subsidiaries in Germany.

     On October 17, 1995, the Company purchased CMS, the principal businesses of the laboratory supplies division of Fisons, a company organized under the laws of England. The total consideration, after final purchase price adjustments, was $304 million, including $295 million in cash and the assumption of $9 million of certain external debt relating to the acquired businesses. The purchase included the acquisitions of all of the issued and outstanding shares of CMS, a corporation with headquarters in Houston, Texas, and the goodwill and substantially all of the net assets of FSE, a division of Fisons, with headquarters in Loughborough in the United Kingdom. CMS is a leading provider of diagnostic testing supplies, equipment and laboratory consumable to hospitals, patient testing laboratories, and physicians' offices that perform diagnostic tests on patients. FSE, now doing business as Fisher Scientific U.K., Ltd., is the leading provider to the scientific research community in the United Kingdom and also services research laboratories in the rest of Europe, Africa, the Middle East, and the Far East.

     Following the acquisition of CMS, the Company began implementation of the 1995 Restructuring Plan, to integrate the former Fisons businesses with the Company, including the elimination and in some cases relocation of certain administrative functions, reorganization of the research sales force, and the consolidation and relocation of certain logistics and customer service systems and locations throughout the world. Implementation of the 1995 Restructuring Plan is expected to be completed over the next few years.


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

     During 1995, the Company also acquired laboratory products distributors in France and the United Kingdom and completed the acquisition of the remaining minority interests in its laboratory products distributor subsidiaries in Singapore and Malaysia. These acquisitions are not material to the Company's financial statements. All acquisitions have been accounted for as purchases; operations of the companies and businesses acquired have been included in the accompanying financial statements from their respective dates of acquisition.


Competition

     The Company operates in a highly competitive market. The Company competes primarily with a wide range of suppliers and manufacturers that sell their own products directly to end users. The Company also competes with other distributors, such as VWR Scientific Products Corporation in the scientific research market and Allegiance Corporation in the healthcare market. The principal means of competition in the markets the Company serves are systems capabilities, breadth and exclusivity of product offerings, price and service. See "Risk Factors "Competition" and "Industry Overview." In addition, the Company believes that its electronic procurement systems, integrated supply capabilities, and international logistics and distribution capabilities are becoming more important competitive factors. As such, the Company believes that it can compete effectively in each of the markets it serves. See "RISK FACTORS--Competition."


Trademarks and Patents

     The Company owns or licenses a number of patents and patent applications that are important to its businesses. The Company has more than 200 registered and unregistered service marks and trademarks for its products and services. Some of its more significant marks include CornerStone, Fisher Rims, ProcureNet, SupplyLink, UniKix, Webkix, Accumet, Acros, Biochemical Sciences, Chemalert, Chemguard, CMS, Curtin Matheson Scientific, Enviroware, Fisher, Fisherbiotech, Fisherbrand, Fisher Diagnostics, Fisher Healthcare, Fisher Safety, Fisher Scientific, Gastrak, Hamilton, Histoprep, Isotemp, Marathon, Microprobe, Optima, Pacific Hemostasis, and Valutrak. Registered trademarks generally can have perpetual life, provided they are renewed on a timely basis and continue to be used properly as trademarks, subject to the rights of third parties to seek cancellation of the marks.


Employees

     As of December 31, 1996, the Company had approximately 6,600 full-time employees. The Company considers relations with its employees to be satisfactory. The Company has several labor contracts, none of which is considered material to its business as a whole. From time to time, union actions have been threatened or taken. However, management does not believe such actions have had, or will have a material adverse effect on the financial statements of the Company or on the Company's ability to serve its customers.


Properties

     The Company's principal executive offices are located in Hampton, New Hampshire. Fisher believes that its property and equipment are generally well maintained, in good operating condition and adequate for its present needs. The inability to renew any short-term real property lease by Fisher or any of its subsidiaries would not have a material adverse effect on the Company's financial statements.

     The following table identifies the Company's principal facilities, which are owned in fee unless otherwise indicated:


U.S. Logistics Facilities
 Santa Clara, California(a)          Itasca, Illinois(a)
 Denver, Colorado(a)                 Wood Dale, Illinois(a)
 Delmar (Newark), Delaware           Agawam, Massachusetts
 Suwanee, Georgia(a)                 Sommerville, New Jersey
 Florence, Kentucky                  Houston, Texas

Non-U.S. Facilities
 Geel, Belgium                       Offices, Logistics and Manufacturing Center
 Edmonton, Alberta, Canada           Offices and Logistics Center
 Whitby, Ontario, Canada             Logistics Center
 Napaen, Ontario, Canada             Offices
 Ottawa, Ontario, Canada             Offices and Data Center
 Maurepas, France                    Offices and Logistics Center
 Kamen, Germany(a)                   Logistic Center
 Kuala Lumpur, Malaysia(b)           Offices and Logistics Center
 Guadalajara, Mexico                 Offices and Logistics Center
 Singapore(a)                        Offices and Logistics Center
 Loughborough, United Kingdom        Offices, Logistics and Manufacturing Center

Other Properties
 Hampton, New Hampshire(a)           Corporate Offices
 Fair Lawn, New Jersey               Manufacturing
 Rochester, New York                 Manufacturing
 Pittsburgh, Pennsylvania(c)         Offices and Data Center
 Two Rivers, Wisconsin               Offices and Manufacturing Center
 Indiana, Pennsylvania(a)            Manufacturing
 Swedesboro, New Jersey(a)           Manufacturing
 Huntersville, North Carolina(a)     Manufacturing

----------
(a) Leased

(b) One property owned, three leased


(c) One property owned, two leased


Environmental Matters

     Some of Fisher's operations involve the handling, manufacture or use of substances that are classified as toxic or hazardous substances within the meaning of applicable environmental laws. Consequently, some risk of environmental and other damage is inherent in particular operations and products of Fisher, as it is with other companies engaged in similar businesses, and there can be no assurance that material damage will not occur or be discovered to have occurred or be determined to be material in the future. The Company is currently involved in various stages of investigation and remediation relative to environmental protection matters.

     The Company maintains two facilities in the State of New Jersey, in Fair Lawn and Bridgewater, that are the subject of administrative consent orders, issued pursuant to New Jersey's Environmental Clean-Up and Responsibility Act ("ECRA") (now called the Industrial Site Recovery Act ("ISRA")), in connection with prior transfers of a controlling interest in the Company, which require that certain remediation and other activities be undertaken at these sites. The Fair Lawn facility is also part of a site listed on the "Superfund" National Priority List under the Federal Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended ("CERCLA"). Fisher has also been notified that it is among the potentially responsible parties under CERCLA or similar state laws for the costs of investigating and/or remediating contamination caused by hazardous materials at certain other sites. The Company's non-Superfund liabilities for environmental matters are principally related to compliance with ECRA/ISRA administrative consent orders and other environmental regulatory requirements such as the Clean Air Act, the Clean Water Act and other generally applicable requirements.

     The potential costs related to environmental matters and the possible impact on future operations are difficult to predict given the uncertainties regarding the extent of the required cleanup, the complexity and interpretation of applicable laws and regulations, the varying costs of alternative cleanup methods and the extent of the Company's responsibility. Accruals for environmental liabilities are recorded, based on current interpretations of environmental laws and regulations, when it is probable that a liability has been incurred and the amount of such liability can be reasonably estimated. Estimates are established based upon reports prepared by environmental specialists, management's knowledge to date and its experience with the foregoing environmental matters, and include potential costs for investigation, remediation, operation and maintenance of cleanup sites and related capital expenditures. Accrued liabilities for environmental matters were $37.6 million and $35.6 million at December 31, 1996 and 1995, respectively. Although these amounts do not include third-party recoveries, certain sites may be subject to indemnification. The Company has accounted for environmental liabilities in accordance with Accounting Standards Statement of Position 96-1, "Environmental Remediation Liabilities," which addresses accounting and reporting for environmental remediation liabilities. Management believes this accrual is adequate for the environmental liabilities expected to be incurred and, as a result, believes that the ultimate liability incurred with respect to environmental matters will not have a material adverse effect on the Company's financial statements or results of operations. However, future events, such as changes in existing laws and regulations, changes in agency direction or enforcement policies or changes in the conduct of Fisher's operations, may give rise to additional compliance costs which could have a material adverse effect on the Company's financial statements.

     Fisher spent approximately $2.2 million and $1.9 million during the years ended December 31, 1996 and 1995, respectively, on remediation and related environmental monitoring and compliance. Amounts expensed for environmental matters, including compliance costs under the existing administrative consent orders, for installation and operation of groundwater treatment systems and other planned expenses, are expected to average between $2 million and $3 million per year.


Legal Proceedings

     There are various lawsuits and claims pending against Fisher and certain of its subsidiaries. In the opinion of the Company's management, the Company's ultimate liability with respect to these matters, if any, will not have a material adverse effect on the Company's results of operations and financial condition. The Company is currently subject to two shareholder suits, each of which purports to be a class action, Steiner v. Fisher Scientific International Inc. et. al., Court of Chancery of the State of Delaware, New Castle County, Civil Action 15730 and Jacob v. Fisher Scientific International Inc. et. al., Court of Chancery of the State of Delaware, New Castle County, Civil Action 15743NC. In each case the complaints allege that the Board has breached its fiduciary duties to shareholders by implementing a "poison pill" and failing to facilitate the Trinity Proposal or to seek other interested bidders and by conduct designed to prevent a change of control of the Company. The plaintiff in each action requests, among other things, an order certifying a class action, enjoining the use of defensive tactics in a manner inconsistent with maximizing shareholder value and requiring that the Board create an active auction for the Company. In addition to damages the suits seek attorneys fees and expenses. Because the Board, contrary to the allegations contained in the shareholders suits listed above, did in fact conduct an auction for the Company and did seek to find potential buyers for the Company, which resulted in a change of control transaction having a value to shareholders greater than that of the Trinity Proposal, the shareholder suits are believed to be without merit and unlikely to have a material adverse effect on the Company's financial statements or results of operations.

     The Company is subject to the jurisdiction of various regulatory agencies including, among others, the United States Food and Drug Administration and the Agency for International Development. Various governmental agencies conduct investigations from time to time to examine matters relating to the Company's operations. Some of the Company's operations involve and have involved the handling, manufacture or use of substances that are classified as toxic or hazardous substances within the meaning of applicable environmental laws. Consequently, some risk of environmental and other damage is inherent in particular operations and products of the Company as it is with other companies engaged in similar businesses, and there can be no assurance that material damage will not occur or be discovered to have occurred or be determined to be material in the future. The Company is currently involved in various stages of investigation and remediation relative to environmental protection matters.

See "Management's Discussion and Analysis of Financial Condition and Results of Operations Environmental Matters." The Company's management believes that such investigations and expenditures in connection therewith, individually and in the aggregate, will not have any material adverse effect upon the Company's results of operations and financial condition.

                                  MANAGEMENT


Principals of the Company

     All of the current executive and principal officers of the Company are expected to remain in their present capacities following the Effective Time. The respective ages and positions of these individuals and individuals which are expected to be appointed as directors of the Surviving Corporation are as follows:



 Name                             Position
   Paul M. Montrone .... 56       President and Chief Executive Officer; Director (to be
                                  appointed at the Effective Time) of Fisher Scientific
                                  International Inc.
   Paul M. Meister ..... 45       Senior Vice President and Chief Financial Officer; Director
                                  (to be appointed at the Effective Time) of Fisher Scientific
                                  International Inc.
   Joseph P. Bolduc .... 54       Vice President and Chief Information Officer
                                  of Fisher Scientific International Inc.
   Denis M. Maiorani ... 49       President, Fisher Scientific Worldwide Inc.
   Bruce H. Nemec ...... 47       President, Logistics and Operations of Fisher Scientific
                                  Company
   James R. Osborn, Jr.. 53       President, Fisher Healthcare division of Fisher
                                  Scientific Company
   Paul F. Patek ....... 38       President, Research of Fisher Scientific Company
   Charles V. Wozniak .. 51       President, Fisher Safety division of Fisher Scientific
                                  Company
   Kevin P. Clark ...... 35       Vice President and Treasurer of Fisher Scientific
                                  International Inc.
   Todd M. DuChene ..... 34       Vice President, General Counsel and Secretary of Fisher
                                  Scientific International Inc.
   Charles R. Hogen .... 50       Vice President, External Affairs of Fisher Scientific
                                  International Inc.
   Anthony J. DiNovi ... 35       Director of FSI (to be appointed at the Effective Time)
   David V. Harkins .... 56       Director (to be appointed at the Effective Time)
   Scott M. Sperling ... 39       Director of FSI (to be appointed at the Effective Time)
   Kent R. Weldon ...... 30       Director of FSI (to be appointed at the Effective Time)

     Paul M. Montrone has been President and Chief Executive Officer of Fisher Scientific International Inc. since 1991. Prior to that time, he was President of General Chemical from prior to 1992 to 1994 and has been Chairman of the Board of General Chemical since 1994. Mr. Montrone served as Vice Chairman of the Board of Directors of Abex Inc. from 1992 to 1995. Mr. Montrone is a member of the Board of Directors of Waste Management, Inc.

     Paul M. Meister has been Senior Vice President and Chief Financial Officer of Fisher Scientific International Inc. since 1991. Prior to that time, he was Senior Vice President of Abex Inc. from 1992 to 1995, Mr. Meister is a member of the Board of Directors of Power Control Technologies Inc., General Chemical, Minerals Technologies, Inc. and Wheelabrator Technologies Inc.

     Joseph P. Bolduc has been Vice President and Chief Information Officer of Fisher Scientific International Inc. since October 1996. Mr. Bolduc also served as Regional Consulting Manager of Oracle Corporation (computer software) from 1995 to October 1996 and Corporate Vice President of Spiegel, Inc. (catalog merchandiser/retailer) from prior to 1992 to 1995.

     Denis N. Maiorani has been the President of Fisher Scientific Worldwide Inc., since July 1996. Mr. Maiorani also served as President of Fisher Scientific Europe Limited from January 1996 to July 1996 and as a consultant to Fisher from 1995 to January 1996. Mr. Maiorani served as President of Robertson-Ceco Corporation (building-components manufacturer) from 1992 to 1995.

     Bruce H. Nemec has been President, Logistics and Operations, Fisher Scientific Company since September 1997, and was Vice President-Worldwide Operations of Fisher Scientific Worldwide Inc., a subsidiary of Fisher Scientific International Inc., from 1995 until 1997. Mr. Nemec served as Vice President, European Operations with Thomas & Betts Corporation (electrical and electronic components) from 1994 until 1995, and was Vice President, Distribution Operations from prior to 1992 until 1994.

     James R. Osborn has been President, Fisher Healthcare division of Fisher Scientific Company since March 1997, and served as Senior Vice President of Fisher Scientific Company from August 1995 to March 1997. Mr. Osborn was self-employed from 1993 to 1995, and served as Chairman and Chief Executive Officer of Corus Medical Corporation from prior to 1992 until 1993.

     Paul F. Patek has been President, Research of Fisher Scientific Company since October 1997. From February 1996 through October 1997, Mr. Patek served as Vice President and Controller of Fisher Scientific International Inc. Mr. Patek also served as Group Controller of Fisher and Senior Vice President, Finance of Fisher Scientific Company from 1994 to February 1996 and Manager of Corporate Finance of Chrysler Corporation from prior to 1992 to 1994.

     Charles V. Wozniak has been President of the Fisher Safety division of Fisher Scientific Company since 1997, and was Senior Vice President and General Manager, Production for Fisher Scientific Company from 1996 until 1997. Mr. Wozniak served as Senior Vice President, MidEast Region for the MetPath Inc. division of Corning Inc. from 1994 until 1996, and was Group President, Eastern Region from prior to 1992 until 1994.

     Kevin P. Clark has been Vice President and Treasurer of Fisher Scientific International Inc. since September 1997, and served as Assistant Treasurer of Fisher from 1995 to 1997. Mr. Clark served as Treasurer of Federal-Mogul Corporation (automotive components) from 1994 to 1995, and held various financial executive positions at Chrysler Corporation from prior to 1992 to 1993, the most current being Manager of Corporate Finance of Chrysler Financial Corp.

     Todd M. DuChene has been Vice President, General Counsel and Secretary of Fisher Scientific International Inc. since November 1996. Mr. DuChene served as Senior Vice President, Secretary and General Counsel of OfficeMax, Inc. (retailer) from March 1995 to November 1996 and Vice President, General Counsel and Assistant Secretary from January 1994 to March 1995. He was an Associate with Baker & Hostetler from prior to 1992 to January 1994.

     Charles R. Hogen, Jr. has been Vice President, External Affairs of Fisher Scientific International Inc. since September 1997. Mr. Hogen served as Vice President, Communications and Public Affairs for Hybridon, Inc. (biotechnology) from 1995 until 1997, and was Executive Director, Public Affairs for Merck & Co., Inc. (pharmaceutical products and services) from prior to 1992 until 1995.


     Anthony J. DiNovi is President and Director of FSI and will become a director of Fisher Scientific International Inc. effective upon consummation of the Merger. Mr. DiNovi has been employed by Thomas H. Lee Company, a private equity investment firm, since 1988 and currently serves as a Managing Director. Mr. DiNovi is also Vice President and Trustee of THL Equity Trust III, the general partner of the THL Equity Advisors III Limited Partnership, which is the general partner of the Thomas H. Lee Equity Fund III, L.P. and Vice President of Thomas H. Lee Advisors I and T.H. Lee Mezzanine II, affiliates of ML-Lee Acquisition Fund, L.P., ML-Lee Acquisition Fund II, L.P. and ML-Lee Acquisition Fund II (Retirement Accounts), L.P., respectively. Mr. DiNovi also serves as a director of Safelite Glass Corp., First Alert, Inc., The Learning Company, Inc., and several private corporations.

     David V. Harkins will become a director of Fisher Scientific International Inc. effective upon consummation of the Transaction. Mr. Harkins has been employed by Thomas H. Lee Company since 1986 and currently serves as a Senior Managing Director. Mr. Harkins is also the President and Trustee of THL Equity Trust III, the General Partner of THL Equity Advisors III Limited Partnership, which is the General Partner of Thomas H. Lee Equity Fund III, L.P. and Chairman of National Dentex Corporation since 1983. Mr. Harkins is a director of Stanley Furniture Company, Inc., HomeSide, Inc., First Alert, Inc., Syratech Corporation and several private corporations.

     Scott M. Sperling is Chairman of the Board of Directors of FSI and will become a director of Fisher Scientific International Inc. effective upon consummation of the Merger. Since July 1994, Mr. Sperling has served as a Managing Director of Thomas H. Lee Company. Mr. Sperling is also Vice President and Trustee of THL Equity Trust III, the general partner of Equity Advisors III Limited Partnership, which is the general partner of Thomas H. Lee Equity Fund III L.P. Mr. Sperling also serves as a director of Beacon Properties, Inc., The Learning Company,

Livent, Inc., The General Chemical Group Inc., Object Design Inc., Safelite Glass Corp. and several private corporations.

     Kent R. Weldon is the Secretary and Director of FSI and will become a director of Fisher Scientific International Inc. effective upon consummation of the Merger. Mr. Weldon worked at Thomas H. Lee Company from 1991 to 1993 and rejoined in 1995. From 1989 to 1991, Mr. Weldon worked in the Mergers & Acquisitions Department of Morgan Stanley & Co., Incorporated. From 1993 to 1995, Mr. Weldon attended the Harvard Graduate School of Business Administration. Mr. Weldon is a Vice President of THL Equity Trust III, the General Partner of THL Equity Advisers III Limited Partnership, which is the General Partner of Thomas H. Lee Equity Fund III, L.P. Mr. Weldon also serves as a director of Syratech Corporation.

     Pursuant to the Merger Agreement, the directors of the Surviving Corporation immediately following the Transaction shall be the current directors of FSI. It is expected that Messrs. Meister, Montrone and Harkins, all directors of the Surviving Corporation at the Effective Time, along with other unidentified persons, will be appointed to the board of directors. The Equity Investors expect that additional directors will be selected for the board of directors of the Surviving Corporation, however, the identities of such directors is yet to be determined.


        SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

     The following table sets forth as of October 31, 1997 certain information concerning each person believed to be a beneficial owner of more than 5% of Fisher Common Stock and beneficial ownership of Fisher Common Stock by each director, named executive officer and all directors and executive officers as a group:



                                                               Prior to Merger                      Post-Merger
                                                     ------------------------------------   ---------------------------
                                                         Amount                              Amount
   Title                                               and Nature                          and Nature
    of                                                of Beneficial          Percent of   of Beneficial   Percent of
   Class            Name of Beneficial Owner           Ownership              Class(1)      Ownership      Class(1)
----------- ---------------------------------------- ---------------------   ------------ --------------- -----------
    Common  Thomas H. Lee Fund III and                            --            *           4,165,643     51.0%
     Stock   affiliates of THL
            DLJ Merchant Banking Partners II, L.P.                --            *           1,254,712     15.4%
            Chase Equity Associates, L.P.                         --            *             836,475     10.2%
            Merrill Lynch & Co.                                   --            *             250,942      3.1%
            Portfolio B Investment L.P., et al.            2,142,400(2)      10.5%
            Paul M. Montrone                                 626,816(3)       3.0%
            Paul M. Meister                                  356,541(4)       1.7%
            Michael D. Dingman                               281,277(5)       1.4%
            Michael J. Quinn                                 188,803(6)       1.0%
            Francis M. Scricco                                 1,110(7)         *
            Denis N. Maiorani                                 45,790(8)         *
            Philip E. Beekman                                  8,000(9)         *
            Robert A. Day                                      7,000(10)        *
            Gerald J. Lewis                                    7,000(10)        *
            Edward A. Montgomery, Jr.                          7,000(10)        *
            Lt. Gen. Thomas P. Stafford                        7,000(10)        *
            All directors and executive                    1,615,695(11)      7.3%
             officers as a group (19 individuals)

----------
* less than 1%.

(1) Calculated after giving effect to the exercise of certain options described below.

(2) The address of Portfolio B Investors L.P. is 201 Main Street, Fort Worth, TX 76102. The information is based on an amendment to Schedule 13D dated June 4, 1997 filed with the Commission by Portfolio B Investors L.P., Trinity I Fund, L.P., T.F. Investors, L.P., Trinity Capital Management, Inc., Thomas M. Taylor, Portfolio Associates, Inc., The Bass Management Trust, Perry R. Bass, Nancy L. Bass, Sid R. Bass Management Trust, Sid R. Bass, Lee M. Bass, E.P. Bass reporting an aggregate beneficial ownership of 2,142,400 shares of Fisher

     Common Stock with sole voting and dispositive power over (i) 1,636,715 shares of Fisher Common Stock (8.1%) by Portfolio B Investors L.P., (ii) 127,195 shares of Fisher Common Stock by Bass Management Trust, (iii) 127,193 shares of Fisher Common Stock by Sid R. Bass Management Trust, (iv) 127,195 shares of Fisher Common Stock by Lee M. Bass and (v) 124,102 shares of Fisher Common Stock by E.P. Bass.

(3) Includes 55,000 shares of Fisher Common Stock owned by Mr. Montrone, 418,566 shares of Fisher Common Stock issuable upon exercise of options exercisable within 60 days of October 31, 1997, 750 shares of Fisher Common Stock held for Mr. Montrone under the Fisher Scientific International Inc. Savings and Profit Sharing Plan (the "Savings Plan"), 55,000 shares of Fisher Common Stock held by a charitable foundation of which Mr. Montrone serves as a director and officer, 72,500 shares of Fisher Common Stock which have been deferred into the Fisher Scientific International Inc. Executive Retirement and Savings Program Trust (the "Savings Trust") and 25,000 shares of Fisher Common Stock owned by Mr. Montrone's spouse.

(4) Includes 35,000 shares owned by Mr. Meister, 266,433 shares of Fisher Common Stock issuable upon exercise of options exercisable within 60 days of October 31, 1997, 800 shares of Fisher Common Stock held for Mr. Meister under the Savings Plan, and 54,300 shares of Fisher Common Stock which have been deferred into the Savings Trust.

(5) Includes 46,900 shares of Fisher Common Stock owned by Mr. Dingman, 231,100 shares of Fisher Common Stock issuable upon exercise of option exercisable within 60 days of October 31, 1997 and 3,277 shares of Fisher Common Stock held for Mr. Dingman under the Savings Plan.

(6) Includes 34,950 shares of Fisher Common Stock owned by Mr. Quinn, 151,500 shares of Fisher Common Stock issuable upon exercise of options exercisable within 60 days of October 31, 1997, 1,003 shares of Fisher Common Stock held for Mr. Quinn under the Savings Plan and 1,350 shares of Fisher Common Stock owned by Mr. Quinn's spouse. Mr. Quinn left the Company in October 1997.

(7) Includes 1,110 shares held for Mr. Scricco under the Savings Plan. Mr. Scricco left the Company in August, 1997.

(8) Includes 9,016 shares of Fisher Common Stock owned by Mr. Maiorani and 36,774 shares of Fisher Common Stock issuable upon exercise of options exercisable within 60 days of October 31, 1997.

(9) Includes 1,000 shares of Fisher Common Stock owned by Mr. Beekman, 5,000 shares of Fisher Common Stock issuable in respect of units issued to each non-employee director pursuant to the Restricted Unit Plan for Non-Employee Directors which shares of Fisher Common Stock are subject to forfeiture under certain circumstances, and 2,000 shares of Fisher Common Stock issued upon exercise of options exercisable within 60 days of October 31, 1997.

(10) Includes 5,000 shares of Fisher Common Stock issuable in respect of units issued to each non- employee director pursuant to the Restricted Unit Plan for Non-Employee Directors which shares of Fisher Common Stock are subject to forfeiture under certain circumstances, and 2,000 shares of Fisher Common Stock issued upon exercise of options exercisable within 60 days of October 31, 1997.

(11) Includes 1,187,722 shares of Fisher Common Stock issuable upon exercise of options exercisable within 60 days of October 31, 1997, 9,217 shares of Fisher Common Stock held for certain officers under the Savings Plan and 25,000 shares of Fisher Common Stock subject to issuance under the Restricted Unit Plan for Non-Employee Directors.

        COMPENSATION OF DIRECTORS AND EXECUTIVE OFFICERS OF THE COMPANY

Compensation of Directors

     The non-employee directors of Fisher are entitled to receive cash compensation and compensation pursuant to the plans described below.

     Cash Compensation. Non-employee directors of Fisher receive compensation of $40,000 per year, with no additional fees for attendance at Board or committee meetings. Employee directors are not paid any fees or additional compensation for service as members of the Board or any of its committees. All directors are reimbursed for expenses incurred in attending Board and committee meetings. Pursuant to the Deferred Compensation Plan for Non-Employee Directors of Fisher Scientific International Inc., a non-employee director may elect, generally prior to the commencement of any calendar year, to have all or any portion of the director's compensation for such calendar year credited to a deferred compensation account. Amounts credited to the director's account will accrue interest based upon the average quoted rate for ten-year U.S. Treasury Notes. Deferred amounts will be paid in a lump sum or in installments commencing on the first business day of the calendar year following the year in which the director ceases to serve on the Board or of a later calendar year specified by the director.

     Retirement Plan for Non-Employee Directors. Pursuant to the Retirement Plan for Non-Employee Directors of Fisher Scientific International Inc., any director who retires from the Board with at least five years of service as a non-employee director is eligible for an annual retirement benefit for the remainder of the director's lifetime. The annual retirement benefit is equal to 50% of the director's fee in effect at the date of the director's retirement for a director who retires with five years of eligible service and is increased by 10% of the director's fee in effect at the date of the director's retirement for each additional year of service, up to 100% of such fee for 10 or more years of service as a non-employee director, or for directors who retire at age 70.

     Restricted Unit Plan for Non-Employee Directors. Pursuant to the Restricted Unit Plan for Non-Employee Directors of Fisher Scientific International Inc., each non-employee director of Fisher, upon becoming a director of Fisher, receives a one-time grant of 5,000 units ("Units") evidencing a right to receive shares of Common Stock, subject to certain restrictions. Fisher maintains a memorandum account for each director who receives a grant and credits to such account the amount of any cash or stock dividends and shares of stock of any subsidiary ("Dividend Equivalents") distributed on a share of Common Stock (or other securities in the memorandum account) from the date of grant until the payment date (described below). No shares of Common Stock are issued at the time the Units are granted, and Fisher is not required to set aside a fund for any such grant or for amounts credited to the memorandum account. Neither the Units nor the memorandum account may be sold, assigned, pledged or otherwise disposed of. Twenty-five percent of the Units and the related Dividend Equivalents will vest for each year of service as a non-employee director of Fisher. Vested Units and the related Dividend Equivalents are not payable until the director ceases to be a member of the Board. At that time the director will receive one share of Common Stock for each vested Unit, provided that a director may elect, prior to the date on which Units vest, to have payment deferred to a later date. Any Units that have not vested at the time the director ceases to be a non-employee director of Fisher will be canceled unless service has terminated because of death or disability, in which event all such Units will vest immediately. When payment of Units is made, the director will also receive cash and shares of Common Stock equal to the related Dividend Equivalents, together with interest on the cash based upon the average quoted rate for ten-year U.S. Treasury Notes.

     Stock Options. On December 4, 1996, the Board approved a one-time grant of 10,000 options to each non-employee Director. The options have a ten year term and an exercise price of $45.875 per share, the fair market value of Common Stock on the date of grant. The options are exercisable in cumulative installments of 20% per year in each of the five years following the date of grant, although they may become exercisable upon the occurrence of a change in control of Fisher or upon the grantee's death, disability or normal retirement. The options generally must be exercised, if at all, not later than 90 days following the termination of the grantee's service as a director of Fisher, or in the event the grantee's service as a director terminates due to death, disability or normal retirement, not later than one year following the termination of grantee's service as a director of Fisher.

Compensation of Executive Officers


                         I. Summary Compensation Table

     The following table summarizes the compensation paid to the President and Chief Executive Officer and each of Fisher's four other most highly compensated executive officers (the "Named Executive Officers") for services in all capacities to Fisher and its subsidiaries during or with respect to 1994, 1995 and 1996.


                                                                                   Long Term
                                                                                  Compensation
                                                             Annual              --------------
                                                        Compensation(1)              Awards
                                                  ----------------------------     Securities
                                                                                   Underlying
                                                                                                    All Other
                                                   Salary       Bonus               Options        Compensation
                                                    ($)           $                   (#)            ($)(2)
                                                  ---------   ----------------   --------------   -------------
          Name and Principal Position
          ---------------------------
Paul M. Montrone, .......................... 1996     540,000     475,000                 0          82,258
 President and Chief                         1995     502,500     450,000           399,000          82,567
 Executive Officer                           1994     490,000     385,000                 0          26,676
Paul M. Meister, ........................... 1996     360,000     315,000                 0          32,964
 Senior Vice President, Chief                1995     315,000     290,000           299,000          32,083
 Financial Officer and Treasurer             1994     300,000     190,000                 0           9,714
Michael J. Quinn, .......................... 1996     375,000     250,000                 0          18,666
 President of Fisher Scientific Company .... 1995     218,750     280,000(3)        280,000           7,739
Denis N. Maiorani, ......................... 1996     275,000     185,000            22,580           5,343
 President of Fisher
 Scientific Worldwide Inc.(4)
Francis M. Scricco, ........................ 1996     250,000     270,000                 0          15,421
 Vice President                              1995     250,000      50,000            39,000          19,427
                                             1994     187,500     100,000            45,000           3,366

----------

(1) Includes amounts deferred by each Named Executive under Fisher's Savings and Profit Sharing Plan and Executive Retirement and Savings Program.

(2) Amounts listed in this column reflect Fisher's contributions matching the Named Executive's contributions to Fisher's Savings and Profit Sharing Plan and Executive Retirement and Savings Program and the value of supplemental life insurance programs for 1996. Amounts attributable to such supplemental life insurance programs are as follows: Mr. Montrone ($49,408), Mr. Meister ($12,750) and Mr. Scricco ($5,203).

(3)  Includes payments made to Mr. Quinn at the time he joined Fisher.

(4) Mr. Maiorani was elected President of Fisher Scientific Worldwide Inc., a wholly owned subsidiary of Fisher, in July, 1996.

                     II. Option Grants in Last Fiscal Year

     The following table sets forth the stock options granted during 1996 to the Named Executives.

                             Number of       Percent of
                             Securities     Total Options
                             Underlying      Granted to      Exercise                     Grant Date
                              Options       Employees in      Price       Expiration     Present Value
          Name                Granted       Fiscal Year       ($/SH)         Date           ($)(1)
-------------------------   ------------   --------------   ----------   ------------   --------------
Denis N. Maiorani  ......    22,580(2)           3%           36.50       4/16/2006       $ 432,516

----------
(1) The estimated grant date present value reflected in this column is determined using the Black-Scholes model. The material assumptions and adjustments incorporated in the Black-Scholes model in estimating the value of the options reflected above include (i) an exercise price as indicated in the table above, equal to the fair market value of the underlying stock on the date of grant; (ii) options are exercised at the end of a ten year period; (iii) interest rates representing the interest rate on U.S. Treasury securities with maturity dates of ten years as of the date of grant; (iv) volatility of approximately 25.9% calculated using daily stock prices for the six month period prior to the date of grant; and (v) dividends at the rate of $0.08 per share representing the annualized dividends paid with respect to a share of Common Stock at the date of grant. The ultimate value of the options will depend on the future market price of the Common Stock, which cannot be forecast with reasonable accuracy. The actual value, if any, an optionee will realize upon exercise of an option will depend on the excess of the market value of the Common Stock on the date the option is exercised over the exercise price.

(2) Options granted pursuant to the Equity Ownership Plan ("EOP"). Under the EOP, options were granted pursuant to participant's commitment to purchase and hold shares of Fisher Common Stock. Mr. Maiorani purchased 4,516 shares of Fisher Common Stock, and was granted the option listed above in exchange for such purchase. The purchased shares must be held for at least the vesting period relating to the options. Options become exercisable in three annual installments of 30%, 30% and 40%, subject to acceleration. The options generally must be exercised, if at all, not later than 90 days following the termination of the grantee's employment with Fisher and its affiliates. However, in the event the grantee's employment terminates due to death, disability or normal retirement, the options must be exercised, if at all, not later than one year following the termination of grantee's employment with Fisher and its affiliates.

             III. Aggregated Option Exercises in Last Fiscal Year
                       and Fiscal Year-End Option Values

     The following table sets forth information for each Named Executive with regard to the aggregate stock options held on December 31, 1996, and the value of in-the-money stock options held as of December 31, 1996.

                                                                  Number of
                                                                 Securities
                                                                 Underlying              Value of
                                                                 Unexercised            Unexercised
                               Shares                            Options at            In-the-Money
                              Acquired                        December 31, 1996         Options at
                                 on              Value               (#)            Decenber 31, 1996($)
                              Exercise          Realized        Exercisable/           Exercisable/
           Name                 (#)             ($)(1)          Unexercisable        Unexercisable(2)
--------------------------   ---------------   -----------   -------------------   ---------------------
Paul M. Montrone .........       72,500(3)     1,712,813       273,033/336,800      6,157,411/4,488,492
Paul M. Meister  .........       54,300(3)     1,282,838       156,066/255,300      3,023,782/3,397,257
Michael J. Quinn .........            0                0        87,750/192,250      1,287,797/2,719,991
Denis N. Maiorani   ......            0                0        15,000/ 57,580        205,313/  711,919
Francis M. Scricco  ......            0                0        20,333/ 48,667        252,005/  488,928

----------
(1) Excess of the value of the underlying securities at the time of exercise over the exercise price.

(2) Excess of the value of the underlying securities at December 31, 1996 of $46.8125 over the exercise price.

(3) Shares acquired for the account of the named participant in the Fisher Scientific International Inc. Executive Retirement and Savings Program Trust.

Retirement Program

     Fisher maintains two retirement benefit programs: a tax qualified defined benefit plan available generally to all employees (the "Pension Plan") and the Executive Retirement and Savings Program, a non-qualified supplemental benefit plan pursuant to which retirement benefits are provided to certain executive officers and other eligible key management employees who are designated by the Compensation Committee, which determines the service recognized under the program in calculating a participant's vested interest and retirement income (the "Supplemental Plan" and, together with the Pension Plan the "Retirement Program").

     The following table shows the total estimated annual benefits payable under the Retirement Program in the form of a straight life annuity to hypothetical participants upon retirement at normal retirement age, with respect to the compensation and years-of-service categories indicated in the table.


                                         Pension Plan Table
Annualized     -----------------------------------------------------------------------
 Average        15 Years       20 Years       25 Years       30 Years       35 Years
 Earnings      of Service     of Service     of Service     of Service     of Service
------------   ------------   ------------   ------------   ------------   -----------
 $  100,000      $ 22,500       $ 30,000       $ 37,500       $ 45,000       $ 52,500
    200,000        45,000         60,000         75,000         90,000        105,000
    400,000        90,000        120,000        150,000        180,000        210,000
    600,000       135,000        180,000        225,000        270,000        315,000
    800,000       180,000        240,000        300,000        360,000        420,000
   1,000,00       225,000        300,000        375,000        450,000        525,000
  1,200,000       270,000        360,000        450,000        540,000        630,000

     The years of service recognized under the Retirement Program generally include all service with Fisher and its predecessors. The credited years of service as of December 31, 1996 under the Retirement Program for each of the Named Executives, are as follows: Mr. Montrone, 26 years; Mr. Meister, 16 years; Mr. Quinn, 2 years; Mr. Maiorani, 1 year; and Mr. Scricco, 2 years. Compensation recognized under the Retirement Program generally includes a participant's base salary and annual bonus compensation (including any amounts deferred). Retirement benefits are calculated based upon the average of a participant's recognized compensation for the five years out of the ten consecutive years of credited service that produce the highest average and are not subject to offset or reduction for social security benefits. Under this formula, the average recognized compensation under the Retirement Program for each of the Named Executive Officers as of December 31, 1996 was: Mr. Montrone $990,000, Mr. Meister $650,000, Mr. Quinn $555,000, Mr. Scricco $300,000, and
Mr. Maiorani $137,500.

                         1998 EQUITY AND INCENTIVE PLAN


     The following is a summary of the expected terms of the Fisher Scientific International Inc. 1998 Equity and Incentive Plan (the "Plan"). The Plan is subject to the approval by both the Board and the Stockholders of the Company. Although the terms of the Plan have not been finalized, the Company expects to finalize the Plan prior to the Special Meeting and will file the Plan as an exhibit to the registration statement of which this Proxy Statement/ Prospectus forms a part. The Company expects that the terms of the final Plan will not differ materially from the description set forth below.


     The Plan is intended to afford an incentive to selected employees and independent contractors of the Company or any subsidiary or affiliate that now exists or hereafter is organized or acquired, to continue as employees or independent contractors, as the case may be, to increase their efforts on behalf of the Company and to promote the success of the Company's business.


     The Plan is intended to provide performance-based compensation so as to be eligible for compliance with Section 162(m) of the Code which, generally, limits the deduction by an employer for compensation of certain covered employees. Under Section 162(m) of the Code, certain compensation, including compensation based on the attainment of performance goals, may be disregarded for purposes of this deduction limit if certain requirements are met. Among the requirements for compensation to qualify for this exception is that the material terms pursuant to which the compensation is to be paid be disclosed to and approved by the stockholders in a separate vote prior to the payment. Accordingly, if the Plan is approved by the Board and stockholders and the other conditions of Section 162(m) relating to performance-based compensation are satisfied, compensation paid to covered employees pursuant to the Plan will not fail to be deductible under Section 162(m) of the Code. The Equity Investors, who upon the Effective Time will hold a majority of the outstanding shares of Fisher Common Stock, have committed to take actions necessary to cause the Plan to be approved by stockholders following the Effective Time. Once these oral agreements are finalized, the Company intends to file these agreements as an exhibit to the registration statement of which this Proxy Statement/Prospectus forms a part.


General

     The Plan is expected to provide for the granting of awards to such employees and consultants of the Company as the committee established by the Board to administer the Plan (the "Committee") may select from time to time.

     The Plan is expected to provide an aggregate of not more than 2,000,000 shares of Fisher Common Stock to be reserved for issuance under the Plan, subject to adjustment as described below. Such shares may be authorized but unissued shares of Fisher Common Stock or authorized and issued Fisher Common Stock held in the Company's treasury. Generally, shares subject to an award that remain unissued upon expiration or cancellation of the award will be available for other awards under the Plan. It is expected that the Plan will limit the total number of shares of Fisher Common Stock granted to any participant in the Plan. In the event that the Committee determines that any dividend or other distribution, stock split, recapitalization, reorganization, merger or other similar corporate transaction or event affects the Fisher Common Stock such that an adjustment would be appropriate in order to prevent dilution or enlargement of the rights of participants under the Plan, then the Committee may make such equitable changes or adjustments as it deems necessary to the number and kind of shares of Fisher Common Stock or other property (including cash) which may thereafter be issued in connection with awards, the limit on individual awards, the number and kind of shares of Fisher Common Stock subject to each outstanding award, the performance goals related to an award and the exercise price, grant price or purchase price of each award.

     It is expected that awards under the Plan may be made in the form of (a) options intended to be and designated as incentive stock options within the meaning of Section 422 of the Code ("Incentive Stock Options") (b) options designated as nonqualified stock options ("Non-Qualified Stock Options") (Incentive and Non-Qualified Stock Options are collectively referred to as "options"), (c) stock appreciation rights, (d) certain shares of stock subject to transferability and other restrictions ("Restricted Stock"), (e) rights granted to receive Restricted Stock, (f) rights granted to receive cash, stock or other property equal in value to dividends paid with respect to a specified number of shares of stock and (g) other cash- and stock-based awards ("Other Awards"). Awards may be granted to such employees and consultants of the Company and its subsidiaries as the Committee may select in its discretion.

Administration

     The Plan is expected to be administered by the Committee. The composition of the Committee will, at all times, satisfy the provisions of Section 162(m) of the Code. The Committee will be authorized, among other things, to construe, interpret and implement the provisions of the Plan, to select the persons to whom awards will be granted, to determine the terms and conditions of such awards and to make all other determinations deemed necessary or advisable for the administration of the Plan.


Awards under the Plan

     Stock Options

     Options awarded pursuant to the Plan are expected to become exercisable at such times and upon such conditions as the Committee may determine. The Committee is expected to determine each option's expiration date; provided, however, that no incentive stock option may be exercised more than ten years after the date of grant. The purchase price per share payable upon the exercise of an option (the "option exercise price") will be established by the Committee; provided, however, that unless the Committee determines otherwise, the option exercise price may not be less than the fair market value of a share of Fisher Common Stock on the date of grant. The option exercise price will be payable by any one of the following methods or a combination thereof: (a) cash;
(b) by surrender of shares of Fisher Common Stock held at least six months by the participant and having a fair market value on the date of the exercise equal to the option exercise price; (c) by having shares of Fisher Common Stock with a fair market value on the date of exercise equal to the aggregate exercise price withheld by the Company or sold by a broker-dealer; or (d) by such other method as the Committee may determine.

     Stock Appreciation Rights

     Stock appreciation rights may be granted in connection with all or part of, or independently of, any option granted under the Plan. Unless the Committee determines otherwise, a stock appreciation right granted in tandem with any stock option will be exercisable only when and to the extent the option to which it relates is exercisable. The grantee of a stock appreciation right will have the right to surrender the stock appreciation right and receive from the Company, in cash, an amount equal to the excess of the fair market value of a share of Fisher Common Stock over the exercise price of the stock appreciation right for each share of Fisher Common Stock in respect of which such stock appreciation right is being exercised.

     Restricted Stock

     The Committee may grant restricted shares of Fisher Common Stock to such persons, in such amounts, and subject to such terms and conditions as the Committee may determine in its discretion. Awards of Restricted Stock may be made contingent upon the attainment by the Company of one or more pre-established performance goals established by the Committee. The performance goals may consist of the attainment by the Company (and/or its subsidiaries or divisions if applicable) of targets based upon any one or more of the following criteria: (i) pre-tax income or after-tax income, (ii) operating profit, (iii) return on equity, assets, capital or investment, (iv) earnings or book value per share, (v) sales or revenues, (vi) operating expenses, (vii) Fisher Common Stock price appreciation and (viii) implementation or completion of critical projects or processes.

     Other Awards

     Other awards valued in whole or in part by reference to, or otherwise based on, Fisher Common Stock may be granted either alone or in addition to other awards under the Plan. Subject to the provisions of the Plan, the Committee is expected to have the sole and complete authority to determine the persons to whom and the time or times at which such other awards will be granted, the number of shares of Fisher Common Stock to be granted pursuant to such other awards and all other conditions (including performance goals, if any) of such other awards.


Other Features of the Plan

     It is expected that, in the event of a change in control after the Merger, all outstanding awards will become fully vested and/or immediately exercisable, unless otherwise determined by the Committee at the time of the grant and evidenced in an award agreement. In addition, it is expected that the plan will provide that each holder of an option or stock appreciation right may receive, in connection with such option or stock appreciation right, a "limited stock appreciation right," or "LSAR." An LSAR is a right that is exercisable during the period of 90 days following a Change in Control. Upon exercise, the holder surrenders his or her option or stock appreciation right, generally in exchange for a cash payment equal to the excess of the Change in Control Price over the exercise price for the option or stock appreciation right. In the case of Incentive Stock Options, the cash payment would equal the excess of the fair market value of the underlying stock on the date of exercise of the LSAR over the exercise price. In addition, an Award Agreement may provide that in the event the Change in Control transaction was intended to be accounted for as a pooling of interests, the Committee could elect to deliver stock in lieu of the cash payment to preserve such pooling treatment.

     It is expected that the Plan will provide that the Company may make loans to option holders in connection with the exercise of options, secured by Company stock having a value equal to the principal amount of the loan. The amount of any such loan may not exceed the fair market value of the stock purchased in such exercise.

     It is expected that the Plan will provide that the Board may suspend, revise, terminate or amend the Plan at any time; provided, however, that no such action may, without the consent of a participant, adversely affect the participant's rights under any outstanding award.


Certain Federal Income Tax Consequences

     The following discussion is a brief summary of certain U.S. federal income tax consequences under current federal income tax laws relating to awards under the Plan to be approved. This summary is not intended to be exhaustive and, among other things, does not describe state, local or foreign income and other tax consequences.

     Non-Qualified Stock Options

     An optionee will not recognize any taxable income upon the grant of a Non-Qualified Stock Option. The Company will not be entitled to a tax deduction with respect to the grant of a Non-Qualified Stock Option. Upon exercise of a Non-Qualified Stock Option, the excess of the fair market value of the Fisher Common Stock on the exercise date over the option exercise price will be taxable as compensation income to the optionee and will be subject to applicable withholding taxes. The Company will generally be entitled to a tax deduction at such time in the amount of such compensation income. The optionee's tax basis for the Fisher Common Stock received pursuant to the exercise of a Non-Qualified Stock Option will equal the sum of such compensation income and the exercise price. The optionee's holding period in the Fisher Common Stock received upon the exercise of a Non-Qualified Stock Option immediately after such Fisher Common Stock is acquired.

     In the event of a sale, exchange or other distribution of Fisher Common Stock received upon the exercise of a Non-Qualified Stock Option, any appreciation or depreciation after the exercise date generally will constitute as capital gain or loss. Pursuant to recently enacted legislation, any such capital gain should be subject to a maximum U.S. federal income tax rate of (A) 20% if the optionee's holding period in such stock was more than 18 months at the time of such sale, exchange or other disposition and (B) 28% if the optionee's holding period in such stock was more than one year but not more than 18 months at the time of such sale, exchange or other disposition.

     Incentive Stock Options

     An optionee will not recognize any taxable income at the time of grant or timely exercise of an Incentive Stock Option and the Company will not be entitled to a tax deduction with respect to such grant or exercise. Exercise of an Incentive Stock Option may, however, give rise to taxable compensation income, and a tax deduction to the Company, if the Incentive Stock Option is not exercised on a timely basis (generally, while the optionee is employed by the Company or within 90 days after termination of employment) or if the optionee subsequently engages in a "disqualifying disposition," as described below.

     A sale or exchange by an optionee of shares acquired upon the exercise of an Incentive Stock Option more than one year after the transfer of the shares to such optionee and more than two years after the date of grant of the Incentive Stock Options will result in any difference between the net sale proceeds and the exercise price being treated as long-term capital gain (or loss) to the optionee. If such sale or exchange takes place within two years after the date of the grant of the Incentive Stock Option or within one year from the date of transfer of the Incentive Stock Option shares to the optionee, such sale or exchange will generally constitute a "disqualifying disposition" of such shares that will have the following results: any excess of (a) the lesser of (i) the fair market value of the shares at the time of exercise of the Incentive Stock Option and (ii) the amount realized on such disqualifying disposition of the shares over (b) the option exercise price of such shares, will be ordinary income to the optionee, subject to applicable withholding taxes, and the Company will generally be entitled to a tax deduction in the amount of such income. Any further gain or loss after the date of exercise generally will constitute as capital gain or loss and will not result in any deduction by the Company.

     Restricted Stock

     A grantee will not recognize any taxable income upon the receipt of Restricted Stock unless the grantee elects under Section 83(b) of the Code, within thirty days of such receipt, to recognize ordinary income in an amount equal to the fair market value of the Restricted Stock at the time of receipt, less any amount paid for the shares. If the election is made and the Restricted Stock is returned to the Company, the holder will not be allowed a deduction except to the extent of the amount, if any, paid by the holder for such Restricted Stock, and such amount will be treated as a capital loss. If the election is not made, the holder will generally recognize ordinary income on the date that the restrictions to which the Restricted Stock are subject are removed, in an amount equal to the fair market value of such shares on such date, less any amount paid for the shares. At the time the holder recognizes ordinary income, the Company generally will be entitled to a deduction in the same amount. If an election under Section 83(b) of the Code is not made, the grantee's holding period in the Fisher Common Stock will begin immediately after the restrictions to which the Restricted Stock are subject are removed. If such an election is made, the grantee's holding period in the Fisher Common Stock will begin immediately after the date such Restricted Stock is transferred.

     Generally, upon a sale, exchange or other disposition of Restricted Stock with respect to which the holder has previously made a Section 83(b) election or the restrictions were previously removed, the holder will recognize capital gain or loss in an amount equal to the difference between the amount realized on such sale or other disposition and the holder's tax basis in such shares. Pursuant to recently enacted legislation, any such capital gain should be subject to a maximum U.S. federal income tax rate of (A) 20% if the grantee's holding period in such stock was more than 18 months at the time of such sale, exchange or other disposition and (B) 28% if the grantee's holding period in such stock was more than one year but not more than 18 months at the time of such sale, exchange or other disposition.

     Stock Appreciation Rights

     The grant of a stock appreciation right will not result in income for the grantee or in a tax deduction for the Company. Upon the settlement of such a right, the grantee will recognize ordinary income equal to the aggregate value of the payment received, and the Company generally will be entitled to a tax deduction in the same amount.

     Other Types of Awards

     Other types of awards under the Plan generally would result in taxable ordinary income to the grantee, the amount and timing of which would depend upon the terms and conditions of the particular award. The Company would generally be entitled to a corresponding tax deduction.

     Tax Consequences of Change in Control

     The accelerated vesting of awards under the Plan in connection with a Change in Control could cause award holders to be subject to the federal excise tax on "excess parachute payments" and cause a corresponding loss of deduction on the part of the Company. In addition, options that otherwise qualified as Incentive Stock Options could be treated as Non-Qualified Options as a result of such accelerated vesting. Finally, the exercise of an LSAR with respect to an Incentive Stock Option would be treated as a disqualifying disposition, with the consequences described above.

     Approval of the Plan

     At the time the second amendment to the Merger Agreement was executed, THL and the Equity Investors agreed that they would take all actions necessary to obtain stockholder approval of the Plan for the purposes of Section 162(m) of the Code and compliance with NYSE rules. In connection with the second amendment to the Merger Agreement, the Board approved the Plan and several grants of options pursuant thereto. See "Contemplated Awards." It is expected that prior to the Effective Time, the general grants of options described below will be allocated to the Company's management in a manner acceptable to the Equity Investors.

Contemplated Awards

     Subject to Board and stockholder approval of the Plan (as described above), the Company intends to grant the following awards pursuant to the Plan.


     Vesting Options

     The Company intends to grant options to purchase an aggregate of 1,033,326 shares of Fisher Common Stock under the plan (the "Vesting Options") to Messrs. Montrone, Meister and Maiorani and other management employees of the Company over the next several years following the Merger. Although no specific grant to any individual has been made, it is currently contemplated that option grants will be made to members of management in amounts based generally on the extent to which such person elects to participate in the Option Conversion and expected level of contribution to the Company. Messrs. Montrone and Meister, who have agreed to exchange all of their options under the Option Conversion and to elect to retain all of the shares owned by them in the Merger, will be granted immediately following the Merger, in addition to the stock into which such Options are convertible under the Option Conversion, Options to purchase an aggregate of 516,663 shares of Fisher Common Stock (approximately 412,200 of which are based solely on their participation in the Option Conversion based on a grant of 0.6 options for each share of Fisher Common Stock received pursuant to the Option Conversion and retained in the Merger) in exchange for the conversion of options having a value of approximately $20 million under the Option Conversion. The actual number of options to be granted to each of Messrs. Montrone and Meister has not been determined but will not aggregate more than 516,663 options. The number of options, of any type that may be granted, including, but not limited to, vesting and performing options to Messrs. Montrone, Meister and Maiorani will not differ materially from the proposed grants.

     Unless otherwise provided in an existing employment agreement or option agreement, the Vesting Options will vest in equal installments on each of the first five anniversaries of the date of grant. The exercise price of the Vesting Options will be the greater of the market price of Fisher Common Stock on the grant date or $48.25.

     Executive Performance Options

     The Company further intends to grant options to purchase an aggregate of 103,333 shares of the Fisher Common Stock (measured on a fully diluted basis) to Messrs. Montrone and Meister (the "Executive Performance Options"). The Executive Performance Options will be fully vested on the date of grant and have an exercise price per share of the greater of the market price of Fisher Common Stock on the grant date or $144.75. A cashless exercise procedure will also be available to Messrs. Montrone and Meister with respect to the Executive Performance Options. The Executive Performance Options will have a ten-year term, during which Messrs. Montrone and Meister will each have the right (the "put right") to require the Company to repurchase all of the Performance Vesting Options for a cash purchase price equal to $10 million. If the put right is exercised, the executive will not receive the purchase price for one year after the date of the exercise of the right, and no interest will be paid with respect to the $10 million payment during such year. In exchange for the put right Executive Performance Options, Messrs. Meister and Montrone will each execute an agreement not to compete with the Company in the scientific instrument and clinical research laboratory distribution businesses in the United States for a period of three years following any termination of the executive's employment with the Company. The Company will have a corresponding right to require Messrs. Montrone or Meister, as the case may be, to sell the Executive Performance Options to the Company for a cash purchase price of $10 million, at any time after Mr. Montrone or Mr. Meister, as the case may be, ceases to be employed by the Company.

     Both the Executive Vesting Options and the Executive Performance Options will be entitled to certain anti-dilution protections, which will apply upon the occurrence of certain events affecting Fisher Common Stock during the term of such options, as set forth in the respective option agreements. Shares of Fisher Common Stock acquired upon the exercise of Executive Vesting Options and Executive Performance Options will be subject to certain restrictions on transfer, as set forth in the applicable option agreement.

     Management Performance Options

     The Company intends to grant options to purchase an aggregate of 516,663 shares of the Fisher Common Stock (measured on a fully diluted basis) to be allocated among Mr. Maiorani and other management employees of the Company (the "Management Performance Options"). The Management Performance Options will vest upon a change of control of the Company if the Company has achieved the performance targets to be determined by the

Committee, and will otherwise will vest on the ninth anniversary of the award date if no change of control has occurred. The exercise price per share of the Management Performance Options will be the greater of the market price of Fisher Common Stock on the grant date or $96.50 per share. No specific grant to any individual has yet been determined.


MANAGEMENT'S DISCUSSION AND ANALYSIS OF RESULTS OF OPERATIONS AND
FINANCIAL CONDITION


Overview

     Fisher Scientific International Inc. was formed in September 1991. The Company's operations are conducted by wholly owned and majority-owned subsidiaries, joint ventures, equity interests and agents, located in North and South America, Europe, the Far East, the Middle East and Africa. The Company's activities relate principally to one business segment scientific and clinical products. This includes operations engaged in the supply, marketing, service and manufacture of scientific, clinical, educational and occupational health and safety products, and MRO materials.

     On October 17, 1995, Fisher acquired the principal businesses of the laboratory supplies division of Fisons in a transaction accounted for as a purchase. The Company purchased the outstanding stock of CMS, headquartered in Houston, Texas, and substantially all of the net assets of FSE, a division of Fisons with headquarters in Loughborough in the United Kingdom. CMS is a supplier of diagnostic test kits, equipment and laboratory supplies to integrated health care organizations, managed care organizations, national and independent reference laboratories, and physicians' office laboratories where human specimens are tested for subsequent diagnosis, as well as a supplier to the scientific research community. FSE is a leading supplier of laboratory products in the United Kingdom and also serves markets throughout Europe, Africa, the Middle East and the Far East. The Company intends to use these businesses to expand its operations in the clinical laboratory market, enhance its position in the North American scientific research laboratory market and complement its international growth strategy. During 1996 and 1995, Fisher made certain smaller acquisitions of laboratory products distributors and other businesses. See Note 3 of Notes to Financial Statements. All acquisitions have been accounted for as purchases; operations of the companies and businesses acquired have been included in Fisher's consolidated financial statements from their respective dates of acquisition.


Results of Operations

 Nine Months Ended September 1997 as Compared to Nine Months Ended September
1996

  Sales

     Sales for the three and nine months ended September 30, 1997 increased 3% and 2% to $554.8 million and $1,624.1 million, respectively, from $541.0 million and $1,589.2 million for the comparable periods in 1996. Sales growth in Fisher's historical North American operations as well as in operations acquired in the fourth quarter of 1996 (UniKix Technologies and a laboratory products distributor in Mexico) were partially offset by a decrease in sales to the U.S. clinical laboratory market and the impact of the UPS strike. As a result of its slowdown in the clinical laboratory market and the residual impact of the UPS strike, the Company expects near-term revenue growth to remain below historical levels.


  Gross Profit

     Fisher's gross profit for the three- and nine- month periods ended September 30, 1997 increased 5% to $153.0 million and $447.8 million, respectively, from $146.4 million and $424.9 million for the comparable periods in 1996, as a result of volume increases and from improvements in gross profit as a percent of sales in Fisher's historical North American operations. Gross profit as a percent of sales increased to 27.6% for the nine months ended September 30, 1997 from 26.7% for the comparable period in 1996.


  Selling, General and Administrative Expense

     Selling, general and administrative expense for the three and nine months ended September 30, 1997 increased 11% and 7% to $133.7 million and $382.6 million, respectively, from $121.0 million and $358.4 million for the comparable periods in 1996. Selling, general and administrative expense in both periods includes nonrecurring costs associated with the implementation of the restructuring plan that began in the third quarter of 1995, the integration of Curtin Matheson Scientific Inc. ("CMS"), acquired in October 1995 and, in 1997, actions taken to improve operating efficiencies, software write-offs and other information system-related charges associated with the Company's implementation of new global computer systems and direct costs resulting from the UPS strike. Nonrecurring integration and restructuring-related costs include costs resulting from the temporary duplication of operations, relocation of inventories and employees, hiring and training new employees, and other one-time and redundant costs, which will be eliminated as the integration and restructuring plans are completed. These costs are recognized as incurred. For the three and nine months ended September 30, 1997, approximately $10.2 million and $18.5 million, respectively, of nonrecurring costs were included in selling, general and administrative expense compared with $4.6 million and $14.6 million for the corresponding periods in 1996. The Company expects these costs to approximate $22 million for 1997.

     Excluding nonrecurring costs, selling, general and administrative expense as a percentage of sales was 22.4%, compared with 21.6% for the same period in 1996. This increase is primarily due to lower than expected sales volume without a corresponding decrease in expense. The Company has taken and is continuing to take actions to improve efficiencies and reduce this expense as a percent of sales.

     Operations outside the United States continue to have significantly higher selling, general and administrative expense as a percentage of sales as compared with that of Fisher's domestic operations. These higher costs are being incurred as part of a plan to develop an integrated worldwide supply capability, the benefit of which has not been fully realized.


  Income from Operations

     Income from operations for the three and nine months ended September 30, 1997 decreased to $19.3 million and $65.2 million, respectively from $25.4 million and $66.5 million, respectively, for the corresponding periods in 1996 primarily due to increased selling, general and administrative expense discussed above. Income from operations as a percent of sales decreased to 4.0% for the nine months ended September 30, 1997, compared with 4.2% for the same period in 1996.

     As a national distributor, Fisher utilizes the services of UPS for a significant portion of its domestic shipments. Fisher is one of UPS's largest customers in terms of annual revenue to the shipper. Although Fisher made the maximum possible use of alternative methods of delivery during the work stoppage, it could not overcome the harmful effects of the strike. The UPS Strike significantly reduced sales for the third quarter and increased operating costs. The Company expects the residual effects of the UPS strike to reduce profitability beyond the third quarter of this year. Additionally, according to published reports, the Independent Pilots Association which represents the pilots at UPS (the "IPA") has agreed to permit its members to vote on UPS' contract proposal. IPA's leadership is reportedly remaining neutral regarding whether its membership should approve the contract proposal. If the contract is not approved by the pilots, the IPA may consider going out on strike in early 1998 over the failure of UPS and such union to reach agreement on the terms of a new contract. Moreover, failure to reach an agreement could result in job actions other than a strike such as work rule slowdowns. In addition, if the IPA were to go out on strike, it is possible that the Teamsters union would honor the pilots' picket line because the IPA honored the Teamsters' picket line during the Teamsters' August 1997 strike against UPS. Although it is not possible to predict the duration or quantify the effects of such a strike, were such a strike to occur, the resulting disruption to the Company's product shipments could have a material adverse impact upon the Company.


  Interest Expense

     Interest expense for the three- and nine- month periods ended September 30, 1997 decreased to $5.4 million and $17.6 million, respectively from $5.7 million and $22.1 million for the comparable periods in 1996. The decrease for the nine-month period principally reflects the June 1996 conversion and redemption of the Company's $125 million step-up convertible notes.


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  Other (Income) Expense, net

     Other (income) expense, net for the three- and nine- month periods ended September 30, 1997 increased to $4.6 million and $0.1 million of expense, respectively, from $1.5 million and $0.4 million of income for the comparable periods in 1996. The increase in expense for the quarter was primarily due to $3.6 million of fees and expenses related to the Board of Directors' recent review of strategic alternatives and $1.5 million of gains on sales of assets recognized in 1996 which did not recur in 1997. The increase in expense for the nine-month period is due to these amounts partially offset by $2.8 million of gains on sales of non-core assets recognized earlier this year.


  Income Tax Provision

     The effective income tax rate for the three and nine months ended September 30, 1997 increased to 58.1% and 48.4%, respectively, compared with 45.5% for both corresponding periods in 1996. The Company's annual effective tax rate increased to 48.4% from the 46.0% rate used through June 30, 1997 primarily due to the effect of the nondeductible fees and expenses incurred in connection with the Board's review of strategic alternatives. Accordingly, the third quarter reflects the cumulative effect of the higher rate.


  Net Income

     Net income for the three months ended September 30, 1997 decreased to $3.9 million from $11.5 million for the corresponding periods in 1996. Net income for the nine month period ended September 30, 1997 was $24.5 million compared to $24.4 million for the corresponding period in 1996. These changes are due to the factors discussed above.


  Liquidity and Capital Resources

     During the nine months ended September 30, 1997, the Company's operations provided $40.2 million of cash compared with $21.3 million for the same period in 1996. This increase in cash provided by operating activities primarily resulted from changes in receivables, payables and accruals partially offset by changes in other assets and liabilities. Receivables reduced operating cash flows by $4.5 million in 1997 compared with $25.0 million in 1996 due to an unusually high balance at September 30, 1996, attributable to the integration of CMS into Fisher. Payables and accruals reduced operating cash flows by $10.1 million compared with $26.1 million in 1996 primarily due to timing of payments. Other assets and liabilities reduced operating cash flows by $21.8 million compared with $1.5 million in 1996 primarily due to the increased effect of foreign currency translation in 1997 and increased payments to software service vendors related to the implementation of new global computer systems in 1997.

     The Company's operating working capital (defined as receivables plus inventories less accounts payable and accrued liabilities) decreased slightly to $191.6 million at September 30, 1997 from $194.2 million at December 31, 1996. Excluding the effect, if any, of future acquisitions and anticipated temporary inventory duplications as the Company completes the consolidation and relocation of its logistical facilities in North America, the Company's operating working capital requirements are not anticipated to increase substantially throughout the remainder of 1997.

     During the nine months ended September 30, 1997, the Company used $45.6 million of cash for investing activities compared with $27.1 million for the same period in 1996. The increase in cash used for investing activities is primarily due to capital expenditures partially offset by proceeds from the sale of property, plant and equipment. For the nine months ended September 30, 1997 and 1996, the Company had capital expenditures of $49.3 million and $24.4 million, respectively. This increase is due to the Company's investments in new logistical facilities in North America and the Far East and in global computer systems. The Company implemented a project to upgrade global computer systems which it plans to complete in 1999. This project is expected to result in approximately $40 million of spending which the Company plans to fund with cash from operations and borrowings. The increase in proceeds from the sale of property, plant and equipment is due to the receipt of proceeds from the sale of non-core fixed assets.

     During the nine months ended September 30, 1997, the Company's financing activities provided $10.8 million compared with using $44.3 million for the same period in 1996. This change is primarily due to $49.8 million in


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net long-term debt payments in the first nine months of the prior year, which were funded by excess cash. In the same period in 1997, the Company had net long-term debt proceeds of $6.3 million.

     Management is considering a new plan to restructure certain businesses within the United States and internationally and expects to finalize the plan in the last quarter of 1997. The plan includes the closure of additional U.S. warehouse and customer service locations not included in the 1995 Restructuring Plan and an evaluation of international businesses not meeting profit expectations, both of which would result in a reduction of the company-wide workforce. If the plan is adopted, charges to be recorded in the fourth quarter are estimated to range from $50 million to $60 million, of which approximately two-thirds represents non-cash charges.

     Fisher expects that cash flows from operations, together with cash and cash equivalents on hand and funds available under existing credit facilities, will be sufficient to meet ongoing operating and capital expenditure requirements.

     On September 11, 1997, the Board of Directors of Fisher declared a quarterly cash dividend of $0.02 per share, payable October 15, 1997 to shareholders of record October 1, 1997. If the proposed Transaction discussed below is consummated, the Company plans to discontinue paying regular quarterly dividends.

     On June 9, 1997, the Board of Directors of Fisher declared a dividend of one Right for each outstanding share of common stock of the Company. The dividend was payable on June 19, 1997 to stockholders of record on that date. The description of all terms of the Rights is set forth in the Rights Agreement. The Rights Agreement provides, among other things, that FSI and its Affiliates (as defined in the Rights Agreement and discussed in Note 6) would not be deemed an Acquiring Person.





     Pursuant to the Amended and Restated Agreement and Plan of Merger dated September 11, 1997, the Company and FSI Merger Corp. ("FSI"), a Delaware corporation formed by Thomas H. Lee Company ("THL"), entered into an agreement and plan of merger (the "Amended Merger Agreement") providing for a recapitalization of Fisher. Under the terms of the Amended Merger Agreement, approximately 97% of the fully diluted common stock of Fisher (not taking into account Options) will be converted into the right to receive $48.25 per share in cash (approximately $1.0 billion in the aggregate). Pursuant to an election process that gives priority to eligible employees presently holding Fisher Common Stock and opting to purchase Fisher Common Stock, the remaining shares will be retained by existing stockholders and will represent ownership in the recapitalized company. Consummation of the Transaction is subject, among other things, to certain customary conditions, including certain regulatory and stockholder approvals, receipt of necessary financing and customary conditions including the absence of material adverse changes to the Company. In the event the Amended Merger Agreement is terminated for any reason other than a material breach by FSI, the Amended Merger Agreement requires the Company to reimburse THL or FSI for all out-of-pocket expenses and fees incurred by THL or FSI up to a stated maximum. The Amended Merger Agreement also provides for the payment to FSI of a Termination Fee under certain circumstances. If the Transaction is consummated, the transaction would qualify as a change in control and vesting of outstanding common stock options may accelerate. The Company also has agreements with certain of its key executives and severance plans for key employees which provide for severance payments under certain circumstances in the event an employee is severed following a change in control.


 Year Ended December 31, 1996 as Compared to Year Ended December 31, 1995

  Sales

     Sales for the year ended December 31, 1996 increased 49% to $2,144.4 million from $1,435.8 million for the comparable period in 1995. The sales increase primarily reflects sales of CMS and FSE, acquired in October 1995, as well as growth in North American distribution.


  Gross Profit

     Fisher's gross profit for the year ended December 31, 1996 increased 50% to $578.5 million from $386.9 million for the comparable period in 1995. The increase in gross profit is attributable primarily to the aforementioned sales growth.


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

     Gross profit as a percent of sales was 27.0% for the year ended December 31, 1996 and remained consistent with that of the same period in 1995. Lower gross margins associated with recently acquired businesses were offset by improvements in gross margins of Fisher's historical North American operations. Both 1996 and 1995 include $1.2 million of costs associated with the revaluation of CMS and FSE acquired inventory.


  Selling, General and Administrative Expense

     Selling, general and administrative expense for the year ended December 31, 1996 increased 45% to $483.9 million from $334.4 million for the comparable period in 1995. The increase reflects the inclusion of selling, general and administrative expenses of recently acquired businesses, growth in base North American distribution operations, nonrecurring costs to integrate CMS into Fisher and nonrecurring costs associated with the implementation of the 1995 Restructuring Plan (see "Restructuring Charge" below).

     Operations outside of the United States continue to have significantly higher selling, general and administrative expense as a percentage of sales as compared with that of Fisher's domestic operations. These higher costs are being incurred as part of a plan to develop an integrated worldwide supply capability, the benefit of which has not been fully realized.


  Restructuring Charge

     In the third quarter of 1995, the Company recorded a pretax restructuring charge of $34.3 million. The 1995 Restructuring Plan, which anticipated the integration of the former Fisons businesses with the Company, included the elimination and in some cases relocation of certain administrative functions, reorganization of the research sales force, and the consolidation and relocation of certain logistics and customer service systems and locations throughout the world. Implementation of the Plan is expected to be completed and the related accruals substantially expended over the next few years.

     Certain costs resulting from the temporary duplication of operations, relocation of inventories, relocation of employees, hiring and training new employees, other start-up costs and redundant costs, which will be eliminated as the 1995 Restructuring Plan is implemented, were not included in the restructuring charge and are recognized as incurred. Approximately $18.2 million and $14.5 million of such charges have been recorded in 1996 and 1995, respectively, and are included in selling, general and administrative expense.


  Income from Operations

     Income from operations for the year ended December 31, 1996 increased to $94.6 million, compared with $18.2 million for the corresponding period in 1995. The increase reflects the effect of the restructuring charge of $34.3 million recorded in 1995 as well as the factors discussed above. The Company's operations outside of North America were not profitable, primarily as a result of costs associated with the continued development of the Company's worldwide supply capability and up-front infrastructure costs as discussed above in "Selling, General and Administrative Expense".


  Interest Expense

     Interest expense of $27.1 million in 1996 increased by $12.1 million from the 1995 level. The increase principally reflects interest related to borrowings used to finance the acquisition of CMS and FSE in the fourth quarter of 1995, partially offset by the June 1996 conversion and redemption of the Company's $125 million step-up convertible notes. See "Liquidity and Capital Resources" below.


  Net Income

     Net income for the year ended December 31, 1996 increased to $36.8 million from $3.2 million for the comparable period in 1995 as a result of the factors discussed above.


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

 Year Ended December 31, 1995 as Compared to Year Ended December 31, 1994

  Sales

     Sales for the year ended December 31, 1995 increased 27% to $1,435.8 million from $1,126.7 million for the comparable period in 1994. The sales increase primarily reflects the inclusions of sales of acquired businesses and continued sales growth in the Company's North American distribution operations.



  Gross Profit

     Fisher's gross profit for the year ended December 31, 1995 increased 21% to $386.9 million from $318.9 million for the comparable period in 1994. The increase in gross profit is attributable primarily to additional sales volume of recent acquisitions. The gross profit growth in the Company's base North American distribution businesses was partially offset by lower sales and gross margins of manufactured laboratory workstations. Gross profit as a percent of sales decreased to 26.9% for the year ended December 31, 1995 from 28.3% for the same period in 1994. This decrease primarily reflects lower gross margins associated with recently acquired businesses (including $1.2 million of costs associated with the revaluation of CMS and FSE acquired inventories) as well as lower margins in the laboratory workstation business.


  Selling, General and Administrative Expense

     Selling, general and administrative expense for the year ended December 31, 1995 increased 31% to $334.4 million from $255.0 million for the comparable period in 1994. The increase reflects the inclusion of selling, general and administrative expenses of recently acquired businesses, growth in base North American distribution operations, nonrecurring costs associated with the implementation of the restructuring plan (see "Restructuring Charge" below), costs to integrate CMS into Fisher and higher selling, general and administrative expenses related to operations outside the United States.

     Operations outside of the United States had significantly higher selling, general and administrative expense as a percentage of sales as compared with that of Fisher's domestic operations for the period. These higher costs are being incurred as part of a plan to develop an integrated worldwide supply capability, the benefit of which has not been realized.


  Restructuring Charge

     In the third quarter of 1995, the Company recorded a pretax restructuring charge of $34.3 million as previously discussed. Certain costs resulting from the temporary duplication of operations, relocation of inventories, relocation of employees, hiring and training new employees, other start-up costs and redundant costs, which will be eliminated as the 1995 Restructuring Plan is implemented, are not included in the restructuring charge and are recognized in selling, general and administrative expense as incurred. Approximately $14.5 million of such charges were recorded in 1995 and are included in selling, general and administrative expense.


  Income from Operations

     Income from operations for the year ended December 31, 1995 decreased to $18.2 million, compared with $63.9 million for the corresponding period in 1994. The decrease primarily reflects the third-quarter restructuring charge, the associated nonrecurring costs and net losses from operations outside of North America. The Company's operations outside of North America were not profitable, primarily as a result of integration costs associated with the continued development of the Company's worldwide supply capability and up-front infrastructure costs as discussed above in "Selling, General and Administrative Expense."


  Interest Expense

     Interest expense of $15.0 million in 1995 increased by $6.0 million from the 1994 level. The increase principally reflects interest related to borrowings associated with the CMS and FSE acquisition which the Company financed with bank debt. See "Liquidity and Capital Resources" below.


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

  Other Income, Net

     Other income, net for the year ended December 31, 1995 decreased $6.7 million to $1.1 million of income, from $7.8 million of income for the comparable period in 1994. Other income, net is lower primarily because of these factors: reduced income from an inactive insurance subsidiary, lower interest income as a result of lower cash and investment balances as compared with those of the prior year, a $2.0 million loss on an early extinguishment of debt due to a partial debt refinancing in 1995 and lower foreign exchange gains as a result of hedging certain currency exposures.


  Net Income

     Net income for the year ended December 31, 1995 decreased to $3.2 million from $35.7 million for the comparable period in 1994 due to factors discussed above.


Liquidity and Capital Resources

  Historical

     For the year ended December 31, 1996, the Company's operations generated $49.0 million of cash compared with $54.9 million in 1995. This decrease in cash flows from operating activities primarily reflects a decrease in cash flows from changes in working capital, offset by net income adjusted for noncash items. The decrease in cash flow from working capital was primarily attributable to receivables and accounts payable. The increase in receivables, which decreased cash flow, was due to increases in sales volume and the impact of the integration of CMS into Fisher. The decrease in accounts payable, which also decreased cash flow, was due to an unusually high balance at December 31, 1995 due to initial stocking for new product lines and timing of payments.

     The Company's operating working capital (defined as receivables plus inventories less accounts payable and accrued liabilities) increased to $194.2 million at December 31, 1996 from $162.1 million at December 31, 1995. This increase is primarily due to increases in receivables discussed above and increases in inventories due to sales volume and stocking related to new logistics centers in North America. Excluding the effect, if any, of future acquisitions and anticipated temporary inventory duplications as the Company completes the consolidation and relocation of certain of its logistical facilities in North America, the Company's working capital requirements are not anticipated to increase substantially in 1997.

     During the year ended December 31, 1996, the Company used $42.0 million for investing activities compared with $332.8 million for the same period in 1995. The decrease in cash used for investing activities is primarily attributable to the prior-year acquisition of CMS and FSE. The Company used $10.4 million and $326.6 million of cash for acquisitions during the years ended December 31, 1996 and 1995, respectively (see Note 3 of Notes to Financial Statements). During the years ended December 31, 1996 and 1995, the Company made capital expenditures of $40.7 million and $24.6 million, respectively. The increase in capital spending primarily related to the consolidation and relocation of logistical facilities in North America. Capital expenditures in 1997 are expected to show a similar increase over 1996 as the Company continues its consolidation and relocation of logistical facilities in North America and as it expands its logistical facilities in the Far East. The Company's investing activities were primarily funded by the Company's existing cash.

     Financing activities used $46.0 million in 1996 compared with providing $304.7 million in 1995. This change is due to 1995 borrowings used to finance the acquisition of CMS and FSE. See "Debt" below. In 1996 financing activities included approximately $25 million of long-term debt proceeds from and $74 million of long-term debt repayments of Fisher's bank credit facilities.


     Debt

     At December 31, 1996, the Company's total debt was $296.1 million as compared with $458.0 million at December 31, 1995. On June 12, 1996, the Company issued a notice of redemption for its $125 million step-up convertible subordinated notes due 2003 at a price of 103.65% of principal, plus accrued interest. The notes could also be converted into common stock at a conversion price of $35 1/8 per share prior to the redemption date. On June 26, 1996, approximately 97%, or $121.6 million, of the notes were converted into 3,463,154 shares of the


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

Company's Common Stock. On July 2, 1996, the Company redeemed the remaining notes for $3.5 million plus accrued interest. The conversion of the debt and associated accrued interest and subsequent redemption resulted in an increase in stockholders' equity and a reduction in long-term debt of approximately $125 million.

     As discussed above, in October 1995, Fisher purchased CMS and FSE in a transaction financed through $312 million of borrowings under new credit facilities (the "Credit Facilities"). Approximately $150.0 million of these borrowings was repaid with the proceeds of the December 13, 1995 Note Offering described below. Borrowings under the Credit Facilities were $116.8 million at December 31, 1996 and had an effective interest rate of approximately 7.3% in 1996. Of the amount outstanding at December 31, 1996, $69.5 million matures on October 17, 2001 and the remaining amount has scheduled payments over a six year period. At December 31, 1996, $168.2 million was available for additional borrowings and letters of credit under the Credit Facilities. All borrowings under the Credit Facilities bear interest at variable rates. At December 31, 1996, the rate was approximately 5.9%. The Credit Facilities have certain restrictive covenants customary in financing agreements of this type. The Company was in compliance with such covenants at December 31, 1996. The estimated fair market value of the borrowings at December 31, 1996 approximates the net carrying value.

     The Company also has outstanding $150.0 million aggregate principal amount of 7 1/8% Notes due December 15, 2005, which were sold on December 13, 1995 at a price to the public equal to 99.184% of principal bringing the effective interest rate to 7.5%. The net proceeds to the Company from the offering of the 7 1/8% Notes, after underwriting discounts and commissions and estimated expenses, were approximately $146.5 million. The estimated fair market value of the 7 1/8% Notes at December 31, 1996, based on quotes from bond traders making a market in the Notes, was approximately $148.3 million.

     Restructuring Plans

     As previously noted, in 1995 the Company recorded a pretax restructuring charge of $34.3 million, of which approximately $18 million consisted of noncash charges and approximately $16 million consisted of accrued cash charges related to separation arrangements and exit costs related to consolidation efforts. Implementation of the 1995 Restructuring Plan is expected to be completed and the related accruals substantially expended over the next few years. Fisher expects restructuring-related cash expenditures in 1997 of approximately $3 million, which will be paid from available funds. Cash expenditures in 1996 and 1995 were approximately $7 million and $2 million, respectively. Certain costs resulting from the temporary duplication of certain operations, relocation of inventory, relocation of employees, hiring and training new employees, other start-up costs and redundant costs, which are expected to be eliminated as the Plan is implemented, are not included in the restructuring charge and were recognized in selling, general and administrative expense as incurred. Approximately $18.2 million and $14.5 million of such costs were incurred in 1996 and 1995, respectively. Upon completion of the Plan and the integration of CMS into Fisher, the Company expects an improvement in annual pretax profitability in excess of $30 million. See "Cautionary Factors Regarding Forward-Looking Statements."

     During the third quarter of 1991, Fisher recorded a pretax $20.0 million restructuring charge relating primarily to improving operations of its North American distribution system through consolidation and expansion of certain facilities. Fisher expects cash expenditures in 1997 of approximately $2 million related to these improvements, which will be paid from available funds. Cash expenditures in 1996 were approximately $2 million.


     Environmental Matters

     Some of Fisher's operations involve and have involved the handling, manufacture or use of substances that are classified as toxic or hazardous substances within the meaning of applicable environmental laws. Consequently, some risk of environmental and other damage is inherent in particular operations and products of Fisher, as it is with other companies engaged in similar businesses, and there can be no assurance that material damage will not occur or be discovered to have occurred or be determined to be material in the future. The Company is currently involved in various stages of investigation and remediation relative to environmental protection matters.

     The Company maintains two facilities in the State of New Jersey, in Fair Lawn and Bridgewater, that are the subject of administrative consent orders, issued pursuant to New Jersey's Environmental Clean-Up and Responsibility Act ("ECRA") (now called the Industrial Site Recovery Act ("ISRA")) in connection with prior transfers of a controlling interest in the Company, which require that certain remediation and other activities be undertaken at these sites. The Fair Lawn facility is also part of a site listed on the "Superfund" National Priority List under the Federal Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended ("CERCLA"). Fisher has also been notified that it is among the potentially responsible parties under CERCLA or similar state laws for the costs of investigating and/or remediating contamination caused by hazardous materials at certain other sites. The Company's non-Superfund liabilities for environmental matters are principally related to compliance with ECRA/ISRA administrative consent orders and other environmental regulatory requirements such as the Clean Air Act, the Clean Water Act and other generally applicable requirements.

     The potential costs related to environmental matters and the possible impact on future operations are difficult to predict given the uncertainties regarding the extent of the required cleanup, the complexity and interpretation of applicable laws and regulations, the varying costs of alternative cleanup methods and the extent of the Company's responsibility. Accruals for environmental liabilities are recorded, based on current interpretations of environmental laws and regulations, when it is probable that a liability has been incurred and the amount of such liability can be reasonably estimated. Estimates are established based upon management's knowledge to date and its experience with the foregoing environmental matters, and include potential costs for investigation, remediation, operation and maintenance of cleanup sites and related capital expenditures. Accrued liabilities for environmental matters were $37.6 million and $35.6 million at December 31, 1996 and 1995, respectively. Although these amounts do not include third-party recoveries, certain sites may be subject to indemnification. Although the ultimate liability with respect to these matters cannot be determined with certainty, in view of the Company's financial condition and the environmental accruals established, and based on information currently available, management does not believe that the ultimate liability related to these environmental matters will have a material adverse effect on the Company's financial statements. However, future events, such as changes in existing laws and regulations, changes in direction or enforcement policies, or changes in the conduct of Fisher's operations, may give rise to additional compliance costs which could have a material adverse effect on the Company's financial statements.


     Financial Instruments

     The Company's financial instruments consist primarily of cash in banks, investments in marketable securities, accounts receivable and debt. In addition, the Company has forward currency contracts that hedge certain firm commitments and balance sheet exposures. See Notes 2 and 5 of Notes to Financial Statements for additional information.


     Dividends

     The Company paid a quarterly cash dividend of $0.02 per share for each of the quarterly periods of fiscal years 1996 and 1995. At December 31, 1996, retained earnings were free from dividend restrictions.


Financial Condition

     At December 31, 1996, current assets decreased $20.8 million from December 31, 1995, with reductions in cash and cash equivalents and other current assets of $39.0 million and $14.4 million, respectively, offset by increases in accounts receivable of $19.3 million and inventories of $13.3 million. The decrease in cash and cash equivalents resulted primarily from capital expenditures related to the consolidation and relocation of logistical facilities in North America and repayments on the Company's bank credit facility. The increase in accounts receivable is due to increases in sales volume and the impact of the integration of CMS into Fisher. The increase in inventories is due to increased sales volume and stocking related to new logistics centers in North America. The reduction in other current assets reflects decreases in deferred taxes primarily due to restructuring and integration spending.

     Long-term assets increased by $13.0 million, primarily due to increases in goodwill resulting from recent acquisitions and the final allocation of the purchase price of CMS and FSE. Long-term debt decreased by $164.8 million, primarily due to the 1996 conversion and redemption of the Company's $125 million step-up convertible subordinated notes due 2003 and a reduction in the amount outstanding under the Bank Credit Facility. Stockholders' equity increased by $160.2 million primarily due to the conversion of the convertible notes and net income.


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     Accounting Pronouncements

     Effective January 1, 1996, the Company adopted Statement of Financial Accounting Standards ("SFAS") No. 123, "Accounting for Stock-Based Compensation." This statement allowed for, and the Company retained, the current method of accounting for employee stock-based compensation arrangements in accordance with Accounting Principles Board No. 25, "Accounting for Stock Issued to Employees." The new standard did not have a material effect on the Company's financial statements.

     Effective January 1, 1996, the Company adopted SFAS No. 121 "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of." The new standard did not have a material effect on the Company's financial statements.

     In October 1996, the Accounting Standards Executive Committee of the American Institute of Certified Public Accountants issued Statement of Position ("SOP") 96-1, "Environmental Remediation Liabilities", which addresses accounting and reporting for environmental remediation liabilities. SOP 96-1 is required to be adopted in 1997. The implementation of SOP 96-1 is not expected to have a material effect on the Company's financial statements.


                             REGULATORY APPROVALS

     The Merger is subject to the expiration or early termination of the applicable waiting period under the HSR Act. Certain aspects of the Merger will require notification to, and filings with, certain securities and other authorities in certain states, including jurisdictions where the Company currently operates.

     Antitrust. Under the HSR Act and the rules promulgated thereunder by the Federal Trade Commission (the "FTC"), the Merger and the Transaction may not be consummated until notifications have been given and certain information has been furnished to the FTC and the Antitrust Division of the Department of Justice (the "Antitrust Division") and the applicable waiting period has expired or been terminated. On October 30, 1997 the FTC and the Antitrust Division granted early termination of the waiting period under the HSR Act with respect to the Merger effective immediately. At any time before or after consummation of the Merger, notwithstanding termination of the waiting period under the HSR Act, the Antitrust Division or the FTC could take such action under the antitrust laws as it deems necessary or desirable in the public interest, including seeking to enjoin the consummation of the Merger or seeking divestiture of substantial assets of the Company. At any time before or after the Effective Time, and notwithstanding termination of the waiting period under the HSR Act, any state could take such action under the antitrust laws as it deems necessary or desirable in the public interest. Such action could include seeking to enjoin the consummation of the Merger or seeking divestiture of substantial assets of the Company. Private parties may also seek to take legal action under the antitrust laws under certain circumstances.

     Based on information available to them, the Company and FSI believe that the Merger and the Transaction can be effected in compliance with federal and state antitrust laws. However, there can be no assurance that a challenge to the consummation of the Merger on antitrust grounds will not be made or that, if such a challenge were made, the Company and FSI would prevail or would not be required to accept certain adverse conditions in order to consummate the Merger.

     Other. The obligations of FSI under the Merger Agreement are also subject to the receipt of all necessary licenses, permits, consents, approvals, authorizations, qualifications and orders of governmental authorities and other third parties as are necessary in connection with the Transaction unless the failure to so obtain would not would not have a material adverse effect on the Company and its subsidiaries, taken as a whole.


                  FSI MERGER CORP. AND THOMAS H. LEE COMPANY

     FSI, a Delaware corporation organized by THL, was organized in connection with the Transaction and has not carried on any activities to date other than those incident to its formation and the transactions contemplated by the Merger Agreement. As at the date hereof the outstanding shares of FSI are owned by Thomas H. Lee Equity Fund III, L.P. The name, business, address, principal occupation or employment, and five-year employment history of each of the directors and executive officers of FSI and of THL and certain other information, are set forth in Schedule I to this Proxy Statement/Prospectus.

                        DISSENTING STOCKHOLDERS' RIGHTS

     If the Merger is consummated, stockholders of the Company who make the demand described below with respect to their shares, who continuously are the record holders of such shares through the Effective Time, who otherwise comply with the statutory requirements of Section 262 (a copy of which is attached hereto as Annex III to this Proxy Statement/Prospectus) and who neither vote in favor of the Merger Agreement nor consent thereto in writing will be entitled to an appraisal by the Delaware Court of the fair value of their shares of Fisher Common Stock. Except as set forth herein, stockholders of the Company will not be entitled to appraisal rights in connection with the Merger.

     A holder of shares of Fisher Common Stock wishing to exercise dissenters' rights of appraisal must, before the taking of the vote on the Merger at the Special Meeting, deliver to Fisher a written demand for appraisal of such shares. A demand for appraisal will be sufficient if it reasonably informs Fisher of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of his or her shares.

     Within 10 days after the Effective Time, the Company is required to, and will, notify each stockholder of the Company who has satisfied the foregoing conditions on the date on which the Merger became effective. Within 120 days after the Effective Time, either the Company or any stockholder who has complied with the required conditions of Sections 262 may file a petition in the Delaware Court, with a copy served on the Company in the case of a petition filed by a stockholder, demanding a determination of the fair value of the shares of all dissenting stockholders. There is no present intent on the part of the Company to file an appraisal petition and stockholders seeking to exercise appraisal rights should not assume that the Company will file such a petition or that the Company will initiate any negotiations with respect to the fair value of such shares. Accordingly, stockholders who desire to have their shares appraised should initiate any petitions necessary for the perfection of their appraisal rights within the time periods and in the manner prescribed in
Section 262. Within 120 days after the Effective Time, any stockholder who has theretofore complied with the applicable provisions of Section 262 will be entitled, upon written request, to receive from the Company, a statement setting forth the aggregate number of shares of Fisher Common Stock not voting in favor of the Merger Agreement and with respect to which demands for appraisal were received by the Company and the number of holders of such shares. Such statement must be mailed within 10 days after the written request therefor has been received by the Company.

     If a petition for an appraisal is timely filed, at the hearing on such petition, the Delaware Court will determine which stockholders are entitled to appraisal rights. The Delaware Court may require the stockholders who have demanded an appraisal for their shares and who hold stock represented by certificates to submit their certificates of stock to the Register in Chancery for notation thereon of the pendency of the appraisal proceedings; and if any stockholder fails to comply with such direction, the Delaware Court may dismiss the proceedings as to such stockholder. Where proceedings are not dismissed, the Delaware Court will appraise the shares of Fisher Common Stock owned by such stockholders, determining the fair value of such shares exclusive of any element of value arising from the accomplishment or expectation of the Merger, together with a fair rate of interest, if any, to be paid upon the amount determined to be the fair value. In determining fair value, the Delaware Court is to take into account all relevant factors. In Weinberger v. UOP Inc., the Delaware Supreme Court discussed the factors that could be considered in determining fair value in an appraisal proceeding, stating that "proof of value by any techniques or methods which are generally considered acceptable in the financial community and otherwise admissible in court" should be considered, and that "fair price obviously requires consideration of all relevant factors involving the value of a company." The Delaware Supreme Court stated that in making this determination of fair value the court must consider market value, asset value, dividends, earnings prospects, the nature of the enterprise and any other facts which could be ascertained as of the date of the merger which throw lights on future prospects of the merged corporation. In Weinberger, the Delaware Supreme Court stated that "elements of future value, including the nature of the enterprise, which are known or susceptible of proof as of the date of the merger and not the product of speculation, may be considered."
Section 262, however, provides that fair value is to be "exclusive of any element of value arising from the accomplishment or expectation of the merger."


     Holders of shares of Fisher Common Stock considering seeking appraisal should recognize that the fair value of their shares determined under Section 262 could be more than, the same as or less than the consideration they are entitled to receive pursuant to the Merger Agreement if they do not seek appraisal of their shares. The cost of the appraisal proceeding may be determined by the Delaware Court and taxed against the parties as the Delaware Court deems equitable in the circumstances. Upon application of a dissenting stockholder of the Company, the

Delaware Court may order that all or a portion of the expenses incurred by any dissenting stockholder in connection with the appraisal proceedings, including without limitation, reasonable attorney's fees and the fees and expenses of experts, be charged pro rata against the value of all shares of stock entitled to appraisal.

     At any time within 60 days after the Effective Time, any stockholder will have the right to withdraw such demand for appraisal and to accept the terms offered in the Merger; after this period, the stockholder may withdraw such demand for appraisal only with the consent of the Company. If no petition for appraisal is filed with the Delaware Court within 120 days after the Effective Time, stockholders' rights to appraisal shall cease, and all holders of shares of Fisher Common Stock will be entitled to receive the consideration offered pursuant to the Merger Agreement. Inasmuch as the Company has no obligation to file such a petition, and the Company has no present intention to do so, any holder of shares of Fisher Common Stock who desires such a petition to be filed is advised to file it on a timely basis. Any stockholder may withdraw such stockholder's demand for appraisal by delivering to the Company a written withdrawal of his or her demand for appraisal and acceptance of the Merger, except (i) that any such attempt to withdraw made more than 60 days after the Effective Time will require written approval of the Company, and (ii) that no appraisal proceeding in the Delaware Court shall be dismissed as to any stockholder without the approval of the Delaware Court, and such approval may be conditioned upon such terms as the Delaware Court deems just.

     The foregoing is only a summary of Section 262, and is qualified in its entirety by reference to the provisions thereof, the full text of which is set forth as Annex III to this Proxy Statement/Prospectus. Each stockholder of the Company is urged to read carefully the full text of Section 262.


                                    EXPERTS


Financial Statements

     The consolidated financial statements included in this Proxy
Statement/Prospectus for the three years ended December 31, 1996 have been audited by Deloitte & Touche LLP, independent auditors, as stated in their report appearing herein and are so included in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.


Legal Opinions

     The legality of Fisher Common Stock being retained in the Transaction is being passed on by Todd M. DuChene, Vice President - General Counsel and Secretary of the Company. Wachtell, Lipton, Rosen & Katz, special counsel for the Company has delivered an opinion concerning certain Federal income tax consequences of the Transaction. See "THE TRANSACTION--Certain Federal Income Tax Considerations."


                  OTHER INFORMATION AND STOCKHOLDER PROPOSALS

     Management of the Company knows of no other matters that may properly be, or which are likely to be, brought before the Special Meeting. However, if any other matters are properly brought before the Special Meeting, the persons named in the enclosed Proxy or their substitutes will vote the Proxies in accordance with their judgment with respect to such matters, unless authority to do so is withheld in the Proxy.


Stockholder Proposals

     Proposals which stockholders intend to present at the Company's 1998 Annual Meeting of Stockholders and wish to have included in the Company's proxy materials must be received by the Company no later than December 8, 1997.

                                     By Order of the Board of Directors

                                     Todd M. DuChene
                                     Vice President--General Counsel and
                                     Secretary

                            INDEX OF DEFINED TERMS


                                         Page
Term                                    Cited
-------------------------------------   ------
1995 Restructuring Plan  ............      33
Acquiring Person   ..................      86
Acquisition Transition   ............      93
affiliate ...........................      69
Amended Merger Agreement ............     122
Antitrust Division ..................     129
Board  ..............................      ii
Bridge Loan  ........................      10
Cash Price   ........................       5
Cash Proration Factor ...............      57
CERCLA ..............................     103
Certificate of Merger ...............      60
Chase  ..............................      14
Chase Equity ........................       3
Chase Securities   ..................      72
CMS .................................      17
Code   ..............................      62
Commission   ........................      ii
Commitment Letters ..................      92
Committee ...........................     114
Company   ...........................       i
Company Estimates  ..................      55
Confidentiality Agreement   .........      92
Credit Facilities  ..................     126
Cumulative Preferred Stock  .........      11
debt financed portfolio stock  ......      64
Debt Securities .....................      22
DGCL   ..............................      16
disqualifying disposition   .........     116
Dissenting Shares  ..................      16
Distribution Date  ..................      86
Dividend Equivalents  ...............     110
DLJ .................................      14
DLJMB  ..............................       3
DLJMB Funds  ........................       3
EBIT   ..............................      49
EBITDA ..............................      18
ECRA   ..............................     103
Effective Time  .....................       i
Eligible Employee Pool   ............       i
Eligible Employees ..................       i
EOP .................................     112
Equity Investors   ..................       3
Equity Warrants .....................       3
ERISA  ..............................      90
Exchange Act ........................       1
Executive Performance Options  ......     118
extraordinary dividend   ............      64
Final Expiration Date ...............      87
First Amended Agreement  ............       i
First Amendment .....................      86
Fisher ..............................       i
Fisher Common Stock   ...............       i
Fisons ..............................      32

                                            Page
Term                                       Cited
----------------------------------------   ------
Form of Election   .....................      59
forward-looking statements  ............       1
FSE ....................................      17
FSH ....................................      20
FSI ....................................       i
FTC ....................................     129
FTG ....................................      31
General Chemical   .....................      46
Incentive Stock Options  ...............     114
Indemnified Parties   ..................      92
Investors' Agreement  ..................      68
IPA ....................................      26
IRS ....................................      62
ISRA   .................................     103
Lazard Fr-res   ........................       7
LIBOR  .................................      71
limited stock appreciation right  ......     115
LSAR   .................................     115
Management Performance Options .........     118
Management Stockholders  ...............      68
Management Vesting Options  ............     117
Merger .................................       i
Merger Agreement   .....................       i
Merrill Lynch   ........................       3
MLPFS  .................................      72
MRO ....................................      30
Named Executive Officers ...............     111
National Science Foundation ............      31
New Equity Capital .....................      11
Non-Qualified Stock Options ............     114
Note Warrants   ........................       3
NYSE   .................................      ii
Option .................................      65
Option Conversion  .....................       i
Option Conversion Holders   ............      12
Option Conversion Shares ...............      11
Option Exercise Price ..................     115
Original Agreement .....................       i
Original Company Estimates  ............      54
Other Awards ...........................     114
PARCO  .................................      10
Pension Plan ...........................     113
Plan   .................................     114
Preferred Stock ........................      86
Prime Rate   ...........................      71
Proxy  .................................      ii
Proxy Statement/Prospectus  ............       i
Public Offering ........................      88
Purchase Price  ........................      86
put right ..............................     118
Rabbi Trust  ...........................      11
Receivables Securitization  ............       9
Record Date  ...........................       2
Redemption Event   .....................      88
Redemption Price   .....................      88
Representatives ........................      92

                                          Page
Term                                     Cited
--------------------------------------   ------
Restricted Stock .....................     114
Restricted Unit Plan   ...............      65
Retirement Program  ..................     113
Revised Company Estimates ............      55
Revolving Facility  ..................       9
Right   ..............................      86
Rights Agreement .....................      37
Rights Certificates ..................      87
Rights Record Date  ..................      86
Rollover Loans   .....................      73
Rollover Securities ..................      73
Rule 144A  ...........................      10
Salomon Brothers .....................       7
Savings Plan  ........................     109
Savings Trust ........................     109
Securities Act   .....................       1
Selected Companies  ..................      49
Selected Transactions  ...............      50
Senior Facilities   ..................       9
Senior Financing .....................       9
Senior Subordinated Financing   ......       9
Series A Preferred Stock  ............      86
SERP .................................      68
SFAS .................................     128
SOP  .................................     128
Special Meeting  .....................       i
SPC  .................................      10
SPS  .................................      31
Standard Pool ........................       i
Standard Retained Share Number  ......      57
Stock Election   .....................       6
Stock Election Share   ...............       6
Stock Proration Factor ...............      57
Stockholder Approval   ...............      93
Strike Impact ........................      47
Subordinated Notes  ..................      10
Summary of Rights   ..................      86
Supplemental Plan   ..................     113
Surviving Corporation  ...............       i
Term Facility ........................       9
Termination Fee  .....................      95
THL  .................................       i
THL Fund   ...........................       3
Thomas H. Lee Proposal ...............      39
Tranche A  ...........................       9
Tranche B  ...........................       9
Tranche C  ...........................       9
Transaction   ........................       i
Transaction Debt Financings  .........       9
Trinity ..............................      37
Trinity Group ........................      37
Trinity Proposal .....................      37
Units   ..............................     110

                           Page
Term                      Cited
-----------------------   ------
UPS  ..................      27
U.S. ..................      62
Vesting Options  ......     117
Year 2000  ............      26

          FINANCIAL STATEMENTS OF FISHER SCIENTIFIC INTERNATIONAL INC.


                         Index to Financial Statements


                                                    Page
                                                    -----
Interim Consolidated Financial Statements  ......    F-2
Annual Consolidated Financial Statements   ......    F-4

                      FISHER SCIENTIFIC INTERNATIONAL INC.


                               INCOME STATEMENTS
                    (in millions, except per share amounts)
                                  (unaudited)


                                                        Three Months Ended           Nine Months Ended
                                                           September 30,               September 30,
                                                      -----------------------   ---------------------------
                                                       1997         1996          1997           1996
                                                      ---------   -----------   -----------   -------------
Sales .............................................    $554.8      $ 541.0       $1,624.1      $ 1,589.2

Cost of sales  ....................................     401.8        394.6        1,176.3        1,164.3
Selling, general and administrative expense  ......     133.7        121.0          382.6          358.4
                                                       ------      -------       --------      ---------
Income from operations  ...........................      19.3         25.4           65.2           66.5

Interest expense  .................................       5.4          5.7           17.6           22.1
Other (income) expense, net   .....................       4.6         (1.5)           0.1           (0.4)
                                                       ------      --------      --------      ----------
Income before income taxes ........................       9.3         21.2           47.5           44.8
Income tax provision ..............................       5.4          9.7           23.0           20.4
                                                       ------      --------      --------      ----------
Net income  .......................................    $  3.9      $  11.5       $   24.5      $    24.4
                                                       ======      ========      ========      ==========
Earnings per common share:
Primary  ..........................................    $ 0.18      $  0.56       $   1.17      $    1.35
                                                       =======     ========      =========     ==========
Fully diluted  ....................................    $ 0.18      $  0.56       $   1.17      $    1.29
                                                       =======     ========      =========     ==========

              See the accompanying notes to financial statements.

                      FISHER SCIENTIFIC INTENATIONAL INC.


                                 BALANCE SHEETS
                                 (in millions)



                                                 September 30,     December 31,
                                                     1997              1996
                                                 ---------------   -------------
                                                  (unaudited)
ASSETS
Current assets:
 Cash and cash equivalents  ..................     $     30.1       $     24.7
 Receivables, net  ...........................          322.7            316.6
 Inventories .................................          244.4            256.0
 Other current assets ........................           56.1             55.5
                                                   ----------       ----------
   Total current assets  .....................          653.3            652.8

 Property, plant and equipment, net  .........          222.5            209.5
 Goodwill ....................................          293.7            292.7
 Other assets   ..............................          110.5            107.7
                                                   ----------       ----------
                                                   $  1,280.0       $  1,262.7
                                                   ==========       ==========
LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
 Current poriton of long-term debt   .........     $     26.6             14.6
 Accounts payable  ...........................          236.0            234.5
 Accrued and other current liabilities  ......          139.5            143.9
                                                   ----------       ----------
   Total current liabilities   ...............          402.1            393.0
 Long-term debt ..............................          273.7            281.5
 Other liabilities ...........................          197.9            202.0
                                                   ----------       ----------
   Total liabilities  ........................          873.7            876.5
                                                   ==========       ==========
 Commitments and Contingencies ...............

Stockholders' equity:
 Preferred stock   ...........................              -
 Common stock   ..............................            0.2              0.2
 Capital in excess ofpar value ...............          277.8            270.7
 Retained earnings ...........................          151.7            128.4
 Other .......................................          (23.4)           (13.1)
                                                   ----------       ----------
   Total stockholders' equity  ...............          406.3            386.2
                                                   ----------       ----------
                                                   $  1,280.0       $  1,262.7
                                                   ==========       ==========

              See the accompanying notes to financial statements.

                      FISHER SCIENTIFIC INTERNATIONAL INC.


                            STATEMENTS OF CASH FLOWS
                                 (in millions)
                                  (unaudited)



                                                                   Nine Months Ended
                                                                     September 30,
                                                                -----------------------
                                                                 1997         1996
 Cash flows from operating activities:
  Net income ................................................    $  24.5      $  24.4
  Adjustments to reconcile net income to
    cash used by operating activities:

   Depreciation and amortization  ...........................       34.2         32.4
   Deferred income taxes ....................................        3.6          7.4
   Changes in working capital:
     Receivables, net .......................................       (4.5)       (25.0)
    Inventories .............................................       13.0          4.5
    Payables, accrued and other current liabilities .........      (10.1)       (26.1)
    Other working capital changes ...........................        1.3          5.2
   Other assets and liabilities   ...........................      (21.8)        (1.5)
                                                                 -------      -------
    Cash provided by operating activities  ..................       40.2         21.3
                                                                 -------      -------
 Cash flows from investing activities:
  Acquisitions, net of cash acquired ........................       (8.8)        (4.7)
  Capital expenditures   ....................................      (49.3)       (24.4)
  Proceeds from sale of property, plant and equipment  ......       18.4          2.4
  Other investing activities   ..............................       (5.9)        (0.4)
                                                                 -------      -------
    Cash used in investing activities   .....................      (45.6)       (27.1)
                                                                 -------      -------
 Cash flows from financing activities:
  Proceeds from stock options exercised .....................        5.7          6.6
  Dividends paid   ..........................................       (1.2)        (1.1)
  Long-term debt proceeds   .................................       98.3          5.5
  Long-term debt payments   .................................      (92.0)       (55.3)
                                                                 -------      -------
    Cash provided (used) by financing activities ............       10.8        (44.3)

 Net change in cash and cash equivalents   ..................        5.4        (50.1)
 Cash and cash equivalents--beginning of period  ............       24.7         63.7
                                                                 -------      -------
 Cash and cash equivalents--end of period  ..................    $  30.1      $  13.6
                                                                 =======      =======

              See the accompanying notes to financial statements.

                         NOTES TO FINANCIAL STATEMENTS


Note 1--Basis of Presentation

     Fisher Scientific International Inc.'s ("Fisher" of the "Company") operations are conducted by wholly owned and majority-owned subsidiaries, joint ventures, equity interests and agents, located in North and South America, Europe, the Far East, the Middle East and Africa. The Company's activities relate principally to one business segment--scientific and clinical products. This includes operations engaged in the supply, marketing, service and manufacture of scientific, clinical, educational, and occupational health and safety products. Other activities include third-party procurement services and electronic commerce.


Note 2--Accounting Pronouncements

     In February 1997, the Financial Accounting Standards Board (the "FASB") issued Statement No. 128, "Earnings per Share" (SFAS No. 128) SFAS No. 128 establishes new standards for computing and presenting earnings per share. The Company is required to adopt SFAS No. 128 in the fourth quarter of 1997. If the provisions of SFAS No. 128 had been used to calculate earnings per share for the three and nine months ended September 30, 1997 and 1996, the effect on earnings per share would have been insignificant.

     In June 1997, the FASB issued Statements No. 130 "Reporting Comprehensive Income" and No. 131 "Disclosures About Segments of an Enterprise and Related Information," both of which will be adopted by the Company in 1998. These Statements provide for additional disclosure in financial statements.


Note 3--Inventories

     The following is a summary of inventories by major category (in millions):



                             September 30,     December 31,
                                 1997              1996
                             ---------------   -------------
 Raw material ............       $ 18.9           $ 20.0
 Work in process .........          3.4              3.0
 Finished products  ......        222.1            233.0
                                 ------           ------
                                 $244.4           $256.0
                                 ======           ======

Note 4--Other Current Assets

     In the second quarter of 1997, the Company sold non-core fixed assets, resulting in a $1.5 million gain classified in other income and expense and a $17.6 million receivable classified in other current assets at June 30, 1997. This amount was collected in the third quarter of 1997.


Note 5--Debt

     The following is a summary of debt and other obligations (in millions):



                                                                          September     December
                                                                            1997          1996
   Bank Credit Facility   .............................................    $  111.7      $  116.8
   7 1/8% Notes (net of a discount of $1.1 million at September 30, 1997
    and December 31, 1996)   ..........................................       148.9         148.9
   Other   ............................................................        39.7          30.4
   Less current portion of long-term debt   ...........................       (26.6)        (14.6)
                                                                           --------      --------
                                                                           $  273.7      $  281.5
                                                                           ========      ========

Note 6--Stockholders' Equity

     On September 11, 1997, the Board of Directors of Fisher declared a quarterly cash dividend of $0.02 per share, payable October 15, 1997 to stockholders of record October 1, 1997.

     On June 9, 1997, the Board of Directors of Fisher declared a dividend of one preferred share purchase right (a "Right") for each outstanding share of common stock of the Company pursuant to a Rights Agreement between the Company and ChaseMellon Shareholder Services, L.L.C. (the "Original Rights Agreement"). The dividend was payable on June 19, 1997 to stockholders of record on that date. On September 11, 1997 the Company amended the Original Rights Agreement (the Original Agreement as amended, the "Rights Agreement") to provide, among other things, that FSI and its Affiliates (as defined in the Rights Agreement and discussed in Note 7) would not be deemed an Acquiring Person (as defined in the Rights Agreement). The description of all terms of the Rights is set forth in the Rights Agreement. Until the occurrence of a Distribution Date (as defined in the Rights Agreement), the Rights will be evidenced by the common stock certificates and may be transferred only with the common stock. Each Right, when exercisable, entitles the registered holder to purchase from the Company one one-hundredth of a share of Series A Junior Participating Preferred Stock, without par value (the "Preferred Shares"), of the Company at a price of $190 per one one-hundredth of a Preferred Share, subject to adjustment. There are 500,000 authorized shares of Series A Junior Preferred Stock. When issued, each Preferred Share is entitled to an aggregate dividend of 100 times the dividend declared per common share. Additionally, in the event of liquidation, the holders of the Preferred Shares will be entitled to an aggregate payment of 100 times the payment made per common share. Each Preferred Share will also have 100 votes. In the event of a transaction in which common shares are exchanged, each Preferred Share will be entitled to receive 100 times the amount received per common share.

     The Rights will expire on June 8, 2007 (the "Final Expiration Date"), unless the Final Expiration Date is extended or unless the Rights are earlier redeemed or exchanged by the Company.


Note 7--Proposed Recapitalization

     Pursuant to the Amended and Restated Agreement and Plan of Merger dated September 11, 1997, the Company and FSI Merger Corp. ("FSI"), a Delaware corporation formed by Thomas H. Lee Company ("THL Co."), entered into an agreement and plan of merger (the "Amended Merger Agreement") providing for a recapitalization of Fisher. Under the terms of the Amended Merger Agreement, approximately 97% of the fully diluted common stock of Fisher will be converted into the right to receive $48.25 per share in cash (approximately $1.0 billion in the aggregate). Pursuant to an election process that gives priority to eligible employees presently holding Fisher Common Stock and opting to purchase Fisher Common Stock, the remaining shares will be retained by existing stockholders and will represent ownership in the recapitalized company. Consummation of the merger is subject, among other things, to certain customary conditions, including certain regulatory and stockholder approvals, receipt of necessary financing and customary conditions including the absence of material adverse changes to the Company. In the event the Amended Merger Agreement is terminated for any reason other than a material breach by FSI, the Amended Merger Agreement requires the Company to reimburse THL or FSI for all out-of-pocket expenses and fees incurred by THL or FSI up to a stated maximum. The Amended Merger Agreement also provides for the payment to FSI of a Termination Fee under certain circumstances. If the Merger is consummated, the transaction would qualify as a change in control and vesting of outstanding common stock options may accelerate. The Company also has agreements with certain of its key executives and severance plans for key employees which provide for severance payments under certain circumstances in the event an employee is severed following a change in control.

     The Amended Merger Agreement amended the original agreement dated August 7, 1997 which provided for shareholders to receive $51.00 per share in cash for each share owned or stock in the recapitalized company. The original agreement was modified to (i) reduce the possibility that the effects of the August 1997 United Parcel Service of America, Inc. ("UPS") strike or the prospect of the January 1998 UPS pilots strike (but not the actual occurrence of such a strike) would give FSI a contractual opportunity to refuse to consummate the transaction; (ii) modify the financing commitments to reduce the circumstances under which the entities providing such commitments could refuse to provide financing; (iii) extend the financing commitments until January 31, 1998; and
(iv) reduce the termination fees that could be payable to FSI. The financing commitments were revised to reflect the reduced level of borrowings needed to consummate the Merger as a result of the lower cash price. The other terms and conditions of the financing commitments were substantially unchanged.

                         INDEPENDENT AUDITORS' REPORT


To the Board of Directors of
 Fisher Scientific International Inc.:

     We have audited the accompanying balance sheets of Fisher Scientific International Inc. and subsidiaries as of December 31, 1996 and 1995, and the related statements of income, cash flows, and changes in stockholders' equity for each of the three years in the period ended December 31, 1996. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, such financial statements present fairly, in all material respects, the financial position of Fisher Scientific International Inc. and subsidiaries at December 31, 1996 and 1995, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 1996 in conformity with generally accepted accounting principles.



DELOITTE & TOUCHE LLP
New York, New York
February 6, 1997

                     FISHER SCIENTIFIC INTERNATIONAL INC.


                               INCOME STATEMENTS
                    (in millions, except per share amounts)



                                                                 Year Ended December 31,
                                                      ---------------------------------------------
                                                         1996            1995            1994
                                                      -------------   -------------   -------------
Sales .............................................    $ 2,144.4       $ 1,435.8       $ 1,126.7
Cost of sales  ....................................      1,565.9         1,048.9           807.8

Selling, general and administrative expense  ......        483.9           334.4           255.0
Restructuring charge ..............................            --           34.3               --
                                                       ----------      ---------       ----------
Income from operations  ...........................         94.6            18.2            63.9
Interest expense  .................................         27.1            15.0             9.0
Other income, net .................................         (0.1)           (1.1)           (7.8)
                                                       ----------      ----------      ----------
Income before income taxes ........................         67.6             4.3            62.7
Income tax provision ..............................         30.8             1.1            27.0
                                                       ----------      ----------      ----------
Net income  .......................................    $    36.8       $     3.2       $    35.7
                                                       ==========      ----------      ----------
Earnings per common share:
 Primary ..........................................    $     1.96      $     0.19      $     2.18
                                                       ==========      ----------      ----------
 Fully diluted ....................................          1.87            0.19            2.00
                                                       ==========      ==========      ==========

              See the accompanying notes to financial statements.

                     FISHER SCIENTIFIC INTERNATIONAL INC.


                                 BALANCE SHEETS
                       (in millions, except share data)


                                    ASSETS


                                                                                      December 31,
                                                                              -----------------------------
                                                                                1996            1995
                                                                              -------------   -------------
Current assets:
 Cash and cash equivalents ................................................    $     24.7      $     63.7
 Receivables, net .........................................................         316.6           297.3
 Inventories   ............................................................         256.0           242.7
 Other current assets   ...................................................          55.5            69.9
                                                                               ----------      ----------
   Total current assets ...................................................         652.8           673.6
Property, plant and equipment, net  .......................................         209.5           207.6
Goodwill ..................................................................         292.7           270.4
Other assets   ............................................................         107.7           118.9
                                                                               ----------      ----------
   Total assets   .........................................................    $  1,262.7      $  1,270.5
                                                                               ==========      ==========
                     LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
 Short-term debt  .........................................................    $     14.6      $     11.7
 Accounts payable .........................................................         234.5           231.2
 Accrued and other current liabilities ....................................         143.9           146.7
                                                                               ----------      ----------
   Total current liabilities  .............................................         393.0           389.6
Long-term debt ............................................................         281.5           446.3
Other liabilities .........................................................         202.0           208.6
                                                                               ----------      ----------
   Total liabilities ......................................................         876.5         1,044.5
                                                                               ----------      ----------
Commitments and contingencies (Note 14)
Stockholders' equity:
 Preferred stock ($.01 par value; 15,000,000 shares authorized, none
  outstanding) ............................................................            --              --
 Common stock ($.01 par value; 50,000,000 shares authorized; 20,131,498 and
  16,257,349 shares issued and outstanding at December 31, 1996 and 1995,
  respectively)   .........................................................           0.2             0.2
 Capital in excess of par value  ..........................................         270.7           135.5
 Retained earnings   ......................................................         128.4            93.1
 Other   ..................................................................         (13.1)           (2.8)
                                                                               ----------      ----------
   Total stockholders' equity .............................................         386.2           226.0
                                                                               ----------      ----------
   Total liabilities and stockholders' equity   ...........................    $  1,262.7      $  1,270.5
                                                                               ==========      ==========

               See the accompanying notes to financial statements

                     FISHER SCIENTIFIC INTERNATIONAL INC.


                            STATEMENTS OF CASH FLOWS
                                 (in millions)



                                                                    Year Ended December 31, -
                                                               ------------------------------------
                                                                1996         1995         1994
                                                               ----------   ----------   ----------
Cash flows from operating activities:
Net income  ................................................    $  36.8     $   3.2       $  35.7
Adjustments to reconcile net income to cash provided by
 operating activities:
  Restructuring charge, net of cash expended ...............         --        32.5            --
  Depreciation and amortization  ...........................       44.6        28.9          19.4
  Gain on sale of property, plant and equipment ............       (3.0)         --            --
  Deferred income taxes ....................................       12.3       (13.1)          7.1
 Changes in working capital:
  Receivables, net   .......................................      (22.3)       (0.1)        (21.3)
  Inventories  .............................................      (13.7)      (20.6)         (4.8)
  Other current assets  ....................................        9.4        (4.7)         (4.7)
  Accounts payable   .......................................       12.3        53.5           6.4
  Accrued and other current liabilities   ..................      (22.1)      (12.6)        (21.3)
 Other assets and liabilities ..............................       (5.3)      (12.1)        (16.3)
                                                                -------     -------       -------
  Cash provided by operating activities   ..................       49.0        54.9           0.2
                                                                -------     -------       -------
Cash flows from investing activities:
 Acquisitions, net of cash acquired ........................      (10.4)     (326.6)        (55.6)
 Capital expenditures   ....................................      (40.7)      (24.6)        (17.7)
 Proceeds from sale of property, plant and equipment  ......        6.9          --            --
 Marketable securities proceeds and maturities  ............        3.0        21.3          73.8
 Marketable securities purchases ...........................         --          --         (30.1)
 Other   ...................................................       (0.8)       (2.9)         (0.2)
                                                                -------     -------       -------
  Cash used in investing activities ........................      (42.0)     (332.8)        (29.8)
                                                                -------     -------       -------
Cash flows from financing activities:
 Proceeds from stock options exercised .....................        7.9         3.3           0.2
 Dividends paid   ..........................................       (1.5)       (1.3)         (1.3)
 Long-term debt proceeds   .................................       29.8       457.2           1.7
 Long-term debt payments   .................................      (82.2)     (154.5)         (0.7)
                                                                -------     -------       -------
  Cash provided (used) by financing activities  ............      (46.0)      304.7          (0.1)
                                                                -------     -------       -------
Net change in cash and cash equivalents   ..................      (39.0)       26.8         (29.7)
Cash and cash equivalents--beginning of year ...............       63.7        36.9          66.6
                                                                -------     -------       -------
Cash and cash equivalents--end of year .....................    $  24.7     $  63.7       $  36.9
                                                                =======     =======       =======
Supplemental Cash Flow Information:
 Cash paid during the year for:  ...........................
 Income taxes  .............................................    $  10.7     $  12.7       $  15.5
 Interest   ................................................       27.7        10.9           7.5
                                                                =======     =======       =======

              See the accompanying notes to financial statements.

                     FISHER SCIENTIFIC INTERNATIONAL INC.


                 STATEMENTS OF CHANGES IN STOCKHOLDERS' EQUITY
                    (in millions, except per share amounts)



                                                                   Capital in
                                                        Common      Excess of    Retained
                                                         Stock      Par Value    Earnings      Other        Total
                                                        --------   -----------   ----------   ----------   -----------
Balance, December 31, 1993   ........................     $ 0.2      $ 130.5      $  56.8      $   (6.3)    $  181.2
 Net Income   .......................................        --           --         35.7           --          35.7
 Proceeds from stock options ........................        --          0.2           --           --           0.2
 Dividends ($0.08 per share) ........................        --           --         (1.3)          --          (1.3)
 Other  .............................................        --           --           --           2.8          2.8
                                                         ------      -------      -------      -----------  --------
Balance, December 31, 1994   ........................       0.2        130.7         91.2          (3.5)       218.6
 Net Income   .......................................        --           --          3.2           --           3.2
 Proceeds from stock options ........................        --          3.3           --           --           3.3
 Tax benefit from exercise of stock options .........        --          1.5           --           --           1.5
 Dividends ($0.08 per share) ........................        --           --         (1.3)          --          (1.3)
 Other  .............................................        --           --           --           0.7          0.7
                                                         ------      -------      -------      -----------  --------
Balance, December 31, 1995   ........................       0.2        135.5         93.1          (2.8)       226.0
 Net Income   .......................................        --           --         36.8           --          36.8
 Proceeds from stock options ........................        --          7.9           --           --           7.9
 Tax benefit from exercise of stock options .........        --          1.9           --           --           1.9
 Dividends ($0.08 per share) ........................        --           --         (1.5)          --          (1.5)
 Conversion of Convertible Subordinated Notes  ......        --        125.4           --           --         125.4
 Other  .............................................        --           --           --         (10.3)       (10.3)
                                                         ------      -------      -------      -----------  --------
Balance, December 31, 1996   ........................     $ 0.2      $ 270.7      $ 128.4        $(13.1)    $  386.2
                                                         ======      =======      =======      ===========  ========

              See the accompanying notes to financial statements.

                         NOTES TO FINANCIAL STATEMENTS


NOTE 1--Formation and Basis of Presentation

     Fisher Scientific International Inc. ("Fisher" or the "Company") was formed in September 1991. The Company's operations are conducted by wholly-owned and majority-owned subsidiaries, joint ventures, equity interests and agents, located in North and South America, Europe, the Far East, the Middle East and Africa. The Company's activities relate principally to one business segment--scientific and clinical products. This includes operations engaged in the supply, marketing, service and manufacture of scientific, clinical, educational, occupational health and safety products. Other activities include strategic procurement services.

     Fisher provides more than 245,000 products and services to research, health care, industrial, educational and governmental markets in 145 countries. The Company serves scientists engaged in biomedical, biotechnology, pharmaceutical, chemical and other fields of research and development, and is a supplier to clinical laboratories, hospitals, health care alliances, physicians' offices, environmental testing centers, remediation companies, quality- control laboratories and many other customers. Fisher also represents customers as a third-party purchaser and integrator of suppliers of hundreds of thousands of scientific products, maintenance, repair and operating (MRO) materials and other supplies. The Company's largest supplier represents approximately 16% of 1996 sales.

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

     Certain prior year amounts have been reclassified to conform to their current presentation.


NOTE 2--Summary of Significant Accounting Policies

     Principles of Consolidation--The financial statements contain the accounts of the Company and all majority-owned subsidiaries. Intercompany accounts and transactions are eliminated.

     Foreign Currency Translation--Assets and liabilities of the Company's foreign subsidiaries are translated into U.S. dollars using year-end exchange rates. Revenues and expenses of foreign subsidiaries are translated at the average exchange rates in effect during the year. Adjustments resulting from financial statement translations are included in other in stockholders' equity. Gains and losses resulting from foreign currency transactions are reported on the income statement line item "other income, net," when recognized.

     Financial Instruments--The Company enters into forward currency contracts to hedge exposure to fluctuations in foreign currency rates. Gains and losses on the Company's forward currency contracts generally offset losses and gains on the assets and liabilities being hedged. The Company also hedges certain firm commitments. Gains and losses on these positions are deferred and included in the basis of the transaction when it is completed. At December 31, 1996 the outstanding forward currency contracts all mature within one month of year-end. Cash flows from forward currency contracts accounted for as hedges are classified in the Statement of Cash Flows in the same category as the item being hedged or on a basis consistent with the nature of the instrument.

     Income Taxes --Deferred income taxes are determined based on the difference between the financial statement and tax bases of assets and liabilities, using expected rates in effect in the years in which the differences are expected to reverse.

     Cash Equivalents and Short-term Investments--Cash equivalents consist primarily of highly liquid investments with insignificant interest rate risk and original maturities of three months or less at the date of acquisition. Similar investments with original maturities beyond three months are considered short-term marketable securities.

     Inventories are valued at the lower of cost or market, cost being determined principally by the last-in, first-out ("LIFO") method for inventories of Fisher Scientific Company, and by the first-in, first-out ("FIFO") method for all other subsidiaries.

     Other Current Assets primarily consist of deferred income taxes of $41.6 million and $50.1 million at December 31, 1996 and 1995, respectively.

     Property, Plant and Equipment is recorded at cost and is generally depreciated based upon the following estimated useful lives: buildings and improvements 5 to 33 years, machinery and equipment 3 to 12 years, and office furniture and equipment 3 to 10 years. For financial statement purposes, depreciation is computed principally using the straight-line method. For tax purposes, depreciation is generally computed by accelerated methods based on allowable useful lives.

     Goodwill is being amortized for financial statement purposes on a straight-line basis over 20 to 40 years. The amounts presented are net of accumulated amortization of $44.0 million and $34.1 million at December 31, 1996 and 1995, respectively. The carrying value of goodwill at the balance sheet date is evaluated on the basis of whether anticipated undiscounted operating cash flows generated by the acquired businesses will recover the recorded asset balances over their estimated useful lives.

     Intangible Assets are being amortized on a straight-line basis over their estimated useful lives, ranging up to 20 years, are included in Other Assets and are stated net of accumulated amortization of $8.6 million and $5.7 million at December 31, 1996 and 1995, respectively.

     Deferred Debt Issue Costs of $4.0 million and $6.6 million at December 31, 1996 and 1995, respectively, relate to the Company's 7 1/8% Notes and Bank Credit Facility Debt and, in 1995, to the Convertible Subordinated Notes, are included in Other Assets and are amortized using the effective interest rate method over the term of the related debt.

     Environmental accruals are recorded based on current interpretations of environmental laws and regulations when it is probable that a liability has been incurred and the amount of such liability can be reasonably estimated. These amounts do not include third-party recoveries. See Note 14 for additional information.

     Other income, net represents its interest income on cash and cash equivalents and other non-operating income and expense items, including income resulting from the Company's inactive insurance subsidiary.

     Accounting Pronouncements-- Effective January 1, 1996, the Company adopted Statement of Financial Accounting Standards ("SFAS") No. 121 "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of". The new standard did not have a material effect on the Company's financial statements.

     Effective January 1, 1996, the Company adopted SFAS No. 123, "Accounting for Stock-Based Compen- sation" ("SFAS 123"). This statement allowed for, and the Company retained, the previous method of accounting for employee stock-based compensation arrangements in accordance with Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees", while providing the additional disclosures required by SFAS 123. The new standard did not have a material effect on the Company's financial statements.

     In October 1996, the Accounting Standards Executive Committee of the American Institute of Certified Public Accountants issued Statement of Position ("SOP") 96-1, "Environmental Remediation Liabilities", which addresses accounting and reporting for environmental remediation liabilities. SOP 96-1 is required to be adopted in 1997. The implementation of SOP 96-1 is not expected to have a material effect on the Company's financial statements.

     Earnings Per Common Share-- The calculation of primary and fully diluted earnings per common share assumes the exercise of all outstanding stock options, using the treasury stock method. The calculation of fully diluted earnings per common share assumes the foregoing and, in addition, the conversion of the Company's convertible subordinated notes and related earnings adjustments (prior to the actual June 1996 conversion) except in 1995, when the assumed conversion of these potentially dilutive securities was antidilutive. The primary weighted average number of common and equivalent shares outstanding (in millions) was 18.8, 16.4 and 16.4 for the years ended December 31, 1996, 1995 and 1994, respectively. The fully diluted weighted average number of shares outstanding (in millions) was 20.8, 16.4 and 19.9 for the years ended December 1996, 1995, and 1994, respectively.


NOTE 3--Acquisitions

     During 1996, the Company made several small acquisitions, including the acquisition of a transaction- processing software company in the United States, UniKix Technologies, and a majority interest in a laboratory products distributor in Mexico. The Company also completed the acquisition of the remaining minority interests in its laboratory product distributor subsidiaries in Germany. These acquisitions were accounted for as purchases and are not material to the Company's financial statements.

     In October 1995, Fisher purchased the principal businesses of the laboratory supplies division of Fisons plc. ("Fisons"), a company organized under the laws of England. The total consideration, after final purchase price adjustments, was $304 million, including $295 million in cash and the assumption of $9 million of certain external debt relating to the acquired businesses. The purchase included the acquisitions of all of the issued and outstanding shares of Curtin Matheson Scientific Inc. ("CMS"), a corporation with headquarters in Houston, Texas, and the goodwill and substantially all of the net assets of Fisons Scientific Equipment ("FSE"), a division of Fisons, with headquarters in Loughborough in the United Kingdom.

     The following unaudited pro forma financial information presents the consolidated results of operations as if the acquisitions of CMS and FSE had occurred at the beginning of the period presented (in millions, except per share amounts).



                                   Year Ended
                                December 31, 1995
                                ------------------
   Sales   ..................       $2,046.9
   Net income ...............            1.1
   Earnings per common share:
    Primary   ...............       $   0.07
    Fully diluted   .........           0.07

     The pro forma financial information includes the results of CMS and FSE combined with the Company's historical results (including the restructuring charge described in Note 18), the effects of the purchase accounting allocations and adjustments to interest expense to reflect borrowings to finance the acquisitions described in Note 12. The pro forma financial information does not purport to present what the Company's results of operations would actually have been had the acquisition of CMS and FSE occurred on the assumed date, nor does it project the Company's results of operations for any future period.

     The Company's balance sheet at December 31, 1996 includes the estimated fair value of assets and liabilities acquired in connection with the acquisitions of CMS and FSE and other smaller companies. The initial and subsequent final allocation of the purchase price of CMS and FSE included liabilities for estimated costs to terminate acquired leases in order to consolidate logistics facilities and to sever and relocate employees related to acquired logistics, customer service information services and administrative functions, which amounted to approximately 8% of the total consideration, after final purchase price adjustments. During 1996 and 1995, approximately $5 million and $1 million, respectively, of severance and $2 million in 1996 of other exit costs were paid and charged against these liabilities. These actions are expected to be substantially completed by the end of 1998. Initial estimates were revised in 1996 as final appraisals, valuations and other studies relating to the acquired assets and liabilities were completed. The excess of the purchase price over the fair value of all net assets acquired in 1996 and 1995 was approximately $32 million (including approximately $18 million related to finalizing the purchase price allocation for the 1995 CMS and FSE acquisition discussed above) and $127 million, respectively, and will be amortized over 40 years.

     During 1995, Fisher also acquired laboratory products distributors in France and the United Kingdom and completed the acquisition of the remaining minority interests in its laboratory products distributor subsidiaries in Singapore and Malaysia. These acquisitions are not material to the Company's financial statements. All acquisitions have been accounted for as purchases; operations of the companies and businesses acquired have been included in the accompanying financial statements from their respective dates of acquisition.


NOTE 4--Stockholders' Equity

     Capital Stock

     Fisher's authorized capital stock consists of 50,000,000 shares of Common Stock, par value $.01 per share, of which 20,131,498, 16,257,349, and 16,039,100 shares were outstanding at December 31, 1996, 1995, and 1994, respectively, and 15,000,000 shares of preferred stock, par value $.01 per share (the "Fisher Preferred Stock"), none of which were outstanding at the above dates.


     The Fisher Preferred Stock and the Common Stock are each issuable in one or more series or classes, any or all of which may have such voting powers, full or limited, or no voting powers, and such designations, preferences and related participating, optional or other special rights and qualifications, limitations or restrictions thereof, as are set forth in the Restated Certificate of Incorporation of Fisher or any amendment thereto, or in the resolution or resolutions providing for the issue of such stock adopted by Fisher's Board of Directors, which is expressly authorized to set such terms for any such issue.

     Convertible Subordinated Notes

     On June 25, 1996, approximately 97%, or $121.6 million, of the convertible subordinated notes were converted into 3,463,154 shares of the Company's Common Stock. The conversion resulted in an increase in stockholders' equity and a reduction in long-term debt and related accrued interest of approximately $125 million. See Note 12.


NOTE 5--Fair Value of Financial Instruments

     The Company's financial instruments consist primarily of cash in banks, investments in marketable securities, receivables and debt. In addition, the Company has forward currency contracts that hedge certain firm commitments and balance sheet exposures.

     The carrying amounts for cash and cash equivalents, receivables and short-term debt approximate fair value due to the short-term nature of these instruments. The carrying and fair market values of marketable securities based on quoted market prices were $9.0 million and $9.0 million, respectively, for marketable securities held-to-maturity and $2.4 million and $3.8 million, respectively, for marketable securities available-for-sale. The marketable securities held-to-maturity portfolio consists of U.S. government securities and have the following maturities: $6.0 million due within one year, and $3.0 million due after 5 years. The carrying and fair market values of long-term debt were $281.5 million and $280.9 million, respectively, at December 31, 1996 and $446.3 million and $456.2 million, respectively, at December 31, 1995. The fair value of the long-term fixed rate debt was estimated based on current quotes from bond traders making a market in the debt instrument. The fair value of debt with variable rates approximates market. The Company has the following off-balance sheet financial instruments:



                                                            Notional      Unrealized
                                                             Amount      Gain/(Loss)
                                                            ----------   ------------
   Off-Balance Sheet Financial Instruments (in millions):
   Forward currency contracts
    $US/$Canadian .......................................     $ 1.8          $ --
    $US/United Kingdom Pounds ...........................      11.2            --
   Standby letters of credit  ...........................      26.0            --

     None of the Company's financial instruments represent a concentration of credit risk because the Company deals with a variety of major banks worldwide, and its accounts receivable are spread among a number of major customers and geographic areas. None of the Company's off-balance-sheet financial instruments would result in a significant loss to the Company if the other party failed to perform according to the terms of its agreement, as any such loss would generally be limited to the unrealized gain in any contract.


NOTE 6--Income Taxes

     The domestic and foreign components of income before income taxes are as follows (in millions):



                                             Year Ended December 31,
                                        ---------------------------------
                                         1996         1995         1994
                                        ----------   ----------   -------
   Domestic  ........................    $  69.2      $  18.4      $ 55.3
   Foreign   ........................       (1.6)       (14.1)        7.4
                                         -------      -------      ------
   Income before income taxes  ......    $  67.6      $   4.3      $ 62.7
                                         =======      =======      ======

The components of the income tax provision (benefit) are as follows (in millions):

                                                  Year Ended December 31,
                                            ------------------------------------
                                             1996         1995         1994
                                            ----------   ----------   ----------
   Current income tax expense:
    Federal   ...........................    $  11.6      $   8.2      $  13.8
    State  ..............................        5.8          4.2          5.0
    Foreign   ...........................        1.1          1.8          1.1
                                             -------      -------      -------
     Total current  .....................    $  18.5      $  14.2      $  19.9
                                             -------      -------      -------
   Deferred income tax expense (benefit):
    Federal   ...........................       11.8         (4.4)         6.4
    State  ..............................        1.1         (2.4)         1.1
    Foreign   ...........................       (0.6)        (6.3)        (0.4)
                                             -------      -------      -------
     Total deferred .....................       12.3        (13.1)         7.1
                                             -------      -------      -------
   Total income tax provision   .........    $  30.8      $   1.1      $  27.0
                                             =======      =======      =======

     The principal items accounting for the differences in taxes on income computed at the applicable U.S. statutory rate and as recorded are as follows (in millions):

                                                            Year Ended December 31,
                                                         ------------------------------
                                                          1996       1995        1994
                                                         --------   ---------   -------
   Taxes computed at statutory rate ..................    $ 23.7     $  1.5      $ 21.9
   Items not deductible for tax purposes  ............       0.8        0.2         1.1
   Foreign taxes over U.S. rate  .....................       1.8        1.0          --
   State income taxes (net of federal benefit)  ......       4.5        1.2         4.0
   Utilization of loss carryforwards   ...............        --       (2.8)         --
                                                          ------     ------      ------
   Income tax provision ..............................    $ 30.8     $  1.1      $ 27.0
                                                          ======     ======      ======

     The 1995 income tax provision includes a $2.8 million tax benefit for the utilization of certain domestic net operating loss carryforwards that were previously not considered realizable.

     The tax effects of temporary items that gave rise to significant portions of the deferred tax accounts are as follows (in millions):

                                                                Year Ended December 31,
                                                               -------------------------
                                                                1996          1995
                                                               -----------   -----------
   Deferred tax assets:
    Postretirement benefit costs other than pensions  ......    $   34.2      $   33.7
    Environmental accruals .................................        14.1          13.9
    Operating loss and tax credit carryforwards ............        20.4          13.3
    Accrued employee benefits ..............................        12.2          12.0
    Restructuring accruals .................................         6.4           7.6
    Other items not deductible until paid ..................        43.8          52.8
                                                                --------      --------
   Gross deferred tax assets  ..............................       131.1         133.3
   Less valuation allowance   ..............................       (11.8)         (5.6)
                                                                --------      --------
                                                                $  119.3      $  127.7
                                                                ========      ========
   Deferred tax liabilities:
    Goodwill   .............................................    $   21.1      $   20.4
    Property, plant and equipment   ........................         7.1           6.5
    Other   ................................................         8.3          10.8
                                                                --------      --------
                                                                $   36.5      $   37.7
                                                                ========      ========

     The deferred tax asset includes the benefit of net operating loss carryforwards subject to appropriate valuation allowances. The Company evaluates the tax benefits of operating loss carryforwards on an ongoing basis taking into consideration such factors as the future reversals of existing taxable temporary differences, projected future operating results, the available carryforward period and other circumstances. At December 31, 1996, the Company had accumulated foreign net operating loss carryforwards for tax purposes and pre-acquisition net operating losses from acquired companies of approximately $44.6 million. A substantial portion of these losses have an indefinite carryforward period; the remaining losses have expiration dates beginning in 1997. Of the valuation allowance, $3.1 million relates to deferred tax assets on net operating loss carryforwards of acquired companies (subsequent recognition of tax benefits, if any, would result in a reduction of goodwill).

     At December 31, 1996, the Company had not recognized a deferred tax liability on approximately $17 million of undistributed earnings of foreign subsidiaries as these earnings are considered to be permanently reinvested. These earnings could become subject to additional tax if they were remitted as dividends or if the Company should sell its stock in the subsidiaries. The amount of additional tax on these earnings has not been determined.

     See Note 17 for a description of the Tax Sharing Agreement entered into by the Company.


NOTE 7--Receivables

     The following is a summary of receivables at December 31 (in millions):



                                              1996          1995
                                             -----------   -----------
   Trade and other receivables   .........    $  338.5      $  311.7
   Allowance for doubtful accounts  ......       (21.9)        (14.4)
                                              --------      --------
                                              $  316.6      $  297.3
                                              ========      ========

     Provisions for doubtful accounts were $4.4 million, $3.0 million and $1.7 million and write-offs were $1.6 million, $1.7 million and $1.1 million for the years ending December 31, 1996, 1995 and 1994, respectively. Allowances of companies acquired at their acquisition date were $4.7 million and $6.6 million in 1996 and 1995, respectively.


NOTE 8--Inventories

     The following is a summary of inventories by major category at December 31 (in millions):



                                1996       1995
                               --------   -------
   Raw materials   .........    $ 11.2    $ 13.3
   Work in process .........       3.0       3.9
   Finished products  ......     241.8     225.5
                                ------    ------
                                $256.0    $242.7
                                ======    ======

     Inventories valued using the LIFO method amounted to $195.2 million at December 31, 1996 and $87.3 million at December 31, 1995, which were below estimated replacement cost by approximately $26.9 million and $24.0 million for the years ended December 31, 1996 and 1995, respectively. The increase in inventories valued at LIFO primarily relates to the January 1, 1996 change in method of accounting for substantially all inventories of the Company's newly acquired subsidiary, CMS, (approximately $84 million at December 31, 1995) from the FIFO method to LIFO. The change did not have a significant effect on the results of operations.

NOTE 9--Property, Plant and Equipment

     The following is a summary of property, plant and equipment by major class of asset at December 31 (in millions):

                                               1996          1995
                                              -----------   -----------
   Land, buildings and improvements  ......    $  145.7      $  143.4
   Machinery, equipment and other .........       181.8         178.4
                                               --------      --------
                                                  327.5         321.8
   Accumulated depreciation ...............      (118.0)       (114.2)
                                               --------      --------
                                               $  209.5      $  207.6
                                               ========      ========

NOTE 10--Other Assets

     The following is a summary of other assets at December 31 (in millions):

                                    1996       1995
                                   --------   -------
   Marketable securities  ......    $ 11.4    $ 14.5
   Deferred income taxes  ......      41.7      40.7
   Intangible assets   .........      24.0      25.4
   Other   .....................      30.6      38.3
                                    ------    ------
                                    $107.7    $118.9
                                    ======    ======

NOTE 11--Accrued and Other Current Liabilities

     The following is a summary of accrued and other current liabilities at December 31 (in millions):

                                 1996       1995
                                --------   -------
   Wages and benefits  ......    $ 36.2    $ 41.3
   Other   ..................     107.7     105.4
                                 ------    ------
                                 $143.9    $146.7
                                 ======    ======

NOTE 12--Debt

     The following is a summary of debt and other obligations at December 31 (in millions):

                                                                         1996          1995
                                                                        -----------   -----------
   Bank Credit Facility .............................................    $  116.8      $  161.5
   7 1/8% Notes (net of a discount of $1.1 million and $1.2 million in
    1996 and 1995, respectively) ....................................       148.9         148.8
   Convertible subordinated notes   .................................          --         125.0
   Other ............................................................        30.4          22.7
   Less current portion of long-term debt ...........................       (14.6)        (11.7)
                                                                         --------      --------
   Long-term debt ...................................................    $  281.5      $  446.3
                                                                         ========      ========

     Future maturities of debt, over the next five years and thereafter are as follows at December 31, 1996: $14.6 million in 1997, $15.3 million in 1998, $11.9 million in 1999, $11.6 million in 2000, $11.6 million in 2001 and $231.1 million in years subsequent to 2001. In addition, $22.4 million and $24.0 million of the Company's assets were pledged as collateral on a portion of its debt at December 31, 1996 and 1995, respectively.

     As discussed above, in October 1995, Fisher purchased the principal businesses of the laboratory supplies division of Fisons in a transaction financed through $312.0 million of borrowings under credit facilities ("Credit Facilities") from the Toronto-Dominion Bank (the "Bank") and a syndicate of banks. The Credit Facilities replaced the Company's then existing credit facility. Approximately $150.0 million of these borrowings was repaid with the proceeds of the December 13, 1995 7 1/8% Note Offering described below. In connection with this repayment, the Company recognized a $2.0 million loss on the early extinguishment of debt, which was recorded in other income, net, in 1995. At December 31, 1996, the Company had $116.8 million outstanding under the Credit Facilities, $69.5 million of which is denominated in U.S. dollars and the remainder in British Pounds. These borrowings carry an effective interest rate of approximately 7.3%. The amount denominated in U.S. dollars is due on October 17, 2001 and the remainder has scheduled payments over a six year period. There is no penalty for early repayment of principal. Of the Credit Facilities, $168.2 million is available as a revolving line of credit and for letters of credit. The Company is required to pay a commitment fee based on certain of the Company's coverage ratios. At December 31, 1996, the rate is 0.2% per annum on the unused portion of the Credit Facilities. All borrowings under the Credit Facilities bear interest, at the Company's option, at either the Bank's Base Rate or at LIBOR plus a margin, based on certain of the Company's coverage ratios. At December 31, 1996, the rate was approximately 5.9%. The Credit Facilities contain certain affirmative and negative covenants including: (i) restrictions on acquisitions, mergers, consolidations and sales of certain assets by the Company, (ii) restrictions on the Company's ability to enter into transactions with affiliates, (iii) restrictions on the Company's ability to incur additional indebtedness and to make certain loans, advances and investments; and (iv) requirements to maintain certain levels of net worth, interest coverage and debt to earnings before interest, taxes, depreciation and amortization. The Credit Facilities also have restrictions on dividends above current levels if certain financial ratios (as defined) are not achieved. At December 31, 1996, retained earnings were free from dividend restrictions.

     The Company also has outstanding $150.0 million aggregate principal amount of 7 1/8% Notes due December 15, 2005, which were sold on December 13, 1995 at a price to the public equal to 99.184% of principal bringing the effective interest rate to 7.5%. The net proceeds to the Company from the offering of the 7 1/8% Notes, after underwriting discounts and commissions and estimated expenses, were approximately $146.5 million. The estimated fair market value of the 7 1/8% Notes at December 31, 1996, based on quotes from bond traders making a market in the Notes, was approximately $148.3 million.

     On June 12, 1996, the Company issued a notice of redemption for its $125 million step-up convertible subordinated notes due 2003 at a price of 103.65% of principal, plus accrued interest. The notes could also be converted into common stock at a conversion price of $35 1/8 per share prior to the redemption date. On June 26, 1996, approximately 97%, or $121.6 million, of the notes were converted into 3,463,154 shares of the Company's Common Stock. On July 2, 1996, the Company redeemed the remaining notes for $3.5 million plus accrued interest.


NOTE 13--Other Liabilities

     The following is a summary of other liabilities at December 31 (in millions):

                                                               1996       1995
                                                              --------   -------
   Postretirement benefit costs other than pensions  ......    $ 77.1    $ 81.4
   Insurance  .............................................      12.5      18.6
   Environmental ..........................................      34.7      33.0
   Other   ................................................      77.7      75.6
                                                               ------    ------
                                                               $202.0    $208.6
                                                               ======    ======

NOTE 14--Commitments and Contingencies

     The following is a summary of annual future minimum lease and rental commitments under operating leases as of December 31, 1996 (in millions):


   1997   ...........................    $ 13.6
   1998   ...........................      11.4
   1999   ...........................       9.6
   2000   ...........................       7.2
   2001   ...........................       6.7
   Thereafter   .....................      38.5
                                         ------
   Net minimum lease payments  ......    $ 87.0
                                         ======

Total rental expense included in the accompanying income statements amounted to $14.5 million in 1996, $10.5 million in 1995 and $9.5 million in 1994.

     There are various lawsuits and claims pending against the Company involving contract, product liability and other issues. In addition, the Company has assumed certain insurance liabilities, including liabilities related to an inactive insurance subsidiary, primarily related to certain historical businesses of its former parent, including those related to workers' compensation, employers', automobile, general and product liability. In view of the Company's financial condition and the accruals established for related matters, based on management's knowledge to date, management does not believe that the ultimate liability, if any, related to these matters will have a material adverse effect on the Company's financial statements.

     The Company is currently involved in various stages of investigation and remediation relative to environmental protection matters. The potential costs related to environmental matters and the possible impact on future operations are difficult to predict given the uncertainties regarding the extent of the required cleanup, the complexity and interpretation of applicable laws and regulations, the varying costs of alternative cleanup methods and the extent of the Company's responsibility. Accruals for environmental liabilities are recorded, based on current interpretations of environmental laws and regulations, when it is probable that a liability has been incurred and the amount of such liability can be reasonably estimated. Estimates are established based upon management's knowledge to date and its experience with the foregoing environmental matters, and include potential costs for investigation, remediation, operation and maintenance of cleanup sites and related capital expenditures. Accrued and other liabilities for environmental matters were $37.6 million and $35.6 million at December 31, 1996 and 1995, respectively. Although these amounts do not include third-party recoveries, certain sites may be subject to indemnification. Although the ultimate liability with respect to these matters cannot be determined with certainty, in view of the Company's financial condition and the environmental accruals established, and based on information currently available, management does not believe that the ultimate liability related to these environmental matters will have a material adverse effect on the Company's financial statements.

     Management is in the process of evaluating the potential effect on its computer systems resulting from the so-called year 2000 problem. Under the Company's ongoing program to enhance systems capabilities, management is implementing a plan to resolve the potential issues associated with the year 2000 problem. The costs of the modifications and enhancements, which are not known, will be expensed as incurred.

     At December 31, 1996, the Company had letters of credit outstanding totaling $26.0 million, which primarily represent guarantees with respect to various insurance activities as well as performance letters of credit issued in the normal course of business. Approximately $9.2 million of the insurance related letters of credit relate to the Company's inactive insurance subsidiary and are collateralized by the marketable securities of such subsidiary.


NOTE 15--Retirement Benefits

     Defined Benefit Pension Plans

     The Company has defined benefit pension plans available to substantially all employees that generally provide for mandatory employee contributions as a condition of participation. A participating employee's annual postretirement pension benefit is determined by the employee's credited service and average annual earnings during the employee's service with the Company, or predecessors of the Company. The Company's funding policy is to contribute annually the statutorily required minimum amount as actuarially determined.

     The net periodic pension cost (income) of these plans included the following components for the years ended December 31 (in millions):

                                                            1996         1995         1994
                                                           ----------   ----------   ----------
   Service Cost  .......................................    $   6.2      $   2.8      $   3.3
   Interest cost on projected benefit obligation  ......       11.5          9.6          9.4
   Actual (return) loss on assets  .....................      (16.8)       (29.3)         0.9
   Net amortization and deferral   .....................        1.8         16.3        (12.5)
                                                            -------      -------      -------
   Net periodic pension cost (income) ..................    $   2.7      $  (0.6)     $   1.1
                                                            =======      =======      =======

     During 1996, certain of the Company's defined benefit plans with deficits (plan assets less than the projected benefit obligation) totaling $6.4 million as of December 31, 1995 were merged into a plan with a surplus (plan assets in excess of the projected benefit obligation) of $23.9 million as of December 31, 1995. The funded status at December 31, 1996 and 1995 for all defined benefit plans was as follows (in millions):

                                                1996 Plans with             1995 Plans with
                                            ------------------------   -------------------------
                                             Surplus       Deficit     Surplus       Deficit
                                            ------------   ---------   -----------   -----------
   Actuarial present value of vested
    benefit obligation ..................    $  (127.6)    $ (3.9)      $  (88.7)     $  (35.7)
                                             =========     ======       ========      ========
   Accumulated benefit obligation  ......       (137.7)      (4.4)         (96.8)        (41.1)
                                             =========     ======       ========      ========
   Projected benefit obligation .........       (157.1)      (7.8)        (106.1)        (69.1)
   Plan assets at fair value ............        179.6        1.1          131.2          56.6
                                             ---------     ------       --------      --------
   Plan assets in excess of (less than)
    projected benefit obligation   ......    $    22.5     $ (6.7)      $   25.1      $  (12.5)
                                             =========     ======       ========      ========

     Certain changes in the items shown above are not recognized as they occur, but are amortized systematically over subsequent periods. Unrecognized amounts still to be amortized and the amounts included in the balance sheet of the Company at December 31, 1996 and 1995 appear below (in millions):


                                                1996 Plans with          1995 Plans with
                                             ---------------------   -----------------------
                                             Surplus     Deficit     Surplus     Deficit
                                             ---------   ---------   ---------   -----------
   Plan assets in excess of (less than)
    projected benefit obligation .........   $ 22.5      $ (6.7)     $ 25.1       $  (12.5)
   Unrecognized transition asset .........     (4.9)       (0.2)       (6.0)          (0.2)
   Unrecognized prior service cost  ......      0.4         0.6         0.4            0.6
   Unrecognized net (gain) loss  .........    (13.2)        2.9       (10.5)           2.4
                                             ------      ------      ------       --------
   Prepaid (accrued) pension cost   ......   $  4.8      $ (3.4)     $  9.0       $   (9.7)
                                             ======      ======      ======       ========

     The development of the net periodic pension cost and the projected benefit obligation was based upon the following assumptions:

                                                               1996     1995     1994
                                                               ------   ------   -----
   Discount rate  ..........................................   7.5%     7.5%     9.0%
   Average rate of increase in employee compensation  ......   4.5%     4.5%     4.5%
   Expected long-term rate of return on assets  ............   9.0%     9.0%     9.0%

     The date used to measure plan assets and liabilities was October 31 in each year. Plan assets are invested primarily in stocks, bonds, short-term securities and cash equivalents.

     Defined Contribution Plan

     The Company maintains a defined contribution savings and profit sharing plan (the "Plan"). The Plan allows eligible employees to participate after six months of service. Participants may elect to contribute between 1% and 15% of their annual compensation as defined in the Plan. The Company is obligated to contribute an amount equal to 25% of each employee's contributed basic eligible compensation, as defined, and may, at the discretion of the Company's Board of Directors, contribute additional amounts. For the years ended December 31, 1996, 1995 and 1994 the Company's contributions to the Plan were $5.0 million, $3.0 million and $2.0 million, respectively.

     Postretirement Benefits Other Than Pensions

     The Company, generally at its own discretion, provides to employees who elect to and are eligible to participate in a postretirement health care program that is administered by the Company. Fisher funds a portion of the costs of this program on a self-insured and insured-premium basis and, for the years ended December 31, 1996, 1995 and 1994, made premium payments totaling $1.4 million, $1.1 million and $0.8 million, respectively. The funded status of the Company's postretirement programs was as follows:

                                                                             1996       1995
                                                                            --------   -------
   Accumulated postretirement benefit obligation (in millions):
    Retirees ............................................................    $ 14.5     $ 12.7
    Fully eligible active plan participants   ...........................       7.7       13.1
    Other active plan participants   ....................................       9.6       12.5
                                                                             ------     ------
                                                                               31.8       38.3
   Plan assets at fair value   ..........................................       0.2        0.2
                                                                             ------     ------
   Accumulated postretirement benefit obligation in excess of plan assets      31.6       38.1
   Prior service benefit ................................................      18.1       20.1
   Unrecognized net gain from past experience different from that
    assumed and from assumption changes .................................      28.4       26.1
                                                                             ------     ------
   Accrued postretirement benefit costs other than pensions  ............    $ 78.1     $ 84.3
                                                                             ======     ======

     Net periodic postretirement benefit costs (income) other than pensions include the following components for the years ended December 31 (in millions):


                                                                   1996        1995        1994
                                                                  ---------   ---------   ---------
   Service cost/benefit attributed to service during the period    $  0.7      $  0.9      $  0.7
   Interest cost on accumulated postretirement benefit
    obligation ................................................       2.2         1.9         1.8
   Net amortization and deferral ..............................      (4.1)       (4.0)       (3.7)
                                                                   ------      ------      ------
   Net periodic postretirement benefit costs (income) other
    than pensions .............................................    $ (1.2)     $ (1.2)     $ (1.2)
                                                                   ======      ======      ======

     In 1993, the Company amended certain of its existing postretirement health care programs creating an unrecognized prior service benefit. The unrecognized prior service benefit is being amortized over approximately 13 years, providing a $2 million credit to postretirement costs in 1996, 1995 and 1994.

     The weighted average discount rate used in determining the accumulated postretirement benefit obligation was 7.5% for December 31, 1996 and 1995, and 9.0% for December 31, 1994. A 9.5% annual rate of increase in per capita cost of covered health care benefits was assumed for 1996 which decreases to 7.2% for 2000 and thereafter. Because of limitations on the Company's contributions under the amended health care program, changes in the health care trend rate assumption do not have a significant effect on the amounts reported. To illustrate, a change in the assumed health care cost trend rate by 1 percentage point effective January 1996 would change the accumulated postretirement benefit obligation as of December 31, 1996 by approximately $1.9 million and the aggregate of the service and interest cost components of net periodic postretirement benefit cost for the year ended December 31, 1996 by approximately $0.2 million.


NOTE 16--Stock and Other Plans

     Stock Plan

     Fisher has two stock option plans, the 1991 Stock Plan, as amended, (the "1991 Plan") and the 1995 Operating Unit Stock Plan ("OUSP"). Fisher may grant options for up to 3,414,400 shares of stock under the 1991 Plan and 1,500,000 shares of stock under the OUSP to officers, employees and other individuals who provide services to Fisher. Under these two plans, the Company has granted options on 3,046,000 shares and 1,171,000 shares, respectively, through December 31, 1996. Outstanding options under these stock plans have been granted at 100% of market value on the date of grant. The 1991 Plan and OUSP options have a ten-year term, vest after three years and expire 90 days after the last day of an employee's employment; 12 months if the employee retires. In 1995, the Compensation Committee granted stock options to executives as part of a new program, the Equity Ownership Program ("EOP"), designed to encourage Fisher executives to make significant, long-term personal investments in Fisher Common Stock. Under the EOP, certain senior corporate executives made commitments in 1995 to purchase approximately 200,000 shares of Fisher Common Stock during 1996, and were granted options on a matching basis in 1995; that is, a specified number of options were awarded for each share the executive committed to purchase during the period. This purchase commitment was fulfilled in 1996. The EOP options were granted at the market price of the Common Stock on the date of the purchase commitments, and will vest over a three-year period. Shares purchased by the executives in satisfaction of the purchase commitment must be held for the applicable vesting period covering the related option. The EOP requires full financing by the executive without company loans or guarantees. In addition, other participants were offered the opportunity to receive options under the EOP upon their purchase of shares of Fisher Common Stock. In light of the considerable changes to the Company's business and organization during 1995, the equity-based components of the Incentive Compensation Plan was terminated; options held by substantially all participants in respect of the performance period covering 1996 have been surrendered, and the Compensation Committee will not establish any objectives under the Incentive Compensation Plan in the future. Certain 1995 grants under the EOP and OUSP were conditional upon the cancellation of certain existing non-vested options held by the executive or employee. For purposes of the following tables all such cancellations are presumed to have occurred at December 31, 1995.

     A summary of the status of the Company's two stock option plans at December 31, 1996, 1995 and 1994 and changes during the years then ended is presented in the table and narrative below:


                                                   1996                    1995                    1994
                                           ---------------------   ---------------------   --------------------
                                                      Weighted                Weighted                Weighted
                                                       Average                 Average                 Average
                                           Shares     Exercise     Shares     Exercise     Shares     Exercise
                                            (000)      Price        (000)      Price        (000)      Price
                                           --------   ----------   --------   ----------   --------   ---------
Outstanding at beginning of year  ......    3,552       $ 28.93     2,473       $ 24.72     2,440      $ 24.46
Granted (1)  ...........................      694         37.48     2,243         32.66       205        32.43
Exercised ..............................     (405)        19.28      (218)        15.29       (11)       19.58
Canceled/Expired/Forfeited(2)  .........     (211)        32.44      (946)        29.92      (161)       30.92
                                            -----                   -----                   -----
Outstanding at end of year  ............    3,630       $ 31.44     3,552       $ 28.93     2,473      $ 24.72
                                            =====                   =====                   =====
Exercisable at end of year  ............    1,237       $ 26.94       938       $ 18.82       976
Weighted average fair value of options
 granted  ..............................                $  9.87                 $ 10.73

------------
(1) 1995 includes 1,084,000 shares granted under the EOP in consideration of participants' commitments to purchase shares of Fisher Common Stock.

(2) 1995 includes options issued under the Incentive Compensation Plan in respect to the performance plan covering 1996 that were surrendered in connection with the termination of such plan.

     419,000 of the 3,630,300 options outstanding at December 31, 1996 have exercise prices between $14.50 and $24.94, with a weighted average exercise price of $15.40 and a weighted average remaining contractual life of 5 years. 410,000 of these options are exercisable; their weighted average exercise price is $15.25. The remaining 3,211,000 options have exercise prices between $27.84 and $44.88, with a weighted average exercise price of $33.53 and a weighted average remaining contractual life of 9 years. 827,000 of these options are exercisable; their weighted average exercise price is $32.75.

     Restricted Unit Plan

     Pursuant to the restricted unit plan of Fisher, each non-employee director of the Company received a one- time grant of 5,000 units upon becoming a director of the Company. The units represent the right to receive an equivalent number of shares of Common Stock upon separation from service as a member of the Board of Directors, subject to certain restrictions. The units are subject to certain transfer restrictions for a specified period during which the director has the right to receive dividends. The units vest 25% for each year of service. Unvested units are generally forfeited if the director ceases to be a non-employee director prior to the end of the restricted period. During 1996 and 1991, 5,000 and 20,000 units, respectively, were granted under the restricted unit plan.

     Pro Forma Disclosures

     Had compensation cost for options granted subsequent to January 1, 1995 been based upon fair value determined under SFAS No. 123, the Company's 1996 net income would have been reduced to $31.7 million with primary earnings per share of $1.71 and fully diluted earnings per share of $1.64. 1995 net income would have been reduced to $3.0 million with primary and fully diluted earnings per share of $0.18. The fair value of each option grant is estimated on the date of grant using a binomial option pricing model with the following weighted average assumptions used for grants in 1996 and 1995: risk-free interest rates of approximately 6.5% and 5.5% for the 1991 Plan options and 6.0% and 6.0% for the OUSP options; an annual dividend yield of $0.08 per share; expected lives of 7 years for the 1991 Plan options and 3 years for the OUSP options and expected volatility of 25%. Because the SFAS 123 method of accounting has not been applied to options granted prior to January 1, 1995, the resulting pro forma compensation cost may not be representative of that to be expected in future years.


NOTE 17--Tax Sharing Agreement

     Fisher and its former parent are parties to a Tax Sharing Agreement that provides for (i) the payment of taxes for periods during which Fisher and its former parent were included in the same consolidated, combined or unitary group for federal, state or local income tax purposes, (ii) the allocation of the responsibility for the filing of tax returns, (iii) the cooperation of the parties in realizing certain tax benefits, (iv) the conduct of tax audits and
(v) various related matters. The Company paid approximately $1.4 million and $0.3 million pursuant to this agreement in 1995 and 1994, respectively.


NOTE 18--Restructuring Charges

     In the third quarter of 1995, the Board of Directors approved the Company's restructuring plan aimed at improving the efficiency and reducing the costs of its global logistics, customer service and administrative functions (the "1995 Plan"). As a result, the Company recorded a restructuring charge of $34.3 million. The 1995 Plan, which anticipated the integration of the former Fisons businesses with the Company, included the elimination and in some cases relocation of certain administrative functions, reorganization of the research sales force and the consolidation and relocation of certain logistics and customer service systems and locations throughout the world. Implementation of the 1995 Plan is expected to be complete during 1997. The restructuring charge consisted of $18.2 million related to noncash asset impairments, $12.0 million of employee separation arrangements and $4.1 million of exit costs.

     Asset impairments were recorded primarily for certain owned facilities which were closed and sold in 1996. The net book values of these facilities have been adjusted to their estimated fair market values less costs to sell. The charge for employee separations was to accrue for the termination and other severance costs for approximately 300 salaried and hourly employees who have been or will be severed as a result of the 1995 Plan. Approximately 235 employees had been terminated as of December 31, 1996. The exit costs were recorded primarily to accrue for future rent, net of estimated sublease rentals, and other costs related to leased facilities that as a result of the 1995 Plan will be closed prior to the contractual termination date of the leases.

     The following table summarizes the recorded accruals and impairments related to the 1995 Plan (in millions):


                                                               Employee
                                                             Separations
                                               Asset        and Other Exit
                                             Impairment         Costs          Total
                                             ------------   ---------------   ----------
   Restructuring charge ..................     $  18.2         $  16.1         $  34.3
   Cash payments  ........................          --            (1.8)           (1.8)
   Noncash items  ........................       (18.2)           (0.3)          (18.5)
                                               -------         -------         -------
   Balance as of December 31, 1995  ......          --            14.0            14.0
   Adjustments ...........................         0.8            (0.8)             --
   Cash payments  ........................          --            (6.5)           (6.5)
   Noncash items  ........................        (0.8)             --            (0.8)
                                               -------         -------         -------
   Balance as of December 31, 1996  ......     $    --         $   6.7         $   6.7
                                               =======         =======         =======

     The 1995 Plan also includes opening new logistics facilities and relocating certain customer service and administrative functions. In accordance with Financial Accounting Standards Board Emerging Issues Task Force Issue 94-3, "Liability Recognition for Costs to Exit an Activity (including Certain Costs Incurred in a Restructuring)", certain costs resulting from the relocation of inventories, relocation of employees, hiring and training new employees, other start-up costs, and costs resulting from the temporary duplication of certain operations have not been included in the restructuring charge and are recognized in selling, general and administrative expense as incurred.

     During the third quarter of 1991, Fisher recorded a $20.0 million restructuring charge relating to programs designed to improve the operation of its North American distribution system. This is being accomplished through the selective consolidation, relocation and expansion of facilities. The 1991 restructuring reserve balance was $3.6 million and $5.6 million at December 31, 1996 and 1995, respectively. In 1996, cash transactions of $2.0 million affected the reserve. In 1995 cash and noncash transactions of $4.0 million and $1.0 million, respectively, affected the reserve. On the basis of current projections, Fisher expects the majority of this program to be completed in 1997.

     The Company's restructuring liabilities are evaluated quarterly, taking into consideration restructuring activity to date and the status of the restructuring plans.


NOTE 19--Geographical Financial Information

     The Company's operations are conducted in one business segment. Selected geographical financial information for the years ended December 31, 1996, 1995 and 1994 is below (in millions):

                                     1996            1995            1994
                                   -------------   -------------   -------------
   Geographic Information:
    Net Sales:
     Domestic ..................    $  1,777.0      $  1,153.4      $    942.3
     Europe   ..................         265.1           179.5            98.4
     Other International  ......         102.3           102.9            86.0
                                    ----------      ----------      ----------
                                    $  2,144.4      $  1,435.8      $  1,126.7
                                    ==========      ==========      ==========
    Income from Operations:
     Domestic ..................    $    100.2      $     34.0      $     64.0
     Europe   ..................          (6.2)          (13.6)           (1.8)
     Other International  ......           0.6            (2.2)            1.7
                                    ----------      ----------      ----------
                                    $     94.6      $     18.2      $     63.9
                                    ==========      ==========      ==========
    Identifiable Assets:
     Domestic ..................    $    851.8      $    850.4      $    467.5
     Europe   ..................         277.4           275.1           102.1
     Other International  ......          65.6            51.2            45.8
     Corporate and Other  ......          67.9            93.8           107.1
                                    ----------      ----------      ----------
                                    $  1,262.7      $  1,270.5      $    722.5
                                    ==========      ==========      ==========

     Operating income is revenue less related costs and direct and allocated expenses. Identifiable corporate and other assets consist principally of cash, marketable securities, and the assets of the Company's inactive insurance subsidiary. Intercompany sales and transfers between segments were not material for the years ended December 31, 1996, 1995 or 1994.


NOTE 20--Unaudited Quarterly Financial Information

     The following is a summary of quarterly financial information for 1996 and 1995 (in millions, except per share amounts):


                                                             1996
                                ---------------------------------------------------------------
                                 First        Second       Third        Fourth        Year
                                ----------   ----------   ----------   ----------   -----------
   Sales   ..................    $ 516.0      $ 532.2      $ 541.0      $ 555.2      $ 2,144.4
   Gross Profit  ............      135.6        142.9        146.4        153.6          578.5
   Net income ...............        4.5          8.4         11.5         12.4           36.8
   Earnings per common share:
    Primary   ...............    $   .27      $   .49      $   .56      $   .60      $    1.96
    Fully diluted   .........        .27          .46          .56          .60           1.87

                                                                1995
                                ---------------------------------------------------------------------
                                 First        Second        Third             Fourth        Year
                                ----------   ----------   ----------------   ----------   -----------
   Sales   ..................    $ 303.1      $ 314.9        $333.7           $ 484.1      $ 1,435.8
   Gross Profit  ............       83.9         91.4          90.1             121.5          386.9
   Net income (a)   .........        6.8         10.2         (15.8)              2.0            3.2
   Earnings per common share:
    Primary   ...............    $   .42      $   .62        $ (.96)          $   .12      $     .19
    Fully diluted   .........        .40          .56          (.96)              .12            .19

------------
NOTE: Amounts may not add due to rounding.

(a) During the third quarter of 1995, Fisher recorded a $34.3 million ($20.3 million, net of tax) restructuring charge. The charge is primarily related to the elimination and in some cases relocation of certain administrative locations and functions, a sales force reorganization, and the global consolidation of certain domestic, Canadian and international logistics and customer service facilities and systems.

                                  SCHEDULE I


                         CERTAIN INFORMATION REGARDING
                               FSI MERGER CORP.

     The following table sets forth the name, business address, age, principal occupation or employment at the present time and during the last five years, the name, principal business and address of any corporation or other organization in which such occupation or employment is or was conducted and current directorships of the executive officers, directors and stockholders of FSI Merger Corp., all of whom are citizens of the United States. Except as otherwise noted, the address of each such corporation or organization listed and the business addresses of such persons is the address of Thomas H. Lee Company, 75 State Street, Boston, Massachusetts 02109. Each person has had the principal occupation or employment listed for more than the past five years except as otherwise noted. Scott M. Sperling



          NAME AND                                     PRESENT PRINCIPAL OCCUPATION OR
      BUSINESS ADDRESS       AGE                 EMPLOYMENT AND FIVE YEAR EMPLOYMENT HISTORY
---------------------------- ----- -----------------------------------------------------------------------
   Scott M. Sperling  ......  39   Chairman of the Board of Directors of FSI Merger Corp.
                                   Managing Director of THL Company since July 1994, Vice
                                   President and Trustee of THL Equity Trust III, the General Partner
                                   of Equity Advisors III Limited Partnership, which is the General
                                   Partner of Thomas H. Lee Equity Fund III, L.P. Mr. Sperling also serves as a director of Safelite Glass Corp., Beacon Properties,
                                   Inc., The Learning Company, Livent, Inc., The General Chemical
                                   Group Inc., Object Design Inc. and several private corporations.

   Anthony J. DiNovi  ......  35   President and Director of FSI Merger Corp. Managing Director
                                   of THL Company, Vice President and Trustee of THL Equity Trust
                                   III, the General Partner of Equity Advisors III Limited Partnership,
                                   which is the General Partner of Thomas H. Lee Equity Fund III,
                                   L.P. and Vice President of Thomas H. Lee Advisors I and T.H.
                                   Lee Mezzanine II, affiliates of ML-Lee Acquisition Fund, L.P.,
                                   ML-Lee Acquisition Fund II, L.P. and ML-Lee Acquisition II
                                   (Retirement Accounts), L.P., respectively. Mr. DiNovi also serves as a director of Safelite Glass Corp., First Alert, Inc., the Learning
                                   Company and several other private corporations.

   Kent R. Weldon  .........  30   Secretary and Director of FSI Merger Corp. Vice President of THL
                                   Equity Trust III, the General Partner of THL Equity Advisers III
                                   Limited Partnership, which is the General Partner of Thomas H.
                                   Lee Equity Fund III, L.P. Mr. Weldon also serves as a director of
                                   Syratech Corporation. Worked at THL from 1991 to 1993 and
                                   rejoined in 1995. From 1989 to 1991, Mr. Weldon worked in the
                                   Mergers & Acquisitions Department of Morgan Stanley & Co.
                                   Incorporated. From 1993 to 1995, Mr. Weldon attended the
                                   Harvard Graduate School of Business Administration.

                                                                         Annex I


           SECOND AMENDED AND RESTATED AGREEMENT AND PLAN OF MERGER

     SECOND AMENDED AND RESTATED AGREEMENT AND PLAN OF MERGER (this "Agreement"), dated as of November 14, 1997, by and between FSI Merger Corp., a Delaware corporation ("FSI"), and Fisher Scientific International Inc., a Delaware corporation (the "Company").

     WHEREAS, FSI and the Company have entered into that certain Agreement and Plan of Merger, dated as of August 7, 1997, as amended and restated as of September 11, 1997 (the "Original Agreement");

     WHEREAS, FSI and the Company desire to amend and restate the Original Agreement in its entirety as set forth below;

     WHEREAS, the Merger (as hereinafter defined) and this Agreement require the vote of a majority of the issued and outstanding shares of the Common Shares (as hereinafter defined) for the approval thereof (the "Company Stockholder Approval");

     WHEREAS, the respective Boards of Directors of FSI and the Company have approved the merger of FSI with and into the Company, as set forth below (the "Merger"), in accordance with the General Corporation Law of the State of Delaware (the "DGCL") and upon the terms and subject to the conditions set forth in this Agreement, holders of shares of common stock, par value $.01 per share (the "Common Shares") (including the associated preferred shares purchase rights (the "Rights") issued pursuant to the Rights Agreement, dated as of June 9, 1997, between the Company and ChaseMellon Shareholder Services, LLC, as Rights Agent (the "Rights Agreement"), which Rights, together with the Common Shares, are hereinafter referred to as the "Shares") issued and outstanding immediately prior to the Effective Time (as defined below) will be entitled, subject to the terms hereof and other than as set forth herein, the right either (A) to retain a portion of their Common Shares or (B) to receive cash in this Agreement;

     WHEREAS, the Board of Directors of the Company (the "Company Board") has, in light of and subject to the terms and conditions set forth herein, (i) determined that (A) the consideration to be paid for each Share in the Merger (as hereinafter defined) is fair to the stockholders of the Company, and (B) the Merger is otherwise in the best interests of the Company and its stockholders, and (ii) resolved to approve and adopt this Agreement and the transactions contemplated hereby and to recommend approval and adoption by the stockholders of the Company of this Agreement;

     WHEREAS, FSI and the Company desire to make certain representations, warranties, covenants and agreements in connection with the Merger, and also to prescribe various conditions to the Merger; and

     WHEREAS, it is intended that the Merger be recorded as a recapitalization for financial reporting purposes.

     NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth herein, FSI and the Company agree as follows:


                                   ARTICLE I


                                  THE MERGER


     SECTION 1.01 The Merger. Upon the terms and subject to the satisfaction or waiver of the conditions hereof, and in accordance with the applicable provisions of this Agreement and the DGCL, at the Effective Time FSI shall be merged with and into the Company. Following the Merger, the separate corporate existence of FSI shall cease and the Company shall continue as the surviving corporation (the "Surviving Corporation").

     SECTION 1.02 Effective Time. As soon as practicable after the satisfaction or waiver of the conditions set forth in Article VI, the Company shall execute, in the manner required by the DGCL, and deliver to the Secretary of State of the State of Delaware a duly executed and verified certificate of merger, and the parties shall take such other and further actions as may be required by law to make the Merger effective. The time the Merger becomes effective in accordance with applicable law is referred to herein as the "Effective Time."

     SECTION 1.03 Effects of the Merger. The Merger shall have the effects set forth in the DGCL. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, all the properties, rights, privileges, powers and franchises of the Company and FSI shall vest in the Surviving Corporation, and all debts, liabilities and duties of the Company and FSI shall become the debts, liabilities and duties of the Surviving Corporation.

     SECTION 1.04 Certificate of Incorporation and By-Laws of the Surviving Corporation.

     (a) The Restated Certificate of Incorporation of the Company, as in effect immediately prior to the Effective Time, shall be the Certificate of Incorporation of the Surviving Corporation until thereafter amended in accordance with the provisions thereof and hereof and applicable law.

     (b) The By-Laws of the Company in effect at the Effective Time shall be the By-Laws of the Surviving Corporation until amended, subject to the provisions of Section 5.06 of this Agreement, in accordance with the provisions thereof and applicable law.

     SECTION 1.05 Directors. Subject to applicable law, the directors of FSI immediately prior to the Effective Time shall be the initial directors of the Surviving Corporation and shall hold office until their respective successors are duly elected and qualified, or their earlier death, resignation or removal.


     SECTION 1.06 Officers. The officers of the Company immediately prior to the Effective Time shall be the initial officers of the Surviving Corporation and shall hold office until their respective successors are duly elected and qualified, or their earlier death, resignation or removal.


                                  ARTICLE II


   EFFECT OF THE MERGER ON THE CAPITAL STOCK OF THE CONSTITUENT CORPORATIONS


     2.01 Effect on Capital Stock. As of the Effective Time, by virtue of the Merger and without any action on the part of the holder of any Common Shares or any shares of capital stock of FSI:

     (a) Common Stock of FSI. All of the shares of Common Stock of FSI issued and outstanding immediately prior to the Effective Time shall be converted into a number of Common Shares following the Merger equal to 6,507,772 Common Shares less the Election Eligible Shares (as defined in Section 2.01(c)).

     (b) Cancellation of Treasury Stock. Each Common Share that is owned by the Company or by any wholly owned subsidiary of the Company shall automatically be canceled and retired and shall cease to exist, and no cash or other consideration shall be delivered or deliverable in exchange therefor.

     (c) Retention of Common Shares. Except as otherwise provided herein and subject to Sections 2.02 and 2.03, each Common Share issued and outstanding immediately prior to the Effective Time shall, by virtue of the Merger, be treated as follows:

       (i) for each Standard Common Share (as defined in 2.02(a)) with respect to which an election to retain such Common Share has been effectively made and not revoked in accordance with Section 2.02 (the "Potential Election Standard Shares") and which is to be retained in accordance with Section 2.03(b)(ii) or Section 2.03(c), the right to retain such fully paid and nonassessable Common Share (an "Election Standard Share");

       (ii) for each Standard Common Share which was not a Potential Election Standard Share, but which is to be retained in accordance with Section 2.03(c)(ii), the right to retain such fully paid and non-assessable Common Share (a "Non-Election Standard Share");

       (iii) for each Eligible Common Share (as defined in Section 2.02(a)) which is to be retained in accordance with Section 2.03(d)(i) or 2.03(d)(ii)(B), the right to retain such fully paid and nonassessable Common Share ("Election Eligible Shares" and, together with the Election Standard Shares and the Non-Election Standard Shares, the "Retained Shares");

       (iv) for each Common Share (other than Dissenting Shares (as defined in
     Section 2.01(d)) and Retained Shares) the right to receive in cash from the Company following the Merger an amount equal to $48.25 (the "Cash Price" and, with the Retained Shares, the "Merger Consideration") and each such Common Share shall no longer be outstanding, shall automatically be canceled and retired and shall cease to exist, and each holder of a Certificate representing any such Common Shares shall, to the extent such Certificate represents such shares, cease to have any rights with respect thereto, except the right to receive the Cash Price applicable thereto, upon surrender of such Certificate in accordance with Section 2.05.

     (d) Dissenting Shares. Notwithstanding Section 2.01(c), Common Shares outstanding immediately prior to the Effective Time and held by a holder who has not voted in favor of the Merger or consented thereto in writing and who has demanded appraisal for such Common Shares in accordance with the DGCL prior to the Effective Time ("Dissenting Shares") shall not be converted into a right to receive the Merger Consideration, unless such holder fails to perfect or withdraws or otherwise loses such holder's right to appraisal. If after the Effective Time such holder fails to perfect or withdraws or loses such holder's right to appraisal, such Common Shares shall be treated as if they had been converted as of the Effective Time into a right to receive the Merger Consideration. The Company shall give FSI prompt notice of any demands received by the Company for appraisal of Common Shares, and FSI shall have the right to participate in all negotiations and proceedings with respect to such demands. The Company shall not, except with the prior written consent of FSI, make any payment with respect to, or settle or offer to settle, any such demands.

     SECTION 2.02 Common Share Elections. (a) Each person who, on or prior to the Election Date (as defined in Section 2.02(b) below), is a record holder of Standard Common Shares will be entitled to make an unconditional election on or prior to such Election Date to express a desire to retain such shares, on the basis hereinafter set forth and subject to Section 2.03 hereof. In addition, each person who, on or prior to the Election Date, is a record holder of Eligible Common Shares will be entitled to make an unconditional election on or prior to such Election Date to express a desire to retain such shares, on the basis hereinafter set forth and subject to Section 2.03 hereof.

       (i) "Standard Common Shares" are Common Shares other than "Eligible Option Shares".

       (ii) "Eligible Option Shares" are Common Shares which are issued to employees listed on a schedule to be agreed upon by FSI and the Company (an "Eligible Employee") upon exercise of Options (as defined in Section 2.04) following the execution of this Agreement and which continue to be held by such Eligible Employees on the Election Date.

       (iii) "Eligible Common Shares" are Eligible Option Shares and Common Shares which were held by Eligible Employees upon the execution of this Agreement and which continue to be held by such Eligible Employees on the Election Date.

     (b) Subject to any required clearance by the Securities and Exchange Commission (the "SEC"), the Company shall prepare and mail a form of election (the "Form of Election"), which form shall be subject to the reasonable approval of FSI, with the Proxy Statement to the record holders of Common Shares as of the record date for the Special Meeting (as hereinafter defined), which Form of Election shall be used by each record holder of Common Shares who elects to express a desire to retain Standard Common Shares or Eligible Common Shares held by such holder. To the extent an Eligible Employee holds a Common Share which is both a Standard Common Share and an Eligible Common Share, such Eligible Employee may elect to retain such Common Share first as a Standard Common Share and, to the extent not so retained, second as an Eligible Common Share. The Company will use its best efforts to make the Form of Election available to all persons who become holders of Common Shares during the period between such record date and the Election Date, with a copy of the Proxy Statement. Any such holder's election shall have been properly made only if the Exchange Agent shall have received at its designated office, by 5:00 p.m., New York City time on the second business day prior to the date of the Special Meeting (the "Election Date"), a Form of Election properly completed and signed and accompanied by Certificates for the Common Shares to which such Form of Election relates, duly endorsed in blank or otherwise in a form acceptable for transfer on the books of the Company (or by an appropriate guarantee of delivery of such certificates as set forth in such Form of Election from a firm which is a member of a registered national securities exchange or of the National Association of Securities Dealers, Inc. or a commercial bank or trust company having an office or correspondent in the United States, provided such certificates are in fact delivered to the Exchange Agent within three NYSE trading days after the date of execution of such guarantee of delivery).

     (c) Any Form of Election may be revoked by the holder submitting it to the Exchange Agent only by written notice received by the Exchange Agent (i) prior to 5:00 p.m., New York City time on the Election Date or (ii) after the Election Date, if (and to the extent that) the Exchange Agent is legally required to permit revocations and the Effective Time shall not have occurred prior to such date. In addition, all Forms of Election shall automatically be revoked if the Exchange Agent is notified in writing by FSI and the Company that the Merger has been abandoned. If a Form of Election is revoked, the Certificate or Certificates (or guarantees of delivery, as appropriate) for the Common Shares to which such Form of Election relates shall be promptly returned to the stockholder submitting the same to the Exchange Agent.

     (d) The determination of the Exchange Agent shall be binding with respect to whether or not elections have been properly made or revoked pursuant to this
Section 2.02 and when elections and revocations were received by it. If the Exchange Agent determines that any election to retain Common Shares was not properly made, such shares shall be treated by the Exchange Agent as shares for which no election was received, and such shares shall be retained or converted in accordance with Sections 2.01 and 2.03. The Exchange Agent shall also make all computations as to the allocation and the proration contemplated by Section 2.03, and any such computation shall be conclusive and binding on the holders of Common Shares. The Exchange Agent may, with the mutual agreement of FSI and the Company, make such rules as are consistent with this Section 2.02 for the implementation of the elections provided for herein as shall be necessary or desirable fully to effect such elections.

     SECTION 2.03 Proration.

     (a) Notwithstanding anything in this Agreement to the contrary, the "Standard Retained Share Number" shall equal 746,114 Common Shares.

     (b) If the number of Potential Election Standard Shares is greater than the Standard Retained Share Number, then each Potential Election Standard Share shall be retained as an Election Standard Share in accordance with the terms of
Section 2.01(c)(i) or receive cash in accordance with the terms of Section 2.01(c)(iv) in the following manner:

       (i) A proration factor (the "Non-Cash Proration Factor") shall be determined by dividing the Standard Retained Share Number by the total number of Potential Election Standard Shares.

       (ii) The number of Potential Election Standard Shares covered by each election to be retained as Election Standard Shares shall be determined by multiplying the Non-Cash Proration Factor by the total number of Potential Election Standard Shares covered by such election, rounded down to the nearest whole number.

       (iii) All Potential Election Standard Shares, other than those shares which are retained in accordance with Section 2.03(b)(ii), shall be converted into cash in accordance with the terms of Section 2.01(c)(iv).

     (c) If the number of Potential Election Standard Shares is less than or equal to the Standard Retained Share Number, then each Potential Election Standard Share shall be retained as an Election Standard Share in accordance with the terms of Section 2.01(c)(i) and each Standard Common Share other than a Potential Election Standard Share or a Dissenting Share (a "Potential Cash Share") shall be retained as a Non-Election Standard Share in accordance with
Section 2.01(c)(ii) or converted into cash in accordance with the terms of
Section 2.01(c)(iv) in the following manner:

       (i) A proration factor (the "Cash Proration Factor") shall be determined by dividing (x) the difference between the Standard Retained Share Number and the number of Potential Election Standard Shares, by (y) the number of Potential Cash Shares.

       (ii) The number of Potential Cash Shares held by each stockholder to be retained as Non-Election Standard Shares in accordance with Section 2.01(c)(ii) shall be determined by multiplying the Cash Proration Factor by the total number of Potential Cash Shares held by such stockholder, rounded down to the nearest whole number.

       (iii) All Potential Cash Shares, other than those shares retained as Non-Election Standard Shares, shall be converted to cash in accordance with Section 2.01(c)(iv).

   (d) Eligible Common Shares shall be treated as follows:

       (i) To the extent the number of Eligible Common Shares with respect to which an election to retain Common Shares has been effectively made and not revoked in accordance with Section 2.02 (the "Potential Election Eligible Shares") is less than or equal to 310,881 Common Shares (the "Eligible Retained Share Number"), such Potential Election Eligible Shares shall be retained in accordance with Section 2.01(c)(iii).

       (ii) To the extent the number of Potential Election Eligible Shares is greater than the Eligible Retained Share Number, the following shall apply:

             (A) A proration factor (the "Eligible Proration Factor") shall be determined by dividing the Eligible Retained Share Number by the number of Potential Election Eligible Shares.

             (B) The number of Potential Election Eligible Shares to be retained by a holder in accordance with Section 2.01(c)(iii) shall be determined by multiplying the Eligible Proration Factor by the total number of Potential Election Eligible Shares held by such holder, rounded down to the nearest whole number.

             (C) All Potential Election Eligible Shares, other than those shares retained pursuant to Section 2.03(d)(ii)(B), shall be converted into cash in accordance with Section 2.01(c)(iv).

     SECTION 2.04 Options; Stock Plans.

     (a) Subject to Section 2.04(c) below, immediately prior to the Effective Time, each holder of a then-outstanding employee stock option, whether or not fully exercisable, to purchase Common Shares (an "Option") granted under any stock option or similar plan of the Company (together with the Restricted Unit Plan and the Equity Option Program) (as such terms are hereinafter defined, the "Stock Plans") will be entitled to receive in settlement of such Option a cash payment from the Company equal to the product of (i) the total number of Common Shares previously subject to such Option and (ii) the excess of the Cash Price over the exercise price per Common Share subject to such Option, subject to any required withholding of taxes. If necessary or appropriate, the Company will, upon the request of FSI, use reasonable efforts to obtain the written acknowledgment of each employee holding an Option that the payment of the amount of cash referred to above will satisfy in full the Company's obligation to such employee pursuant to such Option and take such other action as is necessary to effect the provisions of this Section 2.04.

     (b) FSI agrees that each holder of Restricted Units (as such term is defined in the Restricted Unit Plan for Non-Employee Directors of Fisher Scientific International Inc. (the "Restricted Unit Plan"), shall be entitled to receive at the Effective Time, and shall pay or cause to be paid to each such holder promptly following the Effective Time, (i) an amount in cash equal to the product of (x) the total number of Restricted Units in such holder's Restricted Unit account (regardless of whether such Restricted Units have vested in accordance with the Restricted Unit Plan) and (y) the Cash Price, and
(ii) an amount in cash equal to the Cash Dividend Equivalents (as such term is defined in the Restricted Unit Plan) (and amounts equivalent to interest thereon) in such holder's Restricted Unit account. If necessary or appropriate, the Company will, upon the request of FSI, use reasonable efforts to obtain the written acknowledgment of each director holding Restricted Units that the payment of the amounts referred to above will satisfy in full the Company's obligation to such director pursuant to the Restricted Unit Plan and take such other action as is necessary to effect the provisions of this Section 2.04.

     (c) Notwithstanding anything to the contrary set forth in Section 2.04(a) above, certain employees of the Company shall receive, with respect to the Options listed on Schedule 2.04(c) hereto (each, an "Electing Option"), in exchange for the cancellation of such Electing Option, (A) the right (the "Deferred Share Right") to receive (in accordance with the provisions of
Section 2.04(d) below) the number of Common Shares determined by dividing (X) the product of (1) the number of Common Shares subject to such Option and (2) the excess, if any, of the Cash Price over the per share exercise price of such Option, by (Y) the Cash Price (each a "Converted Option Common Share"), and (B) a single lump sum cash payment in lieu of any fractional shares that would have been issued. FSI and the Company shall agree upon the employees to receive Deferred Share Rights and the number of Converted Option Common Shares to be distributed to such employees upon their exercise of such Deferred ShareRights. Notwithstanding anything herein to the contrary, the Deferred Share Rights may not entitle the holders to receive more than 909,392 Converted Option Common Shares pursuant to this Section 2.04(c).

     (d) Each holder of a Deferred Share Right shall have the right to receive the number of Converted Option Common Shares set forth on Section 2.04(c) upon his or her termination of employment for any reason. Until the distribution of Converted Option Common Shares following such termination of employment, the holders of Deferred Share Rights will have no rights as stockholders of the Surviving Corporation. Converted Option Common Shares so distributed in satisfaction of the Deferred Share Rights shall be subject to, and the distribution of such Converted Option Common Shares to the holders of Deferred Share Rights shall be conditional on, the execution by the holder of the Deferred Share Rights of a stockholders' agreement with investors in the Surviving Corporation acceptable to the Company and FSI. The number of Converted Option Common Shares (not in excess of 909,392) sufficient to satisfy the Surviving Corporation's obligations with respect to all outstanding Deferred Share Rights shall be deposited, as soon as practicable following the Merger, in a grantor trust in such form as shall be agreed by FSI and the Company.

     SECTION 2.05 Payment for Common Shares.

     (a) From and after the Effective Time, such bank or trust company as shall be mutually acceptable to FSI and the Company shall act as exchange agent (the "Exchange Agent"). At or prior to the Effective Time, FSI shall deposit, or FSI shall otherwise take all steps necessary to cause to be deposited, with the Exchange Agent in an account (the "Exchange Fund") the aggregate Merger Consideration to which holders of Common Shares shall be entitled at the Effective Time pursuant to Section 2.01(c).

     (b) Promptly after the Effective Time, FSI shall cause the Exchange Agent to mail to each record holder of certificates (the "Certificates") that immediately prior to the Effective Time represented Common Shares a form of letter of transmittal which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon proper delivery of the Certificates to the Exchange Agent and instructions for use in surrendering such Certificates and receiving the Merger Consideration in respect thereof.

     (c) In effecting the payment of the Cash Price in respect of Common Shares represented by Certificates entitled to payment of the Cash Price pursuant to
Section 2.01(c)(iv) (the "Cashed Shares"), upon the surrender of each such Certificate, the Exchange Agent shall pay the holder of such Certificate the Cash Price multiplied by the number of Cashed Shares, in consideration therefor. Upon such payment (and the exchange, if any, of Certificates formerly representing Common Shares for certificates representing Retained Shares) such Certificate shall forthwith be cancelled.

     (d) In effecting the exchange of Retained Shares in respect of Common Shares represented by Certificates which, at the Effective Time, shall become Retained Shares, upon surrender of each such Certificate, the Exchange Agent shall deliver to the holder of such Certificate a certificate representing that number of whole Retained Shares which such holder has the right to receive pursuant to the provisions of Section 2.01(c), and cash in lieu of fractional Retained Shares. Upon such exchange (and any payment of the Cash Price for Cashed Shares), such Certificate so surrendered shall forthwith be canceled.

     (e) Until surrendered in accordance with paragraphs (c) or (d) above, each such Certificate (other than Certificates representing Common Shares held by FSI or any of its affiliates, in the treasury of the Company or by any wholly owned subsidiary of the Company or Dissenting Shares) shall represent solely the right to receive the aggregate Merger Consideration relating thereto. No interest or dividends shall be paid or accrued on the Merger Consideration. If the Merger Consideration (or any portion thereof) is to be delivered to any person other than the person in whose name the Certificate formerly representing Common Shares surrendered therefor is registered, it shall be a condition to such right to receive such Merger Consideration that the Certificate so surrendered shall be properly endorsed or otherwise be in proper form for transfer and that the person surrendering such Common Shares shall pay to the Exchange Agent any transfer or other taxes required by reason of the payment of the Merger Consideration to a person other than the registered holder of the Certificate surrendered, or shall establish to the satisfaction of the Exchange Agent that such tax has been paid or is not applicable.

     (f) Distributions with Respect to Unexchanged Shares. No dividends or other distributions with respect to Common Shares with a record date after the Effective Time shall be paid to the holder of any unsurrendered Certificate with respect to the Common Shares represented thereby, and no cash payment in lieu of fractional shares shall be paid to any such holder pursuant to Section 2.05(g) until the surrender of such Certificates in accordance with this
Section 2.05. Subject to the effect of applicable laws, following surrender of any such Certificate, there shall be paid to the holder of the certificate representing whole Common Shares issued in exchange therefor, without interest, at the time of such surrender, the amount of any cash payable in lieu of a fractional Common Share to which such holder is entitled pursuant to Section 2.5(g).

     (g) No Fractional Shares (i) No certificates or scrip representing factional Retained Shares shall be issued upon the surrender for exchange of Certificates, and such fractional share interests shall not entitle the owner thereof to vote or to any rights of a stockholder of the Surviving Corporation.


       (ii) As promptly as practicable following the Effective Time, the Exchange Agent shall determine the excess of (x) the number of Retained Shares delivered to the Exchange Agent by FSI pursuant to Section 2.05(a) over (y) the aggregate number of whole Retained Shares to be distributed to holders of the Certificates (such excess being herein called the "Excess Shares"). As soon as practicable after the Effective Time, the Exchange Agent, as agent for the holders of the Certificates, shall sell the Excess Shares at then prevailing prices on the New York Stock Exchange, Inc. (the "NYSE"), all in the manner provided in paragraph (iii) of this Section 2.05(g).

       (iii) The sale of the Excess Shares by the Exchange Agent shall be executed on the NYSE through one or more member firms of the NYSE and shall be executed in round lots to the extent practicable. FSI shall bear the cost of all related changes and fees of the Exchange Agent, commissions, transfer taxes and other out-of-pocket transaction costs. Until the proceeds of such sale or sales have been distributed to the holders of the Certificates, the Exchange Agent shall hold such proceeds in trust for the holders of the Certificates (the "Common Shares Trust"). The Exchange Agent shall determine the portion of the Common Shares Trust to which each holder of a certificate shall be entitled, if any, by multiplying the amount of the aggregate proceeds comprising the Common Shares Trust by a fraction, the numerator of which is the amount of the fractional share interests to which such holder of a Certificate is entitled and the denominator of which is the aggregate amount of fractional share interests to which all holders of the Certificates are entitled.

       (iv) As soon as practicable after the determination of the amount of cash to be paid to holders of Certificates in lieu of any fractional share interests, the Exchange Agent shall make available such amounts, without interest, to such holders of Certificates who have surrendered their Certificates in accordance with this Section 2.05.

     (h) Promptly following the date which is 180 days after the Effective Time, the Exchange Agent shall deliver to the Surviving Corporation all cash, Certificates and other documents in its possession relating to the transactions described in this Agreement, and the Exchange Agent's duties shall terminate. Thereafter, each holder of a Certificate formerly representing a Common Share may surrender such Certificate to the Surviving Corporation and (subject to applicable abandoned property, escheat and similar laws) receive in consideration therefor the aggregate Merger Consideration relating thereto, without any interest or dividends thereon.

     (i) After the Effective Time, there shall be no transfers on the stock transfer books of the Surviving Corporation of any Common Shares which were outstanding immediately prior to the Effective Time. If, after the Effective Time, Certificates formerly representing Common Shares are presented to the Surviving Corporation or the Exchange Agent, they shall be surrendered and cancelled in return for the payment of the aggregate Merger Consideration relating thereto, as provided in this Article II.

     (j) No Liability. None of FSI, the Company or Exchange Agent shall be liable to any person in respect of any Retained Shares (or dividends or distributions with respect thereto) or cash from the Exchange Fund or the Common Shares Trust delivered to a public official pursuant to any applicable abandoned property, escheat or similar law. If any Certificates shall not have been surrendered prior to seven years after the Effective Time (or immediately prior to such earlier date on which any Retained Shares, any cash in lieu of fractional Retained Shares or any dividends or distributions with respect to Common Shares in respect of such Certificate would otherwise escheat to or become the property of any Governmental Entity) any such shares, cash, dividends or distributions in respect of such Certificate shall, to the extent permitted by applicable law, become the property of the Surviving Corporation, free and clear of all claims or interest of any person previously entitled thereto.

                                  ARTICLE III


                 REPRESENTATIONS AND WARRANTIES OF THE COMPANY


     The Company represents and warrants to FSI as follows:

     SECTION 3.01 Organization and Qualification; Subsidiaries. The Company and each of its Significant Subsidiaries (as hereinafter defined) is a corporation duly organized, validly existing and in good standing under the laws of its state or jurisdiction of incorporation and has all requisite corporate power and corporate authority to own, lease and operate its properties and to carry on its business as now being conducted and is in good standing as a foreign corporation in each jurisdiction where the properties owned, leased or operated, or the business conducted, by it require such qualification and where failure to be in good standing or to so qualify would have a Material Adverse Effect on the Company. The term "Material Adverse Effect on the Company," as used in this Agreement, means any change in or effect on the business, financial condition, results of operations or reasonably foreseeable prospects of the Company or any of its subsidiaries that would be materially adverse to the Company and its subsidiaries taken as a whole. The Company has heretofore made available to FSI a complete and correct copy of its Restated Certificate of Incorporation and By-Laws. A "Significant Subsidiary" of any person means any subsidiary or person that constitutes a significant subsidiary of such person within the meaning of Rule 1-02(v) of Regulation S-X.

     SECTION 3.02 Capitalization; Subsidiaries. The authorized capital stock of the Company consists of 50,000,000 Common Shares and 15,000,000 shares of preferred stock, par value $.01 per share ("Preferred Stock"), of which 500,000 shares are designated Series A Junior Participating Preferred Stock, par value $.01 per share ("Junior Preferred Stock"). As of the close of business on August 6, 1997, 20,325,546 Common Shares were issued and outstanding, all of which are entitled to vote on this Agreement, and no Common Shares were held in treasury. The Company has no shares of Preferred Stock issued and outstanding. As of August 6, 1997, except for (i) 3,632,195 Common Shares reserved for issuance pursuant to outstanding Options and rights granted under the Stock Plans, (ii) 500,000 shares of Junior Preferred Stock reserved for issuance upon exercise of the Rights and (iii) up to 192,270 Options issuable pursuant to the Company's Equity Option Program (the "Equity Option Program"), there are not now, and at the Effective Time there will not be, any existing options, warrants, calls, subscriptions, or other rights, or other agreements or commitments, obligating the Company to issue, transfer or sell any shares of capital stock of the Company or any of its subsidiaries. All issued and outstanding Common Shares are validly issued, fully paid, nonassessable and free of preemptive rights. All of the outstanding shares of capital stock of each of the Company's Significant Subsidiaries have been validly issued and are fully paid and non-assessable and, except as set forth on Section 3.02 of the disclosure schedule delivered to FSI by the Company on the date hereof (the "Company Disclosure Schedule"), are owned by either the Company or another of its Significant Subsidiaries free and clear of all liens, charges, claims or encumbrances. There are no outstanding options, warrants, calls, subscriptions, or other rights, or other agreements or commitments, obligating any Significant Subsidiary of the Company to issue, transfer or sell any shares of its capital stock.

     SECTION 3.03 Authority Relative to this Agreement.

     (a) The Company has the requisite corporate power and authority to execute and deliver this Agreement and, except for the approval of this Agreement by the shareholders of the Company, to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly and validly authorized by the Company Board and no other corporate proceedings on the part of the Company are necessary to authorize this Agreement or to consummate the transactions so contemplated (other than the approval of this Agreement by the shareholders of the Company, to the extent required by applicable law). This Agreement has been duly and validly executed and delivered by the Company, and, assuming this Agreement constitutes a valid and binding obligation of FSI, this Agreement constitutes a valid and binding agreement of the Company, enforceable against the Company in accordance with its terms.

     (b) Except as set forth in Section 3.03 of the Company Disclosure Schedule, the execution and delivery of this Agreement does not, and the consummation of the transactions contemplated by this Agreement and compliance with the provisions of this Agreement will not, conflict with, or result in any violation of, or default (with or without notice or lapse of time, or both) under, or give rise to a right of consent, termination, purchase, cancellation or acceleration of any obligation or to loss of any property, rights or benefits under, or result in the imposition of any additional obligation under, or result in the creation of any Lien upon any of the properties or assets of the Company or any of its subsidiaries under, (i) the organizational documents of the Company or any of its subsidiaries, (ii) any contract, instrument, permit, concession, franchise, license, loan or credit agreement, note, bond, mortgage, indenture, lease or other property agreement, partnership or joint venture agreement or other legally binding agreement, whether oral or written (a "Contract"), applicable to the Company or any of its subsidiaries or their respective properties or assets or (iii) subject to the governmental filings and other matters referred to in the following paragraph, any judgment, order, decree, statute, law, ordinance, rule or regulation applicable to the Company or any of its subsidiaries or their respective properties or assets, other than, in the case of clauses (ii) and
(iii), any such conflicts, violations, defaults, rights or Liens that individually or in the aggregate would not have a Material Adverse Effect.


     (c) Other than in connection with, or in compliance with, the provisions of the DGCL with respect to the transactions contemplated hereby, the Exchange Act, the securities laws of the various states and the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act"), no authorization, consent or approval of, or filing with, any Governmental Entity (as hereinafter defined) is necessary for the consummation by the Company of the transactions contemplated by this Agreement other than authorizations, consents and approvals the failure to obtain, or filings the failure to make, which would not, in the aggregate, have a Material Adverse Effect on the Company. As used in this Agreement, the term "Governmental Entity" means any government or subdivision thereof, domestic, foreign or supranational or any administrative, governmental or regulatory authority, agency, commission, tribunal or body, domestic, foreign or supranational.


     SECTION 3.04 No Violation. Neither the execution or delivery of this Agreement by the Company nor the consummation by the Company of the transactions contemplated hereby will (i) constitute a breach or violation of any provision of the Restated Certificate of Incorporation or By-Laws of the Company or (ii) except as set forth on Section 3.04 of the Company Disclosure Schedule, constitute a breach, violation or default (or any event which, with notice or lapse of time or both, would constitute a default) under, or result in the termination of, or accelerate the performance required by, or result in the creation of any lien or encumbrance upon any of the properties or assets of the Company or any of its subsidiaries under, any note, bond, mortgage, indenture, deed of trust, license, lease, agreement or other instrument to which the Company or any of its subsidiaries is a party or by which they or any of their respective properties or assets are bound, other than breaches, violations, defaults, terminations, accelerations or creation of liens and encumbrances which, in the aggregate, would not have a Material Adverse Effect on the Company.


     SECTION 3.05 SEC Reports and Financial Statements. Since January 1, 1995, the Company has filed all forms, reports and documents ("SEC Reports") with the SEC required to be filed by it pursuant to the federal securities laws and the SEC rules and regulations thereunder. Copies of all such SEC Reports have been made available to FSI by the Company. None of such SEC Reports (as of their respective filing dates) contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. The audited and unaudited consolidated financial statements of the Company included in the SEC Reports have been prepared in accordance with generally accepted accounting principles applied on a consistent basis (except as otherwise stated in such financial statements, including the related notes) and fairly present the financial position of the Company and its consolidated subsidiaries as of the dates thereof and the results of their operations and changes in financial position for the periods then ended, subject, in the case of the unaudited financial statements, to year-end audit adjustments. Except as set forth in the SEC Reports and except as disclosed in Section 3.05 of the Company Disclosure Schedule, at the date of the most recent audited financial statements of the Company included in the SEC Reports, neither the Company nor any of its subsidiaries had, and since such date neither the Company nor any of such subsidiaries has incurred, any liabilities or obligations of any nature (whether accrued, absolute, contingent or otherwise) which, individually or in the aggregate, would be required to be disclosed in a balance sheet prepared in accordance with generally accepted accounted principles and would reasonably be expected to have a Material Adverse Effect with respect to the Company except liabilities incurred in the ordinary and usual course of business and consistent with past practice and liabilities incurred in connection with the transactions contemplated by this Agreement.


     SECTION 3.06 Compliance with Applicable Laws. Except as set forth on
Section 3.06 of the Company Disclosure Schedule and except for matters relating to Environmental Laws (which matters are covered in Section

3.13), (i) the Company and its subsidiaries hold all material permits, licenses and approvals of all Governmental Entities and (ii) the business operations of the Company have been conducted in compliance with all laws, ordinances and regulations of any Governmental Entity, except for possible violations which would not, individually or in the aggregate, have a Material Adverse Effect on the Company.

     SECTION 3.07 Change of Control. Except as set forth on Section 3.07 of the Company Disclosure Schedule or as provided in Section 2.04, the transactions contemplated by this Agreement will not constitute a "change of control" under, require the consent from or the giving of notice to a third party pursuant to, permit a third party to terminate or accelerate vesting or repurchase rights, or create any other detriment under the terms, conditions or provisions of any note, bond, mortgage, indenture, license, lease, contract, agreement or other instrument or obligation to which the Company or any of its subsidiaries is a party or by which any of them or any of their properties or assets may be bound, except where the adverse consequences resulting from such change of control or where the failure to obtain such consents or provide such notices would not, individually or in the aggregate, have a Material Adverse Effect on the Company.

     SECTION 3.08 Litigation. Except as set forth on Section 3.08 of the Company Disclosure Schedule, there is no suit, claim, action, proceeding or investigation pending or, to the knowledge of the Company, threatened, against the Company or any of its subsidiaries, individually or in the aggregate, which would have a Material Adverse Effect on the Company and its subsidiaries or could prevent or materially delay the consummation of the transactions contemplated by this Agreement. Except as disclosed in the SEC Reports filed prior to the date of this Agreement, neither the Company nor any of its subsidiaries is subject to any outstanding order, writ, injunction or decree which, individually or in the aggregate, would have a Material Adverse Effect on the Company or could prevent or materially delay the consummation of the transactions contemplated hereby.

     SECTION 3.09 Information. None of the information supplied by the Company in writing (other than projections of future financial performance) specifically for inclusion or incorporation by reference in (i) Form S-4 or
(ii) any other document to be filed with the SEC or any other Governmental Entity in connection with the transactions contemplated by this Agreement (the "Other Filings") will, at the respective times filed with the SEC or other Governmental Entity and, in addition, in the case of the Proxy Statement, at the date it or any amendment or supplement is mailed to stockholders, at the time of the Special Meeting and at the Effective Time, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading. Notwithstanding the foregoing, no representation is made by the Company with respect to (i) any forward-looking information which may have been supplied by the Company, whether or not included by FSI in the Form S-4 or (ii) statements made in any of the foregoing documents based upon information supplied by FSI.

     SECTION 3.10 Certain Approvals. The Company Board has taken any and all necessary and appropriate action to render inapplicable to the Merger and the transactions contemplated by this Agreement the provisions of Section 203 of the DGCL.

     SECTION 3.11 Employee Benefit Plans.

     (a) Section 3.11(a) of the Company Disclosure Schedule includes a complete list of all material employee benefit plans and programs providing benefits to any employee or former employee of the Company and its subsidiaries sponsored or maintained by the Company or any of its subsidiaries or to which the Company or any of its subsidiaries contributes or is obligated to contribute ("Plans"). Without limiting the generality of the foregoing, the term "Plans" includes all employee welfare benefit plans within the meaning of Section 3(1) of the Employee Retirement Income Security Act of 1974, as amended, and the regulations thereunder ("ERISA"), and all employee pension benefit plans within the meaning of Section 3(2) of ERISA.

     (b) With respect to each Plan, the Company has made available to FSI a true, correct and complete copy of: (i) all plan documents, benefit schedules, trust agreements, and insurance contracts and other funding vehicles; (ii) the most recent Annual Report (Form 5500 Series) and accompanying schedule, if any;
(iii) the current summary plan description, if any; (iv) the most recent annual financial report, if any; (v) the most recent actuarial report, if any; and
(vi) the most recent determination letter from the United States Internal Revenue Service (the "IRS"), if any.

     (c) The Company and each of its subsidiaries has complied, and is now in compliance, in all material respects with all provisions of ERISA, the Internal Revenue Code of 1986, as amended, including the Treasury Regulations thereunder (the "Code") and all laws and regulations applicable to the Plans. With respect to each Plan that is intended to be a "qualified plan" within the meaning of Section 401(a) of the Code ("Qualified Plans"), the IRS has issued a favorable determination letter.


     (d) All contributions required to be made to any Plan by applicable law or regulation or by any plan document or other contractual undertaking, and all premiums due or payable with respect to insurance policies funding any Plan, for any period through the date hereof have been timely made or paid in full or, to the extent not required to be made or paid on or before the date hereof, have been fully reflected in the financial statements of the Company included in the SEC Reports to the extent required under generally accepted accounting principles.


     (e) Except as set forth on Section 3.11(e) of the Company Disclosure Schedule, no Plan is subject to Title IV or Section 302 of ERISA or Section 412 or 4971 of the Code. Without limiting the generality of the foregoing, no Plan is a "multiemployer plan" within the meaning of Section 4001(a)(3) of ERISA (a "Multiemployer Plan") or a plan that has two or more contributing sponsors at least two of whom are not under common control, within the meaning of Section 4063 of ERISA and which is subject to Title IV of ERISA (a "Multiple Employer Plan").


     (f) There does not now exist, nor do any circumstances exist that could result in, any liability under (i) Title IV of ERISA, (ii) section 302 of ERISA, (iii) sections 412 and 4971 of the Code, (iv) the continuation coverage requirements of section 601 et seq. of ERISA and section 4980B of the Code, or
(v) corresponding or similar provisions of foreign laws or regulations, other than a liability that arises solely out of, or relates solely to, the Plans, that would be a liability of the Company or any of its subsidiaries following the Effective Time. Without limiting the generality of the foregoing, none of the Company, its subsidiaries nor any ERISA Affiliate of the Company or any of its subsidiaries has engaged in any transaction described in Section 4069 or
Section 4204 or 4212 of ERISA. An "ERISA Affiliate" means any entity, trade or business that is a member of a group described in Section 414(b), (c), (m) or
(o) of the Code or Section 4001(b)(1) of ERISA that includes the Company or any of its subsidiaries, or that is a member of the same "controlled group" as the Company or any of its subsidiaries, pursuant to Section 4001(a)(14) of ERISA.


     SECTION 3.12 Taxes.


     (a) The Company, and each of its subsidiaries and each affiliated, combined, consolidated, unitary or aggregate group of which the Company or any of its subsidiaries is a member (a "Company Affiliated Group") has timely filed all federal, state, local and foreign income Tax Returns (as hereinafter defined) required to be filed by it, and all other material Tax Returns required to be filed by it, and has paid or caused to be paid all Taxes (as hereinafter defined) required to be paid in respect of the periods covered by such returns and has made adequate provision in the Company's financial statements for payment of all Taxes that have not been paid, whether or not shown as due and payable on any Tax Return in respect of all taxable periods or portions thereof ending on or before the date hereof, except where the failure to so file or pay or make adequate provision would not, individually or in the aggregate, have a Material Adverse Effect on the Company. There are no outstanding agreements, waivers or requests for waivers extending the statutory period of limitation applicable to any Tax Return of the Company, any of its subsidiaries or any Company Affiliated Group. Except as set forth on Section
3.12 of the Company Disclosure Schedule, neither the Company nor any of its subsidiaries (i) has been a member of a group filing consolidated returns for federal income tax purposes (except for the group of which the Company is the common parent), or (ii) is a party to or has any liability pursuant to a Tax sharing or Tax indemnity agreement or any other agreement of a similar nature that remains in effect.


     (b) Except to the extent of amounts for which indemnification has been provided to the Company pursuant to Article X of the Purchase Agreement among the Company and Fisons plc and Fisons U.S. Inc. and Fisons Corporation and Fisons U.S. Investment Holdings, Inc., dated August 29, 1995, the Company, each of its subsidiaries and each Company Affiliated Group have complied in all material respects with all rules and regulations relating to the withholding of Taxes except to the extent any such failure to comply would not, individually or in the aggregate, have a Material Adverse Effect on the Company.


     (c) For purposes of this Agreement, the term "Taxes" means all taxes, charges, fees, levies or other assessments, including, without limitation, income, gross receipts, excise, property, sales, transfer, license, payroll, withholding, capital stock and franchise taxes, imposed by the United States or any state, local or foreign government or subdivision or agency thereof, including any interest, penalties or additions thereto. For purposes of this Agreement, the term "Tax Return" means any report, return or other information or document required to be supplied to a taxing authority in connection with Taxes.

     SECTION 3.13 Environmental Matters.

     (a) Except as set forth on Section 3.13 of the Company Disclosure Schedule, the Company and its subsidiaries have been and are in compliance with all applicable Environmental Laws as in effect on the date hereof, except for such violations and defaults as would not, individually or in the aggregate, have a Material Adverse Effect on the Company.

     (b) Except as set forth on Section 3.13 of the Company Disclosure Schedule, the Company and its subsidiaries possess all Environmental Permits required for the operation of the Business pursuant to Environmental Laws as in effect on the date hereof, all such Environmental Permits are in effect, there are no pending or to the best knowledge of the Company threatened proceedings to revoke such Environmental Permits and the Company and its subsidiaries are, to the best knowledge of the Company, in compliance with all terms and conditions thereof, except for such failures to possess or comply with Environmental Permits as would not, individually or in the aggregate, have a Material Adverse Effect on the Company.

     (c) Except as set forth on Section 3.13 of the Company Disclosure Schedule, and except for matters which would not, individually or in the aggregate, have a Material Adverse Effect on the Company, neither the Company nor any subsidiary has received any written notification that the Company or any subsidiary as a result of any of the current or past operations of the Business, or any property currently or formerly owned or leased in connection with the Business, is or may be the subject of any proceeding, investigation, claim, lawsuit or order by any Governmental Entity or other person as to whether (i) any Remedial Action is or may be needed to respond to a Release or threat of Release into the environment of Hazardous Substances as defined under Environmental Laws as in effect on or prior to the date hereof; (ii) any Environmental Liabilities and Costs imposed by, under or pursuant to Environmental Laws as in effect on or prior to the date hereof shall be sought, or proceeding commenced, related to or arising from the current or past operations of the Business; or (iii) the Company or any subsidiary is or may be a "potentially responsible party" for a Remedial Action, pursuant to any Environmental Law as in effect on or prior to the date hereof, for the costs of investigating or remediating Releases or threatened Releases into the environment of Hazardous Substances, whether or not such Release or threatened Release has occurred or is occurring at properties currently or formerly owned or operated by the Company and its subsidiaries;

     (d) Except as set forth on Section 3.13 of the Company Disclosure Schedule, and except for the ACO's and Environmental Permits, none of the Company and its subsidiaries has entered into any written agreement with any Governmental Entity by which the Company or any subsidiary has assumed responsibility, either directly or as a guarantor or surety, for the remediation of any condition arising from or relating to a Release of Hazardous Substances as defined under Environmental Laws as in effect on or prior to the date hereof into the environment in connection with the Business, including for cost recovery with respect to such Releases or threatened Releases;

     (e) Except as set forth on Section 3.13 of the Company Disclosure Schedule, and except for the matters covered by the ACO's, there is not now and has not been at any time in the past, a Release in connection with the current or former conduct of the Business of substances that would constitute Hazardous Substances as regulated under Environmental Laws as in effect on or prior to the date hereof for which the Company or any subsidiary is required or is reasonably likely to be required to perform a Remedial Action pursuant to Environmental Laws as currently in effect, or will incur Environmental Liabilities and costs that would, individually or in the aggregate, have a Material Adverse Effect on the Company.

   (f) For purposes of this Section:

       (i) "ACO" means either of the Administrative Consent orders relating to the Fair Lawn, New Jersey or the Bridgewater, New Jersey properties executed by the New Jersey Department of Environmental Protection ("NJDEP") on August 29, 1985; such ACOs were entered into by the NJDEP and the Fisher Scientific division of Allied-Signal Inc. and titled In the Matter of Fisher Scientific Division and the Administrative Consent order executive by the NJDEP on July 31, 1986 and entered into by the NJDEP and Allied-Signal Inc. titled In the Matter of Allied-Signal Inc., ECRA Case #'s 85820, 85821, 85822, 85823, 85824, 85825, 85826, 86049, 86103.

       (ii) "Business" means the current and former businesses of the Company and its subsidiaries including, but not limited to, businesses or subsidiaries that have been previously sold by the Company, its subsidiaries or any predecessors thereto.

       (iii) "Environmental Laws" means all Laws relating to the protection of the environment, or to any emission, discharge, generation, processing, storage, holding, abatement, existence, Release, threatened Release or transportation of any Hazardous Substances, including, but not limited to,
     (i) CERCLA, the Resource Conservation and Recovery Act, the Clean Water Act, the Clean Air Act, the Toxic Substances Control Act, as amended (the "TSCA"), property transfer statutes or requirements and (ii) all other requirements pertaining to reporting, licensing, permitting, investigation or remediation of emissions, discharges, Releases or threatened Releases of Hazardous Substances into the air, surface water, groundwater or land, or relating to the manufacture, processing, distribution, use, sale, treatment, receipt, storage, disposal, transport or handling of Hazardous Substances.

       (iv) "Environmental Liabilities and Costs" means all damages, natural resource damages, claims, losses, expenses, costs, obligations, and liabilities (collectively, "Losses"), whether direct or indirect, known or unknown, current or potential, past, present or future, imposed by, under or pursuant to Environmental Laws, including, but not limited to, all Losses related to Remedial Actions, and all fees, capital costs, disbursements, penalties, fines and expenses of counsel, experts, contractors, personnel and consultants based on, arising out of or otherwise in respect of (i) the Company, any subsidiary (including predecessors and former subsidiaries) or property owned, used or leased by the Company or any subsidiary in respect of the Business at any time; (ii) conditions existing on, under, around or above any such property; and
     (iii) expenditures necessary to cause any such property or the Company or any subsidiary to be in compliance with requirements of Environmental Laws.

       (v) "Environmental Permits" means any federal, state, provincial or local permit, license, registration, consent, order, administrative consent order, certificate, approval or other authorization necessary for the conduct of the Business as currently conducted under any Environmental Law.

       (vi) "Hazardous Substances" means any substance that (a) is defined, listed or identified or otherwise regulated as a "hazardous waste," "hazardous material" or "hazardous substance" "toxic substance," "hazardous air pollution," "polluted," or "contaminated" or words of similar meaning and regulatory effect under CERCLA, TSCA or the Resource Conservation and Recovery Act or any other Environmental Law or analogous state law (including, without limitation, radioactive substances, polycholorinated-biphenyls, petroleum and petroleum derivatives and products) or (b) requires investigation, removal or remediation under applicable Environmental Law.

       (vii) "ISRA" means the Industrial Site Recovery Act of New Jersey, N.J.S.A. 13:1K-6 et seq.

       (viii) "Laws" means all (A) constitutions, treaties, statutes, laws (including, but not limited to, the common law), rules, regulations, ordinances or codes of any Governmental Entity, (B) Environmental Permits, and (C) orders, decisions, injunctions, judgments, awards and decrees of any Governmental Entity.

       (ix) "Release" means as defined in CERCLA or the Resource Conservation and Recovery Act, without limiting its application to violations or alleged violations of those statutes, but not including any discharge, spill or emission that is the subject of, and in compliance with an Environmental Permit.

       (x) "Remedial Action" means all actions required by Governmental Entity pursuant to Environmental Law or otherwise taken as necessary to comply with Environmental Law to (i) clean up, remove, treat or in any other way remediate any Hazardous Substances; (ii) prevent the release of Hazardous Substances so that they do not migrate or endanger or threaten to endanger public health or welfare or the environment; or (iii) perform studies, investigations or monitoring in respect of any such matter.

     SECTION 3.14 Absence of Certain Changes. Except as disclosed in the SEC Reports filed prior to the date of this Agreement or as disclosed in announcements or other information attached in Section 3.14 of the Company Disclosure Schedule, concerning future performance of the Company, since March 31, 1997, (i) the Company has conducted its business only in the ordinary course consistent with past practice and (ii) there has not been any Material Adverse Effect on the Company.

     SECTION 3.15 Rights Agreement. The Company and the Company Board have authorized all necessary action to amend the Rights Agreement (without redeeming the Rights) so that none of the execution or delivery of this Agreement, the making of the Offer, the acquisition of Shares pursuant to the Offer or the consummation of the Merger will (i) cause any Rights issued pursuant to the Rights Agreement to become exercisable or to separate from the stock certificates to which they are attached, (ii) cause FSI or any of their Affiliates to be an Acquiring Person (as each such term is defined in the Rights Agreement) or (iii) trigger other provisions of the Rights Agreement, including giving rise to a Distribution Date (as such term is defined in the Rights Agreement), and such amendment shall be in full force and effect from and after the date hereof.

     SECTION 3.16 Brokers. Except for the engagement of the Investment Bankers (as defined in Section 3.17), none of the Company, any of its subsidiaries, or any of their respective officers, directors or employees has employed any broker or finder or incurred any liability for any brokerage fees, commissions or finder's fees in connection with the transactions contemplated by this Agreement.

     SECTION 3.17 Opinion of Investment Bankers. The Company has received the written opinion of each of Lazard FrPres & Co. LLC and Salomon Brothers Inc (the "Investment Bankers") to the effect that, as of September 11, 1997, the consideration to be received by the holders of Common Shares pursuant to the Merger is fair to the Company's stockholders from a financial point of view.

     SECTION 3.18 Material Contracts. The Company has provided or made available to FSI (i) true and complete copies of all written material contracts and agreements ("Material Contracts"), or (ii) with respect to such Material Contracts that have not been reduced to writing, a written description thereof, each of which is listed on Section 3.18 of the Company Disclosure Schedule. Neither the Company nor any of its subsidiaries is, or has received any notice or has any knowledge that any other party is, in default in any respect under any such Material Contract, except for those defaults which would not reasonably be likely, either individually or in the aggregate, to have a Material Adverse Effect with respect to the Company; and there has not occurred any event that, with the lapse of time or the giving of notice or both, would constitute such a material default.

     SECTION 3.19 Board Recommendation. The Company Board, at a meeting duly called and held, has (a) determined that this Agreement and the transactions contemplated hereby, taken together, are advisable and in the best interests of the Company and its stockholders, and (b) subject to the other provisions hereof, resolved to recommend that the holders of the Common Shares approve this Agreement and the transactions contemplated herby, including the Merger.

     SECTION 3.20 Required Company Vote. The Company Stockholder Approval, being the affirmative vote of a majority of the Common Shares, is the only vote of the holders of any class or series of the Company's securities necessary to approve this Agreement, the Merger and the other transactions contemplated hereby.

     SECTION 3.21 Intellectual Property.

     The Company and its subsidiaries own or have the valid right to use all material Intellectual Property used in or necessary to the business, free and clear of all liens, claims, and encumbrances and, except for the License Agreements set forth on Section 3.21(a) of the Company Disclosure Schedule, free and clear of all material licenses to third parties. As employed herein, the term "Intellectual Property" shall mean: (i) registered and unregistered trademarks, service marks, slogans, trade names, logos and trade dress (collectively, and together with the good will associated with each, "Trademarks"); (ii) patents, patent applications and invention disclosures (collectively, "Patents"); (iii) registered and unregistered copyrights, including, but not limited to, copyrights in software and databases (collectively, "Copyrights"); (iv) software programs and databases (together, "Software"); (v) unpatented or unpatentable methods, devices, technology, trade secrets, proprietary information and know-how (collectively, "Technology"); and
(vi) agreements pursuant to which the Company or a subsidiary has obtained or granted the right to use any of the foregoing (collectively, or other agreements to which the Company or any subsidiary is a party relating to the development, acquisition, use, sale or licensure of Intellectual Property, "License Agreements").

     SECTION 3.22 Related Party Transactions. Except as set forth in Section
3.23 of the Disclosure Schedule hereto, no director, officer, partner, "affiliate" or "associate" (as such terms are defined in Rule 12b-2 under the Exchange Act) of the Company or any of its subsidiaries (or, with respect to clause (i) of this sentence, to the knowledge of the Company, its employees)
(i) has borrowed any monies from or has outstanding any indebtedness or other similar obligations to the Company or any of its subsidiaries; (ii) owns any direct or indirect interest of any kind in, or is a director, officer, employee, partner, affiliate or associate of, or consultant or lender to, or borrower from, or has the right to participate in the management, operations or profits of, any person or entity which is (1) a competitor, supplier, customer, distributor, lessor, tenant, creditor or debtor of the Company or any of its subsidiaries, (2) engaged in a business related to the business of the Company or any of its subsidiaries, (3) participating in any transaction to which the Company or any of its subsidiaries is a party or (iii) is otherwise a party to any contract, arrangement or understanding with the Company or any of its subsidiaries.

     SECTION 3.23 State Takeover Statutes. The Company Board has taken such action so that no statute, takeover statute or similar statute or regulation of the State of Delaware (and, to the knowledge of the Company after due inquiry, of any other state or jurisdiction) applies to this Agreement, the Merger, or any of the other transactions contemplated hereby. Except for the Rights Agreement and except as set forth in Section 3.23 of the Company Disclosure Schedule, neither the Company nor any of its subsidiaries has any rights plan, preferred stock or similar arrangement which have any of the aforementioned consequences in respect of the transactions contemplated hereby.

     SECTION 3.24 Labor Relations and Employment.

     (a) Except as set forth on Section 3.24(a) of the Company Disclosure Schedule and except for matters which would not (other than in the case of clause (iii) or (iv) of this sentence) result in a Material Adverse Effect, (i) there is no labor strike, dispute, slowdown, stoppage or lockout actually pending, or, to the best knowledge of the Company, threatened against the Company or any of its subsidiaries, and during the past three years there has not been any such action; (ii) to the best knowledge of the Company, no union claims to represent the employees of the Company or any of its subsidiaries;
(iii) neither the Company nor any of its subsidiaries is a party to or bound by any collective bargaining or similar agreement with any labor organization, or work rules or practices agreed to with any labor organization or employee association applicable to employees of the Company or any of its subsidiaries;
(iv) none of the employees of the Company or any of its subsidiaries is represented by any labor organization and the Company does not have any knowledge of any current union organizing activities among the employees of the Company or any of its subsidiaries, nor does any question concerning representation exist concerning such employees; (v) the Company and its subsidiaries are, and have at all times been, in material compliance with all applicable laws respecting employment and employment practices, terms and conditions of employment, wages, hours of work and occupational safety and health, and are not engaged in any unfair labor practices as defined in the National Labor Relations Act or other applicable law, ordinance or regulation;
(vi) there is no unfair labor practice charge or complaint against the Company or any of its subsidiaries pending or, to the knowledge of the Company, threatened before the National Labor Relations Board or any similar state or foreign agency; (vii) there is no grievance arising out of any collective bargaining agreement or other grievance procedure; (viii) no charges with respect to or relating to the Company or any of its subsidiaries are pending before the Equal Employment Opportunity Commission or any other agency responsible for the prevention of unlawful employment practices; (ix) neither the Company nor any of its subsidiaries has received notice of the intent of any federal, state, local or foreign agency responsible for the enforcement of labor or employment laws to conduct an investigation with respect to or relating to the Company or any of its subsidiaries and no such investigation is in progress; and (x) there are no complaints, lawsuits or other proceedings pending or to the best knowledge of the Company threatened in any forum by or on behalf of any present or former employee of the Company or any of its subsidiaries alleging breach of any express or implied contract of employment, any law or regulation governing employment or the termination thereof or other discriminatory, wrongful or tortious conduct in connection with the employment relationship.

     (b) To the best knowledge of the Company, since the enactment of the Worker Adjustment and Retraining Notification ("WARN") Act, there has not been
(i) a "plant closing" (as defined in the WARN Act) affecting any site of employment or one or more facilities or operating units within any site of employment or facility of the Company or any of its subsidiaries; or (ii) a "mass layoff" (as defined in the WARN Act) affecting any site of employment or facility of the Company or any of its subsidiaries; nor has the Company or any of its subsidiaries been affected by any transaction or engaged in layoffs or employment terminations sufficient in number to trigger application of any similar state or local law. Except as set forth in Section 3.24(b) of the Company Disclosure Schedule, to the best knowledge of the Company, none of the employees of the Company or any of its subsidiaries has suffered an "employment loss" (as defined in the WARN Act) since three months prior to the date of this Agreement.

                                  ARTICLE IV

                     REPRESENTATIONS AND WARRANTIES OF FSI


     FSI represents and warrants to the Company as follows:

     SECTION 4.01 Organization and Qualification. FSI is a corporation duly organized, validly existing and in good standing under the laws of its state or jurisdiction of incorporation and is in good standing as a foreign corporation in each other jurisdiction where the properties owned, leased or operated, or the business conducted, by it require such qualification and where failure to be in good standing or to so qualify would have a Material Adverse Effect on FSI. The term "Material Adverse Effect on FSI", as used in this Agreement, means any change in or effect on the business, financial condition, results of operations or reasonably forseeable prospects of FSI or any of its subsidiaries that would be materially adverse to FSI.

     SECTION 4.02 Authority Relative to this Agreement.

     (a) FSI has full corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly and validly authorized by the Board of Directors of FSI and no other corporate proceedings on the part of FSI are necessary to authorize this Agreement or to consummate the transactions so contemplated. This Agreement has been duly and validly executed and delivered by FSI and, assuming this Agreement constitutes a valid and binding obligation of the Company, this Agreement constitutes a valid and binding agreement of FSI, enforceable against FSI in accordance with its terms. (b) Other than in connection with, or in compliance with, the provisions of the DGCL with respect to the transactions contemplated hereby, the Exchange Act, the securities laws of the various states and the HSR Act, no authorization, consent or approval of, or filing with, any Governmental Entity is necessary for the consummation by the Company of the transactions contemplated by this Agreement other than authorizations, consents and approvals the failure to obtain, or filings the failure to make, which would not, in the aggregate, have a Material Adverse Effect on FSI.

     SECTION 4.03 No Violation. Neither the execution or delivery of this Agreement by FSI nor the consummation by FSI of the transactions contemplated hereby will (i) constitute a breach or violation of any provision of the Certificate of Incorporation or By-Laws of FSI or (ii) constitute a breach, violation or default (or any event which, with notice or lapse of time or both, would constitute a default) under, or result in the termination of, or accelerate the performance required by, or result in the creation of any lien or encumbrance upon any of the properties or assets of FSI under, any note, bond, mortgage, indenture, deed of trust, license, lease, agreement or other instrument to which FSI is a party or by which it or any of its properties or assets are bound, other than breaches, violations, defaults, terminations, accelerations or creation of liens and encumbrances which, in the aggregate would not have a Material Adverse Effect on FSI.

     SECTION 4.04 Information. None of the information supplied by FSI in writing (other than projections of future financial performance) specifically for inclusion or incorporation by reference in (i) the Form S-4 or (ii) the Other Filings will, at the respective times filed with the SEC or other Governmental Entity and, in addition, in the case of the Proxy Statement, at the date it or any amendment or supplement is mailed to stockholders, at the time of the Special Meeting and at the Effective Time, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading. Notwithstanding the foregoing, no representation is made by FSI with respect to statements made in any of the foregoing documents based upon information supplied by the Company.

     SECTION 4.05 Financing. Schedule 6.02(e) of the disclosure schedule delivered by FSI and attached hereto (the "FSI Disclosure Schedule") sets forth true and complete copies of written documentation from third parties which provides for financing in amounts sufficient to consummate the transactions contemplated hereby as contemplated by Section 6.02(e).

     SECTION 4.06 Delaware Law. FSI was not immediately prior to the execution of this Agreement, an "interested stockholder" within the meaning of Section 203 of the DGCL.

     SECTION 4.07 Information. FSI represents and warrants that, as of the date hereof, neither FSI, its representatives nor affiliates has formed an actual belief that any of the representations or warranties of the Company are untrue or incorrect in any material respect.

                                   ARTICLE V

                                   COVENANTS


     SECTION 5.01 Conduct of Business of the Company. Except as contemplated by this Agreement or as expressly agreed to in writing by FSI, during the period from the date of this Agreement to the Effective Time, the Company will, and will cause each of its subsidiaries to, conduct its operations according to its ordinary and usual course of business and consistent with past practice and use its and their respective reasonable best efforts to preserve intact their current business organizations, keep available the services of their current officers and employees and preserve their relationships with customers, suppliers, licensors, licensees, advertisers, distributors and others having business dealings with them and to preserve goodwill. Without limiting the generality of the foregoing, and except as (x) otherwise expressly provided in this Agreement, (y) required by law, or (z) set forth on Section 5.01 of the Company Disclosure Schedule, prior to the Effective Time, the Company will not, and will cause its subsidiaries not to, without the consent of FSI (which consent shall not be unreasonably withheld):

       (i) except with respect to annual bonuses made in the ordinary course of business consistent with past practice, adopt or amend in any material respect any bonus, profit sharing, compensation, severance, termination, stock option, stock appreciation right, pension, retirement, employment or other employee benefit agreement, trust, plan or other arrangement for the benefit or welfare of any director, officer or employee of the Company or any of its subsidiaries or increase in any manner the compensation or fringe benefits of any director, officer or employee of the Company or any of its subsidiaries or pay any benefit not required by any existing agreement or place any assets in any trust for the benefit of any director, officer or employee of the Company or any of its subsidiaries (in each case, except with respect to employees and directors in the ordinary course of business consistent with past practice);

       (ii) incur any indebtedness for borrowed money in excess of $1,000,000, other than indebtedness under existing lines of credit drawn to fund working capital (defined as accounts receivable plus inventory minus accounts payable) up to $25 million;

       (iii) expend funds for capital expenditures in excess of $1,000,000;

       (iv) sell, lease, license, mortgage or otherwise encumber or subject to any lien or otherwise dispose of any of its properties or assets other than immaterial properties or assets (or immaterial portions of properties or assets), except in the ordinary course of business consistent with past practice;

       (v) (x) declare, set aside or pay any dividends on, or make any other distributions in respect of, any of its capital stock (except (A) as contemplated by the Rights Agreement or the Restricted Unit Plan and (B) for dividends paid by subsidiaries to the Company with respect to capital stock and (C) for regular quarterly dividends in an amount not to exceed the lesser of $0.02 per share per quarter and the amount paid per share in the immediately preceding quarter), (y) split, combine or reclassify any of its capital stock or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock or (z) purchase, redeem or otherwise acquire any shares of capital stock of the Company or any of its subsidiaries or any other securities thereof or any rights, warrants or options to acquire any such shares or other securities;

       (vi) authorize for issuance, issue, deliver, sell or agree or commit to issue, sell or deliver (whether through the issuance or granting of options, warrants, commitments, subscriptions, rights to purchase or otherwise), pledge or otherwise encumber any shares of its capital stock or the capital stock of any of its subsidiaries, any other voting securities or any securities convertible into, or any rights, warrants or options to acquire, any such shares, voting securities or convertible securities or any other securities or equity equivalents (including without limitation stock appreciation rights) (other than issuances upon exercise of Options or pursuant to the Stock Plans or the Rights Agreement);

       (vii) amend its Restated Certificate of Incorporation, By-Laws or equivalent organizational documents or alter through merger, liquidation, reorganization, restructuring or in any other fashion the corporate structure or ownership of any material subsidiary of the Company;

       (viii) make or agree to make any acquisition of assets which is material to the Company and its subsidiaries, taken as a whole, except for (x) purchases of inventory in the ordinary course of business or

     (y) pursuant to purchase orders entered into in the ordinary course of business which do not call for payments in excess of $10,000,000 per annum; or

       (ix) settle or compromise any shareholder derivative suits arising out of the transactions contemplated hereby or any other litigation (whether or not commenced prior to the date of this Agreement) or settle, pay or compromise any claims not required to be paid, individually in an amount in excess of $1,000,000, other than in consultation and cooperation with FSI, and, with respect to any such settlement, with the prior written consent of FSI.

     SECTION 5.02 Access to Information. From the date of this Agreement until the Effective Time, the Company will, and will cause its subsidiaries, and each of their respective officers, directors, employees, counsel, advisors and representatives (collectively, the "Company Representatives") to, give FSI and their respective officers, employees, counsel, advisors, representatives (collectively, the "FSI Representatives") and representatives of financing sources identified by FSI reasonable access, upon reasonable notice and during normal business hours, to the offices and other facilities and to the books and records of the Company and its subsidiaries and will cause the Company Representatives and the Company's subsidiaries to furnish FSI and the FSI Representatives and representatives of financing sources identified by FSI with such financial and operating data and such other information with respect to the business and operations of the Company and its subsidiaries as FSI and representatives of financing sources identified by FSI may from time to time reasonably request. FSI agrees that any information furnished pursuant to this
Section 5.02 will be subject to the provisions of the letter agreement dated June 23, 1997 between Thomas H. Lee Company ("THL") and the Company (the "Confidentiality Agreement").

     SECTION 5.03 Efforts.

     (a) Each of the Company and FSI shall, and the Company shall cause each of its subsidiaries to, make all necessary filings with Governmental Entities as promptly as practicable in order to facilitate prompt consummation of the transactions contemplated by this Agreement. In addition, each of FSI and the Company will use its reasonable best efforts (including, without limitation, payment of any required fees) and will cooperate fully with each other to (i) comply as promptly as practicable with all governmental requirements applicable to the transactions contemplated by this Agreement, including the making of all filings necessary or proper under applicable laws and regulations to consummate and make effective the transactions contemplated by this Agreement, including, but not limited to, cooperation in the preparation and filing of the Form S-4 and any actions or filings related thereto, the Proxy Statement or other foreign filings and any amendments to any thereof and (ii) obtain promptly all consents, waivers, approvals, authorizations or permits of, or registrations or filings with or notifications to (any of the foregoing being a "Consent"), any Governmental Entity necessary for the consummation of the transactions contemplated by this Agreement (except for such Consents the failure of which to obtain would not prevent or materially delay the consummation of the Merger). Subject to the Confidentiality Agreement, FSI and the Company shall furnish to one and other such necessary information and reasonable assistance as FSI or the Company may reasonably request in connection with the foregoing.

     (b) Without limiting Section 5.03(a), FSI and the Company shall each (i) promptly make or cause to be made the filings required of such party under the HSR Act with respect to the Merger; (ii) use its best efforts to avoid the entry of, or to have vacated or terminated, any decree, order, or judgment that would restrain, prevent or delay the consummation of the Merger, including without limitation defending through litigation on the merits any claim asserted in any court by any party; and (iii) take any and all steps which, in such party's judgment, are commercially reasonable to avoid or eliminate each and every impediment under any antitrust, competition, or trade regulation law that may be asserted by any Governmental Entity with respect to the Merger so as to enable consummation thereof to occur as soon as reasonably possible. Each party hereto shall promptly notify the other parties of any communication to that party from any Governmental Entity and permit the other parties to review in advance any proposed communication to any Governmental Entity. FSI and the Company shall not (and shall cause their respective affiliates and representatives not to) agree to participate in any meeting with any Governmental Entity in respect of any filings, investigation or other inquiry unless it consults with the other party in advance and, to the extent permitted by such Governmental Entity, gives the other party the opportunity to attend and participate thereat. Subject to the Confidentiality Agreement, each of the parties hereto will coordinate and cooperate fully with the other parties hereto in exchanging such information and providing such assistance as such other parties may reasonably request in connection with the foregoing and in seeking early termination of any applicable waiting periods under the HSR Act or in connection with other Consents. Each of the Company and FSI agrees to respond promptly to and comply fully with any request for additional information or documents under the HSR Act. Subject to the Confidentiality Agreement, the Company will provide FSI, and FSI will provide the Company, with copies of all correspondence, filings or communications (or memoranda setting forth the substance thereof) between such party or any of its representatives, on the one hand, and any Governmental Entity or members of its staff, on the other hand, with respect to this Agreement and the transactions contemplated hereby.

     (c) FSI shall use commercially reasonable efforts to cause the financing necessary for satisfaction of the condition in Section 6.02(e) to be obtained on the terms set forth in the commitment letters attached to Schedule 6.02(e) of the FSI Disclosure Schedule; provided, however, that FSI shall be entitled to (i) enter into commitments for equity and debt financing with other nationally recognized financial institutions, which commitments will have substantially the same terms as those set forth in the commitment letters and which commitments may be substituted for such commitment letters and (ii) modify the capital structure set forth in such commitment letters so long as the total committed common equity equals at least $350 million (including Common Shares to be retained), the aggregate Cash Price paid to all stockholders of the Company is no less than otherwise would have been paid in accordance with this Agreement and such modified financing is no less certain than that set forth in such commitment letter.

     SECTION 5.04 Public Announcements. The Company, on the one hand, and FSI, on the other hand, agree to consult promptly with each other prior to issuing any press release or otherwise making any public statement with respect to the Merger and the other transactions contemplated hereby, agree to provide to the other party for review a copy of any such press release or statement, and shall not issue any such press release or make any such public statement prior to such consultation and review, unless required by applicable law or any listing agreement with a securities exchange.

     SECTION 5.05 Employee Benefit Arrangements.

     (a) FSI agrees that the Company will honor, and, from and after the Effective Time, FSI will cause the Surviving Corporation to honor, in accordance with their respective terms as in effect on the date hereof, the employment, severance and bonus agreements and arrangements to which the Company is a party which are set forth on Sections 3.07 and 5.05 of the Company Disclosure Schedule.

     (b) FSI agrees that for a period of two years following the Effective Time, the Surviving Corporation shall continue the (i) compensation (including bonus and incentive awards) programs and plans and (ii) employee benefit and welfare plans, programs, contracts, agreements and policies (including insurance and pension plans), fringe benefits and vacation policies which are currently provided by the Company; provided that notwithstanding anything in this Agreement to the contrary the Surviving Corporation shall not be required to maintain any individual plan or program so long as the benefit plan and agreements maintained by the Surviving Corporation are, in the aggregate, not materially less favorable than those provided by the Company immediately prior to the date of this Agreement.

     SECTION 5.06 Indemnification; Directors' and Officers' Insurance.

     (a) From and after the Effective Time, FSI shall, and shall cause the Surviving Corporation to, indemnify, defend and hold harmless the present and former officers, directors, employees and agents of the Company and its subsidiaries (the "Indemnified Parties") against all losses, claims, damages, expenses or liabilities arising out of or related to actions or omissions or alleged actions or omissions occurring at or prior to the Effective Time (i) to the full extent permitted by Delaware law or, if the protections afforded thereby to an Indemnified Person are greater, (ii) to the same extent and on the same terms and conditions (including with respect to advancement of expenses) provided for in the Company's Restated Certificate of Incorporation and By-Laws and agreements in effect at the date hereof (to the extent consistent with applicable law), which provisions will survive the Merger and continue in full force and effect after the Effective Time. Without limiting the foregoing, (i) FSI shall, and shall cause the Surviving Corporation to, periodically advance expenses (including attorney's fees) as incurred by an Indemnified Person with respect to the foregoing to the full extent permitted under applicable law, and (ii) any determination required to be made with respect to whether an Indemnified Party shall be entitled to indemnification shall, if requested by such Indemnified Party, be made by independent legal counsel selected by the Surviving Corporation and reasonably satisfactory to such Indemnified Party.

     (b) FSI agrees that the Company, and, from and after the Effective Time, the Surviving Corporation, shall cause to be maintained in effect for not less than six years from the Effective Time the current policies of the directors' and officers' liability insurance maintained by the Company; provided that the Surviving Corporation may substitute therefor other policies of at least the same coverage amounts and which contain terms and conditions not less advantageous to the beneficiaries of the current policies and provided that such substitution shall not result in any gaps or lapses in coverage with respect to matters occurring prior to the Effective Time; and provided, further, that the Surviving Corporation shall not be required to pay an annual premium in excess of 250% of the last annual premium paid by the Company prior to the date hereof and if the Surviving Corporation is unable to obtain the insurance required by this Section 5.06(c) it shall obtain as much comparable insurance as possible for an annual premium equal to such maximum amount.

     (c) This Section 5.06 shall survive the consummation of the Merger at the Effective Time, is intended to benefit the Company, the Surviving Corporation and the Indemnified Parties, shall be binding on all successors and assigns of FSI and the Surviving Corporation, and shall be enforceable by the Indemnified Parties.

     SECTION 5.07 Notification of Certain Matters. FSI and the Company shall promptly notify each other of (i) the occurrence or non-occurrence of any fact or event which would be reasonably likely (A) to cause any representation or warranty contained in this Agreement to be untrue or inaccurate in any material respect at any time from the date hereof to the Effective Time or (B) to cause any covenant, condition or agreement under this Agreement not to be complied with or satisfied and (ii) any failure of the Company, or FSI, as the case may be, to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it hereunder; provided, however, that no such notification shall affect the representations or warranties of any party or the conditions to the obligations of any party hereunder. Each of the Company and FSI shall give prompt notice to the other parties hereof of any notice or other communication from any third party alleging that the consent of such third party is or may be required in connection with the transactions contemplated by this Agreement.

     SECTION 5.08 Rights Agreement. Subject to the provisions of Section 5.15, the Company covenants and agrees that it will not (i) redeem the Rights, (ii) amend the Rights Agreement or (iii) take any action which would allow any Person (as defined in the Rights Agreement) other than FSI to acquire beneficial ownership of 15% or more of the Common Shares without causing a Distribution Date (as such term is defined in the Rights Agreement) to occur. Notwithstanding the foregoing, the Company may take any of the actions described in the preceding sentence, if the Company Board determines in good faith, after consultation with counsel, that failing to take such action could reasonably be expected to result in a breach of fiduciary duties of the Company Board.

     SECTION 5.09 State Takeover Laws. The Company shall, upon the request of FSI, take all reasonable steps to assist in any challenge by FSI to the validity or applicability to the transactions contemplated by this Agreement, including the Merger, of any state takeover law.

     SECTION 5.10 No Solicitation.

     (a) From and after the date hereof until the termination of this Agreement, the Company and its affiliates shall not, and shall instruct their respective officers, directors, employees, agents or other representatives (including, without limitation, any investment banker, attorney or accountant retained by the Company or its subsidiaries) (the "Representatives") not to,

       (i) directly or indirectly solicit, initiate, or encourage (including by way of furnishing non-public information or assistance), or take any other action to facilitate, any inquiries or proposals from any person that constitute, or may reasonably be expected to lead to, an acquisition, purchase, merger, consolidation, share exchange, recapitalization, business combination or other similar transaction involving 20% or more of the assets or any securities of, any merger consolidation or business combination with, or any public announcement of a proposal, plan, or intention to do any of the foregoing by, the Company or any of its subsidiaries (such transactions being referred to herein as "Acquisition Transactions"),

       (ii) enter into, maintain, or continue discussions or negotiations with any person in furtherance of such inquiries or to obtain a proposal for an Acquisition Transaction,

       (iii) agree to or endorse any proposal for an Acquisition Transaction, or


       (iv) authorize or permit the Company's or any of its affiliates' Representatives to take any such action;


provided, however, that nothing in this Agreement shall prohibit the Company Board from

(A) furnishing information to, and engaging in discussions or negotiations with, any person or entity that makes an unsolicited written, bona fide proposal to acquire the Company and/or its subsidiaries pursuant to a merger, consolidation, share exchange, tender offer or other similar transaction, but only to the extent that independent legal counsel (who may be the Company's regularly engaged outside legal counsel) advises the Company Board in good faith that failure to furnish such information or engage in such discussions or negotiations with such person or entity would be a breach of the fiduciary duties of the Company Board, provided, that prior to taking such action, the Company Board notifies FSI of its intentions and obtains an executed confidentiality agreement from the appropriate parties substantially similar to the Confidentiality Agreement,

(B) failing to make or withdrawing or modifying its recommendation referred to in Section 5.14 if the Company Board, after consultation with and based upon the advice of independent legal counsel (who may be the Company's regularly engaged outside legal counsel), determines in good faith that such action is necessary for the Company Board to comply with its fiduciary duties to stockholders under applicable law, and

(C) disclosing to the Company's shareholders a position contemplated by Rules 14d-9 and 14e-2 promulgated under the Exchange Act with respect to any tender offer, or taking any other legally required action (including, without limitation, the making of public disclosure as may be necessary or advisable under applicable securities laws);

and provided further, that the Company's or the Board of Directors' exercise of its rights under clause (A), (B) or (C) above shall not constitute a breach by the Company of this Agreement.

(b) The Company will promptly notify FSI of the receipt of any proposal for an Acquisition Transaction, the terms and conditions of such proposal and the identity of the person making it. The Company also will promptly notify FSI of any change to or modification of such proposal for an Acquisition Transaction and the terms and conditions thereof.

(c) Subject to the provisions of subsection (b), the Company shall immediately cease and cause its affiliates and its and their Representatives to cease any and all existing activities, discussions or negotiations with any parties (other than FSI) conducted heretofore with respect to any of the foregoing, and shall use its reasonable best efforts to cause any such parties in possession of confidential information about the Company that was furnished by or on behalf of the Company to return or destroy all such information in the possession of any such party (other than FSI) or in the possession of any Representative of any such party.

SECTION 5.11 Affiliate Letters. Prior to the Closing Date, the Company shall deliver to FSI a letter identifying all persons who are, at the time this Agreement is submitted for approval to the stockholders of the Company, "affiliates" of the Company for purposes of Rule 145 under the Securities Act. The Company shall use its reasonable best efforts to cause each such person to deliver to FSI on or prior to the Closing Date a written agreement in a form reasonably satisfactory to FSI and the Company.

SECTION 5.12 ISRA Requirements. Prior to the Closing Date, the Company shall be responsible for compliance with the requirements of ISRA applicable to this transaction relating to obtaining the necessary approvals for each property subject to ISRA that will allow this transaction to be completed. The Company shall consult with FSI with respect to its ISRA filings and strategy, including allowing FSI to comment on such filing where time permits, and shall provide copies of all correspondence to and from the DEP with respect to ISRA compliance.

SECTION 5.13 Reports. The Company shall provide FSI with monthly financial statements, broken out by business segment, no later than the fifth business day following the end of each calendar month following the date of this Agreement.

SECTION 5.14 Stockholders' Meeting.

(a) The Company, acting through the Company Board, shall, in accordance with applicable law:

       (i) duly call, give notice of, convene and hold a special meeting of its stockholders (the "Special Meeting") as soon as practicable following the execution of this Agreement for the purpose of considering and taking action upon this Agreement;

       (ii) prepare and file with the SEC a preliminary proxy statement relating to this Agreement, and use its reasonable efforts (A) to obtain and furnish the information required to be included by the SEC in a definitive proxy statement (the "Proxy Statement") and Form S-4 in which the Proxy Statement will be included (collectively with the Proxy Statement, the "Form S-4") and, after consultation with FSI, to respond promptly to any comments made by the SEC with respect to the preliminary proxy statement and cause the Proxy Statement to be mailed to its stockholders and (B) to obtain the necessary approvals of the Merger and this Agreement by its stockholders; and

       (iii) subject to the fiduciary duties of the Company Board as provided in Section 5.10, include in the Proxy Statement the recommendation of the Company Board that stockholders of the Company vote in favor of the approval of this Agreement.

(b) The Company represents that the Form S-4 will comply in all material respects with the provisions of applicable federal securities laws and, on the date filed with the SEC and on the date first published, sent or given to the Company's stockholders, shall not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading, except that no representation is made by the Company with respect to information supplied by FSI in writing for inclusion in the Form S-4. Each of the Company, on the one hand, and FSI, on the other hand, agree promptly to correct any information provided by either of them for use in the Form S-4 if and to the extent that it shall have become false or misleading, and the Company further agrees to take all steps necessary to cause the Form S-4 as so corrected to be filed with the SEC and to be disseminated to the holders of Shares, in each case, as and to the extent required by applicable federal securities laws.


                                  ARTICLE VI


                    CONDITIONS TO CONSUMMATION OF THE MERGER


     SECTION 6.01 Conditions. The respective obligations of FSI and the Company to consummate the Merger are subject to the satisfaction, at or before the Effective Time, of each of the following conditions:

     (a) Stockholder Approval. The stockholders of the Company shall have duly approved the transactions contemplated by this Agreement (the "Stockholder Approval"), if required by applicable law.

     (b) Form S-4. The Form S-4 shall have become effective under the Securities Act and shall not be the subject of any stop order or proceedings seeking a stop order, and any material "blue sky" and other state securities laws applicable to the registration and qualification of Common Shares to be retained in the Merger shall have been complied with.

     (c) Solvency Letters. Each of the Board of Directors of the Company and FSI shall have received a solvency letter, in form and substance and from an independent evaluation firm reasonably satisfactory to it, as to the solvency of the Company and its subsidiaries on a consolidated basis after giving effect to the transactions contemplated by this Agreement, including all financings contemplated hereby.

     (d) Orders and Injunctions. An order shall have been entered in any action or proceeding before any United States federal or state court or governmental agency or other United States regulatory or administrative agency or commission (an "Order"), or a preliminary or permanent injunction by a United States court of competent jurisdiction shall have been issued and remain in effect (an "Injunction"), which, in either case, would have the effect of (i) preventing consummation of the Merger, or (ii) imposing material limitations on the ability of FSI effectively to acquire or hold the business of the Company and its subsidiaries taken as a whole or to exercise full rights of ownership of the Shares acquired by it; provided, however, that in order to invoke this condition, FSI shall have used in its judgment, its commercially reasonable best efforts to prevent such Order or Injunction or ameliorate the effects thereof.

     (e) Illegality. There shall have been any United States federal or state statute, rule or regulation enacted or promulgated after the date of this Agreement that could in the reasonable judgment of FSI result in any of the material adverse consequences referred to in paragraph (c) above.

     (f) HSR Act. Any waiting period (and any extension thereof) under the HSR Act applicable to the Merger shall have expired or terminated.

     SECTION 6.02 Conditions to Obligations of FSI. The obligations of FSI to effect the Merger are further subject to the following conditions:

     (a) Representations and Warranties. The representations and warranties of the Company set forth in this Agreement shall be true and correct in all respects in each case as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date; provided, however, that, with respect to representations and warranties other than Sections 3.02 and 3.03(a) and representations and warranties otherwise qualified by Material Adverse Effect, for purposes of this Section 6.02(a), such representations and warranties and statements shall be deemed to be true and correct in all respects unless the failure or failures of such representations and warranties and statements to be so true and correct, individually or in the aggregate, would result in a Material Adverse Effect with respect to the Company. FSI shall have received a certificate signed on behalf of the Company by the chief executive officer and the chief financial officer of the Company to the effect set forth in this paragraph.

     (b) Performance of Obligations of the Company. The Company shall have performed the obligations required to be performed by it under this Agreement at or prior to the Closing Date, including but not limited to its obligations pursuant to Section 6.06 hereof, except for such failures to perform as have not had or would not, individually or in the aggregate, have a Material Adverse Effect with respect to the Company or materially adversely affect the ability of the Company to consummate the transactions contemplated hereby.

     (c) Consents, etc. FSI shall have received evidence, in form and substance reasonably satisfactory to it, that all licenses, permits, consents, approvals, authorizations, qualifications and orders of governmental authorities and other third parties set forth in Section 3.03 of the Company Disclosure Schedule shall have been obtained.

     (d) No Litigation. There shall not be pending by any Governmental Entity any suit, action or proceeding (or by any other person any suit, action or proceeding which has a reasonable likelihood of success), (i) challenging or seeking to restrain or prohibit the consummation of the Merger or any of the other transactions contemplated by this Agreement or seeking to obtain from FSI or any of their affiliates any damages that are material to any such party (ii) seeing to prohibit or limit the ownership or operation by the Company or any of its subsidiaries of any material portion of the business or assets of the Company or any of its subsidiaries, to dispose of or hold separate any material portion of the business or assets of the Company or any of its subsidiaries, as a result of the Merger or any of the other transactions contemplated by this Agreement or (iii) seeking to impose limitations on the ability of FSI (or any designee of FSI), to acquire or hold, or exercise full rights of ownership of, any Common Shares, including, without limitation, the right to vote Common Shares on all matters properly presented to the stockholders of the Company.

     (e) Financing. The Company shall have received the proceeds of financing pursuant to the commitment letters set forth on Section 6.02(e) of the FSI Disclosure Schedule on terms and conditions set forth therein (or (as modified in accordance with Section 5.03(c)) on such other terms and conditions, or involving such other financing sources, as FSI and the Company shall reasonably agree and are not materially more onerous) in amounts sufficient to consummate the transactions contemplated by this Agreement, including, without limitation
(i) to pay, with respect to all Common Shares in the Merger, the cash portion of the Merger Consideration pursuant to Section 2.01(c)(iv), (ii) to refinance the outstanding indebtedness of the Company, (iii) to pay any fees and expenses in connection with the transactions contemplated by this Agreement or the financing thereof and (iv) to provide for the working capital needs of the Company following the Merger, including, without limitation, if applicable, letters of credit.

     SECTION 6.03 Conditions to Obligation of the Company. The obligation of the Company to effect the Merger is further subject to the following conditions:

     (a) Representations and Warranties. The representations and warranties of FSI set forth in this Agreement shall be true and correct in all respects, in each case as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date, provided, that, for purposes of this
Section 6.03(a), with respect to representations and warranties other than
Section 3.02(a) and the representations and warranties otherwise qualified by Material Adverse Effect, such representations and warranties shall be deemed to be true and correct in all respects unless the failure or failures of such representations and warranties to be so true and correct, individually or in the aggregate, would result in a Material Adverse Effect of FSI. The Company shall have received certificates signed on behalf of FSI, respectively, by an authorized officer of FSI, respectively, to the effect set forth in this paragraph.

     (b) Performance of Obligations of FSI. FSI shall have performed the obligations required to be performed by it under this Agreement at or prior to the Closing Date (except for such failures to perform as have not had or could not reasonably be expected, either individually or in the aggregate, to have a Material Adverse Effect with respect to FSI or adversely affect the ability of FSI to consummate the transactions herein contemplated or perform its obligations hereunder).


                                  ARTICLE VII


                        TERMINATION; AMENDMENTS; WAIVER


     SECTION 7.01 Termination. This Agreement may be terminated and the Merger contemplated hereby may be abandoned at any time prior to the Effective Time, notwithstanding approval thereof by the stockholders of the Company:

     (a) by the mutual written consent of FSI and the Company, by action of their respective Boards of Directors;

     (b) by FSI or the Company if the Merger shall not have been consummated on or before March 31, 1998; provided, however, that neither FSI nor the Company may terminate this Agreement pursuant to this Section 7.01(b) if such party shall have materially breached this Agreement;

     (c) by FSI or the Company if any court of competent jurisdiction in the United States or other United States Governmental Entity has issued an order, decree or ruling or taken any other action restraining, enjoining or otherwise prohibiting the Merger and such order, decree, ruling or other action shall have become final and nonappealable; provided, however, that the party seeking to terminate this Agreement shall have used its reasonable best efforts to remove or lift such order, decree, ruling or other action;

     (d) by the Company if, prior to the Effective Time, any person has made a bona fide proposal relating to an Acquisition Transaction, or has commenced a tender or exchange offer for the Common Shares, and the Company Board determines in good faith (i) after consultation with its financial advisors, that such transaction constitutes a superior offer from a financial point of view and (ii) after consultation with counsel, that failure to approve such proposal and terminate this Agreement could reasonably be expected to result in a breach of fiduciary duties of the Company Board; provided, however, that, notwithstanding anything in this Agreement to the contrary, the termination of this Agreement by the Company in compliance with this Section 7.01(d) shall not be deemed to violate any other obligations of the Company under this Agreement;


     (e) by FSI if the Company breaches its covenant in Section 5.08 or takes an action pursuant to the second sentence of Section 5.08;

     (f) by FSI, if the Company Board shall have (i) failed to recommend to the stockholders of the Company that they give the Stockholder Approval, (ii) withdrawn or modified in a manner adverse to FSI its approval or recommendation of this Agreement or the Merger, (iii) shall have approved or recommended an Acquisition Transaction, (iv) shall have resolved to effect any of the foregoing or (v) shall have otherwise taken steps to impede the Stockholder Approval; or

     (g) by either FSI or the Company, if the Stockholder Approval shall not have been obtained by reason of the failure to obtain the required vote upon a vote held at a duly held meeting of stockholders or at any adjournment thereof.


     SECTION 7.02 Effect of Termination. In the event of the termination of this Agreement pursuant to Section 7.01, this Agreement shall forthwith become void and have no effect, without any liability on the part of any party or its directors, officers or stockholders, other than the provisions of the last sentence of Section 5.02 and the provisions of this Section 7.02 and Section 7.03, which shall survive any such termination. Nothing contained in this
Section 7.02 shall relieve any party from liability for any breach of this Agreement.

     SECTION 7.03 Fees and Expenses.

     (a) In addition to any other amounts which may be payable or become payable pursuant to any other paragraph of this Section 7.03, in the event that this Agreement is terminated for any reason other than a material breach by FSI, the Company shall promptly reimburse THL or FSI, as the case may be, for all out-of-pocket expenses and fees (including, without limitation, fees payable to all banks, investment banking firms and other financial institutions, and their respective agents and counsel, and all fees of counsel, accountants, financial printers, experts and consultants to THL and its affiliates), whether incurred prior to, on or after the date hereof, in connection with the Merger and the consummation of all transactions contemplated by this Agreement, and the financing thereof up to $12 million. Except as otherwise specifically provided for herein, whether or not the Merger is consummated, all costs and expenses incurred in connection with this Agreement and the transactions contemplated by this Agreement shall be paid by the party incurring such expenses.

     (b) In the event that (i) this Agreement is terminated pursuant to Section 7.01(d) or (f), or (ii) any Person (other than THL or any of its affiliates) shall have made, or proposed, communicated or disclosed in a manner which is or otherwise becomes public a proposal for an Acquisition Transaction prior to the Special Meeting, the Stockholder Approval has not been obtained and, thereafter, this Agreement is terminated then the Company shall promptly pay FSI a termination fee of $25 million (the "Termination Fee"), provided that in no event shall more than one Termination Fee be payable by the Company.

     (c) The prevailing party in any legal action undertaken to enforce this Agreement or any provision hereof shall be entitled to recover from the other party the costs and expenses (including attorneys' and expert witness fees) incurred in connection with such action.

     SECTION 7.04 Amendment. This Agreement may be amended by the Company and FSI at any time before or after any approval of this Agreement by the stockholders of the Company but, after any such approval, no amendment shall be made which decreases the Merger Consideration or which adversely affects the rights of the Company's stockholders hereunder without the approval of such stockholders. This Agreement may not be amended except by an instrument in writing signed on behalf of all the parties.

     SECTION 7.05 Extension; Waiver. At any time prior to the Effective Time, FSI, on the one hand, and the Company, on the other hand, may (i) extend the time for the performance of any of the obligations or other acts of the other,
(ii) waive any inaccuracies in the representations and warranties contained herein of the other or in any document, certificate or writing delivered pursuant hereto by the other or (iii) waive compliance by the other with any of the agreements or conditions. Any agreement on the part of any party to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party.


                                 ARTICLE VIII


                                 MISCELLANEOUS


     SECTION 8.01 Non-Survival of Representations and Warranties. The representations and warranties made in this Agreement shall not survive beyond the Effective Time. Notwithstanding the foregoing, the agreements set forth in
Section 2.04, Section 2.05, the last sentence of Section 5.03(a), Section 5.05 and Section 5.06 shall survive the Effective Time indefinitely (except to the extent a shorter period of time is explicitly specified therein).

     SECTION 8.02 Entire Agreement; Assignment.

     (a) This Agreement (including the documents and the instruments referred to herein) and the Confidentiality Agreement constitute the entire agreement and supersede all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof and thereof.

     (b) Neither this Agreement nor any of the rights, interests or obligations hereunder will be assigned by any of the parties hereto (whether by operation of law or otherwise) without the prior written consent of the other party (except that FSI may assign its rights, interest and obligations to any affiliate or direct or indirect subsidiary of FSI without the consent of the Company provided that no such assignment shall relieve FSI of any liability for any breach by such assignee). Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of and be enforceable by the parties and their respective successors and assigns.

     SECTION 8.03 Validity. The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement, each of which shall remain in full force and effect.

     SECTION 8.04 Notices. All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be deemed to have been duly given when delivered in person, by overnight courier or telecopier to the respective parties as follows:

     If to FSI:

     Thomas H. Lee Company
     75 State Street, Ste. 2600
     Boston, Massachusetts 02109

     Attention: Scott M. Sperling
     Anthony J. Di Novi
     Telecopier Number: (617) 227-3514

     with a copy to:

     Skadden, Arps, Slate, Meager & Flom LLP
     919 Third Avenue
     New York, New York 10022

     Attention: Eric L. Cochran, Esq.
     Telecopier Number: (212) 735-2000

     If to the Company:

     Fisher Scientific International Inc.
     Liberty Lane
     Hampton, New Hampshire 03842

     Attention: General Counsel
     Telecopier Number: (603) 929-2703

     with a copy to:

     Wachtell, Lipton, Rosen & Katz
     51 West 52nd Street
     New York, New York 10019

     Attention: Barry A. Bryer, Esq.
     Telecopier Number: (212) 403-2000

or to such other address as the person to whom notice is given may have previously furnished to the other in writing in the manner set forth above; provided that notice of any change of address shall be effective only upon receipt thereof.

SECTION 8.05 Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, regardless of the laws that might otherwise govern under applicable principles of conflicts of laws thereof.

SECTION 8.06 Descriptive Headings. The descriptive headings herein are inserted for convenience of reference only and are not intended to be part of or to affect the meaning or interpretation of this Agreement.

SECTION 8.07 Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed to be an original, but all of which shall constitute one and the same agreement.

SECTION 8.08 Parties in Interest. Except with respect to Sections 2.04, 5.05 and 5.06 (which are intended to be for the benefit of the persons identified therein, and may be enforced by such persons), this Agreement shall be binding upon and inure solely to the benefit of each party hereto, and nothing in this Agreement, express or implied, is intended to confer upon any other person any rights or remedies of any nature whatsoever under or by reason of this Agreement.

SECTION 8.09 Certain Definitions. As used in this Agreement:

(a) the term "affiliate", as applied to any person, shall mean any other person directly or indirectly controlling, controlled by, or under common control with, that person. For the purposes of this definition, "control" (including, with correlative meanings, the terms "controlling," "controlled by" and "under common control with"), as applied to any person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of that person, whether through the ownership of voting securities, by contract or otherwise;

(b) the term "Person" or "person" shall include individuals, corporations, partnerships, trusts, other entities and groups (which term shall include a "group" as such term is defined in Section 13(d)(3) of the Exchange Act); and

(c) the term "Subsidiary" or "subsidiaries" means, with respect to FSI, the Company or any other person, any corporation, partnership, joint venture or other legal entity of which FSI, the Company or such other person, as the case may be (either alone or through or together with any other subsidiary), owns, directly or indirectly, stock or other equity interests the holders of which are generally entitled to more than 50% of the vote for the election of the board of directors or other governing body of such corporation or other legal entity.

SECTION 8.10 Specific Performance. The parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in any court of the United States or any state having jurisdiction, this being in addition to any other remedy to which they are entitled at law or in equity.

IN WITNESS WHEREOF, each of the parties has caused this Agreement to be executed on its behalf by its respective officer thereunto duly authorized, all as of the day and year first above written.


                                             FISHER SCIENTIFIC INTERNATIONAL
INC.


                                             By: /s/ Paul M. Meister
                                                -------------------------------
                                                Name: Paul M. Meister
                                                Title: Senior Vice President
                                                and Chief Financial Officer

                                             FSI MERGER CORP.


                                             By: /s/ Scott M. Sperling
                                                -------------------------------
                                                Name: Scott M. Sperling
                                                Title: Chairman of the Board

                                                                        Annex II


[Lazard Freres & Co. Letterhead]



                                                              November 14, 1997



The Board of Directors
Fisher Scientific International Inc.
Liberty Lane
Hampton, NH 03842


Dear Members of the Board:

      We understand that FSI Merger Corp. ("FSI"), an entity formed by Thomas
H. Lee Company, its affiliates and certain other new equity investors, and Fisher Scientific International Inc. (the "Company") have entered into a Second Amended and Restated Agreement and Plan of Merger dated as of November 14, 1997 (the "Agreement"), pursuant to which FSI will merge with and into the Company (the "Merger"). The Agreement provides that upon consummation of the Merger approximately 97% of the fully diluted shares of Common Stock of the Company (the "Common Shares") will be converted into the right to receive $48.25 per Common Share in cash and approximately 3% of the fully diluted Common Shares will be converted into the right to retain Common Shares on a one for one basis (such cash and retained shares, the "Merger Consideration"), subject to the procedures and conditions set forth in the Agreement. Immediately following consummation of the Merger, the affiliates of, and certain other new equity investors in, FSI will own approximately 89.7% of the then outstanding Common Shares and the holders of Common Shares prior to the Merger who retain Common Shares in the Merger will own approximately 10.3% of the then outstanding Common Shares. The terms and conditions of the Merger are set forth in the Agreement.


      You have requested our opinion as to the fairness, from a financial point of view, to the holders of Common Shares of the Merger Consideration taken as a whole. In connection with this opinion, we have:

       (i)  Reviewed the financial terms and conditions of the Agreement;

      (ii) Analyzed certain historical business and financial information relating to the Company;

Lazard Freres & Co. LLC


      (iii) Reviewed various financial forecasts and other data provided to us by the Company relating to its businesses and financial performance, including the limited available information regarding the adverse consequences to the Company of the recent strike by certain employees of United Parcel Service of America, Inc. (the "Strike Impact");

       (iv) Held discussions with members of the senior management of the Company with respect to the businesses and prospects of the Company and the Strike Impact;

        (v) Reviewed public information with respect to certain other companies in lines of businesses we believe to be generally comparable to the businesses of the Company;

       (vi) Reviewed the financial terms of certain business combinations involving companies in lines of businesses we believe to be generally comparable to those of the Company;

      (vii) Reviewed the historical stock prices and trading volumes of the Common Shares; and

     (viii) Considered such other information, financial studies, analyses and investigations and financial, economic and market criteria that we deemed appropriate.

      We have relied upon the accuracy and completeness of the foregoing information, and have not assumed any responsibility for any independent verification of such information or any independent valuation or appraisal of any of the assets or liabilities of the Company. We are not opining or providing any advice with respect to the impact of the Merger on the solvency, viability or the financial condition of the Company or its ability to satisfy its obligations as they become due. With respect to financial forecasts, we have assumed that they have been reasonably prepared on bases reflecting the best currently available estimates and judgments of management of the Company as to the future financial performance of the Company. In that regard, we note that management of the Company has not revised its financial projections for years other than 1997 to reflect the possible Strike Impact, if any, in light of the current uncertainty as to the nature, magnitude and duration of any possible Strike Impact after 1997. Therefore, in connection with our review, we have considered the sensitivity of the Company's financial projections and the analyses to which they are relevant to various assumptions regarding the Strike Impact after 1997 and, with your consent,

Lazard Freres & Co. LLC



have not independently analyzed the likelihood, magnitude, timingor duration of any such Strike Impact (and we express no opinion with respect to the Strike Impact). We assume no responsibility for and express no view as to such forecasts, the Strike Impact or the assumptions on which they are based. In addition, our opinion does not address the Company's underlying business decision to enter into the Agreement. Further, our opinion is necessarily based on economic, monetary, market and other conditions as in effect on, and the information made available to us as of, the date hereof.


      In rendering our opinion, we have assumed that the Merger will be consummated on the terms described in the Agreement, without any waiver of any material terms or conditions by the Company and that obtaining any necessary regulatory or third party approvals for the Merger will not have an adverse effect on the Company. Our opinion does not address the future trading value of the Common Shares following the Merger.


      Lazard Fr-res & Co. LLC is acting as investment banker to the Company in connection with the Merger and will receive a fee for our services, a substantial portion of which is contingent upon consummation of the Merger. Our firm has in the past provided investment banking services to the Company and has received fees for rendering such services.


      Our opinion is addressed to, and is for the use and benefit of, the Board of Directors of the Company and does not constitute a recommendation to any stockholder as to how such stockholder should vote with respect to the Merger or as to whether such stockholder should elect to receive cash or to retain Common Shares in the Merger.


      Based on and subject to the foregoing, we are of the opinion that the Merger Consideration taken as a whole is fair to the holders of Common Shares from a financial point of view.


                                        Very truly yours,


                                        LAZARD FRERES & CO. LLC


                                        By: /s/ [CAN'T MAKE OUT NAME HERE]
                                            ------------------------
                                            Managing Director

[Salomon Brother Inc. Letterhead]



Confidential


November 14, 1997


Board of Directors
Fisher Scientific International Inc.
Liberty Lane
Hampton, NH 03842

Members of the Board:


You have requested our opinion as investment bankers as to the fairness, from a financial point of view, to the holders of common stock, par value $.01 per share (the "Common Stock"), of Fisher Scientific International Inc. (the "Company") of the Merger Consideration (as defined below) taken as a whole to be received by such holders pursuant to the Second Amended and Restated Agreement and Plan of Merger by and between FSI Merger Corp. ("FSI") and the Company dated as of November 14, 1997 (the "Merger Agreement"). The Merger Agreement provides for, among other things, the merger (the "Merger") of FSI with and into the Company, pursuant to which each share of Common Stock issued and outstanding immediately prior to the effective time of the Merger will be converted into either the right to receive $48.25 in cash or the right to retain one share of Common Stock subject to the procedures and conditions set forth in the Merger Agreement. (The cash received and the shares retained by the holders of Common Stock are referred to as the "Merger Consideration"). Immediately following consummation of the Merger, FSI, its affiliates and certain other new equity investors will own approximately 89.7% of the then outstanding Common Stock and the holders of Common Shares prior to the Merger who retain Common Stock in the Merger will own approximately 10.3% of the then outstanding Common Stock.


In connection with rendering our opinion, we have, among other things: (i) reviewed the draft of the Merger Agreement and certain documents referred to therein; (ii) reviewed certain publicly available business and financial information concerning the Company; (iii) reviewed certain publicly available information concerning the industry in which the Company operates; (iv) reviewed and analyzed certain financial forecasts and other non-public

[Salomon Brother Inc. Letter Footnote]

Fisher Scientific International Inc.
November 14, 1997
Page 2

financial and operating data concerning the businesses and operations of the Company that were provided to us or reviewed for us by management of the Company, including the limited available information regarding the adverse consequences to the Company of the recent strike by certain employees of United Parcel Service of America, Inc. (the "Strike Impact"); (v) reviewed certain publicly available business and financial information with respect to certain other companies that we believe to be comparable in certain respects to the Company and the trading markets for such companies' securities; (vi) reviewed and analyzed certain publicly available and other information concerning the trading of, and the trading market for, the Common Stock; (vii) reviewed the financial terms of certain business combinations and acquisition transactions we deem reasonably comparable to the Merger and otherwise relevant to our inquiry; and (viii) considered such other information, financial studies, analyses, investigations and financial, economic, market and trading criteria as we deemed relevant to our inquiry. We have also discussed with certain officers and employees of the Company the foregoing, including the past and current business operations, financial condition and prospects of the Company and the Strike Impact as well as other matters we believe relevant to our inquiry.


In our review and analysis and in arriving at our opinion, we have assumed and relied upon, without assuming any responsibility for verification, the accuracy and completeness of all of the financial and other information provided to, discussed with, or reviewed by or for us or publicly available. With respect to the financial projections for the Company provided to us or reviewed for us by the management of the Company, we have assumed that they have been reasonably prepared on bases reflecting the best currently available estimates and judgments on the part of the management of the Company as to the future financial performance of the Company. In that regard, we note that management of the Company has not revised its financial projections for years after 1997 to reflect the current uncertainty as to the nature, magnitude and duration of any possible Strike Impact after 1997, if any. In connection with our review, we have, with your consent, considered the sensitivity of the Company's financial projections (and the analyses to which they are relevant) to various assumptions regarding the Strike Impact after 1997. We have not independently analyzed the likelihood, magnitude, timing or duration of any such Strike Impact (and we express no opinion with respect to the Strike

Fisher Scientific International Inc.
November 14, 1997
Page 3

Impact). We express no view as to such projections, the Strike Impact, or information or the assumptions on which they are based. We have not assumed easy responsibility for making or obtaining any independent evaluations or appraisals of any of the assets (including properties and facilities) or liabilities of the Company. We are not opining or providing any advice with respect to the impact of the Merger on the solvency, viability or the financial condition of the Company or its ability to satisfy its obligations as they become due.


Our opinion is necessarily based upon conditions as they exist and can be evaluated on the date hereof, and we assume no responsibility to update or revise our opinion based upon circumstances or events occurring after the date hereof. Our opinion does not address the Company's underlying business decision to effect the Merger or constitute a recommendation to any holder of Common Stock as to how such holder should vote with respect to the Merger or as to whether such holder should elect to receive cash or retain Common Stock in the Merger. Our opinion as expressed below does not imply any conclusion as to the likely trading range for the Common Stock following the announcement or consummation of the Merger, which may vary depending upon, among others factors, changes in interest rates, dividend rates, market conditions, general economic conditions and other factors that generally influence the price of securities.


For purposes of rendering our opinion, we have assumed, in all respects material to our analysis, that the representations and warranties of each party contained in the Merger Agreement are true and connect, that each part will perform all of the covenants and agreements required to be performed by it under the Merger Agreement and that all conditions to the consummation of the Merger will be satisfied without waiver thereof. We have also assumed that all material governmental, regulatory or other consents and approvals will be obtained and that in the course of obtaining any necessary governmental, regulatory or other consents and approvals, or any amendments, modifications or waivers to any documents to which either the Company is a party, as contemplated by the Merger Agreement, no restrictions will be imposed or amendments, modifications or waivers made that would have any material adverse effect on the contemplated benefits of the Merger.

Fisher Scientific International Inc.
November 14, 1997
Page 4

As you are aware, we have acted as the financial advisor to the Company in connection with the Merger and related matters and will receive fees from the Company for our services, a portion of which is contingent upon consummation of the Merger. The Company has also agreed to indemnify us for certain liabilities arising out of our engagement. Additionally, we have rendered certain investment banking and financial advisory services to certain other business entities affiliated with certain directors of the Company in the past for which we have been paid fees. In the ordinary course of our business, we or our affiliates may actively trade the securities of the Company for our own account and for the accounts of customers and, accordingly, may at any time hold a long or short position in such securities.


Based upon and subject to the foregoing, we are of the opinion that, as of the date hereof, the Merger Consideration taken as a whole, is fair, from a financial point of view, to the holders of the Common Stock.

                                                     Very truly yours,



                                                     Salomon Brothers Inc

                                                                      ANNEX III


                EXCERPTS FROM THE GENERAL CORPORATION LAW OF THE
                    STATE OF DELAWARE RELATING TO THE RIGHTS
                          OF DISSENTING STOCKHOLDERS


262 APPRAISAL RIGHTS.

     (a) Any stockholder of a corporation of this State who holds shares of stock on the date of the making of a demand pursuant to subsection (d) of this section with respect to such shares, who continuously holds such shares through the effective date of the merger or consolidation, who has otherwise complied with subsection (d) of this section and who has neither voted in favor of the merger or consolidation nor consented thereto in writing pursuant to [sec] 228 of this title shall be entitled to an appraisal by the Court of Chancery of the fair value of his shares of stock under the circumstances described in subsections (b) and (c) of this section. As used in this section, the word "stockholder" means a holder of record of stock in a stock corporation and also a member of record of a nonstock corporation; the words "stock" and "share" mean and include what is ordinarily meant by those words and also membership or membership interest of a member of a nonstock corporation; and the words "depository receipt" mean a receipt or other instrument issued by a depository representing an interest in one or more shares, or fractions thereof, solely of stock of a corporation, which stock is deposited with the depository.

     (b) Appraisal rights shall be available for the shares of any class or series of stock of a constituent corporation in a merger or consolidation to be effected pursuant to 251 (other than a merger effected pursuant to subsection
(g) of Section 251), 252, 254, 257, 258, 263 or 264 of this title:

         (1) Provided, however, that no appraisal rights under this section shall be available for the shares of any class or series of stock, which stock, or depository receipts in respect thereof, at the record date fixed to determine the stockholders entitled to receive notice of and to vote at the meeting of stockholders to act upon the agreement of merger or consolidation, were either (i) listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. or (ii) held of record by more than 2,000 holders; and further provided that no appraisal rights shall be available for any shares of stock of the constituent corporation surviving a merger if the merger did not require for its approval the vote of the holders of the surviving corporation as provided in subsection (f) of [sec] 251 of this title.

         (2) Notwithstanding paragraph (1) of this subsection, appraisal rights under this section shall be available for the shares of any class or series of stock of a constituent corporation if the holders thereof are required by the terms of an agreement of merger or consolidation pursuant to [sec][sec] 251, 252, 254, 257, 258, 263 and 264 of this title to accept for such stock anything except:

         a. Shares of stock of the corporation surviving or resulting from such merger or consolidation, or depository receipts in respect thereof;

         b. Shares of stock of any other corporation, or depository receipts in respect thereof, which shares of stock (or depository receipts in respect thereof) at the effective date of the merger or consolidation will be either listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. or held of record by more than 2,000 holders;

         c. Cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a. and b. of this paragraph; or


         d. Any combination of the shares of stock, depository receipts and cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a., b. and c. of this paragraph.

         (3) In the event all of the stock of a subsidiary Delaware corporation party to a merger effected under [sec] 253 of this title is not owned by the parent corporation immediately prior to the merger, appraisal rights shall be available for the shares of the subsidiary Delaware corporation.

     (c) Any corporation may provide in its certificate of incorporation that appraisal rights under this section shall be available for the shares of any class or series of its stock as a result of an amendment to its certificate of incorporation, any merger or consolidation in which the corporation is a constituent corporation or the sale of all or substantially all of the assets of the corporation. If the certificate of incorporation contains such a provision, the procedures of this section, including those set forth in subsections (d) and (e) of this section, shall apply as nearly as is practicable.

   (d) Appraisal rights shall be perfected as follows:

     (1) If a proposed merger or consolidation for which appraisal rights are provided under this section is to be submitted for approval at a meeting of stockholders, the corporation, not less than 20 days prior to the meeting, shall notify each of its stockholders who was such on the record date for such meeting with respect to shares for which appraisal rights are available pursuant to subsections (b) or (c) hereof that appraisal rights are available for any or all of the shares of the constituent corporations, and shall include in such notice a copy of this section. Each stockholder electing to demand the appraisal of his shares shall deliver to the corporation, before the taking of the vote on the merger or consolidation, a written demand for appraisal of his shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of his shares. A proxy or vote against the merger or consolidation shall not constitute such a demand. A stockholder electing to take such action must do so by a separate written demand as herein provided. Within 10 days after the effective date of such merger or consolidation, the surviving or resulting corporation shall notify each stockholder of each constituent corporation who has complied with this subsection and has not voted in favor of or consented to the merger or consolidation of the date that the merger or consolidation has become effective; or

     (2) If the merger or consolidation was approved pursuant to [sec] 228 or [sec] 253 of this title, each constituent corporation, either before the effective date of the merger or consolidation or within ten days thereafter, shall notify each of the holders of any class or series of stock of such constituent corporation who are entitled to appraisal rights of the approval of the merger or consolidation and that appraisal rights are available for any or all shares of such class or series of stock of such constituent corporation, and shall include in such notice a copy of this section; provided that, if the notice is given on or after the effective date of the merger or consolidation, such notice shall be given by the surviving or resulting corporation to all such holders of any class or series of stock of a constituent corporation that are entitled to appraisal rights. Such notice may, and, if given on or after the effective date of the merger or consolidation, shall, also notify such stockholders of the effective date of the merger or consolidation. Any stockholder entitled to appraisal rights may, within twenty days after the date of mailing of such notice, demand in writing from the surviving or resulting corporation the appraisal of such holder's shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such holder's shares. If such notice did not notify stockholders of the effective date of the merger or consolidation, either
   (i) each such constituent corporation shall send a second notice before the effective date of the merger or consolidation notifying each of the holders of any class or series of stock of such constituent corporation that are entitled to appraisal rights of the effective date of the merger or consolidation or (ii) the surviving or resulting corporation shall send such a second notice to all such holders on or within 10 days after such effective date; provided, however, that if such second notice is sent more than 20 days following the sending of the first notice, such second notice need only be sent to each stockholder who is entitled to appraisal rights and who has demanded appraisal of such holder's shares in accordance with this subsection. An affidavit of the secretary or assistant secretary or of the transfer agent of the corporation that is required to give either notice that such notice has been given shall, in the absence of fraud, be prima facie evidence of the facts stated therein. For purposes of determining the stockholders entitled to receive either notice, each constituent corporation may fix, in advance, a record date that shall be not more than 10 days prior to the date the notice is given; provided that, if the notice is given on or after the effective date of the merger or consolidation, the record date shall be such effective date. If no record date is fixed and the notice is given prior to the effective date, the record date shall be the close of business on the day next preceding the day on which the notice is given.

   (e) Within 120 days after the effective date of the merger or consolidation, the surviving or resulting corporation or any stockholder who has complied with subsections (a) and (d) hereof and who is otherwise entitled to appraisal rights, may file a petition in the Court of Chancery demanding a determination of the value of the stock of all such stockholders. Notwithstanding the foregoing, at any time within 60 days after the effective date of the merger or consolidation, any stockholder shall have the right to withdraw his demand for appraisal and to accept the terms offered upon the merger or consolidation. Within 120 days after the effective date of the merger or consolidation, any stockholder who has complied with the requirements of subsections (a) and (d) hereof, upon written request, shall be entitled to receive from the corporation surviving the merger or resulting from the consolidation a statement setting forth the aggregate number of shares not voted in favor of the merger or consolidation and with respect to which demands for appraisal have been received and the aggregate number of holders of such shares. Such written statement shall be mailed to the stockholder within 10 days after his written request for such a statement is received by the surviving or resulting corporation or within 10 days after expiration of the period for delivery of demands for appraisal under subsection (d) hereof, whichever is later.

     (f) Upon the filing of any such petition by a stockholder, service of a copy thereof shall be made upon the surviving or resulting corporation, which shall within 20 days after such service file in the office of the Register in Chancery in which the petition was filed a duly verified list containing the names and addresses of all stockholders who have demanded payment for their shares and with whom agreements as to the value of their shares have not been reached by the surviving or resulting corporation. If the petition shall be filed by the surviving or resulting corporation, the petition shall be accompanied by such a duly verified list. The Register in Chancery, if so ordered by the Court, shall give notice of the time and place fixed for the hearing of such petition by registered or certified mail to the surviving or resulting corporation and to the stockholders shown on the list at the addresses therein stated. Such notice shall also be given by 1 or more publications at least 1 week before the day of the hearing, in a newspaper of general circulation published in the City of Wilmington, Delaware or such publication as the Court deems advisable. The forms of the notices by mail and by publication shall be approved by the Court, and the costs thereof shall be borne by the surviving or resulting corporation.

     (g) At the hearing on such petition, the Court shall determine the stockholders who have complied with this section and who have become entitled to appraisal rights. The Court may require the stockholders who have demanded an appraisal for their shares and who hold stock represented by certificates to submit their certificates of stock to the Register in Chancery for notation thereon of the pendency of the appraisal proceedings; and if any stockholder fails to comply with such direction, the Court may dismiss the proceedings as to such stockholder.

     (h) After determining the stockholders entitled to an appraisal, the Court shall appraise the shares, determining their fair value exclusive of any element of value arising from the accomplishment or expectation of the merger or consolidation, together with a fair rate of interest, if any, to be paid upon the amount determined to be the fair value. In determining such fair value, the Court shall take into account all relevant factors. In determining the fair rate of interest, the Court may consider all relevant factors, including the rate of interest which the surviving or resulting corporation would have had to pay to borrow money during the pendency of the proceeding. Upon application by the surviving or resulting corporation or by any stockholder entitled to participate in the appraisal proceeding, the Court may, in its discretion, permit discovery or other pretrial proceedings and may proceed to trial upon the appraisal prior to the final determination of the stockholder entitled to an appraisal. Any stockholder whose name appears on the list filed by the surviving or resulting corporation pursuant to subsection (f) of this section and who has submitted his certificates of stock to the Register in Chancery, if such is required, may participate fully in all proceedings until it is finally determined that he is not entitled to appraisal rights under this section.

     (i) The Court shall direct the payment of the fair value of the shares, together with interest, if any, by the surviving or resulting corporation to the stockholders entitled thereto. Interest may be simple or compound, as the Court may direct. Payment shall be so made to each such stockholder, in the case of holders of uncertificated stock forthwith, and the case of holders of shares represented by certificates upon the surrender to the corporation of the certificates representing such stock. The Court's decree may be enforced as other decrees in the Court of Chancery may be enforced, whether such surviving or resulting corporation be a corporation of this State or of any state.

     (j) The costs of the proceeding may be determined by the Court and taxed upon the parties as the Court deems equitable in the circumstances. Upon application of a stockholder, the Court may order all or a portion of the expenses incurred by any stockholder in connection with the appraisal proceeding, including, without limitation, reasonable attorney's fees and the fees and expenses of experts, to be charged pro rata against the value of all the shares entitled to an appraisal.

     (k) From and after the effective date of the merger or consolidation, no stockholder who has demanded his appraisal rights as provided in subsection (d) of this section shall be entitled to vote such stock for any purpose or to receive payment of dividends or other distributions on the stock (except dividends or other distributions payable to stockholders of record at a date which is prior to the effective date of the merger or consolidation); provided, however, that if no petition for an appraisal shall be filed within the time provided in subsection (e) of this section, or if such stockholder shall deliver to the surviving or resulting corporation a written withdrawal of his demand for an appraisal and an acceptance of the merger or consolidation, either within 60 days after the effective date of the merger or consolidation as provided in subsection (e) of this section or thereafter with the written approval of the corporation, then the right of such stockholder to an appraisal shall cease. Notwithstanding the foregoing, no appraisal proceeding in the Court of Chancery shall be dismissed as to any stockholder without the approval of the Court, and such approval may be conditioned upon such terms as the Court deems just.

     (l) The shares of the surviving or resulting corporation to which the shares of such objecting stockholders would have been converted had they assented to the merger or consolidation shall have the status of authorized and unissued shares of the surviving or resulting corporation.

                                                                        Annex IV

Thomas H. Lee Company 75 State Street, Boston, Massachusetts 02109 Telephone
                                                                617-227-1050 Fax
                                                                617-227-3514


                                                              November 14, 1997


FSI Merger Corp.
c/o Thomas H. Lee Company
75 State Street, 26th Floor
Boston, Massachusetts 02119

     Re: Recapitalization Proposal

Dear Sirs or Madams:

     Reference is made to the proposal letter, dated as of August 5, 1997 (the "Proposal Letter"), of Thomas H. Lee Equity Company, addressed to Fisher Scientific International Inc. ("Fisher"), describing a proposed transaction (the "Transaction") between FSI Merger Corp. ("FSI"), a wholly-owned subsidiary of Thomas H. Lee Company, and Fisher regarding the recapitalization of Fisher.

     Reference is also made to the equity commitment letters, dated as of August 5, 1997 and September 11, 1997, of Thomas H. Lee Company addressed to FSI, which are hereby superseded by this equity commitment letter as a result of amendments made to the Agreement and Plan of Merger, dated as of November 14, 1997 (the "Merger Agreement"), by and between FSI and Fisher. Terms not otherwise defined herein shall have the meanings set forth in the Merger Agreement.

     This is to advise you that Thomas H. Lee Equity Fund III, L.P. (the "Fund") hereby commits to purchase up to $249.0 million of equity to take the form of (i) common stock of FSI (which will be converted in the Transaction into the right to receive 4,165,643 shares of common stock of Fisher less the pro rata portion of the Election Eligible Shares), (ii) 4,800,773 shares of preferred stock of Fisher ($10 liquidation preference per share) and (iii) warrants to purchase 330,717 shares of common stock of Fisher at or following the Transaction for an exercise price of $48.25 per share (subject to standard anti-dilution adjustments).

   1. Conditions. The commitments set forth herein shall be subject to:

   (a) execution of documentation customary in financings of this type; and

   (b) execution of the Second Amended and Restated Agreement and Plan of Merger by and between FSI and Fisher (including reasonable changes acceptable to the Fund) and satisfaction (and not waiver) of all conditions set forth therein.

     2. Expenses. If the transactions contemplated by this letter shall be consummated, FSI shall pay and save the Fund harmless against any liability for all reasonable out-of-pocket expenses of the Fund for attorneys, accountants and other professional services required in conjunction with (i) the preparation of this letter, (ii) the "due diligence" process involved in evaluating the status of the affairs of Fisher, (iii) the negotiation, documentation and closing of the transactions contemplated hereby, and (iv) all related printing, reproduction, or similar transactional costs, provided, however, that FSI shall not be required to pay for such expenses if the Fund fails to close this transaction for reasons which are unrelated to the satisfaction of any of the conditions of this commitment letter in accordance with the terms hereof.

     3. Indemnification. FSI agrees to indemnify and to hold harmless the Fund from and against any and all actions, suits, proceedings (including any investigations or inquiries), losses, claims, damages, liabilities or expenses of any kind or nature whatsoever which may be incurred by or asserted against or involve the Fund or any of its respective partners, officers, agents or employees as a result of or arising out of or in any way related to the transactions described in this letter, provided, however, that the Fund shall not have the right to be indemnified hereunder for their own gross negligence or willful misconduct as determined by a court of competent jurisdiction. FSI further agrees to pay or reimburse to the Fund upon demand any legal or other expenses incurred by the Fund in connection with investigating, defending or preparing to defend any such action, writ, claim or proceeding (including any inquiry or investigation). The provisions of this paragraph 3 and the immediately preceding paragraph 2 are independent of all other obligations of FSI hereunder and shall survive termination or expiration of the commitment embodied in this letter.

     4. Closing Date. The commitment to purchase equity as set forth herein, as so accepted by you, shall expire if not closed on or before January 31, 1998.

     5. No Assignment. The commitment evidenced by this letter shall not be assignable by you without the Fund's prior written consent, and the granting of such consent in a given instance shall be solely in the discretion of the Fund and, if granted, shall not constitute a waiver of this requirement as to any subsequent assignment.




                                     Very truly yours,


                                     THOMAS H. LEE EQUITY FUND III, L.P.


                                     By: THL Equity Advisors III Limited
                                         Partnership, General Partner


                                     By: THL Equity Trust III, General Partner



                                     By: /s/ Scott M. Sperling
                                         ---------------------------------
                                         Name: Scott M. Sperling
                                         Title: Managing Director

                         Donaldson, Lufkin & Jenrette
                          DLJ Merchant Banking, Inc.
       277 Park Avenue, New York, New York 10172 [bullet] (212) 892-3000

                                                  Dated as of November 14, 1997

FSI Merger Corp.
c/o Thomas H. Lee Company
75 State Street, 26th Floor
Boston, Massachusetts 02119

     Re: Recapitalization Proposal

Dear Sirs or Madams:

     Reference is made to the proposal letter, dated as of August 5, 1997, (the "Proposal Letter"), of Thomas Lee H. Equity Company, addressed to Fisher Scientific International Inc. ("Fisher"), describing a proposed transaction (the "Transaction") between FSI Merger Corp. ("FSI"), a wholly-owned subsidiary of Thomas H. Lee Company, and Fisher regarding the recapitalization of Fisher.

     Reference is also made to the equity commitment letters, dated as of August 6, 1997 and September 11, 1997, of the DLJ Investors (as defined below) addressed to FSI, which are hereby superseded by this equity commitment letter as a result of amendments made to the Agreement and Plan of Merger, dated as of November 14, 1997 (the "Merger Agreement"), by and between FSI and Fisher. Terms not otherwise defined herein shall have the meanings set forth in the Merger Agreement.

     This is to advise you that DLJ Merchant Banking II, Inc., on behalf of one or more of DLJ Merchant Banking Partners II, L.P., DLJ Merchant Banking Partners II-A, L.P., DLJ Offshore Partners II, C.V., DLJ Diversified Partners, L.P. DLJ Diversified Partners-A, L.P., DLJ Millennium Partners, L.P., DLJ Millennium Partner-A, L.P., DLJMB Funding II, Inc., UK Investment Plan 1997 Partners, DLJ EAB Partners, L.P. and DLJ First ESC LLC (collectively, the "DLJ Investors"), hereby commits to purchase an aggregate amount of $75.0 million of equity to take the form of (i) common stock of FSI (which will be converted in the Transaction into the right to receive 1,254,712 shares of common stock of Fisher less the pro rata portion of the Election Eligible Shares), (ii) 1,446,015 shares of preferred stock of Fisher ($10 liquidation preference per share) and (iii) warrants to purchase 99,614 shares of common stock of Fisher at or following the Transaction for an exercise price of $48.25 per share (subject to standard anti-dilution adjustments).

     1. Conditions. The commitments set forth herein shall be subject to:

       a. execution of documentation customary in financings of this type, including appropriate minority investor rights;

       b. execution of the Second Amended and Restated Agreement and Plan of Merger by and between FSI and Fisher (including reasonable changes acceptable to the DLJ Investors) and satisfaction (and not waiver) of all conditions set forth therein;

       c. the investment by the DLJ Investors being on the same terms as the investment by the Thomas H. Lee Equity Fund III, L.P.; and

       d. the investment by the DLJ Investors being on terms that are in compliance with Regulations Y.

     2. Expenses. If the transactions contemplated by this letter shall be consummated, FSI shall pay and save the DLJ Investors harmless against any liability for all reasonable out-of-pocket expenses of the DLJ Investors for attorneys, accountants and other professional services required in conjunction with (i) the preparation of this letter, (ii) the "due diligence" process involved in evaluating the status of the affairs of Fisher, (iii) the negotiation, documentation and closing of the transactions contemplated hereby, and (iv) all related printing, reproduction, or similar transactional costs, provided, however, that FSI shall not be required to pay for such expenses if the DLJ Investors fail to close this transaction for reasons which are unrelated to the satisfaction of any of the conditions of this commitment letter in accordance with the terms hereof.

     3. Indemnification. FSI agrees to indemnify and to hold harmless the DLJ Investors and their respective partners, officers, agents and employees from and against any and all actions, suits, proceedings (including any investigations or inquiries), losses, claims, damages, liabilities or expenses of any kind or nature whatsoever which may be incurred by or asserted against or involve the DLJ Investors or any of their respective partners, officers, agents or employees as a result of or arising out of or in any way related to the transactions described in this letter, provided, however, that none of the DLJ Investors or any of the other indemnified person referred to above shall have the right to be indemnified hereunder for their own gross negligence or willful misconduct as determined by a court of competent jurisdiction. FSI further agrees to pay or reimburse to the DLJ Investors upon demand any legal or other expenses incurred by the DLJ Investors in connection with investigating, defending or preparing to defend any such action, writ, claim or proceeding (including any inquiry or investigation). The provisions of this paragraph 3 and the immediately preceding paragraph 2 are independent of all other obligations of FSI hereunder and shall survive termination or expiration of the commitment embodied in this letter.

     4. Closing Date. The commitment to purchase equity as set forth herein, as so accepted by you, shall expire if not closed on or before January 31, 1998.

     5. No Assignment. The commitment evidenced by this letter shall not be assignable by you without the DLJ Investors' prior written consent, and the granting of such consent in a given instance shall be solely in the discretion of the DLJ Investors and, if granted, shall not constitute a waiver of this requirement as to any subsequent assignment.

                                     Very truly yours,


                                     DLJ MERCHANT BANKING II, INC.
                                      on behalf of the DLJ Investors
                                      referred to above



                                     By: /s/ Thompson Dean
                                         ---------------------------------
                                         Name: Thompson Dean
                                         Title: Managing Director

[Merrill Lynch Logo]


                                                          Matthias B. Bowman
                                                           Vice Chairman
                                                           Investment Banking

                                                          Corporate and
                                                          Institutional
                                                          Client Group

                                                          World Financial
                                                          Center
                                                          North Tower
                                                          New York, New York
                                                          10281-1327
                                                          212 449 8200
                                                          FAX 212 449 8634
                                                          mbowman@banmail.ml.com



                                                              November 14, 1997

FSI Merger Corp.
c/o Thomas H. Lee Company
75 State Street, 26th Floor
Boston, Massachusetts 02119

     Re: Recapitalization Proposal

Dear Sirs or Madams:

     Reference is made to the proposal letter, dated as of August 5, 1997 (the "Proposal Letter"), of Thomas H. Lee Equity Company, addressed to Fisher Scientific International Inc. ("Fisher"), describing a proposed transaction (the "Transaction") between FSI Merger Corp. ("FSI"), a wholly-owned subsidiary of Thomas H. Lee Company, and Fisher regarding the recapitalization of Fisher.

     Reference is also made to the equity commitment letter, dated as of August 5, 1997 or September 11, 1997, of Thomas H. Lee Company addressed to FSI, which is hereby superseded by this equity commitment letter as a result of amendments made to the Agreement and Plan of Merger, dated as of August 7, 1997, by and between FSI and Fisher.

     This is to advise you that Merrill Lynch & Co., KECALP Inc. on behalf of Merrill Lynch KECALP International L.P. 1997, and Merrill Lynch KECALP L.P. 1997 ("Merrill Lynch") hereby commits to purchase up to $15 million of equity to take the form of (i) common stock of FSI (which will be converted in the Transaction into the right to receive 250,942 shares of common stock of Fisher less the pro rata portion of the Election Eligible Shares), (ii) 289,204 shares of preferred stock of Fisher ($10 liquidation preference per shares) and (iii) warrants to purchase 19,923 shares of common stock of Fisher at or following the Transaction for an exercise price of $48.25 per share (subject to standard anti-dilution Adjustment).

     1.  Conditions. The commitments set forth herein shall be subject to:

     (a) execution of documentation customary in financings of this type, including appropriate minority investors rights;

     (b) execution of the Second Amended and Restated Agreement and Plan of Merger by and between FSI and Fisher (including reasonable changes acceptable to Merrill Lynch) and satisfaction (and not waiver) of all conditions set forth therein;

     (c) the investment by Merrill Lynch being on the same terms as the investment by the Thomas H. Lee Equity Fund III, L.P.; and

     (d) the investment by Merrill Lynch being on terms that are in compliance with Regulation G.

     2. Expenses. If the transactions contemplated by this letter shall be consummated, FSI shall pay and save Merrill Lynch harmless against any liability for all reasonable out-of-pocket expenses of Merrill Lynch for attorneys, accountants and other professional services required in conjunction with (i) the preparation of this letter, (ii) the "due diligence" process involved in evaluating the status of the affairs of Fisher, (iii) the negotiation, documentation and closing of the transactions contemplated hereby, and (iv) all related printing, reproduction, or similar transactional costs, provided, however, that FSI shall not be required to pay for such expenses if Merrill Lynch fails to close this transaction for reasons which are unrelated to the satisfaction of any of the conditions of this commitment letter in accordance with the terms hereof.

     3. Indemnification. FSI agrees to indemnify Merrill Lynch and its affiliates and their respective directors, officers, employees, agents and controlling persons (Merrill Lynch and each such person being an "Indemnified Party") from and against any and all losses, claims, damages and liabilities, joint or several, to which such Indemnified Party may become subject under any applicable federal or state law, or otherwise, and related to or arising out of the transactions described in this letter and will reimburse any Indemnified Party for all expenses (including counsel fees and expenses) as they are incurred in connection with the investigation of, preparation for or defense of any pending or threatened claim or any action or proceeding arising therefrom, whether or not such Indemnified Party is a party and whether or not such claim, action or proceeding is initiated or brought by or on behalf of FSI. FSI will not be liable under the foregoing indemnification provision to the extent that any loss, claim, damage, liability or expense is found in a final judgment by a court to have resulted from Merrill Lynch's bad faith or gross negligence.

     4. Closing Date. The commitment to purchase equity as set forth herein, as so accepted by you, shall expire if not closed on or before January 31, 1998.

     5. No Assignment. The commitment evidenced by this letter shall not be assignable by you without Merrill Lynch's prior written consent, and the granting of such consent in a given instance shall be solely in the discretion of Merrill Lynch and, if granted, shall not constitute a waiver of this requirement as to any subsequent assignment.

                                     Very truly yours,


                                     KECALP Inc.



                                     By: /s/ Matthias B. Bowman
                                         ---------------------------------
                                         Name: Matthias B. Bowman
                                         Title: Director and Chief Investment
                                         Officer



                                         Merrill Lynch & Co.


                                         By:
                                           ------------------------------
                                           Name:


                                           ------------------------------
                                           Title:

                                  [LOGO] CHASE

Chase Capital Partners                                    Mitchell J. Blutt,
                                                          M.D.
380 Madison Avenue, 12th Floor                            Executive Partner
New York, NY 10017-2591
Tel 212-622-3024
Fax 212-622-3755
                                                              November 14, 1997

FSI Merger Corp.
c/o Thomas H. Lee Company
75 State Street, 26th Floor
Boston, Massachusetts 02119

     Re: Recapitalization Proposal

Dear Sirs or Madam:

     Reference is made to the proposal letter, dated as of August 5, 1997 (the "Proposal Letter"), of Thomas H. Lee Equity Company, addressed to Fisher Scientific International Inc. ("Fisher"), describing a proposed transaction (the "Transaction") between FSI Merger Corp. ("FSI"), a wholly-owned subsidiary of Thomas H. Lee Company, and Fisher regarding the recapitalization of Fisher.

     Reference is also made to the equity commitment letters, dated as of August 5, 1997 and September 11, 1997, of Thomas H. Lee Company addressed to FSI, which are hereby superseded by this equity commitment letter as a result of amendments made to the Agreement and Plan of Merger, dated as of November 14, 1997 (the "Merger Agreement"), by and between FSI and Fisher. Terms not otherwise defined herein shall have the meanings set forth in the Merger Agreement.

     This is to advise you that Chase Equity Associates, L.P. or an affiliate thereof ("the Fund") I hereby commits to purchase up to $50.0 million of equity to take the form of (I) common stock of FSI (which will be converted in the Transaction into the right to receive 836,475 shares of common stock of Fisher less the pro rata portion of the Election Eligible Shares), (ii) 964,008 shares of preferred stock of Fisher ($10 liquidation preference per share) and (iii) warrants to purchase 66,409 shares of common stock of Fisher at or following the Transaction for an exercise price of $48.25 per share (subject to standard anti-dilution adjustments).

     1.  Conditions. The commitments set forth herein shall be subject to:

     (a) execution of documentation customary in financings of this type, including appropriate minority investor rights;

     (b) execution of the Second Amended and Restated Agreement and Plan of the Merger by and between FSI and Fisher (including reasonable changes acceptable to the Fund) and satisfaction (and not waiver) of all conditions set forth therein.

     (c) the investment by the Fund being on the same terms as the investment by the Thomas H. Lee Equity Fund III, L.P.; and

     (d) the investment by the Fund being on terms that are in compliance with Regulation Y.

     2. Expenses. If the transactions contemplated by this letter shall be consummated, FSI shall pay and save the Fund harmless against any liability for all reasonable out-of-pocket expenses of the Fund for attorneys, accountants and other professional services required in conjunction with (i) the preparation of this letter, (ii) the "due diligence" process involved in evaluation the status of the affairs of Fisher, (iii) the negotiation, documentation and closing of the transactions contemplated hereby, and (iv) all related printing, reproduction, or similar transactional costs, provided, however, that FSI shall not be required to pay for such expenses if the Fund fails to close this transaction for reasons which are unrelated to the satisfaction of any of the conditions of this commitment letter in accordance with the terms hereof.

     3. Indemnification. FSI agrees to indemnify and to hold harmless the Fund from and against any and all actions, suits, proceedings (including any investigations or inquiries), losses, claims, damages, liabilities or expenses of any kind or nature whatsoever which may be incurred by or asserted against or involve the Fund or any of its respective partners, officers, agents or employees as a result of or arising out of or in any way related to the transactions described in this letter, provided, however, that the Fund shall not have the right to be indemnified hereunder for their own gross negligence or willful misconduct as determined by a court of competent jurisdiction. FSI further agree to pay or reimburse to the Fund upon demand any legal or other expenses incurred by the Fund in connection with investigation, defending or preparing to defend any such action, writ, claim or proceeding (including any inquiry of investigation). The provisions of this paragraph 3 and the immediately preceding paragraph 2 are independent of all other obligations of FSI hereunder and shall survive termination or expiration of the commitment embodied in this letter.

     4. Closing Date. The commitment to purchase equity as set forth herein, as so accepted by you, shall expire if not closed on or before January 31, 1998.

     5. No Assignment. The commitment evidenced by this letter shall not be assignable by you without the Fund's' prior written consent, and the granting of such consent in a given instance shall be solely in the discretion of the Fund and, if granted, shall not constitute a waiver of this requirement as to any subsequent assignment.


                                     Very truly yours,


                                     CHASE EQUITY ASSOCIATES


                                     By: Chase Capital Partners Its General
                                         Partner



                                     By: /s/ Mitchell J. Blutt
                                         ---------------------------------
                                         Name: Mitchell J. Blutt Title:
                                         Executive Partner

MERRILL LYNCH CAPITAL CORPORATION                   THE CHASE MANHATTAN BANK
World Financial Center                              270 Park Avenue
North Tower                                         New York, New York 10017
250 Vesey Street
New York, New York 10281

                           DLJ BRIDGE FINANCE, INC.
                                277 Park Avenue
                           New York, New York 10172

                                                              November 14, 1997

FSI Merger Corp.
c/o Thomas H. Lee Company
75 State Street
Suite 2600
Boston, Massachusetts 02109

                   Re: Fisher Scientific International, Inc.

Ladies and Gentlemen:

     Reference is made to the Bridge Loan Commitment Letter dated as of September 11, 1997 attached hereto as Exhibit A (the "Commitment Letter"). We have reviewed, and consent to, the changes incorporated in the Second Amended and Restated Merger Agreement dated as of November 14, 1997 between FSI Merger Corp. and Fisher Scientific International, Inc. and confirm the Commitment Letter is in full force and effect as of the date hereof.

                           [Signature Page Follows]

                                        Very truly yours,


                                        MERRILL LYNCH CAPITAL CORPORATION


                                        By: /s/ Michael J. Zupon
                                            ------------------------------
                                            Name:    Michael J. Zupon
                                            Title:    Vice President



                                        THE CHASE MANHATTAN BANK


                                        By: /s/ Bruce Borden
                                            ------------------------------
                                            Name:    Bruce Borden
                                            Title:    Vice President



                                        DLJ BRIDGE FINANCE, INC.


                                        By: /s/ Robert C. Grien
                                            ------------------------------
                                            Name:    Robert C. Grien
                                            Title:    Vice President



Accepted and agreed to as of
 the date first written above:

FSI MERGER CORP.


By: /s/ Kent R. Weldon
    -------------------------------
    Name:    Kent R. Weldon
    Title:    Vice President

MERRILL LYNCH CAPITAL CORPORATION                   THE CHASE MANHATTAN BANK
World Financial Center                              270 Park Avenue
North Tower                                         New York, New York 10017
250 Vesey Street
New York, New York 10281


                           DLJ BRIDGE FINANCE, INC.
                                277 Park Avenue
                           New York, New York 10172


                                                             September 11, 1997


FSI Merger Corp.
c/o Thomas H. Lee Company
75 State Street
Suite 2600
Boston, Massachusetts 02109


                       Re: Bridge Loan Commitment Letter


Ladies and Gentlemen:


     You have advised Merrill Lynch Capital Corporation ("Merrill Lynch"), The Chase Manhattan Bank ("Chase") and DLJ Bridge Finance, Inc. ("DLJ") that Thomas
H. Lee Company and its affiliates ("THL") have formed a Delaware corporation ("MergerCo") for the purpose of merging (the "Recapitalization") with and into a company previously identified to us as Sci Fi ("Target" or "Borrower") pursuant to a Recapitalization and Merger Agreement (the "Recapitalization Agreement") to be entered into between MergerCo and Target. Pursuant to the Recapitalization Agreement, MergerCo will merge with and into Target and Target will be the survivor (such survivor, "New Target"). The sources and uses of the funds necessary to consummate the Recapitalization and the related transactions are set forth on Annex I to the attached Term Sheet.


     You have advised Merrill Lynch, Chase and DLJ that in connection with the consummation of the Recapitalization, (a) (1) a group of investors arranged by you, comprising Merrill Lynch, Chase, DLJ and THL (or certain of their respective affiliates) (together, the "Investors") will make cash capital contributions to MergerCo in an aggregate amount of at least $299 million, (2) certain members of management of Target ("Management") and the existing holders (each, an "Existing Stockholder") of common stock of Target (the "Common Stock") that is outstanding immediately prior to the Recapitalization will retain common equity of Target with a value of not less than $36 million and not more than $51 million excluding the value of Common Stock underlying options held by Eligible Employees (as defined in the Recapitalization Agreement) and (3) the Investors will purchase, if not purchased by outside investors, payment-in-kind preferred stock of Target (the "PIK Preferred") having an aggregate value of not less than $75 million (collectively, the "Equity Financing"); provided, however, that the total Equity Financing shall not be less than $425 million; (b) each Existing Stockholder will, subject to the provisions of the Recapitalization Agreement, be entitled to elect either
(x) to receive an amount of cash on a per-share basis equal to cash merger consideration of $48.25 per share (in which case such shares of Common Stock will be canceled) or (y) to retain any such shares of Common Stock; provided, however, that, upon completion of the Recapitalization, the Existing Stockholders will not own more than 20% of the then outstanding Common Stock;
(c) MergerCo stock will be exchanged for newly issued shares of Common Stock having an aggregate value equal to $299 million; (d) except for options held by Eligible Employees (as defined in the Recapitalization Agreement) to be converted subsequent to the Merger, each of the options of Target that are outstanding immediately prior to the Recapitalization will be canceled and the holder thereof will be entitled to receive an amount of cash equal to the difference between the cash merger consideration paid in connection with the Recapitalization and the exercise price of such option; (e) Target will raise gross proceeds of up to $400 million either from an offering of unsecured senior subordinated debt securities due 2007 with no scheduled principal payments prior to maturity (the "Senior Subordinated Notes") (the "Securities Offering"), or from an unsecured senior subordinated bridge loan (the "Bridge Loan") which would be anticipated to be replaced with debt securities substantially similar to the Senior Subordinated Notes after the closing of the Recapitalization (the "Debt Securities") (the Securities Offering or the take-down under the Bridge Loan, the "Senior Subordinated Financing"); and (f) Target will enter into the credit facilities (the "Credit Facilities") described herein. The PIK Preferred shall be on terms and conditions and pursuant to documentation satisfactory to Merrill Lynch, Chase and DLJ.

     In addition, upon consummation of the Recapitalization, Target intends to
(i) repay all indebtedness (approximately $190 million) and terminate all commitments to make extensions of credit under its existing $250 million revolving credit facility of Target and its subsidiaries agented by Toronto Dominion Bank (the "Existing Credit Facility"), and (ii) leave outstanding and equally and ratably secure pursuant to documentation and on terms and conditions satisfactory to Merrill Lynch, Chase and DLJ all of its $150 million aggregate principal amount 71/8% Senior Notes due 2005 (the "Existing Notes").

     After giving effect to the Recapitalization, the Investors will own not less than 80% of the then outstanding Common Stock.

     The Recapitalization, the Senior Subordinated Financing, the Equity Financing, the repayment of all debt and cancellation of all commitments to make extensions of credit under the Existing Credit Facility (the "Existing Debt Repayment"), the entering into and borrowings under the Credit Facilities by the parties herein described and the other transactions described above entered into and consummated in connection with the Recapitalization are herein referred to as the "Transactions".

     You have further advised us that (i) the Credit Facilities will consist of an aggregate of $650 million in senior credit facilities to finance the Existing Debt Repayment, the Recapitalization, certain fees and expenses and to provide for working capital and general corporate purposes, of which not more than $475 million will be borrowed at Funding (as defined below in Section 1), and (ii) after the consummation of the Recapitalization, New Target intends to effect a receivables securitization transaction on terms acceptable to Merrill Lynch, Chase and DLJ in an amount sufficient to generate gross cash proceeds to New Target of $200 million (the "Receivables Financing").

     By separate letter agreement, Merrill Lynch, Chase and DLJ Capital Funding, Inc. have agreed to provide the Credit Facilities.

     You have advised Merrill Lynch, Chase and DLJ that immediately after giving effect to the Transactions, New Target and its subsidiaries will have no material indebtedness outstanding other than the Credit Facilities, the Senior Subordinated Notes or the Bridge Loan and the Existing Notes (and, thereafter, the Debt Securities), and, if consummated, the Receivables Financing.

     We further understand that the precise structure of the Transactions will be under continuing consideration, may vary from the foregoing and will be subject to our mutual agreement.

     You have requested that (a) Merrill Lynch (or Merrill Lynch, Pierce, Fenner & Smith Incorporated ("MLPF&S")) act as exclusive syndication agent for the Bridge Loan, (b) Chase act as administrative agent for the Bridge Loan, (c) DLJ (or Donaldson, Lufkin & Jenrette Securities Corporation ("DLJSC")) act as documentation agent for the Bridge Loan, and (d) Merrill Lynch (or MLPF&S) and Chase (or Chase Securities, Inc. ("CSI")) agree to exclusively structure, arrange and syndicate the Bridge Loan.

     Accordingly, subject to the terms and conditions set forth below and in the Summary of Indicative Terms attached hereto as Exhibit A and incorporated by reference herein (the "Term Sheet"), Merrill Lynch, Chase and DLJ severally hereby agree with you as follows:

     1. Commitment. In the event that the Securities Offering shall not have been consummated at or prior to the time of the closing of the Recapitalization, Merrill Lynch, Chase and DLJ each severally hereby commits to you to provide, or to cause one or more of their respective affiliates to provide, subject to the terms and conditions outlined in this Commitment Letter, in each fee letter (the "Fee Letter") dated the date hereof and delivered to you, and in the Term Sheet, $160 million, $160 million and $80 million, respectively, of the Bridge Loan in immediately available funds at the funding (the "Funding") for the purpose of financing in part the Transactions. The Funding will occur simultaneously with the consummation of the Transactions. At Funding, any unused commitment under this Commitment Letter will terminate immediately after making the Bridge Loan.

     2. Bridge Financing Agreement. At or prior to the Funding, Borrower shall enter into a financing agreement (the "Bridge Loan Agreement") with Merrill Lynch, Chase and DLJ, substantially in the form of Merrill Lynch's customary loan agreement entered into in connection with bridge financings. The Bridge Loan Agreement shall be in form and substance satisfactory to Merrill Lynch, Chase, DLJ and Borrower and will contain, without limitation, the following provisions:

     (a) Those terms, covenants and events of default specified in the Term
Sheet.

     (b) A requirement that, at or prior to the Funding, Borrower shall execute and deliver a note or notes (the "Notes") evidencing Borrower's obligations under the Bridge Loan Agreement, in the form attached to such Bridge Loan Agreement and containing those terms specified therefor in Exhibit A hereto.


     (c) Provisions pursuant to which Borrower shall undertake to use its reasonable best efforts to (i) prepare an offering memorandum for a private placement through resale pursuant to Rule 144A or (ii) file a registration statement under the Securities Act of 1933, as amended, and the rules and regulations thereunder (the "Securities Act") with respect to the Debt Securities (in each case, the "Debt Offering"), to refinance in full the Bridge Loan, and consummate such Debt Offering as soon as practicable thereafter in an amount sufficient to refinance all amounts outstanding under the Bridge Loan Agreement. Such Debt Offering shall be on such terms and conditions (including, without limitation, interest rate, yield, redemption prices and dates) as MLPF&S, CSI and DLJSC may in their reasonable judgment determine to be appropriate in light of prevailing circumstances and market conditions and the financial condition and prospects of Borrower and its subsidiaries and containing those terms specified therefor in Exhibit B hereto. The indenture (or other governing documentation) for the Debt Securities will be substantially in the form of MLPF&S's standard indenture for high yield debt securities, modified as appropriate to reflect the terms of this transaction and the financial condition and prospects of Borrower and its subsidiaries, and in form and substance reasonably satisfactory to MLPF&S, CSI, DLJSC, and Borrower. If any Debt Securities are issued in a transaction not registered under the Securities Act to effect the refinancing of the Bridge Loan, all such Debt Securities shall be entitled to the benefit of a registration rights agreement to be entered into by Borrower and any other obligor in respect of the Bridge Loan in customary form reasonably acceptable to MLPF&S, CSI, DLJSC, and Borrower (which shall include provisions for a customary registered exchange offer with respect to any Debt Securities). Borrower will enter into an underwriting agreement or securities purchase agreement relating to the Debt Offering, which shall be substantially in the form of MLPF&S's standard underwriting agreement or securities purchase agreement for high yield offerings of a similar nature, modified as appropriate to reflect the terms of this transaction and the financial condition of Borrower and its subsidiaries and as is mutually agreeable to MLPF&S, CSI, DLJSC, and Borrower. If a "qualified independent underwriter" is required by the National Association of Securities Dealers Inc., you will pay such underwriter's fee and agree to indemnify such underwriter on customary terms. Upon the closing of the Debt Offering, any unused commitment under the Bridge Loan Agreement shall terminate.


     (d) Provisions pursuant to which Borrower shall undertake to (i) cooperate with MLPF&S, CSI and DLJSC and provide MLPF&S, CSI and DLJSC with information reasonably required by them in connection with the Debt Offering or other means of refinancing the indebtedness under the Bridge Loan Agreement, (ii) cooperate with MLPF&S, CSI and DLJSC to complete a successful syndication of the Bridge Loan if requested to do so by MLPF&S, CSI and DLJSC and provide MLPF&S, CSI and DLJSC in a timely manner with information reasonably requested by it in connection therewith, and (iii) assist MLPF&S, CSI and DLJSC in connection with the marketing of the Debt Securities pursuant to the Debt Offering (including promptly providing to MLPF&S, CSI and DLJSC any information reasonably requested to effect the issue and sale of the Debt Securities and making available senior management of Borrower for investor meetings). You agree that, in lieu of drawing upon the Bridge Loan commitment, upon notice by MLPF&S, CSI and DLJSC (a "Debt Securities Notice") after a full marketing thereof, at any time and from time to time following the date hereof and prior to the consummation of the Recapitalization, Borrower will issue and sell such aggregate principal amount (up to $400 million) of senior subordinated debt securities upon such terms and conditions as may be specified by MLPF&S, CSI and DLJSC in the Debt Securities Notice; provided, however, that (i) Borrower will be required to issue such securities only if the yield on such securities is less than or equal to 13% per annum through December 31, 1997 and 14% per annum thereafter; (ii) MLPF&S, CSI and DLJSC, in their reasonable discretion after consultation with you, shall determine whether such securities will be issued through a registered public offering or a private placement for resale pursuant to Rule 144A; (iii) such securities will contain such terms (including registration rights, in the event of a private placement), conditions and covenants as are customary for similar financings and are reasonably satisfactory in all respects to MLPF&S, CSI and DLJSC; and (iv) all other arrangements with respect to such securities shall be reasonably satisfactory in all respects to MLPF&S, CSI and DLJSC in light of then prevailing market conditions. The gross proceeds of such sale of securities pursuant to a Debt Securities Notice shall reduce on a dollar-for-dollar basis the commitments hereunder.


     (e) (i) Provisions pursuant to which at the Funding, Borrower will agree to issue at the times provided in clause (ii) below such number of warrants to purchase common stock of Borrower ("Warrants") as equals 5% of the common stock of Borrower on the date of the Funding after giving effect to the Transactions (on a fully diluted basis giving effect to the issuance of such Warrants, but excluding options reserved at Funding to be issued to management of Borrower exercisable for common stock of Borrower in an amount not to exceed 10% of the common stock of Borrower on a fully diluted basis). Such Warrants shall be issued pursuant to a customary warrant agreement and shall be exercisable over a ten year period at a nominal exercise price per Warrant, and the terms thereof shall provide for customary anti-dilution adjustments for events occurring after the Funding.

     (ii) So long as any portion of the Bridge Loan remains outstanding, on the date which is six months after the Funding, 60% of the Warrants to be issued will be issued to Merrill Lynch for the account of Merrill Lynch, Chase and DLJ; on the date which is nine months after the Funding, an additional 20% of the Warrants to be issued will be issued to Merrill Lynch for the account of Merrill Lynch, Chase and DLJ; and on the date which is 12 months after the Funding, the balance of such Warrants to be issued will be issued to Merrill Lynch for the account of Merrill Lynch, Chase and DLJ. All such Warrants may be used by Merrill Lynch at any time as necessary in light of market considerations in connection with the refinancing of the Bridge Loan, the Rollover Securities or the Rollover Loans, if required in Merrill Lynch's and Chase's judgment, in such amounts as are necessary in order for Borrower to receive net proceeds from the sale of the Debt Securities in an amount sufficient to repay the Bridge Loan. Any Warrants not used to effect any refinancing shall be retained by Merrill Lynch, Chase and DLJ.

     (iii) If any Warrants are not distributed to the purchasers (including Merrill Lynch, Chase, DLJ or their respective affiliates) of debt securities issued in connection with the refinancing of the Bridge Loan, the Rollover Securities or the Rollover Loans in full, any such Warrants which are held by Merrill Lynch after the Bridge Loan, the Rollover Securities or the Rollover Loans have been refinanced in full shall be distributed by Merrill Lynch among Merrill Lynch, Chase and DLJ, pro rata, based upon their initial commitment amounts set forth in Section 1 hereof.

     (f) Until the earlier of final maturity or repayment of the Bridge Loan in full, a requirement that (i) MLPF&S will be the book-running joint lead underwriter or book-running joint lead placement agent, or book-running joint lead initial purchaser, as the case may be (it being understood that another Lender satisfactory to you, Merrill Lynch, Chase and DLJ will act as a joint lead underwriter, joint lead placement agent or joint lead initial purchaser) and (ii) that DLJSC will be a co-underwriter, co-placement agent or co-initial purchaser, as the case may be, for Borrower in connection with any public offering or private placement of the Debt Securities or any other securities as contemplated hereby or of any other securities issued to repay, in whole or in part, the Bridge Loan. In connection with the sale of the Debt Securities or any other securities as contemplated hereby, MLPF&S, any such joint lead underwriter, placement agent or initial purchaser and DLJSC will be entitled to underwriting discounts or placement fees based upon the percentages and amounts set forth in the engagement letter dated of approximate even date herewith, among you, MLPF&S, any such joint lead underwriter, placement agent or initial purchaser and DLJSC (the "Engagement Letter"), payable, in each case, in cash upon the closing of each such sale.


     (g) Provisions that state that the proceeds of the Debt Offering will be used to repay, first, all accrued and unpaid interest on the Bridge Loan and, second, the then aggregate unpaid principal amount (and premium required to be paid, if any) of the Bridge Loan to the extent of such proceeds. Any excess proceeds will be paid to, or as directed by, Borrower. If less than the aggregate unpaid principal amount of the Bridge Loan is repaid from the proceeds of the Debt Offering, all of Borrower's obligations under the Bridge Loan Agreement relating to the issuance and sale of the Debt Securities will continue to be in effect.


     (h) If all or any portion of the principal of the Bridge Loan is repaid otherwise than from the proceeds of (x) the issuance of Debt Securities pursuant to the Debt Offering or (y) the issuance of additional equity securities to one or more of the Investors after such time as MLPF&S, CSI and DLJSC have fully marketed a securities offering sufficient to refinance the Bridge Loan in full so long as such equity securities are not redeemed, repaid or refinanced within three months of issuance, Borrower will pay MLPF&S, CSI and DLJSC a fee, at the time such repayment is made, equal to the amount that would have been payable to MLPF&S, CSI and DLJSC if Debt Securities had been issued for such amount in the Debt Offering as set forth in the Engagement Letter and if MLPF&S, CSI and DLJSC had acted as exclusive underwriters, placement agents or initial purchasers as the case may be; provided, however, that, to the extent that the Bridge Loan is so otherwise repaid, any fees received from Borrower and retained by any of MLPF&S or CSI or DLJSC in connection with any alternative transaction resulting in such repayment shall reduce the amounts due pursuant to this clause (h) to MLPF&S or CSI or DLJSC, respectively; provided, further, however, that the amount of such reduction shall not exceed 3% of the recipient's pro rata share of the

Bridge Loan repaid. Unless such amounts (as so reduced, if applicable) are paid in full, all of Borrower's obligations under the Bridge Loan Agreement will continue in effect.


     3. Conditions. The obligation of each of Merrill Lynch, Chase and DLJ to provide the Bridge Loan pursuant to Section 1 is subject to the concurrent funding by each of Merrill Lynch, Chase and DLJ of their respective commitment in respect of the Bridge Loan and to satisfaction prior to the Funding of such reasonable conditions as are customarily found in loan agreements entered into in connection with bridge financings, the conditions set forth elsewhere herein and in Exhibit A hereto, and including the following:


     (a) There shall not have occurred or become known (i) any material adverse change or any condition or event that could reasonably be expected to result in a material adverse change in the business, assets, operations, properties, financial condition, reasonably foreseeable prospects or material agreements (each, a "Material Adverse Change") of Borrower, together with its subsidiaries taken as a whole, as the case may be (and before and after giving effect to the Transactions) since March 31, 1997, other than those publicly disclosed by Borrower or otherwise disclosed in writing to Merrill Lynch, Chase and DLJ, in each case on or prior to the date hereof, or (ii) any dividend or distribution of any kind declared or paid by Borrower on its capital stock (other than regular quarterly dividends in amounts consistent with past practice).


     (b) Borrower shall have made available, and delivered to the extent required by Merrill Lynch, Chase and/or DLJ, (i) audited and unaudited historical financial statements (including unaudited pro forma financial statements) of Borrower and its subsidiaries reasonably acceptable to Merrill Lynch, Chase and DLJ and as required by the Securities Act for registration statements filed thereunder, including without limitation, audited financial statements, with any required U.S. reconciliations, of Borrower and its subsidiaries for the three most recent preceding fiscal years and any quarterly and monthly periods since the last fiscal year, together with an unqualified report thereon by an independent accounting firm reasonably acceptable to Merrill Lynch, Chase and DLJ and (ii) all other non-financial information reasonably requested by Merrill Lynch, Chase and/or DLJ or as required by the Securities Act. Such financial statements shall not be materially different from the current publicly available financial information of Target.


     (c) If requested in the reasonable judgment of Merrill Lynch, Chase and DLJ, Borrower shall have provided in any confidential information memorandum relating to syndication of the Bridge Loan, or in any other document relating to the syndication of the Bridge Loan, reasonably detailed pro forma consolidated financial projections prepared by you or on your behalf for Borrower and its respective subsidiaries for 1997 and the three subsequent fiscal years that are not different in a materially adverse manner as compared with those previously made available to Merrill Lynch, Chase and DLJ.


     (d) There shall not have occurred and be continuing any material disruption of or material adverse change in the financial, banking or capital markets since the date hereof.


     (e) None of MergerCo or Target or any of their respective subsidiaries shall have syndicated or issued, attempted to syndicate or issue, announced or authorized the announcement of the syndication or issuance of any debt facility or debt security of MergerCo, Target or New Target, or any of their respective subsidiaries, including renewals thereof, other than the Securities Offering, the Bridge Loan, the Debt Securities, the Credit Facilities and the Receivables Financing.


     (f) MLPF&S shall have been retained as book-running joint lead underwriter or book-running joint lead placement agent or book-running joint lead initial purchaser (it being understood that another Lender satisfactory to you, Merrill Lynch, Chase and DLJ shall be retained as joint lead underwriter, joint lead placement agent or joint lead initial purchaser) and DLJSC shall have been retained as co-underwriter, co-placement agent or co-initial purchaser, as the case may be, with respect to (A) the Securities Offering in an amount resulting in gross proceeds to Borrower of $400 million in lieu of a drawdown under the commitment hereunder (with the amount thereof being a dollar for dollar reduction of the amount to be drawn hereunder) and (B) the Debt Securities and any other securities issued to refinance the Bridge Loan, with, if necessary, a "qualified independent underwriter" selected by Merrill Lynch, Chase and DLJ and reasonably acceptable to Borrower.


     In addition, the commitments of Merrill Lynch, Chase and DLJ hereunder are subject to the negotiation, execution and delivery of definitive documentation with respect to the Bridge Loan customary for transactions of this type and satisfactory to Merrill Lynch, Chase and DLJ.

     4. Information and Investigations. You hereby represent and covenant that
(a) all written information and data (excluding financial projections) concerning MergerCo or Target, their respective subsidiaries, the Transactions and the other transactions contemplated hereby (the "Information") that have been made or will be prepared by or on behalf of you or any of your affiliates or authorized representatives or advisors and that have been or will be made available to Merrill Lynch, Chase and/or DLJ by you or on your behalf in connection with the transactions contemplated hereby, taken as a whole, is (to the best of your knowledge in the case of information provided by Target) and will be complete and correct in all material respects and does not and will not, taken as a whole, contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements contained therein not misleading in light of the circumstances under which such statements are made and (b) all financial projections concerning Borrower, Target, their respective subsidiaries and the transactions contemplated hereby (the "Projections") that have been prepared by or on behalf of you or any of your affiliates or authorized representatives and that have been or will be made available to Merrill Lynch, Chase and/or DLJ by you or on behalf of you or any of your affiliates or authorized representatives or advisors in connection with the transactions contemplated hereby have been and will be prepared in good faith based upon assumptions believed by you to be reasonable when made (it being understood that the projections are subject to significant uncertainties and contingencies, many of which are beyond the control of you and Target, and that no assurance can be given that such Projections will be realized). The representations and covenants set forth in this paragraph shall be superseded by the definitive documentation with respect to the Bridge Loan upon execution and delivery of such definitive documentation. You agree to supplement the Information and the Projections from time to time until the consummation of the Transactions and, if requested by Merrill Lynch or Chase, for a reasonable period thereafter necessary to complete the syndication of the Bridge Loan so that the representation and covenant in the preceding sentence remain correct. In arranging the Bridge Loan, including the syndication thereof, Merrill Lynch and Chase will be using and relying primarily on the Information and the Projections without independent check or verification thereof.

     Merrill Lynch's, Chase's and DLJ's commitment hereunder is based upon the accuracy and completeness of the financial and other information provided to us by or on behalf of you. If Merrill Lynch, Chase or DLJ discovers information not previously disclosed to any of them, or Merrill Lynch, Chase or DLJ discovers or otherwise learns of new information or additional developments concerning conditions or events previously disclosed to them, that Merrill Lynch, Chase or DLJ believes (x) has had or could reasonably be expected to have, individually or in the aggregate, a material adverse effect on the Transactions or on the tax and accounting consequences of the Transactions or has resulted or could reasonably be expected to result in a Material Adverse Change or (y) would be materially and adversely inconsistent with the assumptions underlying the Projections, then Merrill Lynch, Chase and DLJ (a) shall be entitled to decline to participate in the financing contemplated hereby or (b) may, in their sole discretion, suggest alternative financing amounts or structures that ensure adequate protection for Merrill Lynch, Chase, DLJ and the other Lenders (as defined herein). In any such event, Merrill Lynch, Chase and DLJ shall not be responsible or liable for any damages which may be alleged as a result of its failure, in accordance with the terms of this Commitment Letter, to provide the Bridge Loan.

     5. Indemnification and Contribution. By executing this Commitment Letter, you agree to indemnify and hold harmless Merrill Lynch, Chase and DLJ and certain other persons referred to in Exhibit C hereto in accordance with the terms and provisions set forth in such Exhibit C, which terms and provisions are incorporated herein and made a part hereof. Such indemnification provisions will be superseded by the indemnification provisions contained in the definitive transaction documentation.

     6. Fees. In consideration of Merrill Lynch's, Chase's and DLJ's commitment hereunder, you agree to pay or cause to be paid to the persons named therein the fees described in each Fee Letter, which terms and provisions are incorporated herein and made a part hereof. Except as set forth in the Fee Letter, such fees shall be paid only if the Recapitalization occurs (and, if so, then on the date thereof).

     7. Termination. In the event that (i) you have not accepted this Commitment Letter by September 11, 1997 or MergerCo has not executed a definitive Recapitalization Agreement with Target in form and substance acceptable to Merrill Lynch, Chase and DLJ on or prior to August 31, 1997; (ii) the Funding does not occur on or before January 31, 1998; (iii) any circumstance described in Section 3(a), 3(d) and 3(e) shall have occurred; (iv) the Recapitalization Agreement is terminated and the abandonment of the effort to recapitalize Target; or (v) Target accepts an acquisition or recapitalization proposal other than that of MergerCo or upon the termination of an executed recapitalization agreement between MergerCo and Target, this Commitment Letter and Merrill Lynch's, Chase's and DLJ's commitment hereunder shall terminate (upon written notice by Merrill Lynch, Chase and DLJ with respect to clause (ii) of this sentence) unless each of Merrill Lynch, Chase and DLJ shall, in their sole respective discretion, agree to an extension (it being understood that an extension by any signatory hereto shall not bind any other signatory hereto). Notwithstanding the foregoing, the compensation, reimbursement, indemnification and confidentiality provisions hereof and of the Term Sheet and the Fee Letter and Sections 13 and 17 shall survive any termination of this Commitment Letter or Merrill Lynch's, Chase's or DLJ's commitment hereunder.

     8. Fees and Expenses. By executing this Commitment Letter, you agree to reimburse Merrill Lynch, Chase and DLJ and their respective affiliates upon consummation of the Recapitalization, and (except as set forth in the Fee Letter) only upon consummation of the Recapitalization, for their reasonable out-of-pocket expenses (including, without limitation, expenses of Merrill Lynch's, Chase's and DLJ's due diligence investigation, consultants' fees (if such consultants are engaged by Merrill Lynch, Chase and DLJ with your consent (which consent shall not be unreasonably withheld or delayed)), syndication expenses, appraisal and valuation fees and expenses, travel expenses, and the reasonable fees, disbursements and other charges of counsel) incurred in connection with the Bridge Loan Agreement and the negotiation, preparation, execution and delivery, waiver or modification, administration, collection and enforcement of this Commitment Letter, the Term Sheet, the Fee Letter and the Engagement Letter and the Debt Offering or any other refinancing of the Bridge Loan. Except as set forth in the Fee Letter, Merrill Lynch, Chase and DLJ agree that no fees, costs or expenses shall be paid or payable by you or on your behalf, and no demand will be made by or on behalf of Merrill Lynch, Chase or DLJ therefor, until the consummation of the Recapitalization shall occur.

     9. Public Announcements. You acknowledge that Merrill Lynch, Chase and DLJ may, at their option and expense but only after the consummation of the Recapitalization, and subject to Borrower's approval (which shall not be unreasonably withheld, delayed or conditioned) place an announcement in such newspapers and periodicals as any of them may choose, stating that Merrill Lynch, Chase and DLJ have acted in the capacities set forth in this Commitment Letter.

     10. Agreement to Cooperate. You agree to, and to use your reasonable best efforts to cause Target to, (i) cooperate with MLPF&S, CSI and DLJSC and provide MLPF&S, CSI and DLJSC with information reasonably required by them in connection with the Debt Offering, as the case may be, or other means of refinancing the Bridge Loan, (ii) cooperate with Merrill Lynch and Chase to complete a successful syndication of the Bridge Loan if requested to do so by Merrill Lynch or Chase, and provide Merrill Lynch and Chase in a timely manner with information reasonably required by them in connection therewith, (iii) assist MLPF&S, CSI and DLJSC in connection with the marketing of the Debt Securities pursuant to the Debt Offering (including making available senior management of Borrower or Target (as determined by MLPF&S, CSI and DLJSC) for investor meetings) and (iv) cooperate with MLPF&S, CSI and DLJSC in the timely preparation of any registration statement or private placement memorandum relating to the Debt Offering and other marketing materials to be used in connection with the syndication. You also agree to use your best efforts to ensure that Merrill Lynch's and Chase's syndication efforts benefit from your existing lending relationships.

     11. Syndication. Merrill Lynch, Chase and DLJ reserve the right, prior to or after the execution of the Bridge Loan Agreement, to syndicate all or a portion of their respective commitment and the Bridge Loan to one or more financial institutions (Merrill Lynch, Chase, DLJ and such financial institutions being referred to herein as the "Lenders") that will become parties to the Bridge Loan Agreement, and in that connection, promptly following your acceptance of Merrill Lynch's, Chase's and DLJ's commitment hereunder, Merrill Lynch and Chase may commence the syndication of the Bridge Loan to such Lenders. Upon your acceptance of the commitment of any Lender to provide a portion of the Bridge Loan, each of Merrill Lynch, Chase and DLJ shall be released from a portion of its commitment hereunder in an aggregate amount equal to 40%, 40% and 20%, respectively, of the commitment of such Lender. You agree that no Lender will receive compensation outside the terms contained herein and in the Fee Letter in order to obtain its commitment to participate in the Bridge Loan. It is understood and agreed that, except as otherwise provided in the Fee Letter, the amount and distribution of the fees and other compensation referred to herein among the Lenders will be at Merrill Lynch's and Chase's sole discretion. It is understood and agreed that Merrill Lynch and Chase will manage all aspects of the syndication (but will consult with you in such matters), including, without limitation, decisions as to the selection of potential Lenders reasonably acceptable to you to be approached and when they will be approached, when their commitments will be accepted, which Lenders will participate, any naming rights (including the naming of co-agents, subject to your reasonable approval) and the final allocations of the commitments among the Lenders.

     You agree that no additional agents, co-agents or arrangers will be appointed, or other titles conferred, without the consent of Merrill Lynch and Chase.

     You agree actively to assist Merrill Lynch and Chase in achieving a timely syndication that is satisfactory to Merrill Lynch, Chase and you. The syndication efforts will be accomplished by a variety of means, including direct contact during the syndication between senior management (including, but not limited to, the chief executive officer, chief financial officer and treasurer of Borrower and you) and advisors and affiliates of Borrower and you on the one hand and the proposed syndicate Lenders on the other hand. To assist Merrill Lynch and Chase in their syndication efforts, you agree (a) promptly to provide or cause to be provided all financial and other information in your or Borrower's possession with respect to MergerCo, Borrower, the Transactions and any other transactions contemplated hereby, including but not limited to the Projections, and (b) to assist, and to cause your and Borrower's affiliates and advisors to assist, Merrill Lynch and Chase in the preparation of a Confidential Information Memorandum and other marketing materials to be used in connection with the syndication.

     12. Confidentiality. You agree that this Commitment Letter (including exhibits), the Fee Letter, the contents of any of the foregoing and Merrill Lynch's, Chase's, DLJ's or their respective affiliates' activities pursuant hereto or thereto is confidential and shall not be disclosed by you to any person without the prior written consent of Merrill Lynch, Chase and DLJ and any such affiliate, other than to your and Target's officers, directors, employees, accountants, attorneys and other advisors, and then only in connection with the Transactions and on a confidential and need-to-know basis, except that, following your acceptance hereof (and payment of any fees due and payable upon such acceptance as set forth in the Fee Letter) you may disclose this Commitment Letter and the Term Sheet (but not the Fee Letter or any matter related to any information in the Fee Letter) and you may make such other public disclosures of the terms and conditions hereof as you are required by applicable law or compulsory legal process to make; provided, however, that if such disclosure is required by applicable law or compulsory legal process you agree to give Merrill Lynch, Chase and DLJ reasonable notice to afford Merrill Lynch, Chase and DLJ the opportunity to seek a protective order and to cooperate reasonably with Merrill Lynch, Chase and DLJ in securing such a protective order. You agree that you will permit Merrill Lynch, Chase and DLJ to review and approve any reference to Merrill Lynch, Chase and DLJ in connection with the Bridge Loan, the Securities Offering or the Debt Offering or the transactions contemplated hereby contained in any press release or similar public disclosure prior to public release.

     13. GOVERNING LAW. THIS COMMITMENT LETTER SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK (WITHOUT REGARD TO PRINCIPLES OF CONFLICTS OF LAWS).

     14. Assignment, etc. This Commitment Letter and Merrill Lynch's, Chase's and DLJ's commitment hereunder shall not be assignable by any party hereto without the prior written consent of the other parties hereto, except that MergerCo may assign its rights and obligations hereunder to Target pursuant to a writing reasonably satisfactory to Merrill Lynch, Chase and DLJ, and any attempted assignment shall be void and of no effect; provided, however, that nothing contained in this Section shall prohibit either of Merrill Lynch, Chase or DLJ (in their respective sole discretion) from (i) performing any of their respective duties hereunder through any of their respective affiliates (including, in the case of Merrill Lynch, MLPF&S, in the case of Chase, CSI and in the case of DLJ, DLJSC), and you will owe any related duties (including those set forth in Section 11 above) hereunder to any such affiliate, and (ii) granting participations in, or selling assignments of all or a portion of, the commitment or the Bridge Loan pursuant to arrangements satisfactory to Merrill Lynch, Chase, DLJ and you (and your consent shall not be unreasonably withheld, delayed or conditioned). This Commitment Letter is intended to be solely for the benefit of the parties hereto and is not intended to confer any benefits upon, or create any rights in favor of, any person other than the parties hereto.

     15. Execution in Counterparts. This Commitment Letter may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same agreement. Delivery of an executed counterpart of this Commitment Letter by telecopier shall be effective as delivery of a manually executed counterpart of this Commitment Letter.

     16. Amendments, etc. No amendment or waiver of any provision of this Commitment Letter, nor any consent or approval to any departure therefrom, shall in any event be effective unless the same shall be in writing and signed by the parties hereto and then any such waiver, consent or approval shall be effective only in the specific instance and for the specific purpose for which given. By executing this Commitment Letter, you acknowledge that this Commitment Letter, the Fee Letter and the Engagement Letter are the only agreements among you, Merrill Lynch, Chase and DLJ with respect to the Bridge Loan and set forth the entire understanding of the parties with respect thereto. Those matters that are not covered or made clear herein or in the Fee Letter are subject to mutual agreement of the parties.

     17. Waiver of Jury Trial. Each of you, Merrill Lynch, Chase and DLJ (in each case on its own behalf and, to the extent permitted by applicable law, on behalf of its shareholders) waives all right to trial by jury in any action, proceeding or counterclaim (whether based upon contract, tort or otherwise) related to or arising out of the Transactions, the transactions contemplated by the Debt Offering or the other transactions contemplated by this Commitment Letter, or the performance by Merrill Lynch, Chase or DLJ or any of their respective affiliates of the services contemplated by this Commitment Letter.

     18. Notices. Any notice given pursuant to any of the provisions of this Commitment Letter shall be in writing and shall be mailed or delivered, (i) if to MergerCo, at the address set forth on page one of this Commitment Letter to the attention of Kent Weldon, with a copy to James M. Douglas, Esq., at Skadden, Arps, Slate, Meagher & Flom LLP, 919 Third Avenue, New York, New York 10022 and (ii) if to Merrill Lynch, at World Financial Center, North Tower, 250 Vesey Street, New York, New York 10281, Attention: Michael Zupon, if to Chase at 270 Park Avenue, New York, New York 10017, Attention: Daniel P. Tredwell and if to DLJ at 277 Park Avenue, New York, New York 10172, Attention: Glenn Tongue, in each case with a copy to Michael E. Michetti, Esq., at Cahill Gordon & Reindel, 80 Pine Street, New York, New York 10005.

     19. Amendment and Restatement of Prior Letter Agreement. This letter agreement amends and restates in its entirety the Bridge Loan Commitment Letter dated August 6, 1997 among FSI Merger Co., Merrill Lynch and Chase.

                            [Signature Page Follows]

     Please confirm the foregoing correctly sets forth our agreement of the terms hereof and the Fee Letter by signing and returning to Merrill Lynch (on behalf of Merrill Lynch, Chase and DLJ) the duplicate copies of this Commitment Letter and the Fee Letter enclosed herewith. Upon your acceptance hereof, this Commitment Letter shall constitute a binding agreement among you, Merrill Lynch, Chase and DLJ; provided Merrill Lynch shall have received your executed duplicate copies not later than 5:00 p.m., New York City time, on September 12, 1997, at which time Merrill Lynch's, Chase's and DLJ's commitment hereunder will expire in the event Merrill Lynch has not received such executed duplicate originals.

   We are pleased to have this opportunity and we look forward to working with you on this transaction.

                                        Very truly yours,


                                        MERRILL LYNCH CAPITAL CORPORATION


                                        By: /s/ Christopher Birosak
                                            ------------------------------
                                            Name: Christopher Birosak
                                            Title: Vice President



                                        THE CHASE MANHATTAN BANK


                                        By: /s/ Bruce S. Borden
                                            ------------------------------
                                            Name: Bruce S. Borden
                                            Title: Vice President



                                        DLJ BRIDGE FINANCE, INC.


                                        By: /s/ Paul Thompson III
                                            ------------------------------
                                            Name: Paul Thompson III
                                            Title:

Accepted and agreed to as of
the date first written above:


FSI MERGER CORP.


By: /s/ Anthony J. DiNovi
    -----------------------------
    Name: Anthony J. DiNovi
    Title: President

CONFIDENTIAL

                                                                      Exhibit A
                Summary of Indicative Terms for a Bridge Loan*

Borrower                 Sci Fi ("Company" or "Borrower").

Agents Merrill Lynch, Pierce, Fenner & Smith Incorporated ("MLPF&S") will (a) act as syndication agent for a syndicate of financial institutions reasonably satisfactory to MLPF&S and Borrower (the "Lenders") and (b) perform the duties and exercise the authority customarily associated with such roles.

                         The Chase Manhattan Bank will (a) act as administrative agent for the Bridge Loan, and (b) perform the duties and exercise the authority customarily associated with such role.

                         DLJ Bridge Finance, Inc. ("DLJ") will (a) act as documentation agent for the Bridge Loan, and (b) perform the duties and exercise the authority customarily associated with such role.

Bridge Loan              Senior Subordinated Bridge Loan (the "Bridge Loan").

Principal Amount         Up to $400 million.

Recapitalization         Thomas H. Lee Company and its affiliates ("THL") have
                         formed a Delaware corporation ("MergerCo") for the purpose of merging (the "Recapitalization") with and into Borrower pursuant to a Recapitalization and Merger Agreement (the "Recapitalization Agreement" to be entered between MergerCo and Borrower. Pursuant to the Recapitalization Agreement, MergerCo will merge with and into Borrower and Borrower will be the survivor (such survivor, "New Target").

                         In connection with the consummation of the Recapitalization, (a)(1) a group of investors arranged by THL, comprising Merrill Lynch, Chase, DLJ and THL (or certain of their respective affiliates) (together, the "Investors") will make cash capital contributions to MergerCo in an aggregate amount of at least $299 million, (2) certain members of management of Target ("Management") and the existing holders (each, an "Existing Stockholder") of common stock of Target (the "Common Stock") that is outstanding immediately prior to the Recapitalization will retain common equity of Target with a value of not less than $36 million and not more than $51 million excluding the value of Common Stock underlying options held by Eligible Employees (as defined in the Recapitalization Agreement) and (3) the Investors will purchase, if not purchased by outside investors, payment-in-kind preferred stock of Target (the "PIK Preferred") having an aggregate value of not less than $75 million (collectively, the "Equity Financing"); provided, however, that the Equity Financing shall not be less than $425 million; (b) each Existing Stockholder will, subject to the provisions of the Recapitalization Agreement, be entitled to elect either (x) to receive an amount of cash on a per-share basis equal to cash merger consideration of $48.25 per share (in which case such shares of Common Stock will be canceled) or
                         (y) to retain any such shares of Common Stock; provided, however, that, upon completion of the Recapitalization, the Existing Stockholders will not own more than 20% of the then outstanding Common Stock; (c) MergerCo stock will be exchanged for newly issued shares of Common Stock having an aggregate value equal to $299 million; (d) except for options held by Eligible Employee (as defined in the Recapitalization Agreement to be converted subsequent the Merger each of the options of Borrower that are outstanding immediately prior to the Recapitalization will be canceled and the holder thereof will be entitled to receive an amount of cash equal to the difference between the cash merger consideration paid in connection with the Recapitalization and the exercise price of such option; (e) Borrower will raise gross proceeds of up to $400 million from either an offering of unsecured senior subordinated debt securities due

------------
* Terms used herein and not defined herein shall have the meanings set forth in the commitment letter to which this exhibit is attached.

                         2007 with no scheduled principal payments prior to maturity (the "Senior Subordinated Notes") (the "Securities Offering"), or from an unsecured senior subordinated bridge loan (the "Bridge Loan") which would be anticipated to be replaced with debt securities substantially similar to the Senior Subordinated Notes after the closing of the Recapitalization (the "Debt Securities") (the Securities Offering or the take-down under the Bridge Loan, the "Senior Subordinated Financing"); and (f) Borrower will enter into the credit facilities (the "Credit Facilities") described herein. The PIK Preferred shall be on terms and conditions and pursuant to documentation satisfactory to Merrill Lynch, Chase and DLJ.

                         In addition, upon consummation of the
                         Recapitalization, Borrower intends to (i) repay all indebtedness (approximately $190 million) and terminate all commitments to make extensions of credit under its existing credit facility, and (ii) leave outstanding and equally and ratably secure pursuant to documentation and on terms and conditions satisfactory to Merrill Lynch, Chase and DLJ all of its $150 million aggregate principal amount 7-1/8% Senior Notes due 2005 (the "Existing Notes"). After giving effect to the Recapitalization, the Investors will own not less than 80% of the then-outstanding Common Stock.

                         The Recapitalization, the Senior Subordinated Financing, the Equity Financing, the repayment of all debt and cancellation of all commitments to make extensions of credit under the Existing Credit Facility (the "Existing Debt Repayment"), the entering into and borrowings under the Credit Facilities by the parties herein described and the other transactions described above entered into and consummation in connection with the Recapitalization are herein referred to as the "Transactions".

                         The Credit Facilities will consist of an aggregate of $650 million in senior credit facilities to finance the Existing Debt Repayment, the Recapitalization, certain fees and expenses and to provide for working capital and general corporate purposes, of which not more than $475 million will be borrowed at Funding. After the consummation of the Recapitalization, New Target intends to effect a receivables securitization transaction on terms acceptable to Merrill Lynch, Chase and DLJ in an amount sufficient to generate gross cash proceeds to New Target of $200 million (the "Receivables Financing").

Use of Proceeds          Together with proceeds derived from senior credit
                         facilities of approximately $650 million (up to $475 million to be drawn at closing) and the Equity
                         Financing, to effect the Recapitalization, and the Existing Debt Repayment and to pay the fees and expenses related to the Transactions.

Maturity The Bridge Loan will mature twelve months after the initial funding date. Upon the satisfaction of certain terms and conditions described under "Exchange
                         Feature: Rollover Securities and Rollover Loans," the Bridge Loan will be exchanged for, at the option of each Lender, either (i) nine year senior subordinated U.S. dollar denominated debt securities ("Rollover Securities"), evidenced by an indenture in a form attached to the Bridge Financing Agreement, or (ii) senior subordinated U.S. dollar denominated loans maturing in nine years (the "Rollover Loans"), evidenced by the Bridge Loan Agreement.

Indicative Interest Rate Expressed as a basis point spread over Rate 30-day
                         LIBOR:*



From the      To the
Beginning     End of
of Month      Month     Spread
-----------   -------   --------
     1           3      550 bps
     4           6      600 bps
     7           9      700 bps
    10          12      800 bps

------------
* Indicative interest rate for Bridge Loan may also be expressed as a basis point spread over the Prime Rate.

                         Upon and during the continuance of an event of default, the interest rate will increase to a margin of 200 basis points over the rate otherwise in effect.

                         Interest Cap--13% per annum if the Funding occurs on or prior to December 31, 1997; 14% per annum if the Funding occurs after December 31, 1997 thereafter (in each case exclusive of any additional interest payable due to an event of default and exclusive of any yield attributable to Warrants).

Interest Payment Dates   Monthly, interest paid in cash in arrears.

Security                 None.

Guarantee                The Bridge Loan will be guaranteed on a senior
                         subordinated basis by the same entities guaranteeing the Credit Facilities.

Ranking The Bridge Loan will be a senior subordinated obligation of Borrower ranking pari passu with other senior subordinated indebtedness of Borrower.

Optional Redemption      The Bridge Loan will be redeemable at par at any time
                         at Borrower's option, in whole or in part, plus accrued and unpaid interest. Breakage costs, if any, will be paid by Borrower.

Mandatory Redemption     Upon the receipt by Borrower or any of its
                         subsidiaries of the net proceeds from (i) the issuance by Borrower or any of its subsidiaries of any debt
                         (other than in connection with the Receivables
                         Financing), (ii) the receipt by Borrower of any capital contribution or the sale or issuance by Borrower or any of its subsidiaries of any capital stock or any securities convertible into or exchangeable for capital stock or any warrants, rights or options to acquire capital stock, debt or equity securities, other than proceeds received from the exercise of stock options up to $5 million, and (iii) to the extent permitted by all other debt instruments
                         (including the Credit Facilities) and after application required to such debt (or if no such debt or any commitment in respect thereof is then outstanding), asset sales and other asset dispositions, Borrower will apply, or cause to be applied, all such net proceeds to the prepayment of the Bridge Loan at par, together with accrued interest thereon.

Exchange Feature         Upon the twelve-month maturity (to the extent the Debt
Rollover Securities      Securities have not been sold), unless the Company or
and Rollover Loans       any material guarantor is in bankruptcy or there has
                         been an acceleration of the Credit Agreement (or any refinancing thereof) or the Bridge Loan and subject to the receipt of all fees due to the holder of the Bridge
                         Loan, each Lender (and participant) shall either have its interest in the Bridge Loan exchanged for, at the option of each Lender, Rollover Securities or Rollover
                         Loans. The Rollover Securities and the Rollover Loans will mature nine years after issue, will bear interest, payable quarterly in arrears, at a rate per annum equal to the lesser of (i) the then-applicable six-month
                         LIBOR rate (as adjusted each six months) plus 900 basis points and (ii) 13% if the Funding occurs on or prior to December 31, 1997 and 14% if the Funding occurs after December 31, 1997 (in each case exclusive of any additional interest payable due to an event of default and exclusive of any yield attributable to Warrants).
                         Notwithstanding the foregoing or anything else to the contrary herein, in no event shall the applicable interest rate exceed the maximum rate permitted by applicable law. The Rollover Securities and the Rollover Loans will be mandatorily redeemable or repayable on the basis applicable to the Bridge Loan and optionally redeemable or repayable, as the case may be, at declining premiums, on terms customary for high-yield debt securities, including four year no-call provisions.

                         Notwithstanding the immediately preceding sentence, so long as any Lender which made the Bridge Loan at Funding holds any Rollover Security or Rollover Loan issued to such Lender at the maturity of the Bridge Loan, such Rollover Security or Rollover Loan may be redeemed at the option of the Borrower at par plus accrued and unpaid interest. From and after transfer of any such Rollover Security or Rollover Loan by such Lender to any third party, the redemp-tion of such Rollover Security and Rollover Loans will be subject to the provisions of the second preceding sentence.


                         The Rollover Securities will be evidenced by an indenture in form for qualification under the Securities Act and will otherwise contain provisions customary for public debt securities and the Rollover Loans will be evidenced by the Bridge Loan Agreement. The holders of the Rollover Securities will be entitled to exchange offer and other registration rights to permit resale by the holders of Rollover Securities without restriction under applicable securities laws no less favorable to holders than those set forth in Exhibit B with respect to the Debt Securities.

Conditions to            The making of the Bridge Loan shall be subject to
Effectiveness            reasonable conditions precedent that are usual for
and to Bridge Loan       facilities and transactions of this type, and to those
                         specified below and in the Commitment Letter including but not limited to execution and delivery of the appropriate documentation acceptable in form and substance to the Lenders; delivery of borrowing certificates; accuracy of representations and warranties; absence of defaults and material litigation; evidence of authority; compliance with laws; and adequate insurance and payment of fees.

                         The making of the Bridge Loan will be subject to the following additional conditions:

                           (a) Borrower shall have entered into the Bridge Loan
                         Agreement with Merrill Lynch, Chase and DLJ as provided for in Section 2 of the Commitment Letter and all conditions precedent thereunder to the obligation of Merrill Lynch, Chase and DLJ to provide the Bridge Loan shall have been satisfied.

                           (b) Borrower shall have executed and delivered the
                         Notes in the form attached to the Bridge Loan
                         Agreement.

                           (c) The delivery, prior to the Funding, of (i) legal
                         opinions in form and substance reasonably satisfactory to Merrill Lynch, Chase and DLJ, (ii) officers' certificates, together with the accompanying charter documents and corporate resolutions, in form and substance satisfactory to Merrill Lynch, Chase and DLJ, and (iii) a certificate from the chief financial officer of Borrower in form and substance satisfactory to Merrill Lynch, Chase and DLJ with respect to the solvency of Borrower immediately after the Funding.

                           (d) The Board of Directors of MergerCo and Target
                         shall have authorized and approved the
                         Recapitalization and the Recapitalization Agreement and Merrill Lynch, Chase and DLJ shall have received satisfactory evidence of the same. MergerCo and Target shall have entered into the Recapitalization Agreement and the Recapitalization Agreement shall be in full force and effect.

                           (e) MergerCo and Borrower shall have effected the
                         Equity Financing for not less than $425 million, and the proceeds thereof shall have been used to finance the Recapitalization.

                           (f) The Recapitalization shall have been consummated
                         or shall be consummated simultaneously with the Funding in accordance with applicable law and the Recapitalization Agreement, and the Lenders shall be satisfied (i) with the terms and conditions of the Recapitalization Agreement and the other agreements (including management shareholder agreements and other shareholder agreements) to be entered into in connection with the Recapitalization, (ii) that the capitalization, structure and equity ownership of MergerCo and Borrower shall be as described to Merrill Lynch, Chase and DLJ prior to the date hereof, and
                         (iii) that the aggregate level of fees and expenses (including any premiums associated with debt repayment) to be paid in connection with the Recapitalization, the financing therefor and the other transactions contemplated hereby shall not exceed $95 million. The Investors shall have purchased not less than

                         $374 million of new equity in the Equity Financing (less up to $75 million of the PIK Preferred purchased by third parties and issued on terms and conditions and pursuant to documentation satisfactory to Merrill Lynch, Chase and DLJ) and Existing Stockholders shall have retained not less than $36 million of equity in Borrower and not more than $51 million excluding the value of Common Stock underlying options held by Eligible Employees (as defined in the Recapitalization Agreement). Any PIK Preferred purchased by the Investors shall be on terms and conditions and pursuant to documentation satisfactory to Merrill Lynch, Chase and DLJ.

                           (g) The documents and materials filed publicly by
                         MergerCo and Borrower in connection with the Recapitalization shall have been furnished to Merrill Lynch, Chase and DLJ in reasonably satisfactory form.

                           (h) After giving effect to the Recapitalization and
                         the other transactions contemplated hereby, Borrower and its subsidiaries shall have outstanding no indebtedness or preferred stock other than (a) the loans under the Credit Facilities, (b) the Bridge Loan, (c) any preferred stock of Borrower issued in connection with the capitalization thereof on terms and conditions, and pursuant to documentation, satisfactory to Merrill Lynch, Chase and DLJ, (d) the Existing Notes and (e) other limited indebtedness or preferred stock disclosed to, and in amounts and on terms reasonably satisfactory to, the Lenders.

                           (i) Certain of the Investors, the largest of which
                         shall be THL, shall own and control not less than a majority of the voting power of the capital stock of MergerCo and Borrower and an economic interest therein satisfactory to Merrill Lynch, Chase and DLJ.

                           (j) Each of the Transactions (other than extensions
                         of credit under the Bridge Loan) shall have been consummated in all material respects in accordance with the terms hereof and the terms of documentation therefor (without the waiver of any material condition unless consented to by Merrill Lynch, Chase and DLJ) that are in form and substance reasonably satisfactory to Merrill Lynch, Chase and DLJ.

                           (k) There shall not have occurred or become known
                         any material adverse change or any condition or event that could reasonably be expected to result in a material adverse change in the business, assets, operations, properties, financial condition, reasonably foreseeable prospects or material agreements (each, a "Material Adverse Change") of Borrower, together with its subsidiaries taken as a whole, as the case may be (and before and after giving effect to the Transactions) since March 31, 1997, other than those publicly disclosed by Borrower or otherwise disclosed in writing to Merrill Lynch, Chase and DLJ, in each case on or prior to the date hereof, or (ii) any dividend or distribution of any kind declared or paid by Target on its capital stock (other than regular quarterly dividends in amounts consistent with past practice).

                           (l) The Lenders shall have received the audited
                         consolidated balance sheets and related statements of income, stockholders' equity and cash flows for Borrower for the fiscal year ended December 31, 1996, unaudited consolidated balance sheets and related statements of income, shareholders' equity and cash flows for Borrower for the three months ended March 31, 1997, and monthly and quarterly financial statements of Borrower for periods ending after March 31, 1997, to the extent available, all certified by the chief financial officer of Borrower.

                           (m) The Lenders shall have received a pro forma
                         consolidated balance sheet of Borrower dated as of the date of the most recently available quarterly financial statements after giving effect to the Recapitalization, which balance sheet shall be consistent in all material respects with the sources and uses shown on Annex I hereto and the forecast previously provided to the Lenders. The sources and uses to effect the Recapitalization shall not differ in any material respect from that set forth in Annex I hereto.

                           (n) The Lenders shall have received a solvency
                         letter, in form and substance and from an independent evaluation firm reasonably satisfactory to the Lenders, together with such other evidence reasonably requested by the Lenders of the solvency of Borrower and its subsidiaries on a consolidated basis after giving effect to the Transactions and the other transactions contemplated hereby.

                           (o) All requisite governmental authorities and third
                         parties shall have approved or consented to the Transactions and the other transactions contemplated hereby to the extent required, all applicable appeal periods shall have expired and there shall be no governmental or judicial action, actual or threatened, that has or could have a reasonable likelihood of restraining, preventing or imposing materially burdensome conditions on any of the Transactions or the other transactions contemplated hereby.

                           (p) The Lenders shall have received copies of all
                         tax sharing agreements to which Borrower and its subsidiaries are or are to be a party.

                           (q) No event shall have occurred and be continuing
                         or would result from the Bridge Loan or the Transactions, or from the application of the proceeds therefrom, that shall constitute a default under the Bridge Loan Agreement or the Credit Facilities.

                           (r) Any defaults in any material agreements of
                         Borrower that may result from the Transactions shall have been resolved or otherwise addressed in a manner reasonably satisfactory to Merrill Lynch, Chase and DLJ; no law or regulation shall be applicable in the judgment of Merrill Lynch, Chase and DLJ that restrains, prevents or imposes materially adverse conditions upon any component of the Transactions or the financing thereof, including the Bridge Loan.

                           (s) All other material documentation and agreements
                         related to the Transactions or which, in the reasonable judgment of Merrill Lynch, Chase and DLJ, affects the extension of credit under the Bridge Loan in any respect shall be in form and substance reasonably satisfactory to Merrill Lynch, Chase and DLJ; and all conditions precedent under all documentation relating to the Transactions (other than the conditions precedent set forth in the Bridge Loan Agreement) or the financing or refinancing thereof as the case may be shall have been satisfied (except to the extent such conditions have been waived with the prior consent of Merrill Lynch, Chase and DLJ).

                           (t) Borrower shall have entered into the Credit
                         Facilities with one or more financial institutions providing for $650 million under the Credit Facilities, pursuant to agreements, and terms and conditions thereunder, in form and substance reasonably satisfactory to Merrill Lynch, Chase and DLJ. Not more than $475 million under the Credit Facilities shall have been borrowed at Funding.

                           (u) If requested in the reasonable judgment of
                         Merrill Lynch, Chase and DLJ, Borrower shall have provided in any confidential information memorandum relating to syndication of the Bridge Loan, or in any other document relating to the syndication of the Bridge Loan, reasonably detailed pro forma consolidated financial projections prepared by you or on your behalf for Borrower and Target and their respective subsidiaries for 1997 and the three subsequent fiscal years that are not different in a materially adverse manner as compared with those previously made available to Merrill Lynch, Chase and DLJ.

                           (v) All accrued fees and expenses (including the
                         reasonable fees and expenses of counsel to Merrill Lynch and Chase) of Merrill Lynch, Chase and DLJ in connection herewith and the Engagement Letter, the Fee Letter and the Bridge Loan Agreement shall have been paid.

                           (w) Merrill Lynch, Chase and DLJ shall have
                         determined that reasonably satisfactory insurance relating to Borrower and its subsidiaries will be in place after the Recapitalization.

                           (x) Merrill Lynch, Chase and DLJ shall have received
                         such other legal opinions, corporate documents and other instruments and/or certificates as they may reasonably request.

Representations          Customary for facilities similar to the Bridge
and Warranties           Loan, including, but not limited to, no Default or
                         Event of Default; absence of Material Adverse Change;
                         receipt of financial statements (including pro forma financial statements); absence of undisclosed liabilities or material contingent liabilities not disclosed in writing to Merrill Lynch, Chase and DLJ prior to the date hereof; compliance with laws;
                         solvency; no conflicts with laws, charter documents or agreements; good standing; payment of taxes; ownership of properties; corporate power and authority; no burdensome restrictions; ERISA matters; environmental matters; labor matters; absence of material litigation; use of proceeds and margin regulations; no material misstatement; absence of liens and security interests; and accuracy of MergerCo's and Borrower's representations and warranties in the Recapitalization
                         Agreement.

Affirmative Covenants    Customary for facilities similar to the Bridge Loan,
                         including, but not limited to, maintenance of corporate existence and rights; compliance with laws;
                         performance of obligations; maintenance of material rights and privileges; maintenance of properties in good repair; maintenance of appropriate and adequate insurance; inspection of books and properties;
                         consummation of the Recapitalization on the terms set forth in the Recapitalization Agreement (without waiver or amendment of any material term other than with the consent of Merrill Lynch, Chase and DLJ);
                         payment of taxes and other liabilities; notice of defaults, litigation and other adverse action;
                         delivery of financial statements, financial projections and compliance certificates; ERISA compliance; environmental compliance; and further assurances.

                         Upon issuance of the Rollover Securities and the Rollover Loans, the covenants shall conform to a customary high-yield indenture (including those set forth in Exhibit B hereto).

Negative Covenants       Customary for facilities similar to the Bridge Loan
                         (with customary baskets and exceptions to be negotiated), including, but not limited to, limitation on indebtedness; limitation on liens; limitation on loans, investments and joint ventures; limitation on guarantee or other contingent obligations; limitation on restricted payments (including dividends, redemptions and repurchases of equity interests);
                         limitation on fundamental changes (including limitation on mergers (other than the Recapitalization), acquisitions and asset sales);
                         limitation on restrictions on amending documents related to the Bridge Loan; limitation on issuance, sale or other disposition of subsidiary stock;
                         limitation on sale-leaseback transactions; limitation on transactions with affiliates; limitation on dividend and other payment restrictions affecting subsidiaries; limitation on changes in business conducted; and limitation on prepayment or repurchase of subordinated or other pari passu indebtedness. No material change may be made to the Recapitalization
                         Agreement without the consent of Merrill Lynch, Chase and DLJ. MergerCo shall not conduct any business, enter into any transactions or incur any obligations or liabilities other than as contemplated herein in connection with the Transactions and matters incidental thereto and performing their respective obligations in respect of the Transactions and the agreements related thereto.

                         The negative covenants shall include appropriate exceptions to permit the Receivables Financing on terms acceptable to Merrill Lynch, Chase and DLJ.

                         Upon issuance of the Rollover Securities and the Rollover Loans, the covenants shall conform to a customary high-yield indenture (including those set forth in Exhibit B hereto).

Events of Default        Events of Default will include, but not be limited to,
                         any default in the payment of principal when due and interest or fees after five day grace; any represen-tation or warranty contained in the Bridge Loan
                         Agreement proving incorrect in any material respect when made; default (after a 30-day grace period to cure in certain cases) in the performance of any covenant contained in the Bridge Loan Agreement;
                         failure to pay at maturity or any acceleration of the maturity of any indebtedness of Borrower or any subsidiary which is outstanding in a principal amount of at least $10.0 million in the aggregate; final judgments or orders rendered against Borrower or any subsidiary which require the payment in money, either individually or in an aggregate amount, that is more than $10.0 million and such final judgments or orders remain unsatisfied or unpaid beyond a period of 60 days; cessation of any guarantee of any material subsidiary to be in full force and effect; certain events of bankruptcy, insolvency or reorganization;
                         and any change of control (to be defined).

Obligation to Complete   Borrower and/or its affiliates will be required to use
Sale of Securities       its reasonable best efforts to facilitate the offering
                         of debt securities in a registered public offering or private placement (including a Rule 144A offering with registration rights), as determined by MLPF&S, CSI, DLJSC, and Borrower, as soon as practicable after the Funding. Borrower and/or its affiliates will cooperate fully with MLPF&S, CSI and DLJSC and provide all information reasonably required by MLPF&S, CSI and DLJSC to effect the issue and sale of debt securities as soon as practicable following the Funding.

                         Following the Funding, upon notice (a "Refinancing Securities Notice") by Merrill Lynch as book-running joint lead underwriter, book-running joint lead placement agent or book-running joint lead underwriter, book-running joint lead placement agent or book-running joint lead initial purchaser, as the case may be, CSI as joint lead underwriter, joint lead placement agent or joint lead initial purchaser, as the case may be, and DLJSC as co-underwriter, co-placement agent and co-initial purchaser, as the case may be, Borrower will issue and sell unsecured senior subordinated debt securities (any such securities, the "Refinancing Securities") after a full marketing thereof in an amount of up to the lesser of (a) the aggregate outstanding principal amount of the Bridge Loan (but in no event less than $75 million), or (b) $400 million upon such terms and conditions as are specified by MLPF&S, CSI and DLJSC in the Refinancing Securities Notice; provided, however, that: (i) Borrower will be required to issue such Refinancing Securities only if the yield on the Refinancing Securities issued to refinance the Bridge Notes is less than or equal to 13% per annum through December 31, 1997 and 14% per annum thereafter (in each case exclusive of any discount attributable to any Warrants issued in connection therewith); (ii) MLPF&S, CSI and DLJSC, in their reasonable discretion, shall determine whether the Refinancing Securities issued to refinance the Bridge Loan shall be issued through a registered public offering or a private placement; (iii) such Refinancing Securities will contain such terms (including registration rights, in the event of a private placement), conditions and covenants as are customary for similar financings and are reasonably satisfactory in all respects to MLPF&S, CSI and DLJSC; and (iv) all other arrangements with respect to such Refinancing Securities shall be reasonably satisfactory in all respects to MLPF&S, CSI and DLJSC in light of then prevailing market conditions.

                         Subject to the foregoing, the Refinancing Securities will have such terms, including interest rates, yields, and redemption prices, as MLPF&S, CSI and DLJSC consider appropriate, in consultation with Borrower, in light of market conditions, and Borrower's financial condition and prospects at the time of sale.

Yield Protection and     Usual for facilities and transactions of this type,
Increased Costs          including, but not limited to, in respect of
                         compensation in respect of redeployment costs in the case of prepayments other than at the end of an interest period, taxes (including but not limited to gross-up provisions for withholding taxes imposed by any governmental authority), indemnity for breakage costs, changes in capital requirements, guidelines or policies or their interpretation or application, illegality, changes in circumstances, increased costs as a result of change in law or in the interpretation or administration thereof, or as a result of regulatory guidelines or requests, changes in reserves (to the extent not included in the interest rate) and other provisions reasonably deemed necessary by Merrill Lynch, Chase and DLJ to provide customary protection for U.S. and non-U.S. Lenders.

Expenses and             All reasonable out-of-pocket expenses (including,
Indemnification          but not limited to, expenses incurred in connection
                         with due diligence) of Merrill Lynch, Chase and DLJ associated with the preparation, execution and delivery, administration, syndication, waiver or modification and enforcement of the Bridge Loan
                         Agreement and the other documentation contemplated thereby (including the reasonable fees, disbursements and other charges of counsel for Merrill Lynch, Chase and DLJ) are to be paid by Borrower from and after the Funding. In addition, all out-of-pocket expenses of Merrill Lynch, Chase and DLJ for enforcement costs and documentary taxes associated with the Bridge Loan
                         Agreement are to be paid by Borrower from and after the Funding. Except as set forth in the Fee Letter, in the event the Funding does not occur, no such costs or expenses shall be payable.

                         Borrower will indemnify Merrill Lynch, Chase, DLJ and the other Lenders (and their assignees and affiliates) in the Bridge Loans and hold them harmless from and against all claims, damages, losses, costs, expense (including reasonable fees, disbursements and other charges of counsel) and liabilities of Merrill Lynch, Chase and DLJ (and their assignees and affiliates) in the Bridge Loan arising out of or relating to any claim or any investigation, litigation or other proceeding (regardless of whether Merrill Lynch or Chase or DLJ, any such other Lenders, or any of their assignees or affiliates are a party thereto) that relate to the proposed transactions, provided that none of Merrill Lynch, Chase, DLJ or any such other Lenders nor any such assignee or affiliate will be indemnified for its gross negligence or willful misconduct.

Assignments and          Merrill Lynch, Chase, DLJ and the other Lenders
Participations           will be able to sell, syndicate, assign or transfer
                         their interest in the Bridge Loan and their commitments therefor, in whole or in part, at any time with Borrower's consent (which shall not be unreasonably withheld, delayed or conditioned) and participate such interests at any time. Participants will have the same benefits as the selling Lenders would have (and will be limited to the amount of such benefits) with regard to yield protection and increased costs, but voting rights of participants shall be limited to matters in respect of (a) reduction of principal, interest or fees, and (b) extensions of scheduled amortization.

Voting Amendments and waivers of the Bridge Loan Agreement and the other definitive credit documentation will require the approval of Lenders holding a majority (the "Required Percentage") of the outstanding Bridge Loan, except that the consent of each affected Lender will be required for (a) reductions of principal, interest rates, fees or margins, (b) extensions of the maturity date, (c) additional restrictions on the right to exchange the Bridge Loan for Rollover Securities or Rollover Loans or any amendment of the rate of such exchange, or (d) any amendment to the Debt Securities that require (or would, if any Debt Securities were outstanding, require) the approval of all such holders of Debt Securities.

Governing Law and Forum  New York.

Waiver of Jury Trial     All parties to the Bridge Loan Agreement waive right
                         to trial by jury.

Counsel for Lenders      Cahill Gordon & Reindel.

CONFIDENTIAL


                                                                      Exhibit B


                         Summary of Indicative Terms for a Rule 144A or a Registered Offering of Senior Subordinated Notes*

Issuer                   Sci Fi (the "Company").

Issue                    Senior Subordinated Notes (the "Notes").

Type of Offering         Offering with registration rights pursuant to Rule
                         144A or a registered public offering.

Principal Amount         $400 million.

Maturity                 2007 (10 years).

Indicative               Coupon [ ]% to [ ]%, subject to market conditions at
                         time of pricing and credit ratings achieved.

Interest Payment Dates   Semi-annual; interest paid in arrears.

Use of Proceeds          The net proceeds from the sale of the Notes will be
                         used to effect the recapitalization of Target or to refinance the Bridge Loan and pay related fees and expenses.

Ranking The Notes will be senior subordinated obligations of the Company ranking pari passu with other senior subordinated indebtedness of the Company.

Guarantees               The Notes will be guaranteed on a senior subordinated
                         basis by each subsidiary of the Company that is an obligor,

                         or who provides credit support, under the Credit Facilities.

Optional Redemption      The Notes will be redeemable, at the option of the
                         Company, in whole or in part, at any time on or after [ ], 2002 (five years from the date of issuance) at a percentage of par, to be determined at the time of the issuance of the Notes, declining ratably to par on [ ], 2005 (8 years from the date of issuance), in each case, together with accrued and unpaid interest, if any, to the redemption date.

Optional Redemption      On or before [ ], 2000 (three years after the date of
Upon Public Equity       issuance), the Company may redeem up to 35% of the
Offerings                principal amount of the Notes originally issued at a
                         percentage of par (exact price to be determined at the time of pricing), together with accrued and unpaid interest, if any, to the redemption date, with the net proceeds of one or more Public Equity Offerings (to be defined); provided however that at least 65% of the aggregate principal amount of the Notes originally issued are outstanding following any such redemption.

Mandatory Redemption     None.

Change in Control        In the event of a Change in Control (to be defined),
                         each holder of Notes may require the Company to repurchase such holder's Notes at 101% of the principal amount thereof, together with accrued and unpaid interest, if any, to the repurchase date.

Incurrence Covenants     Covenants may include, but not be limited to, the
                         following:

                         Limitations on Incurrence of Indebtedness;

                         Limitations on Restricted Payments;

                         Limitations on Transactions with Affiliates;

------------
*Capitalized terms set forth herein and not defined herein shall have the meanings ascribed thereto in the commitment letter to which this exhibit is attached.

                         Limitations on Liens;

                         Limitations on Disposition of Asset Sale Proceeds;

                         Limitations on Other Senior Subordinated Indebtedness;


                         Limitations on Issuance of Capital Stock by
                         Subsidiaries;

                         Limitations on Subsidiary Guarantees of Other Indebtedness;

                         Limitations on Dividends and Other Payment
                         Restrictions Affecting Subsidiaries;

                         Limitations on Mergers, Consolidations or Sale of Substantially All Assets; and

                         Provisions of Financial Statements.

Events of Default        As are customary for transactions of this nature,
                         including, but not limited to, the following: (i) default in the payment of any interest on the Notes when it becomes due and payable, and continuance of such default for a period of 30 days; (ii) default in the payment of the principal of (or premium, if any, on) the Notes when due, (iii) (a) default in the performance, or breach, or covenants of the Company in the Indenture and the continuance of such default for a period of 30 days, (b) default in the performance, or breach, of the provision of "Mergers, Consolidations or Sale of Substantially All Assets," or (c) the Company fails to make an offer to purchase the Notes upon a Change in Control when applicable;
                         (iv) failure to pay at maturity or any acceleration of the maturity of any Indebtedness of the Company or any Subsidiary which is outstanding in a principal amount of at least $15.0 million in the aggregate; (v) final judgments or orders rendered against the Company or any Subsidiary which require the payment in money, either individually or in an aggregate amount, that is more than $15.0 million and such final judgments or orders remain unsatisfied or unpaid beyond a period of 60 days; (vi) cessation of any guarantee of any material subsidiary to be in full force and effect;
                         and (vii) certain events of bankruptcy, insolvency or reorganization.

Exchange Offer;          If the Notes are sold in a private placement pursuant
Registration Rights      to Rule 144A, the Company agrees to use its reasonable
                         best efforts to file with the Securities and Exchange
                         Commission (the "SEC") within 60 days after the date of original issue of the Notes (the "Issue Date") a registration statement with respect to an offer to exchange the Notes (the "Exchange Offer") for notes of the Company with terms substantially identical to the Notes (the "Exchange Notes"). The Company also agrees to use its best efforts to cause such registration statement to become effective within 135 days of the Issue Date and to consummate the Exchange Offer by 165 days of the Issue Date. The Company further agrees to provide a shelf registration statement with respect to the Notes under certain circumstances.

                         In the event that (i) the registration statement for the Exchange Offer is not filed with the SEC by the 60th day or (ii) the registration statement is not declared effective by such 135th day, or (iii) the Exchange Offer is not consummated prior to such 165th day or (iv) the shelf registration is not declared effective when required, the Company will be obligated to pay liquidated damages in an amount equal to $0.192 per week per $1,000 principal amount of the Notes until the registration statement is filed or declared effective or the Exchange Offer is consummated, as the case may be. The accrual of liquidated damages will cease upon compliance with the registration requirements.

Modification of          Requires consent of holders of the majority of the
Indenture                aggregate principal amount outstanding, except for
                         modifications to certain monetary and maturity terms which require the consent of each holder affected thereby.

                                                                      Exhibit C


     Borrower (in such capacity, the "Indemnitor") agrees to indemnify and hold harmless Merrill Lynch, Chase, DLJ and their respective affiliates, directors, officers, employees, agents and controlling persons (Merrill Lynch, Chase, DLJ and each such person being an "Indemnified Party") from and against any and all losses, claims, damages and liabilities, joint or several, to which such Indemnified Party may become subject under any applicable law, or otherwise related to or arising out of (i) the Transactions or any transaction contemplated by the commitment letter to which this Exhibit C is attached (the "Commitment Letter"), the Bridge Loan Agreement or related documents (collectively, the "Loan Documents") or the execution, delivery or performance of the Loan Documents or any other document in any way relating to the Bridge Loan and the other transactions contemplated by the Loan Documents or the engagement of Merrill Lynch, Chase and DLJ pursuant to, and the performance by Merrill Lynch, Chase, DLJ or any of their respective affiliates of the services contemplated by the Commitment Letter or the Engagement Letter (as defined in the Commitment Letter) or (ii) any untrue statement or alleged untrue statement of a material fact contained in any information (whether oral or written) or documents furnished or made available by the Indemnitor or any of its affiliates or Target, directly or through Merrill Lynch, Chase or DLJ, to any holder of securities placed or underwritten by Merrill Lynch, Chase or DLJ in connection with the Transactions or otherwise contemplated pursuant to the Commitment Letter or the omission or the alleged omission to state therein a material fact necessary in order to make the statements therein not misleading, in light of the circumstances under which they were made, and in each case will promptly reimburse any Indemnified Party for any and all reasonable expenses (including counsel fees and expenses) as they are incurred in connection with the investigation or, preparation for or defense of any pending or threatened claim or any action or proceeding arising therefrom, whether or not such Indemnified Party is a party and whether or not such claim, action or proceeding is initiated or brought by or on behalf of the Indemnitor or any of its affiliates, Target and whether or not resulting in any liability. The Indemnitor shall not be liable to an Indemnified Party under clause (i) of the foregoing indemnification provision to the extent that any loss, claim, damage, liability or expense is found in a final non-appealable judgment by a court of competent jurisdiction to have resulted solely from Merrill Lynch's, Chase's or DLJ's bad faith or gross negligence.


     The Indemnitor also agrees that no Indemnified Party shall have any liability (whether direct or indirect, in contract or tort or otherwise) to Borrower, Target or their respective security holders or creditors related to or arising out of or in connection with the Commitment Letter, the Bridge Loan Agreement, any other Loan Document, the use of proceeds of the Bridge Loan, the Transactions or any related transaction or the engagement of Merrill Lynch, Chase and DLJ pursuant to, or the performance by Merrill Lynch, Chase and DLJ or any of their respective affiliates of the services contemplated by the Commitment Letter, except to the extent that any loss, claim, damage or liability is found in a final non-appealable judgment by a court of competent jurisdiction to have resulted solely from such Indemnified Party's bad faith or gross negligence.


     If the indemnification of an Indemnified Party provided for herein is for any reason held unenforceable or insufficient in respect of any losses, claims, damages or liabilities suffered by an by Indemnified Party, the Indemnitor agrees to contribute to the losses, claims, damages, liabilities and expenses for which such indemnification is held unenforceable (i) in such proportion as is appropriate to reflect the relative benefits to the Indemnitor and its affiliates, on the one hand, and Merrill Lynch, Chase or DLJ, as the case may be, on the other hand, of the Transactions as contemplated (whether or not the Transactions are consummated) or (ii) if (but only if) the allocation provided for in clause (i) is for any reason held unenforceable, in such proportion as is appropriate to reflect not only the relative benefits referred to in clause
(i) but also the relative fault of the Indemnitor, on the one hand, and such Indemnified Party, on the other hand, as well as any other relevant equitable considerations. The Indemnitor agrees that for the purposes of this paragraph the relative benefits to the Indemnitor, on the one hand, and Merrill Lynch, Chase or DLJ, as the case may be, on the other hand, of the Transactions as contemplated shall be deemed to be in the same proportion that the total value of the Transactions bears to the fees paid to Merrill Lynch, Chase or DLJ, as the case may be, under the Commitment Letter; provided, however, that, to the extent permitted by applicable law, in no event shall the Indemnified Parties be required to contribute an aggregate amount in excess of the aggregate fees actually paid to Merrill Lynch, Chase or DLJ, as the case may be, under the Commitment Letter.


     The Indemnitor agrees that, without Merrill Lynch's, Chase's and DLJ's prior written consent, neither the Indemnitor nor any of its affiliates or subsidiaries will settle, compromise or consent to the entry of any judgment in any pending or threatened claim, action or proceeding in respect of which indemnification has been or could be sought under the indemnification provisions of the Commitment Letter (whether or not Merrill Lynch, Chase, DLJ or any other Indemnified Party is an actual or potential party to such claim, action or proceeding), unless such settlement, compromise or consent (i) includes an unconditional written release in form and substance satisfactory to the Indemnified Parties of each Indemnified Party from all liability arising out of such claim, action or proceeding and (ii) does not include any statement as to, or an admission of, fault, culpability or a failure to act by or on behalf of any Indemnified Party.

     In the event that an Indemnified Party is requested or required to appear as a witness in any action brought by or on behalf of or against the Indemnitor or any of its subsidiaries or affiliates in which such Indemnified Party is not named as a defendant, the Indemnitor agrees to reimburse such Indemnified Party for all reasonable expenses incurred by it in connection with such Indemnified Party's appearing and preparing to appear as such a witness, including, without limitation, the reasonable fees and expenses of its legal counsel and to compensate Merrill Lynch, Chase and DLJ in an amount to be mutually agreed upon.

     The foregoing contribution and indemnification agreement shall be in addition to any rights that any Indemnified Party may have at common law or otherwise. No investigation or failure to investigate by any Indemnified Party shall impair the foregoing indemnification and contribution agreement or any right an Indemnified Party may have.

     Without prejudice to the survival of any other agreement of the Indemnitor hereunder, the agreements and obligations of the Indemnitor contained herein shall survive the payment in full of all amounts owing under the Bridge Loan Agreement and under the Notes (as defined in Exhibit A).

                                                                        Annex I

                           Sources and Uses of Funds*
                                 (in millions)


              Sources                                                     Uses
-----------------------------------                      ---------------------------------------
Revolving Credit Facility                      $  142.0  Payment of Merger Consideration          $  1,157.0
Term Loan                                         325.0  Repayment/Assumption of Existing Debt         315.1
  Tranche A                          $ 125.0             Exercise of Options and Warrants             (120.1)
  Tranche B                            100.0
  Tranche C                            100.0
7 1/8 Notes due 2005                              150.0
Bridge Loan                                       400.0
Equity Financing (including up to
 $75.0 million of PIK Preferred or
 Holdco Discount Notes)                           425.0
                                                         Fees and Expenses                              90.0
                                                                                                  ----------
    Total Sources                              $1,442.0  Total Uses                               $  1,442.0
                                               ========                                           ==========

------------
* Assumes per share merger consideration of $48.25.

                     Consent dated as of November 14, 1997


     Reference is hereby made to the commitment letter dated as of September 11, 1997, among the Chase Manhattan Bank ("Chase"), Merrill Lynch Capital Corporation ("Merrill"), DLJ Capital Funding, Inc., Chase Securities Inc. ("CSI"), Merrill Lynch, Pierce, Fenner & Smith Incorporated ("MLPFS" and, together with Chase, Merrill, DLJ and CSI, the "Agents") and FSI Merger Co. ("MergerCo") attached hereto as Exhibit A (the "Commitment Letter"). Each of the Agents has reviewed, and hereby consents to the changes incorporated in, the Second Amended and Restated Merger Agreement dated as of November 14, 1997, between MergerCo and Fisher Scientific International Inc. attached hereto as Exhibit B. Each Agent hereby confirms the Commitment Letter remains in full force and effect as of the date hereof.


                                        THE CHASE MANHATTAN BANK


                                        By: /s/ Bruce Borden
                                           -----------------------------
                                           Name:    Bruce Borden
                                           Title:   Vice President



                                        MERRILL LYNCH CAPITAL CORPORATION


                                        By: /s/ Brian E. O'Callahan
                                           -----------------------------
                                           Name:    Brian E. O'Callahan
                                           Title:   Vice President



                                        DLJ CAPITAL FUNDING, INC.


                                        By: Harold Philipps
                                           -----------------------------
                                           Name:    Harold J. Philipps
                                           Title:   Managing Director



                                        CHASE SECURITIES INC.


                                        By: /s/ Brian S. Hunnicutt
                                           -----------------------------
                                           Name:    Brian S. Hunnicutt
                                           Title:   Vice President



                                        MERRILL LYNCH, PIERCE, FENNER
                                        & SMITH INCORPORATED


                                        By: /s/ Brian E. O'Callahan
                                           -----------------------------
                                           Name:    Brian E. O'Callahan
                                           Title:   Director

                                                             September 11, 1997

FSI Merger Co.
c/o Thomas H. Lee Company
75 State Street
Boston, MA 02109

                        Senior Secured Credit Facilities
                    Amended and Restated Commitment Letter

Ladies and Gentlemen:

     You have advised The Chase Manhattan Bank ("Chase"), Merrill Lynch Capital Corporation ("Merrill Lynch"), DLJ Capital Funding, Inc. ("DLJ" and, together with Chase and Merrill Lynch, the "Agents"), Chase Securities Inc. ("CSI") and Merrill Lynch, Pierce, Fenner & Smith Incorporated ("MLPF&S") that (a) Thomas
H. Lee Company and its affiliates ("THL") intend to form a Delaware corporation ("MergerCo") and (b) THL intends that MergerCo will merge (the "Recapitalization") with and into a company previously identified to us as Sci Fi (the "Borrower") pursuant to a Recapitalization and Merger Agreement (the "Recapitalization Agreement") between MergerCo and the Borrower. The sources and uses of the funds necessary to consummate the Recapitalization and the related transactions are set forth on Annex II to the Summary of Principal Terms and Conditions attached hereto as Exhibit A (the "Term Sheet").

     You have informed the Agents, CSI and MLPF&S that, in connection with the Recapitalization, (a) certain investors arranged by you (the "Investors") will make capital contributions to MergerCo, as common equity, in an aggregate cash amount of $299,000,000, and certain members of the management of the Borrower and the existing shareholders (each, an "Existing Stockholder") of common stock of the Borrower (the "Common Stock") that is outstanding immediately prior to the Recapitalization will retain common equity of the Borrower with a value of not less than $36,000,000 and not more than $51,000,000 (collectively, the "Equity Financing"), provided that the Equity Financing shall have an aggregate value of not less than $350,000,000; (b) each Existing Stockholder will, subject to the provisions of the Recapitalization Agreement, be entitled to elect either (i) to receive an amount of cash on a per-share basis equal to cash merger consideration of $48.25 per share (in which case such shares of Common Stock will be canceled) or (ii) to retain any such shares of Common Stock; provided, however, that, upon completion of the Recapitalization, the Existing Stockholders will not own more than 20% of the then-outstanding Common Stock; (c) MergerCo stock will be exchanged for newly issued shares of Common Stock; (d) the Investors will purchase, if not purchased by outside investors, payment-in-kind preferred stock (the "PIK Preferred Stock") of the Borrower having an aggregate value of not less than $75,000,000; (e) except for options held by Eligible Employees (as defined in the Recapitalization Agreement) to be converted subsequent to the Recapitalization, each of the options of the Borrower that are outstanding immediately prior to the Recapitalization will be canceled and the holder thereof will be entitled to receive an amount of cash equal to the difference between the cash merger consideration paid in connection with the Recapitalization and the exercise price of such option; (f) the Borrower will raise gross proceeds of up to $400,000,000 from either (i) an offering of unsecured senior subordinated debt securities due 2007 with no scheduled principal payments prior to maturity (the "Senior Subordinated Notes") or (ii) an unsecured senior subordinated bridge loan (the "Bridge Loan") that would be anticipated to be replaced with debt securities substantially similar to the Senior Subordinated Notes after the closing of the Recapitalization (the Senior Subordinated Notes or the take-down under the Bridge Loan, the "Senior Subordinated Financing"); (g) the Borrower's 7-1/8 Senior Notes will remain outstanding; and (h) the Borrower will enter into the senior secured credit facilities (the "Facilities") described in the Term Sheet. The PIK Preferred Stock will be on terms and conditions and pursuant to documentation satisfactory to the Agents. After giving effect to the Recapitalization, the Investors will own not less than 80% of the then-outstanding Common Stock. The Recapitalization and the other transactions described in this paragraph and the immediately preceding paragraph are referred to herein as the "Transactions".

     You have requested that (a) Chase act as administrative agent for the Facilities (the "Administrative Agent"), (b) Merrill Lynch act as syndication agent for the Facilities (the "Syndication Agent"), (c) DLJ act as documentation agent for the Facilities (the "Documentation Agent"), (d) Chase commit to provide $260,000,000 of the Facilities, (e) Merrill Lynch commit to provide $260,000,000 of the Facilities, (f) DLJ commit to provide $130,000,000 of the Facilities and (g) CSI and MLPF&S agree to manage the syndication of the Facilities.

     In connection with the foregoing, (a) Chase is pleased to advise you of its commitment to provide $260,000,000 of the Facilities, (b) Merrill Lynch is pleased to advise you of its commitment to provide $260,000,000 of the

Facilities and (c) DLJ is pleased to advise you of its commitment to provide $130,000 000 of the Facilities, in each case upon the terms and subject to the conditions set forth or referred to in this commitment letter (the "Commitment Letter") and in the Term Sheet. The commitment of each of the Agents will be allocated pro rata among the Facilities.

     It is agreed that (a) Chase will act as the Administrative Agent, (b) Merrill Lynch will act as the Syndication Agent, (c) DLJ will act as the Documentation Agent and (d) CSI and MLPF&S will manage the syndication of the Facilities. It is further agreed that no additional agent, co-agent or arranger will be appointed and no Lender (as defined in the Term Sheet) will receive compensation outside the terms contained herein and in the Fee Letter referred to below in order to obtain its commitment to participate in the Facilities, in each case unless you and we so agree.

     You have advised us that you may want a portion of the Revolving Facility included in the Facilities to be made available to the Borrower in the form of an accounts receivable purchase facility (i.e., a facility providing interim financing to a securitization of receivables). At your request, we will provide you a separate term sheet describing our proposal for such an accounts receivable purchase facility.

     The Agents reserve the right, prior to or after the execution of definitive documentation for the Facilities, to syndicate all or a portion of their respective commitments hereunder to one or more financial institutions reasonably satisfactory to the Agents, CSI, MLPF&S and you. Upon your acceptance of the commitment of any Lender to provide a portion of the Facilities, each Agent shall be released from a portion of its commitment hereunder in an aggregate amount equal to such Agent's pro rata portion (based on the Agents' initial commitment amounts hereunder) of the commitment of such Lender. You agree actively to assist CSI and MLPF&S in achieving a timely syndication that is satisfactory to the Agents, CSI, MLPF&S and you. This assistance will be accomplished by a variety of means, including direct contact during the syndication (at times mutually agreed upon) between the senior officers, representatives and advisors of you and the Borrower, on the one hand, and prospective Lenders, on the other hand.

     CSI and MLPF&S will manage all aspects of the syndication in consultation with the Agents and you, including selection of Lenders, determination of when CSI and MLPF&S will approach potential Lenders, any naming rights and the final allocations of the commitments among the Lenders. To assist CSI and MLPF&S in their syndication efforts, you agree (a) promptly to provide or cause to be provided all financial and other information in your or the Borrower's possession with respect to MergerCo, the Borrower, the Transactions and any other transactions contemplated hereby, including but not limited to financial projections (the "Projections") relating to the foregoing, and (b) to assist, and to cause your and the Borrower's affiliates and advisors to assist, CSI, MLPF&S and the Agents in the preparation of a Confidential Information Memorandum and other marketing materials to be used in connection with the syndication.

     You hereby represent and covenant that (a) to the best of your knowledge, all written information (other than the Projections) concerning MergerCo, the Borrower, the Transactions and any other transactions contemplated hereby (the "Information") that has been or will be made available to the Agents, CSI or MLPF&S by your or any of your representatives in connection with the transactions contemplated hereby, when taken as a whole, is or will be complete and correct in all material respects and does not or will not contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements contained therein not materially misleading in light of the circumstances under which such statements are made and (b) the Projections that have been or will be made available to the Agents, CSI or MLPF&S by you or any of your representatives in connection with the transactions contemplated hereby have been and will be prepared in good faith based upon assumptions believed by you to be reasonable (it being understood that the Projections are subject to significant uncertainties and contingencies, many of which are beyond the control of you and the Borrower, and that no assurance can be given that such Projections will be realized). The representations and covenants set forth in this paragraph shall be superseded by the definitive documentation with respect to the Facilities upon execution and delivery of such definitive documentation.

     As consideration for the commitments of the Agents hereunder and the agreement of CSI and MLPF&S to structure, arrange and syndicate the Facilities and to provide advisory services in connection therewith, you agree to pay (or cause the Borrower to pay) to Chase (for the account of the Agents), only if the Recapitalization occurs (and, if so, then on the date thereof), the fees as set forth in the Term Sheet and in the Fee Letter dated the date hereof and delivered herewith (the "Fee Letter"). Once paid, such fees shall not be refundable under any circumstances.

     The commitments of the Agents hereunder and the agreement of CSI and MLPF&S to provide the services described herein are subject to (a) there not having occurred any material adverse change in the business, assets, operations, properties, financial condition, reasonably foreseeable prospects or material agreements of the Borrower and its subsidiaries, taken as a whole, since March 31, 1997, other than those publicly disclosed by Borrower or otherwise disclosed in writing to the Agents, in each case on or prior to the date hereof, (b) our not becoming aware after the date hereof of any information or other matter affecting the Borrower, the Transactions or the other transactions contemplated hereby that is inconsistent in a material and adverse manner with the information known by us on the date hereof, (c) there not having occurred and being continuing any material disruption of or material adverse change in the financial, banking or capital markets since the date hereof and (d) the other conditions set forth herein and in the Term Sheet.

     You agree that, prior to and during the syndication of the Facilities, there shall be no competing issues of debt securities (other than the Senior Subordinated Notes or the Bridge Loan) or commercial bank facilities of MergerCo, the Borrower or any of their respective subsidiaries being offered, placed or arranged.

     In addition, the commitments of the Agents hereunder are subject to the negotiation, execution and delivery of definitive documentation with respect to the Facilities satisfactory to the Agents. Such documentation shall contain such indemnities, covenants, representations and warranties, events of default, conditions precedent, security arrangements and other terms and conditions as shall be satisfactory to the Agents and you.

     You agree (a) to indemnify and hold harmless CSI, MLPF&S, each Agent and the other Lenders and their respective officers, directors, employees, affiliates, agents and controlling persons from and against any and all losses, claims, damages, liabilities and expenses, joint or several, to which any such person may become subject arising out of or in connection with this Commitment Letter, the Fee Letter, the Term Sheet, the Transactions, the Facilities, the use of proceeds of the loans thereunder or any claim, litigation, investigation or proceeding relating to any of the foregoing, regardless of whether any of such indemnified parties is a party thereto, and to reimburse each of such indemnified parties upon demand for any reasonable legal or other expenses incurred in connection with investigating or defending any of the foregoing, provided that the foregoing indemnity will not, as to any indemnified party, apply to losses, claims, damages, liabilities or related expenses to the extent they have resulted from the willful misconduct or gross negligence of such indemnified party, and (b) to reimburse CSI, MLPF&S and the Agents on the Closing Date for all out-of-pocket expenses (including but not limited to expenses of their due diligence investigation, expenses of obtaining a solvency opinion, syndication expenses, travel expenses and reasonable fees, disbursements and other charges of counsel), in each case incurred in connection with the Facilities and the preparation of this Commitment Letter, the Term Sheet, the Fee Letter, the definitive documentation for the Facilities and the security arrangements in connection therewith. No indemnified person shall be liable for any indirect or consequential damages in connection with its activities related to the Facilities. The foregoing indemnification provisions will be superseded by the indemnification provisions contained in the definitive loan documentation upon the execution thereof.


     This Commitment Letter and the commitments of the Agents hereunder shall not be assignable by you without the prior written consent of each Agent, CSI and MLPF&S, and any purported assignment without such consent shall be void; provided, however, that this Commitment Letter, the commitment of the Agents hereunder and the Fee Letter may be assigned by you to the Borrower pursuant to a writing reasonably satisfactory to the Agents. This Commitment Letter may not be amended or any provision hereof waived or modified except by an instrument in writing signed by each Agent, CSI, MLPF&S and you. This Commitment Letter may be executed in any number of counterparts, each of which shall be an original and all of which, when taken together, shall constitute one agreement. Delivery of an executed counterpart of a signature page of this Commitment Letter by facsimile transmission shall be effective as delivery of a manually executed counterpart of this Commitment Letter. This Commitment Letter is intended to be solely for the benefit of the parties hereto and is not intended to confer any benefits upon, or create any rights in favor of, any person other than the parties hereto. This Commitment Letter shall be governed by, and construed in accordance with, the laws of the State of New York.


     Please indicate your acceptance of the terms hereof and of the Term Sheet and the Fee Letter by returning to us executed counterparts of this Commitment Letter and the Fee Letter not later than 5:00 p.m., New York City time, on September 11, 1997. The commitments of the Agents hereunder and the agreement of CSI and MLPF&S to provide the services described herein will automatically terminate at such time in the event that we have not received such executed counterparts in accordance with the immediately preceding sentence. In the event that the initial borrowing in respect of the Facilities does not occur on or before January 31, 1998, then this Commitment Letter, the commitments of the Agents hereunder and the agreement of CSI and MLPF&S to provide the services described herein shall automatically terminate unless each Agent, CSI and MLPF&S shall, in their direction, agree to an extension. Subject to the provisions of the immediately preceding paragraph, the compensation, reimbursement and indemnification provisions contained herein and in the Fee Letter shall remain in full force and effect regardless of whether definitive financing documentation shall be executed and delivered and notwithstanding the termination of this Commitment Letter or the commitments of the Agents hereunder.

     This Commitment Letter is delivered to you on the understanding that neither this Commitment Letter or the Fee Letter nor any of their terms or substance shall be disclosed, directly or indirectly, to any other person except to the extent permitted by the Fee Letter.

     This Commitment Letter amends and restates in all respects the Commitment Letter dated August 6, 1997, among Chase, Merrill Lynch, CSI, MLPF&S and you.

     Chase, Merrill Lynch, DLJ, CSI and MLPF&S are pleased to have been given the opportunity to assist you in connection with the financing for the Recapitalization.

                                        Very truly yours,


                                        THE CHASE MANHATTAN BANK


                                        By: /s/ Bruce S. Borden
                                           -----------------------------
                                           Name: Bruce S. Borden
                                           Title: Vice President



                                        MERRILL LYNCH CAPITAL CORPORATION


                                        By: /s/ Christopher Birosak
                                           -----------------------------
                                           Name: Christopher Birosak
                                           Title: Vice President



                                        DLJ CAPITAL FUNDING, INC.


                                        By: /s/ Harold Phillips
                                           -----------------------------
                                           Name: Harold Phillips
                                           Title:



                                        CHASE SECURITIES INC.


                                        By: /s/ Robert W. Mathews
                                           -----------------------------
                                           Name: Robert W. Mathews
                                           Title: Vice President



                                        MERRILL LYNCH, PIERCE FENNER
                                        & SMITH INCORPORATED


                                        By: /s/ Christopher Birosak
                                           -----------------------------
                                           Name: Christopher Birosak
                                           Title: Managing Director

Accepted and agreed to as of
the date first above written:


FSI MERGER CO.


By: /s/ Anthony J. DiNovi
    -------------------------
   Name: Anthony J. DiNovi
   Title: President

                                                                      EXHIBIT A
CONFIDENTIAL
September 11, 1997


                        Senior Secured Credit Facilities
                   Summary of Principal Terms and Conditions

Borrower:                A Delaware corporation previously identified to The
                         Chase Manhattan Bank ("Chase"), Merrill Lynch Capital
                         Corporation ("Merrill Lynch") and DLJ Capital Funding,
                         Inc. ("DLJ" and, together with Merrill Lynch and Chase, the "Agents") as Sci Fi (the "Borrower").


Recapitalization:        (a) Thomas H. Lee Company and its affiliates ("THL")
                         intend to form a Delaware corporation ("MergerCo") and
                         (b) MergerCo will merge (the "Recapitalization") with and into the Borrower, pursuant to a Recapitalization and Merger Agreement (the "Recapitalization
                         Agreement") between MergerCo and the Borrower.

                         In connection with the Recapitalization, (a) certain investors arranged by THL (the "Investors") will make capital contributions to MergerCo, as common equity, in an aggregate cash amount of $299,000,000, and certain members of the management of the Borrower and the existing shareholders (each, an "Existing Stockholder") of common stock of the Borrower (the "Common Stock") that is outstanding immediately prior to the Recapitalization will retain common equity of the Borrower with a value of not less than $36,000,000 and not more than $51,000,000 (collectively, the "Equity Financing"), provided that the Equity Financing shall have an aggregate value of not less than $350,000,000; (b) each Existing Stockholder will, subject to the provisions of the Recapitalization Agreement, be entitled to elect either (i) to receive an amount of cash on a per-share basis equal to cash merger consideration of $48.25 per share (in which case such shares of Common Stock will be canceled) or
                         (ii) to retain any such shares of Common Stock; provided, however, that, upon completion of the Recapitalization, the Existing Stockholders will not own more than 20% of the then-outstanding Common Stock; (c) MergerCo stock will be exchanged for newly issued shares of Common Stock; (d) the Investors will purchase, if not purchased by outside investors, payment-in-kind preferred stock (the "PIK Preferred Stock") of the Borrower having an aggregate value of not less than $75,000,000; (e) except for options held by Eligible Employees (as defined in the Recapitalization Agreement) to be converted subsequent to the Recapitalization, each of the options of the Borrower that are outstanding immediately prior to the Recapitalization will be canceled and the holder thereof will be entitled to receive an amount of cash equal to the difference between the cash merger consideration paid in connection with the Recapitalization and the exercise price of such option; (f) the Borrower will raise gross proceeds of up to $400,000,000 from either (i) an offering (the "Securities Offering") of unsecured senior subordinated debt securities due 2007 with no scheduled principal payments prior to maturity (the "Senior Subordinated Notes") or (ii) an unsecured senior subordinated bridge loan (the "Bridge Loan") that would be anticipated to be replaced with debt securities substantially similar to the Senior Subordinated Notes after the closing of the Recapitalization (the "Debt Securities") (the Senior Subordinated Notes or the take-down under the Bridge Loan, the "Senior Subordinated Financing"); (g) the Borrower's 7-1/8 Senior Notes (the "Outstanding Senior Notes") will remain outstanding; and (h) the Borrower will enter into the senior secured credit facilities (the "Facilities") described under the caption "Facilities" below. The PIK Preferred Stock will be on terms and conditions and pursuant to documentation satisfactory to the Agents. After giving effect to the Recapitalization, the Investors will own not less than 80% of the then-outstanding Common Stock.

                         The Recapitalization and the other transactions described in the two immediately preceding paragraphs are referred to herein as the "Transactions". The sources and uses necessary to consummate the Transactions are set forth on Annex II hereto.

Facilities:              (A) A term loan facility in an aggregate principal
                         amount of $325,000,000 (the "Term Facility") divided into three tranches (i) a $125,000,000 tranche A (the
                         "Tranche A Facility"), (ii) a $100,000,000 tranche B
                         (the "Tranche B Facility") and (iii) a $100,000,000 tranche C (the "Tranche C Facility").

                         (B) A revolving credit facility in the principal
                           amount of $325,000,000 (the "Revolving Facility") of which up to an amount to be agreed upon will be available in the form of letters of credit. Up to $145,000,000 of the Revolving Facility may be drawn at closing.

Agents: Chase will act as administrative agent(the "Administrative Agent") for a syndicate of financial institutions reasonably satisfactory to the Agents and the Borrower (the "Lenders").

                         Merrill Lynch will act as syndication agent for the Facilities (the "Syndication Agent").

                         DLJ will act as documentation agent for the Facilities (the "Documentation Agent").

Purposes:                The proceeds of the Term Facility, together with (a)
                         the proceeds of the Equity Financing, (b) the proceeds of the Senior Subordinated Financing, (c) up to $145,000,000 of the proceeds of loans under the Revolving Facility and (d) the net proceeds from the issuance of the PIK Preferred Stock, will be used by the Borrower on the date the Recapitalization is consummated (the "Closing Date"), solely (i) to pay a portion of the cash consideration to be paid in connection with the Recapitalization, (ii) to pay related fees and expenses and (iii) to refinance existing indebtedness of the Borrower and its subsidiaries.

                         The proceeds of loans under the Revolving Facility (other than the loans used for the purposes set forth in the immediately preceding paragraph) will be used to finance the working capital and other general corporate purposes of the Borrower.

                         Letters of credit will be used by the Borrower solely for ordinary course purposes.

Availability:            The full amount of the Term Facility must be drawn in
                         a single drawing on the Closing Date. Amounts repaid under the Term Facility may not be reborrowed.

                         Loans under the Revolving Facility will be available at any time prior to the final maturity of the Revolving Facility. Amounts repaid under the Revolving Facility may be reborrowed. At the request of the Borrower, a portion to be agreed upon of the Revolving Facility may be made available to the Borrower's foreign subsidiaries to be agreed upon in applicable currencies.

                         Letters of Credit will be available at any time before the fifth business day prior to the final maturity of the Revolving Facility.

Letters of Credit:       Letters of credit under the Revolving Facility will be
                         issued by Chase, as fronting bank (in such capacity, the "Fronting Bank"). Each letter of credit shall expire no later than the earlier of (a) 12 months after its date of issuance and (b) the fifth business day prior to the final maturity of the Revolving
                         Facility.

                         Drawings under any letter of credit shall be reimbursed by the Borrower within two business days. To the extent that the Borrower does not reimburse the Fronting Bank, the Lenders under the Revolving Facility shall be irrevocably obligated to reimburse the Fronting Bank pro rata based upon their respective Revolving Facility commitments, with the amount of such reimbursement payment being deemed to be a drawing under the Revolving Facility.

                         The issuance of all letters of credit shall be subject to the customary procedures of the Fronting Bank.

Final Maturity and       (A) Term Loan Facility
Amortization:
                             The Tranche A Facility will mature six years after the Closing Date, and will amortize in semi-annual installments (commencing 18 months after the Closing Date) in amounts to be agreed upon.

                             The Tranche B Facility will mature seven years after the Closing Date, and will amortize in nominal semi-annual installments (commencing 18 months after the Closing Date) during the first six years of such Facility and in semi-annual installments thereafter, in each case in amounts to be agreed upon.

                             The Tranche C Facility will mature eight years after the Closing Date, and will amortize in nominal semi-annual installments (commencing 18 months after the Closing Date) during the first seven years of such Facility and in semi-annual installments thereafter, in each case in amounts to be agreed upon.

                         (B) Revolving Facility

                             The Revolving Facility will mature six years after the Closing Date.

Guarantees:              All obligations of the Borrower under the Facilities
                         will be unconditionally guaranteed by each material existing and each material subsequently acquired or organized domestic subsidiary of the Borrower.

Security:                The Facilities and interest rate hedging agreements
                         with any Lender will be secured by substantially all the assets of the Borrower and each material existing and each material subsequently acquired or organized domestic subsidiary of the Borrower (collectively, the "Collateral"), including but not limited to (a) a first-priority pledge of the capital stock of each material existing and each material subsequently acquired or organized subsidiary of the Borrower
                         (which pledge, in the case of any foreign subsidiary, shall be limited to 65% of the capital stock of such foreign subsidiary to the extent, and for so long as, the pledge of any greater percentage would have adverse tax consequences for the Borrower) and (b) perfected first-priority security interests in, and mortgages on, substantially all tangible and intangible assets of the Borrower and each material existing and each material subsequently acquired or organized domestic subsidiary of the Borrower
                         (including but not limited to accounts receivable, contracts, inventory, equipment, intellectual property, general intangibles, owned and leased real property to be agreed upon, cash proceeds of the foregoing).

                         All the above-described pledges, security interests and mortgages shall be created on terms, and pursuant to documentation, satisfactory to the Lenders, and none of the Collateral shall be subject to any other pledges, security interests or mortgages, except as specifically permitted by the Lenders.

                         Any portion of the Revolving Facility borrowed by a foreign subsidiary of the Borrower will be secured by substantially all the assets of such foreign subsidiary and its subsidiaries and a pledge of a capital stock of such foreign subsidiary borrower.

Interest Rates and Fees: As set forth on Annex I hereto.

Mandatory Prepayments:   Loans under the Term Facility shall be prepaid with
                         (a) 50% of Excess Cash Flow (to be defined), subject to limits to be agreed upon, (b) 100% of the net cash proceeds of all non-ordinary-course asset sales or other dispositions of property by the Borrower and its subsidiaries (including insurance and condemnation proceeds), except in certain circumstances where such proceeds are used to replace property in amounts to be agreed upon, subject to limited exceptions to be agreed upon, (c) 100% of the net proceeds of issuances of debt obligations of the Borrower and its subsidiaries (other than the proceeds of (i) any accounts receivable securitization transaction to the extent that such transaction is consummated within six months following the Closing Date and the proceeds of such transaction are applied to the prepayment of loans under the Revolving Facility and (ii) any Debt
                         Securities issued after the Closing Date to the extent that such proceeds are applied to the prepayment of the Bridge Loan) and (d) 50% of the net proceeds from the issuance of equity by the Borrower and its subsidiaries in excess of an amount to be agreed upon (other than to the extent that such proceeds are applied to the prepayment of the Bridge Loan), subject to exceptions to be agreed upon, including exceptions for proceeds received from the exercise of stock options granted to management.

                         The above-described mandatory prepayments of the Term Facility shall be applied pro rata to each tranche and to the remaining amortization payments under such tranche.

                         The Lenders of the Tranche B Facility and Tranche C Facility will each be entitled to decline certain prepayments so long as the Tranche A Facility is in effect, with the result that the Tranche A Facility will be prepaid with any such prepayments so declined.


Voluntary Prepayments:   Voluntary prepayments will be permitted in whole or in
                         part, at the option of the Borrower, in minimum principal amounts to be agreed upon, without premium or penalty, subject to reimbursement of the Lenders' redeployment costs in the case of prepayment of Adjusted LIBOR borrowings other than on the last day of the relevant Interest Period.

                         All voluntary prepayments under the Term Facility shall be applied pro rata to the remaining amortization payments under such Facility.

Representations and      Usual for facilities and transactions of this
Warranties:              type and others to be reasonably specified by the
                         Agents, including but not limited to accuracy of financial statements; no material adverse change;
                         absence of litigation; no violation of agreements or instruments, including no default or event of default;
                         compliance with laws (including ERISA, margin regulations and environmental laws); payment of taxes;
                         ownership of properties; inapplicability of the Investment Company Act; solvency; effectiveness of regulatory approvals; labor matters; environmental matters, including the absence of material environmental liabilities; accuracy of information;
                         and validity, priority and perfection of security interests in the Collateral.

Conditions Precedent     Usual for facilities and transactions of this type
to Initial Borrowing:    (including accuracy of representations and absence of
                         defaults) and those specified below.

                         Absence of material adverse change in the business, assets, operations, properties, financial condition, reasonably foreseeable prospects or material agreements of the Borrower and its subsidiaries, taken as a whole, since March 31, 1997, other than those publicly disclosed by the Borrower or otherwise disclosed in writing to the Agents, in each case on or prior to the date hereof.

                         MergerCo shall have received the Equity Financing, and the proceeds thereof shall have been used to finance the Recapitalization.

                         The Recapitalization shall have been consummated or shall be consummated simultaneously with the closing of the Facilities in accordance with applicable law and the Recapitalization Agreement, and the Lenders shall be satisfied (a) with the terms and conditions of the Recapitalization Agreement and the other agreements (including management shareholder agreements and other shareholder agreements) to be entered into in connection with the Recapitalization,
                         (b) that the capitalization, structure and equity ownership of the Borrower shall be as described to the Agents prior to the date hereof and (c) that the aggregate level of fees and expenses (including any premiums associated with debt repayment) to be paid in connection with the Recapitalization, the financing therefor and the other transactions contemplated hereby shall not exceed $90,000,000.

                         The Borrower shall have received up to $400,000,000 in gross cash proceeds from the Senior Subordinated Financing. The terms and conditions of the Senior Subordinated Notes and, if applicable, the Bridge Loan shall be reasonably satisfactory in all respects to the Lenders (including but not limited to the interest rate, fees, maturity, subordination, covenants, events of default and remedies).

                         The Borrower shall have received not less than $75,000,000 in cash proceeds from the issuance of the PIK Preferred Stock in a public offering or in a Rule 144A or other private placement to one or more holders satisfactory to the Agents. The terms and conditions of the PIK Preferred Stock (including but not limited to terms and conditions relating to the dividend rate and redemption), shall be satisfactory in all respects to the Lenders.

                         The documents and materials filed publicly by MergerCo and the Borrower in connection with the Recapitalization shall have been furnished to the Agents in reasonably satisfactory form.

                         After giving effect to the Recapitalization and the other transactions contemplated hereby, the Borrower and its subsidiaries shall have outstanding no indebtedness or preferred stock other than (a) the loans under the Facilities, (b) the Senior Subordinated Notes or the Bridge Loan, (c) the Outstanding Senior Notes, (d) the PIK Preferred Stock and (e) other limited indebtedness or preferred stock disclosed to, and in amounts and on terms reasonably satisfactory to, the Lenders.

                         Certain of the Investors, the largest of which will be THL, shall own and control not less than a majority of the voting power of the capital stock of MergerCo and the Borrower and an economic interest therein satisfactory to the Agents.

                         The Lenders shall have received a pro forma consolidated balance sheet of the Borrower dated as of the date of the most recently available quarterly financial statements after giving effect to the Recapitalization, which balance sheet shall be consistent in all material respects with the sources and uses shown on Annex II hereto and the forecast previously provided to the Lenders.

                         The Lenders shall have received a solvency letter, in form and substance and from an independent evaluation firm reasonably satisfactory to the Lenders, together with such other evidence reasonably requested by the Lenders of the solvency of the Borrower and its subsidiaries on a consolidated basis after giving effect to the Transactions and the other transactions contemplated hereby.

                         All requisite governmental authorities and third parties shall have approved or consented to the Transactions and the other transactions contemplated hereby to the extent required, all applicable appeal periods shall have expired and there shall be no governmental or judicial action, actual or threatened, that has or could have a reasonable likelihood of restraining, preventing or imposing materially burdensome conditions on any of the Transactions or the other transactions contemplated hereby.

                         The Lenders shall have received copies of all tax sharing agreements to which the Borrower and its subsidiaries are or are to be a party.

                         Payment of required fees and expenses to the Agents and the Lenders.

                         The Lenders shall have received such legal opinions, certificates and corporate and other documents as they shall reasonably request.

                         The Lenders shall have received satisfactory title insurance and surveys with respect to certain of the mortgaged real property to be mutually agreed upon by the Borrower and the Agents.

                         All necessary or advisable filings shall have been duly made to create a perfected first-priority lien on and security interest in all Collateral, and all Collateral shall be free and clear of all liens, except permitted liens to be negotiated.

Affirmative Covenants:   Usual for facilities and transactions of this type and
                         others to be reasonably specified by the Agents (to be applicable to the Borrower and its subsidiaries).

                         The Borrower will also be required to maintain interest rate protections arrange-ments with respect to an amount of the Term Facility to be agreed upon (which amount shall not exceed 50% of the Term Facility) and with other terms to be agreed upon.

Negative Covenants:      Usual for facilities and transactions of this type and
                         others to be reasonably specified by the Agents (to be applicable to the Borrower and its subsidiaries, and with exceptions (and, where appropriate, grace periods) to be agreed upon), including but not limited to limitations on cash dividends, redemptions and repurchases of capital stock; prohibition of prepayments, redemptions and repurchases of debt
                         (other than prepayment of loans under the Facilities and other than prepayment of loans under the Bridge
                         Loan with the proceeds of any Debt Securities);
                         limitations on liens and sale-leaseback transactions;
                         limitations on loans and investments; limitations on debt; limitations on capital expenditures; limitations on mergers and asset sales; limitations on transactions with affiliates; limitations on changes in business conducted by the Borrower and its subsidiaries; and limitations on amendment of debt and other material agreements. The covenants will permit an accounts receivable securitization transaction on terms to be agreed upon.

Selected Financial       The credit agreement relating to the Facilities
Covenants:               (the "Credit Agreement") will contain financial
                         covenants appropriate in the context of the proposed transaction based upon the financial information provided to the Agents, including but not limited to
                         (a) a maximum leverage ratio, (b) a minimum interest coverage ratio and (c) a fixed charge covenant
                         (definitions and levels to be agreed upon).

Events of Default:       Usual for facilities and transactions of this type and
                         others to be reasonably specified by the Agents, with exceptions to be agreed upon, including but not limited to: nonpayment of principal or interest, violation of covenants, incorrectness of representations and warranties in any material respect, cross default and cross acceleration, bankruptcy, material judgments, ERISA, actual or asserted invalidity of security documents or guarantees and Change in Control (the definition of which will be agreed upon).

Voting: Amendments and waivers of the Credit Agreement and the other definitive credit documentation will require the approval of Lenders holding more than 50% (the "Required Percentage") of the aggregate amount of the loans and commitments under the Facilities, except that (a) the consent of each Lender adversely affected thereby shall be required with respect to, among other things, (i) increases in commitments, (ii) reductions of principal, interest or fees, (iii) extensions of scheduled amortization or final maturity and (iv) releases of any substantial part of the Collateral or any significant guarantee (other than in connection with any sale of Collateral or the relevant guarantor permitted by the Credit Agreement) and (b) the consent of Lenders holding more than the Required Percentage of the loans and commitments of each of the Tranche A Facility, the Tranche B Facility and the Tranche C Facility shall be required with respect to any amendment that changes the application of prepayments of loans under the Term Facility.

Cost and Yield           Usual for facilities and transactions of this type.
Protection:

Assignments and          The Lenders will be permitted to assign loans,
Participations:          notes and commitments to Lenders and, in aggregate
                         amounts of not less than $5,000,000, to other financial institutions with the consent of the Borrower, not to be unreasonably withheld. The
                         Administrative Agent will receive a processing and recordation fee of $3,500, payable by the assignor and/or the assignee, with each assignment. Assignments will be novation and shall not be required to be pro rata among the Facilities.

                         The Lenders will be permitted to participate loans, notes and commitments without restriction. Voting rights of participants shall be limited to matters in respect of (a) reductions of principal, interest or fees, (b) extensions of sched-uled amortization or maturity and (c) certain releases of collateral.

Expenses and             All reasonable out-of-pocket expenses (including
Indemnification:         but not limited to expense incurred in connection with
                         due diligence) of the Agents associated with the syndication of the Facilities and with the preparation, execution and delivery, administration, waiver or modification and enforcement of the Credit
                         Agreement and the other documentation contemplated hereby and thereby (including the reasonable fees, disbursements and other changes of counsel) are to be paid by the Borrower on the Closing Date. In addition, all out-of-pocket expenses of the Lenders for enforcement costs and documentary taxes associated with the Facilities are to be paid by the Borrower.

                         The Borrower will indemnify each Agent and the other Lenders and hold them harmless from and against all costs, expenses (including reasonable fees, disbursements and other charges of counsel) and liabilities of each Agent and such other Lenders arising out of or relating to any claim or any litigation or other proceedings (regardless of whether either Agent or any such other Lender is a party thereto) that relates to the proposed transactions, including the financing contemplated hereby, the Transactions or any other transactions connected therewith, provided that neither the Agents nor any such other Lender will be indemnified for its gross negligence or willful misconduct.

Governing Law and Forum: New York.

Counsel to Agents:       Cravath, Swaine & Moore.

                                                                        Annex I

Interest Rates:          The interest rates under the Facilities will be, at
                         the option of the Borrower, as follows:

                         Revolving Facility


                         Adjusted LIBOR plus 2.25% or ABR plus 1.25%, in each case subject after the first anniversary of the Closing Date to step-downs to be agreed upon based on the Borrower's financial performance.

                         Term Facility


                         Tranche A: Adjusted LIBOR plus 2.25% or ABR plus 1.25%, in each case subject after the first anniversary of the Closing Date to step-downs to be agreed upon based on the Borrower's financial performance.

                         Tranche B: Adjusted LIBOR plus 2.50% or ABR plus 1.50%, in each case with such spreads to remain in effect throughout the term of the Term Loan Facility.

                         Tranche C: Adjusted LIBOR plus 2.75% or ABR plus 1.75%, in each case with such spreads to remain in effect throughout the term of the Term Loan Facility.

                         All Facilities


                         The Borrower may elect interest periods of 1, 2, 3 or 6 months for Adjusted LIBOR Borrowings.

                         Calculation of interest shall be on the basis of actual number of days elapsed in a year of 360 days (or 365 or 366 days, as the case may be, in the case of ABR loans based on the Prime Rate) and interest shall be payable at the end of each interest period and, in any event, at least every 3 months, upon maturity and upon repayment in full.

                         ABR is the Alternate Base Rate, which is the higher of Chase's Prime Rate and the Federal Funds Effective Rate plus 1/2 of 1%.

                         Adjusted LIBOR will at all times include statutory reserves.

Letter of Credit Fee:    A per annum fee equal to the spread over Adjusted
                         LIBOR from time to time in effect with respect to loans under the Revolving Facility will accrue on the aggregate face amount of outstanding letters of credit under the Revolving Facility, payable in arrears at the end of each quarter and upon the termination of the Revolving Facility, in each case for the actual number of days elapsed over a 360-day year. Such fees shall be distributed to the Lenders participating in the Revolving Facility pro rata in accordance with the amount of each such Lender's Revolving Facility commitment. In addition, the Borrower shall pay to the Fronting Bank, for its own account (a) a per annum fee equal to an amount to be determined on the aggregate face amount of outstanding letters of credit, payable in arrears at the end of each quarter and upon the termination of the Revolving Facility, in each case for actual number of days elapsed over a 360-day year, and (b) the Fronting Bank's customary issuing fees and expenses.

Commitment Fee:          With respect to each Lender, 1/2 of 1% per annum on
                         the undrawn portion of the commitment of such Lender in respect of the Facilities, commencing to accrue upon the acceptance of such commitment and payable on the Closing Date and quarterly in arrears after the Closing Date. Following the first anniversary of the Closing Date, the commitment fee will be subject to a step-down to be agreed upon based on the Borrower's financial performance.

Default Rate:            The applicable interest rate plus 2% per annum.

                                                                       Annex II

                           Sources and Uses of Funds*
                                 (in millions)


            Sources                                                       Uses
-------------------------------                            ----------------------------------
Revolving Credit Facility                     $  142.0     Payment of Merger Consideration       $  1,157.0
Term Loan                                        325.0     Repayment                                  165.1
  Tranche A                        $ 125.0                 Assumption of Existing Debt                150.0
  Tranche B                          100.0                 Exercise of Options and Warrants          (120.1)
  Tranche C                          100.0                 Fees and Expenses                           90.0
                                                                                                 ----------
Existing 7 1/8 Notes                             150.0
Senior Subordinated Financing                    400.0
PIK Preferred Stock                               75.0
Equity Financing                                 350.0
                                              --------
Total Sources                                 $1,442.0     Total Uses                            $  1,442.0
                                              --------                                           ----------

------------
*Assumes per-share merger consideration of $48.25

                                    PART II


                    INFORMATION NOT REQUIRED IN PROSPECTUS


Item 20. Indemnification of Directors and Officers.

     Section 145 of the Delaware General Corporation Law authorizes and empowers the Registrant to indemnify the directors, officers, employees and agents of the Registrant against liabilities incurred in connection with, and related expenses resulting from, any claim, action or suit brought against any such person as a result of his relationship with the Registrant, provided that such persons acted in good faith and in a manner such person reasonably believed to be in, and not opposed to, the best interests of the Registrant in connection with the acts or events on which such claim, action or suit is based. The finding of either civil or criminal liability on the part of such persons in connection with such acts or events is not necessarily determinative of the question of whether such persons have met the required standard of conduct and are, accordingly, entitled to be indemnified. The foregoing statements are subject to the detailed provisions of Section 145 of the General Corporation Law of the State of Delaware.

     The Registrant's Certificate of Incorporation provides that each person who at any time is or shall have been a director or officer of the Registrant, or is or shall have been serving another corporation, partnership, joint venture, trust, employee benefit plan or other enterprise in any capacity at the request of the Registrant, and his heirs, executors and administrators, shall be indemnified by the Company in accordance with and to the full extent permitted by the General Corporation Law of the State of Delaware. Section 15 of the Registrant's Certificate of Incorporation facilitates enforcement of indemnification rights by establishing the indemnification right as a contract right pursuant to which the person entitled thereto may bring suit as if the indemnification provisions of the Certificate of Incorporation were set forth in a separate written contract between the Registrant and the director or officer.


Item 21. Exhibits and Financial Statement Schedules.

   (a) Exhibits. The following is a list of Exhibits to this Registration
   Statement:



EXHIBIT     DESCRIPTION
---------   -------------------------------------------------------------------------------------------------
 2.1 --     Second Amended and Restated Agreement and Plan of Merger, dated as of November 14, 1997, by and between the Company and FSI Merger Corp. (included as Annex I to the proxy statement/prospectus included in this Registration Statement).
 3.1 --     Certificate of Designations of Series A Junior Participating Preferred Stock, dated June 9,
            1997.*
 3.2 --     Restated Certificate of Incorporation of the Company. (1)
 3.3 --     Bylaws of the Company. (4)
 4.1 --     Senior Debt Securities Indenture dated as of December 18, 1995 between the Company and
            Mellon Bank, N.A., as Trustee. (1)
 4.2 --     Certificate of Designations of Series A Junior Participating Preferred Stock, dated June 9, 1997
            (see Exhibit 3.1).
 4.3 --     Rights Agreement dated as of June 9, 1997, between the Company and ChaseMellon
            Shareholder Services L.L.P., as Rights Agent, which includes the form of Right Certificate as
            Exhibit A and the Summary of Rights to Purchase Common Shares as Exhibit B. (2)
 4.4 --     First Amendment to Rights Agreement, dated as of August 7, 1997, between the Company and
            ChaseMellon Shareholder Services, L.L.C. (3)
 4.5 --     Commitment Letters in connection with the Transaction (included as Annex IV to the proxy statement/prospectus included in this Registration Statement).
 4.6 --     Specimen Certificate of Common Stock, $.01 par value per share, of the Company. (5)
 4.7 --     Restated Certificate of Incorporation of the Company (see Exhibit 3.2).
 4.8 --     Bylaws of the Company (see Exhibit 3.3).
 4.9 --     Senior Debt Securities Indenture, dated as of December 18, 1995 between the Company and
            Mellon Bank, N.A., as Trustee. (7)


5.1 --       Opinion of Todd M. DuChene, Esq. re: legality*
8.1 --       Opinion of Wachtell, Lipton, Rosen & Katz re: tax matters*
10.1 --      Change-of-Control Employment Agreement, dated July 31, 1997 between Fisher and Michael
             D. Dingman.*
10.2 --      Change-of-Control Employment Agreement, dated July 31, 1997 between Fisher and Denis N.
             Maiorani.*
10.3 --      Change-of-Control Employment Agreement, dated July 31, 1997 between Fisher and Paul M.
             Meister.*
10.4 --      Change-of-Control Employment Agreement, dated July 31, 1997 between Fisher and Paul M.
             Montrone.*
10.5 --      Rights Agreement dated as of June 9, 1997, between the Company and ChaseMellon
             Shareholder Services L.L.P., as Rights Agent, which includes the form of Right Certificate as
             Exhibit A and the Summary of Rights to Purchase Common Shares as Exhibit B (see Exhibit 4.3).
10.6 --      First Amendment to Rights Agreement, dated as of August 7, 1997, between the Company and
             ChaseMellon Shareholder Services, L.L.C. (see Exhibit 4.4).
10.7 --      Second Amended and Restated Agreement and Plan of Merger, dated as of November 14, 1997, by and between the Company and FSI Merger Corp. (see Exhibit 2.1).
10.8 --      Commitment Letters in connection with the Transaction (included as Annex IV to the proxy statement/prospectus included in this Registration Statement).
10.9 --      Restated Environmental Matters Agreement, dated as of February 26, 1986, as amended and restated as of July 28, 1989, among Allied-Signal Inc., The Henley Group, Inc., The
             Wheelabrator Group Inc., New Hampshire Oak, Inc. and Fisher Scientific Group Inc. (5)
10.10 --     Amended and Restated Credit Agreement dated as of February 12, 1996, amending and restating the Term Loan and Revolving Credit Agreement, dated as of October 16, 1995 among
             Fisher Scientific International Inc., Certain Commercial Lending Institutions and Toronto
             Dominion (Texas), Inc. (8)
10.11 --     Amendment No. 1 dated February 12, 1996 to the Term Loan Agreement, dated October 16,
             1995 among Fisher Scientific International Inc., Fisher Scientific U.K. Limited, Certain
             Commercial Lending Institutions and The Toronto Dominion Bank. (8)
10.12 --     1991 Stock Plan for Executive Employees of Fisher Scientific International Inc. and its
             Subsidiaries. (6)
10.13 --     Fisher Scientific International Inc. Retirement Plan. (4)
10.14 --     Fisher Scientific International Inc. Savings and Profit Sharing Plan. (4)
10.15 --     Fisher Scientific International Inc. Incentive Compensation Plan. (8)
10.16 --     Restricted Unit Plan for Non-Employee Directors of Fisher Scientific International Inc. (4)
10.17 --     Fisher Scientific International Inc. Deferred Compensation Plan for Non-Employee
             Directors. (4)
10.18 --     Retirement Plan for Non-Employee Directors of Fisher Scientific International Inc. (4)
10.19 --     Fisher Scientific International Inc. Long-Term Incentive Plan. (6)
10.20 --     1995 Operating Unit Stock Plan (8)
10.21 --     Employment Agreement, dated May 23, 1995, between Fisher and Michael J. Quinn. (8)
11.1 --      Statement re: Computation of Earnings per Common Share.*
12.1 --      Statements re: Computation of Ratios.*
21.1 --      List of Subsidiaries of the Company. (9)
23.1 --      Consent of Deloitte & Touche LLP.*
23.2 --      Consent of Todd M. DuChene, Esq.--(included in Exhibit 5.1).
23.3 --      Consent of Wachtell, Lipton, Rosen & Katz (included in Exhibit 8.1).
23.4 --      Consent of Lazard Freres & Co. LLC*
23.5 --      Consent of Salomon Brothers Inc*
24.1 --      Powers of attorney (included on the signature pages to this Registration Statement).
27.1 --      Financial Data Schedule.*
99.1 --      Form of Proxy Card.*
99.2 --      Form of Stock Election.*
99.3 --      Form of Eligible Employee Stock Election.*


 99.4 --     Consent of Anthony J. DiNovi.*
 99.5 --     Consent of David V. Harkins.*
 99.6 --     Consent of Scott M. Sperling.*
 99.7 --     Consent of Kent R. Weldon.*

------------
* Filed herewith
(1) Included as an exhibit to the Company's Registration Statement on Form S-3 (Registration No. 3-99884) filed with the Securities and Exchange Commission on November 30, 1995 and incorporated herein by reference.
(2) Included as an exhibit to the Company's Registration Statement on Form 8-A filed with the Securities and Exchange Commission on June 9, 1997 and incorporated herein by reference.
(3) Included as an exhibit to the Company's current Report on Form 8-K dated
    November   , 1997, filed with the Securities and Exchange Commission on
    August 8, 1997 and incorporated herein by reference.
(4) Included in an exhibit to the Company's Form 10-K for the year ended December 31, 1992, filed with the Securities and Exchange Commission on March 24, 1993 and incorporated herein by reference.
(5) Included as an exhibit to the Company's Registration Statement on Form S-1 (Registration No. 33-43505) filed with the Securities and Exchange Commission on October 23, 1991 and incorporated herein by reference.
(6) Included in an exhibit to the Company's Form 10-K for the year ended December 31, 1994, filed with the Securities and Exchange Commission on March 24, 1995 and incorporated herein by reference.
(7) Included as an exhibit to the Company's Registration Statement on Form S-3 (Registration No. 33-99884) filed with the Securities and Exchange Commission on November 30, 1995 and incorporated herein by reference.
(8) Included in an exhibit to the Company's Form 10-K for the year ended December 31, 1995, filed with the Securities and Exchange Commission on March 21, 1996 and incorporated herein by reference.
(9) Included as an exhibit to the Company's Form 10-K for the year ended December 31, 1996, filed with the Securities and Exchange Commission on March 27, 1997 and incorporated herein by reference.

Item 22. Undertakings.

     The undersigned Registrant hereby undertakes as follows:

     (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

     (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

     (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement;

     (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

     (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     The undersigned Registrant hereby undertakes that prior to any public reoffering of the securities registered hereunder through use of a prospectus which is part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form.

     The undersigned Registrant hereby undertakes that every prospectus: (i) that is filed pursuant to the immediately preceding paragraph, or (ii) that purports to meet the requirements of Section 10(a)(3) of the Act and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (4) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the provisions referred to in Item 20 of this registration statement, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unen-forceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

     (5) To respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11, or 13 of this Form, within one business day of receipt of such request, and to send the incorporated documents by first-class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

     (6) To supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

                                   SIGNATURES


     Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized in the City of Hampton, State of New Hampshire on the ___ day of December, 1997.


                                        Fisher Scientific International Inc.


                                        By:
                                            ------------------------------------
                                            Todd M. DuChene
                                            Vice President, General Counsel
                                            and Secretary


                               POWER OF ATTORNEY


     Each person whose signature appears below constitutes and appoints Todd M. DuChene, Kevin P. Clark, Paul M. Meister and Eric L. Press, and each of them individually without the others, as his true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments to this Registration Statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent, full power and authority to do and perform each and every act and thing requisite and necessary fully to all intents and purposes as he might or could do in person thereby ratifying and confirming all that said attorney-in-fact and agent, or his substitute, may lawfully do or cause to be done by the virtue hereof.


     Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed on its behalf by the following persons in the capacities and on the dates indicated.


            Signature                                     Title
---------------------------------   --------------------------------------------------

-------------------------------     Chairman of the Board and Director                    Date
       Michael D. Dingman                                                                      --------------------------

-------------------------------     President, Chief Executive and Director               Date
        Paul M. Montrone            (principal executive officer)                              --------------------------

-------------------------------     Senior Vice President and Chief Financial Officer     Date
         Paul M. Meister            (principal financial and accounting officer)               --------------------------

-------------------------------     Director                                              Date
        Philip E. Beekman                                                                      --------------------------

-------------------------------     Director                                              Date
          Robert A. Day                                                                        --------------------------

-------------------------------     Director                                              Date
         Gerald J. Lewis                                                                       --------------------------

 ------------------------------     Director                                              Date
    Edward A. Montgomery, Jr.                                                                  --------------------------

-------------------------------     Director                                              Date
       Thomas P. Stafford                                                                      --------------------------


                               INDEX TO EXHIBITS



EXHIBIT     DESCRIPTION
---------   ----------------------------------------------------------------------------------------------
2.1 --      Second Amended and Restated Agreement and Plan of Merger, dated as of November 14,
            1997, by and between the Company and FSI Merger Corp. (included as Annex I to the proxy statement/prospectus included in this Registration Statement).
3.1 --      Certificate of Designations of Series A Junior Participating Preferred Stock, dated June 9,
            1997.*
3.2 --      Restated Certificate of Incorporation of the Company. (1)
3.3 --      Bylaws of the Company. (4)
4.1 --      Senior Debt Securities Indenture dated as of December 18, 1995 between the Company and
            Mellon Bank, N.A., as Trustee. (1)
4.2 --      Certificate of Designations of Series A Junior Participating Preferred Stock, dated June 9,
            1997 (see Exhibit 3.1).
4.3 --      Rights Agreement dated as of June 9, 1997, between the Company and ChaseMellon
            Shareholder Services L.L.P., as Rights Agent, which includes the form of Right Certificate as
            Exhibit A and the Summary of Rights to Purchase Common Shares as Exhibit B. (2)
4.4 --      First Amendment to Rights Agreement, dated as of August 7, 1997, between the Company and ChaseMellon Shareholder Services, L.L.C. (3)
4.5 --      Commitment Letters in connection with the Transaction (included as Annex IV to the proxy statement/prospectus included in this Registration Statement).
4.6 --      Specimen Certificate of Common Stock, $.01 par value per share, of the Company. (5)
4.7 --      Restated Certificate of Incorporation of the Company (see Exhibit 3.2).
4.8 --      Bylaws of the Company (see Exhibit 3.3).
4.9 --      Senior Debt Securities Indenture, dated as of December 18, 1995 between the Company and
            Mellon Bank, N.A., as Trustee. (7)
5.1 --      Opinion of Todd M. DuChene, Esq. re: legality*
8.1 --      Opinion of Wachtell, Lipton, Rosen & Katz re: tax matters*
10.1 --     Change-of-Control Employment Agreement, dated July   , 1997 between Fisher and Michael
            D. Dingman.*
10.2 --     Change-of-Control Employment Agreement, dated July   , 1997 between Fisher and Denis
            N. Maiorani.*
10.3 --     Change-of-Control Employment Agreement, dated July   , 1997 between Fisher and Paul M.
            Meister.*
10.4 --     Change-of-Control Employment Agreement, dated July   , 1997 between Fisher and Paul M.
            Montrone.*
10.5 --     Rights Agreement dated as of June 9, 1997, between the Company and ChaseMellon
            Shareholder Services L.L.P., as Rights Agent, which includes the form of Right Certificate as
            Exhibit A and the Summary of Rights to Purchase Common Shares as Exhibit B (see Exhibit
            4.3).
10.6 --     First Amendment to Rights Agreement, dated as of August 7, 1997, between the Company and ChaseMellon Shareholder Services, L.L.C. (see Exhibit 4.4).
10.7 --     Second Amended and Restated Agreement and Plan of Merger, dated as of November 14,
            1997, by and between the Company and FSI Merger Corp. (see Exhibit 2.1).
10.8 --     Commitment Letters in connection with the Transaction (included as Annex IV to the proxy statement/prospectus included in this Registration Statement).
10.9 --     Restated Environmental Matters Agreement, dated as of February 26, 1986, as amended and restated as of July 28, 1989, among Allied-Signal Inc., The Henley Group, Inc., The
            Wheelabrator Group Inc., New Hampshire Oak, Inc. and Fisher Scientific Group Inc. (5)


10.10 --     Amended and Restated Credit Agreement dated as of February 12, 1996, amending and restating the Term Loan and Revolving Credit Agreement, dated as of October 16, 1995 among Fisher Scientific International Inc., Certain Commercial Lending Institutions and
             Toronto Dominion (Texas), Inc. (8)
10.11 --     Amendment No. 1 dated February 12, 1996 to the Term Loan Agreement, dated October 16,
             1995 among Fisher Scientific International Inc., Fisher Scientific U.K. Limited, Certain
             Commercial Lending Institutions and The Toronto Dominion Bank. (8)
10.12 --     1991 Stock Plan for Executive Employees of Fisher Scientific International Inc. and its
             Subsidiaries. (6)
10.13 --     Fisher Scientific International Inc. Retirement Plan. (4)
10.14 --     Fisher Scientific International Inc. Savings and Profit Sharing Plan. (4)
10.15 --     Fisher Scientific International Inc. Incentive Compensation Plan. (8)
10.16 --     Restricted Unit Plan for Non-Employee Directors of Fisher Scientific International Inc. (4)
10.17 --     Fisher Scientific International Inc. Deferred Compensation Plan for Non-Employee
             Directors. (4)
10.18 --     Retirement Plan for Non-Employee Directors of Fisher Scientific International Inc. (4)
10.19 --     Fisher Scientific International Inc. Long-Term Incentive Plan. (6)
10.20 --     1995 Operating Unit Stock Plan (8)
10.21 --     Employment Agreement, dated May 23, 1995, between Fisher and Michael J. Quinn. (8)
11.1 --      Statement re: Computation of Earnings per Common Share.*
12.1 --      Statements re: Computation of Ratios.*
21.1 --      List of Subsidiaries of the Company. (9)
23.1 --      Consent of Deloitte & Touche LLP.*
23.2 --      Consent of Todd M. DuChene, Esq.--(included in Exhibit 5.1).
23.3 --      Consent of Wachtell, Lipton, Rosen & Katz (included in Exhibit 8.1).
23.4 --      Consent of Lazard Freres & Co. LLC*
23.5 --      Consent of Salomon Brothers Inc*
24.1 --      Powers of attorney (included on the signature pages to this Registration Statement).
27.1 --      Financial Data Schedule.*
99.1 --      Form of Proxy Card.*
99.2 --      Form of Stock Election.*
99.3 --      Form of Eligible Employee Stock Election.*
99.4 --      Consent of Anthony J. DiNovi.*
99.5 --      Consent of David V. Harkins.*
99.6 --      Consent of Scott M. Sperling.*
99.7 --      Consent of Kent R. Weldon.*

------------
* Filed herewith
(1) Included as an exhibit to the Company's Registration Statement on Form S-3 (Registration No. 3-99884) filed with the Securities and Exchange Commission on November 30, 1995 and incorporated herein by reference.
(2) Included as an exhibit to the Company's Registration Statement on Form 8-A filed with the Securities and Exchange Commission on June 9, 1997 and incorporated herein by reference.
(3) Included as an exhibit to the Company's current Report on Form 8-K dated
    November   , 1997, filed with the Securities and Exchange Commission on
    August 8, 1997 and incorporated herein by reference.
(4) Included in an exhibit to the Company's Form 10-K for the year ended December 31, 1992, filed with the Securities and Exchange Commission on March 24, 1993 and incorporated herein by reference.
(5) Included as an exhibit to the Company's Registration Statement on Form S-1 (Registration No. 33-43505) filed with the Securities and Exchange Commission on October 23, 1991 and incorporated herein by reference.
(6) Included in an exhibit to the Company's Form 10-K for the year ended December 31, 1994, filed with the Securities and Exchange Commission on March 24, 1995 and incorporated herein by reference.
(7) Included as an exhibit to the Company's Registration Statement on Form S-3 (Registration No. 33-99884) filed with the Securities and Exchange Commission on November 30, 1995 and incorporated herein by reference.
(8) Included in an exhibit to the Company's Form 10-K for the year ended December 31, 1995, filed with the Securities and Exchange Commission on March 21, 1996 and incorporated herein by reference.
(9) Included as an exhibit to the Company's Form 10-K for the year ended December 31, 1996, filed with the Securities and Exchange Commission on March 27, 1997 and incorporated herein by reference.